                                                                   EXHIBIT 10(a)


                                                                    June 5, 1979

                                   $2,000,000

    THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING
                       AUTHORITY INDUSTRIAL REVENUE BONDS

                        (HUNT MANUFACTURING CO. PROJECT)
                                   SERIES 1979

                           MEMORANDUM OF LEGAL PAPERS

            Legal papers required for compiling the bond transcripts
                     relating to the above-mentioned bonds.

     Seven complete transcripts are to be prepared for distribution as follows:

1 - The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority")

1    - Robert N. Randall, Esq. ("Authority Counsel")

1    - Hunt Manufacturing Co. ("Hunt")

1    - Drinker Biddle & Reath ("Company Counsel")

1    - First Union National Bank of North Carolina ("Trustee")

1    - Alex. Brown & Sons ("Underwriter")

1    - Brown, Wood, Ivey, Mitchell & Petty ("Brown Wood")

     For the purpose of facilitating identification, each item should have in the upper right hand corner the item number stated below. The numbered items preceded by an asterisk have been or will be prepared, acquired or otherwise furnished by Brown Wood. All items are to be prepared on letter-size paper. All other defined terms used herein have the meanings assigned to them in the Lease Agreement dated as of June 1, 1979, between the Authority and Hunt.

*1. Certified extracts of the minutes of the meeting of the Board of Commissioners for Iredell County on March 15, 1977 evidencing the adoption. of a resolution directing the giving of notice of the intention of the County to create the Authority.

*2. Evidence of receipt of such notice by the Local Government Commission and the Department of Economic and Natural Resources.

*3. Certified extracts of the minutes of the meeting of the Board of Commissioners for Iredell County on December 6, 1977 evidencing the adoption of a resolution confirming the creation together with a copy of resolution of said Board adopted on May 3, 1977, creating the Authority.

*4. Certified extracts of the minutes of an organizational meeting of the Board of Commissioners of the Authority on October 17, 1977 evidencing:

     (a)  the election of officers of the Authority;

     (b)  the adoption of the Bylaws of the Authority; and

     (c) a resolution directing the preparation of a Notice of Formation of the Authority.

*5. Copy of the Certificate of Formation of the Authority as filed with the DNER and LGC.

*6.  Certified copy of the Bylaws of the Authority.

*7. Certified extracts of the minutes of the meeting of the Board of Commissioners of the Authority on January 5, 1979, authorizing execution of a Memorandum of Agreement with Hunt.

*8. Copy of the Memorandum of Agreement dated as of January 5, 1979, between the Authority and Hunt.

*9. Certified extracts of the minutes of the Board of Commissioners for Iredell County on February 20, 1979 evidencing the adoption of a resolution approving the Project in principle.

*10. Affidavit of an officer of the Statesville Daily Record, Inc., with printed clipping attached, evidencing publication in the STATESVILLE RECORD & LANDMARK of notice of the intention of the Authority to file an application with the Department of Commerce.

*11. Copy of the Certificate of Approval of the Project by the Secretary of the Department of Commerce pursuant to G.S. 159C-7 and of the approval of the Department of Community Development and Natural Resources.

*12. Affidavit of an official of the Statesville Daily Record, Inc., with printed clipping attached, evidencing publication in the STATESVILLE RECORD & LANDMARK of Department of Commerce approval for the Project.

*13. Certificate of the Clerk of the Superior Court, Wake County, dated March
     26, 1979 that no petition has beer. filed and no action has been commenced seeking review of the Certificate of Approval of the Department of Commerce of the Project.

*14. Certified extracts of the minutes of the meeting of the Board of Commissioners of the Authority on May 15, 1979, evidencing adoption of a resolution:

     (a)  approving, and authorizing acceptance of, the Deed and Bill of Sale;

     (b)  approving, and authorizing the execution and delivery of, the Lease;

     (c) approving, and authorizing the execution and delivery of, the Indenture;

     (d)  authorizing the issuance of the Bonds;

     (e) approving, and authorizing the execution and delivery of, the Contract of Purchase;

     (f) approving the Official Statement and ratifying the use of the Preliminary Official Statement; and

     (g)  making a tax election.

*15. Copy of letter, signed by the Chairman and the Secretary of the Authority, by which the Authority elects to qualify its bonds for the $10,000,000 exemption, with evidence of its receipt by the IRS.

*16. Certified extracts of the minutes of the meeting of the Board of Commissioners for Iredell County on May 15, 1979, evidencing adoption of a resolution approving the issuance of the Bonds pursuant to G.S. 159C-4(d).

17. Proceedings and certificate of LGC approving the issuance and sale of the Bond pursuant to G.S. 1590-6, 8 and 9.

*18. Copy of the Deed from Hunt to the Authority.

*19. Copy of the Bill of Sale from Hunt to the Authority.

*20. Executed counterpart of the Lease.

*21. Executed counterpart of the Indenture.

*22. Executed counterpart of the Guaranty.

*23. Executed counterpart of the Contract of Purchase.

24.  Copy of the Preliminary Official Statement.

25.  Signed copy of Official Statement.

26.  Opinion of counsel for the Authority:

     (a)  as to the acceptance and validity of the Deed and the Bill of Sale;

     (b) as to the execution, delivery of the Lease, the Indenture and Contract of Purchase;

     (c)  as to the lien of the Indenture;

     (d) as to the execution, issuance and delivery of the Bonds and as to the fulfillment of conditions to delivery of the Bonds; and

     (e) as to the absence of any litigation or conflicting agreements or obligations.

27.  Opinion of Company Counsel:

     (a) as to the organization, good standing, qualification to do business and power and authority of Hunt to consummate the Project;

     (b) as to the execution, delivery and approval of the Lease, the Guaranty and the Letters of Representation; and

     (c) as to the absence of any litigation. or conflicting agreements or obligations.

28.  General Certificate of Hunt including, as Exhibits:

     (a)  Bylaws; and

     (b) minutes of the Board of Directors approving and authorizing officers to execute, the Deed, the Bill of Sale, the Lease, the Guaranty, the approval of the Contract of Purchase and the Letters of Representation.

29. Certified Articles of Incorporation of Hunt together with any amendments thereto.

30. Certificates (i) of good standing of the Secretary of Commonwealth of Pennsylvania; (ii) of the Secretary of State of North Carolina as to qualification to do business and good standing in North Carolina; and (iii) of the Department of Revenue of North Carolina as to taxes.

31.  Evidence that insurance has been obtained as required of Sections 7.1 and
     7.2 of the Lease.

*32. Certificate as to estimated Completion Date.

*33. Certificate of the Chairman of the Authority designating the Authority
     Representative referred to in the Lease.

*34. Certificate of Hunt designating the Company Representative referred to in the Lease.

*35. Officers and Seal Certificate of Iredell County.

*36. General Certificate of the Authority.

*37. Non-arbitrage certificates.

38. Certificate of a Vice President of Hunt accompanied by an opinion of Company Counsel setting forth the amounts to be included in determining the face amount of the Bond for the purpose of qualifying for the $10,000,000 exemption and attesting to the accuracy of certain statements.

*39. Underwriter's receipt for the Bonds.

*40. Trustee's certificate of Delivery and Payment.

41.  Trustee's certificate acknowledging receipt of the items required by
     Section 208 of the indenture.

42.  Evidence of Trustee's authority to exercise trust powers.

*43. Opinion of Brown Wood as Bond Counsel.

44. Opinions of Brown Wood relating to the Official Statement and federal securities laws.

45.  Blue Sky Survey.

46.  Legal Investment Survey.

*47. Specimen Bond (including Certificate of Authentication).

*48. Copies of Financing Statements filed in Statesvil1e and Raleigh, North
     Carolina.

*49. Form of Requisition and Certificate.

50.  Copy of Requisition #1.

51.  Cony of Letter of Coopers & Lybrand.

52.  Copy of Check from Alex. Brown & Sons to First Union Bank of North
     Carolina.

                       THE BOARD OF COMMISSIONERS FOR THE
                          COUNTY OF IREDELL, CAROLINA

                     NOTICE OF INTENTION TO CREATE AUTHORITY

     The Board of Commissioners for the County of Iredell, North Carolina, met in regular session at the Board of Commissioners Room, County Annex Building in Statesville, North Carolina, the regular place of meeting, at 7:30 P.M., on March 15, 1977.

     Present: Chairman Dr. Robert Long presiding, and Commissioners RHYE, TILLEY, TROUTMAN, AND FEIMSTER. Absent: _____________________________________.
Also present: JOHN T. SMITH, COUNTY MANAGER, AND GEORGE W. WOOTEN, FINANCE
OFFICER


     Commissioner RHYE introduced the following resolution which was read:

          RESOLUTION DIRECTING PUBLICATION OF NOTICE OF INTENTION OF BOARD OF COMMISSIONERS TO CREATE AN INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY

     BE IT RESOLVED by the Board of Commissioners for the County of Iredell:

     Section 1. The Board of Commissioners has determined to create by resolution a political subdivision and body corporate and politic of the State of North Carolina to be known as "The Iredell County Industrial Facilities and Pollution Control Financing Authority" (the "Authority") pursuant to the provisions of Article V, Section 9 of the

Constitution of North Carolina and Chapter 159C of the General Statutes of North Carolina (the "Act").

     Section 2. In compliance with Section 159C-4(a) of the Act, the Board of Commissioners hereby directs the Clerk to file with the Department of Natural and Economic Resources of the State of North Carolina and the Local Government Commission of the State of North Carolina notice of its intention to adopt a resolution creating the Authority, which notice shall be in the form attached hereto as EXHIBIT A.

     Section 3. This resolution shall take effect upon its passage.

     Commissioner Rhye moved passage of the foregoing resolution entitled:
"RESOLUTION DIRECTING PUBLICATION OF NOTICE OF INTENTION OF BOARD 0F COMMISSIONERS TO CREATE AN INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY" and Commissioner Troutman seconded the motion, and the resolution was passed by the following vote:

     Ayes: Commissioners LONG, TROUTMAN, TILLEY, RHYE, AND FEIMSTER.

     Noes: _____________________.

     I, Alice Fortner, Clerk to the Board of Commissioners for the County of Iredell, North Carolina, DO HEREBY CERTIFY that the foregoing is a true and complete copy of so much of the proceedings of the Board of Commissioners for said County at a meeting held March 15, 1977, as relates in any way to the resolution hereinabove set forth, and that said proceedings are recorded in Minute Book No. 23 of the minutes of said Board, beginning at page 379 and ending at page 379.

     WITNESS my hand and the common seal of said County, this 15TH day of March, 1977.


                                            ------------------------------------
                       Clerk to the Board of Commissioners

                                                                       EXHIBIT A

                      NOTICE OF INTENTION OF THE BOARD OF
                    COMMISSIONERS FOR THE COUNTY OF IREDELL
                     TO CREATE AN INDUSTRIAL FACILITIES AND
                     POLLUTION CONTROL FINANCING AUTHORITY

     In accordance with the provisions of Chapter 159C of the General Statutes of North Carolina (the "Act") and particularly Section 159C-4(a) thereof, the Board of Commissioners for the County of Iredell, North Carolina hereby gives notice to the Department of Natural and Economic Resources of the State of North Carolina and the Local Government Commission of North Carolina of its intention to adopt a resolution creating "The Iredell County Industrial Facilities and Pollution Control Financing Authority" pursuant to the provisions of the Act.

                                            BOARD OF COMMISSIONERS FOR THE
                                            COUNTY OF IREDELL

                                            ------------------------------------
                       Clerk to the Board of Commissioners


Received on ________________, 1977.

______________________________________ [DNER or LGC]

By: ______________________________________

Title: ___________________________________

                      NOTICE OF INTENTION OF THE BOARD OF
                    COMMISSIONERS FOR THE COUNTY OF IREDELL
                     TO CREATE AN INDUSTRIAL FACILITIES AND
                     POLLUTION CONTROL FINANCING AUTHORITY

     In accordance with the provisions of Chapter 1590 of the General Statutes of North Carolina (the "Act") and particularly Section 159C-4(a) thereof, the Board of Commissioners for the County of Iredell, North Carolina hereby gives notice to the Department of Natural and Economic Resources of the State of North Carolina and the Local Government Commission of North Carolina of its intention to adopt a resolution creating "The Iredell County Industrial Facilities and Pollution Control Financing Authority" pursuant to the provisions of the Act.

                                            BOARD OF COMMISSIONERS FOR THE
                                            COUNTY OF IREDELL

                                            ------------------------------------
                       Clerk to the Board of Commissioners


Received on MARCH 17, 1977.


LOCAL GOVERNMENT COMMISSION

By:  JOHN D. FOUST

Title:  SECRETARY

                      NOTICE OF INTENTION OF THE BOARD OF
                    COMMISSIONERS FOR THE COUNTY OF IREDELL
                     TO CREATE AN INDUSTRIAL FACILITIES AND
                     POLLUTION CONTROL FINANCING AUTHORITY

     In accordance with the provisions of Chapter 159C of the General Statutes of North Carolina (the "Act") and particularly Section 159C-4(a) thereof, the Board of Commissioners for the County of Iredell, North Carolina hereby gives notice to the Department of Natural and Economic Resources of the State of North Carolina and the Local Government Commission of North Carolina of its intention to adopt a resolution creating "The Iredell County Industrial Facilities and Pollution Control Financing Authority" pursuant to the provisions of the Act.

                                            BOARD OF COMMISSIONERS FOR THE
                                            COUNTY OF IREDELL

                                            ------------------------------------
                       Clerk to the Board of Commissioners


Received on MARCH 17, 1977.


DEPARTMENT OF NATURAL AND ECONOMIC RESOURCES

By: ______________________________________

Title: ___________________________________

                           THE BOARD OF COMMISSIONERS
                                       FOR
                      THE COUNTY OF IREDELL, NORTH CAROLINA

                              CREATION OF AUTHORITY

     The Board of Commissioners for the County of Iredell, North Carolina, met in regular session at the Board of Commissioners Room County Annex Building in Statesville, North Carolina, the regular place of meeting, at 7:30 o'clock P.M., December 6, 1977.

     Present: Chairman Johnnie M. Tilley, presiding, and Commissioners LONG, TROUTMAN, RHYE, AND FEIMSTER

     Absent: None

     Also present: William R. Pope, County Attorney, GEORGE W. WOOTEN, FINANCE DIRECTOR

     Commissioner Tilley introduced the following resolution which was read:

                                RESOLUTION 77- 34

RESOLUTION AMENDING RESOLUTION 77-21 ADOPTED ON MAY 3, 1977 CREATING THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY AND CONFIRMING THE CREATION OF, AND THE APPOINTMENT OF THE COMMISSIONERS TO, THE AUTHORITY.

     WHEREAS, on May 3, 1977 the Board of Commissioners of Iredell County (the "Board") adopted Resolution 77-21 creating, pursuant to Chapter 159C of the General Statutes of North Carolina as then in effect (the "Act"), The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority"); and

     WHEREAS, on May 3, 1977, May 24, 1977, June 27, 1977, and August 2, 1977
and September 27, 1977, the Board appointed the commissioners of the Authority, and

     WHEREAS, certain procedural and typographical errors occurred in the proceedings of the Board creating the Authority and appointing the commissioners thereof; and

     WHEREAS, the Board has determined to amend and ratify Resolution 77-21 and thereby confirm the creation of, and the appointment of the commissioners to, the Authority, now, therefore,

     BE IT RESOLVED by the Board of Commissioners for the County of Iredell:

     Section 1. Resolution 77-21 of the Board, adopted on May 3, 1977, creating the Authority and the proceedings of the Board taken on May 3, 1977, May 24, 1977, June 27, 1977, August 2, 1977 and September 27, 1977 appointing the commissioners to the Authority are hereby consolidated and amended to read as follows:

                     RESOLUTION CREATING THE IREDELL COUNTY
                     INDUSTRIAL FACILITIES AND POLLUTION
                     CONTROL FINANCING AUTHORITY.

     WHEREAS, it has been determined by the Board of County Commissioners of Iredell County, North Carolina, that there exists an urgent need to promote the right to gainful employment opportunity, private industry, the prevention and control of the pollution of the air, LAND AND WATERS OF THE STATE of North Carolina, and THE SAFETY, MORALS AND HEALTH OF THE people of the state of North Carolina, and thereby promote the general welfare of the people of the state of North Carolina; and

     WHEREAS, the Industrial and Pollution Control Facilities Financing Act, Chapter 159C of the General Statutes of North Carolina (1975) (the "Act"), which was enacted by the General Assembly of North Carolina, authorizes the governing body of each county in the state of North Carolina to create authorities within each such county; and

     WHEREAS, the Board of County Commissioners of Iredell County, North Carolina, after thorough investigation, has determined that it is desirable and necessary that The Iredell County Industrial Facilities and Pollution Control Financing Authority be created immediately in order to fulfill the present needs expressed herein; and

     WHEREAS, notice of its intention to adopt this resolution has been filed with the Department of Natural and Economic Resources and the Local Government Commission, and at least thirty days have elapsed since such notices were received, as required by the Act, now, therefore,

     BE IT RESOLVED by the Board of Commissioners for the

County of Iredell:

     Section 1. There is hereby authorized and created under and pursuant to the Act a political subdivision and body corporate and politic of the State of North Carolina known as "The Iredell County Industrial Facilities and Pollution Control Financing Authority."

     Section 2. In furtherance of the foregoing purposes, the Authority shall have all powers granted by the Act, as the same may be from time to time amended, and such other powers as are now, or hereafter may be, conferred by law upon an authority created for the purposes hereinabove set forth or necessary or incidental to the powers so conferred or conducive to the furtherance thereof.

     Section 3. The names, addresses and terms of office of the first members of the Board of Commissioners of the Authority are, respectively, as follows:

                                                           Expiration of term
     Name                 Address                              of office
     ----                 -------                              ---------

1.   Alfred Levan         Route 2, Box 385-B                  May 3, 1978
                          Statesville, NC 28677

2.   Albert White         202 South Oak Street                May 3, 1978
                          Statesville, NC 28677

3.   Martha C. Dobson     Route 2, Box 321
                          Statesville, NC 28677               May 3, 1980

4.   Howard Stamey        Route 6
                          Statesville, NC 28677               May 3, 1980

5.   Frank Furches        144 Park Terrace                    May 3, 1982
                          Statesville, NC 28677

6.   Rick Dagenhart       P. O. Box 1064                      May 3, 1982
                          Statesville, NC 28677

7.   J. D. Chamberlain    414 Glenwood Drive                  May 3, 1982
                          Mooresville, NC 28115

     Each of the above-named Commissioners is a qualified elector and resident of Iredell County, and each shall continue in office for the term expiring on the date set opposite his name or until his successor shall be duly appointed and qualified. Each of the above-named Commissioners and their successors will serve at the pleasure of the Board of Commissioners for the County of Iredell and may be removed, with or without cause, by the Board of Commissioners for the County of Iredell.

     None of the above-named Commissioners is an officer or employee of the State of North Carolina or any political subdivision thereof or any agency of either.

     Section 4. Each of the Commissioners herein appointed, before entering upon his duties, shall take and subscribe to an oath to execute the duties of his office faithfully and impartially, and a record of each such oath shall be filed with the Board of Commissioners for the County of Iredell and entered upon the minutes of the next regular meeting.

     Section 5. All legal matters and proceedings for the Authority shall be conducted under the supervision and direction of the County Attorney for Iredell County.

     Section 6. The Clerk of the Board of Commissioners of Iredell County is hereby directed to deliver a certified copy of this resolution to each Commissioner of the Authority and to fix a time and place for a first and organizational meeting of the Commissioners of the Authority, not later than twenty calendar days from the date of this resolution, for the purpose of (i) administering oaths to the Commissioners of the Authority hereby appointed, (ii) forming the Authority, (iii) electing officers for the Authority, which must include a chairman, vice-chairman, treasurer, secretary, and assistant secretary, (iv) adopting bylaws, and (v) authorizing the secretary or assistant secretary of the Authority to send notices of creation of the Authority to the Department of Natural and Economic Resources of the State of North Carolina and the Local Government Commission of North Carolina pursuant to Section 159C-4(f) of the Act.

     Section 7. The effective date of this resolution shall be May 3, 1977.

     Section 2. The organizational meeting of the Authority, and the proceedings of the Authority then taken in connection with the election of its officers, the adoption of its by-laws and the adoption of a resolution directing that notice be given of the formation of the Authority, are hereby approved, confirmed and ratified.

     Section 3. This resolution shall take effect immediately upon its passage.

     Commissioner Rhye moved the passage of the foregoing resolution entitled:
"RESOLUTION AMENDING RESOLUTION 77-21 ADOPTED ON MAY 3, 1977 CREATING THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY AND CONFIRMING THE CREATION OF, AND THE APPOINTMENT OF THE COMMISSIONERS T0, THE AUTHORITY," and the resolution was passed by the following vote:

     Ayes: Commissioners Rhye, Tilley, Feimster, Troutman, and Long

     Noes: None

                                  * * * * * *


     I, Alice Fortner, Clerk to the Board of Commissioners for the County of Iredell, North Carolina, DO HEREBY CERTIFY that the foregoing is a true and complete copy of so much of the proceedings of the Board of Commissioners for said County at a meeting held December 6, 1977, as relates in any way to the resolution hereinabove set forth, and that said proceedings are recorded in Minute Book No. I of the minutes of said Board, beginning at page 210 and ending at page 215.

     WITNESS my hand and the common seal of said County, this 7th day of December, 1977.

                       Clerk to the Board of Commissioners

SEAL

                                 IREDELL COUNTY

                        Statesville, North Carolina 28677

                             ADMINISTRATIVE OFFICES

RESOLUTION 77-21

     WHEREAS, it has been determined by the Board of County Commissioners of Iredell County, North Carolina, that there exists an urgent need to promote the right to gainful employment opportunity, private industry, the prevention and control of the pollution of the air, land and waters of the State of North Carolina, and the safety, morals and health of the people of the State of North Carolina, and thereby promote the general welfare of the people of the State of North Carolina; and

     WHEREAS, the Industrial and Pollution Control Facilities Financing Act, N.
C. Gen. Stat. 153C (1975), which was enacted by the General Assembly of North Carolina, authorizes the governing body of each county in the State of North Carolina to create Authorities within each such county; and

     WHEREAS, the Board of County Commissioners of Iredell County, North Carolina, after thorough investigation, has determined that it is desirable and necessary that the Iredell County Industrial Facilities and Pollution Control Financing Authority be created immediately in order to fulfill the present needs expressed herein; and

     WHEREAS, notice of our intention to adopt this resolution has been filed with the Department of Natural and Economic Resources and the Local Government Commission as required by the Industrial and Pollution Control Facilities Financing Act;





                                BOOK 23 PAGE 411

2

                                Book 23 PAGE 412


     NOW, THEREFORE, BE IT RESOLVED by the Board of County Commissioners of Iredell County, North Carolina, and it is hereby resolved by the authority of the same, that there be and there is hereby determined and declared to be a pressing, existing and future need for an Authority (as more fully described and defined in the Industrial and Pollution Control Facilities Financing Act) to function in Iredell County, North Carolina, to promote the right to gainful employment opportunity, private, industry, the prevention and control of the pollution of the air, land and waters of the State of North Carolina and the safety, morals and health of the people of the State of North Carolina, and thereby promote the general welfare of the people of the State of North Carolina.

     BE IT FURTHER RESOLVED, by the aforesaid authority, that there be and there is hereby created in Iredell County, North Carolina, a political subdivision and body corporate and politic of the State of North Carolina known as "The Iredell County Industrial Facilities and Pollution Control Financing Authority" pursuant to the Industrial and Pollution Control Facilities Financing Act and particularly Section 159 C-4 thereof.

      BE IT FURTHER RESOLVED, by the aforesaid authority, that there be and there are hereby appointed as members of the first Board of Commissioners of the Iredell County Industrial Facilities and Pollution Control Financing Authority the following named persons, each of whom is a qualified elector and resident of Iredell County and none of whom is an officer or employee of the State of North Carolina or any political

                                                                         Page 60
3

subdivision or any agency of either of them:

    __________________________________________________________________   2 years
    __________________________________________________________________   2 years
    __________________________________________________________________   4 years
    __________________________________________________________________   4 years
    __________________________________________________________________   6 years
    __________________________________________________________________   6 years
    __________________________________________________________________   6 years

     BE IT FURTHER RESOLVED, by the aforesaid authority that the commencing date with the date of adoption of this resolution by the Board of Commissioners of Iredell County, each of said persons named as commissioners above shall serve in such capacity of the number of years set forth opposite their respective names, and if at the end of any term of office of any commissioner, a successor thereto shall not have been appointed, then the commissioner whose term of office shall have expired shall continue to hold office until his successor shall be so appointed.

     BE IT FURTHER RESOLVED, by the aforesaid authority, that the Board of Commissioners of the Authority hereinbefore appointed shall organize itself, carry out its duties and responsibilities and exercise its powers and prerogatives in accordance with the terms and provisions of the Industrial and Pollution Control Facilities Financing Act as it now exists and as it might hereafter be amended or modified.

     BE IT FURTHER RESOLVED, by the aforesaid authority, that the Secretary of the Iredell County Industrial Facilities and Pollution Control Financing Authority shall furnish


                                BOOK 23 PAGE 413

4

                                BOOK 23 PAGE 414

immediately to the Department of Natural and Economic Resources, and the Local Government Commission a certified copy of this resolution, a list of its commissioners and its officers, and a description of any projects that are under consideration. by the Authority in compliance with the mandate set forth in
Section 159 C-4(f) of the Industrial and Pollution Control Facilities Financing Act.

     BE IT FURTHER RESOLVED, by the aforesaid authority, that any and all resolutions in conflict with this resolution be and the same are hereby repealed.

     BE IT FURTHER RESOLVED, by the aforesaid authority, that this resolution shall be effective immediately upon its adoption by the Board of County Commissioners of Iredell County, North Carolina, and from and after such adoption the Iredell County Industrial Facilities and Pollution Control Financing Authority shall be deemed to be fully created.

     Adopted and approved this 3rd day of May, 1977.


                                   BOARD OF COMMISSIONERS OF IREDELL COUNTY

                                   ________________________________________
                                   Robert Long, D. D. S., Chairman

ATTEST:

________________________________________
Clerk

SEAL

                    THE IREDELL COUNTY INDUSTRIAL FACILITIES
                   AND POLLUTION CONTROL FINANCING AUTHORITY

                             ORGANIZATIONAL MEETING

     The Board of Commissioners of The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") met for the purpose of organizing the Authority on OCTOBER 17, 1977, at TWO o'clock P.M., at COMMISSIONERS ROOM, Statesville, North Carolina.

     Present: Commissioners Rick Dagenhart, Martha C. Dobson, H. M. Stamey, J.
D. Chamberlain, Frank W. Furches, Albert White

     Absent: Alfred Levan

     Also Present: WILLIAM R. POPE, COUNTY ATTORNEY; ALICE T. Fortner, Clerk to Board

                                  * * * * * *

     Alice Fortner, Clerk to the Board of Commissioners for the County of Iredell announced that The Iredell County Industrial Facilities and Pollution Financing Authority had been created by resolution adopted by the Board of Commissioners for Iredell County on May 3, 1977 and that the following persons have been appointed as members of the Board of Commissioners for the Authority, each of whom shall continue in office for the term expiring on the date set opposite his name or until his successor shall be duly appointed and qualified:

                                                        Expiration of term
Name                       Address                          of office
----                       -------                          ---------

Rick Dagenhart       P.O. Box 1064, Statesville,           May 3, 1983
                     NC 28677

Frank W. Furches     144 Park Terrace,                     May 3, 1983
                     Statesville, NC 28677

J. D. Chamberlain    414 Glenwood Drive                    May 3, 1983
                     Mooresville, NC 28115

Martha C. Dobson     Route 2, Box 321                      May 3, 1981
                     Statesville, NC 28677

H. M. Stamey         Route 6, Statesville, NC 28677        May 3, 1981

Alfred Levan         Route 2, Box 385-B                    May 3, 1979
                     Statesville, NC 28677

Albert White         202 S. Oak Street                     May 3, 1979
                     Statesville, NC 28677

     Rex Jenkins, Assistant Clerk of Superior Court, Iredell County, North Carolina had previously administered an oath of office to each of the foregoing members of the Board of Commissioners of the Authority that such member will execute the duties of his office faithfully and impartially. The Clerk announced that a record of each such oath was made for filing with the Board of Commissioners for the County of Iredell and entering in its minutes.

     The Clerk further announced that the meeting would proceed with the election of a Chairman, Vice Chairman, Treasurer, Secretary and Assistant Secretary, the adoption of bylaws for the regulation of the affairs and the conduct of the business of the Authority, and the disposition of such other matters as might properly be brought before the meeting.

     Upon motion of Commissioner Chamberlain seconded by Commissioner Furches, Commissioner Dagenhart was nominated for the office of Chairman. There being no further nominations, the motion was put to a vote and was adopted by the following vote:

     Ayes: Commissioners Furches, Chamberlain, Dobson, Stamey, White.

     Noes: None.

     Not Voting: Commissioners Dagenhart.

     Commissioners Dagenhart, Chairman presided for the remainder or the meeting.

     Upon motion of Commissioner Stamey, seconded by Commissioner Chamberlain, Commissioner Levan, was nominated for the office of vice chairman. There being no further nominations the motion was put to a vote and was adapted by the following vote:

     Ayes: Commissioner Dobson, Stamey, Chamberlain, Furches, White, Dagenhart.

     Noes: None.

     Not voting: Commissioner None.

     Upon motion of Commissioner Stamey, seconded by Commissioner Furches, Commissioner Chamberlain was nominated for the office of Treasurer. There being no further nominations, the motion. was put to a vote and was adopted by the following vote:

     Ayes: Commissioners Dagenhart, Dobson, Stamey, Furches, White.

     Noes: None.

     Not voting: Commissioner Chamberlain.

     Upon motion of Commissioner Furches, seconded by was Commissioner Dobson, Alice Fortner nominated for the office of Secretary. There being no further nominations, the motion was put to vote and was adopted by the following vote:

     Ayes: Commissioners Dagenhart, Furches, Chamberlain, Dobson, Stamey, White.

     Noes: None.

     Not voting: Commissioner NONE.

     Upon motion of Commissioner Stamey, seconded by Commissioner Chamberlain Dobson was nominated for the office of Assistant Secretary. There being no further nominations, the notion was out to a vote and was a adopted by the following vote:

     Ayes: Commissioners Dagenhart, Furches, Chamberlain, Stamey, White.

     Noes: None.

     Not voting Commissioner Dobson.

     The Chairman presented a draft of proposed bylaws for the Authority which was read in full. Commissioner Stamey moved that the bylaws be adopted as read and incorporated the minutes of this meeting, which motion was seconded by Commissioner Dobson. The motion was put to a vote and was adopted by the following vote:

     Ayes: Commissioners Dagenhart, Furches, Chamberlain, Dobson, Stamey, White.

     Noes: None.

     The bylaws as herein authorized and approved are attached hereto as Exhibit A.

     Thereupon Commissioner Dagenhart introduced the following resolution which was read:

                      RESOLUTION DIRECTING PREPARATION OF
                              A NOTICE OF FORMATION

     BE IT RESOLVED by the Board of Commissioners of The Iredell County Industrial Facilities and Pollution Control Financing Authority that the Secretary of the Authority is hereby directed to prepare a written notice of formation to be submitted on behalf of the Authority to the Department of Natural and Economic Resources of the State of North Carolina and the Local Government Commission of North Carolina pursuant to G.S. 159C-4(f) within 5 days from the date of this meeting.

     Commissioner Chamberlain moved the passage of foregoing resolution entitled: "RESOLUTION DIRECTING PREPARATION OF A NOTICE OF FORMATION" and Commissioner H. M. Stamey seconded the motion, and the resolution was passed by the following vote:

     Ayes: Commissioners Dagenhart, Furches, Chamber, Dobson, Stamey, White.

     Noes: None.

     I, Alice Fortner Secretary of the Board of Commissioners of The Iredell County Industrial Facilities and Pollution Control Financing Authority DO HEREBY CERTIFY

                                       5.

that the foregoing is a true and complete copy of the proceedings of the Board of Commissioners of the Authority 8t a meeting held October 17, 1977, and that said proceedings are recorded in Minute Book No. l of the minutes of said Board, beginning at page 1 and ending at page 6.

     WITNESS my hand and the official seal of the Authority this 17th day of OCTOBER, 1977.

                                              Secretary


[SEAL]



                                       6.

                          THE IREDELL COUNTY INDUSTRIAL
                        FACILITIES AND POLLUTION CONTROL
                               FINANCING AUTHORITY

                            CERTIFICATE OF FORMATION

     The undersigned Secretary of The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") DOES HEREBY CERTIFY pursuant to the provisions of G.S. 159C-4(f) that:

     (a) The Authority has been duly and validly formed as authorized by resolution of the Board of Commissioners for the County of Iredell and a certified copy of the minutes, showing the adoption and a list of the Commissioners of the Authority, is attached hereto as Exhibit 1;

     (b) Attached hereto as Exhibit 2 is a certified copy of the minutes of the organizational meeting of the Authority, showing a list of the officers of the Authority; and

     (c) Attached hereto as Exhibit 3 is a description of any and all projects under consideration by the Authority.

     WITNESS my hand and the official seal of the Authority, this lath day of October 1977.

                                             Secretary


[Seal]

                                     [SEAL]
                                 IREDELL COUNTY
                       Statesville, North Carolina 28677

                             ADMINISTRATIVE OFFICES

                                October 17, 1977

Exhibit 3

At the present time, there are no projects under consideration by the Authority.


                                                              Secretary

                                                              (6)

                            CERTIFICATION OF BY-LAWS

     I, the undersigned Secretary of The Iredell County Industrial Facilities and Pollution Control Financing Authority, hereby certify that the attached four pages constitute a true, correct and complete copy of the By-Laws of said Authority.

     WITNESS my official signature and the corporate seal of The Iredell County Industrial Facilities and Pollution Control Financing Authority this 5th day of June, 1979.




(Seal)

                                   EXHIBIT A

                                   BYLAWS OF
                    THE IREDELL COUNTY INDUSTRIAL FACILITIES
                   AND POLLUTION CONTROL FINANCING AUTHORITY

                                   ARTICLE I

                                    OFFICES

     1. The principal office of the Authority shall be in the City of Statesville, North Carolina, at such particular place as shall be fixed from time to time by resolution of the Authority.

     2. The permanent mailing address for purposes of all notices and correspondence is PO BOX 803, STATESVILLE, NC 28677

     3. Except as otherwise required by resolution of the Authority, or as the business of the Authority may require, all of the books and records of the Authority shall be kept at the office to be designated as hereinabove provided.

                                   ARTICLE II

                            MEETINGS OF THE AUTHORITY

     1. Meetings of the Authority may be called by the Chairman, or in his absence from the State of North Carolina or incapacity, by the Vice Chairman, for such time and at such place in the State of North Carolina as may be specified in the call, upon twenty-four hours' written notice. Meetings of the Authority may be held at any time without notice, provided all members of the Authority are present or those not present have waived notice thereof. Such meetings may be held at such times and places as the notice thereof or waiver may specify. Any business of the Authority may be considered and acted upon at any such meeting.

     2. At all meetings of the Authority the following order of business shall be observed, as far as consistent with the purpose of the meeting:

     i.   Reading and approval of the minutes of the preceding meeting.

     ii.  Reports of officers.

     iii. Reports of committees.

     iv.  Unfinished business.

     v.   New business.

     3. The vote on the adoption of every resolution shall be by ayes and noes, and the names of the members of voting for and against the resolution shall be entered upon the minutes of the meeting.

                                   ARTICLE III

                                    OFFICERS

     1. The officers of the Authority shall be a Chairman, a Vice Chairman, a Treasurer, a Secretary and an Assistant Secretary. The Chairman, Vice Chairman, Treasurer, Secretary and Assistant Secretary shall hold such offices until May 3 of the following year and until the election of their successors.

     2. The Chairman shall be the chief executive of the Authority and shall preside at all meetings of the Authority. Unless some other person is thereunto specifically authorized by vote of the Authority, the Chairman shall sign all contracts and other instruments to be executed on behalf of the Authority. He shall perform all the duties commonly incident to this office, and shall perform such duties and have such other powers as the Authority may from time to time designate.

     3. The Vice Chairman shall perform the duties and have the powers of the Chairman during the absence or incapacity of the Chairman. He shall then perform all the duties commonly incident to the office of Chairman, and shall perform such other duties and have such other powers as the Authority may from time to time designate.

     4. Subject to the provisions of any trust. agreement or resolution securing revenue bonds of the Authority, the Treasurer shall have the care and custody of the funds of the Authority and shall have and exercise, under the supervision of the Authority, all the powers and duties commonly incident to the office of treasurer.



                                      A-2.

     5. The Secretary shall attend all meetings of the Authority and act as secretary or clerk thereof; he shall record all votes and keep accurate records of all proceedings at such meetings in a minute book to be kept for that purpose, which shall be open at all reasonable times to the inspection of any member. The Secretary shall cause notice to be given of all meetings of the Authority as required by law or by these Bylaws; he shall keep in safe custody the official seal to all papers authorized to be executed by the Authority requiring such seal to be affixed. He shall have authority to cause copies to be made of all minutes and other records and documents of the Authority and to give certificates under the official seal of the Authority to the effect that such copies are true copies, and all persons dealing with the Authority may rely upon such certificates.

     He shall perform all the duties commonly incidently office of secretary or clerk and shall perform such other duties and have such other powers as the Authority from to time may designate.

     6. The Assistant Secretary shall perform the duties and have the powers of the Secretary during the absence or incapacity of the Secretary. He shall then perform all the duties commonly incident to the office of Secretary, shall perform such other duties and have such other powers as the Authority may from time to time designate.

     7. In addition to the officers above-mentioned, Authority may provide for such deputies assistants and other officers as it may deem necessary from time to time, who shall perform such duties and have such powers as the Authority may designate

     8. All legal matters and proceedings for the Authority shall be conducted under the supervision and direction of the County Attorney for Iredell County.

                                   ARTICLE IV

                                  OFFICIAL SEAL

     The official seal of the Authority shall consist of the embossed impression of a circular metallic disc containing the words "THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY, N.C.", and the Secretary shall secure such seal and cause an impression thereof to be made on the margin of the minutes containing this Article.




                                      A-3.

                                   ARTICLE V
                                  NET EARNINGS

     Any net earnings of the Authority (beyond that necessary for retirement the revenue bonds of the Authority) of any other person the Authority) may not inure to the benefit of any other person than the Authority.

                                   ARTICLE VI

     Except, as otherwise provided by law, these Bylaws may be amended, added to, altered or repealed in whole or in part by the Authority at any meeting of the Authority, provided that notice of the proposed amendment, addition, alteration or repeal is given in the notice of such meeting, or that all members of Authority are present at such meeting.

                                                                             (7)

     The Iredell County Industrial Facilities and Pollution Control Financing Authority met at the City Club in Statesville, North Carolina at 12 o'clock noon, on January 5, 1979.

     Present: Chairman Rick Dagenhart, presiding, and Commissioners Stamey, Troutman, Chamberlain, Levan, James and White.

     Absent: NONE.

     Also present: Robert N. Randall, County Attorney.


                                   * * * * *

     RICK DAGENHART, Chairman, announced that the Authority had been requested by Hunt Manufacturing Co. to agree to provide financing for the cost of purchasing an existing manufacturing building of approximately 170,000 square feet and the site thereof of approximately 13 acres near Statesville, in Iredell County, or of acquiring a comparable site in Iredell County and constructing thereon a comparable industrial building, and, in either case, of equipping the same with light manufacturing machinery, including paper converting machinery and related equipment, that bond counsel for the Authority had prepared and distributed such an agreement, that counsel to the Authority had reviewed the agreement, that the Company had executed the agreement and had requested that the Authority approve and execute the agreement, and that he believed that it was in order for the Authority to approve the proposed agreement and authorize its officers to execute the same.

      Thereupon, Commissioner CHAMBERLAIN introduced the following resolution which was read:

     RESOLUTION AUTHORIZING EXECUTION OF AN AGREEMENT WITH HUNT MANUFACTURING C0. RELATING TO THE FINANCING OF AN INDUSTRIAL AND MANUFACTURING PROJECT IN IREDELL COUNTY, NORTH CAROLINA AND AUTHORIZING THE ISSUANCE OF NOT EXCEEDING $2,000,000 BONDS OF THE AUTHORITY THEREFOR.

     BE IT RESOLVED by The Iredell County Industrial Facilities and Pollution Control Financing Authority as follows:

     Section 1. The proposed Memorandum of Agreement relating to the financing of an industrial and manufacturing project (the "Project") for Hunt Manufacturing Co. in Iredell County, North Carolina is hereby approved in the form of that presented at this meeting and attached hereto as Exhibit A, and the Chairman or Vice Chairman of the Board of Commissioners and the Secretary or the Assistant Secretary of the Authority are hereby authorized to execute and deliver five counterparts of such Memorandum of Agreement for and on behalf of the Authority.

     Section 2. The Authority hereby agrees to issue, subject to the terms and in accordance with provisions of Chapter 159C of the General Statutes of North Carolina, as amended, not exceeding $2,000,000 of its bonds to pay all or a portion of the cost of the Project, all as set forth in




                                       2.

the Memorandum of Agreement.

     Section 3. This resolution shall take effect upon its passage.

     Thereupon, on the motion of Commissioner CHAMBERLAIN seconded by Commissioner LEVAN, the foregoing resolution was passed by the following vote:

     Ayes: DAGENHART, STAMEY, TROUTMAN, CHAMBERLAIN, LEVAN, JAMES, AND WHITE.

     Noes: NONE.

                                   * * * * *

     I, Robert Randall, Assistant Secretary of The Iredell County Industrial Facilities and Pollution Control Financing Authority and keeper of the official minutes thereof, DO HEREBY CERTIFY that the foregoing is a true copy of certain of the proceedings of the Board of Commissioners of the Authority taken at a meeting held on January 5, 1979 and is a complete copy of so much of the recorded minutes of said meeting as relates in any way to the passage of the resolution hereinabove set forth.

     I DO HEREBY FURTHER CERTIFY that, pursuant to Article II of the Bylaws of the Authority, I gave ail members of the Authority written notice of said meeting not less than twenty-four hours prior to 12 o'clock noon, January 5, 1979, and that, at least forty-eight hours before said meeting, posted such notice on the principal bulletin board or at the door of the



                                       3.

usual meeting room of the Authority and mailed or delivered such notice to each newspaper, wire service, radio station and television station that had filed with me a written request for notice pursuant to G.S. 143-318.8.

     WITNESS my hand and the official seal of The Iredell County Industrial Facilities and Pollution Control Financing Authority this 5th day of January, 1979.

                                          Assistant Secretary


(Seal)

                                       4.

                                                                             (8)

                            MEMORANDUM OF AGREEMENT

     This MEMORANDUM OF AGREEMENT is between The Iredell County Industrial Facilities and Pollution Control Financing Authority, a political subdivision and body corporate and politic of the State of North Carolina (the "Authority"), and Hunt Manufacturing Co., a Pennsylvania corporation qualified to do business in the State of North Carolina (the "Company").

     1. PRELIMINARY STATEMENT. Among the matters of mutual inducement and reliance which have resulted in the execution of this Memorandum of Agreement are the following:

          (a) The Authority is a political sub division and body corporate and politic of the State of North Carolina duly created pursuant to the provisions of Article V, Section 9 of the Constitution of North Carolina and Chapter 159C of the General Statutes of North Carolina (the "Act") and is a political subdivision of a state within the meaning of Section 103(a)(1) of the Internal Revenue Code of 1954, as amended (the "Code"), or a constituted authority authorized to issue obligations for and on behalf of such a political subdivision, all within the meaning of the applicable regulations under the Code.

          (b) The Company proposes to buy an existing manufacturing building of approximately 170,000 square feet and the site thereof of approximately 13 acres near Statesville in Iredell County, or to acquire a comparable site in Iredell County and construct thereon a comparable industrial building, and, in either case, to equip the same with light manufacturing machinery, including paper converting machinery and related equipment (the building and the site thereof and the equipment to be installed therein being herein called collectively the "Project").

          (c) The Company expects that the Project will cost approximately $2,000,000 inclusive of interest during the period of construction, underwriting discount or commissions, if any, and legal, accounting, financing and printing expenses.

          (d) The Company estimates that the Project will create employment for approximately 100 persons in Iredell County and the surrounding area.

          (e) The Company expects to pay an average weekly manufacturing wage in excess of the average weekly manufacturing wage in the County.



                                       2.

          (f) The Company has requested the Authority to enter into this Memorandum of Agreement for the purpose of declaring the Authority's intention to provide financing to pay all or a portion of the cost of the Project.

          (g) The Company has represented that neither it nor any affiliate has financed the Project, that neither acquisition, construction nor installation of the Project has yet commenced and that it is essential that the Company let contracts in connection with the acquisition, construction and installation of the Project immediately.

          (h) This Memorandum of Agreement is entered into to induce the Company to proceed with the necessary plans for the Project and to incur costs in connection with various phases of the Project (including plant acquisition or construction, and the cost of the acquisition and installation of the equipment and related expenses) and to assure the Company, prior to the issuance of bonds of the Authority, that the Authority will, in accordance with and subject to the provisions of the Act, issue bonds to cover costs so incurred by the Company in connection with the Project, including such costs incurred by the Company prior to the issuance of the bonds.



                                       3.

          (i) The Company proposes that the Authority agree to issue its bonds under the Act in an aggregate principal amount sufficient to pay all or a portion of the cost of the Project, such bonds to be secured by the obligation of the Company to pay the debt service thereon and by virtue of the provisions of Section 103(b)(6) (A) or (D) of the Code, as now existing or hereafter amended, to be exempt from Federal income taxation.

          (j) The Authority has determined, based upon representations made by the Company and without any independent investigation having been made by the Authority, that the acquisition, construction and installation ("Acquisition") of the Project by the Company and the financing of all or a portion of the cost of the Project by the Authority will be in furtherance of the purpose of the Act in that it will induce the Company to acquire an existing manufacturing plant in, or to locate a new manufacturing plant in North Carolina and will thereby aid in alleviating unemployment and raising below average manufacturing wages in Iredell County inasmuch as the Project will provide new job opportunities and pay better wages than those prevalent in Iredell County.



                                       4.

     2. UNDERTAKINGS ON THE PART OF THE AUTHORITY.

     In accordance with and subject to the limitations of the Act, the Authority agrees as follows:

            (a) That it will authorize the issuance and sale of one or more issues of its revenue bonds, pursuant to the terms of the Act as then in force, in an aggregate principal amount not exceeding $2,000,000 for the purpose of paying all or a portion of the cost of the Project.

          (b) That it will, at the proper time, and subject in all respects to the prior advice, consent and approval of the Company, submit applications, adopt such proceedings and authorize the execution of such documents as may be necessary and advisable for the authorization, sale and issuance of its bonds and the Acquisition of the Project, all as shall be authorized by the Act and mutually satisfactory to the Authority and the Company.




                                       5.

     The bonds shall not be deemed to constitute a debt or a pledge of the faith and credit of the State of North Carolina or any political subdivision or agency thereof, but such bonds shall be payable solely from the payments to be provided (directly or indirectly) by the Company. The bonds issued shall be in such aggregate principal amount, shall bear interest at such rate or rates, shall be payable at such times and places, shall be in such forms and denominations, shall be sold in such manner and at such time or times, shall have such provisions for redemption, shall be executed, and shall be secured as hereafter may be requested by the Company and fixed by the Authority, all on terms mutually satisfactory to the Authority and the Company.

     3. UNDERTAKINGS ON THE PART OF THE COMPANY. Subject to the conditions hereinabove and hereinafter stated, the Company agrees as follows:


          (a) That it will generally arrange for, manage and carry out the Acquisition of the Project for and on behalf of the Authority.



                                       6.

          (b) That it will cooperate with the Authority in making arrangements for the sale and issuance of the bonds in an aggregate principal amount not exceeding $2,000,000 and that to the extent that the proceeds derived from the sale of the bonds are not sufficient to complete the Project, the Company will supply all additional funds which are necessary for the completion of the Project.

          (c) That contemporaneously with the delivery of the bonds the Company will enter into a lease or other financing agreements, and such indentures, guaranties and related agreements as shall be necessary or appropriate so that the Company will be obligated to pay for the account of the Authority sums sufficient in the aggregate to pay the principal of and interest and redemption premium, if any, on the bonds when and as the same shall become due and payable.




                                       7.

          (d) That it will take such further action and adopt such proceedings as may be required to implement its undertakings hereunder.

     4. GENERAL PROVISIONS.

          (a) Since it is anticipated that the Acquisition of the Project will commence prior to the sale of the bonds and the Company knows and acknowledges that the Authority will have no funds available to meet the costs of the Project other than those derived from the sale of bonds, the Company agrees that it will advance from time to time all funds necessary for the Acquisition of the Project, and such funds when so advanced shall be deemed funds advanced on behalf of the Authority; provided, however, that the Authority shall not by virtue of such advances or otherwise through this Memorandum of Agreement acquire any property interest in the Project whatsoever. To the extent that the net proceeds derived from the sale of the bonds are sufficient for such purpose, the Authority agrees to repay from such net proceeds to the Company all funds so advanced promptly after the sale of the bonds.



                                       8.

          (b) The Authority and the Company agree that the Company shall provide all services incident to the Acquisition of the Project, including, without limitation, the preparation of plans, specifications and contract documents, the award of contracts, the inspection and supervision of work performed, the employment of engineers, architects, builders and other contractors, and the provision of money to pay the cost thereof pending reimbursement by the Authority from such bond proceeds, and the Authority shall have no responsibility for the provision of any such services.

          (c) All commitments of the Authority and of the Company pursuant to this Memorandum of Agreement are subject to the condition that on or before 365 days from the date hereof (or such later date as shall be mutually satisfactory to the Authority and the Company), the Authority and the Company shall have agreed to mutually acceptable terms for the bonds and the sale and delivery thereof and mutually acceptable terms and conditions for the agreements referred to in Section 3(c) and the proceedings referred to in Sections 2 and 3 hereof.



                                       9.

          (d) If THE events set forth in paragraph (c) of this Section do not take place within the time set forth or any extension thereof, the Company agrees that it will reimburse the Authority for all reasonable out-of-pocket expenses, arising from the execution of this Memorandum of Agreement and the performance by the Authority of its obligations hereunder, and this Memorandum of Agreement shall thereupon terminate.

          (e) So long as this Memorandum of Agreement is in effect, all risk of loss to the Project will be borne by the Company.

          (f) The Company hereby releases the Authority from, agrees that the Authority shall not be liable for, and agrees to indemnify and hold harmless the Authority from, any liabilities, obligations, claims, damages, litigation, costs and expenses (including attorneys' fees and expenses) imposed on, incurred by or asserted against the Authority for any reason whatsoever pertaining to the Project, the bonds or this Memorandum of Agreement or any transaction contemplated by this Memorandum of Agreement.



                                       10.

          (g) As a matter of general assurance by the Company to the Authority, the Company hereby covenants and agrees that it will indemnify the Authority for ail reasonable expenses, costs and obligations incurred by the Authority under the provisions of this Memorandum of Agreement to the end that the Authority will not suffer any out-of-pocket losses as a result of the carrying out of any of its undertakings herein contained. It is furthermore expressly agreed that any pecuniary liability or obligation of the Authority hereunder shall be limited solely to the payments received by the Authority from the Company and to moneys derived from any financing relating to the Project, and nothing contained in this Memorandum of Agreement shall ever be construed to constitute a personal or pecuniary liability or charge against any Commissioner or any officer or employee of the Authority, and in the event of a breach of any undertaking on the part of the Authority contained in this Memorandum of Agreement, no personal or pecuniary liability or charge payable directly or indirectly from the general funds of the Authority shall arise therefrom.



                                      11.

          (h) In any event, the provisions of this Memorandum of Agreement shall be superseded by the agreements entered into by the Authority and the Company in accordance with Section 3(c) of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have entered into this Memorandum of Agreement by their officers thereunto duly authorized as of the _____________ of December, 1978.

                              THE IREDELL COUNTY INDUSTRIAL
                              FACILITIES AND POLLUTION CONTROL
                              FINANCING AUTHORITY

                              By ____________________________

                              Chairman

(Seal)
Attest:

____________________________
Ass't Secretary

                              HUNT MANUFACTURING C0.

                              By ____________________________

                              Vice President

[(Seal)
Attest:

____________________________
Secretary]



                                      12.

                         THE BOARD OF COMMISSIONERS FOR
                     THE COUNTY OF IRE DELL, NORTH CAROLINA

                           Approval in Principle of an
                      INDUSTRIAL AND MANUFACTURING PROJECT

     The Board of Commissioners for the County of Iredell, North Carolina, met in regular session at Harmony Elementary School, Harmony, North Carolina, at 7:30 P.M. on FEBRUARY 20, 1979.

     Present: Chairman Joe H. Troutman, presiding and Commissioners Larry M. Rhye, Frances Murdock, Samuel Ostwalt, and William A. Mills.

     Absent: None.

     Also present: ROBERT N. RANDALL, ESQ., COUNTY ATTORNEY.

                                    * * * *

     Chairman Troutman announced, pursuant to Chapter 159C of the General Statutes of North Carolina and the regulations thereunder, that he had been advised that The Iredell County Industrial Facilities and Pollution Control Financing Authority intended to file an application with the Secretary of the Department of Commerce for approval of an industrial and manufacturing project in Iredell County, North Carolina, consisting of the acquisition of an existing manufacturing building of approximately 170,000 square feet and the site thereof of approximately 13 acres near Statesville in Iredell County, or to acquire a comparable site in Iredell County and construct thereon a comparable industrial building, and, in either case, to equip the same with light manufacturing machinery, including paper converting machinery and related equipment, to be financed for Hunt Manufacturing Co. by not exceeding $2,000,000 aggregate principal amount. of bonds of the Authority. Since such application for approval cannot, under regulations of the Department of Commerce, be officially received until, among other things, the Board approves the project in principle, the Authority has recommended and requested that the Board pass a resolution approving the project in principle without in any way prejudicing the right and responsibility of the BOARD UNDER G.S. 159C-4(d) to approve or not to approve the issuance of the bonds after the Department of Commerce has approved the project and the Local Government Commission has approved the bond issue, by which time additional information relative to the project, the company and the proposed financing will have been developed.

     Thereupon, Commissioner Troutman introduced the following resolution which was read:

     RESOLUTION OF APPROVAL IN PRINCIPLE OF AN INDUSTRIAL AND MANUFACTURING PROJECT IN IREDELL COUNTY, NORTH CAROLINA, TO BE FINANCED FOR HUNT MANUFACTURING CO. BY NOT EXCEEDING $2,000,000 AGGREGATE PRINCIPAL AMOUNT OF BONDS OF THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY.

     BE IT RESOLVED by the Board of Commissioners for the County of Iredell:

     Section 1. The proposed industrial and manufacturing project in Iredell County, North Carolina, consisting of the acquisition of an existing manufacturing building of approximately 170,000 square feet and the site thereof of approximately 13 acres near Statesville, in Iredell County, or to acquire a comparable site in Iredell County and construct thereon a comparable industrial building, and, in either case, to equip the same with light manufacturing machinery, including paper converting machinery and related equipment, to be financed for Hunt Manufacturing Co. by not exceeding $2,000,000 aggregate principal amount of bonds of The Iredell County Industrial Facilities and Pollution Control Financing Authority is hereby approved in principle.

     Section 2. The Clerk to the Board of Commissioners for the County of Iredell, North Carolina, is directed to file a certified copy of this resolution with the Department of Commerce.

     Section 3. This resolution shall take effect immediately upon its passage.

     Commissioner Ostwalt moved passage of the foregoing resolution entitled:
"RESOLUTION OF APPROVAL IN PRINCIPLE OF AN INDUSTRIAL AND MANUFACTURING PROJECT IN IREDELL COUNTY, NORTH CAROLINA, TO BE FINANCED FOR HUNT MANUFACTURING C0.

BY NOT EXCEEDING $2,000,000 AMOUNT OF BONDS OF THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY", Commissioner Murdock seconded the motion, and the resolution was passed by the following vote:

     Ayes: Commissioners Troutman, Ostwalt, Murdock, Mills and Rhye.

     Noes: None.

                                   * * * * *

     I, Alice Fortner, Clerk to the Board of Commissioners for the County of Iredell, North Carolina, DO HEREBY CERTIFY that the foregoing is a true and complete copy of so much of the proceedings of the Board of Commissioners for said County at a meeting held February 20, 1979, as relates in any way to the resolution hereinabove set forth, and that said proceedings are recorded in Minute Book No. II of the minutes of said Board, beginning at page 763 and ending at page 766.

     I HEREBY FURTHER CERTIFY that a schedule of regular meetings of said Board, stating that regular meetings of said Board are held on the first Tuesdays of each month at 7:30 P.M. at the Board of Commissioner Room in the County Annex Building in Statesville, North Carolina, has been on file in my office pursuant to G.S. 143-318.8 as of a date not less than seven days before said meeting.

     WITNESS my hand and the common seal of said County, 20thy day of FEBRUARY, 1979.


                                           ___________________________________
                                           Clerk to the Board of Commissioners

                                  LEGAL NOTICE

     NOTICE OF APPLICATION FOR APPROVAL FOR AN INDUSTRIAL AND MANUFACTURING PROJECT IN IREDELL COUNTY, NORTH CAROLINA

     The Iredell County Industrial Facilities and Pollution Control Financing Authority hereby gives notice that the Authority will shortly file with the Secretary of the Department of Commerce an application for approval of an industrial and manufacturing project for the acquisition of an existing manufacturing building of approximately 170,000 square feet and the site thereof of approximately 13 acres near Statesville in Iredell County, or to acquire a comparable site in Iredell County and construct thereon a comparable industrial building, and in either case, to equip the same with light manufacturing machinery, including paper converting machinery and related equipment, which project is proposed to be financed for Hunt Manufacturing Co., a private corporation, from the proceeds of not exceeding $2,000,000 aggregate principal amount of bonds of the Authority. The project is expected to provide employment for approximately 100 residents of Iredell County.

     Regulations adopted by the Department of Commerce provide in effect that where significant adverse public reaction with respect to a proposed project is received, the Secretary of the Department will request the Authority to hold a public hearing on the proposed project for the purpose of providing the Secretary with the views of residents of the county in which the project is to be located. Residents of Iredell County wishing to comment on the project proposed to be financed for Hunt Manufacturing Co., should do so to Rick Dagenhart, Chairman, c/o The Iredell County Industrial Facilities and Pollution Control Financing Authority, P. O. Box 788, Statesville, North Carolina 28677 AND Victor M. Barfield, Department of Commerce, P.O. Box 25249, Raleigh, N.C. 27611 (919-7334%2) within five (5) regular working days after the publication of this notice.

     Alice Fortner, Secretary of the Board of Commissioners of The Iredell County Industrial Facilities and Pollution Control Financing Authority.

Feb. 24


NORTH CAROLINA,
IREDELL COUNTY.

                            AFFIDAVIT OF PUBLICATION

     Before the undersigned, a Notary Public of said County AND STATE, DULY COMMISSIONED, QUALIFIED, and authorized by law to administer oaths, personally appeared

                            Chester P. Middlesworth
--------------------------------------------------------------------------------

who being first duly sworn-deposes and says: that he (she) is

                                 Vice President
--------------------------------------------------------------------------------
            (Owner, partner, publisher, or other officer or employee
                        authorized to make this affidavit)

                       of Statesville Daily Record, Inc.
--------------------------------------------------------------------------------
                          (name of publishing concern)

engaged to the publication of a newspaper known as

                         Statesville Record & Landmark
--------------------------------------------------------------------------------
                               (name of newspaper)

published, issued, and entered as second class mail in the City of Statesville, in said County and State, that he (she) is authorized to make this affidavit and sworn statement; that the notice or other legal advertisement, a true copy of which is attached hereto. was published in

                          Statesville Record & Landmark
--------------------------------------------------------------------------------
                              (name of newspaper)

on the following dates: February 24, 1979 and that the said newspaper in which such notice, paper, document, or legal advertisement was published was at the time of each and every such publication, a newspaper meeting all of the requirements and qualifications of Section 1-597 of the General Statutes of North Carolina and was a qualified newspaper within the meaning of Section 1-597 of the General Statutes of North Carolina.

     This 27th day of February 1979

--------------------------------------------------------------------------------
                      (Signature of person making affidavit)

     Sworn to and subscribed before me this 27th day of February 1979.


--------------------------------------------------------------------------------
                                 Notary Public


My commission expires: _________________________.

                            CERTIFICATE OF APPROVAL
                                      for
                             AN INDUSTRIAL PROJECT
             The Iredell County industrial Facilities and Pollution
            Control Financing Authority (for Hunt Manufacturing Co.)

     The undersigned, SECRETARY OF THE DEPARTMENT OF COMMERCE of the State of North Carolina (the "Secretary"), Pursuant to Section 159C-7 or the General Statutes of North Carolina and the regulations prescribed by the Secretary thereunder, DOES HEREBY CERTIFY, FIND AND DETERMINE as follows

          (a) The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority"), a political subdivision and body corporate and politic of the State of North Carolina created by resolution adopted by the Board of Commissioners of Iredell county, in accordance with Chapter 159C of the General Statutes of North Carolina (the "Act ") has filed with the Secretary pursuant to Section 159C-7 of the Act and the regulations prescribed by the Secretary thereunder an application for approval of its proposed industrial project which is to be financed by not in excess of $2,000,000 aggregate principal amount of its industrial revenue bonds.

          (b) The industrial project consists of purchasing as existing manufacturing building of approximately 170,000 square feet and the site thereof of approximately 13 acres near Statesville, in Iredell County, equipping the same with light manufacturing machinery, including paper converting machinery and related equipment (the Industrial Project will generate directly 100 new jobs in Iredell County and the surrounding area.

          (c) Public notice of the Authority's submission of its application for approval was duly published in the manner required by the regulations prescribed by the Secretary and all comments received in accordance with such notice have been considered by the Secretary.

          (d) As required by the third full paragraph of G.S. 159C-7 of the Act, the Department of Natural Resources and Community Development has certified to the undersigned that the proposed Industrial Project will not have a materially adverse effect on the environment.

     Upon due consideration of the Authority's application for approval and the comments received with respect thereto and the receipt of the certification mentioned in paragraph (d) above, the undersigned hereby further certifies finds and determines pursuant to G.S. 139C-7 of the and the regulations of the Secretary prescribed thereunder, as follows:

     1. The Industrial Project is an "industrial project for industry" within the meaning of G.S. 159C-3(11)(i) and thus an "industrial project" within the meaning of G.S. 159C-7(1).

     2. The operator of the proposed Industrial Project, Hunt Manufacturing Co., pays or has agreed to pay, an average weekly manufacturing wage which is above the average weekly manufacturing wage paid in Iredell County or which is not less than 10% above the average weekly manufacturing wage paid in the State of North Carolina.

     3. The proposed Industrial Project will not have a materially adverse effect on the environment.

     4. The 100 new jobs to be generated directly by the Industrial Project will be large enough in number to have a measurable impact on the area immediately surrounding the Industrial Project and will be commensurate with the Size and cost of to Industrial Project

     5. The operator of the proposed Industrial Project has demonstrated the capability to operate such Project.

     6. The financing of the industrial Project by the Authority will not cause or result in the abandonment of an existing industrial or manufacturing facility of the proposed operator or an affiliate elsewhere with the State of North Carolina.

     7. The Industrial Project is hereby approved and this Certificate of Approval shall become effective as Provided in Section 159C-7 of the Act.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Approval on this 16th day of March, 1979.

                              D. M. FAIRCLOTH
                              SECRETARY OF THE DEPARTMENT OF COMMERCE OF THE STATE 0F NORTH CAROLINA



                              By /s/ D. M. FAIRCLOTH
                                 ------------------------

                                (Estoppel Notice)

     The above Approval is reviewable as provided in Article 4 of Chapter 150A of the General Statutes of North, Carolina only by an action filed, within 30 days after the date of this publication, in the Superior Court of Wake County. If no such action is filed within such 30-day period, the validity of such Approval shall be conclusively presumed, and no court shall have authority to inquire into such Approval.

                                                                        (11(b1))

           DEPARTMENT OF NATURAL RESOURCES AND COMMUNITY DEVELOPMENT
                              PROJECT CERTIFICATION

     THE UNDERSIGNED DOES HEREBY CERTIFY to the Secretary of the Department of Commerce as follows:

          1. The Department of Natural Resources and Community Development of the State of North Carolina is the state agency having jurisdiction over the subject matter herein, as provided in G.S. 113A-1: et seq., G.S. 143-215.11 et. seq., G.S. 145-211, G.S. 215.1, G.S. 215.108, G.S. 159C-7
     and NCAC 13G.0102(3).

          2. In the case of the industrial project to be financed by not in excess of $2,000,000 aggregate principal amount of Industrial revenue bonds for Hunt Manufacturing Co., by The Iredell County Industrial Facilities and Pollution Control Financing Authority, the said industrial project will not have a materially adverse effect on the environment.

     IN WITNESS WHEREOF, this certificate has been executed by the undersigned at Raleigh, North Carolina, this 15th day of March, 1979.


                                      Howard N. Lee, Secretary
                                      ---------------------------------
                                      Department of Natural Resources
                                      and
                                      Community Development

                                  LEGAL NOTICE

                          CERTIFICATE OF APPROVAL for
                              AN INDUSTRIAL PROJECT
                               The Iredell County
                             Industrial Facilities
                             and Pollution Control
                              Financing Authority
                                    (for Hunt
                               Manufacturing Co.)

     The undersigned. SECRETARY OF THE DEPARTMENT OF COMMERCE of the State of North Carolina (the "Secretary^), pursuant to Section 159C-7 of the General Statutes of North Carolina and the regulations prescribed by the Secretary thereunder, DOES HEREBY CERTIFY, FIND AND DETERMINE as follows:

     (a) The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority"), a political subdivision and body corporate and politic of the State of North Carolina created by resolution adopted by the Board of Commissioners for the County of Iredell, in accordance with Chapter 159C of the General Statutes of North Carolina (the "Act") has filed with the Secretary pursuant to Section 159C-7 of the Act and the regulations prescribed by the Secretary thereunder an application for approval of its proposed industrial project which is to be financed by not in excess of $2,000.000 aggregate principal amount of its industrial revenue bonds.

     (b) The industrial, project consists of purchasing an existing manufacturing building of approximately 170,000 Square feet and the site thereof of approximately 13 acres near Statesville, in Iredell County, of equipping the same with light manufacturing machinery. including paper converting machinery and related equipment (the "Industrial Project"). The Industrial Project will generate directly 100 new jobs in Iredell County and the surrounding area.

     (c) Public notice of the Authority's submission of its application for approval was duly published in the manner required by the regulations prescribed by the Secretary and all comments received in accordance with such notice have been considered by the Secretary.

     (d) As required by the third full paragraph of G.S. 159C-7 of the Act, the Department of Natural Resources and Community Development has notified to the undersigned that the proposed industrial project will not have a materially adverse effect on the environment.

     Upon due consideration of the Authority's application for approval and the comments received with respect thereto and the receipt of the certification mentioned in paragraph (d) above, the undersigned hereby further CERTIFIES. FINDS AND DETERMINES, pursuant to G.S. 159C-7 of the Act and the regulations of the Secretary prescribed thereunder, as follows:

     1. The Industrial Project is an "industrial project for industry" within the meaning of G.S. 159C-3011(i) and thus an "industrial project" within the meaning of G.S. 159C-7(1).

     2. The operator of the proposed industrial Project, Hunt Manufacturing Co., pays or has agreed to pay, an average weekly manufacturing wage which is above the average weekly manufacturing wage paid in Iredell County or which is not less than 10% above the average weekly manufacturing wage paid in the State of North Carolina.

     3. The proposed industrial Project will not have a materially adverse effect on the environment.

     4. The 100 new jobs to bit generated directly by the Industrial Project will be large enough in number to have a measurable impact on the area immediately surrounding the Industrial Project and will be commensurate with the size and cost of the Industrial Project.

     5. The operator of the proposed industrial Project has demonstrated the capability to operate such Project.

     6. The financing of the Industrial Project by the Authority will not cause or result in the abandonment of an existing industrial or manufacturing facility of the proposed operator or an affiliate elsewhere within the State of North Carolina.

     7. The Industrial Project is hereby approved and this Certificate of Approval shall become effective as provided in Section 159C-7 of the Act.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Approval on this 16th day of March. 1979.

     D. M. FAIRCLOTH, SECRETARY OF THE DEPARTMENT OF COMMERCE OF THE STATE OF NORTH CAROLINA. By O. M. Faircloth.

March 21



NORTH CAROLINA,

IREDELL COUNTY.

                            AFFIDAVIT OF PUBLICATION

     BEFORE THE UNDERSIGNED, a Notary Public of said County and STATE, DULY commissioned, qualified, and authorized by law to ADMINISTER OATHS, PERSONALLY APPEARED

                            Chester P. Middlesworth
--------------------------------------------------------------------------------
         who being first duly sworn, deposes and says: that he (she) is

                                 Vice President
--------------------------------------------------------------------------------
             (Owner, partner, publisher, or other officer employee
                       authorized to make this affidavit)

of
                         Statesville Daily Record Inc.
--------------------------------------------------------------------------------
                          (name of publishing concern)

engaged in the publication of a newspaper known as

                          Statesville Record & Landmark
--------------------------------------------------------------------------------
                              (name of newspaper)

published, issued, and entered as second class mail in the City of in said County and State, that he (she) is authorized to make this affidavit and sworn statement; that the notice or other legal advertisement, a true copy of which is attached hereto, was published in

                          Statesville Record & Landmark
--------------------------------------------------------------------------------
                               (name of newspaper)

on the following dates: MARCH 21, 1979

and that the said newspaper in which such notice. paper, document, or legal advertisement was published was at the time of each and every such publication, a newspaper meeting all of the requirements and qualifications of Section 1-597 of the General Statutes of North Carolina and was a qualified newspaper within the meaning of Section I-597 of the General Statutes of North Carolina.

     This 23rd day of March, 1979


--------------------------------------------------------------------------------
                     (Signature of person making affidavit)


Sworn to and subscribed before me, this 23rd day of March 1979.


--------------------------------------------------------------------------------
                                  Notary Public

My commission expires: June 13, 1981.

                          STATE OF NORTH CAROLINA
                       SUPERIOR COURT OF WAKE COUNTY

     The undersigned, CLERK OF THE SUPERIOR COURT OF WAKE COUNTY of the State of North Carolina, DOES HEREBY CERTIFY that, as of the date hereof, no petition has been filed and no action has been commenced in said Court seeking review pursuant to Article 4, Chapter 150A of the General Statutes of North Carolina of the Certificate of Approval of an Industrial Project, executed March 21, 1979, by the Secretary of the Department of Commerce, of the State of North Carolina, approving Hunt Manufacturing Company, project in Iredell County, North Carolina, to be financed by an issue of bonds of The Iredell County Industrial Facilities and Pollution Control Financing Authority.

     IN WITNESS WHEREOF, the undersigned has executed this certificate on the 24th day of April, 1979.


                                             ----------------------------------
                                             Assistant Clerk
                                             Wake County Superior Court

                                                                      Exhibit 14

                    THE IREDELL COUNTY INDUSTRIAL FACILITIES
                   AND POLLUTION CONTROL FINANCING AUTHORITY

     The Board of Commissioners of The Iredell County Industrial Facilities and Pollution Control Financing Authority met at the Courthouse Annex Building in Statesville, North Carolina, at 3:00 P.M., on May 15, 1979.

     Present: Lonnie Troutman, Lois James, Albert White, and Howard Stamey.

     Absent: Rick Dagenhart, Chairman; Alfred LeVan, Vice Chairman; and J. D. Chamberlain.

     Also present: Robert Randall, Attorney for the Authority

     In the absence of the Chairman and Vice Chairman, Robert Randall presided for the election of a Temporary Chairman. Howard Stamey nominated Lonnie Troutman as Temporary Chairman. Motion to close nominations and electing Lonnie Troutman by acclamation was made by Lois James. The motion was seconded by Albert White. Voting on Motion: Ayes - James, White, and Stamey. Abstaining:
Troutman.

     Robert Randall, Attorney for the Authority, presented the following documents in connection with the proposed issuance by the Authority of its Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 (the "Bonds") in the principal amount of $2,000,000:

     (a)  a Deed, dated June 1, 1979, from Hunt Manufacturing Co. to the
          Authority;

     (b) a Bill of Sale, dated as of June 1, 1979, from Hunt Manufacturing Co. to the Authority:

     (c) a Lease Agreement, dated as of June 1, 1979, by and between the Authority and Hunt Manufacturing Co.;

     (d) an Indenture and Deed of Trust, dated as of June 1, 1979, from the Authority to First Union National Bank of North Carolina;

     (e) a Guaranty Agreement, dated as of June 1, 1979, to First Union National Bank of North Carolina by Hunt Manufacturing Co.;

     (f) a Contract of Purchase, dated as of May 15, 1979, between the Authority and Alex. Brown & Sons;

     (g)  a preliminary official Statement, dated May 2, 1979; and

     (h)  an Official Statement, dated May 15, 1979.

The documents presented were delivered to the Secretary of the Authority and directed to be marked Exhibits A, B, C, D, E, F, G and H, respectively, to the minutes of the meeting, and thereby to become a part of the permanent records of the Authority.

      Howard Stamey introduced the following resolution, which was read aloud:

      RESOLUTION AUTHORIZING THE ISSUANCE OF $2,000,000 PRINCIPAL AMOUNT OF INDUSTRIAL REVENUE BONDS (HUNT MANUFACTURING CO. PROJECT) SERIES 1979 OF THE AUTHORITY, ACCEPTANCE OF A DEED AND BILL OF SALE FROM HUNT MANUFACTURING CO., EXECUTION AND DELIVERY OF A LEASE AGREEMENT AND AN INDENTURE AND DEED OF TRUST TO SECURE SAID BONDS, APPROVING AN OFFICIAL STATEMENT RELATING TO SAID BONDS AWARDING SAID BONDS PURSUANT TO A PURCHASE CONTRACT, AND MAKING A TAX ELECTION.

      BE IT RESOLVED by the Board of Commissioners (the "Board") of The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority"):

      Section 1. The Authority hereby approves the Deed, dated as of June 1, 1979 (the "Deed"), from Hunt Manufacturing Co. to the Authority, in substantially the form of that which has been presented to the Board at, and has been annexed as Exhibit A to minutes of, this meeting, and the Chairman or the Vice Chairman and the Secretary or any Assistant Secretary of the Authority are hereby authorized to accept the Deed for and on behalf of the Authority.

      Section 2. The Authority hereby approves the Bill of Sale, dated as of June 1, 1979 (the "Bill of Sale"), from Hunt Manufacturing Co. to the Authority in substantially the form of that which has been presented to this Board at, and has been annexed as Exhibit B to the minutes of, this meeting, and the Chairman or the Vice Chairman and the Secretary or any Assistant Secretary of the Authority are hereby authorized to accept the Bill of Sale for and on behalf of the Authority.

      Section 3. The Authority hereby approves the Lease Agreement, dated as of June 1, 1979 (Hunt Manufacturing Co.) (the "Lease"), by and between the Authority and Hunt Manufacturing Co. in the form of that which has been presented to the Board at, and has been annexed as Exhibit C to the minutes of, this meeting, and the Chairman or the

                                       2.

Vice Chairman and the Secretary or any Assistant Secretary of the Authority are hereby authorized to execute and deliver the Lease in any number of signed counterparts for and on behalf of the Authority in substantially such form with such changes therein, additions thereto, and omissions therefrom as those executing the Lease shall approve, their execution and delivery thereof constituting the conclusive approval of the Authority of any changes therein or additions thereto or omission therefrom.

     Section 4. The Authority hereby approves the Indenture and Deed of Trust, dated as of June 1, 1979 (the "Indenture"), from the Authority to First Union National Bank of North Carolina, in the form of that which has been presented to the Board at, and has been annexed as Exhibit D to the minutes of, this meeting, and the Chairman or the vice Chairman and the Secretary or any Assistant Secretary of the Authority are hereby authorized to execute and deliver the Indenture, in any number of signed counterparts, for and on behalf of the Authority in substantially such form with such changes therein, additions thereto, and omissions therefrom as those executing the Indenture shall approve, their execution and delivery thereof constituting the conclusive approval of the Authority of any changes therein or additions thereto or omissions therefrom.

     Section 5. For the purpose of providing funds for paying the cost of the acquisition of approximately 12.7 acres of land and the 170,000 square foot, more or less, industrial building located thereon located in Iredell County, and the acquisition and installation of certain items of equipment for installation in said building (hereinafter referred collectively as the "Project"), the issuance of revenue bonds of the Authority pursuant to Section 9 of Article V of the Constitution of North Carolina and Chapter 159C of the General Statutes of North Carolina, as amended, in the aggregate principal amount of Two Million Dollars ($2,000,000) is hereby authorized. Said bonds shall be designated "The Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Co. Project) Series 1979" (hereinafter referred to as the "Bonds"), and shall be in the form and have the terms and provisions set forth in the Indenture which has been presented to the Board at, and has been annexed as Exhibit D to the minutes of, the meeting, and the Chairman or the Vice-Chairman and the Secretary or any Assistant Secre-



                                       3.

tary of the Authority are hereby authorized to execute and deliver the Bonds for and on behalf of the Authority in substantially such form with such changes therein, additions thereto, and omissions therefrom as those executing the Bonds shall approve, their execution and delivery thereof constituting the conclusive approval of the Authority of any changes therein, additions thereto, and omissions therefrom.

     Section 6. The Bonds shall be sold to Alex. Brown & Sons (the "Underwriter") pursuant to the terms and provisions of the Contract of Purchase, to be dated as of the date of this meeting (the "Purchase Contract"), between the Authority and the Underwriter, in the form of that which has been presented to the Board at this meeting; the terms and conditions on which the underwriter has agreed to purchase the Bonds, as set forth therein, are hereby approved and accepted and the Authority hereby confirms its agreement to sell the Bonds bearing interest at the rate of 7 1/2% per annum to the Underwriter at the purchase price of $1,956.000 and otherwise upon the terms and conditions set forth in the Purchase Contract; and the Authority hereby authorizes the Chairman or the Vice Chairman of the Authority to execute and deliver the Purchase Contract, for and on behalf of the Authority, in substantially such form with such changes therein, additions thereto, and omissions therefrom as the officer executing the Purchase Contract shall approve, but only upon receipt of a properly executed Letter of Representation from the Company in substantially the form of that set for as Exhibit B to the Purchase Contract his execution and delivery thereof constituting the conclusive approval of the Authority of any changes therein, additions thereto, and omissions therefrom.

     Section 7. The form and content of the Official Statement, together with such changes, modifications and deletions as may be deemed necessary and appropriate, are hereby approved and authorized in all respects, and the Chairman or Vice Chairman of the Authority is hereby authorized and directed to execute and deliver, on behalf of the Authority, such Official Statement, in the form presented at this meeting together with such changes, modifications and deletions as he, with the advice of counsel, may deem necessary and appropriate, such execution and delivery to be conclusive evidence of the approval and authorization thereof; the Authority hereby ratifies and approves the distribution of the Preliminary Official Statement, dated as of May 2, 1979 (the "Preliminary Official Statement"), and



                                       4.

approves and consents to the use of copies of the Preliminary Official Statement, the Official Statement, the Indenture, the Lease and the Guaranty (described in the Official STATEMENT) by the Underwriter in connection with the public offering of the Bonds.

     Section 8. The Authority hereby determines to elect to have the Bonds qualify for the exemption from the provisions of paragraph (1) of subsection 103(b) of the Internal Revenue Code of 1954, as amended, afforded by subparagraph (D) of paragraph (6) thereof, and authorizes the Chairman or the Vice Chairman of the Authority to make such election on behalf of the Authority by submitting a statement to such effect.

     Section 9. The officers of the Authority are hereby authorized and directed to execute and deliver such certificates and statements as may be required by the Indenture, the Lease, the Purchase Contract or as otherwise required in connection with the issuance of the Bonds. Such officers are further authorized and directed to sign and cause to be filed such financing statements and to cause to be recorded such instruments as counsel to the Authority shall deem necessary or advisable in connection with the issuance of the Bonds. Such officers shall be entitled to rely on the advice of counsel to the Authority in deciding to take or not to take any action in connection with the issuance of the Bonds.

     Section 10. This resolution shall take effect upon its passage.

     Commissioner Stamey moved passage of the foregoing resolution entitled:

     "RESOLUTION AUTHORIZING THE ISSUANCE OF $2,000,000 PRINCIPAL AMOUNT OF INDUSTRIAL REVENUE BONDS (HUNT MANUFACTURING CO. PROJECT) SERIES 1979 OF THE AUTHORITY, ACCEPTANCE OF A DEED AND BILL OF SALE FROM HUNT MANUFACTURING CO., EXECUTION AND DELIVERY OF A LEASE AGREEMENT AND AN INDENTURE AND DEED OF TRUST TO SECURE SAID BONDS, APPROVING AN OFFICIAL STATEMENT RELATING TO SAID BONDS, AWARDING SAID BONDS PURSUANT TO A PURCHASE CONTRACT AND MAKING A TAX ELECTION."

and Commissioner James seconded the motion, and the resolution was passed by the following vote:



                                       5.

     Ayes: Stamey, White, James, and Troutman

     Noes: None


                                   * * * * *

     I, Alice Fortner, Secretary of The Iredell County Industrial Facilities and Pollution Control Financing Authority and keeper of the official minutes thereof, DO HEREBY CERTIFY that the foregoing is a true copy of certain proceedings of the Board of Commissioners of the Authority taken at a meeting held on May 15, 1979 and is a complete copy of so much of the recorded minutes of said meeting as relates in any way to the passage of the resolution hereinabove set forth.

     I DO HEREBY FURTHER CERTIFY that, pursuant to Article II of the By-laws of the Authority, I gave all members of the Authority written notice of said meeting not less than twenty-four hours prior to 3:00 P.M., May 15, 1979 and that, at least forty-eight hours before said meeting, such notice was posted on the principal bulletin board or at the door of the usual meeting room of the Authority and mailed or delivered to each newspaper, wire service, radio station and television station that had filed with me a written request for notice pursuant to G.S. 143-318.8.

     WITNESS my hand and the official seal of The Iredell County Industrial Facilities and Pollution Control Financing Authority this 5th day of June, 1979.

                                                      _________________________
                                                              Secretary

(Seal)




                                       6.

                  THE IREDELL COUNTY INDUSTRIAL FACILITIES AND
                      POLLUTION CONTROL FINANCING AUTHORITY

                                                                    May 29, 1979

Internal Revenue Service Center
Roosevelt Boulevard
Philadelphia, Pennsylvania

     Re: Election pursuant to Section 103(b)(6)(D) of the Internal Revenue Code of 1954, as amended, as prescribed by Treasury Regulation 1.103-10
          (B)(2)(VI)
          ----------------------------------------------------------------------

Dear Sirs:

     The Iredell County Industrial Facilities and Pollution Control Financing Authority, a political subdivision and body corporate and politic of the State of North Carolina created and empowered pursuant to the Industrial and Pollution Control Facilities Financing Act, as amended (being Chapter 800 of the Session Laws of North Carolina of 1975, which, as amended appears as Chapter 159C of the North Carolina General Statutes), pursuant to the authority contained in a resolution adopted by its Board of Commissioners, hereby elects to have the provisions of Section 103(b)(6)(D) of the Internal Revenue Code of 1954, as amended, apply to its Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 to be issued in the aggregate principal amount of $2,000,000 and dated as of June 1, 1979.

     Pursuant to Treasury Regulation 1.103-10(b)(2)(vi)(b), the following information is submitted:

     (1)  The name and address of the governmental unit is:

          The Iredell County Industrial Facilities and
          Pollution Control Financing Authority
          P. 0. Box 788
          Statesville, North Carolina 28655

     (2) The name, address and employer identification number of each principal user of the facilities included in the Project is:

          Hunt Manufacturing Co.
          1405 Locust Street
          Philadelphia, Pennsylvania 19102

          Employer I.D. No. 21-048 1254

     (3) The date and face amount of the issue are: Date: June 1, 1979 (anticipated date of issue is June 5, 1979) Aggregate Principal
          Amount: $2,000,000.

     (4) There are no outstanding issues the proceeds of which have been or will be used primarily with respect to facilities (a) the principal user or users of which are or will be the same or related persons as those listed in paragraph (2) above and (b) which are located in Iredell County.

     (5) The date and amount of "Section 103(b)(6)(D) capital expenditures", paid or incurred within the three years preceding the June 5, 1979 date on which it is anticipated the Bonds will be issued, and made with respect to facilities described in paragraph (4), are listed in Exhibit A attached to this statement and incorporated herein by reference.

     (6) The undersigned is duly authorized to make the above statements in the name of The Iredell County Industrial Facilities and Pollution Control Financing Authority. The information pertaining to capital expenditures set forth in this certificate has been obtained from Hunt Manufacturing Co.



                                          Very truly yours,

                                          The Iredell County Industrial,
                                            Facilities and Pollution Control
                                            Financing Authority

                                          By ________________________________
                                                       Chairman

                      RECEIPT OF INTERNAL REVENUE SERVICE

     This will verify that on June __, 1979, the undersigned received for filing from The Iredell County Industrial Facilities and Pollution Control Financing Authority, North Carolina, its election, dated May __, 1979, to issue bonds in the principal amount of $2,000,000, designated "industrial Revenue Bonds (Hunt Manufacturing Cc. Project), Series 1979," dated as of June 1, 1979, pursuant to the election provided for in Section 103(b)(6)(D) of the Internal Revenue Code of 1954, as amended.

                                        INTERNAL REVENUE SERVICE

                                        By ________________________________

                                        Title _____________________________


[Date Stamp]

                                   EXHIBIT A

                 "SECTION 103(B)(6)(D) Capital Expenditures"**

A. "Section 103(b)(6)(D) Capital Expenditures" in Iredell County, North Carolina, financed or to be financed out of proceeds of the current subject issue of bonds:

     (i)  The difference between the face of the bonds ($2,000,000) and the
          amount paid by the Underwriter ($1,956,000):                 $ 44,000

     (ii) Expenditures already incurred by the Company to be
          reimbursed at bond closing:                                 1,956,000

    (iii) Other expenditures incurred and to be incurred and to be reimbursed out of bond proceeds:

                                             Subtotal*               $2,000,000

B.   "Section 103(b)(6)(D) Capital Expenditures" related to this
     Project and not to be reimbursed out of proceeds of the Bonds:  $        0

C. Other "Section 103(b)(6)(D) Capital Expenditures" (i.e., expenditures incurred within the previous three years in Iredell County, North Carolina not related to this Project):

                                             Subtotal                $1,121,542
                                                                     ----------

                                             Total                   $3,121,542
                                                                     ==========

----------

* Prepared by the Company. The subtotal in Section A above should coincide with the aggregate purchase price of the Leased Property to be financed by the bonds.

**   As defined in Treas. Reg. Section 1.103-10(b)(2).

                           THE BOARD OF COMMISSIONERS
                                       FOR
                      THE COUNTY OF IREDELL, NORTH CAROLINA

     The Board of Commissioners for the County of Iredell, North Carolina, met in regular session in Conference Rooms 1 and 2 in the Iredell County Agricultural Center in Statesville, North Carolina, the regular place of meeting, at 7:30 o'clock P.M., May 15, 1929.

     Present: Chairman Troutman presiding, and Commissioners Rhye, Ostwalt, Murdock, and Mills.

     Absent: None.

     Also present: Robert N. Randall, County Attorney.

                                   * * * * *

     Commissioner Rhye introduced the following resolution which was read aloud:

          RESOLUTION APPROVING THE ISSUANCE BY THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY OF ITS INDUSTRIAL REVENUE BONDS (HUNT MANUFACTURING CO. PROTECT) SERIES 1979, IN THE AGGREGATE PRINCIPAL AMOUNT OF $2,000,000.

     BE IT RESOLVED by the Board of Commissioners for the County of Iredell:

     Section 1. The Board of Commissioners has determined and does hereby declare as follows:

          (a) The Board of Commissioners of The Iredell County Industrial Facilities and Pollution Control Financing Authority (herein referred to as the "Authority") met on May 15, 1979 and took the following action in connection with the proposed issuance and sale of the Authority's Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979, in the aggregate principal amount of $2,000,000:

               1. authorized acceptance of a Deed, dated as of June 1, 1979, from Hunt Manufacturing Co. to the Authority;

               2. authorized acceptance of a Bill of Sale, dated as of June 1, 1979, from Hunt Manufacturing Co. to the Authority;

               3. approved and authorized the execution and delivery of a Lease Agreement, dated as of June 1, 1979, by and between the Authority and Hunt Manufacturing Co.;

               4. approved and authorized the execution and delivery of an Indenture and Deed of Trust, dated as of June 1, 1979, between the Authority and First Union National Bank of North Carolina (the "Trustee"), as Trustee for the holders of said bonds;

               5. authorized the Authority's Industrial Revenue Bonds (Hunt Manufacturing Co. Project) Series 1979, in the aggregate principal amount of $2,000,000 and directed the execution and delivery of said bonds;

               6. approved and authorized the Contract of Purchase, dated as of May 15, 1979, between the Authority and Alex. Brown & Sons, providing for the sale of said bonds; and

               7. APPROVED and authorized the use by Alex. Brown & Sons of the Official Statement and of the Preliminary Official Statement, dated May 2, 1979, relating to said bonds.

          (b) The Board of Commissioners for the County of Iredell has reviewed the action taken by the Board of Commissioners of the Authority in connection with the issuance and sale of the Bonds, including a review of the documents authorized and approved as specified above in substantially the forms presented to the Board of Commissioners of the Authority at their meeting on May 15, 1979, and has made such other examination and investigation as it deems necessary and relevant as the basis for the approval set forth herein.

     Section 2. Pursuant to and in satisfaction of the requirements of Section 159C-4(d) of the General Statutes of North Carolina, the Board of Commissioners for the County of Iredell hereby approves the issuance by the Authority of the Authority's Industrial Revenue Bonds (Hunt Manufacturing Co. Project) Series 1979 in the aggregate principal amount of $2,000,000.

     Section 3. This resolution shall take effect immediately upon its passage.


                                  * * * * * *

     Commissioner Rhye moved the passage of the foregoing resolution and Commissioner Ostwalt seconded the motion, and the resolution was passed by the following vote:

     Ayes: Commissioners Rhye, Ostwalt, Troutman, Mills, and Murdock.

     Noes: None.

     Abstained: None.

                                  * * * * * *


     I, Alice Fortner, Clerk to the Board of Commissioners for the County of Iredell, North Carolina, DO HEREBY CERTIFY that the foregoing is a true and complete copy of so much of the proceedings of the Board of Commissioners for said County at a meeting held on May 15, 1979, as relates in any way to the approval hereinabove set forth, and that said proceedings are recorded in Minute Book No. II of the minutes of said Board, beginning at page 886 and ending at page 890.

     I HEREBY FURTHER CERTIFY that a schedule of regular meetings of said Board, stating that regular meetings of said Board are held each month on the first Tuesday at 7:30 P.M., at the Courthouse Annex Building in Statesville, North Carolina, has been on file in my office pursuant to G.S. 143-318.8 as of a date not less than seven days before the meeting held May 2, 1979; and that the meeting held on May 15, 1979 was a reconvened meeting the time and place or which was announced at the meeting on May 2, 1979.

     WITNESS my hand and the common seal of said County, this 15th day of May, 1979,

                                           ___________________________________
                                           Clerk to the Board of Commissioners



[SEAL]

                                     MINUTES
                            OF THE EXECUTIVE COMMITTEE
                        OF THE LOCAL GOVERNMENT COMMISSION

                                  June 4, 1979

     The meeting was called to order by the Chairman Boyles at 11:00 P M., June 4, 1979. Members present were Messrs. Thadfire, Henry Bridges and Mark Lynch

     Mr. Eure made the motion that the following resolution be adopted:

     "RESOLUTION APPROVING ISSUANCE AND SALE OF A BOND OF THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY.

     "BE IT RESOLVED by the Executive Committee of the Local Government Commission of North Carolina:

     "Section 1. It is hereby declared and determined that The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") has filed with the Secretary of the Local Government Commission pursuant to Section 159C-8 of Chapter 159C of the General Statutes of North Carolina (the "ACT"), an Application for Approval of 2,000,000 Industrial Development Revenue Bonds, Series 1979 (Hunt Manufacturing Co. Project) (the "Bonds"), including the following documents:

     1. Copy of Application for Approval of Project pursuant to Section 159C-7 of the Act as filed by the Authority with the Department of Commerce.

     2. Form of Contract of Purchase dated as of June 1, 1979 between the Authority and Alex. Brown & Sons (the "Underwriter").

     3. Form of Lease Agreement dated as of June 1, 1979 by and between the Authority, as lessor, and Hunt Manufacturing Co. (the "Company").

     4. Form of Indenture and Deed of Trust dated June 1, 1979 from the Authority to First Union National Bank of North Carolina (the "Trustee").

     5. Form of Guaranty Agreement dated as of June 1, 1979 by and between the Company and the Trustee.

     6. A request by the Authority that the Local Government Commission (a) approve the issuance of the Bonds pursuant to Section 159C-8 of the Act, (b) approve the private sale of the Bonds on the terms and at the price set forth in the form of the Contract of Purchase pursuant to
          Section 159C-9 of the Act, and (c) determine the interest rates to be borne by the Bonds as set forth in said Contract of Purchase pursuant to Section 159C-6 of the Act.

     "Section 2. It is hereby further declared and determined that:

     (a) The Secretary of the Department of Commerce has approved the Project to be financed with proceeds of the Bonds and such approval has become effective pursuant to Section 159C-7 of the Act.

     (b) The Commission has duly considered, among other things, the financial responsibility and capability of the Company to fulfill its obligations with respect to the Guaranty and the Lease in the form filed with the Commission and the ability of the political subdivisions in or near which the Project (described in the Lease) is to be located to cope satisfactorily with the impact of the Project and to provide necessary public facilities and services.

     (c) The proposed date and manner of sale of the Bond will not have an adverse effect upon any scheduled or anticipated sale of any obligations by the State of North Carolina or any political subdivision thereof or any agency of either of them.

     "Section 3. The issuance of the Bonds is hereby approved.

     "Section 4. The sale of the Bonds at private sale pursuant to an executed Contract of Purchase substantially in the form filed with the Commission at the purchase price of 97.8% of the aggregate principal amount thereof, plus accrued interest, with the approval of the Authority and the Company, is in the best interests of the Authority and will best effectuate the purposes of the Act.

     "Section 5. It is hereby determined, with the approval of the Authority and the Company, that the Bond shall bear interest at the rate of 7-1/2% per annum, as set forth in the form of indenture and Deed of Trust filed with the Commission.

     The motion was seconded by Mr. Lynch and was adopted by unanimous vote.

                                  * * * * * *


     I, JOHN D. FOUST, Secretary of the Local Government Commission of North Carolina, D0 HEREBY CERTIFY that the foregoing is a true and correct copy of the extracts from minutes of the commission.

     WITNESS my hand at Raleigh, this 4th day of June, 1979.

                                    By_________________________________
                                      Secretary of the Local Government
                                      Commission of North Carolina

                             STATE OF NORTH CAROLINA
                           LOCAL GOVERNMENT COMMISSION
                                     RALEIGH

                            CERTIFICATE CONCERNING AN
                       INDUSTRIAL DEVELOPMENT REVENUE BOND

     I, John D. Foust, Secretary of the Local Government Commission of North Carolina, DO HEREBY CERTIFY, as follows:

          1. The application requesting approval of issuance of the $2,000,000 Industrial Development Revenue Bonds (Hunt Manufacturing Co. Project) Series 1979 (the "Bonds"), by The Iredell County industrial Facilities and Pollution Control Financing Authority (the "Authority") was duly filed on May 15, 1979 pursuant to Section 159C-8 of the General Statutes of North Carolina. The Bonds are to be dated as of June 1, 1979, and mature on June 1, 1999.

          2. Said application was considered and the issuance of the Bond approved by a resolution passed by the unanimous vote of the members of the Executive Committee of the Commission present at a meeting held on June 4, 1979.

          3. At said meeting, the Executive Committee of the Commission, by said resolution, also approved the sale of the Bond at private sale to Alex. Brown & Sons (the "Underwriter"), on the terms set forth in the form of Contract of Purchase filed as part of said Application, and determined that the Bonds shall bear interest at the rate of 7-1/2 % per annum as set forth in the Indenture and Deed of Trust filed as part of said application, pursuant to Sections 159C-9 and 195C-5, respectively, of the General Statutes of North Carolina.

          4. No request or application for the review of any resolution adopted or other proceedings taken by the Commission or the Executive Committee thereof with respect to the Bonds has been filed with the Commission or the Executive Committee.

          5. No litigation concerning the action of the Commission or the Executive Committee thereof in approving the issuance and sale of the Bond is pending or threatened insofar as I am aware.

     WITNESS my hand at Raleigh, this 4th day of June, 1979.


                                    By_________________________________
                                      Secretary of the Local Government
                                      Commission of North Carolina

STATE OF NORTH CAROLINA

COUNTY Of IREDELL

                                       DEED

     THIS DEED, made as of the 1st day of June, 1979, by HUNT MANUFACTURING C0. (the "Grantor"), a Pennsylvania corporation, to THE IREDELL COUNTY INDUSTRIAL FACILITIES POLLUTION CONTROL FINANCING AUTHORITY, a political subdivision and body corporate and politic of the State of North Carolina (the "Grantee"), and its successors and assigns,

                                  WITNESSETH:

     That the Grantor, in consideration of One Dollar and other valuable consideration to it paid by the Grantee, the receipt of which is hereby acknowledged, has bargained and sold, AND BY THESE PRESENTS DOES GRANT, BARGAIN, SELL AND CONVEY UNTO THE GRANTEE, its successors and assigns, that certain tract of land situate, lying and being in Iredell County, particularly described in Exhibit A attached hereto thereon (collectively, the "Property").

     The Property was conveyed to the Grantor by a deed, dated March 24, 1979, recorded in Book 636, Page 547, in the office of the Register of Deeds of Iredell County, North Carolina;

     TO HAVE AND TO HOLD the aforesaid property and all privileges and appurtenances thereunto belonging to the Grantee, its successors and assigns in fee simple forever, but subject to the following encumbrances: (i) the Indenture and Deed of Trust, dated as of June 1, 1979, by and between the Grantee and First Union National Bank of North Carolina, (ii) liens for ad valorem taxes and special assessments not then delinquent or being contested by or on behalf of the Lessee, (iii) the Lease Agreement, dated as of June 1, 1979, by and between the Grantor and the Grantee, (iv) UTILITY, ACCESS and other easements and rights of way, MINERAL rights, restrictions, exceptions and encumbrances that will not materially interfere with or impair the operations being conducted at the paper and art/craft products manufacturing facility of the Grantor, at the Proper Property (v) mechanics' and materialmen's liens not filed or perfected in the manner prescribed by law, (vi) the exceptions listed in Exhibit B hereto and (vii) such minor defects, irregularities, encumbrances, easements, rights of way and clouds or. title, all as normally exist with respect to properties similar in character to the Property and as do not in the aggregate materially impair the property affected thereby for the purpose for which it is to be used by the Lessee.

     And the Grantor, for Itself, its successors and assigns, covenants with the Grantee, its heirs, successors and assigns, that it is seized of said premises in fee and has the right to convey the same in fee simple; that the same is free from encumbrances except as herein set forth; and that it will warrant and defend the said title to the same against the claims (except as hereinabove set forth) of all persons whomsoever.

     The plural number as used herein. shall equally include the singular. The masculine or feminine gender as used herein shall equally include the neuter.

     IN TESTIMONY WHEREOF the Grantor has caused this instrument to be signed in its corporate name by a Vice President and its corporate seal to be hereunto affixed and attested by its Secretary, this day and year first above written.

                                             HUNT MANUFACTURING CO.

                                             By _______________________________
                                                Vice President


(Seal)

Attest:

_______________________________
Assistant Secretary

STATE OF NEW YORK
                           ss.:
COUNTY OF NEW YORK

     The undersigned Notary Public in and for said county in said state, hereby certify that John H. Martin personally came before me this day and acknowledged that he is an Assistant Secretary of Hunt Manufacturing Co., a Pennsylvania corporation, and that by authority duly given and as the act of said corporation, the foregoing instrument was signed in its name by its Vice President, Rudolph M. Peins, sealed with its corporate seal, and attested by himself as its Secretary.

     Witness my hand and official seal, this the _____ day of _______________, 1979.

                                             _______________________________
                                             Notary Public

[Seal]

My commission expires:

                              GLORIA J. DE SILVIO
                        Notary Public, State of New York
                                 No. 24-4510091
                           Qualified in Kings County
                      Certificate filed in New York County
                       Commission Expires March 30, 1981

                                                                       Exhibit A

          THIS EXHIBIT A IS ATTACHED TO AND MADE A PART OF A DEED FROM HUNT MANUFACTURING CO. TO THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY DATED AS OF JUNE 1, 1979.


                            Description of Premises

     All of that certain plot, piece or parcel of land situate, lying and being in Iredell County, North Carolina, more particularly described as follows:

     BEGINNING at a point in the center of North Carolina Highway No. 90 (West Front Street) leading from Statesville, North Carolina, to Taylorsville, North Carolina, said beginning point being the Southwest corner of the tract of land conveyed to the Carnation Company by the State of North Carolina by Deed recorded in Deed Book 134, Page 125, Iredell County Registry, and running thence with the center of said; North Carolina Highway No. 90, North 62 degrees 22 minutes West 1043 feet to a point in the center of said North Carolina Highway No. 90, which point the center of said North Carolina Highway No. 90 and the center of Mecham Road, a road leading in a Northerly direction said from said North Carolina Highway No. 90 to what was formerly a part 0.1 the Piedmont Experiment Station Farm intersect; thence with the center line of said Mecham Road North 08 degrees 06 minutes East 805 feet to a point in the center 1 line of the railroad track of Alexander Railroad Company; thence with the center 1 line of the said railroad track of the Alexander Railroad Company four calls as follows: (1) South 40 degrees 05 minutes East-839.45 feet to a point; (2) thence South 43 degrees 01 minutes East 159 feet to a point: (3) thence South 48 degrees 10 minutes East 168.6 feet to a point; (4) thence South 52 decrees 30 minutes East 161.7 feet to a point in the center of said railroad track, and said point being the Northwest corner of the said tract of land conveyed to the Carnation Company by the State of North Carolina by the Deed referred to hereinabove; thence with the Western line of said Carnation Company South 15 degrees 49 minutes 40 seconds West 324.45 feet to the point of BEGINNING containing 12.76 acres, more or less, and the above description being according to a man and survey made by Kestler & MacKay, Registered Surveyors, dated April 13, 1964, revised on February 22 1979, with said revision being in regard to the location of buildings, paving, and similar matters, and not in any way being a revisions of property lines, including courses, degrees and distances; and being the identical property conveyed to National Canvas Products Corp. by Deed of Olin Corporation, dated September 26, 1975, recorded in Deed Book 578, Page 573, Iredell County Registry.

                                                                       Exhibit B

          THIS EXHIBIT B IS ATTACHED TO AND MADE A PART OF A DEED FROM HUNT MANUFACTURING CO. TO THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY DATED AS OF JUNE 1, 1979.

     1. The building line restrictions measured from the center of the Mecham Road, as set forth in the Deed from the State of North Carolina to the Empire Manufacturing Corporation, recorded in Deed Book 213, Page 255, Iredell County Registry.

     2. The right-of-way and easement of the Alexander Railroad Company, which is twenty-two (22) feet wide, measured from the center or the tracks of said railroad company; and reference is hereby made to the Deed of Alexander Railroad Company, to the Empire Manufacturing Corporation, recorded in Deed Book 213, Page 259, Iredell County Registry.

     3. The right-of-way and easement of North Carolina Highway No. 90.

     4. The right-of-way and easement of the Mecham Road.

     5. Such other right-of-ways and easements of record and general easement by prescription for city electric power lines and general electric service lines and all such rights and easements as are shown on survey of the foregoing property by Kestler and MacKay, North Carolina dated April 13, 1964 and revised February 22, 1979.

     6. Any and all zoning ordinances and regulations which may apply to, or AFFECT, the above-described real estate in any way or manner.
                                  BILL OF SALE

     KNOW ALL MEN BY THESE PRESENTS that the undersigned, HUNT MANUFACTURING CO., a Pennsylvania corporation (herein called "Hunt"), for the sum of One Dollar and other valuable consideration paid, the receipt of which is hereby acknowledged, HEREBY GRANTS, BARGAINS, SELLS, TRANSFERS AND SETS OVER to The Iredell County Industrial Facilities and Pollution Control Financing Authority, a political subdivision and body corporate and politic of the State of North Carolina (herein called the "Authority"), its successors and assigns, all of its interest in certain equipment, fixtures and property consisting of property other than real property under the laws of North Carolina and described in
Schedule 1 attached hereto as a part hereof (herein collectively called the "Equipment"), and by this Bill of Sale does hereby grant, bargain, sell and transfer the Equipment, whether or not presently existing or in the possession of Hunt, and all its right, title and interest therein to the Authority;

     TO HAVE AND TO HOLD the Equipment for itself, its successors and assigns, forever, and Hunt hereby warrants itself to have full power, good right and lawful authority to dispose of the Equipment in the aforesaid manner, but subject to the following encumbrances ("Permitted Encumbrances"): (i) liens for ad valorem taxes and special assessments not then delinquent or being contested by or on behalf of Hunt, (ii) the Lease Agreement, dated as of June 1, 1979, by and between Hunt and the Authority, (iii) utility, access and other easements and rights of way, mineral rights, restrictions, exceptions and encumbrances. that will not materially interfere with or impair the operations being conducted at the paper and art/craft products manufacturing complex of Hunt in Iredell County, (iv) mechanics' and materialmen's liens not filed or perfected in the manner prescribed by law and (v) such minor defects, irregularities, encumbrances, easements, rights of way and clouds on title, all as normally exist with respect to properties similar in character to the Equipment and as do not in the aggregate materially impair the property affected thereby for the purpose for which it is to be used by Hunt.

     Hunt for itself, its successors and assigns does hereby covenant and agree with the Authority, its successors and assigns to warrant and defend the true ownership of the Equipment by the Authority against all lawful claims and demands (except Permitted Encumbrances) of all and every person and persons whatsoever.

     Hunt further warrants that the Equipment is free and clear of all claims, liens, security interests or other encumbrances whatsoever, except for the Permitted Encumbrances.

     Hunt and the Authority hereby acknowledge that, notwithstanding the sale of the Equipment by Hunt to the Authority hereunder, Hunt is in possession of the Equipment described in Schedule 1 hereto on the date hereof and, pursuant to the Lease, will remain in possession of the Equipment after the sale thereof hereunder. Under no circumstances shall a transfer of possession of the Equipment to the Authority be necessary for the transfer of ownership effected and intended to be effected by this Bill of Sale.

     This Bill of Sale is made under, and shall be governed by the laws of, the State of North Carolina.

     WITNESS the following signatures and the corporate seal of Hunt as of June 1, 1979.

                                        HUNT MANUFACTURING Co.

                                        _______________________________
                                        Vice President

Attest


_______________________________
Assistant Secretary

                                        THE IREDELL COUNTY INDUSTRIAL
                                        FACILITIES AND POLLUTION CONTROL
                                        FINANCING AUTHORITY

                                        _______________________________
                                        Chairman

Attest:

_______________________________
Secretary

                                   SCHEDULE 1

     The equipment consists of the following item of equipment, fixtures and property consisting of property other than real property:

A.   CAFETERIA EQUIPMENT

B.   OFFICE FURNITURE AND FIXTURES PURCHASED FROM NATIONAL CANVAS PRODUCTS CORP.

C.   NARROW AISLE STACKING SYSTEM

     Racks & Docking
     3 Stock Pickers
     1 CONTROL UNIT
     2 STRADDLE TRUCKS (SHELF LOADERS)

D.   MACHINERY & EQUIPMENT

     Air Compresor-Worthington
      (with after cooler)
     Air Compressor - Lincoln
     Air Compressor - Wayne
     Rewind Machine
     Programmab1e Cutter
     5 Cutter Grinders
     Injection Molding Machine
     Shrink Wrap Machine
     Harding Precision Lathe
     Electronic Digital Scale
     Pebble Mill
     Brazing Machine

                    THE IREDELL COUNTY INDUSTRIAL FACILITIES
                                       AND
                     Pollution Control Financing Authority,
                                     Lessor
                                       and

                             Hunt Manufacturing Co.,
                                     Lessee

                                   ----------

                                 LEASE AGREEMENT

                                   ----------

                            Dated as of June 1, 1979

                                    Securing

                            Industrial Revenue Bonds
                       (Hunt Manufacturing Co. Project) of
                  The Iredell County Industrial Facilities and
                      Pollution Control Financing Authority

CERTAIN RIGHTS OF THE LESSOR UNDER THIS LEASE HAVE BEEN ASSIGNED TO, AND ARE SUBJECT TO A LIEN AND SECURITY INTEREST IN FAVOR OF, FIRST UNION NATIONAL BANK OF NORTH CAROLINA, AS TRUSTEE, UNDER AN INDENTURE AND DEED OF TRUST, DATED AS OF JUNE 1, 1979, AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME. INFORMATION CONCERNING SUCH LIEN MAY BE OBTAINED FROM THE TRUSTEE AT ONE JEFFERSON FIRST UNION PLAZA, CHARLOTTE, NORTH CAROLINA.

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----

 Title .............................................................1

 Parties........................................................... 1

                                    ARTICLE I

                      DEFINITIONS AND RULES OF CONSTRUCTION

 Section 1.1. Definitions...........................................I-1
                (1) "Acquisition" ..................................I-1
                (2) "Acquisition Fund" .............................I-1
                (3) "Additional Bonds" .............................I-1
                (4) "Additional Rent" ..............................I-1
                (5) "Affiliate" ....................................I-1
                (6) "Authority" ....................................I-1
                (7) "Authority Representative" .....................I-2
                (8) "Basic Rent" ...................................I-2
                (9) "Bond Fund" ....................................I-2
                (10) "Bondholder" or "Holder" ......................I-2
                (11) "Bonds" .......................................I-2
                (12) "Code" ........................................I-2
                (13) "Company" .....................................I-2
                (14) "Company Representative" ......................I-2
                (15) "Completion Date" .............................I-2
                (16) "Cost" ........................................I-3
                (17) "Counsel" .....................................I-4
                (18) "default" or "event of default"................I-4
                (19) "Determination of Taxability" .................I-4
                (20) "Eminent Domain" ..............................I-5
                (21) "Enabling Act" . ..............................I-5
                (22) "Government Obligations" ......................I-5
                (23) "Guarantor" ...................................I-5
                (24) "Guaranty".....................................I-5
                (25) "Improvements" ............................... I-5
                (26) "Indenture" ...................................I-6



                                       i.

                               TABLE OF CONTENTS
                                   (Continued)

                                                                   PAGE
                                                                   ----

 Section 1.1.   (27) "Lease"........................................I-6

  (Cont"d)      (28) "Lease Term" ..................................I-6
                (29) "Leased Property" .............................I-6
                (30) "Net Proceeds" ................................I-6
                (31) "Payment of the Bonds" ........................I-6
                (32) "Permitted Encumbrances" . ....................I-6
                (33) "Plans and Specifications" ....................I-7
                (34) "Project" .....................................I-7
                (35) "Refunding Bonds" .............................I-7
                (36) "Rent" ........................................I-7
                (37) "Series 1979 Bonds" ...........................I-7
                (38) "Sinking Fund" ................................I-7
                (39) "Tax Regulations" .............................I-7
                (40) "Trustee" .....................................I-7

 Section 1.2.   Rules of Construction ..............................I-8




                                   ARTICLE II

                                 REPRESENTATIONS

 Section 2.1.   Representations by the Authority...................II-1
 Section 2.2.   Representations by the Company ....................II-1





                                       ii.

                                TABLE OF CONTENTS
                                   (Continued)

                                                                 PAGE
                                                                 ----
                                   ARTICLE III

                          ACQUISITION AND INSTALLATION
                                 OF THE PROJECT

Section 3.1.         Conveyance by Company of Project
                        to Authority ...........................III-1
Section 3.2.         Agreement to Complete
                        Acquisition of the Project .............III-1
Section 3.3.         Company Not to Permit Nuisance
                        to Exist ...............................III-2
Section 3.4.         Plans and Specifications; Changes
                     in the Project ............................III-2
Section 3.5.         No Warranty by Authority ..................III-2
Section 3.6.         Compliance with Indenture .................III-3


                                   ARTICLE IV

                     ISSUANCE OF THE BONDS; COMPLETION DATE

 Section 4.1.        Agreement to Issue the Bonds ...............IV-1
Section 4.2.         Disbursements from the Acquisition Fund ....IV-1
 Section 4.3.        Establishment of Completion Date............IV-1
Section 4.4.         Disposition of Balance in Acqui-
                        sition Fund .............................IV-1
Section 4.5.         Company Required to Pay in Event
                        Acquisition Fund Insufficient............IV-2




                                      iii.

                         TABLE OF CONTENTS
                             (Continued)

                                                               PAGE
                                                               ----

                                    ARTICLE V

          DEMISE OF THE LEASED PROPERTY; EFFECTIVE DATE OF THIS LEASE;
                     DURATION; POSSESSION; RENT PROVISIONS;
                            TAXES AND UTILITY CHARGES

Section 5.1.         Demise of the Leased Property;
                        Effective Date of this Lease;
                     Duration of Lease Term .....................V-1
Section 5.2.         Quiet Enjoyment ............................V-1
Section 5.3.         Rent and Other Amounts Payable .............V-1
Section 5.4.         Taxes and Utility Charges ..................V-2
Section 5.5.         Obligations of Company Here-
                     under Unconditional ........................V-4
Section 5.6.         Prepayment of Rent .........................V-5
Section 5.7.         Net Lease...................................V-5



                                   ARTICLE VI

                      MAINTENANCE, MODIFICATIONS, REMOVALS,
                                    ADDITIONS

Section 6.1.         Maintenance and Modifications of
                        Leased Property by Company .............VI-1
Section 6.2.         Installation of Company's Own
                                    Property ...................VI-1
Section 6.3.         Removal of Leased Equipment ...............VI-2
Section 6.4.         Grant and Release of Easements ............VI-3
Section 6.5.         Option to Purchase Unimproved Land.........VI-4




                                      iv.

                                TABLE OF CONTENTS
                                   (Continued)

                                                               PAGE
                                                               ----

                                   ARTICLE VII

                          INSURANCE AND EMINENT DOMAIN

Section 7.1.            Title Insurance........................VII-1
Section 7.2.            Casualty and Liability Insurance
                          Required ............................VII-1
Section 7.3.            General Requirements Applicable to
                          Insurance ...........................VII-2
Section 7.4.            Advances by Authority or Trustee ......VII-3
Section 7.5.            Company to make up Deficiency
                          in Insurance Coverage ...............VII-3
Section 7.6.            Eminent Domain.........................VII-4
Section 7.7.            Application of Net Proceeds
                         of Insurance and Eminent Domain
                         Proceedings ..........................VII-4
 Section 7.8.           Parties to Give Notice.................VII-5


                                  ARTICLE VIII

                                SPECIAL COVENANTS

Section 8.1.           Access to the Leased Property
                         and Inspection .......................VIII-1
Section 8.2.           Company to Maintain its
                         Corporate Existence; Conditions
                         Under Which Exceptions Permitted .....VIII-1
Section 8.3.           Annual Report...........................VIII-2
Section 8.4.           Further Assurances and Corrective
                         Instruments ..........................VIII-2
Section 8.5.           Recording and Filing....................VIII-3
Section 8.6.           Opinions as to Recording and
                         Filings; Other Instruments............VIII-3
Section 8.7.           Non-Arbitrage Covenant..................VIII-3
Section 8.8.           Use of Bond Proceeds....................VIII-4
Section 8.9.           Tax Exempt Status of Bonds..............VIII-4
Section 8.10.          Indemnity Against Claims................VIII-5
Section 8.11.          Release and Indemnification.............VIII-5
Section 8.12.          Mechanics' Liens........................VIII-6



                                       v.

                               TABLE OF CONTENTS
                                   (Continued)

                                                                  PAGE
                                                                  ----

                                   ARTICLE IX

                        ASSIGNMENT, LEASING AND SELLING

Section 9.1.           Assignment of Rights by the
                          Authority to the Trustee ................IX-1
Section 9.2.           Restrictions on Transfer of
                          Authority's Rights ......................IX-1
Section 9.3.           Assignment and Sublease by the
                           Company ................................IX-2

                                    ARTICLE X

                         EVENTS OF DEFAULT AND REMEDIES

Section 10.1.         Events of Default Defined ...................X-1
Section 10.2.         Remedies on Default .........................X-2
Section 10.3.         Force Majeure ...............................X-3
Section 10.4.         Application of Amounts Realized
                          in Enforcement of Remedies ..............X-4
Section 10.5.         No Remedy Exclusive..........................X-4
Section 10.6.         Agreement to Pay Attorneys'
                          Fees and Expenses .......................X-4
Section 10.7.         Authority and Company to Give
                          Notice of Default .......................X-4

                                   ARTICLE XI

                            PREPAYMENT OF BASIC RENT

Section 11.1.          Options to Prepay Basic Rent...............XI-1
Section 11.2.          Obligation to Prepay Basic Rent
                          and Pay Taxability Payments ............XI-2
Section 11.3.          Relative Priorities and Prece-
                         dence of this Article
                         and the Indenture .......................XI-3



                                      vi.

                               TABLE OF CONTENTS
                                   (Continued)
                                                                    PAGE
                                                                    ----

                                   ARTICLE XII

                              MANDATORY PURCHASE OF
                                 LEASED PROPERTY

Section 12.1.          Mandatory Purchase of Leased
                         Property After Payment
                         of Bonds ..................................XII-1
Section 12.2.          Conveyance on Purchase ......................XII-1


                                  ARTICLE XIII

                                 MISCELLANEOUS

Section 13.1.          References to Bonds Ineffective
                          After Bonds Paid ........................XIII-1
Section 13.2.          No Additional Waiver Implied
                          by One Waiver ...........................XIII-1
Section 13.3.          Authority Representative....................XIII-1
Section 13.4.          Company Representative......................XIII-1
Section 13.5.          Notices.....................................XIII-1
Section 13.6.          If Payment or Performance Date
                         a Legal Holiday ..........................XIII-2
Section 13.7.          Binding Effect..............................XIII-2
Section 13.8.          Severability................................XIII-2
Section 13.9.          Amendments, Changes and Modifications ......XIII-3
Section 13.10.         Execution in Counterparts...................XIII-3
Section 13.11.         Applicable Law..............................XIII-3
Section 13.12.         No Charge Against Authority
                          Credit ..................................XIII-3
Section 13.13.         Authority Not Liable........................XIII-3
Section 13.14.         Amounts Remaining in the Bond
                         Fund and the Acquisition Fund.............XIII-3

Acknowledgments ...................................................XIII-4



                                      vii.

     This LEASE AGREEMENT dated as of June 1, 1979 (the "Lease"), between THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY, a political subdivision and body corporate and politic of the State of North Carolina, as lessor (the "Authority"), and HUNT MANUFACTURING CO., a corporation organized under the laws of the State of Pennsylvania and qualified to do business as a foreign corporation in the State of North Carolina, as lessee (the "Company"),

                               W I T N E S S E T H

     In consideration of the respective representations and agreements hereinafter contained, the parties hereto, recognizing that under the Enabling Act (hereinafter defined) this Lease shall not in any way obligate the State of North Carolina or any political subdivision or agency thereof, including Iredell County, North Carolina and the Authority, to raise any money by taxation or use other public moneys for any purpose in relation to the Project or the Leased Property (as each is hereinafter defined) and that neither the State of North Carolina nor any political subdivision or agency thereof, including Iredell County, North Carolina and the Authority, shall pay or promise to pay any debt or meet any financial obligation to any person at any time in relation to the Project or the Leased Property, except from revenues received or to be received under the provisions of this Lease or the Indenture or derived from the exercise of the rights of the Authority or the Trustee under this Lease or the Indenture, agree as follows:

                                    ARTICLE I

                      DEFINITIONS AND RULES OF CONSTRUCTION

     Section 1.1. DEFINITIONS. In addition to words and terms elsewhere defined in this Lease, the following words and terms shall have the following meanings:

            (1) "Acquisition", when used in connection with the Project, shall mean, without limitation, the acquisition, improvement, equipping and provision of the Project.

            (2) "Acquisition Fund" shall mean the fund created by Section 401 of the Indenture.

            (3) "Additional Bonds" shall mean the Bonds authorized to be issued under Section 209 of the Indenture for the purpose of financing all or a portion of the Cost of the Project, to the extent that the proceeds of Series 1979 Bonds and all other available funds in the Acquisition Fund are insufficient therefor, or the Cost of any Improvements.

            (4) "Additional Rent" shall mean the amounts payable pursuant to
      Section 5.3(b) hereof by the Company for the account of or to the Authority to provide for payment of the fees and charges of the Trustee and the paying agents for the Bonds and of certain costs and expenses incurred by the Authority, respectively.

            (5) "Affiliate" shall mean any person directly or indirectly controlling or controlled by or under direct or indirect common control with another person. For the purposes of this definition, "control" when used with respect to a person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            (6) "Authority" shall mean The Iredell County Industrial Facilities and Pollution Control Financing

     Authority, a political subdivision and body corporate and politic of the State of North Carolina, and its successors and assigns and any body resulting from or surviving any consolidation or merger to which it or its successors may be a party.

          (7) "Authority Representative" shall mean any one of the persons at the time designated to act on behalf of the Authority by written certificate furnished to the Company and the Trustee containing the specimen signatures of such persons and signed on behalf of the Authority by its Chairman or Vice Chairman.

          (8) "Basic Rent" shall mean the amounts payable pursuant to Section 5.3(a) hereof by the Company for the account of the Authority to provide for the payment of the principal of and redemption premium, if any, and interest on the Bonds.

          (9) "Bond Fund" shall mean the fund created by Section 501 of the Indenture.

          (10) "Bondholder" or "Holder" shall mean the Registered Owner (as defined in the Indenture) of any registered Bond and the bearer of any coupon Bond not registered as to principal alone.

          (11) "Bonds" shall mean Series 1979 Bonds, the Additional Bonds and the Refunding Bonds.

          (12) "Code" shall mean the Internal Revenue Code of 1954, as amended.

          (13) "Company" shall mean Hunt Manufacturing Co., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania and its successors and assigns and any surviving, resulting or transferee corporation or other entity.

          (14) "Company Representative" shall mean any one of the persons at the time designated to act on behalf of the Company by written certificate furnished to the Authority and the Trustee containing the specimen signatures of such persons and signed on behalf of the Company by the President, a Vice President, the Treasurer or an Assistant Treasurer thereof. The Company Representative may be an employee of the Company.

          (15) "Completion Date" shall mean the date of completion of the Project as that date shall be certified as provided in Section 4.3 hereof.

          (16) "Cost" as applied to the Project and any Improvements shall mean all costs which the Authority or the Company may properly pay or accrue for the Acquisition of the Project or such Improvements under the Enabling Act and which, under generally accepted accounting principles and under applicable regulations of the United States Department of the Treasury, are chargeable to the capital account of the Project or such Improvements, as the case may be, including, without limitation, in the case of the Project, the following:

               (a) obligations of the Company incurred in connection with the purchase of the Project, including the purchase price of the manufacturing and industrial facility for the production of paper and other art/craft products, all legal, recording and other fees, and taxes and expenses related thereto;

               (b) obligations of the Company incurred for labor and materials in connection with the Acquisition of the Project;

               (c) preparation of the plans and specifications for the Project (including any preliminary study or planning of the Project or any aspect thereof);

               (d) payment of the fees for engineering, supervisory and consulting services relating to the Project;

               (e) payment, to the extent they shall not be paid by a contractor, of the premiums of all insurance and surety and performance bonds required to be maintained in connection with the improvement of the Project;

               (f) payment of any initial or acceptance fee of the Trustee and any fees and expenses incurred in connection with the preparation, recording or filing of such documents, instruments or financing statements as either the Company or the Authority may deem desirable to perfect or protect the rights of the Authority and the Trustee under this Lease, the Indenture and the Guaranty;

               (g) payment of legal, accounting and financial advisory fees and expenses, filing fees, and printing and engraving costs incurred in connection with the authorization, issuance, sale and purchase of the Series 1979 Bonds and any Additional Bonds issued to finance all or a portion of the Cost of the Project, and the preparation of this Lease, the Indenture, and the Guaranty;

               (h) interest to accrue on the Series 1979 Bonds and any Additional Bonds issued to finance all or a portion of the Cost of the Project to the Completion Date;

               (i) any administrative or other fees charged by the Authority, the Department of Commerce or the Local Government Commission of the State of North Carolina, or reimbursement thereto of expenses, in connection with the Project to the Completion Date; and

               (j) payment of any other costs and expenses relating to the Project which would constitute costs or expenses for which the Authority may expend Bond proceeds under the Enabling Act.

     (17) "Counsel" means a lawyer or a firm of lawyers duly admitted to practice law in one of the United States and may, but need not be, counsel to the Authority or the Company.

     (18) "default" or "event of default" shall mean any one or more of the events or circumstances set forth in Section 10.1 hereof.

     (19) "Determination of Taxability" shall mean any determination, decision or decree made in regard to Section 103(b)(6)(d) of the Code by the Commission or any District Director of the Internal Revenue Service or by any court of competent jurisdiction that interest on the Series 1979 Bonds is includable in the gross income of the recipient under Section 103 of the Code and regulations thereunder for any reason other than that the Holder is a substantial user of the Leased Property or a related person within the meaning of Section 103(b) (8) of the Code.

     (20) "Eminent Domain" shall mean the taking of title to, or the temporary use of, the Leased Property or any part thereof pursuant to eminent domain or condemnation proceedings, or by any settlement or compromise of such proceedings, or any voluntary conveyance of the Leased Property or any part thereof during the pendency of, or as a result of a threat of, such proceedings.

     (21) "Enabling Act" shall mean Chapter 800 of the 1975 Session Laws of North Carolina, as amended, which as codified appears as Chapter 159C of the General Statutes of North Carolina.

     (22) "Government Obligations" shall mean (a) direct obligations of the United States of America or obligations for the payment of which the full faith and credit of the United States of America is pledged, or (b) obligations of the Government National Mortgage Association, Federal Intermediate Credit Banks, Federal Banks for Cooperatives, Federal Land Banks, and Federal Home Loan Banks; provided, however, that for purposes of Section 1301 of the Indenture, such term shall mean the obligations described in clause (a) of this :definition only.

     (23) "Guarantor" shall mean Hunt Manufacturing Co., a Pennsylvania corporation, as guarantor under the Guaranty, and its successors and assigns thereunder.

     (24) "Guaranty" shall mean the Guaranty Agreement, rated as of the date hereof, between the Guarantor and the Trustee, together with any amendments and supplements thereto permitted by the Indenture, pursuant to which the Guarantor guarantees to the Trustee timely payment of the principal of and redemption premium, if any, and interest on the Bonds when the same shall become due and payable.

     (25) "Improvements" shall mean any real or tangible personal property acquired, constructed or installed in, or used in, Iredell County, North Carolina, by the Company and financed, in whole or in part, by Additional Bonds.

     (26) "Indenture" shall mean the Indenture and Deed of Trust, dated as of the date hereof, between the Authority and First Union National Bank of North Carolina, Trustee, together with any amendments and supplements to the Indenture permitted thereby.

     (27) "Lease" shall mean this Lease Agreement, together with any amendments and supplements hereto permitted by the Indenture.

     (28) "Lease Term" shall mean the duration of the leasehold estate created by this Lease as specified in Section 5.1 hereof.

     (29) "Leased Property" shall mean the Project, any Improvements and all additions, modifications and improvements thereto and all substitutions therefor to the extent provided herein, less all removals therefrom as herein permitted, as the same shall exist at any time, leased to the Company by the Authority pursuant to this Lease, as described in Exhibit A hereto.

     (30) "Net Proceeds" when used with respect to any insurance proceeds or award resulting from, or other amount received in connection with, Eminent Domain shall mean the gross proceeds from the insurance or such award or other amount, less all expenses (including attorneys' fees and any extraordinary fee of the Trustee) incurred in the realization thereof.

     (31) "Payment of the Bonds" shall mean payment of the principal of and redemption premium, if any, and interest on all the Bonds in accordance with their terms, whether through payment at maturity or purchase or redemption or provision for such payment in such a manner that the Bonds shall be deemed to have been paid under the second paragraph of Section 1301 of the Indenture.

     (32) "Permitted Encumbrances" shall mean, as of any particular time, (i) liens for ad valorem taxes and special assessments, if any, not then delinquent, to the extent permitted in Section 5.4 of this Lease, (ii) this Lease and any assignment or sublease permitted hereby,
(iii) the Indenture, (iv) mechanics', materialmen's, warehousemen's, carriers' and other similar liens to THE EXTENT PERMITTED in Section 8.12 of this Lease and (v) such minor defects, irregularities, encumbrances, easements, rights of way and clouds on title as normally exist with respect to properties similar in character to the Project and as do not materially impair the property affected thereby for the purpose for which it is used by the Company.

     (33) "Plans and Specifications" means the plans and specifications prepared for the Project as implemented, detailed or revised from time to time prior to the completion of the Project in accordance with this Lease Agreement.

     (34) "Project" shall mean, collectively, the real and tangible personal property described in Exhibit A hereto at any time from the date of the issuance of the Series 1979 Bonds until the Completion Date.

     (35) "Refunding Bonds" shall mean the Bonds authorized to be issued under
Section 210 of the Indenture for the purpose of refunding any or all of the Bonds of any series then outstanding.

     (36) "Rent" shall mean, collectively, the Basic Rent and the Additional Rent payable by the Company pursuant to Section 5.3 hereof.

     (37) "Series 1979 Bonds" shall mean the Bonds authorized to be issued by the Authority under Section 208 of the Indenture for the purpose of financing a portion of the Cost of the Project.

     (38) "Sinking Fund" means the Sinking Fund created by Section 302 of the Indenture.

     (39) "Tax Regulations" shall mean the applicable regulations under Section 103 of the Code whether at the time proposed, temporary, final or otherwise.

     (40) "Trustee" shall mean the banking institution at the time serving as trustee under the Indenture.

Section 1.2. RULES OF CONSTRUCTION.

      (a) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders.

      (b) Unless the context shall otherwise indicate, the terms "Bond", "Registered Owner", "Holder", and "person" shall include the plural as well as the singular number, and "person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      (c) Words importing the redemption or calling for redemption of the Bonds shall not be deemed to refer to or connote the payment of Bonds at their stated maturity.

      (d) The Table of Contents, captions and headings in this Lease are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Lease.

      (e) All references herein to particular articles or sections are references to articles or sections of this Lease unless some other reference is established.

      (f) Any inconsistency between the provisions of this Lease and the provisions of the Indenture shall be resolved in favor of the provisions of the Indenture.

                                   ARTICLE II

                                 REPRESENTATIONS

     Section 2.1. REPRESENTATIONS BY THE AUTHORITY. The Authority represents and warrants that:

               (a) The Authority is a duly constituted political subdivision and body corporate and politic of the State of North Carolina, established under the Enabling Act.

               (b) Under the provisions of the Enabling Act, the Authority is duly authorized to enter into, execute and deliver this Lease, to undertake the transactions contemplated by this Lease and to carry out its obligations hereunder.

               (c) By duly adopted resolution, the Authority has duly authorized the execution and delivery of this Lease and the Indenture and the issuance and sale of the Series 1979 Bonds all for the purpose of fostering and encouraging the development of industrial and manufacturing facilities within the State of North Carolina in order to alleviate unemployment and raise below-average manufacturing wages in North Carolina.

               (d) The Authority has obtained all approvals required by the Enabling Act for the issuance of the Bonds, including, from the Secretary of the Department of Commerce and from the Local Government Commission of the State of North Carolina, approval of the Project and of the issuance of the Series 1979 Bonds in satisfaction of the requirements of G.S. 159C-7 and 159C-8, respectively, of the Enabling Act.

     Section 2.2. REPRESENTATIONS BY THE COMPANY. The Company represents and warrants as follows:

               (a) The Company is incorporated under the laws of the Commonwealth of Pennsylvania and is qualified to do business as a foreign corporation in the State of North Carolina, has legal authority to enter into and to perform the agreements and covenants on its part contained in this Lease and has duly authorized the execution and delivery of this Lease.

               (b) The execution and delivery of this Lease, the consummation of the transactions contemplated hereby, and the fulfillment of or compliance with the terms and conditions of this Lease will not conflict with or constitute a breach of or default under the articles of incorporation or by-laws of the Company or any agreement or instrument to which the Company is a party or by which it is bound.

               (c) At the Completion Date, the Company expects to pay to employees at the Project an average weekly manufacturing wage which is above the average weekly manufacturing wage paid in Iredell County. The jobs to be created, directly and indirectly, by the operation of the Project will be large enough in number to have a measurable impact on the area immediately surrounding the Project and will be commensurate with the size and nature of the Project. The Company has the capability to operate the Project. The financing of a portion of the cost of the Project by the Authority will not result in the abandonment of an existing industrial or manufacturing facility of the Company or an Affiliate of the Company elsewhere within North Carolina.

               (d) Ninety percent or more of the proceeds of the Series 1979 Bonds (after deducting amounts used to pay expenses of issuing the Series 1979 Bonds) will be used to pay those items of the Cost of the Project, or portions thereof, which constitute costs of acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation within the meaning of Section 103(b)(6)(A) of the Code and the Tax Regulations.

               (e) None of the proceeds of the Series 1979 Bonds will be used as working capital or to finance inventory within the meaning of Treas. Reg. 1.103-10(b)(1)(ii) as promulgated under Section 103(b)(6)(A) of the Code.

               (f) As of the date of issuance of the Series 1979 Bonds, the sum of (i) the face amount of all bonds issued under Section 103(b)(6) of the Code, other than the Series 1979 Bonds, theretofore issued and outstanding with respect to facilities located in Iredell County, North Carolina, or with respect to facilities integrated with or contiguous to such facilities, the principal user of which is or will be the Company or one or more related persons (as defined in Section 103(b)(6)(C) of the Code), and then outstanding, (ii) the aggregate amount of "capital expenditures" (within the meaning of Section 103(b)(6)(D) of the Code) with regard to such facilities paid or incurred during the period beginning three years before the date of the issuance of the Series 1979 Bonds (and financed otherwise than out of the proceeds of the bonds described in clauses (i) and (iii) of this paragraph (f)), and (iii) the aggregate authorized face amount of the Series 1979 Bonds, is less than $10,000,000.

               (g) The Company presently expects to operate the Project for the production of paper and other art/craft products from the Completion Date to the expiration of this Lease.

               (h) Neither the Project, nor any of the several components thereof, had been financed by the Company or any Affiliate thereof prior to, and the commencement of the Acquisition of the Project, and each of the several components thereof, by the Company or any Affiliate thereof occurred subsequent to, January 5, 1979.

               (i) At the Completion Date, the Project will be a "project", and more specifically a "manufacturing project for industry", within the meaning of the Enabling Act.

                                   ARTICLE III

                   ACQUISITION AND INSTALLATION OF THE PROJECT

     Section 3.1. CONVEYANCE BY COMPANY OF PROJECT TO AUTHORITY. The Company has heretofore assigned and transferred to the Authority by appropriate instruments (receipt of which is hereby acknowledged by the Authority) the Project as initially described in Exhibit A hereto. The Company hereby agrees to cause to be executed and delivered to the Authority all such further deeds, assignments, bills of sale and documents, if any, as shall be necessary, in the Opinion of Counsel selected by the Authority, to subject the Leased Property to this Lease and to the lien of the Indenture.

     Section 3.2. AGREEMENT TO COMPLETE ACQUISITION OF THE PROJECT. The Authority and the Company agree that the Company shall complete the Acquisition of the Project with all reasonable dispatch, delays incident to strikes, riots, acts of God or the public enemy or any delay beyond its reasonable control only excepted; but, if such Acquisition is delayed for any reason, there shall be no diminution in or postponement of the Rent payable by the Company pursuant to this Lease.

     The Company shall obtain all necessary permits and approvals for the Acquisition of the Project and operation and maintenance of the Leased Property and shall comply with all lawful requirements of any governmental body regarding the use or condition of the Leased Property, whether existing or later enacted or foreseen or unforeseen or whether involving any change in governmental policy or requiring structural or other changes to be part or all of the Leased Property and irrespective of the cost of making the same.

     Nothing in this Section shall require the Company to comply with any law, ordinance, rule or regulation or to obtain any certificate or permit if, in the judgment of the Company, the failure to so comply or take such action would have no material adverse effect on the Acquisition or use of the Project and, in the event that enforcement of such law, ordinance, rule or regulation is sought by any person, the Lessee contests such enforcement in good faith.




                                 III-1

     Section 3.3. COMPANY NOT TO PERMIT NUISANCE TO EXIST. The Company shall operate the Leased Property in such a manner as not to commit a nuisance.

     Section 3.4. PLANS AND SPECIFICATIONS; CHANGES IN THE PROJECT. The Company shall maintain a set of Plans and Specifications at the Leased Property which shall be available to the Authority for inspection and examination during the Company's regular business hours, or, if the Authority shall so direct, the Company shall file with the Authority a copy of the Plans and Specifications, and the Authority and the Company agree that the Company may supplement, amend and add to the Plans and Specifications, and that the Company shall be authorized to omit or make substitutions for components of the Project, without the approval of the Authority, provided that no such change shall be made which shall be contrary to the representation made by the Company in Section 2.2(d),
(e), (f) or (i) hereof. Except as required by the Indenture in connection with requisitions from the Acquisition Fund, no approvals of the Authority shall be required for the Acquisition of the Project or for the solicitation, negotiation, award or execution of contracts relating thereto.

     In the case of any substitution mentioned in the preceding paragraph that would render materially inaccurate the description of the Project contained in Exhibit A to this Lease, there shall be delivered to the Trustee and the Authority (i) a revised Exhibit A containing a description of the Project which shall have been certified by a Company Representative, and (ii) an opinion of Counsel, selected by the Authority, stating that the Project described in the revised Exhibit A will constitute a "project" within the meaning of the Enabling Act and that the expenditure of moneys in the Acquisition Fund to pay for the Cost of the Project described therein will not cause the interest on any Bonds then outstanding to be includable in the gross income of the Holders (except any Holder who is a "substantial user" or "related person" within the meaning of
Section 103(b)(8) of the Code) of such Bonds for Federal income tax purposes.

     Section 3.5. NO WARRANTY BY AUTHORITY. The Company recognizes that since the components of the Project have been AND ARE to be designated and selected by it, THE AUTHORITY HAS NOT MADE AN INSPECTION OF THE PROJECT OR OF ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, AND THE



                                      III-2

AUTHORITY MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR OTHERWISE, WITH RESPECT TO THE SAME OR THE LOCATION, USE, DESCRIPTION, DESIGN, MERCHANTABILITY, FITNESS FOR USE FOR ANY PARTICULAR PURPOSE, CONDITION OR DURABILITY THEREOF, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR AS TO THE AUTHORITY'S TITLE THERETO OR OWNERSHIP THEREOF OR OTHERWISE, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY THE COMPANY. IN THE EVENT OF ANY DEFECT OR DEFICIENCY OF ANY NATURE IN THE PROJECT OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER PATENT OR LATENT, THE AUTHORITY SHALL HAVE NO RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION 3.5 HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES OR REPRESENTATIONS BY THE AUTHORITY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROJECT OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANOTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE.

     Section 3.6. COMPLIANCE WITH INDENTURE. Unless an "event of default" under
Section 10.1 of this Lease shall have occurred and be continuing, the Authority, at the request of the Company, shall (a) cause requisitions for payments from the Trustee to be filed in accordance with the Indenture and (b) take any other action authorized under the Indenture, subject to the provisions of this Lease and the Indenture.



                                     III-3

                                   ARTICLE IV

                     ISSUANCE OF THE BONDS; COMPLETION DATE

     Section 4.1. AGREEMENT TO ISSUE THE BONDS. (a) In order to provide funds for payment of a portion of the Cost of the Project (as presently estimated by the Company), the Authority agrees that it will sell, issue and deliver the Series 1979 Bonds in the aggregate principal amount of $2,000,000 to the purchaser or purchasers thereof and deposit the proceeds of the Series 1979 Bonds with the Trustee for application as provided in Sections 208 and 211 of the Indenture.

               (b) Upon the request of the Company, the Authority agrees to authorize the issuance of Additional Bonds and Refunding Bonds for the purposes and upon the terms and conditions provided in the Indenture.

     Section 4.2. DISBURSEMENTS FROM THE ACQUISITION FUND. In the Indenture, the Authority has authorized and directed the Trustee to make payments from the Acquisition Fund to pay any Cost of the Project, or to reimburse the Company for any Cost of the Project, paid or incurred by the Company before or after the execution and delivery of this Lease and the issuance and delivery of the Series 1979 Bonds, pursuant to requisitions complying with the provisions of Section 402 of the Indenture.

     Section 4.3. ESTABLISHMENT OF COMPLETION DATE. The Completion Date of the Project shall be the date on which the Company Representative delivers to the Trustee a certificate stating that, except for amounts retained by the Trustee at the Company's direction for any Cost of the Project not then due and payable, the Acquisition of the Project has been completed substantially in accordance with the Plans and Specifications and all costs and expenses incurred in connection therewith have been paid. Notwithstanding the foregoing, such certificate shall state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being.

     Section 4.4. DISPOSITION OF BALANCE IN ACQUISITION FUND. As soon as practicable after, and in any event within 60 days from, the receipt of the certificate mentioned in Section 4.3, all amounts then in the Acquisition Fund, including any unliquidated investments made with moneys theretofore deposited in the ACQUISITION FUND, EXCEPT FOR AMOUNTS retained by the Trustee for any Cost of the Project as provided in Section 4.3, at the direction of the Company Representative, shall be (i) used for the purchase of Bonds in the open market for the purposes of cancellation, or (ii) used for such other purposes as, in the opinion of Counsel nationally recognized on the subject of municipal bonds, will not cause the interest on the Bonds or any thereof to become subject to Federal income taxes then in effect.

     Section 4.5. COMPANY REQUIRED TO PAY IN EVENT ACQUISITION FUND INSUFFICIENT. In the event the moneys in the Acquisition Fund should not be sufficient to pay the total actual costs of the Project in full, the Company agrees to complete the Project and to pay that portion of the Cost of the Project in excess of the moneys available therefor in the Acquisition Fund. The Authority makes no warranty, either express or implied, that the moneys paid into the Acquisition Fund and available for payment of the Cost of the Project will be sufficient to pay the total actual costs of the Project in full. The Company agrees that if, after exhaustion of the moneys in the Acquisition Fund, the Company should pay any portion of the Cost of the Project pursuant to the provisions of this Section, it shall not be entitled to any reimbursement therefor from the Authority or from the Trustee or from the Holders of any of the Bonds and it shall not be entitled to any diminution of the Rent payable under Section 5.3 hereof.

                                    ARTICLE V

          DEMISE OF THE LEASED PROPERTY; EFFECTIVE DATE OF THIS LEASE;
                     DURATION; POSSESSION; RENT PROVISIONS;
                            TAXES AND UTILITY CHARGES

     Section 5.1. DEMISE OF THE LEASED PROPERTY; EFFECTIVE DATE OF THIS LEASE; DURATION OF LEASE TERM. The Authority hereby demises and leases to the Company, and the Company hereby leases from the Authority, the Leased Property at the Rent set forth in Section 5.3 hereof and otherwise in accordance with the provisions hereof. This Lease shall become effective upon its delivery, and, subject to the provisions of this Lease, including without limitation Articles X and XI and Section 13.9 hereof, shall expire on the day following the final maturity date of the Bonds, or if Payment of the Bonds shall not then have been made, on the day after the date on which Payment of the Bonds shall have been made.

      Section 5.2. QUIET ENJOYMENT. The Authority hereby covenants and agrees that it will not take any action, other than pursuant to Section 8.1 or Article X of this Lease, to prevent the Company from having quiet and peaceable possession and enjoyment of the Leased Property during the Lease Term and will, at the request of the Company and at the Company's expense, to the extent that the Authority may lawfully do so, join in any legal action in which the Company asserts its right to such possession and enjoyment.

      Section 5.3. RENT AND OTHER AMOUNTS PAYABLE. Until Payment of the Bonds shall have been made, the Company agrees to pay Rent for the Project in the following amounts and in accordance with the following terms and provisions:

            (a) the Company shall pay Basic Rent for the Leased Property in an aggregate amount equal to the principal of and redemption premium, if any, and interest on the Bonds whether at maturity, upon redemption or otherwise under the Indenture. The Company agrees to pay to the Trustee, for the account of the Authority, the Basic Rent in installments in the amounts and in the manner and one day in advance of the times required to enable the Authority to cause timely payment to be made to the Holders of the Bonds of the principal of, redemption premium, if any, interest on the Bonds, whether at maturity, upon redemption or otherwise and, the amount, if any, required to be deposited in the Sinking Fund, created under the Indenture, provided that any amount credited under the Indenture against any payment required to be made by the Authority shall be credited against the corresponding payment required to be made by the Company hereunder.

     If the Company shall fail to make any payment of Basic Rent when due, the payment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company agrees to pay the same with interest thereon from the due date thereof at the rate of 8$ per annum or, if the rate of 8% per annum shall be unlawful, then at the maximum rate permitted by law, until paid.

               (b) As Additional Rent, the Company agrees to pay

                    (i) the reasonable fees and charges of the Trustee for all services of the Trustee (including, without limitation, preparation of the report required by Section 404 of the Indenture) and all its reasonable expenses (including reasonable counsel fees) incurred under the Indenture, as and when the same become due;

                    (ii) the reasonable fees and charges of the Trustee, as bond registrar and paying agent, and any other paying agents of the Bonds for acting as paying agents as provided in the Indenture, as and when the same become due; and

                    (iii) all reasonable costs and expenses incurred by the
               Authority in connection with the issuance of the Bonds and the administration of this Lease and the Indenture.

     Section 5.4. TAXES AND UTILITY CHARGES. (a) Recognizing that Article V, ss.9 of the Constitution of North Carolina provides as to projects to be financed under the Enabling Act, such as the Project, in effect that the Leased Property and all transactions related thereto shall be subject to taxation to the extent the Leased Property and such transactions would be subject to taxation if the Authority were not the owner and lessor of the Leased Property, the Company will pay, as the same respectively become due, all taxes, assessments, governmental and other charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Leased Property or any buildings, structures, improvements, machinery, equipment, or other property constructed, installed or brought by the Company in or about the Leased Property pursuant to Section 6.2 hereof, including, without limiting the generality of the foregoing, any tax upon or with respect to the income or profits of the Authority from the Leased Property and which, if not paid, will become a lien on the Leased Property or a charge on the Rent to be derived under this Lease prior to or on a parity with the charge thereon and the pledge or assignment thereon to be created and made in the Indenture and ad valorem, sales and excise taxes, assessments and charges upon the Company's interest in the Leased Property, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Leased Property and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by lien on the Leased Property.

     (b) The Company may, at its expense, and in its own name and behalf or, upon the written approval of the Authority (which approval shall not be unreasonably withheld) in the name and behalf of the Authority, contest in good faith any such levy, tax, assessment, or other charge and, in the event of any such contest, may permit such levy, tax, assessment, or other charge so contested to remain unpaid during the period of such contest and any appeal therefrom unless the Authority or the Trustee shall notify the Company that, in the opinion of Counsel, by nonpayment of any such items the lien of the Indenture as to any part of the Rent and other revenues to be derived from this Lease will be materially endangered or the Leased Property or any material part thereof will be subject to imminent loss or forfeiture, in which event the Company shall promptly pay or bond and cause to be satisfied or discharged such levy, tax, assessment or other charge.

The Authority at the expense of the Company will cooperate fully with the Company in any such contest. In the event that the Company shall fail to pay or bond any of the foregoing items required by this Section to be paid or bonded by the Company, the Authority or the Trustee may (but shall be under no obligation to) pay or bond the same, and the Company agrees to reimburse the Authority and the Trustee to the extent of the amounts so advanced by them, or either of them, with interest thereon at the rate of 8% per annum from the date of advancement to the date of reimbursement.

     (c) Promptly on request, the Company shall furnish the Authority and the Trustee with proof of payment of any taxes, governmental charges, utility charges, insurance premiums or other charges required to be paid by the Company under this Lease.

     Section 5.5. OBLIGATIONS OF COMPANY HEREUNDER UNCONDITIONAL. The obligations of the Company to pay the Rent and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall not be subject to diminution by set-off, counterclaim, abatement or otherwise. Until such time as Payment of the Bonds shall have been made, the Company (i) shall not suspend or discontinue any payment of Rent, (ii) shall perform and observe all of its other agreements contained in this Lease, and
(iii) except as provided herein, will not terminate this Lease for any cause whatsoever; provided, however, that nothing contained in this Section shall be construed to release the Authority from the performance of any of the agreements on its part herein contained; and in the event the Authority should fail to perform any such agreement on its part, the Company may institute such action against the Authority as the Company may deem necessary to compel performance so long as such action shall not violate the agreements on the part of the Company contained in the first sentence of this Section or the provisions of Section
13.13 of this Lease or decrease the Basic Rent required to be paid by the Company. The Company may, however, at its own cost and expense and in its own name or in the name of the Authority, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of possession, occupancy and use hereunder, and in such event, in the absence of any default hereunder by the Company, the Author-ity hereby agrees to cooperate fully with the Company and to take all action necessary to effect the substitution of the Company for the Authority in any action or proceeding if the Company shall so request.

     Section 5.6. PREPAYMENT OF RENT. There is expressly reserved to the Company the right, and the Company is authorized and permitted, at any time it may choose, to prepay all or any part of the Basic Rent as provided in Section 11.1 hereof, and the Company shall be obligated to prepay the entire unpaid balance of the Basic Rent as provided in Section 11.2.

     Section 5.7. NET LEASE. This Lease shall be deemed and construed to be a "net lease", and the Company during the Lease shall pay, absolutely net, Rent and all other payments required hereunder, free of any deductions, without abatement, diminution or setoff, other than as herein expressly provided.

                                   ARTICLE VI

                      MAINTENANCE, MODIFICATIONS, REMOVALS,
                                    ADDITIONS

     Section 6.1. MAINTENANCE AND MODIFICATIONS OF LEASED PROPERTY BY COMPANY. The Authority will be under no obligation to operate, maintain or repair the Leased Property. The Company agrees that during the Lease Term it will at its own expense keep the Leased Property in as reasonably safe repair and operating condition as, in the sole opinion of the Company, is needed for its operations. The Company may, also at its own expense, make from time to time any additions, modifications or improvements to the Leased Property that it may deem desirable for its business purposes and that do not materially impair the effective use, or in the sole opinion of the Company materially decrease the value, of the Leased Property. All such additions, modifications and improvements so made by the Company shall become a part of the Leased Property; provided that any machinery, equipment or other property constructed and installed by the Company, from other than Bond proceeds or other moneys in the Acquisition Fund, in accordance with the provisions of Section 6. 2 hereof shall not become part of the Leased Property and may be removed by the Company at any time and from time to time while it is not in default under this Lease.

     Section 6.2. INSTALLATION OF COMPANY'S OWN PROPERTY. Subject to the provisions of Sections 6.1 and 6.3 hereof, nothing contained in this Lease shall prevent the Company, from time to time, at its own expense, from constructing, placing, or installing in or upon the land comprising a part of the Leased Property, improvements, machinery, equipment or other property. Subject to the provisions of Sections 6.1 and 6.3 hereof, all such additional improvements, machinery, equipment or other property shall remain the sole property of the Company in which neither the Authority nor the Trustee shall have any interest, shall not become part of the Leased Property, and may be modified or removed subject to Section 6.1 hereof at any time while the Company is not in default hereunder; provided, however, that any damage to the Leased Property occasioned by such removal shall be repaired by the Company at its own expense. Subject to the right of the Company to contest the same in good faith, the Company agrees to pay when due the purchase price of, and all costs and expenses with respect to, the acquisition, construction and installation of any such additional buildings, structures, improvements, machinery, equipment or other property.

     Section 6.3. REMOVAL OF LEASED EQUIPMENT. Subject to the provisions of
Section 10.1(f) hereof, the Authority shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary Leased Property, including any machinery, equipment or fixtures comprising a portion of the Leased Property (hereinafter in this Section called "Leased Equipment"). In any instance where the Company in its sole discretion determines that any items of Leased Equipment have become inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary, the Company may remove such items of Leased Equipment from the Leased Property and (on behalf of, and after notice to, the Authority) sell, trade in, exchange or otherwise dispose of such items (as a whole or piecemeal), provided that the Company shall either:

          (a) substitute and install anywhere on the Leased Property other machinery, equipment or related property having equal or greater utility (but not necessarily having the same function or value), in the operation of the Leased Property (provided such removal and substitution shall not impair operating unity), all of which substituted machinery, equipment or related property shall be free of all liens and encumbrances (other than Permitted Encumbrances) and shall become a part of the Leased Property; or

          (b) if it shall not make any such substitution and installation, pay to the Trustee as a prepayment of Basic Rent pursuant to Section 11.1(b) of this Lease for deposit to the credit of the Bond Fund and application, as directed by the Lessee to the purchase or redemption, at the first practicable call date of the Bonds, in accordance with the provisions of
     Section 301 of the Indenture, (i) in the case of the sale of any such items of Leased Equipment to any one other than itself or an Affiliate of the Company or in the case of the scrapping thereof, the proceeds from such sale or scrapping, (ii) in the case of the trade-in of any such items of Leased Equipment, an amount equal to the amount of the credit received by it in such trade-in, and (iii) in the case of the sale to itself or an Affiliate of the Company of any such items of Leased Equipment or in the case of a disposition thereof not specifically mentioned in clauses (i), (ii), or (iii) hereof, an amount equal to the original cost thereof less depreciation at rates calculated in accordance with generally accepted accounting principles or an amount equal to the fair value thereof (as determined by the Company), whichever is greater. In the event that the Company prior to such removal of items of Leased Equipment from the Leased Property has contributed its own funds to the acquisition, improvement or installation of machinery, equipment or related property which has become part of the Leased Equipment, the Company may take credit to the extent of the amounts so spent by it against the requirements of subsections (a) and (b) of this Section; provided, however, that the provisions of this sentence shall not relieve the Company of its obligations under the third sentence of Section 6.1 hereof and provided, further, that any machinery, equipment or related property so acquired, improved or installed shall meet the requirements of subsection (a) of this Section with respect to utility and encumbrances. The removal from the Leased Property of any items of Leased Equipment pursuant to the provisions of this Section shall not entitle the Company to any abatement or diminution of the Rent payable under Section 5.3 hereof.

     The Company will not remove, or permit the removal of, any of the Leased Equipment except in accordance with the provisions of this Section.

     Section 6.4. GRANT AND RELEASE OF EASEMENTS. If no event of default shall have occurred and be continuing, the Company may at any time or times grant easements, licenses, rights of way and other rights or privileges in the nature of easements with respect to any part of the Leased Property and the Company may release existing interests, easements, licenses, rights of way and other rights or privileges with or without consideration, and the Authority agrees that it shall execute and deliver and will cause, request or direct the Trustee to execute and deliver any instrument necessary or appropriate to grant or release any such interest, easement, license, right of way or other right or privilege but only upon receipt of (i) a copy of the instrument of grant or release, and (ii) a certificate executed by a Company Representative stating (a) that such grant or release is not materially detrimental to the proper conduct of the operations of the Company on the Leased Property, and (b) that such grant or release will not impair in any material respect the effective use or interfere with the operations of the Company on the Leased Property and will not impair the security for the Bonds under the Indenture in contravention of the provisions thereof.

     Section 6.5. OPTION TO PURCHASE UNIMPROVED LAND. Unless an event of default shall have occurred and be continuing, the Company shall have the option to purchase any unimproved land comprising a portion of the Leased Property (but upon which roadways or parking lots or transportation or utility facilities may be located) at any time and from time to time at and for a purchase price of $15,000 per acre (but in no event less than $15,000) provided that it furnishes the Authority with the following:

          (a) a notice in writing containing (i) a statement that the Company intends to exercise its option to purchase a portion of such land on a date stated, which shall not be less than 45 nor more than 90 days from the date of such notice, (ii) an adequate legal description of land with respect to which such option is to be exercised, and (iii) a statement that the use to which the Company intends to devote such land will promote the industrial development of Iredell County, North Carolina;

          (b) a survey showing the Leased Property and the land to be released therefrom;

          (c) a certificate of the Company Representative, dated not more than 90 days prior to the date of such requested release, stating that, in the opinion of the signer, (i) the portion of the land to be released from the Lease will not be needed for the operation of the Leased Property for the purposes hereinabove authorized and (ii) such release will not impair the usefulness of the Leased Property as a manufacturing plant or the means of ingress thereto and egress therefrom; and

          (d) evidence of its payment to the Trustee for deposit in the Bond Fund of an amount of money equal to the purchase price of such portion.

The Authority agrees that upon receipt of the notice and certificate required in this Section to be furnished to it by the Company, the Authority will promptly request the Trustee to release from this Lease and from the lien of the Indenture the portion of the land with respect to which the Company shall have exercised the option granted to it in this Section. In the event the Company shall exercise the option granted to it under this Section, the Company shall not be entitled to any abatement or diminution of the Rent except as otherwise provided herein, and if such release relates to land on which roadways or parking lots or transportation or utility facilities are located, the Authority shall retain an easement to use such roadways or parking lots or transportation or utility facilities to the extent necessary for the efficient operation of the Leased Property.

     If the Company exercises its option to purchase any unimproved part of the Leased Property pursuant to the provisions of this Section 6.5, the Company and the Authority agree that all walls presently standing or hereafter erected on or contiguous to the boundary line of the land so purchased by the Company shall be party walls and each party grants the other a 10-foot easement adjacent to any such party wall for the purpose of inspection, maintenance, repair and replacement thereof and the tying in of new construction. If the Company utilizes any party wall for the purpose of tying in new construction that will be utilized under common control with the Leased Property, the Company may also tie in to the utility facilities on the Leased Property for the purpose of serving the new construction and may remove any non-load-bearing wall panels in the party wall; provided, however, that if the property so purchased ceases to be operated under common control with the Leased Property, the Company covenants that it will install non-load-bearing wall panels similar in quality to those that have been removed and will provide separate utility services for the new construction.

     The closing for any purchase of any portion of the Leased Property pursuant to this Section 6.5 shall be made in accordance with Section 12.2 hereof.

                                   ARTICLE VII

                          INSURANCE AND EMINENT DOMAIN

     Section 7.1. TITLE INSURANCE. The Company will promptly obtain or cause to be obtained title insurance on the real estate included in the Leased Property in the form of a mortgagee title policy (including, if available, mechanics' lien coverage) in a face amount of not less than the amount of proceeds of Bonds used to finance that portion of the Leased Property consisting of real property, improvements and fixtures, insuring the Trustee's interest under the Indenture as a holder of a first lien of record on such real property, subject only to Permitted Encumbrances. Any Net Proceeds payable to the Trustee thereunder shall be applied as provided in Section 7.7 hereof.

     Section 7.2. CASUALTY AND LIABILITY INSURANCE REQUIRED. Until Payment of the Bonds shall be made, the Company shall keep the Leased Property continuously insured against such risks and in such amounts, with such deductible provisions, as are customary in connection with the operation of facilities of the type and size comparable to the Leased Property. Subject to the provisions of Section 7.3 hereof, the Company shall carry and maintain, or cause to be carried and maintained, and pay or cause to be paid timely the premiums for, at least the following insurance with respect to the Leased Property and the Company (unless the requirement therefor shall be waived by the Trustee in writing):

          (1) Direct damage "all risks" casualty insurance covering without limitation loss, including, but not limited to, the following

               (a) Fire,

               (b) Extended Coverage Perils,

               (c) Vandalism and Malicious Mischief, and

               (d) Boiler Explosion (but only if steam boilers are present),



                                     VII-1
     on a replacement cost basis in an amount equal to at least 80% of the full insurable value thereof but not less than an amount necessary to pay, retire and redeem all outstanding Bonds in accordance with the Indenture. "Full insurable value" shall include the actual replacement cost of the Leased Property, including engineering, legal and administrative fees without deduction for depreciation. Coverage on any portion of the Project during construction thereof shall be maintained on a completed value basis during the course of construction.

          (2) General liability insurance against liability for (i) claims for injuries to or death of any person or damage to or loss of property arising out of or in any way relating to the condition of the Leased Property or any part thereof, in amounts not less than $1,500,000 for death of or bodily injury to any one person and for all personal injuries and deaths resulting from any one accident, and $1,000,000 for property damage in any one accident, with an endorsement for contractual liability insurance covering the Company's indemnity obligations set forth in Section 8.11 hereof and (ii) liability with respect to the Leased Property under the workmen's compensation laws of North Carolina; provided, however, that the insurance so required may be provided by blanket policies now or hereafter maintained by the Company.

          (3) The Net Proceeds of the insurance carried under this Section shall be applied as provided in Section 7.7 hereof.

     Section 7.3. GENERAL REQUIREMENTS APPLICABLE TO INSURANCE. (a) Each insurance policy obtained in satisfaction of the requirements of Sections 7.1 and 7.2 hereof

          (i) shall be by such insurer (or insurers) as shall be financially responsible, or by an insurance fund established by the State of North Carolina or any agency or instrumentality thereof,

          (ii) shall be in such form and with such provisions (including, without limitation and where applicable, the loss payable clause, the waiver of subrogation clause, the deductible amount, if any, the standard mortgagee endorsement clause and provisions relieving the insurer of liability to the extent of minor claims and the designation of the named assureds), as are generally considered standard provisions for the type of insurance involved, and

          (iii) shall prohibit cancellation or substantial modification by the insurer without at least 30 days' prior written notice to the Authority and the Trustee.



                                      VII-2

     Without limiting the generality of the foregoing, all insurance policies REQUIRED UNDER Section 7.1 and clause (1) of SECTION 7.2 TO BE CARRIED ON THE Leased Property shall name the Company, the Authority and the Trustee as parties insured thereunder as the respective interest of each of such parties may appear and the general liability policies of insurance required under clause (2)(i) of
Section 7.2 shall be endorsed to show the Authority and the Trustee as additional insureds. The Net Proceeds from any loss under any such insurance policy shall be applied as provided in Section 7.7 hereof. Each such policy shall provide that losses thereunder shall be adjusted with the insurer by the Company at its expense on behalf of the insured parties and the decision of the Company as to any adjustment shall be final and conclusive.

          (b) All such policies, or a certificate or certificates of the insurers that such insurance is in force and effect, shall be deposited with the Trustee, and prior to expiration of any such policy, the Company shall furnish the Trustee with evidence satisfactory to the Trustee, that the policy or certificate has been renewed or replaced or is no longer required by this Lease, provided, however, that the insurance so required may be provided by blanket policies now or hereafter maintained by the Company.

     Section 7.4. ADVANCES BY AUTHORITY OR TRUSTEE. In the event the Company shall fail to maintain, or cause to be maintained, the full insurance coverage required by this Lease or shall fail to keep the Leased Property in as reasonably safe condition as its operating conditions will permit, or shall fail to keep the Leased Property in good repair and good operating condition, the Authority or the Trustee may (but shall be under no obligation to), after 30 days' notice to the Company, contract for the required policies of insurance and pay the premiums on the same or make any required repairs, renewals and replacements; and the Company agrees to reimburse the Authority and the Trustee to the extent of the amounts so advanced by them or either of them, with interest thereon at the rate of 8$ per annum from the date of advancement to the date of reimbursement.

     Section 7.5. COMPANY TO MAKE UP DEFICIENCY IN INSURANCE COVERAGE. The Company agrees that to the extent that it shall not carry insurance required by
Section 7.1 or 7.2 hereof, it shall pay promptly to the Trustee for application in accordance with the provisions of Section 7.7(b) hereof such amount as would have been received as




                                      VII-3

Net Proceeds by the Trustee under the provisions of Section 7.7(b) hereof had such insurance been carried to the extent required.

     SECTION 7.6. EMINENT DOMAIN. (a) Unless the Company shall exercise its option to prepay the entire unpaid balance of the Basic Rent pursuant to the provisions of Section 11.1(a)(ii) or (b) hereof, in the event that title to, or the temporary use of, the Leased Property or any part thereof shall be taken by Eminent Domain, the Company shall be obligated to continue to make the payments of Rent specified in Section 5.3 hereof and the Authority will cause the Net Proceeds received by it and the Trustee as a result of such Eminent Domain to be applied as provided in Section 7.7(b) hereof.

     (b) The Authority agrees that it will cooperate fully with the Company in the handling and conduct of any prospective or pending Eminent Domain proceedings with respect to the Leased Property or any part thereof, will not engage attorneys or expert witnesses without the prior written consent of the Company, and will, to the extent it may lawfully do so, permit the Company to litigate any such proceeding in the name and behalf of the Authority. In no event will the Authority voluntarily settle, or consent to the settlement of, any prospective or pending Eminent Domain proceeding with respect to the Leased Property or any part thereof without the written consent of the Company.

     Section 7.7. APPLICATION OF NET PROCEEDS OF INSURANCE AND EMINENT DOMAIN PROCEEDINGS. (a) The Net Proceeds of the insurance carried pursuant to the provisions of Section 7.2(2) hereof shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds may be paid.

     (b) (i) If the amount of Net Proceeds of the insurance carried with respect to the Leased Property pursuant to the provisions of Section 7.1 can be used to cure any defect (other than Permitted Encumbrances) in the Authority's title to the real property included in the Leased Property covered by such insurance or the status of the Indenture as a first mortgage lien thereon subject to Permitted Encumbrances, such Net Proceeds shall be paid to the Company and used to cure such defect and, if such defect cannot be so cured or if and to the extent such proceeds are not needed or used for such purposes, such proceeds shall be used to prepay



                                      VII-4

BASIC RENT IN ACCORDANCE WITH THE PROVISIONS of Section 11.1(b) of this Lease and for the redemption of Bonds in ACCORDANCE WITH THE PROVISIONS OF SECTION 301(d) of the Indenture.

     (c) The Net Proceeds resulting from Eminent Domain shall be paid to, and shall be held in escrow by the Trustee and unless the Company shall exercise its option to prepay the entire unpaid balance of the Basic Rent pursuant to the provisions of Section 11.1(a)(ii) hereof and applied to the prepayment of Basic Rent in accordance with the pro visions of Section 11.1(b) of this Lease and to the redemption Bonds in accordance with the provisions of Section 301(d) of the Indenture.

     (d) The Net Proceeds of the insurance carried with respect to the Leased Property pursuant to the provisions of Section 7.2(1) (excluding the Net Proceeds of any business interruption insurance, which shall be paid to the Company), shall be paid to and held in escrow by the Trustee and, unless the Company shall exercise its option pursuant to the provisions of Section 11.1(a)(i) hereof to prepay the entire unpaid balance of the Basic Rent, shall be applied to the repair, replacement, renewal or improvement of the Leased Property to a condition substantially equivalent, in the reasonable opinion of the Company, to its condition prior to the occurrence of the event to which the Net Proceeds were attributable.

     The Company shall be entitled to the Net Proceeds of any insurance, or resulting from Eminent Domain, relating to property of the Company not included in the Leased Property.

     Section 7.8. PARTIES TO GIVE NOTICE. In case of any material damage to or destruction of all or any part of the Leased Property, the Company shall give prompt notice thereof to the Authority and the Trustee. In case of a taking of all or any part of the Leased Property or any right therein by reason of Eminent Domain, the party upon which notice of such taking is served shall give prompt notice to the other and the Trustee. Any such notice shall describe generally the nature and extent of such damage or destruction or such taking.




                                      VII-5

                                  ARTICLE VIII

                                SPECIAL COVENANTS

     SECTION 8.1. ACCESS TO THE LEASED PROPERTY AND INSPECTION. The Company agrees that the Authority and the Trustee and their respective duly authorized agents shall have (i) the right of access to the Leased Property at all reasonable times to examine and inspect the Leased Property subject to the prior written consent of the Company, which consent shall not be unreasonably withheld and (ii) the right of entry into the Leased Property in the event of default for any purpose contemplated by the Lease or the Indenture, and the Company hereby covenants to execute, acknowledge and deliver all such further documents, including any deed of easement, and do all such other acts and things as may be necessary in order to grant to the Authority such rights of access and entry; and such rights of access and entry shall not be terminated, curtailed or otherwise limited by any sale, assignment or other transfer of the Leased Property by the Company to any other person.

     Section 8.2. COMPANY TO MAINTAIN ITS CORPORATE EXISTENCE; CONDITIONS UNDER WHICH EXCEPTIONS PERMITTED. The Company covenants and agrees that it (a) will maintain and preserve its corporate existence and organization, and its authority to do business in the State of North Carolina and will not voluntarily dissolve without first discharging its obligations under this Lease and (b) will not dissolve or otherwise dispose of all or substantially all of its assets (either in a single transaction or in a series of related transactions), and will not merge or consolidate with any other corporation and will not permit one or more corporations to merge into or consolidate with it, unless the surviving, resulting or transferee corporation, as the case may be:

          (i) is a corporation organized and existing under the laws of one of the states of the United States of America and is duly qualified to do business in the State of North Carolina;




                                      VIII-1

          (ii) shall, in a certificate delivered to the Trustee, which certificate shall be in a form reasonably satisfactory to the Trustee, expressly assume, and agree to pay and to perform, all of the obligations of the Company under this Lease;

          (iii) shall deliver to the Trustee a certificate executed by its chief financial officer stating that none of the obligations, covenants and performances under the Guaranty will be violated or abrogated as a result of any such sale, transfer, merger or consolidation; and

          (iv) shall provide to the Trustee an opinion of Counsel, which shall be Counsel nationally recognized on the subject of municipal bonds, to the effect that the transaction will not cause the interest on any series of the Bonds then outstanding to become subject to Federal income tax.

     Section 8.3. ANNUAL REPORT. The Company shall furnish the Authority and the Trustee annually, within 120 days after the end of the preceding fiscal year, the Annual Report of the Company to its shareholders which includes the consolidated balance sheet of the Company and its subsidiaries and the related statements of consolidated earnings, consolidated shareholders' interest and consolidated changes in financial position for the year ended that date, certified by recognized public accountants.

     Section 8.4. FURTHER ASSURANCES AND CORRECTIVE INSTRUMENTS. Subject to the provisions of Section 13.9 hereof and Article XII of the Indenture, the Authority and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements and amendments hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Leased Property and for carrying out the intention or facilitating the performance of this Lease.



                                     VIII-2

     Section 8.5. RECORDING AND FILING. The Company will take all actions that at the time and from time to time may be reasonably necessary (or may be necessary in the opinion of Counsel to the Authority or the Trustee) to perfect, preserve, protect and secure the interests of the Authority and the Trustee, or either of them, in and to the Basic Rent and other revenues and funds receivable under this Lease and in the Leased Property, including, without limitation, the filing of all security agreements and financing and continuation statements that may be required under the North Carolina Uniform Commercial Code and the recordation of this Lease and any assignment thereof and the Indenture.

      Section 8.6. OPINIONS AS TO RECORDING AND FILING OTHER INSTRUMENTS. (a) The Company covenants that prior to each fifth anniversary date after the issuance of each series of the Bonds it will cause Counsel acceptable to the Trustee to render an opinion to the Authority and the Trustee not more than 60 or later than 30 days prior to each such fifth anniversary date to the effect that all financing statements, continuation statements, notices and other instruments required by applicable law have been recorded or filed or re-recorded or refiled in such manner and in such places required by law in order fully to preserve and protect the rights of the holders of the Bonds and the Trustee in the assignment to the Trustee of the Basic Rent and other revenues and funds receivable under this Lease and in the Leased Property as against creditors of, or purchasers for value from, the Authority or the Company.

     (b) The Company and the Authority shall execute and deliver all instruments and shall furnish all information and evidence deemed necessary or advisable by such Counsel in order to enable him to render the opinion referred to in subsection (a) of this Section 8.6. The Company shall file and re-file and record and re-record or cause to be filed and re-filed and recorded and re-recorded all instruments required to be filed and re-filed and recorded or rerecorded pursuant to the opinion of such Counsel and shall continue or cause to be continued the liens of such instruments for so long as the Bonds shall be outstanding, except as otherwise in this Lease required.

     Section 8.7. NON-ARBITRAGE COVENANT. The Company and the Authority each covenants that it shall take no action, and the Company covenants that it will not approve the Trustee taking any action or making



                                     VIII-3
any investment or use of the proceeds of any of the Bonds, which would cause any of the Bonds to be "arbitrage bonds" within the meaning of Section 103(c) of the Code and the Tax Regulations thereunder as the same may be applicable to the Bonds at the time of such action, investment or use.

     Section 8.8. USE OF BOND PROCEEDS. (a) The Company covenants that 90% or more of the proceeds of each series of the Bonds (after deducting amounts used to pay expenses of issuing the Bonds) will be used to pay those items of Cost of the Project, or portions thereof, or Improvements, which constitute costs of acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation within the meaning of
Section 103(b)(6)(A) of the Code and the Tax Regulations.

     (b) The Company further covenants that none of the proceeds of the Bonds shall be used as working capital or to finance inventory within the meaning of Treas. Reg. 1.103-10(b)(1)(ii) as promulgated under Section 103(b)(6)A of the Code.

     Section 8.9. TAX EXEMPT STATUS OF BONDS. It is the intention of the parties hereto that the interest paid on the Bonds will not be included in the gross income of the recipients of said interest by reason of Section 103(a) of the Code. In order to confirm and carry out such intention:

     (a) The Company shall (i) provide such certificates of a Company Representative, opinions of Counsel, and other evidence as may be necessary or requested by the Authority or the Trustee to establish the exemption of the Bonds under Section 103(a) and the absence of arbitrage expectation under
Section 103(c) of the Code, and (ii) file such information and statements, acting alone or with the Authority, with the Internal Revenue Service as may be required from the Company or the Authority to establish or preserve such exemption or as may be required by Section 103 of the Code, the Tax Regulations thereunder and related provisions of law or regulation.



                                     VIII-4

     (b) The Company agrees to furnish to the Authority and to the Trustee within 30 days after the first, second and third anniversary dates of the issuance and delivery of the Series 1979 Bonds (i) a certificate showing the amounts of capital expenditures of the Company and each other principal user and related person with respect to the Leased Property and with respect to other projects or facilities, if any, within five miles of the Leased Property or within Iredell County, for the period beginning three years prior to the issuance and delivery of the Series 1979 Bonds and ending on such anniversary date, and (ii) if requested by the Trustee, an opinion of Counsel, who shall be Counsel nationally recognized on the subject of municipal bonds, selected by the Company and acceptable to the Trustee, stating whether, by reason of such capital expenditures, interest on the Series 1979 Bonds shall have become includible in the gross income of the recipients (other than substantial users and related persons) within the meaning of Section 103(a) of the Internal Revenue Code and Tax Regulations thereunder.

     Section 8.10. INDEMNITY AGAINST CLAIMS. The Company shall pay and discharge and shall indemnify and hold harmless the Authority from (a) any lien or charge upon payments by the Company to, or for the account of, the Authority hereunder and (b) any taxes, assessments, impositions and other charges in respect of the Leased Property. If any such claim is asserted, or any such lien or charge upon payments, or any such taxes, assessments, impositions or other charges, are sought to be imposed, the Authority or the Trustee, as the case may be, will give prompt notice to the Company, and the Company shall have the sole right and duty to assume, and shall assume, the defense thereof, with full power to litigate, compromise or settle the same in its sole discretion.

     Section 8.11. RELEASE AND INDEMNIFICATION. The Company shall at all times protect and hold the Authority, its members, officers and employees harmless against any claims or liability resulting from any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Leased Property or the use thereof, including without limitation any sublease thereof, such indemnification to include reasonable expenses and attorneys' fees incurred by the Authority, its members, officers and employees in connection therewith, provided that such indemnity shall be effective only to the extent of any loss that may be sustained by the



                                     VIII-5

Authority, its members, officers and employees in excess of the Net Proceeds received by it or them from any insurance carried with respect to such loss, and provided, further, that the benefits of this Section shall not inure to the benefit of any person other than the Authority, its members, officers and employees. The Company hereby agrees to insure against, in the public liability policies required in Section 7.2(2) hereof, not only its own liability in respect of the matters there mentioned, but also the liability herein assumed.

     Section 8.12. MECHANICS' LIENS. The Company will not permit any mechanics' or other liens incurred by it to be established or remain against the Leased Property for labor or materials furnished. The Company may, however, at its own expense and in good faith, contest any such liens, in which event it may permit such liens to remain unsatisfied and undischarged during the period of such contest and any appeal therefrom unless the Authority or the Trustee shall notify the Company that, in the opinion of Counsel, by nonpayment of any such items the lien of the Indenture as to any part of the Rent or other revenues or funds receivable under this Lease will be materially endangered or the Leased Property or any material part thereof will be subject to loss or forfeiture, in which event the Company at its own expense shall promptly pay and cause to be satisfied or discharged or, if contested, bond all such unpaid items to the satisfaction of the Trustee. The Authority will cooperate fully with the Company in any such contest.

                                     VIII-6

                                   ARTICLE IX

                         ASSIGNMENT, LEASING AND SELLING

     Section 9.1. ASSIGNMENT OF RIGHTS BY THE AUTHORITY TO THE TRUSTEE. Concurrently with issuance of the Series 1979 Bonds, the Authority will assign to the Trustee certain of its rights, title and interests in and to this Lease and to all revenues and other funds due and to become due hereunder, including, without 1imitation, the Basic Rent, as security for payment of the principal of and redemption premium, if any, and interest on the Bonds, and thereafter the Trustee and the Bondholders, to the extent provided in the Indenture, exclusively, shall be vested with, and authorized to exercise, such rights of the Authority hereunder. The Company hereby assents to such assignment and agrees that, as to the Trustee, its obligation to make such payments shall be absolute and shall not be subject to any defense or any right of set-off, counterclaim or recoupment arising out of any breach by the Authority or the Trustee of any obligation to the Company, whether hereunder or otherwise set forth, or out of any indebtedness or liability at any time owing to the Company by the Authority or the Trustee.

     Section 9.2. RESTRICTIONS ON TRANSFER OF AUTHORITY'S RIGHTS. The Authority agrees that, except for the assignment of certain of its rights, title and interests under this Lease to the Trustee as contemplated in Section 9.1 hereof, it will not during the Lease Term sell, assign, transfer or convey its rights, title or interests in the Leased Property, except pursuant to the Indenture and as permitted by this Section 9.2. If the laws of' the State of North Carolina at the time shall permit such action to be taken, nothing contained in this Section
9.2 shall prevent the consolidation of the Authority with, or merger of the authority into, or transfer of the complete interest of the Authority in the Leased Property or in this Lease as an entirety to, any public body the property and income of which are not subject to taxation to any greater extent than is or may be the property and income of the Authority and which has corporate authority to exercise the Authority's rights granted hereunder; provided that upon any such consolidation, merger or transfer, the Authority's obligations with respect to the due and punctual payment of the principal of and redemption. premium, if any, and interest on the Bonds according to their tenor, and the due and punctual performance and observance of all the agreements and conditions of this Lease to be kept and performed by the Authority, shall be expressly assumed in writing by the public body resulting from such consolidation or surviving such merger or to which the Leased Property shall be transferred as an entirety.

     Section 9.3. ASSIGNMENT AND SUBLEASE BY THE COMPANY. The rights of the Company under this Lease may be assigned, and the Leased Property may be subleased as a whole or in part by the Company, without the consent of the Authority and the Trustee; provided, however, that, except as provided in clause
(b) of Section 8.2, (a) no such assignment or subleasing shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such assignment or subleasing, the Company shall continue to remain primarily liable for payment of Rent and for the performance and observance of the other agreements on its part herein provided to be performed and observed by it to the same extent as though no assignment or sublease had been made, and (b) any assignee or sublessee of the Company's interest in this Lease shall assume the obligations of the Company hereunder to the extent of the interest assigned or subleased, and the Company shall, not more than 60 or less than 30 days prior to the effective date of any such assignment or sublease, furnish or cause to be furnished to the Authority and to the Trustee a true and complete copy of each such assignment or sublease and assumption of obligations. The Company shall not mortgage this Lease nor mortgage, assign or pledge its interest in any sublease or the rent payable thereunder unless such mortgage, assignment or pledge is made expressly subject to the terns of this Lease and the Indenture.

                                    ARTICLE X

                         EVENTS OF DEFAULT AND REMEDIES

     Section 10.1. EVENTS OF DEFAULT DEFINED. The terms "event of default" and "default" shall mean any one or more of the following events:

            (a) The failure by the Company to make any payment of Basic Rent when due.

            (b) The representations or warranties of the Company contained in
      Section 2.2 hereof shall prove to be incorrect at the time made in such a material respect that the security for the Bonds shall be materially adversely affected.

            (c) An "Event of Default" as defined in any mortgage, indenture or instrument, under which there may be issued, or by which there may be secured or evidenced, any indebtedness of $500,000 or more of the Company, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled within 10 days after written notice of such acceleration to the Company.

            (d) The dissolution or liquidation of the Company or the filing by the Company of a voluntary petition in bankruptcy, or the failure by the Company promptly to lift or suspend any execution, garnishment or attachment of such consequence as will impair the ability of the Company to complete the Project or carry on its normal business operations, or the commission by the Company of any act of bankruptcy, or the adjudication of the Company as a bankrupt, or the assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or if a petition or answer proposing the adjudication of the Company as a bankrupt or its reorganization, arrangement or debt readjustment under any present or future federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within 90 days after the filing thereof.

            (e) Failure by the Company to observe and perform any covenant, condition or agreement on the part of the Company under this Lease, other than as referred to in the preceding paragraphs of this Section, for a period of 30 days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Authority, unless such failure cannot be remedied within 30 days and the Company has instituted corrective action within 30 days after such notice and diligently pursues such action until such failure is remedied.

            (f) Cessation of operation by the Company of the Leased Property prior to Payment of the Bonds; provided, that actions taken by the Company in accordance with the provisions of Sections 8.2, 9.3, 11.1 and 11.2 of this Lease shall not be a default under this paragraph (f).

            (g) An "event of default" as defined in clause (a), (b), (c) or (d) of Section 801 of the Indenture or as defined in Section 4.1 of the Guaranty shall have occurred and be continuing.

      Section 10.2. REMEDIES ON DEFAULT. In the event any of the Bonds shall at the time be outstanding and unpaid in any principal amount and provision for the payment thereof shall not have been made in accordance with the provisions of the Indenture, whenever any event of default referred to in Section 10.1 hereof shall have happened and be continuing, the Authority may take any one or more of the following remedial steps:

            (a) By written notice to the Company declare all installments of Basic Rent payable for the remainder of the Lease Term to be immediately due and payable, whereupon the same shall become immediately due and payable.

            (b) Take whatever action at law or in equity may appear necessary or desirable to collect the Rent then due and thereafter to become due or to enforce the performance and observance of any obligation, agreement or covenant of the Company under this Lease.

      Without limiting the foregoing, the Authority shall, if then permitted by law, have as to any portion of the Leased Property constituting fixtures all the remedies of a secured party under the Uniform Commercial Code of the State of North Carolina and such further remedies as from time to time may hereafter be provided in such jurisdiction for a secured party.

      In the enforcement of the remedies provided in this Section 10.2, the Authority may treat all expenses of enforcement, including, without limitation, legal, accounting, advertising and trustee's fees and expenses, as Additional Rent then due and owing.

     Section 10.3 FORCE MAJEURE. The definitions of "event of default" and "default" in Section 10.1 are subject to the qualification that if by reason of force majeure the Company is unable in whole or in part to carry out its obligations under this Lease, other than those contained in Articles V, VII and VIII (except Section 8.1) hereof, the Company shall not be deemed in default during the continuance of such inability. The term "force majeure" as used herein shall mean, without limitation, the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of North Carolina or any of their departments, agencies, or officials, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquake; fire; hurricanes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage of or accident to machinery, transmission pipes, or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of, or reasonably foreseeable and preventable by, the Company. The Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreements; provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company and the Company shall not be required to make any settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

     Section 10.4. APPLICATION OF AMOUNTS REALIZED IN ENFORCEMENT OF REMEDIES. Any amounts collected pursuant to action taken under Section 10.2 hereof shall be paid into the Bond Fund and applied in accordance with the provisions of
Section 306 of the Indenture or, if Payment of the Bonds shall have been made, shall be applied according to the provisions of Section 13.14 hereof.

     Section 10.5. NO REMEDY EXCLUSIVE. No remedy herein conferred upon or reserved to the Authority is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Lease or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

     Section 10.6. AGREEMENT TO PAY ATTORNEYS' FEES AND EXPENSES. In any event of default, if the Authority or the Trustee employs attorneys or incurs other expenses for the collection of amounts payable hereunder or the enforcement of the performance or observance of any covenants or agreements on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Authority or the Trustee, as the case may be, the reasonable fees of such attorneys and such other expenses so incurred by the Authority or the Trustee.

     Section 10.7. AUTHORITY AND COMPANY TO GIVE NOTICE OF DEFAULT. The Authority and the Company severally covenant that they will, at the expense of the Company, promptly give to the Trustee written notice of any event of default under this Lease of which they shall have actual knowledge or written notice, but the Authority shall not be liable, except as provided in Section 13.13 hereof, for negligence in failing to give such notice.

                                    ARTICLE XI

                             PREPAYMENT OF BASIC RENT

     Section 11.1. OPTIONS TO PREPAY BASIC RENT. (a) The Company is hereby granted the option to prepay, at any time, in full the Basic Rent payable under
Section 5.3(a) hereof if

          (i) the Leased Property shall have beer. damaged or destroyed to the extent that it would not be practicable or desirable to rebuild, repair or restore the Leased Property within a period of one year after the occurrence of such damage or destruction; or

          (ii) there occurs the condemnation of all or any part of the Leased Property or the taking by Eminent Domain of such use or control of the Leased Property to such an extent that the Lessee is prevented or would likely be prevented from using the Leased Property for its normal purposes and operations for a period of one year or more after such occurrence; or

          (iii) there shall have occurred a change in the Constitution of the State of North Carolina or the United States of America or any legislative, administrative or judicial action which shall render this Lease void or unenforceable or impossible of performance.

     Such option may be exercised in accordance with subsection (c) of this Section by delivery to the Trustee of a resolution of the Board of Directors of the Company stating that an event referred to in clause (i), (ii), or (iii) above and described in the resolution has occurred and that, as a result of such, the Company has discontinued, or at the earliest practicable date will discontinue, its operation of the Leased Property. In the event that the Company shall exercise its option to prepay the Basic Rent under clause (i), (ii) or
(iii) of this Section, all the Bonds then outstanding under the Indenture shall be called for redemption in accordance with the provisions of Section 301(b) of the Indenture.

     (b) Except during the continuance of an event of default the Company is HEREBY GRANTED the option to PREPAY, AT ANY TIME, ALL OR ANY PORTION OF THE UNPAID balance of the Basic Rent payable under Section 5.3(a) hereof by taking, or causing the Authority to take, the actions required (i) to pay or redeem, or to provide for the payment or redemption, of all of the Bonds then outstanding or (ii) to effect a partial payment or redemption of the Bonds or (iii) to obtain credit against any sinking fund redemption requirements if permitted and as provided in the Indenture. If the Company shall exercise its option under this subsection (b) to prepay all or a portion of the unpaid balance of the Rent and shall have notified the Authority in accordance with subsection (c) of this Section that all or a portion of the Basic Rent so prepaid is to be applied to the redemption of the Bonds, such redemption shall be made pursuant to the provisions of Section 301(d) of the Indenture.

       (c) To exercise an option granted in subsection (a) or (b) of this Section, the Company shall give written notice to the Authority and the Trustee which shall specify therein (i) the date of such prepayment, which shall not be less than 45 days from the date the notice is mailed, (ii) the amount of the Basic Rent to be prepaid, (iii) the application of the moneys or obligations to be used to effect such prepayment and (iv) if Bonds are to be redeemed pursuant to the Indenture, (A) the date of redemption, (B) the series and maturity of the Bonds to be redeemed, (C) the principal amount of the Bonds to be redeemed, and
(D) the applicable redemption provision of the Indenture.

     Section 11.2. OBLIGATION TO PREPAY BASIC RENT AND PAY TAXABILITY PAYMENTS. In the event of a Determination of Taxability, the Company shall be required to prepay the Basic Rent with respect to the Series 1979 Bonds.

     Within 30 days after the date of the occurrence of the Determination of Taxability the Company shall give a written notice to the Authority and the Trustee which shall specify the date selected by the Company for such prepayment, such date to be not more than 90 days after the date of the occurrence of the Determination of Taxability.

     Section 11.3. RELATIVE PRIORITIES AND PRECEDENCE OF THIS ARTICLE AND THE INDENTURE. The rights and options and the obligations of the Company in this
Article XI shall be and remain prior and superior to the Indenture and may be exercised or shall be fulfilled, as the case may be, whether or not the Company is in default hereunder, provided that such default will not result in nonfulfillment of any condition to the exercise of any such right or option.

     The obligations of the Company in Section 11.2 of this Article shall supersede the rights and options of the Company in Section 11.1 of this Article.

                                  ARTICLE XII

                      MANDATORY PURCHASE OF LEASED PROPERTY

     Section 12.1. MANDATORY PURCHASE OF LEASED PROPERTY AFTER PAYMENT OF BONDS. The Company hereby agrees to purchase, and the Authority hereby agrees to sell, the Leased Property for the sum of $10 at the expiration or sooner termination of the Lease following Payment of the Bonds.

     Section 12.2. CONVEYANCE ON PURCHASE. Following Payment of the Bonds, at the closing of the purchase of the Leased Property, the Authority will, upon receipt of the purchase price, deliver to the Company documents conveying and quitclaiming all of its rights, title and interest in and to the Leased Property, as it then exists, and releasing any security interest it may have therein, to the Company subject only to the following: (i) those liens and encumbrances to which the title to the Leased Property or such portion thereof was subject at the date of execution of the Lease; (ii) any liens and encumbrances thereafter created by the Company or to the creation or suffering of which the Company consented; (iii) any liens and encumbrances resulting from the failure of the Company to discharge or observe any of its obligations under this Lease; (iv) Permitted Encumbrances other than the Indenture and this Lease; and (v) the rights and title of any taker by Eminent Domain.




                                      XII-1

                                  ARTICLE XIII

                                  MISCELLANEOUS

     Section 13.1. REFERENCES TO BONDS INEFFECTIVE AFTER BONDS PAID. Upon Payment of the Bonds, and payment of Additional Rent which may become due, including all fees and charges of the Trustee, all references in this Lease to the Bonds and the Trustee shall be ineffective and the Trustee, the Authority and the holders of any of the Bonds shall not thereafter have any rights hereunder, excepting those that shall have theretofore vested.

     Section 13.2. NO ADDITIONAL WAIVER IMPLIED BY ONE WAIVER. In the event any agreement contained in this Lease should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

     Section 13.3. AUTHORITY REPRESENTATIVE. Whenever under the provisions of this Lease the approval of the Authority is required or the Authority is required to take some action at the request of the Company, such approval shall be made or such action shall be taken by the Authority Representative; and the Company and the Trustee shall be authorized to act on any such approval or action.

     Section 13.4. COMPANY REPRESENTATIVE. Whenever under the provisions of this Lease the approval of the Company is required or the Company is required to take some action at the request of the Authority, such approval shall be made or such action shall be taken by the Company Representative; and the Authority and the Trustee shall be authorized to act on any such approval or action.

     Section 13.5. NOTICES. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered by hand delivery or on the second day following the day on which



                                     XIII-1
the same has been mailed by registered or certified mail, postage prepaid, addressed as follows: if to the Authority, The Iredell County Industrial Facilities and Pollution Control Financing Authority, P.O. Box 788, Statesville, North Carolina 28677; if to the Company or Guarantor, Hunt Manufacturing Co., 1405 Locust St., Philadelphia, Pennsylvania 19102, Attention: Secretary; and if to the Trustee, First Union National Bank of North Carolina, One First Union Plaza, Charlotte, North Carolina 28288, Attention: Corporate Trust Department. A duplicate copy of each notice, certificate or other communication given hereunder by either the Authority or the Company to the other shall also be given to the Trustee. The Authority, the Company and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent. Notwithstanding the assignment of its rights under this Lease to the Trustee as referred to in Section 9.1, the Authority shall continue to receive, and the Company agrees to continue to furnish to the Authority, all notices which under this Lease are to be given to the Authority.

     Section 13.6. IF PAYMENT OR PERFORMANCE DATE A LEGAL HOLIDAY. If the date for making payment of Rent, or the last date for performance of any act or the exercising of any right, as provided in this Lease, shall be a legal holiday or a day on which banking institutions in the States of North Carolina or Pennsylvania, are authorized by law to remain closed, such payment may be made or act performed or right exercised on the next succeeding day not a legal holiday or a day on which such banking institutions are authorized by law to remain closed.

     Section 13.7. BINDING EFFECT. This Lease shall inure to the benefit of and shall be binding upon the Authority, the Company and their respective successors and assigns, subject, however, to the provisions contained in Sections 8.2 and 9.2.

     Section 13.8. SEVERABILITY. In the event any provision of this Lease shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.



                                     XIII-2

     Section 13.9. AMENDMENTS, CHANGES AND MODIFICATIONS. Subsequent to the issuance of the Bonds and prior to Payment of the Bonds, this Lease may not be effectively amended, changed, modified, altered or terminated except in accordance with the Indenture.

     Section 13.10. EXECUTION IN COUNTERPARTS. This Lease may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     Section 13.11. APPLICABLE LAW. This Lease shall be governed by and construed in accordance with the laws of the State of North Carolina.

     Section 13.12. NO CHARGE AGAINST AUTHORITY CREDIT. No provision hereof shall be construed to impose a charge against the general credit of the Authority or any personal or pecuniary liability upon any Commissioner, official or employee of the Authority.

     Section 13.13. AUTHORITY NOT LIABLE. Notwithstanding any other provision of this Lease, (a) the Authority shall not be liable to the Company, the Trustee, any holder of any of the Bonds, or any other person for any failure of the Authority to take action under this Lease unless the Authority (i) is requested in writing by an appropriate person to take such action, (ii) is assured to its satisfaction of payment of or reimbursement for any expenses in such action, and
(iii) is afforded, under the existing circumstances, a reasonable period to take such action, and (b) except with respect to any action for specific performance or any action in the nature of a prohibitory or mandatory injunction, neither the Authority nor any Commissioner of the Authority or any other official or employee of the Authority shall be liable to the Company, the Trustee, any holder of any of the Bonds, or any other person for any action taken by it or by its officers, servants, agents or employees, or for any failure to take action under this Lease or the Indenture. In acting under this Lease, or in refraining from acting under this Lease, the Authority may conclusively rely on the advice of its Counsel.

     Section 13.14. AMOUNTS REMAINING IN THE BOND FUND AND THE ACQUISITION FUND. It is agreed by the parties hereto that any amounts remaining in the Bond Fund and




                                     XIII-3
the Acquisition Fund or otherwise in trust with the Trustee upon the expiration or sooner termination of the Lease as provided in this Lease, after Payment of the Bonds, and any Additional Rent which may become due, including the fees, charges and expenses of the Trustee, the paying agents and the Authority in accordance with the Lease and the Indenture, shall be disposed of in accordance with the provisions of Section 504 of the Indenture.

     IN WITNESS WHEREOF, the Authority and the Company have caused this Lease to be executed in their respective legal names and their respective corporate seals to be hereunto affixed, and the signatures of duly authorized persons to be attested, all as of the date first above written.

                              THE IREDELL COUNTY INDUSTRIAL
                              FACILITIES AND POLLUTION CONTROL
                              FINANCING AUTHORITY

(SEAL]

                              By: ________________________________
                                  Chairman

Attest:

________________________________
Secretary

                              HUNT MANUFACTURING C0.
                              By: ________________________________
                                  Vice President

[SEAL]

Attest:

________________________________
Assistant Secretary



                                     XIII-4

STATE OF NEW YORK
                          : ss.:
COUNTY OF NEW YORK

     I, the undersigned Notary Public, certify that Alice Fortner personally came before me this day and acknowledged that she is Secretary of The Iredell County Industrial Facilities and Pollution Control Financing Authority, a body corporate and politic, and that by authority duly given and as the act of said Authority, the foregoing instrument was signed in its name by its chairman, sealed with its official seal, and attested by herself as its Secretary. My Commission expires ______________.

     Witness my hand and official seal, this the ____ day of ______________, 1979.


                                        ________________________________
[SEAL]


STATE OF NEW YORK
                          : ss.:
COUNTY OF NEW YORK

     I, the undersigned Notary Public, certify that John H. Martin personally came before me this day and acknowledged that he is an Assistant Secretary of Hunt Manufacturing Co., a Pennsylvania corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its Vice President, sealed with its corporate seal, and attested by himself as its Assistant Secretary. My Commission expires

     Witness my hand and official seal, this the ____ day of ______________, 1979.


                                        ________________________________

[SEAL]

                                    EXHIBIT A

     This Project consists principally of the following listed real and tangible personal property.

     1. Certain real property located in Iredell County, North Carolina, together with all buildings and improvements therein, such real property being more particularly described as follows:

     BEGINNING at a point in the center of North Carolina Highway No. 90 (West Front Street) leading from Statesville, North Carolina, to Taylorsville, North Carolina, said beginning point being the Southwest corner of the tract of land conveyed to the Carnation Company by the State of North Carolina by Deed recorded in Deed Book 134, Page 125, Iredell County Registry, and running thence with the center of said; North Carolina Highway No. 90, North 62 degrees 22 minutes West 1043 feet to a point in the center of said North Carolina Highway No. 90, which point the center of said North Carolina Highway No. 90 and the center of Mecham Road, a road leading in a Northerly direction SAID from said North Carolina Highway No. 90 to what was formerly a part 0.1 the Piedmont Experiment Station Farm intersect; thence with the center line of said Mecham Road North 08 degrees 06 minutes East 805 feet to a point in the center 1 line of the railroad track of ALEXANDER Railroad Company; thence with the center 1 line of the said railroad track of the Alexander Railroad Comnany four calls as follows: (1) South 40 degrees 05 minutes East-839.45 feet to a point; (2) thence South 43 degrees 01 minutes East 159 feet to a point: (3) thence South 48 degrees 10 minutes East 168.6 feet to a point; (4) thence South 52 decrees 30 minutes East 161.7 feet to a point in the center of said railroad track, and said point being the Northwest corner of the said tract of land conveyed to the Carnation Company by the State of North Carolina by the Deed referred to hereinabove; thence with the Western line of said Carnation Company South 15 degrees 49 minutes 40 seconds West 324.45 feet to the point of BEGINNING containing 12.76 acres, more or less, and the above description being according to a map and survey made by Kestler & MacKay, Registered Surveyors, dated April 13, 1964, revised on February 22 1979, with said revision being in regard to the location of buildings, paving, and similar matters, and not in any way being a revisions of property lines, including courses, degrees and distances; and being the identical property conveyed to National Canvas Products Corp. by Deed of Olin Corporation, dated September 26, 1975, recorded in Deed Book 578, Page 573, Iredell County Registry.



                                                                       EXHIBIT A


2. Cont.


     2. Certain machinery, equipment and tangible personal property located on the aforesaid real property consisting principally of the following item:

A.   CAFETERIA EQUIPMENT

B.   OFFICE FURNITURE AND FIXTURES PURCHASED FROM NATIONAL CANVAS PRODUCTS CORP.

C.   NARROW AISLE STACKING SYSTEM
     Racks & Docking
     3 Stock Pickers
     1 Control Unit
     2 Straddle Trucks (shelf loaders)

D.   MACHINERY & EQUIPMENT
     Air Compresor-Worthington
       (with after cooler)
     Air Compressor - Lincoln
     Air Compressor - Wayne
     Rewind Machine
     Programmable Cutter
     5 Cutter Grinders
     Injection Molding Machine
     Shrink Wrap Machine
     Harding Precision Lathe
     Electronic Digital Scale
     Pebble Mill
     Brazing Machine

                    The Iredell County Industrial Facilities
                                       and
                      Pollution Control Financing Authority

                                       to

                  First Union National Bank of North Carolina,

                                     Trustee

                                   ----------

                           INDENTURE AND DEED OF TRUST

                                   ----------

                            Dated as of June 1, 1979

                                    Securing

                            Industrial Revenue Bonds
                        (Hunt Manufacturing Co. Project)
                                       of
                  The Iredell County Industrial Facilities and
                      Pollution Control Financing Authority

                               TABLE OF CONTENTS

                                                          PAGE
                                                          ----

Parties .....................................................1

Forms:
    Form of Coupon Bonds ....................................5
    Form of Coupons ........................................13
    Form of Registered Bond Without Coupons ................15
    Certificate of Authentication ..........................17

Granting Clause ............................................19
Habendum Clause ............................................20

                                   ARTICLE I

                     Definitions and Rules of Construction

 Section 101. Definitions. ................................I-1

              (1) "Acquisition" ...........................I-1
              (2) "Acquisition Fund" ......................I-1
              (3) "Additional Bonds" ......................I-1
              (4) "Additional Rent" .......................I-1
              (5) "Affiliate" .............................I-1
              (6) "Authority" .............................I-1
              (7) "Authority Representative" ..............I-2
              (8) "Basic Rent" ............................I-2
              (9) "Bond Fund" .............................I-2
             (10) "Bond Registrar" ........................I-2
             (11) "Bondholder" or "Holder" ................I-2
             (12) "Bondholders of Record" .................I-2
             (13) "Bonds" .................................I-2
             (14) "Code" ..................................I-2
             (15) "Company" ...............................I-2
             (16) "Company Representative" ................I-2
             (17) "Completion Date" .......................I-3
             (18) "Cost" . ................................I-3
             (19) "Counsel" ...............................I-4
             (20) "default" or "event of default ..........I-4
             (21) "Determination of Taxability"............I-5
             (22) "Enabling Act" ..........................I-5




                                       i.

                        TABLE OF CONTENTS
                           (Continued)

                                                       PAGE
                                                       ----

Section 101. DEFINITIONS. (Continued)

            (23) "Government Obligations" .............I-5
            (24) "Guarantor" ..........................I-5
            (25) "Guaranty" ...........................I-5
            (26) "Improvements" .......................I-5
            (27) "Indenture" ..........................I-6
            (28) "Lease" ..............................I-6
            (29) "Leased Equipment" ...................I-6
            (30) "Leased Property" ....................I-6
            (31) "Lessee" .............................I-6
            (32) "Newspaper" ..........................I-6
            (33) "outstanding" ........................I-6
            (34) "Paying Agents" ......................I-7
            (35) "Payment of the Bonds" ...............I-7
            (36) "Project" ............................I-7
            (37) "Refunding Bonds" ....................I-8
            (38) "Registered Owner" ...................I-8
            (39) "Rent" ...............................I-8
            (40) "responsible officer" ................I-8
            (41) "Series 1979 Bonds" ..................I-8
            (42) "Sinking Fund" .......................I-8
            (43) "State" ..............................I-8
            (44) "Tax Regulations" ....................I-8
            (45) "Trustee" ............................I-8

Section 102. Rules of Construction ....................I-9

                                   ARTICLE II

                      Form, Execution, Authentication, and
                                Delivery of Bonds

Section 201. Limitation on Issuance of Bonds .........II-1
Section 202. Form of Bonds............................II-1
Section 203. Details of the Bonds;
               Execution and Payment .................II-1
Section 204. Authentication of Bonds .................II-2
Section 205. Registration and Registration
               of Transfer of Bonds ..................II-3
Section 206. Conversion and Reconversion
               of Bonds ..............................II-4
Section 207. Ownership of Bonds ......................II-5




                                  ii.

                                TABLE OF CONTENTS
                                   (Continued)

                                   ARTICLE II
                                   (Continued)

                                                     PAGE
                                                     ----

Section 208.  Authorization of the Series
               1979 Bonds ...........................II-6
Section 209.  Additional Bonds ......................II-8
Section 210.  Refunding Bonds ......................II-11
Section 211.  Application of Accrued
                  Interest .........................II-12
Section 212.  Temporary Bonds ......................II-12
Section 213.  Replacement of Mutilated,
                 Destroyed, Lost or Stolen Bonds ...II-13


                                   ARTICLE III

                               Redemption of Bonds

Section 301.  Redemption of Bonds ..................III-1
Section 302.  Sinking Fund..........................III-3
Section 303.  Notice of Redemption .................III-3
Section 304.  Effect of calling for Redemption .....III-4
Section 305.  Unpaid Coupons .......................III-5
Section 306.  Partial Redemption ...................III-5

                                   ARTICLE IV

                                Acquisition Fund

Section 401. Creation of and Deposits to
                  the Acquisition Fund .............IV-1
Section 402. Payments from the Acquisition
                  Fund .............................IV-1
Section 403. Trustee may Rely on Requisitions ......IV-3
Section 404. Status Report .........................IV-4
Section 405. Completion Date .......................IV-4
Section 406. Transfers to the Bond Fund ............IV-4



                                iii.

                                TABLE OF CONTENTS
                                   (Continued)

                                    ARTICLE V

                                    Bond Fund
                                                     PAGE
                                                     ----

Section 501. Creation of and deposits to
                  the Bond Fund .....................V-1
Section 502. Use of moneys in the bond
                  Fund ...... .......................V-1
Section 503. Moneys withdrawn from bond
                  Fund ..............................V-2
Section 504. Non-Presentment of Bonds
               or Coupons ...........................V-2
Section 505. Cancellation of Bonds
               Upon Payment .........................V-3

                                   ARTICLE VI

                  Depositaries of Moneys, Security for Deposits
                             and Investment of Funds

 Section 601. Security for Deposits ................VI-1
 Section 602. Investment of Moneys .................VI-1

                                   ARTICLE VII

                       Particular Covenants and Provisions;
                      Possession, Use and Partial Release of
                                  Trust Estate

 Section 701. Covenant to Pay Bonds; Bonds
               Limited Obligations of the
               Authority ............................VII-1
 Section 702. Indenture Subordinate to
               Lease ................................VII-1




                                      iv.

                                TABLE OF CONTENTS
                                   (Continued)

                          ARTICLE VII (Continued)

                                                     PAGE
                                                     ----

Section 703. Covenants to Perform
                 Obligations under this
                 Indenture ........................VII-2
Section 704. Covenant to Perform
                 Obligations under the Lease.......VII-2
Section 705. Trustee May Enforce
                 Authority's Rights Under
                 Lease ............................VII-3
Section 706. Covenant Against Arbitrage ...........VII-3
Section 707. Partial Release of Trust
                  Estate ..........................VII-4
Section 708. Modifications of Trust Estate
                  at Lessee's Expense to
                  Remain Sole Property of
                  Lessee ...........................VII-4
Section 709. Covenant as to Use of Trust
                  Estate ...........................VII-4

                         ARTICLE VIII

                     Default and Remedies

Section 801. Defaults...............................VIII-1
Section 802. Acceleration ..........................VIII-2
Section 803. Trustee May Bring Suit ................VIII-3
Section 804. Power of Sale..........................VIII-4
Section 805. Trustee May File Claim in
                  Bankruptcy .......................VIII-6
Section 806. Pro Rata Application of Funds..........VIII-7
Section 807. Effect of discontinuance of
                  Proceedings ......................VIII-9
Section 808. Holders of Majority in Prin-
                  cipal Amount of Bonds May
                  Control Proceedings ..............VIII-9
Section 809. Restrictions Upon Actions by
                  Individual Bondholder ............VIII-10
Section 810. Receiver...............................VIII-11
Section 811. Actions by Trustee ....................VIII-11




                                 v.

                                TABLE OF CONTENTS
                                   (Continued)

                                                                            PAGE
                                                                            ----

                                  ARTICLE VIII
                                  (Continued)

Section 812. No Remedy Exclusive...........................VIII-11
Section 813. No Delay or Omission Construed
               to be a Waiver .............................VIII-11
Section 814. Waiver of Defaults............................VIII-11
Section 815. Remedies Herein Additional
               to Remedies in Lease .......................VIII-12

                       ARTICLE IX
                 Concerning the Trustee

Section 901. Acceptance of Trusts............................IX-1
Section 902. Trustee to Give Notice of Defaults .............IX-2
Section 903. Trustee Entitled to Indemnity ..................IX-3
Section 904. Trustee not Responsible
               for Insurance, Taxes,
               Execution of Indenture, Acts
               of the Authority or Applica-
               tion of Moneys Applied in
               Accordance with this
               Indenture .....................................IX-3
Section 905. Compensation.....................................IX-4
Section 906. Trustee to Preserve Records .....................IX-4
Section 907. Trustee May Be Bondholder........................IX-5
Section 908. Trustee not Responsible
                for Recitals .................................IX-5
Section 909. Trustee Responsibility for
                Recording ....................................IX-5
Section 910. Trustee May Rely on
                Certificates .................................IX-5



                                       vi.

                               TABLE OF CONTENTS
                                   (Continued)

                                                             PAGE
                                                             ----

Section 911. Qualification of the
                   Trustee ...................................IX-6
Section 912. Resignation and Removal of
                Trustee ......................................IX-6
 Section 913. Successor Trustee ..............................IX-8



                                    ARTICLE X

                     Execution of Instruments by Bondholders
                         and Proof of Ownership of Bonds;
                               Lists of Bondholders

                                                             PAGE
                                                             ----

Section 1001. Execution of Instruments by
                   Bondholders and Proof of
                   Ownership of Bonds ........................X-1

Section 1002. Preservation of Information;
                 Communications to Bondholders................X-2

                                   ARTICLE XI

                    Supplements and Amendments to Indenture

Section 1101. Supplements and Amendments not
                   Requiring Bondholder Consent..............XI-1
Section 1102. Supplements and Amendments
                   Requiring Consent of Holders
                   of 2/3 in Principal Amount
                   of Bonds .................................XI-2
Section 1103. Supplements and Amendments
                   Deemed Part of Indenture .................XI-4
Section 1104. Discretion of Trustee in
                   Entering into Supplements
                   and Amendments ...........................XI-4
Section 1105. Consent of Lessee Required ....................XI-5





                                      vii.

                                TABLE OF CONTENTS
                                   (Continued)

                                   ARTICLE XII

                           Supplements and Amendments
                               to Other Agreements

                                                                            PAGE

Section 1201. Supplements and Amendments
                Not Requiring Consent ..............................XII-1

Section 1202. Supplements and Amendments
                Requiring Consent of Holders
                of 2/3 Principal Amount
                of Bonds ...........................................XII-2

                                  ARTICLE XIII

                                   Defeasance

Section 1301. Defeasance...........................................XIII-1

                                  ARTICLE XIV

                            Miscellaneous Provisions

Section 1401. Covenants of Authority Bind
                its Successors .....................................XIV-1
Section 1402.  Notices..............................................XIV-1
Section 1403.  Designation of Additional
                Paying Agents ......................................XIV-2
Section 1404.  Substitute Publication...............................XIV-2
Section 1405.  Rights under Indenture...............................XIV-2
Section 1406.  Form of Certificates and Opinions ...................XIV-3
Section 1407.  Severability ........................................XIV-3
Section 1408.  Covenants of Authority not
                 Covenants of Officials
                 Individually ......................................XIV-4



                                      viii.

                                TABLE OF CONTENTS
                                   (Continued)

                                  ARTICLE XIV
                                  (Continued)

                                                       PAGE
                                                       ----

Section 1409. North Carolina Law Governs .............XIV-4
Section 1410. Payments Due on Sundays and
                Holidays .............................XIV-4
Section 1411. Execution in Counterparts ..............XIV-4
Section 1412. Headings not Part of Indenture..........XIV-4

Acknowledgments ......................................XIV-5




                                       ix.

     This INDENTURE AND DEED OF TRUST dated as of June 1, 1979 (the "Indenture"), between THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY, a political subdivision and body corporate and politic of the State of North Carolina, and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a BANKING ASSOCIATION duly incorporated and existing under the laws of the United States and having its principal corporate trust office in the City of Charlotte, North Carolina, which is authorized under such laws to exercise trust powers and is subject to examination by such authority (said banking association and any banking institution becoming successor trustee under this Indenture being herein called the "Trustee"),

                               W I T N E S S E T H

     WHEREAS, the General Assembly of the State of North Carolina has found and determined (among other things) that

          (a) there exists in the State a critical condition of unemployment and a scarcity of employment opportunities,

          (b) the economic insecurity which results from such unemployment and scarcity of employment opportunities constitutes a serious menace to the safety, morals and general welfare of the entire State,

          (c) such unemployment and scarcity of employment opportunities have caused many workers and their families, including young adults upon whom future economic prosperity is dependent, to migrate elsewhere to find employment and establish homes,

          (d) such emigration has resulted in a reduced rate of growth in the tax base of the counties and other local governmental units of the State which impairs the financial ability of such counties and other local governmental units to support education and other local governmental services,

          (e) such unemployment results in obligations to grant public assistance and to pay unemployment compensation,

          (f) the aforesaid conditions can best be remedied by the attraction, stimulation, expansion and rehabilitation and revitalization of industrial and manufacturing facilities for industry in the State, and

          (g) there is a need to stimulate a larger flow of private investment funds into industrial building programs into the State; and

     WHEREAS, the General Assembly enacted Chapter 800 of the Session Laws of North Carolina of 1975, known as the Industrial and Pollution Control Facilities Financing Act, as amended, which as codified appears as Chapter 159C of the North Carolina Statutes (hereinafter sometimes called the "Enabling Act"), declaring it to be the intent of the Legislature of North Carolina by the passage of the Enabling Act to authorize counties to create authorities in the State of North Carolina to aid in the financing of industrial and manufacturing facilities for the purpose of alleviating unemployment or raising below average manufacturing wages by financing industrial and manufacturing facilities which provide job opportunities or pay better wages than those prevalent in the area; and

     WHEREAS, pursuant to and in accordance with the provisions of the Enabling Act, the Board of Commissioners of Iredell County, North Carolina, has created by resolution "The Iredell County Industrial Facilities and Pollution Control Financing Authority" (herein sometimes called the "Authority"); and

     WHEREAS, the Enabling Act authorizes the Authority to acquire by purchase, lease, gift or otherwise any property, real or personal, improved or unimproved, and interests in land less than the fee thereof, for the construction, operation or maintenance of, and to construct, acquire, own, repair, maintain, extend, improve, rehabilitate, renovate, furnish and equip, industrial and manufacturing projects, to make and execute lease agreements and security documents containing an assignment, pledge, mortgage or other encumbrance on all or part of the Authority's interest in, or right to receive revenues with respect to, a project and any other property provided under a lease agreement; and



                                       2.

     WHEREAS, the Authority is authorized by the Enabling Act to issue bonds for the purpose of paying all or any part of the cost of any project, the principal of and redemption premium, if any, and interest on which bonds shall be payable solely from the funds provided by the operator or other obligor upon the lease agreement or any guaranty agreement or other contract or agreement to make payments to, or for the benefit of, the Authority; and

     WHEREAS, the Authority has made arrangements with Hunt Manufacturing Co., a Pennsylvania corporation (hereinafter called the "Company") qualified to do business in the State of North Carolina, for the acquisition, improvement and provision. of the Project (hereinafter defined) in Iredell County, North Carolina; and

     WHEREAS, for the purpose of providing funds to pay a portion of the cost of the Project, the Authority has duly authorized the issuance of bonds of the Authority in the aggregate principal amount of $2,000,000, designated "Industrial Revenue Bonds (Hunt Manufacturing Co., Project), Series 1979", dated as of June 1, 1979, and bearing interest and maturing in annual installments, subject to the right of prior redemption, all as hereinafter set forth (said bonds being hereinafter sometimes called the "Series 1979 Bonds"); and

     WHEREAS, the Authority has entered into a Lease Agreement dated as of the date hereof (said Lease Agreement and any and all amendments and supplements thereto being herein collectively called the "Lease" and the lessee thereunder at the time being hereinafter sometimes called the "Lessee"), with the Company, under which the Authority has demised and leased the property comprising the Project and substitutions, renewals and replacements therefor less removals therefrom (herein called the "Leased Property") to the Company and the Company has leased the Leased Property from the Authority and has agreed to pay rent therefor in amounts sufficient to pay the principal of and redemption premium, if any, and interest on the Series 1979 Bonds and any additional and refunding bonds issued under this Indenture (the Series 1979 Bonds and any additional and refunding bonds being herein called, collectively, the "Bonds"); and




                                       3.

     WHEREAS, the Authority is entering into this Indenture for the purpose of authorizing the Bonds and securing the payment thereof by assigning certain of its interests in the Lease, including its rights to a portion of the rental payments thereunder; and

     WHEREAS, the Company has entered into a Guaranty Agreement, dated the date hereof (herein called the "Guaranty"), with the Trustee, whereby the Company has unconditionally guaranteed for the benefit of the holders of the Bonds and the interest coupons appertaining thereto, if any, the full and prompt payment of the principal of and redemption premium, if any, and interest on the Bonds; and

     WHEREAS, the Authority has determined that the definitive Series 1979 Bonds to be issued and the interest coupons to be attached thereto and the provisions for registration to be endorsed thereon and the certificate of authentication by the Trustee to be endorsed on all such Bonds shall be, respectively, substantially in the following forms, with such variations, omissions and insertions as are required or permitted by this Indenture:



                                       4.

 No . ...................          [FORM OF BONDS]                  $5,000

                United States of America State of North Carolina

                  THE IREDELL COUNTY INDUSTRIAL FACILITIES AND
                      POLLUTION CONTROL FINANCING AUTHORITY
                             INDUSTRIAL REVENUE BOND
                 (HUNT MANUFACTURING C0. PROJECT), SERIES 1979

     The Iredell County Industrial Facilities and Pollution Control Financing Authority (herein called the "Authority"), a political subdivision and body corporate and politic duly organized and existing under the Constitution and laws of the State of North Carolina, for value received, hereby promises to pay, solely from the special fund provided therefor, as hereinafter referred to, the bearer or, if this Bond be registered, to the registered owner hereof on the 1st day of June, 1999 (or earlier as hereinafter set forth), upon the presentation and surrender hereof, the principal sum of

                              FIVE THOUSAND DOLLARS

and to pay, solely from said special fund, interest thereon from the date hereof at the rate of seven and one-half percent (7 1/2%) per annum until payment of said principal sum, such interest to the maturity hereof being payable semi-annually on the 1st days of June and December in each year, the first interest payment date being December 1, 1979. The principal of and redemption premium, if any, and interest on this Bond are payable in any coin or currency of the United States of America which on the respective dates of payment thereof shall be legal tender for the payment of public and private debts. Unless this Bond be registered, payments of interest accruing on this Bond shall be payable upon the presentation and surrender of the coupons representing such interest as the same respectively become due. The interest on this Bond, if registered, is payable to the registered owner hereof by check mailed to the registered owner at his address as it appears on the Bond registration books of the Authority. The principal of and redemption premium, if any, on this Bond and the interest on this Bond, unless registered, are payable at the principal corporate trust office of First Union National Bank of North Carolina,




                                       5.

in the City of Charlotte, North Carolina, or its successors in trust, as Trustee under the Indenture (hereinafter mentioned).

     This Bond is issued under and pursuant to the Constitution and laws of the State of North Carolina, particularly the Industrial and Pollution Control Facilities Financing Act, as amended, which as codified appears as Chapter 159C of the General Statutes of North Carolina (herein called the "Enabling Act"), and under and pursuant to resolutions duly adopted by the Authority. This Bond and the redemption premium, if any, and the interest hereon shall not be deemed to constitute or to create in any manner a debt, liability or obligation of the State of North Carolina or of any political subdivision or any agency thereof or a pledge of the faith and credit of the State of North Carolina or any such political subdivision or any such agency, but shall be limited obligations of the Authority payable solely from the revenues and other funds pledged therefor and shall not be payable from any assets or funds of the Authority other than the revenues and other funds pledged therefor, and neither the faith and credit nor the taxing power of the State of North Carolina or any political, subdivision or any agency thereof is pledged to the payment of the principal of or redemption premium, if any, or the interest on this Bond.

     This Bond is one of a duly authorized issue of industrial revenue bonds of the Authority in the aggregate principal amount of $2,000,000, known as "The Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979" (herein called the "Series 1979 Bonds"), dated as of the 1st day of June, 1979, and maturing, subject to prior redemption as hereinafter mentioned, on June 1, 1999.

     The Series 1979 Bonds have been issued for the purpose of paying the cost of acquiring, improving, equipping, and providing for the installation of manufacturing facility for Hunt Manufacturing Co., a Pennsylvania corporation qualified to do business in North Carolina (herein called the "Company") for the production of paper and other art/craft products in Iredell County, North Carolina (the facility and site thereof, the improvements thereto and the equipment acquired therefor being herein called the "Project"). The Indenture also provides for the issuance, from time to time, under the conditions and restrictions therein set forth, of additional



                                       6.

series of bonds for the purpose of financing all or any portion of the cost of completing the Project, of financing for the Company all or any portion of any other real or tangible personal property in Iredell County, North Carolina, (all such real and personal property being herein called the "Improvements") and of refunding all or any of the bonds of any series issued under the provisions of the Indenture. All such additional series of bonds issued under the Indenture, together with the Series 1979 Bonds, are herein called the "Bonds".

     All of the Bonds are issued or are to be issued under and pursuant to an Indenture and Deed of Trust dated as of June 1, 1979 (said Indenture and Deed of Trust, together with all such supplements and amendments thereto as therein permitted, being herein called the "Indenture"), by and between the Authority and First Union National Bank of North Carolina, Charlotte, North Carolina (said banking association and any banking institution becoming successor trustee under the Indenture being herein called the "Trustee"). An executed counterpart of the Indenture is on file at the principal corporate trust office of the Trustee. Reference is hereby made to the Indenture for the provisions, among others, with respect to the custody and application of the proceeds of the Bonds, the collection and disposition of rent and other revenues, a description of the funds charged with and pledged to the payment of the principal of and redemption premium, if any, and interest on the Bonds, the nature and extent of the security, the terms and conditions under which the Bonds are or may be issued, the rights, duties and obligations of the Authority and of the Trustee and the rights of the holders of the Bonds, and, by the acceptance of this Bond, the holder hereof assents to all of the provisions of the Indenture.

     The Authority has entered into a Lease Agreement dated as of June 1, 1979 (herein called the "Lease"), with Hunt Manufacturing Co., a Pennsylvania corporation qualified to do business in the State of North Carolina (herein called the "Company"), under which the Authority has demised and leased the Project and any Improvements and any substitutions therefor, less any property removed therefrom, as permitted by the Lease and the Indenture, as the same shall exist at any time (herein called the "Leased Property") to the Company and the Company has leased the Leased Property from the




                                       7.

Authority. The Lease provides for the payment by the Company of rent at the times required and in amounts sufficient to pay the principal of and redemption premium, if any, and interest on all the Bonds as the same shall become due and payable (herein called "Basic Rent") and certain fees and expenses of the Authority and the Trustee, and the Lease further obligates the Company to pay the cost of maintaining the Leased Property and keeping the same insured. The Lease provides that the payments of Basic Rent shall be made directly to the Trustee for the account of the Authority.

     The Company has entered into a Guaranty Agreement dated as of June 1, 1979 (herein called the "Guaranty"), with the Trustee, whereby the Company has unconditionally guaranteed, for the benefit of the holders of the Bonds, the full and prompt payment of the principal of and redemption premium, if any, and interest on the Bonds, when and as the same shall become due and payable.

     Under the Indenture the Authority has, for the benefit of the holders of the Bonds, assigned and conveyed to the Trustee in trust the Authority's interests (i) in the real property and improvements and fixtures thereon comprising a portion of the Leased Property, (ii) in all tangible property, other than real property, comprising a portion of the Leased Property, (iii) in the proceeds of any property covered by clauses (i) and (ii) above which shall be sold or otherwise disposed of in accordance with the Indenture, (iv) in the Lease (subject to the reservation of certain rights of the Authority under the Lease, including its rights to payment of certain expenses and to indemnity), including the Basic Rent and other revenues derived therefrom; and, (v) all moneys and securities in the Bond Fund (as hereinafter defined), and, until applied to the payment of any item of the cost of the Project in accordance with the Indenture and the Lease or otherwise applied as permitted under the Indenture, all moneys and securities in the Acquisition Fund under the Indenture. The Indenture further provides that payments of Basic Rent and all such revenues, including any payments pursuant to the Guaranty, are to be deposited with the Trustee to the credit of a special fund designated "The Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Hunt Manufac-




                                       8.

turing Co. Project) Bond Fund", which special fund is equally and ratably pledged to and charged with the payment of the principal of and redemption premium, if any, and interest on all Bonds issued under the Indenture.

     The Company may obtain a release from the lien of the Indenture of equipment and unimproved land, upon substitution and payment therefor, in accordance with the provisions of the Lease and the Indenture.

     The Bonds are issuable as coupon Bonds, registrable as to both principal and interest, in the denomination of $5,000 each.

     Subject to the next two succeeding paragraphs, the Series 1979 Bonds are not callable for redemption prior to June 1, 1989.

     If,

          (i) the Leased Property shall have been damaged or destroyed to the extent that it would not be practicable or desirable to rebuild, repair or restore the Leased Property within a period of one year after the occurrence of such damage or destruction; or

          (ii) there occurs the taking by Eminent Domain (as defined in the Lease) of all or any part of the Leased Property to such an extent that the Company is prevented or would likely be prevented from using the Leased Property for its normal purposes and operations for a period of one year after such occurrence; or

          (iii) there shall have occurred a change in the Constitution of the State of North Carolina or the United States of America or any legislative, administrative or judicial action which shall render the Lease void or unenforceable or impossible of performance and the Company shall deliver to the Trustee a resolution of the Board of Directors of the Company stating that as a result of an event described in clause (i), (ii), or (iii) above, the Company has discontinued or will discontinue



                                       9.

its operation of the Leased Property, then the Company may direct the Trustee to call all the Bonds then outstanding under the Indenture for redemption in whole on the date, not more than 180 days after the adoption of such resolution, selected by the Company. The redemption price payable in connection with an event described in clause (i), (ii) or (iii) above shall be equal to the principal amount thereof plus accrued interest to the redemption date and without redemption premium.

     Upon the occurrence of a Determination of Taxability, which is defined in the Indenture to mean any determination, decision or decree made in regard to
Section 103(b)(6)(D) of the Internal Revenue Code of 1954, as amended (the "Code"), by the Commissioner or any District Director of the Internal Revenue Service or decision by any court of competent jurisdiction that interest on the Series 1979 Bonds is includable in the gross income of a Bondholder (other than a Bondholder who is a "substantial user" of the Project or a "related person", within the meaning of Section 103(b)(8) of the Code), the Series 1979 Bonds shall be called for redemption in whole on the date, not more than 90 days following the date of such Determination, selected by the Company at the principal amount thereof, plus interest accrued thereon to the date fixed for redemption.

     The Series 1979 Bonds may be called for redemption not earlier than June 1, 1989 in whole at any time, or in part on any interest payment date selected by the Company, at the applicable redemption price (expressed as a percentage of principal amount) set forth in the table below plus interest accrued to the date fixed for redemption:

Redemption                                        Redemption
Periods                                             Prices
-------                                             ------

June 1, 1989 to May 31, 1990                          103%

June 1, 1990 to May 31, 1991                      102 1/2%

June 1, 1991 to May 31, 1992                          102%

June 1, 1992 to May 31, 1993                      101 1/2%

June 1, 1993 to May 31, 1994                          101%

June 1, 1994 to May 31, 1995                      100 1/2%

June 1, 1995 and thereafter                           100%



                                      10.

     In addition, Series 1979 Bonds shall be called for redemption, pursuant to the sinking fund redemption requirements of Section 302 of the Indenture, at the principal amount thereof plus accrued interest to the redemption date and without premium on the following dates in the following principal amounts:

     Redemption          Principal             Redemption         Principal
        Date              Amount                  Date             Amount
        ----              ------                  ----             ------
    June 1, 1995         $350,000             June 1, 1997        $400,000
    June 1, 1996         $370,000             June 1, 1998        $425,000

     Unless otherwise previously retired, there will remain $455,000 principal amount of Series 1979 Bonds stated to mature on June 1, 1999 to be paid at maturity on June 1, 1999.

     If less than all of the Bonds of any one maturity of a series shall be called for redemption, the particular Bonds to be redeemed from such series and maturity shall be selected by lot by the Trustee or in such other manner as the Trustee in its discretion may deem fair and appropriate.

     Any such redemption, whether in whole or in part, shall be made upon at least 30, but not more than 60, days' prior notice by (a) publication in a daily newspaper, or a financial journal, published or circulated in the Borough of Manhattan, City and State of New York, and (b) mailing to all registered owners of Bonds to be redeemed at their addresses as they appear on the registration books kept by the Trustee and to each other holder of Bonds to be redeemed who shall have filed with the Trustee the number or numbers of such Bonds and his address, as provided in the Indenture, and shall be made in the manner and under the terms and conditions, all as provided in the Indenture, but, if notice is so published, failure so to mail any such notice shall not affect the validity of the proceedings for such redemption. On the date designated for redemption, notice having been published, the Bonds so called for redemption shall become and be due and payable at the redemption price provided for redemption of such Bonds on such date, and, if moneys for payment of the redemption price and accrued interest shall be held by the Trustee or by any paying AGENT, all as provided in the Indenture, interest on such Bonds so called for redemption shall cease to accrue, the coupons for any such interest payable subsequent to the redemption date shall be void, such Bonds so called for redemption shall cease to be entitled to any benefit or security under the Indenture, and the holders or registered




                                       11.

owners thereof shall have no rights in respect of such Bonds so called for redemption except to receive payment of the redemption price thereof so held by the Trustee or by any paying agent.

     In the event that all the Bonds then outstanding shall be registered, the Trustee shall be required to give notice only as provided in clause (b) above.

     The holder of this Bond shall have no right to enforce the provisions of the Indenture or to institute action to enforce the covenants therein, or to take any action with respect to any event of default under the Indenture, or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Indenture.

     In certain events, on the conditions, in the manner and with the effect set forth in the Indenture, the principal of all the Bonds then outstanding under the Indenture may become or may be declared due and payable before the stated maturities thereof, together with the interest accrued thereon.

     Modifications or alterations of the Lease, the Indenture and the Guaranty and any supplement or amendment thereto may be made only to the extent and in the circumstances permitted by the Indenture and may be made in certain cases without the consent of all the holders of the Bonds.

     This Bond may be registered as to both principal and interest in accordance with the provisions endorsed hereon and subject to the terms and provisions of the Indenture.

     This Bond and the interest coupons appertaining hereto shall be governed by and construed in accordance with the laws of the State of North Carolina.

     All acts, conditions and things required to happen, exist and be performed precedent to and in the issuance of this Bond and the execution of the Indenture have happened, exist and have been performed as so required.

     This Bond shall not be valid or become obligatory for any purpose or be entitled to any benefit or security under the Indenture until it shall have been authenticated by the execution by the Trustee of the certificate of authentication endorsed hereon.



                                      12.

     IN WITNESS WHEREOF, The Iredell County Industrial Facilities and Pollution Control Financing Authority has caused this Bond to be executed with the facsimile signature of its Chairman or its Vice Chairman and a facsimile of its official seal to be imprinted hereon and attested by its Secretary or an Assistant Secretary, and the attached interest coupons to bear the facsimile signature of said Chairman or Vice Chairman, all as of the 1st day of June, 1979.


                                          ______________________________
                                          Chairman


[SEAL]

______________________________
        Secretary




                                      13.

                          PROVISIONS FOR REGISTRATION

     This Bond may be registered as to both principal and interest on the books of The Iredell County Industrial Facilities and Pollution Control Financing Authority, kept by the Trustee under the within-mentioned Indenture, as Bond Registrar, upon presentation hereof to the Bond Registrar, which shall detach and retain in its custody all unmatured coupons and all matured coupons, if any, not theretofore paid or provided for, and shall make notation of such registration in the registration blank below, and the registration of this Bond may thereafter be transferred only upon an assignment duly executed by the registered owner or his attorney or legal representative in such form as shall be satisfactory to the Bond Registrar, such registration of transfer to be made on such books and endorsed hereon by the Bond Registrar; after such registration or registration of transfer the principal of and redemption premium, if any, and interest on this Bond shall be payable only to or upon the order of the registered owner or his legal representative. This Bond, if converted into a bond registered as to both principal and interest, may be reconverted into a coupon bond upon presentation hereof to the Bond Registrar, accompanied by an instrument duly executed by the registered owner or his attorney or legal representative in such form as shall be satisfactory to the Bond Registrar; and upon any such reconversion the Bond Registrar shall reattach hereto the coupons representing the interest to become due thereafter on this Bond to the date of maturity and the interest, if any, not theretofore paid and shall make notation in the registration blank below whether this Bond is registered or is payable to bearer.

Date of                          Name of                      Signature of
Registration                 Registered Owner                Bond Registrar
------------                 ----------------                --------------

 .................            .......................         ..................

 .................            .......................         ..................

 .................            .......................         ..................

                                [FORM OF COUPONS]

No. .............


     On __________________ 1, ____, The Iredell County Industrial Facilities and Pollution Control Financing Authority will




                                      14.

pay to bearer (unless the Bond mentioned below shall previously have become payable as provided in the Indenture referred to in said Bond and provision for payment thereof shall have been duly made) at the principal office of First Union National Bank of North Carolina, in the City of Charlotte, North Carolina, upon the presentation and surrender hereof, the amount shown hereon in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, solely from the special fund referred to in, for the semi-annual interest then due upon, its Industrial Revenue Bond (Hunt Manufacturing Co. Project), Series 1979, dated as of June 1, 1979.

No. .............

                              THE IREDELL COUNTY INDUSTRIAL FACILITIES AND
                              POLLUTION CONTROL FINANCING AUTHORITY


                              __________________
                              Chairman



                                      15.

                          CERTIFICATE OF AUTHENTICATION

     This Bond is one of the Bonds of the series designated therein and issued under the provisions of the within-mentioned Indenture.

                    First Union National Bank of North Carolina,
                                               As Trustee

                    By____________________________________
                                  Authorized Officer

; and

     WHEREAS, the execution and delivery of this Indenture and the Lease have been duly authorized by resolution of the Authority; and

     WHEREAS, all acts, conditions, and things required by the Constitution and laws of the State of North Carolina to happen, exist and be performed precedent to and in the execution and delivery of this Indenture and the Lease have happened, exist and have keen performed as so required in order to make this Indenture a valid and binding indenture and deed of trust for the security of the bonds in accordance with its terms and in order to make the Lease a valid and binding agreement in accordance with its terms; and

     WHEREAS, the Trustee has accepted the trusts created by this Indenture and in evidence thereof has joined in the execution hereof;

     NOW, THEREFORE, in consideration of the premises, of the acceptance by the Trustee of the trusts hereby created, and of the purchase and acceptance of the Bonds by the holders thereof, and also for and in consideration of the sum of One Dollar ($1.00) to the Authority in hand paid by the Trustee at or before. the execution and delivery of this Indenture, the receipt of which is hereby acknowledged, and for the purpose of fixing and declaring the terms and conditions upon which the Bonds are to be issued, authenticated, delivered, secured and accepted by all persons who shall from time to time be or become registered owners thereof, and in order to secure the payment of all the Bonds at any time issued and outstanding here-



                                       16.

under the redemption premium, if any. and interest thereon according to their tenor. purport and effect, and in order to secure the performance and observance of all the covenants, agreements and conditions therein and herein contained. the Authority does hereby bargain, mortgage, convey, grant, pledge and assign unto First Union National Bank of North Carolina, as Trustee, and unto its successors in trust, and to its assigns, forever,

          (a) the interest of the Authority in and to the real property and premises situated in Iredell County, North Carolina, as described in Exhibit A hereto, together with all improvements now or hereafter erected thereon, all rights, appurtenances, easements, privileges, remainders and reversions appertaining thereto and all apparatus, equipment, fixtures and articles of personal property now or hereafter attached to the Leased Property as fixtures, and replacements thereof, including, but not limited to, all heating, refrigerating, air conditioning, gas, plumbing and electric apparatus and equipment, all boilers, engines, motors, power equipment, piping and plumbing fixtures, pumps, tanks, lighting equipment and systems, fire prevention and sprinkling equipment and systems, and other things now or hereafter thereon or therein, including all interests of any owner of the Leased Property in any of such items at any time acquired under conditional sale contracts or installment sale contracts (the foregoing together with so much of the Leased Property as under North Carolina law constitutes real property or fixtures being hereinafter collectively referred to as the "Trust Estate"), excluding, however, from this Indenture and the Trust Estate any property which is installed by the Lessee under Section 6.2, and any property or interest therein which is removed, released or purchased under Section 6.3, 6.4 or 6.5, of the Lease

          (b) a security interest in all tangible property, other than real property, comprising a portion of the Leased Property, as described in Exhibit A hereto (hereinafter sometimes called the "Leased Equipment"), including all items of machinery and equipment hereafter acquired by the Authority and required to by subjected to the lien of this Indenture or intended so to be, including but not limited to, all substitutions, renewals or replacements of, and additions, improvements, accumulations and accessions to, the Leased Equipment



                                      17.

     or any portion thereof whether pursuant to the Lease or otherwise, and excluding, however, from this Indenture and the Leased Equipment any property which is installed by the Lessee under Section 6.2 and any property or interest therein which is reserved, released or purchased under
     Section 6.3 or 6.4, of the Lease;

          (c) all proceeds of any property covered by clauses (a) and (b) above which shall be sold or otherwise disposed of in accordance with the Indenture; and

          (d) all right, title and interest of the Authority in the Lease, including, without limitation, the Basic Rent and the remedies set forth in
     Section 10.2(a), and other revenues and payments to be made to the Authority or for its account, reserving, however, the rights of the Authority under Sections 5.3(b)(iii), 7.4, 8.1, 8.3, 8.10, 8.11, 9.3, 10.6,
     11.1(b), 11.2, 13.5, 13.12 and 13.13 of the Lease;

          (e) all moneys and securities in the Bond Fund (as hereinafter defined), and until applied in payment of any item of the Cost (as hereinafter defined) of the Project in accordance with Section 402 hereof and the Lease or otherwise applied as permitted hereunder, all moneys and securities in the Acquisition Fund (as hereinafter defined);

     TO HAVE AND TO HOLD the same forever, subject, however, to the rights of the Lessee under the Lease and to the exceptions, reservations and matters therein and herein recited and to Permitted Encumbrances (as defined in the Lease) but IN TRUST, nevertheless, for the equal and proportionate benefit and security of the holders and registered owners from time to time of the Bonds authenticated and delivered hereunder and issued by the Authority and outstanding, without preference, priority or distinction as to lien or otherwise, except as otherwise hereinafter provided, of any one Bond over any other Bond, by reason of priority in the issue, sale or negotiation thereof or otherwise;

     PROVIDED, HOWEVER, that if, after the rights, title and interest of the Trustee in and to the estate pledged and assigned to it under this Indenture shall have ceased,




                                      18.

terminated and become void in accordance with Article XIII hereof, the principal of and redemption premium, if any, and interest on all of the Bonds shall have been paid to the Bondholders or shall have been paid to the Lessee pursuant to
Section 504 hereof, then this Indenture and all covenants, agreements and other obligations of the Authority hereunder shall cease, determine and be void, and thereupon the Trustee shall cancel and discharge this Indenture and execute and deliver to the Authority and the Lessee such instruments in writing as shall be required to evidence the discharge hereof; otherwise, this Indenture shall be and remain in full force and effect.

     THIS INDENTURE FURTHER WITNESSETH, and it is expressly declared, that all Bonds issued and secured hereunder are to be issued, authenticated and delivered and the Trust Estate and the Basic Rent and other revenues and funds herein pledged are to be dealt with and disposed of under, upon and subject to the terms, conditions, stipulations, covenants, agreements, trusts, uses and purposes as hereinafter expressed, and the Authority has agreed and covenanted, and does hereby agree and covenant, with the Trustee and with the respective holders and owners of said Bonds and of any coupons representing interest thereon, as follows, that is to say:



                                      19.

                                    ARTICLE I

                      Definitions and Rules of Construction

     Section 101. DEFINITIONS. In addition to words and terms elsewhere defined in this Indenture, the following words and terms shall have the following meanings:

            (1) "Acquisition" when used in connection with the Project, shall mean, without limitation, the acquisition, improvement and provision of the Project.

            (2) "Acquisition Fund" shall mean the fund created by Section 401 hereof.

            (3) "Additional Bonds" shall mean the Bonds authorized to be issued under Section 209 of this Indenture for the purpose of financing all or any portion of (a) the Cost of the Project to the extent that the proceeds of the Series 1979 Bonds and any other available funds in the Acquisition Fund are insufficient therefor or (b) the Cost of any Improvements.

            (4) "Additional Rent" shall mean the amounts payable pursuant to
      Section 5.3(b) of the Lease by the Company for the account of or to the Authority to provide for payment of the fees and charges of the Trustee, the Paying Agents and of certain costs and expenses incurred by the Authority, respectively.

            (5) "Affiliate" shall mean any person directly or indirectly controlling or controlled by or under direct or indirect common control with another person. For the purposes of this definition, "control" when used with respect to a person shall mean the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            (6) "Authority" shall mean The Iredell County Industrial Facilities and Pollution Control Financing Authority, a political subdivision and body corporate and politic of the State of North Carolina, and its successors and assigns and any body resulting from or surviving any consolidation or merger to which it or its successors may be a party.

          (7) "Authority Representative" shall mean any one of the persons at the. time designated to act on behalf of the Authority by written certificate furnished to the Company and the Trustee containing the specimen signatures of such persons and signed on behalf of the Authority by its Chairman or Vice Chairman.

          (8) "Basic Rent" shall mean the amounts payable pursuant to Section 5.3(a) of the Lease by the Company for the account of the Authority to provide for the payment of the principal of and premium, if any, and interest on the Bonds.

          (9) "Bond Fund" shall mean the fund created by Section 501 hereof.

          (10) "Bond Registrar" shall mean such person as shall be appointed under the provisions of Section 206 of this Indenture to keep the books for the registration and for the registration of transfer of Bonds.

          (11) "Bondholder" or "Holder" shall mean the Registered Owner of any Bond registered as to both principal and interest and the bearer of any Bond not so registered.

          (12) "Bondholders of Record" shall mean all Registered Owners and all other Holders who shall have filed with the Trustee a written request to receive notices to be given to Bondholders of Record under this Indenture and the number or numbers of their Bonds.

          (13) "Bonds" shall mean the Series 1979 Bonds, the Additional Bonds and the Refunding Bonds.

          (14) "Code" shall mean the Internal Revenue Code of 1954, as amended.

          (15) "Company" shall mean Hunt Manufacturing Co., a corporation organized and existing under the laws of the State of Pennsylvania and its successors and assigns and any surviving, resulting or transferee corporation or other entity.

          (16) "Company Representative" shall mean any one of the persons at the time designated to act on behalf of the Company by written certificate furnished to the Authority and the Trustee containing the specimen signatures of such persons and signed on behalf of the Company by the President, a Vice President, the Treasurer or an Assistant Treasurer thereof. The Company Representative may be an employee of the Company.

          (17) "Completion Date" shall mean the date of completion of the Project as that date shall be certified as provided in Section 4.3 of the Lease.

          (18) "Cost" as applied to the Project and any Improvements shall mean all costs which the Authority or the Company may properly pay or accrue for the Acquisition of the Project or such Improvements under the Enabling Act and which, under generally accepted accounting principles and under applicable regulations of the United States Department of the Treasury, are chargeable to the capital account of the Project or such Improvements, as the case may be, including, without limitation, in the case of the Project, the following:

               (a) obligations of the Company incurred in connection with the purchase of the Project, including the purchase price of the industrial and manufacturing facility, for the production of paper and other art-craft products, acquired by the Company all legal, recording and other fees, taxes and expenses related thereto;

               (b) obligations of the Company incurred for labor and materials in connection with the Acquisition of the Project;

               (c) preparation of the plans and specifications for the Project (including any preliminary study or planning of the Project or any aspect thereof;

               (d) payment of the fees for engineering, supervisory and consulting services relating to the Project;

               (e) payment, to the extent they shall not be paid by a contractor, of the premiums of all insurance and surety and performance bonds required to be maintained in connection with the improvement of the Project;

               (f) payment of any initial or acceptance fee of the Trustee and any fees and expenses incurred in connection with the preparation, recording or filing of such documents, instruments or financing statements as either the Company or the Authority may deem desirable to perfect or protect the rights of the Authority and the Trustee under the Lease, this Indenture and the Guaranty;

               (g) payment of legal, accounting and financial advisory fees and expenses, filing fees, and printing and engraving costs incurred in connection with the authorization, issuance, sale and purchase of the Series 1979 Bonds or any Additional Bonds and any Additional Bonds issued to finance all or a portion of the Cost of completing the Project, and the preparation of the Lease, this Indenture, and the Guaranty;

               (h) interest to accrue on the Series 1979 Bonds or any Additional Bonds and any Additional Bonds issued to finance all or a portion of the Cost of completing the Project to the Completion Date;

               (i) any administrative or other fees charged by the Authority, the Department of Commerce or the Local Government Commission of the State of North Carolina, or reimbursement thereto of expenses, in connection with the Project to the Completion Date; and

               (j) payment of any other costs and expenses relating to the Project which would constitute costs or expenses for which the Authority may expend Bond proceeds under the Enabling Act.

          (19) "Counsel" shall mean a lawyer or a firm of lawyers duly admitted to practice law in one of the United States and may, but need not, be counsel to the Authority or the Lessee.

          (20) "default" or "event of default" shall mean any one or more of the events or circumstances set forth in Section 801 hereof.

          (21) "Determination of Taxability" shall mean any determination, decision or decree made in regard to Section 103(b)(6)(d) of the Code by the Commissioner or any District Director of the Internal Revenue Service or by any court of competent jurisdiction that interest on the Series 1979 Bonds is includable in the gross income of the recipient thereof under
     Section 103 of the Code and regulations thereunder for any reason other than that the Holder is a "substantial user" of Project or a "related person" within the meaning of Section 103(b)(8) of the Code.

          (22) "Enabling Act" shall mean Chapter 800 of the 1975 Session Laws of North Carolina, as amended, which as codified appears as Chapter 159C of the General Statutes of North Carolina.

          (23) "Government Obligations" shall mean (a) direct obligations of the United States of America or obligations for the payment of which the full faith and credit of the United States of America is pledged, or (b) obligations of the Government National Mortgage Association, Federal Intermediate Credit Banks, Federal Banks for Cooperatives, Federal Land Banks, Federal Home Loan Banks and Federal Farm Credit Consolidated System; provided, however, that for purposes of Section 1301 of this Indenture, such term shall mean the obligations described in clause (a) of this definition only.

          (24) "Guarantor" shall mean Hunt Manufacturing Co., a Pennsylvania corporation, as guarantor under the Guaranty, and its successors and assigns thereunder.

          (25) "Guaranty" shall mean the Guaranty Agreement dated as of the date hereof, between the Guarantor and the Trustee, pursuant to which the Guarantor guarantees to the Trustee payment of the principal of and premium, if any, and interest on the Bonds when the same shall become due and payable, together with any amendments and supplements thereto permitted by this Indenture.

          (26) "Improvements" shall mean any real or tangible personal property acquired, constructed or installed in, or used in, Iredell County, North Carolina, by the Company and financed, in whole or in part, by Additional Bonds.

          (27) "Indenture" shall mean this Indenture and Deed of Trust, together with any amendments and supplements hereto permitted hereby.

          (28) "Lease" shall mean the Lease Agreement, dated as of the date hereof, between the Authority and the Company, together with any amendments and supplements thereto permitted hereby.

          (29) "Leased Equipment" shall mean all items of machinery and equipment owned or hereafter acquired by the Authority and required to be subjected to the lien of this Indenture or intended so to be, including but not limited to, all substitutes, renewals or re placements of, and additions, improvements, accumulations and accessions to, the Leased Equipment or any portion thereof whether pursuant to the Lease or otherwise, excluding, however, from this Indenture and the Trust Estate any property which is installed by the Lessee under Section 6.2, and any property or interest therein which is reserved, released or purchased under
     Section 6.3 or 6.4, of the Lease.

          (30) "Leased Property" shall mean the Project, any Improvements and all additions, modifications and improvements thereto and all substitutions therefor to the extent provided herein, less all removals therefrom as permitted by the Lease, as the same shall exist at any time, leased to the Company by the Authority pursuant to the Lease.

          (31) "Lessee" shall mean the lessee at the time being under the Lease.

          (32) "Newspaper" shall mean a newspaper regularly published in the English language.

          (33) "outstanding" when used with respect to the Bonds shall mean, as of the date of determination, all Bonds theretofore authenticated and delivered, except:

               (i) Bonds paid or redeemed or purchased by the Paying Agents or delivered to the Trustee for cancellation;

               (ii) Bonds deemed to have been paid in accordance with Article XIII hereof; and

               (iii) Bonds in exchange for or in lieu of which other Bonds have been authenticated and delivered pursuant to this Indenture;

     provided, however, that in determining whether the holders of the requisite principal amount of outstanding Bonds have given any request, demand, authorization, direction, notice, consent or waiver, Bonds owned by the Authority, the Company or the Guarantor or any other obligor upon the Bonds or the Lease or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Bonds which the Trustee knows to be so owned shall be so disregarded. Bonds so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Bonds and that the pledgee is not the Authority or the Company or the Lessee or the Guarantor or any other obligor upon the Bonds or the Lease or the Guaranty or any Affiliate of the Company or the Lessee or the Guarantor or such other obligor.

          (34) "Paying Agents" shall mean the one or more banking institutions at which the principal of and redemption premium, if any, and interest on Bonds (unless registered) shall be made payable as provided in this Indenture.

          (35) "Payment of the Bonds" shall mean payment of the principal of and redemption premium, if any, and interest on all the Bonds in accordance with their terms, whether through payment at maturity or purchase or redemption or provision for such payment in such a manner that the Bonds shall be deemed to have been paid under the second paragraph of Section 1301.

          (36) "Project" shall mean the property described in Exhibit A to the Lease at any time from the date of the issuance of the Series 1979 Bonds until the Completion Date.

          (37) "Refunding Bonds" shall mean the Bonds authorized to be issued under Section 210 of this Indenture for the purpose of refunding any or all of the Bonds of any series then outstanding.

          (38) "Registered. Owner" shall mean the person or persons in whose name or names a particular Bond is registered on the books kept by the Bond Registrar for such purpose under Section 206 of this Indenture.

          (39) "Rent" shall mean, collectively, the Basic Rent and the Additional Rent payable by the Lessee pursuant to Section 5.3 of the Lease.

          (40) "responsible officer" when used with respect to the Trustee shall mean the chairman or vice-chairman of the board of directors, the chairman or vice-chairman of the executive committee of the board of directors, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller and any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

          (41) "Series 1979 Bonds" shall mean the Bonds authorized to be issued by the Authority under Section 208 of this Indenture for the purpose of financing a portion of the Cost of the Project.

          (42) "State" shall mean the State of North Carolina.

          (43) "Tax Regulations" shall mean the applicable regulations under
     Section 103 of the Code whether at the time proposed, temporary, final or otherwise.

          (44) "Trustee" shall mean the banking institution at the time serving as trustee under this Indenture.

     Section 102. RULES OF CONSTRUCTION. (a) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders.

      (b) Unless the context shall otherwise indicate, the terms "Bond", "Registered Owner", "Holder", and "person" shall include the plural as well as the singular number, "person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      (c) Words importing the redemption or calling for redemption of Bonds shall not be deemed to refer to or connote the payment of Bonds at their stated maturity.

      (d) The Table of Contents, captions or headings in this Indenture are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Indenture.

      (e) All references herein to particular articles or sections are references to articles or sections of this Indenture unless some other reference is established.

     (f) Any inconsistency between the provisions of the Lease and the provisions of this Indenture shall be resolved in favor of the provisions of this Indenture.

                                   ARTICLE II

                       Form, Execution, Authentication and
                                Delivery of Bonds

     Section 201. LIMITATION ON ISSUANCE OF BONDS. No Bonds may be issued under the provisions of this Indenture except in accordance with the provisions of this Article.

     Section 202. FORM OF BONDS. The definitive Bonds shall be issuable as coupon Bonds in the denomination of $5,000 each, registrable as to both principal and interest. The Bonds shall be substantially in the form hereinabove set forth, with such appropriate variations, omissions and insertions as are permitted or required by this Indenture, and may have endorsed thereon such legends or text as may be necessary or appropriate to conform to any applicable rules and regulations of any governmental authority ox any usage or requirement of law with respect thereto.

     Section 203. DETAILS OF THE BONDS; EXECUTION AND PAYMENT. Each coupon Bond, unless registered, shall bear interest from its date. Bond registered as to both principal and interest shall bear interest from the interest payment date next preceding the date on which it was last registered, unless last registered on an interest payment date, in which case it shall bear interest from such interest payment date, or, unless last registered prior to the first interest payment date, in which case it shall bear interest from its date; provided, however, that, if at the time of last registration of any Bond interest on such Bond is in default, such Bond shall bear interest from the date to which it has been paid or, if no interest has been paid, from its date.

     The Bonds shall be signed by, or executed with the facsimile signature of, the Chairman or the Vice Chairman of the Authority, and the official seal of the Authority shall be impressed, or a facsimile thereof imprinted, thereon and attested by the Secretary or an Assistant Secretary of the Authority. The coupons attached to the Bonds shall be substantially in the form hereinabove set forth and shall bear the facsimile signature of the Chairman or Vice Chairman of the Authority.

     In case any officer of the Authority whose signature or whose facsimile signature shall appear on any Bonds or coupons shall cease to be such officer before the delivery of such Bonds, such signature or such facsimile shall nevertheless be valid and sufficient for all purposes the same as if he had remained in office until such delivery, and also any Bond may be signed by such persons as at the actual time of the execution of such Bond shall be the proper officers to sign such Bond although at the date of such Bond such persons may not have been such officers.

     The principal of and redemption premium, if any, and interest on the Bonds shall be payable in any coin or currency of the United States of America which on the respective dates of payment thereof is legal tender for the payment of public and private debts. The principal of and redemption premium, if any, and interest on Bonds (unless registered) shall be payable at the principal corporate trust offices of the Paying Agents. The principal of and premium, if any, on all Bonds registered as to both principal and interest shall be payable at the principal corporate trust office of the Trustee, and payment of the interest, on each Bond registered as to both principal and interest shall be made by the Trustee on each interest payment date to the person appearing on the registration books of the Authority hereinafter provided for as the registered owner thereof by check mailed to such registered owner at his address as it appears on such registration books. Payment of the principal of and redemption premium, if any, on all Bonds shall be made upon the presentation and surrender of such Bonds as the same shall become due and payable. Payment of the interest on the Bonds (unless registered) shall be made upon the presentation and surrender of the coupons representing such interest as the same become due and payable.

     Section 204. AUTHENTICATION OF BONDS. Only such Bonds as shall have endorsed thereon a certificate of authentication substantially in the form hereinbefore set forth, duly executed by the Trustee, shall be entitled to any benefit or security under this Indenture. No Bond, and no coupon appertaining to any Bond, shall be valid or obligatory for any purpose unless and until such certificate of authentication shall have been duly executed by the Trustee, and such certificate of the Trustee upon any such Bond shall be conclusive evidence that such Bond has been duly authenticated and delivered under this Indenture. The Trustee's certificate of authentication on any Bond shall be deemed to have been duly executed if signed by an authorized officer of the Trustee, but it shall not be necessary that the same officer sign the certificate of authentication on all of the Bonds that may be issued hereunder at any one time. Before authenticating or delivering any Bonds the Trustee shall detach and cancel all matured coupons, if any, appertaining thereto, except any coupons which represent unpaid interest.

     Section 205. REGISTRATION AND REGISTRATION OF TRANSFER OF BONDS. Title to any Bond, unless such Bond is registered in the manner hereinafter provided, and to any interest coupon shall pass by delivery in the same manner as a negotiable instrument payable to bearer. The Trustee is hereby appointed as Bond Registrar and as such shall keep books for the registration and for the registration of transfer of Bonds as provided in this Indenture. Any unregistered Bond may be registered as to both principal and interest upon presentation thereof to the Bond Registrar, accompanied by all unmatured coupons and all matured coupons, if any, not theretofore paid or provided for, and the Bond Registrar shall make notation of such registration thereon and detach therefrom and retain in its custody all such coupons. The transfer of any Bond registered as to both principal and interest may thereafter be registered only upon an assignment duly executed by the registered owner or his attorney or legal representative in such form as shall be satisfactory to the Bond Registrar, such registration of transfer to be made on such books and endorsed on the Bond by the Bond Registrar. No charge shall be made to any Bondholder for the privilege of registration and registration of transfer hereinabove granted, but any Bondholder requesting any such registration or registration of transfer shall pay any tax or other governmental charge required to be paid with respect thereto. The Bond Registrar shall not be required to register the transfer of any Bond registered as to both principal and interest (i) during the period of 15 days next preceding any interest payment date on such Bond or (ii) after such Bond shall have been selected for redemption. No Bond registered as to principal and interest shall thereafter be discharged from registration except as provided in Section 207 of this Article.

     Section 206. CONVERSION AND RECONVERSION OF BONDS. Any Bond registered as to both principal and interest may be reconverted into a coupon bond upon presentation thereof to the Bond Registrar, together with an instrument requesting such reconversion duly executed by the registered owner or his attorney or legal representative and in such form as shall be satisfactory to the Bond Registrar. Upon any such presentation the Bond Registrar shall reattach to such Bond the coupons representing the interest to become due thereafter on the Bond to the date of maturity and the interest then due and unpaid, if any, and shall make notation thereon that the Bond is payable to bearer.

     Upon every reconversion of Bonds under the provisions of this Indenture, the Bond Registrar shall require the payment of any tax or other governmental charge required to be paid with respect to such reconversion to be made by the Bondholder requesting such reconversion. The Bond Registrar shall not be required to reconvert any Bond under the provisions of this Section during the period of 15 days next preceding any interest payment date on such Bond or after such Bond shall have been selected for redemption.

     Section 207. OWNERSHIP OF BONDS. As to any Bond registered as to both principal and interest, the person in whose name the same shall be registered shall be deemed and regarded as the absolute owner thereof for all purposes, and payment of or on account of the principal of and redemption premium, if any, and interest on any such Bond shall be made only to or upon the order of the registered owner thereof or his registered assigns. All such payments shall be valid and effectual to satisfy and discharge the liability upon such Bond, including the interest thereon, to the extent of the sum or sums so paid. The Authority, the Trustee, the Bond Registrar, any Paying Agent and the Company may deem and treat the bearer of any Bond which shall not at the time be registered as to both principal and interest, and the bearer of any coupon appertaining to any Bond, as the absolute owner of such Bond or coupon, as the case may be, whether such Bond or coupon shall be overdue or not, for the purpose of receiving payment thereof and for all other purposes whatsoever. The Authority, the Trustee, the Bond Registrar, any Paying Agent and the Company shall not be affected by any notice to the contrary.

     Section 208. AUTHORIZATION OF THE SERIES 1979 BONDS. There shall be initially issued under and secured by this Indenture the Series 1979 Bonds of the Authority, in the aggregate principal amount of Two Million Dollars ($2,000,000), for the purpose of providing funds for paying a portion of the Cost of the Project. The Bonds shall be designated "Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979", shall be dated as of the 1st day of June, 1979, and shall be stated to mature June 1, 1999 (subject to the right of prior redemption as hereinafter provided) and shall bear interest at the rate of seven and one-half percent (7 1/2%) per annum, payable semi-annually on June 1 and December 1 of each year until paid, the first payment of interest being due December 1, 1979.

     The Series 1979 Bonds shall be executed substantially in the forms and manner hereinabove set forth and delivered to the Trustee for authentication, but prior to or simultaneously with the authentication and delivery of the Series 1979 Bonds by the Trustee there shall be filed with the Trustee the following:

          (a) A copy, certified by the Secretary or an Assistant Secretary of the Authority, of a resolution or resolutions authorizing the issuance of the Series 1979 Bonds, designating the Paying Agent or Agents for the Series 1979 Bonds, awarding the Series 1979 Bonds and directing the authentication and delivery of the Series 1979 Bonds to or upon the order of the purchasers therein named upon payment of the purchase price therein set forth.

          (b) An executed counterpart of the Lease.

          (c) An opinion of Counsel for the Authority, which may be bond counsel to the Authority, stating that the signer is of the opinion that the execution and delivery of the Lease have been duly authorized by the Authority, that the Lease is in the form so authorized and has been duly executed by the Authority and that, assuming proper authorization and the execution of the Lease by the Company, the Lease is valid and binding in accordance with its terms.

          (d) An opinion of Counsel for the Company stating that the signer is of the opinion that the execution and delivery of the Lease have been duly authorized by the Company, that the Lease is in the form so authorized and has been duly executed by the Company and that assuming proper authorization and execution of the Lease by the Authority, the Lease is valid and binding obligation of the Company.

          (e) An executed counterpart of the Guaranty.

          (f) An opinion of counsel for the Guarantor stating that the signer is of the opinion that the execution and delivery of the Guaranty have been duly authorized by the Guarantor, that the Guaranty is in the form so authorized and has been duly executed by the Guarantor, and that the Guaranty is valid, binding and enforceable in accordance with its terms, subject to any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws and subject TO the further qualification that the availability of specific enforcement remedies may be subject to the discretion of the courts.

          (g) An opinion of Counsel admitted to practice law in the State of North Carolina stating that the signer is of the opinion that copies of such instruments and financing statements (described in such opinion) as are necessary, have been recorded and filed in the manner and places required by North Carolina law with the effect that the lien of this Indenture has been perfected and protected and (i) constitutes as to the Trust Estate a valid first 1ien of record and (ii) creates as to the Leased Equipment and to the rights of the Authority under the Lease assigned under this In denture, valid security interests in the Leased Equipment and such rights, respectively, in any case, subject to no equal or prior liens except for Permitted Encumbrances.

          (h) Evidence satisfactory to the Trustee that the insurance policies required by Sections 7.1 and 7.2 of the Lease have been obtained and are in effect.

          (i) An opinion of counsel for the Authority, which may be bond counsel to the Authority, stating that the signer is of the opinion that the issuance of the Series 1979 Bonds and the execution of this Indenture have been duly and validly authorized, that all conditions precedent to the delivery of the Series 1979 Bonds have been fulfilled and that the Series 1979 Bonds and this Indenture are valid and binding in accordance with their terms.

     When the documents mentioned in clauses (a) through (i) of this Section shall have been filed with the Trustee and when the Series 1979 Bonds shall have been executed as required by this Indenture, the Trustee shall authenticate the Series 1979 Bonds and deliver them at one time to or upon the order of the purchasers named in the resolution or resolutions mentioned in clause (a) of this Section but only upon payment to the Trustee for the account of the Authority of the purchase price of the Series 1979 Bonds. The Trustee shall be entitled to rely conclusively upon such resolution or resolutions as to the names of the purchasers and the amount of such purchase price.

     Simultaneously with the delivery of the Series 1979 Bonds, the Trustee shall apply the proceeds (excluding accrued interest) of the Series 1979 Bonds to the credit of the Acquisition Fund.

     Section 209. ADDITIONAL BONDS. Bonds of the Authority, in addition to the Series 1979 Bonds, may be issued under and secured by this Indenture at one time or from time to time subject to the conditions hereinafter provided in this section, for the purpose of providing funds for financing (i) all or any portion of the Cost of the Project to the extent that the proceeds of the Series 1979 Bonds and any other available funds in the Acquisition Fund are insufficient therefor or (ii) for the purpose of paying all or any part of the Cost of any Improvements or (iii) for any combination of such purposes. Before any Additional Bonds shall be issued, the Authority shall adopt a resolution authorizing the issuance of such Bonds, fixing the amount thereof and describing in brief and general terms the purpose or purposes for which such Additional Bonds are being issued. Such Additional Bonds shall have the same designation, except for an identifying series letter, year or number, as the Series 1979 Bonds and shall be dated, shall be stated to mature on such day in such year or years, shall bear interest at such rate or rates not exceeding the maximum rate permitted by law, and shall have such sinking fund redemption requirements, if any, and may be made redeemable at such times and prices (subject to the provisions of Article III of this Indenture), all as may be provided by the resolution or resolutions authorizing the issuance of or awarding such Additional Bonds or by a supplement to this Indenture. Except as to any differences in the rate or rates of interest or the provisions for redemption, such Additional Bonds shall be on a parity with and shall be entitled to the same benefit and security of this Indenture as the Series 1979 Bonds.

     Such Additional Bonds shall be executed substantially in the form and manner hereinabove set forth and shall be deposited with the Trustee for authentication, but on or before the date such Additional Bonds shall be authenticated and delivered by the Trustee, there shall be filed with the Trustee the following:

          (a) A copy, certified by the Secretary or an Assistant Secretary of the Authority, of the resolution or resolutions adopted by the Authority authorizing the issuance, and stating the purpose, of such Additional Bonds in the amount specified therein, designating the Paying Agent or Agents for such Additional Bonds, awarding such Additional Bonds and directing the authentication and delivery of such Additional Bonds to or upon the order of the purchasers therein named upon payment of the purchase price therein set forth.

          (b) An executed counterpart of any supplement or amendment to the Lease executed and delivered in accordance with Article XII hereof.

          (c) Opinions of Counsel for the Authority, which may be bond counsel to the Authority, and Counsel for the Company with respect to any supplement or amendment to the Lease of similar tenor as the opinions furnished by each such Counsel WITH RESPECT TO THE LEASE PURSUANT to clauses (c) and (d) of Section 208 of this Article or to the effect that no such supplement or amendment is required.

          (d) An executed counterpart of any supplement or amendment to the Guaranty executed and delivered in accordance with Article XII hereof.

          (e) An opinion of Counsel for the Guarantor with respect to any supplement or amendment to the Guaranty of similar tenor as the opinion furnished by each such Counsel with respect to the Guaranty pursuant to clause (f) of Section 208 of this Article or to the effect that no such supplement or amendment is required.

          (f) An opinion of Counsel admitted to practice law in the State of North Carolina stating that the signer is of the opinion that copies of such instruments and financing statements (described in such opinion) as are necessary, have been recorded and filed in the manner and places required by North Carolina law with the effect that the lien of this Indenture has been perfected and protected and (i) constitutes as to the Trust Estate a valid first lien of record and (ii) creates as to the Leased Equipment and to the rights of the Authority under the Lease assigned under this Indenture, valid security interests in the Leased Equipment and such rights, respectively, in any case, subject to no equal or prior liens except for Permitted Encumbrances (as defined in the Lease) and (iii) creates as to improvements, additions and renovations and to the rights of the Authority under the Lease assigned under this Indenture, a valid first lien of record or valid security interests in the improvements, additions and renovations and such rights, respectively, in any case subject to no equal or prior liens except for Permitted Encumbrances (as defined in the Lease).

          (g) An opinion of Counsel for the Authority, who is admitted to practice law in the State of North Carolina, that with respect to any improvements, additions or renovations that, title insurance obtained in accordance with Section 7.1 of the Lease remains effective.

          (h) An opinion of Counsel for the Authority, which may be bond counsel to the Authority, with respect to any supplement or amendment to this Indenture of similar tenor as the opinion furnished by such Counsel with respect to this Indenture pursuant to clause (i) of Section 208 of this Article or to the effect that no such supplement or amendment is required.

          (i) Opinions of counsel for the Authority, which may be bond counsel to the Authority, to the effect that the execution, issuance and delivery of such Additional Bonds have been duly and validly authorized by the Authority, that such Additional Bonds are in substantially the form so authorized and have been duly executed, issued and delivered, that all conditions precedent to the delivery of such Additional Bonds have been fulfilled and that the Additional Bonds are valid and binding obligations of the Authority in accordance with their terms.

     When the documents mentioned above in this Section shall have been filed with the Trustee and when the Additional Bonds shall have been executed as required by this Indenture, the Trustee shall authenticate such Additional Bonds and deliver them to or upon the order of the purchasers named in the resolution or resolutions mentioned in clause (a) of this Section, but only upon payment to the Trustee for the account of the Authority of the purchase price of such Additional Bonds. The Trustee shall be entitled to rely conclusively upon such resolution or resolutions as to the names of the purchasers of such Additional Bonds and the amount of such purchase price.

     The proceeds (excluding accrued interest) of all Additional Bonds shall be deposited by the Trustee to the credit of the Acquisition Fund simultaneously with the delivery of said Bonds.

     Section 210. REFUNDING BONDS. Bonds of the Authority in addition to the Series 1979 Bonds and any Additional Bonds issued under the provisions of Sections 208 and 209, respectively, of this Article, may be issued under and secured by this Indenture at one time or from time to time, subject to the conditions hereinafter provided in this Section, for the purpose of providing funds for refunding any or all of the Bonds then outstanding of any series, including the payment of any redemption premium thereon, interest to accrue to the selected redemption date, any serial maturities or any sinking fund redemption requirements to become due prior to the selected redemption date and any expenses in connection with such refunding. Before any Refunding

Bonds shall be issued, the Authority shall adopt a resolution authorizing the issuance of such Refunding Bonds, fixing the amount thereof, describing the bonds to be refunded and estimating the costs of the refunding. Such Refunding Bonds shall have the same designation as the Series 1979 Bonds except for an identifying series letter, year or number and the addition of the word "Refunding" and shall be dated, shall be stated to mature on such day in such year or years, shall bear interest at such rate or rates not exceeding the maximum rate permitted by law, and shall have such sinking fund redemption requirements, if any, and may be made redeemable at such times and prices (subject to the provisions of Article III of this Indenture), all as may be provided by the resolution or resolutions authorizing the issuance of or awarding such Refunding Bonds or by a supplement to this Indenture. Except as to any differences in the maturities thereof or the rate or rates of interest or the provisions for redemption, such Refunding Bonds shall be on a parity with and shall be entitled to the same benefit and security of this Indenture as the Series 1979 Bonds.

     Such Refunding Bonds shall be executed substantially in the form and manner hereinabove set forth and shall be deposited with the Trustee for authentication, but on or before the date such Refunding Bonds shall be authenticated and delivered by the Trustee, there shall be filed with the Trustee documents, relating to the Refunding Bonds, similar to those mentioned in clauses (a) through (f) and clauses (h) and (i) of Section 209 of this Article and such additional documents as shall be required by the Trustee to evidence that provision has been duly made in accordance with the provisions of this Indenture for the payment at maturity or redemption date, as the case may be, of all of the Bonds to be refunded.

     When the documents mentioned above in this Section, the requirements for which are incorporated by reference in the preceding paragraph, shall have been filed with the Trustee and when the Refunding Bonds shall have been executed as required by this Indenture, the Trustee shall authenticate such Refunding Bonds and deliver them to or upon the order of the purchasers named in the resolution or resolutions mentioned in said clause (a), but only upon payment to the Trustee for the account of the Authority of the purchase price of such Refunding Bonds. The Trustee shall be entitled to rely conclusively upon such resolution or resolutions as to the names of the purchasers of such Refunding Bonds and the amount of such purchase price.

     The proceeds (excluding accrued interest) of the Refunding Bonds shall be deposited by the Trustee, after payment of all expenses incident to such financing, which expenses shall be set forth by general classification in the resolution authorizing such Bonds, to the credit of a special fund appropriately designated to be held in trust for the sole and exclusive purpose of paying the principal of and redemption premium, if any, and interest on the Bonds to be refunded. Any balance of such proceeds shall be deposited to the credit of the Bond Fund.

     Section 211. APPLICATION OF ACCRUED INTEREST. All moneys received as accrued interest on Bonds issued under the provisions of Sections 208, 209 and 210 of this Indenture shall be deposited to the credit of the Bond Fund.

     Section 212. TEMPORARY BONDS. Until definitive Bonds are ready for delivery, there may be executed, and upon request of the Authority the Trustee shall authenticate and deliver, in lieu of definitive Bonds and subject to the same limitations and conditions, temporary printed, engraved or lithographed registered Bonds without coupons, in the denomination of $5,000 or any integral multiple thereof, substantially of the tenor hereinabove set forth for definitive Bonds and with such omissions, insertions and variations as may be appropriate.

     If temporary Bonds shall be issued, the Authority shall cause the definitive Bonds to be prepared and to be executed and deposited with the Trustee, and the Trustee, upon presentation to it at its principal corporate trust office of any temporary Bond shall cancel the same and authenticate and deliver in exchange therefor at the place designated by the holder, without charge to the holder thereof, a definitive Bond or Bonds of an equal aggregate principal amount, of the same series and maturity and bearing interest at the same rate. Until so exchanged the temporary Bonds shall in all respects be entitled to the same benefit and security of this Indenture as the definitive Bonds to be issued and authenticated hereunder.

     Section 213. REPLACEMENT OF MUTILATED, DESTROYED, LOST OR STOLEN BONDS. In case any Bond secured hereby shall become mutilated or be destroyed, lost or stolen, the Authority shall cause to be executed, and the Trustee shall authenticate and deliver, a new Bond of like tenor in exchange and substitution for and upon the cancellation of such mutilated Bond and its interest coupons, if any, or in lieu of and in substitution for such Bond and its coupons, if any, destroyed, lost or stolen, upon the Holder's paying the reasonable expenses and charges of the Authority and the Trustee in connection therewith and, in the case of a Bond destroyed, lost or stolen, his filing with the Trustee evidence satisfactory to it and to the Authority that such Bond or coupons was destroyed, lost or stolen, and of his ownership thereof, and his furnishing to the Authority and the Trustee indemnity satisfactory to each of them; provided, that if such holder shall be a recognized financial institution, the agreement of such institution to indemnify the Authority and the Trustee, in a form satisfactory to them, shall constitute satisfactory indemnity under this Section.

                                   ARTICLE III

                               REDEMPTION OF BONDS

     SECTION 301. REDEMPTION OF BONDS. (a) The Bonds issued under the provisions of this Indenture shall not be subject to prior redemption except in accordance with the provisions of this Article III.

     (b) In the event that the Authority and the Trustee shall receive written notice pursuant to Section 11.1(c) of the Lease that the Company shall have elected to prepay the entire unpaid balance of the Basic Rent pursuant to subsection (a) of Section 11.1 of the Lease and that all of the Bonds are to be redeemed, the Bonds shall be called for redemption in whole on the date selected by the Company, but in no event more than 180 days after the date of the adoption of the resolution of the Board of Directors of the Company referred to in Section 11.1(a) of the Lease, at the principal amount thereof plus interest accrued to the date fixed for redemption and without premium.

     (c) The Series 1979 Bonds outstanding on the date of the occurrence of a Determination of Taxability shall be called for redemption in whole on the date selected by the Company, but not more than 90 days following the date of the occurrence of the Determination of Taxability, at the principal amount thereof plus accrued interest to the date fixed for redemption and without premium.

     If there shall have occurred a Determination of Taxability, certified or authenticated to the satisfaction of the Trustee, and the Company shall fail to give notice thereof within 30 days or shall fail to select a date within 90 days of the date of the occurrence of the Determination of Taxability for the redemption of the Bonds as provided in Section 11.2 of the Lease and this
Section 301(c), the Trustee shall call all the outstanding Series 1979 Bonds for redemption on the date 90 days following the date of the occurrence of the Determination of Taxability.

     (d) In the event that the Authority and the Trustee shall receive written notice pursuant to Section 11.1(c) of the Lease that the Company shall have elected to prepay all or a portion of the unpaid balance of the Basic Rent pursuant to subsection (b) of Section 11.1 of the Lease and



                                      III-1
that all or a portion of such prepayment is to be applied to the redemption of all or a portion of the Series 1979 Bonds, the Series 1979 Bonds shall be called for redemption, not earlier than June 1, 1989, in whole on any date or in part on any interest payment date, selected by the Lessee at the applicable redemption price (expressed as a percentage of principal amount) set forth in the table below plus accrued interest to the redemption date:

Redemption                                           Redemption
Periods                                                Prices
-------                                                ------

June 1, 1989 to May 31, 1990                            103%

June 1, 1990 to May 31, 1991                        102 1/2%

June 1, 1991 to May 31, 1992                            102%

June 1, 1992 to May 31, 1993                        101 1/2%

June 1, 1993 to May 31, 1994                            101%

June 1, 1994 to May 31, 1995                        100 1/2%

June 1, 1995 and thereafter                             100%

     (e) In addition, Series 1979 Bonds shall be called for redemption, pursuant to the sinking fund redemption requirements of, and in the principal amounts specified in, Section 302 hereof, on June 1, 1995 and on each June 1 thereafter to and including June 1, 1998 at the principal amount thereof plus interest accrued thereon plus interest accrued thereon to the redemption date, and without redemption premium.

     (f) If the Authority shall authorize the issuance of any series of Additional Bonds or Refunding Bonds, such Bonds shall have such sinking fund redemption requirements and shall be subject to redemption at the times and prices fixed by the resolution mentioned in clause (a) of Section 209 or the resolution similar thereto and referred to in Section 210, as the case may be, or, in either case by a supplement to this Indenture entered into in accordance with Article XI of this Indenture.

     (g) If less than all of the Bonds of any maturity of a series shall be called for redemption, the particular Bonds to be redeemed shall be selected by the Trustee, by lot or in such other manner as the Trustee in its discretion may determine to be fair and appropriate, from the maturities, and in the principal amounts, designated to the Trustee by the Company.



                                      III-2

     Section 302. SINKING FUND. As and for a sinking fund for the redemption of the Series 1979 Bonds, such Bonds shall be called for redemption on June 1, 1995, and on each succeeding June 1 to and including June 1, 1998, in the following principal amounts:

  June 1             Principal                June 1           Principal
of the year            Amount               of the year         Amount
-----------            ------               -----------         ------

    1995             $350,000                  1997            $400,000
    1996              370,000                  1998             425,000

     On or before the forty-fifth day prior to each of the sinking fund redemption dates set forth above, the Trustee shall proceed to select for redemption from all the Series 1979 Bonds outstanding a principal amount of such Bonds equal to the aggregate principal amount of such Bonds to be redeemed for the required sinking fund redemption, and shall call such bonds for the redemption on the next June 1 and give notice of such call in accordance with
Section 303 hereof.

     On or before the fiftieth day next preceding each of the sinking fund redemption dates set forth above, the Company shall furnish the Trustee with its certificate (i) specifying the aggregate principal amount, if any, of Series 1979 Bonds which prior to said date have been acquired, redeemed (otherwise than through the operation of the sinking fund), purchased by the Trustee and cancelled or delivered by the Authority or the Company to the Trustee for cancellation or which are otherwise deemed to have been paid in accordance with
Article XIII hereof, (ii) specifying the aggregate principal amount of such Series 1979 Bonds not theretofore applied as a credit against any sinking fund redemption requirement and (iii) specifying the amount, if any, of such Series 1979 Bonds which the Trustee shall apply as a credit in respect of the Authority's sinking fund redemption requirement next succeeding the date of such certificate. Each Series 1979 Bond so to be credited shall be credited by the Trustee at 100$ of the principal amount thereof, and any excess over the amount required for such current sinking fund redemption requirement may be credited against such future sinking fund redemption requirements as the Company may specify.

                                      III-3

     Section 303. NOTICE OF REDEMPTION. At least 30 days before the redemption date of any Bonds the Trustee shall cause a notice of any such redemption, signed by the Issuer, (a) to be published once in a daily Newspaper, or a financial journal, published or circulated in the Borough of Manhattan, City and State of New York, and (b) to be mailed by first-class mail, postage prepaid, to all Bondholders of Record whose Bonds shall have been called for redemption, but, if notice shall have been published as provided in clause (a), failure so to mail any such notice shall not affect the validity of the proceedings for such redemption. The Trustee shall not, however, be subject to any liability to any Bondholder by reason of its failure to mail any such notice. Each such notice shall set forth the date fixed for redemption, the redemption price to be paid and, if less than all of the Bonds then outstanding shall be called for redemption, the distinctive series, numbers, years and letters, if any, of such Bonds to be redeemed and, in the case of registered Bonds without coupons to be redeemed in part only, the portion of the principal amount thereof to be redeemed.

     In the event that all the Bonds then outstanding shall be registered as to both principal and interest, the Trustee shall be required to give notice only as provided in clause (b) above.

     Section 304. EFFECT OF CALLING FOR REDEMPTION. On the date so designated for redemption, notice having been published in the manner and under the conditions hereinabove provided, the Bonds so called for redemption shall become and be due and payable at the redemption price provided for redemption of such Bonds on such date and, if moneys for payment of the redemption price shall be held by the Trustee or any Paying Agent in trust for the holders of the Bonds to be redeemed, all as provided in this Indenture, interest on the Bonds called for redemption shall cease to accrue, the coupons for interest on any Bonds not registered as to both principal and interest so called for redemption payable subsequent to the redemption date shall be void, such Bonds shall cease to be entitled to any benefit or security under this Indenture, and the Holders or Registered Owners of such Bonds shall have no rights in respect thereof except to receive payment of the redemption price thereof.

     Section 305. UNPAID COUPONS. All unpaid coupons which appertaining to Bonds not registered as to both principal and interest so called for redemption and which shall have become due and payable on or prior to the date of redemption designated in such notice shall continue to be payable to the bearers severally and respectively upon the presentation and surrender of such coupons.



                                      III-4

                                   ARTICLE IV

                                 ACQUISITION FUND

     SECTION 401. CREATION OF AND DEPOSITS TO THE ACQUISITION FUND. A special fund is hereby created and designated "The Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Co. Project) Acquisition Fund" (herein called the "Acquisition Fund") to the credit of which such deposits shall be made as are required by the provisions of this Indenture. Any moneys received by the Authority or by the Trustee as trustee under this Indenture from any other source for payment of the Cost of the Project or any Improvements shall be deposited to the credit of the Acquisition Fund.

     The moneys in the Acquisition Fund shall be held by the Trustee in trust and, subject to the provisions of Sections 405, 406 and 602 of this Indenture, shall be applied to the payment of the Cost of the Project and of any Improvements and, pending such application, shall be subject to a lien and charge in favor of the Holders of the Bonds issued and outstanding under this Indenture and for the further security of such Holders until paid out or transferred as herein provided.

     Section 402. PAYMENTS FROM THE ACQUISITION FUND. Payment of the Cost of the Project and of any Improvements shall be made from the Acquisition Fund. All payments from the Acquisition Fund shall be subject to the provisions and restrictions set forth in this Article and the Authority covenants that it will not cause or permit to be paid from the Acquisition Fund any sums except in accordance with such provisions and restrictions. Such payments shall be made by the Trustee upon receipt of

          (a) A requisition and attached certificate, signed by the Company Representative and approved by the Authority Representative, stating to whom the payment is to be made, the general purpose for which the obligation to be paid was incurred and that:

               (1) the obligation stated on the requisition has been incurred by the Authority or the Company in or about the Acquisition of the Project or the Improvements, and that each item is a proper charge against the Cost of Acquisition of the project or the improvements and that the obligation has not been the basis for a prior requisition which has been paid;

               (2) no written notice of any lien, right to lien or attachment upon, or claim affecting the right to receive payment of, any of the moneys payable under such requisition to any of the persons, firms or corporations named therein has been received, or if any notice of any such lien, attachment or claim has been received, such lien, attachment or claim has been released or discharged or will be released or discharged upon payment of the requisition or, if contested, bond has been made by the Company to the satisfaction of the Trustee;

               (3) such requisition contains no items representing payment on account of any retained percentages entitled to be retained at the date of the certificate; and

               (4) the payment of such requisition will not result in less than substantially all (not less than 90%) of the proceeds of the series of the Bonds expended under such requisition and all prior requisitions being considered as having been used for the acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation within the reaming of Section 103(b)(6)(A) of the Code.

          (b) In addition, if any requisition includes an item for payment for labor or to contractors, builders or materialmen, a certificate attached to the requisition signed by the Company Representative, stating that (1) obligations as stated on to requisition have been properly incurred, (2) such work was actually performed or such materials or supplies were actually furnished or installed in or about the Project or the Improvements and are a proper charge against the Cost of Acquisition of the Project or the Improvements, (3) if contested, bond has been made by the Company to the satisfaction of the Trustee and (4) either such materials or supplies are not subject to any lien or security interest or any such lien or security interest will be released or discharged upon payment of the requisition.

          (c) The Company shall furnish evidence satisfactory to the Trustee that it has filed an amendment to all financing statements satisfying the requirements of Section 9-402(5) of the Uniform Commercial Code of North Carolina adding to the description of the Leased Equipment and Leased Property any items, not previously included, which are acquired as part of the Cost of Acquisition of the Project or the Improvements.

     In the event that, after reasonable request made to the Authority Representative by the Company, the Authority Representative fails or refuses to execute or approve a requisition or certificate required by this Section 402 the Company Representative may sign and submit to the Trustee such requisition or certificate without obtaining the execution or approval of the Authority Representative, provided that (i) such requisition or certificate states that the Company has made a reasonable request for such execution or approval from the Authority Representative and the Authority Representative has failed or refused to comply and (ii) the Company furnishes to the Trustee indemnity satisfactory to it in an amount not less than the amount of the requested payment.

     The Trustee is authorized and directed to apply the moneys in the Acquisition Fund in accordance herewith but only upon receipt of the requisitions required by this Section 402, duly executed by the persons and in the manner provided for herein.

     Section 403. TRUSTEE MAY RELY ON REQUISITIONS. All requisitions in the form provided by Section 402 hereof and all other statements, orders, certifications and approvals received by the Trustee, as required by this Article as conditions of payment from the Acquisition Fund, may be conclusively relied upon by the Trustee, and shall be retained by the Trustee, subject at all reasonable times to examination by the Company (so long as the Lease shall remain in force and effect), the Authority, any Bondholder and the agents and representatives thereof.

     SECTION 404. STATUS REPORT. Within 45 days after the Completion Date of the Project and the completion date of any Improvements, the Trustee shall, at the expense of the Company, make a report covering all receipts and moneys then on deposit with or in the name of the Authority or the Trustee, and any security held therefor, any investments thereof and all transfers and disbursements made, pursuant to the provisions of this Article IV of the Indenture. Each such report shall state that the report has been prepared in conformity with the provisions of this Indenture, and copies of each such report shall be filed with the Trustee, the Company and the Authority and mailed by the Trustee to all Bondholders of Record.

     Section 405. COMPLETION DATE. The establishment of the Completion Date and the disposition of moneys then held for the credit of the Acquisition Fund shall be in accordance with Sections 4.3 and 4.4 of the Lease, respectively.

     Section 406. TRANSFERS TO THE BOND FUND. In the event that the Company should elect or be required to prepay Basic Rent pursuant to Section 11.1 or
Section 11.2 of the Lease or that the Trustee shall declare all of the Bonds then outstanding to be due and payable pursuant to Section 802 hereof, the Trustee shall, without further authorization, forthwith transfer any balance remaining in the Acquisition Fund to the Bond Fund.

                                   ARTICLE V

                                    Bond Fund

     Section 501. CREATION OF AND DEPOSITS TO THE BOND FUND. A special fund is hereby created and designated "The Iredell County Industrial Facilities and Pollution Control. Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Co. Project) Bond Fund" (herein sometimes called the "Bond Fund"). The moneys in the Bond Fund shall be held by the Trustee in trust, and, pending their application in accordance with the provisions of this Article V, shall be subject to a lien and charge in favor of the Holders of the Bonds issued and outstanding under this Indenture and for the further security of such Holders until paid out or transferred as herein provided.

     The Authority covenants that it will cause to be deposited, and the Trustee agrees to deposit, to the credit of Bond Fund the following:

          (a) any accrued interest received on the Bonds as provided in Section 211 hereof;

          (b) any amount in the Acquisition Fund to be transferred to the Bond Fund in accordance with the provisions of Section 406 hereof;

          (c) the installments of Basic Rent paid by the Lessee to the Trustee pursuant to Section 5.3(a) or prepaid pursuant to Section 6.3(b), 6.5, 7.7,
     11.1 or 11.2 of the Lease;

          (d) payments made by the Guarantor to the Trustee pursuant to Section
     2.1 of the Guaranty;

          (e) proceeds of any sale of the Trust Estate or the Leased Equipment pursuant to Section 804 hereof;

          (f) all other moneys received by the Trustee which are required, or are accompanied by directions from the Lessee or the Authority that such moneys are, to be paid into the Bond Fund.

     Section 502. USE OF MONEYS IN THE BOND FUND. The Trustee shall, on or before each interest payment date, withdraw from the Bond Fund and (i) remit by mail to each Registered Owner of Bonds the amounts required for paying the interest on such Bonds as such interest becomes due and payable, and (ii) set aside or deposit in trust with the Paying Agents sufficient moneys for paying the interest on Bonds not registered as to both principal and interest and the principal of and redemption premium, if any, on all the Bonds as the same become due, whether at maturity or by redemption or declaration or otherwise.

     Upon receipt of a written notice from the Company pursuant to Section 11.1(c) of the Lease, and, in the case of a directed purchase of Bonds, upon the deposit of cash or Government Obligations in the Bond Fund sufficient, together with other amounts available therefor in the Bond Fund, to make the directed purchase of Bonds, the Authority and the Trustee covenant and agree to take and cause to be taken the necessary steps to redeem or purchase such principal amount of Bonds as specified by the Company in such written notice; provided, however, that any moneys in the Bond Fund may be used on direction of the Company to redeem a part of the Bonds outstanding and then redeemable or to purchase Bonds for cancellation only so long as the Lessee is not in default with respect to any payments of Basic Rent required pursuant to Section 5.3(a) of the Lease and to the extent said moneys are in excess of the amount required for payment of the Bonds theretofore matured or called for redemption and interest accrued and payable in respect of outstanding Bonds.

     Section 503. MONEYS WITHDRAWN FROM BOND FUND. All moneys which the Trustee shall have withdrawn from the Bond Fund or shall have received from any other source and set aside for the purpose of paying any of the Bonds hereby secured, either at the maturity thereof or upon call for redemption, shall be held in trust for the respective Holders of such Bonds.

     Section 504. NON-PRESENTMENT OF BONDS OR COUPONS. Any moneys deposited with the Trustee or then held by the Trustee in trust for the payment of the principal of and premium, if any, or interest on any Bond and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Company or to such officer, board or body as may then be entitled by law to receive the same. Thereafter, the Holders of such Bonds shall look only to the Company or to such officer, board or body, as the case may be, for payment and then only to the extent of the amount so received without any interest thereon, and the Trustee shall have no responsibility with respect to such moneys.

     Section 505. CANCELLATION OF BONDS UPON PAYMENT. All Bonds paid, redeemed or purchased, either at or before maturity shall be cancelled upon payment, redemption or purchase of such Bonds. All Bonds cancelled under any of the provisions of this Indenture shall be cremated or otherwise destroyed by shredding by the Trustee. The Trustee shall execute a certificate in triplicate describing the Bonds so cremated or shredded, one executed certificate shall be filed with the Authority, one executed certificate shall be filed with the Company and one executed certificate shall be retained by the Trustee.

                                    ARTICLE VI

                  Depositaries of Moneys, Security for Deposits
                             And Investment of Funds

     Section 601. SECURITY FOR DEPOSITS. All moneys deposited with the Trustee under the provisions of this Indenture, or the Lease or the Guaranty shall be held in trust and applied only in accordance with the provisions of this Indenture, the Lease and the Guaranty and shall not be subject to lien or attachment by any creditor of the Authority, the Trustee, the Company or the Guarantor.

     Section 602. INVESTMENT OF MONEYS. At the request and the direction of the Company Representative, moneys held for the credit of the Acquisition Fund and the Bond Fund shall be invested and reinvested by the Trustee in (i) Government Obligations and (ii) certificates of deposit, fully secured by Government obligations, of banks or trust companies, including the Trustee, organized under the laws of the United States of America or any State thereof, and having combined capital and surplus of at least $25, 000, 000, which shall mature not later than the respective dates when the moneys held for the credit of said Fund are anticipated to be required for the purposes intended.

     Obligations so purchased as an investment of moneys in any such Fund shall be deemed at all times to be a part of such Fund, and the interest accruing thereon and any profit realized from such investment shall be credited to such Fund, and any loss resulting from such investment shall be charged to such Fund. The Trustee shall sell at the best price obtainable or present for redemption any obligation so purchased whenever it shall be necessary so to do in order to provide cash to meet any payment or transfer from any such Fund. Neither the Trustee nor the Authority shall be liable or responsible for any loss resulting from any such investment.

     For the purpose of determining the amount on deposit to the credit of any such Fund, obligations in which moneys in such Fund have been invested shall be valued at the lower of cost or market.

     If the Company Representative so directs in writing, the Trustee may make any and all investments permitted by this Section through its own bond or investment department.

                                   ARTICLE VII

                 Particular Covenants and Provisions; Possession,
                     Use and Partial Release of Trust Estate

     Section 701. COVENANT TO PAY BONDS; BONDS LIMITED OBLIGATIONS OF THE AUTHORITY. The Authority covenants that it will promptly pay the principal of and redemption premium, if any, and interest on every Bond at the places, on the dates and in the manner provided herein and in the Bonds according to the true intent and meaning thereof. Except as in this Indenture otherwise provided, such principal, redemption premium and interest are payable solely from the payments of Basic Rent and other revenues and funds derived under the Lease and this Indenture to the extent provided in this Indenture and from the moneys receivable by the Trustee under the Guaranty, which payments of Basic Rent, revenues, funds and moneys are hereby pledged to the payment of the Bonds in the manner and to the extent hereinabove particularly specified.

     Iredell County, North Carolina, shall not in any event be liable for the payment of the principal of or redemption premium, if any, or interest on the Bonds, or for the performance of any pledge, mortgage, obligation or agreement of any kind whatsoever which may be undertaken by the Authority, and neither the Bonds nor any of the agreements or obligations of the Authority shall be construed to constitute an indebtedness of Iredell County, North Carolina, within the meaning of any constitutional or statutory provision whatsoever. The Bonds and the interest and redemption premium, if any, thereon shall not be deemed to constitute or to create in any manner a debt, liability or obligation of the State or of any political subdivision or any agency thereof or a pledge of the faith and credit of the State or any such political subdivision or any such agency, but shall be limited obligations of the Authority payable solely from the revenues and other funds pledged therefor and shall not be payable from any other assets or funds of the Authority, and neither the faith and credit nor the taxing power of the State or any political subdivision or any agency thereof is pledged to the payment of the principal of or the interest or redemption premium, if any, on the Bonds.

     Section 702. INDENTURE SUBORDINATE TO LEASE. This Indenture and the rights and privileges hereunder of the Trustee and the Holders of the Bonds are speci-




                                     VII-1
fically made subject and subordinate to the rights and privileges of the Lessee set forth in the Lease and particularly, but without limitation, in Article VI thereof. So long as not otherwise provided in this Indenture or the Lease, the Lessee shall be suffered and permitted to possess, use and enjoy the Leased Property and appurtenances so as to carry out its obligations under the Lease.

     Whenever the Lessee shall have complied with the provisions and conditions precedent set forth in Sections 6.3, 6.4 and 6.5 of the Lease, the Trustee shall release or convey the property or interest therein to be realized or conveyed.

     Section 703. COVENANTS TO PERFORM OBLIGATIONS UNDER THIS INDENTURE. The Authority covenants that it will faithfully perform at all times any and all covenants, undertakings, stipulations and provisions contained in this Indenture, in any and every Bond executed, authenticated and delivered hereunder and in all proceedings of the Authority pertaining thereto and will faithfully observe and perform at all times any and all covenants, undertakings, stipulations and provisions of the Lease on its part to be observed or performed. The Authority covenants that it is duly authorized under the Constitution and laws of the State, including particularly and without limitation the Enabling Act, to issue the Bonds authorized hereby and to enter into this Indenture, to pledge the Basic Rent and other funds derived from the Lease, the Guaranty and this Indenture in the manner and to the extent herein set forth; that all action on its part for the issuance of the Bonds issued hereunder and the execution and delivery of this Indenture has been duly and effectively taken; and that such Bonds in the hands of the Holders thereof are and will be valid and enforceable obligations of the Authority according to the tenor and import thereof.

     Section 704. COVENANT TO PERFORM OBLIGATIONS UNDER THE LEASE. Subject to the provisions of Section 705 of this Article, the Authority covenants and agrees that it will not suffer, permit or take any action or do anything or fail to take any action or fail to do anything which may result in the termination or cancellation of the Lease so long as any Bonds are outstanding; that it will punctually fulfill its obligations and will require the Lessee to perform punctually its duties and obligations under the Lease and will otherwise administer the Lease in accordance with its terms to assure the



                                      VII-2
continued operation, management, repair and maintenance of the Leased Property by the Lessee and the Lessee's making in full the payments of Basic Rent thereunder and paying the costs and expenses of operation, management, repair, maintenance and insurance of the Leased Property in accordance with the terms of the Lease; that it will not execute or agree to any change, amendment or modification of or supplement to the Lease except by a supplement or an amendment duly executed by the Authority and the Lessee with the approval of the Trustee and upon the further terms and conditions set forth in Article XII of this Indenture; that it will not agree to any abatement, reduction, abrogation, waiver, diminution or other modification in any manner or to any extent whatsoever of the obligation of the Lessee to pay the Basic Rent and to meet its other obligations as provided in the Lease; and that it will promptly notify the Trustee in writing of any actual or alleged event of default under or breach of the Lease, whether by the Lessee or the Authority, and will further notify the Trustee at least 30 days before the proposed date of effectiveness of any proposed termination or cancellation of, or supplemental agreement to, the Lease.

     Section 705. TRUSTEE MAY ENFORCE AUTHORITY'S RIGHTS UNDER LEASE. The Lease, a duly executed counterpart of which has been filed with the Trustee, sets forth the covenants and obligations of the Authority and the Lessee, including a provision in Section 13.9 thereof that subsequent to the issuance of the Bonds and prior to Payment of the Bonds the Lease may not be effectively amended, changed, modified, altered or terminated (other than as provided therein) without the concurring written consent of the Trustee and otherwise as provided in Article XII of this Indenture, and reference is hereby made to the Lease for a detailed statement of said covenants and obligations of the Lessee under the Lease, and the Authority agrees that the Trustee, subject to the provisions of the Lease and this Indenture, reserving certain rights to the Authority and respecting actions by the Trustee in its name or in the name of the Authority, may enforce all rights of the Authority and all obligations of the Lessee under and pursuant to the Lease for and on behalf of the Bondholders whether or not the Authority is in default hereunder.

     Section 706. COVENANT AGAINST ARBITRAGE. The Authority covenants and agrees that it will not make or permit any use, and directs the Trustee not to make or permit


                                     VII-3
any use, of the proceeds of the Bonds which would cause the Bonds to be "arbitrage bonds" within the meaning of Section 103(c) of the Code and the applicable regulations promulgated from time to time thereunder, and further covenants that it will observe, and not violate, the requirements of Section 103(c) of the Code and any such applicable regulations to the extent necessary so that the interest on such Bonds will not cease to be exempt from Federal income tax by reason of such use of proceeds.



                                     VII-4

                                  ARTICLE VIII

                              DEFAULT AND REMEDIES

     Section 801. DEFAULTS. Each of the following events is hereby declared an "event of default", that is to say, if

          (a) Payment of any installment of interest on any of the Bonds shall not be made when the same shall become due; or

          (b) Payment of the principal of or the redemption premium, if any, on any of the Bonds shall not be made when the same shall become due, whether at maturity or by proceedings for redemption or otherwise; or

          (c) An order or decree shall be entered, with the consent or acquiescence of the Authority, appointing a receiver or receivers in respect of the Basic Rent or other payments subject to the lien of this Indenture or any part thereof, or if such order or decree, having been entered without the consent or acquiescence of the Authority, shall not be vacated or discharged or stayed on appeal within 90 days after the entry thereof; or

          (d) Any proceeding shall be instituted, with the consent or acquiescence of the Authority, for the purpose of effecting a composition between the Authority and its creditors or for the purpose of adjusting the claims of such creditors pursuant to any Federal or state statute now or hereafter enacted, if the claims of such creditors are under any circumstances payable from the Basic Rent or other payments subject to the lien of this Indenture; or

          (e) An "event of default" or "default" under the Lease or the Guaranty shall have occurred; or

          (f) The Authority shall default in the due and punctual performance of any other of the covenants, conditions, agreements and provisions




                                 VIII-1
      contained in the Bonds or in this Indenture on the part of the Authority to be performed;

provided, however, that no default specified in clause (f) of this Section above shall constitute an event of default until written notice specifying such default and requiring the same to be remedied shall have been given to the Company and the Authority by the Trustee, which may give notice in its discretion and shall give such notice at the written direction of the Holders of not less than 25% of the aggregate principal amount of Bonds outstanding, and the Company and the Authority shall have had 60 days after receipt of such notice to correct said default and shall not have corrected said default within the applicable period, and if such a default be such that it can be corrected, but not within the applicable time period, it shall not constitute an event of default if corrective action is instituted by the Lessee or the Authority within the applicable period and diligently pursued until the default is corrected.

     Section 802. ACCELERATION. Upon the happening and continuance of any event of default specified in Section 801 hereof, then and in every such case the Trustee may, and upon the written direction of the Holders of not less than a majority in aggregate principal amount of the Bonds then outstanding shall, by a notice in writing to the Authority and the Company, declare the principal of all of the Bonds then outstanding (if not then due and payable) to be due and payable immediately, and upon such declaration the same shall become and be immediately due and payable, anything contained in the Bonds or in this Indenture to the contrary notwithstanding; provided, however, that if at any time after the principal of the Bonds shall have been so declared to be due and payable, and before the entry of final judgment or decree in any suit, action or proceeding instituted on account of such default, or before the completion of the enforcement of any other remedy under this Indenture, sufficient moneys shall have accumulated in the Bond Fund to pay the principal of all matured Bonds and all arrears of interest, if any, upon all Bonds then outstanding (except the principal of any Bonds due and payable only because of a declaration under this Section and the interest accrued on such Bonds since the last interest payment date), and the charges, compensation, expenses, disbursements, advances and liabilities of the Trustee and all other



                                     VIII-2
amounts then payable by the Authority hereunder shall have been paid or a sum sufficient to pay the same shall have been deposited with the Trustee, and every other DEFAULT KNOWN TO THE TRUSTEE IN THE OBSERVANCE OR PERFORMANCE of any covenant, condition, agreement or provision contained in the Bonds or in this Indenture (other than a default in the payment of the principal of such Bonds then due and payable only because of a declaration under this Section) shall have been remedied to the satisfaction of the Trustee, then and in every such case the Trustee may, and upon the written direction of the holders of not less than a majority in aggregate principal amount of the Bonds then outstanding shall, by a notice in writing to the Authority, rescind and annul such declaration and its consequences, but no such rescission or annulment shall extend to or affect any subsequent default or impair any right consequent thereon.

      Section 803. TRUSTEE MAY BRING SUIT. Upon the happening and continuance of any event of default specified in Section 801 hereof, then and in every such case the Trustee may, and upon the written direction of the holders of not less than a majority in aggregate principal amount of the Bonds then outstanding hereunder shall, proceed, subject to the provisions of Section 903 hereof, to protect and enforce its rights and the rights of the Bondholders under the laws of the State under the Lease, the Guaranty or this Indenture by such suits, actions or special proceedings in equity or at law, or by proceedings in the office of any board or officer having jurisdiction, either for the specific performance of any covenant or agreement contained herein or in aid or execution of any power herein granted or for the enforcement of any proper legal or equitable remedy, as the Trustee, being advised by counsel, shall deem most effectual to protect and enforce such rights.

      In the enforcement of any remedy under this Indenture the Trustee shall be entitled to sue for, enforce payment of and recover judgment for, in its own name and as trustee of an express trust, any and all amounts then or after any default becoming, and at any time remaining, due from the Authority or any lessee of the Leased Property for principal, redemption premium, if any, interest or otherwise under any of the provisions of this Indenture or of the Lease or of the Guaranty or any

                                 VIII-3
other agreements leasing the Leased Property, and unpaid, with interest on overdue payments of principal and of interest at the rate or rates of interest specified in the Bonds, together with any and all costs and expenses of collection and of all proceedings hereunder and under the Bonds, without prejudice to any other right or remedy of the Trustee or of the Bondholders, and to recover and enforce any judgment or decree against the Authority, but solely as provided herein and in the Bonds, for any portion of such amounts remaining unpaid and interest, costs and expenses as above provided, and to collect (but solely from moneys in the Bond Fund and any other moneys available for such purpose), in any manner provided by law, the moneys adjudged or decreed to be payable.

       Section 804. POWER OF SALE. In any case in which under the provisions of
Section 802 of this Indenture the Trustee has the right to declare the principal of all Bonds then outstanding to be due and payable immediately, or when the Bonds by their terms mature (upon redemption or otherwise) and are not paid,

            (a) The Trustee shall have the right to enter upon the aforementioned Leased Property to such extent and as often as the Trustee, in its sole discretion, deems necessary or desirable in order to prevent or cure any default by the Authority. The Trustee may take possession of all or any part of the Trust Estate and the Leased Equipment together with the books, papers and accounts of the Authority pertaining thereto and hold, operate and manage the same, and from time to time make all needful repairs and improvements as shall be deemed expedient by the Trustee; and the Trustee may lease any part of the Trust Estate and the Leased Equipment in the name of and for the account of the Authority, and collect, receive and sequester the rent, revenues, receipts, earnings, income, products and profits therefrom, and out of the same and from any moneys received from any receiver of any part thereof pay, and set up proper reserves for the payment of, all proper costs and expenses of so taking, holding and managing the same, including reasonable compensation to the Trustee, its agents and counsel, and any charges of the Trustee hereunder, and any taxes and assessments and other charges prior to the lien of this Indenture which the Trustee may deem it proper to pay, and all expenses of such repairs and improvements, and apply the remainder of the moneys so received in accordance with the provisions hereof.

                                 VIII-4

          (b) The Trustee shall have the right to assign to any other person, for lawful consideration, any rents, revenues, earnings, income, products and profits receivable under this Indenture, provided that the proceeds of any such assignment shall be applied as provided in this Indenture.

          (c)(i) The Trustee may, and upon the written request of the Holders. of at least a majority in aggregate principal amount of Bonds then outstanding shall, expose to sale and sell the Trust Estate at public auction for cash, after first having complied with all applicable requirements of North Carolina law with respect to the exercise of powers of sale contained in deeds of trust.

               (ii) The Trustee may require the successful bidder at any sale to deposit immediately with the Trustee cash or a certified check in an amount not to exceed five percent of his bid, provided notice of such requirement is contained in the advertisement of the sale. The bid may be rejected if the deposit is not immediately made and thereupon the next highest bidder may be declared to be the purchaser. Such deposit shall be refunded in case a resale is had; otherwise it shall be applied to the purchase price. The sale of the Trust Estate or any part thereof or any interest therein, whether pursuant to foreclosure, power of sale or otherwise under this Indenture, shall forever bar any claim with respect thereto by the Authority or the Lessee.

               (iii) The Authority hereby waives, to the full extent it may lawfully do, the benefit of all appraisement, valuation, stay, moratorium, exemption from execution, extension and redemption laws and any statute of limitations, now or hereafter in force, and all rights of marshalling in the event of the sale of the Trust Estate or any part thereof or any interest therein. The Authority also hereby waives all errors, defects and imperfections in any proceeding instituted by the Trustee under this Indenture.

               (iv) The foregoing shall in no way be construed to limit the powers of sale or restrict the discretion the Trustee may have under the provisions of Article 2A



                                      VIII-5
          of Chapter 45 of the General Statutes of North Carolina, as the same may be from time to time amended. Each legal, equitable or contractual right, power or remedy of the Trustee now or hereafter provided herein or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy, and the exercise or beginning of the exercise by the Trustee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or later exercise of any or all such other rights, powers and remedies.

               (d)(i) The Trustee may sell, assign, transfer and deliver the whole or, from time to time, any part of the Leased Equipment, or any interest in any part thereof, at any private sale or by public auction, with or if permitted by applicable law without demand, advertisement or notice of the time or place of sale or adjournment thereof or otherwise, for cash, on credit or for other property: for immediate or future delivery, and for such price or prices and on such terms as the Authority in its sole discretion may determine, or as may be required by applicable law. If, pursuant to applicable law, prior notice of such sale is required to be given to the Company, the Company hereby acknowledges that the minimum time required by such applicable law, or if no minimum is specified, one week shall be deemed reasonable notice. The sale of the Leased Equipment or any part thereof shall forever bar any claim with respect thereto by the Company.

               (ii) The Trustee may require the Authority to assemble the Leased Equipment and make it available to the Trustee at the place or places to be designated by the Trustee and proceed by suit or suits at law or in equity and exercise any and all of the rights, powers and remedies of a secured party as provided under the Uniform Commercial Code of North Carolina, as set forth in Article IX Of Chapter 25 of the General Statutes of North Carolina, as amended.

     Section 805. TRUSTEE MAY FILE CLAIM IN BANKRUPTCY. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other similar judicial proceeding relative to the Authority, the Company, the Guarantor or any other obligor upon the Lease or the Bonds



                                     VIII-6
or to property of the Authority, the Company, the Guarantor, or such other obligor or the creditors of any of them, the Trustee (irrespective of whether the principal of the Bonds shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of Basic Rent equal to overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

          (i) to file and prove a claim for the whole amount of principal, redemption premium, if any, and interest owing and unpaid in respect of the Bonds and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Bondholders allowed in such judicial proceeding; and

          (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any receiver, assignee, trustee, liquidator, sequestrator (or other similar official) in any such judicial proceeding is hereby authorized by each Bondholder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Bondholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 903 hereof.

     Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept, or adopt on behalf of any holder, any plan of reorganization, arrangement, adjustment or composition affecting the Bonds or the rights of any holder thereof, or to authorize the Trustee to vote in respect of the claim of any Bondholder in any such proceeding.

     Section 806. PRO RATA APPLICATION OF FUNDS. Anything in this Indenture to the contrary notwithstanding, if at any time the moneys in the Bond Fund shall not be sufficient to




                                     VIII-7
pay the principal of or redemption premium. if any, or interest on the Bonds as the same shall become due and payable (either by their terms or by acceleration of maturity under the provisions of section 802 hereof), such moneys, together with any moneys then available or thereafter becoming available for such purpose, whether through the exercise of the remedies provided for in this Article or otherwise, shall be applied as follows:

          (a) If the principal of all the Bonds shall not have become due and payable or shall not have been declared due and payable, all such moneys shall be applied first: to the payment to the persons entitled thereto of all installments of interest then due and payable in the order in which such installments became due and payable, with interest on the overdue installments of interest at the same rate, and, if the amount available shall not be sufficient to pay in full any particular installment, then to the payment, ratably, according to the amounts due on such installment, to the persons entitled thereto, without any discrimination or preference;

               second: to the payment to the persons entitled thereto of the unpaid principal of or redemption premium, if any, on any Bonds which shall have become due and payable (other than Bonds deemed to have been paid in accordance with Article XIII hereof) in the order of their due dates, with interest on the principal amount of such Bonds at the rate specified therein from the respective dates upon which such Bonds became due and payable, and, if the amount available shall not be sufficient to pay in full the principal of the Bonds and redemption premium, if any, due and payable on any particular date, together with such interest, then to the payment first of such interest, ratably, according to the amount of such interest due on such date. and then to the payment of such principal and redemption premium, if any, ratably, according to the amount of such principal and redemption premium, if any, due on such date, to the persons entitled thereto without any discrimination or preference; and



                                      VIII-8
               third: to the payment of the principal of and redemption premium, if any, and interest on the Bonds; to the purchase and retirement of Bonds and to the redemption of Bonds, all in accordance with the provisions of this Indenture.

          (b) If the principal of all the Bonds shall have become due and payable or shall have been declared due and payable, all such moneys shall be applied to the payment of the principal and interest then due upon the Bonds, without preference or priority of principal over interest or of interest over principal, or of any installment of interest over any other installment of interest, or of any Bond over any other Bond, ratably, according to the amounts due respectively for principal and interest, to the persons entitled thereto without any discrimination or privilege.

          (c) If the principal of all the Bonds shall have been declared due and payable and if such declaration shall thereafter have been rescinded and annulled under the provisions of Section 802 hereof. then, subject to the provisions of subsection (b) of this Section 806 in the event that the principal of all the Bonds shall later become due and payable or be declared due and payable, the moneys remaining in and thereafter accruing to the Bond Fund shall be applied in accordance with the provisions of subsection (a) of this Section 806.

     Whenever moneys are to be applied by the Trustee pursuant to the provisions of this Section 806, such moneys shall be applied by the Trustee at such times, and from time to time, as the Trustee in its sole discretion shall determine, having due regard to the amount of such moneys available for application and the likelihood of additional moneys becoming available for such application in the future; the setting aside of such moneys, in trust for the proper purpose, shall constitute proper application by the Trustee; and the Trustee shall incur no liability whatsoever to the Authority, to any Bondholder or to any other person for any delay in applying any such moneys, so long as the Trustee acts with reasonable diligence, having due regard to the circumstances, and ultimately applies the same in accordance with

                                      VIII-9
such provisions of this Indenture as may be applicable at the time of application by the Trustee. Whenever the Trustee shall exercise such discretion in applying such moneys, it shall fix the date (which shall be an interest payment date unless the Trustee shall deem another date more suitable) upon which such application is to be made and upon such date interest on the amounts of principal to be paid on such date shall cease to accrue. The Trustee shall give such notice as it may deem appropriate of the fixing of any such date, and shall not be required to make payment to the holder of any Bond until such Bond shall be surrendered to the Trustee for appropriate endorsement, or for cancellation if fully paid.

     Section 807. EFFECT OF DISCONTINUANCE OF PROCEEDINGS. In case any proceeding taken by the Trustee on account of any default shall have been discontinued or abandoned for any reason, then and in every such case the Authority, the Trustee and the Bondholders shall be restored to their former positions and rights hereunder, respectively, and all rights, remedies, powers and duties of the Trustee shall continue as though no proceeding had been taken.

     Section 808. HOLDERS OF MAJORITY IN PRINCIPAL AMOUNT OF BONDS MAY CONTROL PROCEEDINGS. Anything in this Indenture to the contrary notwithstanding, the holders of a majority in principal amount of the Bonds then outstanding hereunder shall. have the right, subject to the provisions of Section 903 hereof, by an instrument or concurrent instruments in writing executed and delivered to the Trustee, to direct the method and place of conducting all remedial proceedings to be taken by the Trustee hereunder or exercising any trust or power conferred upon the Trustee, provided that such direction shall not be otherwise than in accordance with law and the provisions of this Indenture, and provided, further, subject to the provisions of Section 901 hereof, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

     Section 809. RESTRICTIONS UPON ACTIONS BY INDIVIDUAL BONDHOLDER. No holder of any of the Bonds shall have any right to institute any suit, action or proceeding in equity or at law on any Bond or for the execution of any trust hereunder or for any other remedy hereunder except that the holders of not less than a majority in aggregate principal amount of the Bonds then outstanding may institute

                                     VIII-10
any such suit, action or proceeding in their own names for the benefit of all holders of Bonds hereunder. It is understood and intended that, except as otherwise above provided, no one or more holders of the Bonds hereby secured shall have any right in any manner whatever by his or their action to affect, disturb or prejudice the security of this Indenture, or to enforce any right hereunder except in the manner herein provided and that all proceedings at law or in equity shall be instituted, had and maintained in the manner herein provided and for the benefit of all holders of such outstanding Bonds and coupons, and that any individual right of action or any other right given to one or more of such holders by law is restricted by this Indenture to the rights and remedies herein provided. Notwithstanding any other provision in this Indenture, the holder of any Bond shall have the right, which is absolute and unconditional, to receive payment of the principal of and redemption premium, if any, and interest on such Bond on the respective due dates expressed in such Bond (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Bondholder.

     Section 810. RECEIVER. Upon the occurrence of an event of default and upon the filing of a suit or other commencement of judicial proceedings to enforce the rights of the Trustee and of the Bondholders under this Indenture, the Trustee shall be entitled, as a matter of right, to the appointment of a receiver or receivers of the Rent, earnings, income and other payments under the Lease pending such proceedings, with such powers as the court making such appointment shall confer, whether or not any such amounts payable shall be deemed sufficient ultimately to satisfy the Bonds outstanding hereunder.

     Section 811. ACTIONS BY TRUSTEE. All rights of action under this Indenture or under any of the Bonds secured hereby, enforceable by the Trustee, may be enforced by it without the possession of any of the Bonds or the production thereof in the trial or other proceeding relative thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all of the holders of such Bonds, subject to the provisions of this Indenture.

     Section 812. NO REMEDY EXCLUSIVE. No remedy herein conferred upon or reserved to the Trustee or to the holders of the Bonds is intended to be exclusive of any other remedy



                              VIII-11
or remedies herein provided, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or by law.

     Section 813. NO DELAY OR OMISSION CONSTRUED TO BE A WAIVER. No delay or omission of the Trustee or of any holder of the Bonds to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver of any such default or any acquiescence therein: and every power and remedy given by this Indenture to the Trustee and to the holders of the Bonds, respectively, may be exercised from time to time and as often as may be deemed expedient.

     Section 814. WAIVER OF DEFAULTS. The Trustee may, and upon written direction of the holders of not less than a majority in aggregate principal amount of the Bonds then outstanding shall, waive any default which in its opinion shall have been remedied before the entry of final judgment or decree in any suit, action or proceeding instituted by it under the provisions of this Indenture or before the completion of the enforcement of any other remedy under this Indenture. but no such waiver shall extend to or affect, any other existing or subsequent default or defaults or impair any rights or remedies consequent thereon.

     Section 815. REMEDIES HEREIN ADDITIONAL TO REMEDIES IN LEASE. The remedies conferred in this Article shall be in addition to all remedies provided for in the Lease, which remedies are hereby incorporated herein by reference.



                                     VIII-12

                                   ARTICLE IX

                             CONCERNING THE TRUSTEE

     Section 901. ACCEPTANCE OF TRUSTS. The Trustee accepts and agrees to execute the trusts imposed upon it by this Indenture, but only upon the terms and conditions set forth in this Article and subject to the provisions of this Indenture including the following express terms and conditions, to all of which the parties hereto and the respective holders of the Bonds agree:

            (a) Except during the continuance of an event of default within the purview of Section 801 hereof,

                  (1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

                  (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, as the case may be, the Trustee shall be under a duty to examine the same to determine whether or not they conform to requirements of this Indenture.

            (b) In case an event of default within the purview of Section 801 hereof has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

            (c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that

                  (1) this subsection shall not be construed to limit the effect of subsection (a) of this Section 901;

                 (2) the Trustee shall not be liable for any error of judgment made in good faith by a responsible officer or officers of the Trustee unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and

                  (3) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of a majority in aggregate principal amount of the outstanding Bonds relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.

            (d) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, including without limitation Sections 903 and 904 hereof, shall be subject to the provisions of this Section 901.

      The Trustee also accepts, and agrees to do and perform, the duties and obligations imposed upon it by and under the Lease and the Guaranty, but only upon the terms and conditions set forth in the Lease, the Guaranty and this Indenture.

      Section 902. TRUSTEE TO GIVE NOTICE OF DEFAULTS. Within 60 days after the occurrence of any event of default hereunder, the Trustee shall give to all Bondholders notice of all defaults known to it, unless such defaults shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of or redemption premium, if any, or interest on any Bond, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the Bondholders. For the purpose of this Section 902, the term "default" means any event which is, or after notice or lapse of time or both would become, an event of default under Section 801 hereof.

     Section 903. TRUSTEE ENTITLED TO INDEMNITY. The Trustee shall be under no obligation to institute any suit, or to take any remedial proceeding under this Indenture or under the Lease or the Guaranty, or to enter any appearance in or in any way defend against any suit, in which it may be made a defendant, or to take any steps in the execution of the trusts hereby created or in the enforcement of any rights and powers hereunder or under the Lease or the Guaranty, until it shall be indemnified to its satisfaction against any and all costs and expenses, outlays and counsel fees and other reasonable disbursements, and against all liability; the Trustee may, nevertheless, begin suit, or appear in and defend suit, or do anything else in its judgment proper to be done by it as such Trustee, without indemnity, and in such case the Authority shall reimburse the Trustee from funds available therefor under the Lease for all reasonable costs and expenses, outlays and counsel fees and other reasonable disbursements properly incurred in connection therewith. If the Authority shall fail to make reimbursement, the Trustee may reimburse itself from any moneys in its possession under the provisions of this Indenture and shall be entitled to a preference over any of the Bonds.

     Section 904. TRUSTEE NOT RESPONSIBLE FOR INSURANCE, TAXES, EXECUTION OF INDENTURE, ACTS OF THE AUTHORITY OR APPLICATION OF MONEYS APPLIED IN ACCORDANCE WITH THIS INDENTURE. The Trustee shall not be under any obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Lessee, or to report, or make or file claims or proof of loss for, any loss or damage insured against or which may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made. The Trustee shall have no responsibility in respect of the validity, sufficiency, due execution or acknowledgment of this Indenture or the validity or sufficiency of the security provided hereunder or, except as to the authentication thereof, in respect of the validity of the Bonds or the due execution or issuance thereof. The Trustee shall not be under any obligation to see that any duties herein imposed upon any party other than itself, or any covenants herein contained on the part of any party other than itself to be performed, shall be done or performed, and the Trustee shall be under no obligation for failure to see that any such duties or covenants are so done or performed.

     The Trustee shall not be liable or responsible because of the failure of the Authority or of any of its employees or agents to make any collections or deposits or to perform any act herein required of the Authority or because of the loss of any moneys arising through the insolvency or the act or default or omission of any other depositary in which such moneys shall have been deposited under the provisions of this Indenture. The Trustee shall not be responsible for the application of any of the proceeds of the Bonds or any other moneys deposited with it and paid out, withdrawn or transferred hereunder if such application, payment, withdrawal or transfer shall be made in accordance with the provisions of this Indenture.

     The immunities and exemptions from liability of the Trustee hereunder shall extend to its directors, officers, employees and agents.

     Section 905. COMPENSATION. Subject to the provisions of any contract relating to the compensation of the Trustee, the Authority shall cause the Lessee to pay to the Trustee as Additional Rent its reasonable fees and charges in accordance with Section 5.3(b)(i) of the Lease. If the Lessee shall fail to make any payment required by this Section 905, the Trustee may, but shall be under no obligation to, make such payment from any moneys in its possession under the provisions of this Indenture and shall be entitled to a preference therefor over any of the Bonds outstanding hereunder.

     Section 906. TRUSTEE TO PRESERVE RECORDS. All records and files pertaining to the Project and the Leased Property in the custody of the Trustee shall be open at all reasonable times to the inspection of the Authority and the Lessee and their agents and representatives.

      Section 907. TRUSTEE MAY BE BONDHOLDER. The bank or trust company acting as Trustee under this Indenture, and its directors, officers, employees or agents, may in good faith buy, sell, own, hold and deal in any of the Bonds issued under and secured by this Indenture, and may join in the capacity of a Bondholder in any action which any Bondholder may be entitled to take with like effect as if such bank or trust company were not the Trustee under this Indenture.

      Section 908. TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals, statements and representations contained herein and in the Bonds (excluding the Trustee's certificate of authentication on the Bonds) shall be taken and construed as made by and on the part of the Authority and not by the Trustee, and the Trustee shall not be under any responsibility for the correctness of the same.

      Section 909. TRUSTEE RESPONSIBILITY FOR RECORDING. The Trustee shall not be under any obligation to see to the recording or filing of this Indenture, the Guaranty, the Lease, any financing statements or any other instrument or otherwise to the giving to any person of notice of the provisions hereof or thereof; provided, however, that the Trustee shall cause the opinion of Counsel required by Section 8.6 of the Lease to be rendered in accordance with said
Section 8.6 or shall otherwise satisfy itself that such recordings and filings have been made as are necessary to satisfy said Section 8.6.

      Section 910. TRUSTEE MAY RELY ON CERTIFICATES. Subject to the provisions of Section 901(a)(2) hereof, the Trustee shall be protected and shall incur no liability in acting or proceeding, or in not acting or not proceeding, in good faith, reasonably and in accordance with the terms of this Indenture, upon any resolution, order, notice, request, consent, waiver, certificate, statement, affidavit, requisition, bond or other paper or document which it shall in good faith reasonably believe to be genuine and to have been adopted or signed by the proper board or person or to have been prepared and furnished pursuant to any of the provisions of the Lease, the Guaranty or this Indenture, or upon the written opinion of any attorney, engineer, accountant or other expert believed by it to be qualified in relation to the subject matter, and the Trustee shall not be under any duty to make any investigation or inquiry as to any statements contained or matters referred to in any such instrument.

      Section 911. QUALIFICATION OF THE TRUSTEE. There shall at all times be a trustee hereunder which shall be an association or a corporation organized and doing business under the laws of the United States of America or of any state, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $10,000,000, subject to supervision or examination by Federal or State authority, and having its principal corporate trust office in the State. If such association or corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this
Section 911, the combined capital and surplus of such association or corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 911, it shall resign immediately in the manner and with the effect specified in Section 912 hereof.

      Section 912. RESIGNATION AND REMOVAL OF TRUSTEE. (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee under Section 913 hereof.

      (b) The Trustee may resign at any time by giving written notice thereof to the Authority, the Lessee and the Guarantor if other than the Lessee. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the retiring Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

      (c) The Trustee may be removed at any time by an instrument or instruments in writing to the Trustee, with copies to the Authority, the Lessee and the Guarantor signed by the holders of a majority in aggregate principal amount of the Bonds then outstanding or by their attorneys; legal representatives or agents and delivered to the Trustee, the Authority, the Lessee and the Guarantor (such instruments to be effective only when received by the Trustee).

      (d)      If at any time:

          (1) the Trustee shall cease to be eligible under Section 911 hereof and shall fail to resign after written request therefor by the Company or by any Bondholder, or

          (2) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Authority or the Lessee may remove the Trustee, or (ii) any Bondholder may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor.

       (e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Authority with the approval of the Lessee shall promptly appoint a successor. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by act of the Holders of a majority in aggregate principal amount of the Bonds then outstanding delivered to the Lessee and the retiring Trustee, the successor Trustee so appointed shall, forth with upon its acceptance of such appointment, become the successor Trustee and supersede the successor Trustee appointed by the Authority and approved by the Lessee. If no successor Trustee shall have been so appointed by the Authority and approved by the Lessee or so appointed by the Bondholders and accepted appointment in the manner hereinafter provided, any Bondholder who has been a bona fide holder of a Bond for at least six months may, on be half of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

     (f) The Authority shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by publishing notice of such event in a daily Newspaper; or a financial journal, published or circulated in the Borough of Manhattan, City and State of New York, and by mailing written notice of such event by first-class mail, postage prepaid, to all Bondholders of Record. Each notice shall include the name and address of the principal corporate trust office of the successor Trustee.

     Section 913. SUCCESSOR TRUSTEE. Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Authority, the Lessee and the guarantor if other than the Lessee, an instrument in writing accepting such appointment hereunder, and thereupon such successor Trustee without any further act, shall become fully vested with all the rights, immunities, powers and trusts, and subject to all the duties and obligations, of its predecessors; but such predecessor shall, nevertheless, on the written request of its successor or of the Authority and upon payment of the expenses, charges and other disbursements of such predecessor which are payable pursuant to the provisions of Section 905 hereof, execute and deliver an instrument transferring to such successor Trustee all the rights, immunities, powers and trusts of such predecessor hereunder; and every predecessor Trustee shall deliver all property and moneys held by it hereunder to its successor, subject, nevertheless, to its preference, if any, provided for in Sections 903 and 905 hereof. Should any instrument in writing from the Authority be required by any successor Trustee for more fully and certainly vesting in such Trustee the rights, immunities, powers and trusts hereby vested or intended to be vested in the predecessor Trustee any such instrument in writing shall and will, on request, be executed, acknowledged and delivered by the Authority.

      Notwithstanding any of the foregoing provisions of this Article, any bank or trust company having power to perform the duties and execute the trusts of this Indenture and otherwise qualified to act as Trustee hereunder with or into which the bank or trust company acting as Trustee, may be merged or consolidated, or to which the assets and business of such bank or trust company may be sold, shall be deemed the successor of the Trustee.

                                    ARTICLE X

                     Execution of Instruments by Bondholders
                         and Proof of Ownership of Bonds;
                               Lists of Bondholders

     Section 1001. EXECUTION OF INSTRUMENTS BY BONDHOLDERS AND PROOF OF OWNERSHIP OF BONDS. Any request, direction, consent or other instrument in writing required or permitted by this Indenture to be signed or executed by Bondholders may be in any number of concurrent instruments of similar tenor and may be signed or executed by such Bondholders or their attorneys or legal representatives. Proof of the execution of any such instrument and of the ownership of Bonds shall be sufficient for any purpose of this Indenture and shall be conclusive in favor of the Trustee with regard to any action taken by it under such instrument if made in the following manner:

          (1) The fact and date of the execution by any person of any such instrument may be proved by the verification of any officer in any jurisdiction who, by the laws thereof, has power to take affidavits within such jurisdiction, to the effect that such instrument was subscribed and sworn to before him, or by an affidavit of a witness to such execution, and where such execution is by an officer of a corporation or association or a member of a partnership on behalf of such corporation, association or partnership, such verification or affidavit shall also constitute sufficient proof of his authority.

          (2) The fact of the holding of Bonds not registered as to both principal and interest hereunder by any Bondholder and the amount and the numbers of such Bonds and the date of his holding the same (unless such Bonds be registered) may be proved by the affidavit of the person claiming to be such Holder, if such affidavit shall be deemed by the Trustee to be satisfactory, or by a certificate executed by any trust company, bank, banker or any other depositary, wherever situated, if such certificate shall be deemed by the Trustee to be satisfactory, showing that at the date therein mentioned such person had on deposit with or exhibited to such trust company, bank, banker or other depositary the Bonds described in such certificate. The Trustee may conclusively assume that such ownership continues until written notice to the contrary is served upon it. The ownership of Bonds registered as to both principal and interest shall be proved by the registration books kept by the Bond Registrar under the provisions of Section 206 hereof.

     Nothing contained in this Section 1001 shall be construed as limiting the Trustee to such proof, it being intended that the Trustee may accept any other evidence of the matters herein stated which may be sufficient. Any request or consent of the holder of any Bond shall bind every future holder of the same Bond or any Bond issued in place thereof in respect of anything done by the Trustee in pursuance of such request or consent.

     Notwithstanding any of the foregoing provisions of this Section 1001, the Trustee shall not be required to recognize any person as a holder of any Bond or coupon or to take any action at his request unless such Bond or coupon shall be deposited with it.

     Section 1002. PRESERVATION OF INFORMATION; COMMUNICATIONS TO BONDHOLDERS.
(a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Bondholders received by the Trustee in its capacity as Bond Registrar.

     (b) If three or more Bondholders (hereinafter referred to as "applicants") apply in writing to the Trustee and furnish reasonable proof that each such applicant has owned a Bond for a period of at least six months preceding the date of such application, and such application states that the applicants desire to communicate with other Bondholders with respect to their rights under this Indenture or under the Bonds and is accompanied by a copy of the form of communication which such applicants propose to transmit, then the Trustee shall, within five business days after the receipt of such application, at its election, either

          (i) afford such applicants access to the information preserved at the time by the Trustee in accordance with subsection (a) of this Section 1002, or

           (ii) inform such applicants as to the approximate number of Bondholders whose names and addresses appear in the information preserved at the time by the Trustee in accordance with subsection (a) of this
      Section 1002, and as to the approximate cost of mailing to such Bondholders the form of communication, if any, specified in such application.

      If the Trustee shall elect not to afford such applicants access to such information, the Trustee shall, upon the written request of such applicants, mail to each Bondholder whose name and address appears in the information preserved at the time by the Trustee in accordance with subsection (a) of this
Section 1002 a copy of the form of communication which is specified in such request, with reasonable promptness after a tender to the Trustee of the material to be mailed and of payment, or provision for the payment, of the reasonable expenses of mailing.

      (c) Every Bondholder, by receiving and holding the same, agrees with the Authority and the Trustee that neither the Authority nor the Trustee shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Bondholders in accordance with subsection (b) of this
Section 1002, regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under such subsection.

                                   ARTICLE XI

                     Supplements and Amendments to Indenture

      Section 1101. SUPPLEMENTS AND AMENDMENTS NOT REQUIRING BONDHOLDER CONSENT. The Authority and the Trustee may, without the consent or approval of, or notice to, any of the Bondholders, enter into such supplements and amendments to this Indenture as shall not, in the opinion of the Trustee, be detrimental to the interests of the Bondholders (which supplements and amendments shall thereafter form a part hereof):

            (a) to cure any ambiguity or formal defect or omission in this Indenture or in any supplement or amendment to this Indenture, or

            (b) to set forth any or all matters in connection with the issuance of Additional Bonds or Refunding Bonds, or

            (c) to grant to or confer upon the Trustee, for the benefit of the Bondholders, any additional rights, remedies, powers, authority or security that may lawfully be granted to or conferred upon the Bondholders or the Trustee, or

            (d) to subject to this Indenture additional revenues, properties or collateral, or

            (e) to reflect any addition to, substitution for or removal from the Trust Estate or the Leased Equipment, or

            (f) in connection with any other change which, in the judgment of the Trustee, will not restrict, limit or reduce the obligation of the Authority to pay the principal of and redemption premium, if any, and interest on the Bonds or otherwise impair the security of the Bondholders under this Indenture, or

            (g) to modify, amend or supplement this Indenture or any supplement or amendment hereto in such manner as to permit the qualification hereof and thereof under the Trust Indenture Act of 1939 or any similar Federal statute hereafter in effect or to permit the qualification of the Bonds for sale under the securities laws of any of the States of the United States, and, if they so determine, to add to this indenture or any supplement or amendment hereto such other terms, conditions and provisions as may be permitted by said Trust Indenture Act of 1939 or similar Federal statute.

At least 30 days prior to the execution of any such supplement or amendment to this Indenture, the Trustee shall cause a notice of the proposed execution thereof to be mailed, postage prepaid, to Bondholders of Record. Such notice shall briefly set forth the nature of the proposed supplement or amendment and shall state that copies thereof are on file at the principal corporate trust office of the Trustee for inspection by all Bondholders. A failure on the part of the Trustee to mail the notice required by this Section 1101 shall not affect the validity of such supplement or amendment.

     Section 1102. SUPPLEMENTS AND AMENDMENTS REQUIRING CONSENT OF HOLDERS OF 2/3 IN PRINCIPAL AMOUNT OF BONDS. With the consent of the holders of not less than two-thirds (2/3) in aggregate principal amount of the Bonds at the time outstanding, the Authority and the Trustee may, from time to time and at any time, enter into supplements and amendments to this Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplement or amendment to this Indenture or of modifying in any manner the rights of the holders of the Bonds; provided, however, that nothing herein contained shall permit, or be construed as permitting, (a) an extension of the maturity of the principal of or the interest on any Bond, or (b) a reduction in the principal amount of any Bond or the redemption premium, if any, or the rate of interest thereon, or (c) the creation of any lien or security interest with respect to the Basic Rent or the Lease, other than the lien created by this Indenture, or (d) a preference or priority of any Bond or Bonds over any other Bond or Bonds, or (e) a reduction in the aggregate principal amount of the Bonds required for consent to such supplemental indenture. Nothing herein contained, however, shall be construed as making necessary the approval by Bondholders of the execution of any supplement or amendment to this Indenture as authorized in Section 1101 hereof.

      It shall not be necessary for the consent of the holders of Bonds under this Section 1102 to approve the particular form of any proposed supplement or amendment, but it shall be sufficient if such consent shall approve the substance thereof.

      If at any time the Authority shall request the Trustee to enter into any supplement or amendment to this Indenture for any of the purposes of this
Section 1102, the Trustee shall, at the expense of the Authority, cause notice of the proposed execution of such supplement or amendment to be published once in each week for four successive weeks in a daily Newspaper, or a financial journal, published or circulated in the Borough of Manhattan, City and State of New York, and, on or before the date of the first publication of such notice, the Trustee shall also cause a similar notice to be mailed, postage prepaid, to all Bondholders of Record. Such notice shall briefly set forth the nature of the proposed supplement or amendment and shall state that copies thereof are on file at the principal corporate trust office of the Trustee for inspection by all Bondholders. The Trustee shall not, however, be subject to any liability to any Bondholder by reason of its failure to mail the notice required by this Section 1102, and any such failure shall not affect the validity of such supplement or amendment when consented to as provided in this Section 1102.

      Whenever, at any time within one year after the date of the first publication of such notice, the Authority shall deliver to the Trustee an instrument or instruments in writing purporting to be executed by the holders of not less than two-thirds (2/3) in aggregate principal amount of the Bonds then outstanding, which instrument or instruments shall refer to the proposed supplement or amendment described in such notice and shall specifically consent to and approve the execution thereof in substantially the form of the copy thereof referred to in such notice, thereupon, but not otherwise, the Trustee may execute such supplement or amendment in substantially such form, without liability or responsibility to any holder of any Bond, whether or not such holder shall have consented thereto.

      If the holders of not less than two-thirds (2/3) in aggregate principal amount of the Bonds outstanding in the the time of the execution of such supplemental indenture shall have consented to and approved the execution thereof as herein provided, no holder of any Bond shall have any right to object to the execution of such supplement or amendment, or to object to any of the terms and provisions contained therein or the operation thereof or in any manner to question the propriety of the execution thereof, or to enjoin or restrain the Trustee or the Authority from executing the same or from taking any action pursuant to the provisions thereof.

      Section 1103. SUPPLEMENTS AND AMENDMENTS DEEMED PART OF INDENTURE. Any supplement or amendment to this Indenture executed in accordance with the provisions of this Article shall thereafter form a part of this Indenture, and all of the terms and conditions contained in any such supplement or amendment as to any provision authorized to be contained therein shall be and shall be deemed to be part of the terms and conditions of this Indenture for any and all purposes. Upon the execution of any supplement or amendment to this Indenture pursuant to the provisions of this Article, this Indenture shall be and be deemed to be modified and amended in accordance therewith, and the respective rights, duties and obligations under this Indenture of the Authority, the Trustee and all holders of Bonds then outstanding shall thereafter be determined, exercised and enforced hereunder, subject in all respects to such modifications and amendments.

      Section 1104. DISCRETION OF TRUSTEE IN ENTERING INTO SUPPLEMENTS AND AMENDMENTS. In each and every case provided for in this Article, the Trustee shall be entitled to exercise its discretion in determining whether or not to execute any proposed supplement or amendment, if the rights, obligations and interests of the Trustee would be thereby affected, and the Trustee shall not be under any responsibility or liability to the Authority, the Lessee, the Guarantor or to any Bondholder or to anyone whomsoever for its refusal in good faith to enter into any such supplement or amendment if such supplement or amendment is deemed by it to be contrary to the provisions of this Article. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an opinion of any counsel approved by it, as conclusive evidence that any such proposed supplement or amendment does or does not comply with the provisions of this Indenture, and that it is or is not proper for it, under the provisions of this Article, to join in the execution of such supplement or amendment.

      Section 1105. CONSENT OF LESSEE REQUIRED. Anything herein to the contrary notwithstanding, any such supplement or amendment to this Indenture which affects any right, power or authority of the Lessee under the Lease or requires a revision of the Lease shall not become effective unless and until the Lessee shall have consented thereto.

                                   ARTICLE XII

                 Supplements and Amendments to Other Agreements

     Section 1201. SUPPLEMENTS AND AMENDMENTS NOT REQUIRING CONSENT. The Authority and the Trustee, or the Trustee alone in the case of the Guaranty, may, from time to time and at any time, consent to such amendments and supplements to the Lease or the Guaranty, as the case may be, as shall not be inconsistent with the terms and provisions thereof and, in the opinion of the Authority and the Trustee, or the Trustee alone in the case of the Guaranty, shall not be detrimental to the interests of the Bondholders (which supplements and amendments shall thereafter form a part thereof):

          (a) to cure any ambiguity or formal defect or omission, or

          (b) to set forth any or all of the matters in connection with the issuance of Additional Bonds or Refunding Bonds, or

          (c) to identify more precisely the property forming a part of the Leased Property under the Lease and generally described in Exhibit A attached thereto or to substitute, remove or release Leased Property (consistent with the provisions hereof and of Section 6.3, 6.4 or 6.5 of the Lease), or

          (d) to grant to or confer upon the Trustee, for the benefit of the Bondholders, any additional rights, remedies, powers, authority or security that may lawfully be granted to or conferred upon the Bondholders or the Trustee, or

          (e) in connection with any other change which, in the judgment of the Trustee, will not restrict, limit or reduce the obligation of the Lessee to pay the Basic Rent or of the Guarantor to pay the principal of or redemption premium, if any, or interest on the Bonds or otherwise impair the security of the Bondholders under this Indenture.



                                      XII-1

At least 30 days prior to the execution of any supplement or amendment to the Lease for any of the purposes of this Section 1201, the Trustee shall cause a notice of the proposed execution of such supplement or amendment to be mailed, postage prepaid, to all Bondholders of Record. Such notice shall briefly set forth the nature of the proposed supplement or amendment and shall state that copies thereof are on file at the principal corporate trust office of the Trustee for inspection by .all Bondholders. A failure on the part of the Trustee to mail the notice required by this Section 1201 shall not affect the validity of such supplement or amendment.

     Section 1202. SUPPLEMENTS AND AMENDMENTS REQUIRING CONSENT OF HOLDERS OF 2/3 IN PRINCIPAL AMOUNT OF BONDS. Except for supplements or amendments provided for in Section 1201, the Authority and the Trustee, or the Trustee alone in the case of the Guaranty, shall not execute and the Trustee shall not consent to any supplement or amendment to the Lease or the Guaranty unless notice of the proposed execution of such supplement or amendment shall have been given and the holders of not less than two-thirds (2/3) in aggregate principal amount of the Bonds then outstanding shall have consented to and approved the execution thereof, all as provided for in Section 1102 hereof in the case of supplements and amendments to the Indenture; provided that the Trustee shall be entitled to exercise its discretion in consenting or not consenting to any such supplement or amendment in the same manner as provided for in Section 1104 hereof in the case of supplements and amendments to the Indenture.



                                      XII-2

                                  ARTICLE XIII

                                   DEFEASANCE

     Section 1301. DEFEASANCE. If the Authority shall pay or cause to be paid to the holders of all of the Bonds secured hereby the principal of and redemption premium, if any, and interest on such Bonds which is and shall thereafter become due and payable thereon, together with all other sums payable hereunder by the Authority, then and in that case the rights, title and interests of the Trustee in and to the estate pledged and assigned to it under this Indenture shall cease, terminate and become void, and such Bonds shall cease to be entitled to any lien, benefit or security under this Indenture. In such event, the Trustee shall transfer and assign to the Company all property then held by the Trustee, shall execute such documents as may be reasonably required by the Authority or the Lessee to evidence such transfer and assignment and shall turn over to the Company any surplus in the Bond Fund and any balance remaining in the Acquisition Fund. If the Authority shall pay or cause to be paid to the holders of less than all of the outstanding Bonds the principal of and redemption premium, if any, and interest on such Bonds which is and shall thereafter become due and payable upon such Bonds, such Bonds, or portions thereof, shall cease to be entitled to any lien, benefit or security under this Indenture.

     Any or all of the outstanding Bonds shall be deemed to have been paid within the meaning and with the effect expressed in the foregoing paragraph of this Section when (a) in case said Bonds or portions thereof have been selected for redemption in accordance with Section 301 hereof prior to their maturity, the Lessee shall have given to the Trustee irrevocable instructions to publish in accordance with the provisions of Section 302 hereof notice of redemption of such Bonds, or portions thereof, (b) there shall have been deposited with the Trustee either moneys in an amount which shall be sufficient, or Government Obligations, which shall not contain provisions permitting the redemption thereof at the option of the issuer, the principal of and the interest on which when due, and without any reinvestment thereof, will provide moneys which, together with the moneys, if any, deposited with or held by the Trustee or any Paying Agent available therefor, shall be sufficient, to pay when due the principal of and redemption premium, if



                                     XIII-1
any, and interest due and to become due on said Bonds or portions thereof, on or prior to the redemption date or maturity date thereof, as the case may be, and
(c) in the event said Bonds do not mature and are not to be redeemed within the next succeeding 60 days, the Lessee shall have given the Trustee irrevocable instructions to publish, as soon as practicable in the same manner as a notice of redemption is published pursuant to Section 302 hereof, a notice to the Holders of said Bonds, or portions thereof, stating that the deposit of moneys or Government Obligations required by clause (b) of this paragraph has been made with the Trustee and that said Bonds and coupons are deemed to have been paid in accordance with this Section and stating such maturity or redemption date upon which moneys are to be available for the payment of the principal of and redemption premium, if any, and interest on said Bonds, or portions thereof. Neither the moneys or Government Obligations deposited with the Trustee pursuant to this Section nor principal or interest payments on any such obligations shall be withdrawn or used for any purpose other than, and shall be held in trust for, the payment of the principal of and redemption premium, if any, and interest on said Bonds, or portions thereof. If payment of less than all of the Bonds is to be provided for in the manner and with the effect expressed in this Section, the Trustee shall select such Bonds, or portions thereof, in the manner specified in
Section 301(f) hereof for selection for redemption of less than all of the Bonds in the principal amounts designated to the Trustee by the Company.




                                     XIII-2

                                   ARTICLE XIV

                            Miscellaneous Provisions

     Section 1401. COVENANTS OF AUTHORITY BIND ITS SUCCESSORS. In the event of the dissolution of the Authority, all of the covenants, stipulations, obligations and agreements contained in this Indenture by or in behalf of or for the benefit of the Authority shall bind or inure to the benefit of the successor or successors of the Authority from time to time and any officer, board, commission, authority, agency or instrumentality to whom or to which any power or duty affecting such covenants, stipulations, obligations and agreements shall be transferred by or in accordance with law, and the word "Authority" as used in this Indenture shall include such successor or successors.

     Section 1402. NOTICES. Any notice, demand, direction, request or other instrument authorized or required by this Indenture to be given to or filed with the Authority, the Trustee, the Lessee or the Guarantor shall be deemed to have been sufficiently given or filed for all purposes of this Indenture if mailed, by registered mail, return receipt requested, postage prepaid, addressed as follows:

          if to the Authority, The Iredell County Industrial Facilities and Pollution Control Financing Authority, P.O. Box 788, Statesville, North Carolina 28655, Attention: Chairman;

          if to the Trustee, First Union National Bank of North Carolina, One First Union Plaza, Charlotte, North Carolina 28288, Attention: Corporate Trust Department, or to any successor Trustee, if addressed to it at its principal corporate trust office; and

          if to the Lessee or Guarantor, Hunt Manufacturing Co., 1405 Locust Street, Philadelphia, Pennsylvania, 19102, Attention: Secretary;

and if sent by telegraph, telegram report of delivery requested, addressed as above, at the time and date appearing on the report of delivery.



                                      XIV-1

     All documents received by the Trustee under the provisions of this Indenture, or photographic copies thereof, shall be retained in its possession until this Indenture shall be released in accordance with the provisions of the Indenture, subject at all reasonable times to the inspection of the Authority and the Bondholders and the agents and representatives thereof.

     The Authority, the Trustee, the Lessee and the Guarantor may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

     Section 1403. DESIGNATION OF ADDITIONAL PAYING AGENTS. The Authority hereby covenants and agrees on the request of the Company, to cause the necessary arrangements to be made through the Trustee and to be thereafter continued for the designation of additional Paying Agents and for providing for the payment of such of the Bonds and coupons appertaining thereto as shall be presented when due at the office of the Trustee or its successor in trust hereunder, or at the office of said additional Paying Agents. All such funds held by said additional Paying Agents shall be held by each of them in trust and shall constitute a part of the trust estate and shall be subject to the security interest created hereby.

     Section 1404. SUBSTITUTE PUBLICATION. If, because of the temporary or permanent suspension of publication of any newspaper or financial journal or for any other reason, the Trustee shall be unable to publish in a newspaper or financial journal any notice required to be published by the provisions of this Indenture, the Trustee shall give such notice in such other manner as in the judgment of the Trustee shall most effectively approximate such publication thereof, and the giving of such notice in such manner shall for all purposes of this Indenture be deemed to be compliance with the requirements for the publication thereof.

     Section 1405. RIGHTS UNDER INDENTURE. Except as herein otherwise expressly provided, nothing in this Indenture expressed or implied is intended or shall be construed to confer upon any person, firm or corporation other than the parties hereto, the Lessee, the Guarantor, and the holders of the Bonds issued under and secured by this Indenture any right, remedy or claim,



                                      XIV-2
legal or equitable, under or by reason of this Indenture or any provision hereof, this Indenture and all its provisions being intended to be and being for the sole and exclusive benefit of the parties hereto, the Lessee, the Guarantor, and the holders from time to time of the Bonds issued here under.

     Section 1406. FORM OF CERTIFICATES AND OPINIONS. Upon any application or request by the Authority or the Lessee to the Trustee to take any action under any provision of this Indenture, the Authority or the Lessee shall furnish a certificate of its Authority Representative or Company Representative, respectively, stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and an opinion of counsel, stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

     Except as otherwise provided in this Indenture, any request, notice, certificate or other instrument from the Authority or the Company to the Trustee shall be deemed to have been signed by the proper party or parties if signed by the Authority Representative or the Company Representative, respectively, and the Trustee may accept and rely upon a certificate signed by the Authority Representative as to any action taken by the Authority and by the Company Representative as to any action taken by the Company.

     Section 1407. SEVERABILITY. In case any one or more of the provisions of this Indenture or of the Bonds or coupons issued hereunder shall for any reason be held to be illegal or invalid, such illegality or invalidity shall not affect any other provisions of this Indenture or of the Bonds, but this Indenture and the Bonds shall be construed and enforced as if such illegal or invalid provision had not been contained therein. In case any covenant, stipulation, obligation or agreement contained in the Bonds or in this Indenture shall for any reason be held to be in violation of law, then such covenant, stipulation, obligation or agreement shall be deemed to be the covenant, stipulation, obligation or agreement of the Authority to the full extent permitted by law.



                                 XI V-3

     Section 1408. COVENANTS OF AUTHORITY NOT COVENANTS OF OFFICIALS INDIVIDUALLY. All covenants, stipulations, obligations and agreements of the Authority contained in this Indenture shall be deemed to be covenants, stipulations, obligations and agreements of the Authority to the full extent permitted by the Constitution and laws of North Carolina. No covenant, stipulation, obligation or agreement contained herein shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future Commissioner, agent or employee of the Authority in his individual capacity, and neither the Commissioners of the Authority nor any other officer of the Authority executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof. No Commissioner of the Authority and no officer, agent or employee of the Authority shall incur any personal liability in acting or proceeding or in not acting or not proceeding, in good faith, reasonably and in accordance with the terms of this Indenture.

     Section 1409. NORTH CAROLINA LAW GOVERNS. This Indenture shall be governed by and construed in accordance with the laws of the State of North Carolina.

     Section 1410. PAYMENTS DUE ON SUNDAYS AND HOLIDAYS. In any case where the date of maturity of interest on or principal of the Bonds or the date fixed for redemption of any Bonds shall be in the city of payment a Sunday or a legal holiday or a day on which banking institutions are authorized by law to close, then payment of interest or principal and redemption premium, if any, need not be made on such date but may be made on the next succeeding business day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest on such payment shall accrue for the period after such date.

     Section 1411. EXECUTION IN COUNTERPARTS. This Indenture may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original, and such counterparts shall constitute but one and the same instrument.

     Section 1412. HEADINGS NOT PART OF INDENTURE. Any headings preceding the text of the several articles HEREOF, AND ANY table of contents or marginal notes appended to copies hereof, shall be solely for convenience of reference



                                      XIV-4
and shall not constitute a part of this Indenture, and they shall not affect its meaning, construction or effect.

     IN WITNESS WHEREOF, The Iredell County Industrial Facilities and Pollution Control Financing Authority has caused this Indenture to be executed in its name and on its behalf by the Chairman or the Vice Chairman of the Authority and the official seal of the Authority to be impressed hereon and attested by the Secretary or an Assistant Secretary of the Authority; and First Union National Bank of North Carolina has caused this Indenture to be executed in its behalf by a vice president, and its corporate seal to be impressed hereon and attested by a responsible officer, all as of the date and year first above written.

                                THE IREDELL COUNTY INDUSTRIAL
                                FACILITIES AND POLLUTION
                                CONTROL FINANCING AUTHORITY

                                By _______________________________
                                   Chairman

[Seal]

Attest

_______________________________
Secretary

                                FIRST NATIONAL BANK OF
                                NORTH CAROLINA

                                By _______________________________
                                Vice President

[Seal]

Attest:

_______________________________
Assistant Secretary

                                     XIV-5

STATE OF NEW YORK               )
                                )   ss.:
COUNTY OF NEW YORK              )

I, the undersigned Notary Public, certify that Alice Fortner personally came before me this day and acknowledged that she is Secretary of The Iredell County Industrial Facilities and Pollution Control Financing Authority, a body corporate and, politic, and that by authority duly given and as the act of said Authority, the foregoing instrument was signed in its name by its chairman, sealed with its official seal, and attested by herself as its Secretary. My Commission expires _______________________________.

     Witness my hand and official seal, this the ________ day of _______________________________, 1979.


                                             _______________________________

[SEAL]


STATE OF NORTH CAROLINA         )
                                ) ss.:
COUNTY OF MECKLENBURG           )

     I, the undersigned Notary Public, certify that Anthony A. Guthrie personally came before me this day and acknowledged that he is Assistant Secretary of First Union National Bank of North Carolina, a national banking association, and that by authority duly given and as the act of said association, the foregoing instrument was signed in its name by its Vice President, sealed with its corporate seal, and attested by himself as its Assistant Secretary. My Commission expires 5/31/81.

      Witness my hand and official seal, this the 4th day of June, 1979.


                                             _______________________________

[SEAL]

                                   EXHIBIT A

     This Project consists principally of the following listed real and tangible personal property.

     1. Certain real property located in Iredell County, North Carolina, together with all buildings and improvements therein, such real property being more particularly described as follows:

     BEGINNING at a point in the center of North Carolina Highway No. 90 (West Front Street) leading from Statesville, North Carolina, to Taylorsville, North Carolina, said beginning point being the Southwest corner of the tract of land conveyed to the Carnation Company by the State of North Carolina by Deed recorded in Deed Book 134, Page 125, Iredell County Registry, and running thence with the center of said; North Carolina Highway No. 90, North 62 degrees 22 minutes West 1043 feet to a point in the center of said North Carolina Highway No. 90, which point the center of said North Carolina Highway No. 90 and the center of Mecham Road, a road leading in a Northerly direction SAID from said North Carolina Highway No. 90 to what was formerly a part 0.1 the Piedmont Experiment Station Farm intersect; thence with the center line of said Mecham Road North 08 degrees 06 minutes East 805 feet to a point in the center 1 line of the railroad track of Alexander Railroad Company; thence with the center 1 line of the said railroad track of the Alexander Railroad Company four calls as follows: (1) South 40 degrees 05 minutes East-839.45 feet to a point; (2) thence South 43 degrees 01 minutes East 159 feet to a point: (3) thence South 48 degrees 10 minutes East 168.6 feet to a point; (4) thence South 52 decrees 30 minutes East 161.7 feet to a point in the center of said railroad track, and said point being the Northwest corner of the said tract of land conveyed to the Carnation Company by the State of North Carolina by the Deed referred to hereinabove; thence with the Western line of said Carnation Company South 15 degrees 49 minutes 40 seconds West 324.45 feet to the point of BEGINNING containing 12.76 acres, more or less, and the above description being according to a map and survey made by Kestler & MacKay, Registered Surveyors, dated April 13, 1964, revised on February 22 1979, with said revision being in regard to the location of buildings, paving, and similar matters, and not in any way being a revisions of property lines, including courses, degrees and distances; and being the identical property conveyed to National Canvas Products Corp. by Deed of Olin Corporation, dated September 26, 1975, recorded in Deed Book 578, Page 573, Iredell County Registry.

     2. Certain machinery, equipment and tangible personal property located on the aforesaid real property consisting principally of the following item:

A.   CAFETERIA EQUIPMENT

B.   OFFICE FURNITURE AND FIXTURES PURCHASED FROM NATIONAL CANVAS PRODUCTS CORP.

C.   NARROW AISLE STACKING SYSTEM

      Racks & Docking
      3 Stock Pickers
      1 Control Unit
      2 Straddle Trucks (shelf loaders)

D.   MACHINERY & EQUIPMENT
        Air Compressor - Worthington (with after cooler)
        Air Compressor - Lincoln
        Air Compressor - Wayne
        Rewind Machine
        Programmable Cutter
        5 Cutter Grinders
        Injection Molding Machine
        Shrink Wrap Machine
        Harding Precision Lathe
        Electronic Digital Scale
        Pebble Mill
        Brazing Machine

================================================================================

                             Hunt Manufacturing Co.

                                       to

                  First Union National Bank of North Carolina

                                   as Trustee


                                   ----------

                               GUARANTY AGREEMENT

                                   ----------


                            Dated as of June 1, 1979



================================================================================

                               GUARANTY AGREEMENT

                                TABLE OF CONTENTS

                   (THIS TABLE OF CONTENTS IS FOR CONVENIENCE
                  OF REFERENCE ONLY AND IS NOT A PART OF THIS
                              GUARANTY AGREEMENT.)

                                                                 PAGE
                                                                 ----

 PARTIES ..........................................................1
 PREAMBLE..........................................................1

ARTICLE I

SECTION 1.1. Representations of the Guarantor .....................3

ARTICLE II

    SECTION 2.1. The Guaranty......................................4
    SECTION 2.2. Guaranty Unconditional ...........................4
    SECTION 2.3. Operation of Guaranty ............................4
    SECTION 2.4. Obligations of Guarantor Absolute.................5
    SECTION 2.5. Waiver of Notice .................................6
    SECTION 2.6. No Right of Set-off ..............................6

ARTICLE III

    SECTION 3.1. Merger, Consolidation, Transfer ..................8
    SECTION 3.2. Reports...........................................9
    SECTION 3.3. Notice of Default ................................9

ARTICLE IV

    SECTION 4.1. Events of Default ...............................10
    SECTION 4.2. Remedies upon Default............... ............11

ARTICLE V

    SECTION 5.1. Successors and Assigns ..........................12
    SECTION 5.2. Notices..........................................12
    SECTION 5.3. Amendment........................................12
    SECTION 5.4. Discharge of Guarantor ..........................13
    SECTION 5.5. Effect of Delay and Waivers .....................13
    SECTION 5.6. Counterparts ....................................13
    SECTION 5.7. Severability ....................................13
    SECTION 5.8. Governing Law and Jurisdiction ..................13
    SECTION 5.9. Jurisdiction; notice and service
                   of process ....................................14

     This GUARANTY AGREEMENT dated as of June 1, 1979 (the "Guaranty"), between Hunt Manufacturing Co. (the "Guarantor"), a corporation organized and existing under the laws of the State of Pennsylvania, and First Union National Bank of North Carolina, a banking association duly incorporated and existing under the laws of the United States, as trustee (the "Trustee"), under an Indenture and Deed of Trust dated as of June 1, 1979 (the "Indenture"), between The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") and the Trustee,

                              W I T N E S S E T H:

     WHEREAS, prior to, or contemporaneously with, the execution of this Guaranty there will be delivered a Lease Agreement dated as of June 1, 1979 (the "Lease"), under which the Authority will lease to Hunt Manufacturing Co., a Pennsylvania corporation, as lessee (the "Lessee"), certain property designated the "Leased Property" in the Lease and therein defined; and

     WHEREAS, the Authority, in order to pay the cost of the "Project" (as defined in the Lease) will issue and sell initially "The Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979", in the aggregate principal amount of $2,000,000 (the "Series 1979 Bonds"), pursuant to the Indenture, and will secure the Series 1979 Bonds and any additional and refunding bonds issued by the Authority at the request of the Lessee on a parity under the Indenture with the Series 1979 Bonds (the Series 1979 Bonds and any such additional and refunding bonds herein called, collectively, the "Bonds") by the assignment of substantially all of its interests in the Lease and the rent and other revenues to be derived therefrom, in trust to the Trustee, all for the benefit of the holders of the Bonds; and

     WHEREAS, the Authority requires as an inducement and a prerequisite to its entering into the Lease and to the issuance and sale of the Bonds, for the further security of the holders of the Bonds, that the Guarantor deliver this Guaranty; and

     WHEREAS, the Guarantor desires that the Authority enter into the Lease and issue and sell the Bonds and lease the Leased Property, and the Guarantor is willing to deliver this Guaranty as an inducement to the Authority so to do; and

     NOW, THEREFORE, in consideration of the foregoing, the Guarantor hereby agrees with the Trustee as follows:




                                       2.

                                    ARTICLE I

     Section 1.1. REPRESENTATIONS OF THE GUARANTOR

     The Guarantor hereby represents and warrants as follows:

          (a) It is a corporation duly incorporated under the laws of the Commonwealth of Pennsylvania, is in good standing under the laws of said Commonwealth, has power under the laws of such Commonwealth and its Articles of Incorporation to enter into this Guaranty, and by proper corporate action has been duly authorized to execute and deliver this Guaranty.

          (b) The execution and delivery of this Guaranty and compliance with the terms hereof under the circumstances contemplated hereby will not conflict with the Articles of Incorporation or bylaws of the Guarantor or constitute on the part of the Guarantor a breach of or a default under any agreement or other instrument to which the Guarantor is a party or any existing law, administrative regulation, court order or consent decree to which the Guarantor is subject.

          (c) This Guaranty is made in furtherance of the purposes for which the Guarantor was incorporated and is necessary to promote and further the business of the Guarantor and the assumption by the Guarantor of its obligations hereunder will result in direct financial benefits to the Guarantor.




                                       3.

                                   ARTICLE II

     Section 2.1. THE GUARANTY

     The Guarantor absolutely and unconditionally guarantees to the Trustee for the benefit of the present and future holders of the Bonds and the interest coupons appertaining thereto, if any, the full and prompt payment of the principal of and redemption premium, if any, and interest on the Bonds when and as the same shall become due, whether at the stated maturity thereof, by call for redemption or otherwise. The Guarantor further absolutely and unconditionally agrees to pay all reasonable expenses and charges, legal or otherwise (including court costs and attorneys' fees) paid or incurred by the Authority or the Trustee in realizing upon any of the payments or enforcing any of the covenants hereby guaranteed or in enforcing this Guaranty Agreement.

     Section 2.2. GUARANTY UNCONDITIONAL

     This Guaranty shall be a continuing, absolute, and unconditional guaranty and shall remain in full force and effect until Payment of the Bonds (as defined in the Indenture) shall have been made. The obligations of the Guarantor hereunder shall arise absolutely and unconditionally when and as each series of the Bonds shall have been issued, sold and delivered by the Authority.

     Section 2.3. OPERATION OF GUARANTY

     This is a guaranty of payment and not of collection, and the Guarantor expressly waives any right to require that any action be brought against the Authority or to require that resort be had to any security. If the Authority shall default in payment of the principal of or redemption premium, if any, or interest on the Bonds whey. and as the same shall become due, whether at the stated maturity thereof, by call for redemption or otherwise, the Guarantor, upon demand by the Trustee or its successors or assigns, without notice other than such demand and without the necessity of further action by the Trustee or its successors or assigns, will promptly and fully make such payments, provided, however, that no such demand shall be effective until the close of business on the day any such default shall occur. In the event of such default the Trustee shall make such demand. The Guarantor will pay all reasonable




                                       4.

costs and expenses, including attorneys' fees, paid or incurred by the Trustee and its successors and assigns in connection with the enforcement of the obligations of the Authority under the Indenture and of the Guarantor under this Guaranty. All payments by the Guarantor shall be made in any coin or currency of the United States of America which on the respective dates of payment thereof is legal tender for the payment of public and private debts. Each default in payment of the principal of or redemption premium, if any, or interest on any Bond shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

     Section 2.4. OBLIGATIONS OF GUARANTOR ABSOLUTE

     The obligations of the Guarantor hereunder shall be absolute and unconditional and shall not be impaired, modified, released or limited by any occurrence or condition whatsoever, including without limitation (a) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of or change in any of the obligations and liabilities of the Authority contained in the Bonds or the Indenture, (b) any impairment, modification, release or limitation of the liability of the Authority or its estate, or any other security for the Bonds, in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Bankruptcy Act, as amended, or other statute or from the decision of any court, (c) the assertion or exercise by the Authority or its successors or assigns, or the Trustee or its successors or assigns, of any rights or remedies under the Indenture or this Guaranty or their delay in or failure to assert or exercise any such rights or remedies, (d) the assignment or mortgaging or the purported assignment or mortgaging of any property as security for the Bonds, including all or any part of the interests of the Authority in the Leased Property, (e) the limitation of the Authority's liability in the payment of the principal of or redemption premium, if any, or interest on the Bonds solely to revenues and receipts derived by it under the Lease, this Guaranty and the Indenture, (f) the extension of the time for payment by the Lessee of any rents or other sums or any part thereof owing



                                       5.

or payable under any of the terms and provisions of the Lease or of the time for performance by Lessee of any other obligations under or arising out of any of such terms and provisions or the extension or the renewal of any thereof, (g) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of Lessee set forth in the Lease, (h) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Guarantor or any of its assets, or the disaffirmance of the Lease in any such proceeding, (i) the release or discharge of the Guarantor from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (j) the release, substitution or replacement in accordance with the terms of the Lease of any property subject thereto, (k) the receipt and acceptance by the Authority or the Trustee of notes, checks or other instruments for the payment of money made by the Guarantor and extensions and renewals thereof or (1) the unenforceability of the Lease or the Indenture.

     Section 2.5. WAIVER OF NOTICE

     The Guarantor unconditionally waives (a) notice of any of the matters referred to in Section 2.4 hereof and (b) any demand (except as specified in Section 2.3 hereof), proof or notice of nonpayment of the principal of or redemption premium, if any, or interest on the Bonds or other payments of money required by the Indenture or of default by the Authority or the Trustee in performing and keeping any other covenant, condition or agreement required of it under the Indenture.

     Section 2.6. NO RIGHT OF SET-OFF

     The Trustee agrees to give immediately to the Guarantor notice of any default under the Lease or the Indenture known to the Trustee. No act of commission or omission of any kind or at any time upon the part of the Authority or the Trustee or the successors or



                                       6.

assigns of either in respect of arty matter whatsoever shall in any way affect or impair the rights of the Authority or the Trustee or any successor or assignee to enforce any right, power, or benefit of the Authority or the Trustee under this Guaranty, and no set-off, claim, reduction or diminution of any obligation or any defense of any kind or nature which the Guarantor has or may have against the Authority or the Trustee or any successor or assignee shall be available to the Guarantor or against the Authority or the Trustee (except as representative of the holders of the Bonds) or any such successor or assignee in any suit or action brought by the Authority or the Trustee, or such successors or assigns, to enforce any right, power or benefit under this Guaranty. Nothing in this Guaranty shall be construed as a waiver by the Guarantor of any rights or claims it may have against the Authority or the Trustee under this Guaranty or otherwise, but any recovery upon such rights and claims shall be had from the Authority or the Trustee separately, it being the intent of this Guaranty that the Guarantor shall be unconditionally and absolutely obligated to perform fully all of its obligations, agreements and covenants hereunder for the benefit of the holders of the Bonds and the interest coupons appertaining thereto.



                                       7.

                                   ARTICLE III

     Section 3.1. MERGER, CONSOLIDATION, TRANSFER

     Until Payment of the Bonds shall have been made in accordance with the Indenture, the Guarantor covenants and agrees as follows:

          (i) it will maintain and preserve its corporate existence and organization, except as provided in clause (ii) of this Section, and will not voluntarily dissolve without first discharging its obligations under the Guaranty; and

          (ii) it will not sell, transfer or otherwise dispose of all or substantially all of its assets (either in a single transaction or in a series of related transactions), and will not merge or consolidate with any other corporation and will not permit one or more corporations to merge into or consolidate with it, unless the surviving, resulting or transferee corporation, as the case may be:

               (a) is a corporation organized and existing under the laws of one of the states of the United States of America;

               (b) shall, in a certificate delivered to the Trustee, which certificate shall be in a form reasonably satisfactory to the Trustee, expressly assume, and agree to pay and to perform, all of the obligations of the Guarantor under the Guaranty;

               (c) shall deliver to the Trustee a certificate executed by its chief financial officer stating that none of the obligations, covenants anti performances under the Guaranty will be violated or abrogated as a result of any such sale, transfer, merger or consolidation;

               (d) shall have a net worth, determined in accordance with generally accepted accounting principles, at least equal to 90% of the net worth of the Guarantor as of the date of the most recent audited consolidated financial statement of the Guarantor; and



                                       8.

               (e) in the event a merger or consolidation or acquisition shall occur within three years following the date of issuance of the Series 1979 Bonds, shall furnish an opinion of Counsel, who shall be Counsel nationally recognized on the subject of municipal bonds, selected key the Company and acceptable to the Trustee, to the effect that interest on the Series 1979 Bonds will or will not become includable in the gross income of the recipient under Section 103 of the Code and regulations promulgated thereunder by reason of such merger, consolidation or acquisition for any reason other than that the holder is a substantial user or a related person within the meaning of
          Section 103(b)(8) of the Code.

If the Guarantor shall be the surviving, resulting or transferee corporation, as the case may be, then the furnishing and delivery of the certificates stipulated in clauses (b) and (c) above shall not be required.

     Section 3.2. REPORTS

     The Guarantor shall furnish to the Trustee and, upon request, any Bondholder annually, within 120 days after the end of the preceding fiscal year, an Annual Report of the Guarantor. In addition, the Guarantor shall furnish the Trustee and any Bondholder, upon written request therefor, (i) the report of the Guarantor on Form 10-K filed with the Securities and Exchange Commission (the "SEC") within a reasonable time after the filing of such report, (ii) its reports filed with the SEC on Form 10-Q and its quarterly reports to shareholders within a reasonable time after each quarter of each fiscal year and
(iii) its reports filed with the SEC on Form 8-K within a reasonable time after the filing of such reports. In addition, the Guarantor shall cause to be prepared and shall furnish the Trustee and, upon request, any Bondholder, annual audited financial statements of the Guarantor in the event that the Guarantor ceases to file reports with the SEC under the Securities Exchange Act of 1934.

     Section 3.3. NOTICE OF DEFAULT

     The Guarantor covenants that immediately after becoming aware of any condition or event which constitutes a default or an event of default under the Guaranty, Lease or Indenture, it will deliver to the Trustee and the Authority, a written notice specifying the nature and period of existence of such event and specifying what action the Guarantor is taking, or proposes to take, with respect thereto.



                                       9.

                                   ARTICLE IV

     Section 4.1. EVENTS OF DEFAULT

     The following shall be events of default hereunder:

          (a) Failure by the Guarantor to make any payment required to be made to the Trustee under this Guaranty.

          (b) After telegraphic or written notice shall have keen given by the Trustee to the Guarantor, failure by the Guarantor to observe and perform any other obligation, covenant or performance on its part to be observed or performed under the Guaranty and the continuation of such failure for a period of 90 days; provided, however, that no event of default shall be deemed to have occurred under this clause (b), so long as, in the reasonable judgment of the Trustee, the Guarantor is acting in good faith by appropriate proceedings to remedy or cure any such failure.

          (c) A default under any mortgage, indenture or instrument, under which there may be issued, or by which there may be secured or evidenced, any indebtedness of tile Guarantor exceeding $500,000, in principal amount then outstanding, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be paid, rescinded, annulled or otherwise satisfied in full within 10 days after written notice of such acceleration to the Guarantor.

          (d) Failure by the Guarantor to satisfy any final judgment against the Guarantor for the payment of money within 30 days after entry thereof if at the end of such 30-day period there shall be undischarged final judgments against the Guarantor for the payment of money which shall alone or in the aggregate exceed $500,000 (a judgment not being deemed final if any appeal or further proceedings relating thereto shall be pending and a supersedeas bond shall have been posted, or if the time within which any party may seek an appeal or further proceedings shall not have expired).

          (e) The dissolution or liquidation of the Guarantor or the filing by the Guarantor of a voluntary petition in bankruptcy, or failure by the Guarantor to promptly lift any execution, garnishment or attachment of such consequence as will materially impair the Guarantor's



                                       10.

      ability to carry on its normal business operations; the Guarantor's seeking of, consenting to or acquiescing in the appointment of a receiver of all or substantially all of its property; the commission by the Guarantor of any act of bankruptcy; the adjudication of the Guarantor as a bankrupt; or any assignment by the Guarantor for the benefit of its creditors, or the entry by the Guarantor into an agreement of composition with its creditors, or if a petition or answer proposing the adjudication of the Guarantor as a bankrupt or its reorganization, arrangement or debt readjustment under any present or future federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within 90 days after the filing thereof. The term "dissolution or liquidation of the Guarantor" as used in this clause (e) shall not be construed to include the cessation of the corporate existence of the Guarantor resulting either from a merger or consolidation of the Guarantor into or with another corporation or a dissolution or liquidation of the Guarantor following a sale, transfer or other disposition of all or substantially all of its assets as an entirety, under the conditions permitting such actions as summarized hereinbefore.

            (f) If any of the representations of the Guarantor contained in
      Section 1.1 hereof shall be untrue or incorrect in any material respect.

     Section 4.2. REMEDIES UPON DEFAULT

     Upon the occurrence of an event of default under Section 4.1(a) of this Guaranty, the Trustee shall act pursuant to Section 2.3 hereof.

     Upon the occurrence of any event of default, the Trustee may proceed to enforce the Guaranty by any proper suit, action or proceeding, in law or equity, to enforce the provisions of this Guaranty.



                                       11.

                                    ARTICLE V

     Section 5.1. SUCCESSORS AND ASSIGNS

     This Guaranty shall be binding upon the Guarantor, its successors and assigns and all rights against the Guarantor arising under this Guaranty shall be for the sole benefit of the Authority and the Trustee, their respective successors and assigns under the Indenture and the holders of the Bonds, all of whom shall be entitled to enforce performance and observance of this Guaranty to the same extent as if they were parties hereto. The Trustee and the holders of the Bonds shall be entitled to bring any suit, action or proceeding against the Guarantor for the enforcement of any provision of this Guaranty without exhausting any other remedies which they may have pursuant to the terms of the Bonds or the Indenture and without resort to any other security held by or available to the Authority or the Trustee.

     Section 5.2. NOTICES

     All notices or other communications hereunder shall be sufficiently given and shall be deemed given when delivered by hand delivery or on the second day following the day on which the same has been mailed, postage prepaid, addressed as follows: if to the Trustee, First Union National Bank of North Carolina, One First Union Plaza, Charlotte, North Carolina, 28288, Attention: Corporate Trust Department; and if to the Guarantor, Hunt Manufacturing Co., 1405 Locust Street, Philadelphia, Pennsylvania 19102, Attention: Secretary. Any notice, process, pleadings or other papers served hereunder shall, at the same time, be sent by registered mail to the Authority, The Iredell County Industrial Facilities anti Pollution Control Financing Authority, P.O. Box 788, Statesville, North Carolina 28677, Attention: Chairman; or such other addresses as may be furnished in writing by the Authority, the Company or the Trustee, as the case may be, to each of the others.

     Section 5.3. AMENDMENT

     This Guaranty may be amended, modified or discharged only upon an agreement in writing of the Guarantor, the Authority and the Trustee when, and to the extent, permitted in the Indenture.



                                      12.

     Section 5.4. DISCHARGE OF GUARANTOR

     Upon Payment of the Bonds, all liability of the Guarantor hereunder shall cease and be discharged and the Trustee shall execute and deliver to the Guarantor an appropriate instrument in writing evidencing the release and discharge of the Guarantor from any and all such further liability under this Guaranty.

     Section 5.5. EFFECT OF DELAY AND WAIVERS

     No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority or the Trustee to exercise any remedy now or hereafter existing at law or in equity or by statute, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. In the event any provision contained in this Guaranty should be breached by any party and thereafter waived by the other party so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver, amendment, release or modification of this Guaranty shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Guaranty.

     Section 5.6. COUNTERPARTS

     This Guaranty may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 5.7. SEVERABILITY

     The invalidity or unenforceability of any one or more phrases, sentences, clauses or Sections contained in this Guaranty shall not affect the validity or enforceability of the remaining portions of this Guaranty, or any part thereof.

     Section 5.8. GOVERNING LAW AND JURISDICTION

     This Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.



                                      13.

     Section 5.9. JURISDICTION; NOTICE AND SERVICE OF PROCESS.

     The Guarantor irrevocably: (a) agrees that any suit, action or other legal proceeding arising out of this Guaranty may be brought in the courts of the State of North Carolina or the courts of the United States for the State of North Carolina; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waives any objection which it may have to laying of the venue of any such suit, action or proceeding in any of such courts. For such time as the Guarantor's obligation under Section 2 of this Guaranty shall not have been satisfied or discharged in full, the Guarantor irrevocably agrees and consents that any service of process made by registered mail to hunt Manufacturing Co., 1405 Locust Street, Philadelphia, Pennsylvania 19102, Attention: Secretary, or such other addresses as may be furnished by the Guarantor to the Trustee in writing, shall be taken and held to be valid personal service upon the Guarantor whether or not the Guarantor shall then be doing, or at any time shall have done, business within the State of North Carolina and that any such service of process shall be of the same force and validity as if the service were made upon it according to the laws governing the validity and requirements of such service in such state, and waives all claim of error by reason of any such service.

     IN WITNESS WHEREOF, the Guarantor and the Trustee have caused this Guaranty to be executed in their respective corporate names and their respective corporate seals to be hereunto fixed and attested key their duly authorized officers, all as of the date first above written.

                                   HUNT MANUFACTURING CO.

                                   By ____________________________
                                      Vice President

(Seal)

Attest:

____________________________
Assistant Secretary

                                   FIRST UNION NATIONAL BANK
                                   OF NORTH CAROLINA

                                   By ____________________________
                                      Vice President


(SEAL)

Attest:

____________________________
Assistant Secretary


                                      14.

                                   $2,000,000
                  THE IREDELL COUNTY INDUSTRIAL FACILITIES AND
                      POLLUTION CONTROL FINANCING AUTHORITY
                            INDUSTRIAL REVENUE BONDS
                        (HUNT MANUFACTURING CO. PROJECT)
                                   Series 1979

                              CONTRACT OF PURCHASE

                                                                    May 15, 1979

The Iredell County Industrial
  Facilities and Pollution Control
  Financing Authority
P. 0. Box 788
Statesville, North Carolina 28677

Attention: Chairman

Gentlemen:

     The undersigned acting for and on behalf of ourselves (the undersigned being herein called the "Underwriter"), hereby offers to enter into this Contract of Purchase with you (herein called the "Authority") for the purchase by the Underwriter and sale by the Authority of the Authority's Industrial Revenue Bonds specified below. This offer is made subject to acceptance by the Authority and approval by the Company prior to 10:00 o'clock P. M., Statesville, North Carolina time, on the date hereof, and upon such acceptance this Contract of Purchase shall be in full force and effect in accordance with its terms and shall be binding upon both the Authority and the Underwriter.

     1. Upon the terms and conditions and upon the basis of the representations herein set forth, the Underwriter, hereby agrees to purchase from the Authority and the Authority hereby agrees to sell to the Underwriter all (but not less than all) of the $2,000,000 aggregate principal amount of the Authority's Industrial Revenue Bonds (Hunt Manufac turing Co. Project) Series 1979 (herein referred to as the "Bonds"), for an aggregate purchase price of 9.78% of the aggregate principal amount of the Bonds, plus interest accrued from June 1, 1979 to the date of Closing (hereinafter defined); such sale being subject to the prior approval of terms of sale in this Contract of Purchase by the Local Government Commission of the State of North Carolina pursuant to ss.159C-9 of the General Statutes of North Carolina.

The Bonds shall be as described in the Official Statement of the Authority relating to the Bonds, dated May 15, 1979. Said Official Statement as may hereafter be amended or supplemented with our consent is hereinafter called the "Official Statement", and the Preliminary Official Statement of the Authority relating to the Bonds dated May 2, 1979 is hereinafter called the "Preliminary Official Statement". The Bonds shall be issued and secured under and pursuant to an Indenture and Deed of Trust (herein called the "Indenture") to be dated as of June 1, 1979, between the Authority and First Union National Bank of North Carolina (herein referred to as the "Trustee"), substantially in the form previously submitted to the Underwriter with only such changes therein as shall be mutually agreed upon. The Authority will use the proceeds of the Bonds to provide funds to finance a portion of the cost of acquiring, improving, equipping and providing for a manufacturing facility for the production of paper and other art/craft products (herein called the "Project") to be leased by the Authority to Hunt Manufacturing Co., a Pennsylvania corporation (herein called the "Company"), pursuant to a Lease Agreement, dated as of June 1, 1979 (hereinafter called the "Agreement") substantially in the form submitted to the Underwriter with only such changes as shall be mutually agreed upon. Simul-taneously with the delivery of the Bonds, the Company will enter into a Guaranty Agreement dated as of June 1, 1979 (herein called the "Guaranty"), with the Trustee, pursuant to which the Company will unconditionally guarantee to the Trustee the full and prompt payment of the principal of and redemption premium, if any, and interest on the Bonds, such Guaranty to be substantially in the form submitted to the Underwriter, with only such changes as shall be mutually agreed upon. The Underwriter agrees to make a public offering of the Bonds at the initial offering price set forth in the Official Statement. Following the initial public offering, the offering price may be changed from time to time by the Underwriter.


     2. The Underwriter herewith delivers to the Trustee a certified or official bank check payable to tile order of the Company, in the amount of $20,000 (1% of the aggregate principal amount of the Bonds), as security for the performance by the Underwriter of its obligation to accept and pay for the Bonds at the Closing in accordance with the provisions of this Contract of Purchase. Said check shall not be negotiated or presented for payment but shall be held as security for the Closing. Concurrently with the delivery



                                       2.

of and payment for the Bonds at the Closing, such check shall be returned to the Underwriter. In the event the Authority does not accept this offer, or upon the Authority's failure to deliver the Bonds at the Closing, or if the Authority shall be unable to satisfy the conditions to the obligations of the Underwriter contained in this Contract of Purchase, or if such obligations shall be terminated for any reason permitted by this Contract of Purchase, such check shall be immediately returned to the Underwriter and the Authority shall have no further obligation hereunder and all claims or rights hereunder of the Underwriter or the Company against the Authority shall be released and discharged. In the event that the Underwriter fails (other than for a reason permitted under this Contract of Purchase) to accept and pay for the Bonds at the Closing, such check shall be cashed and the amount thereof distributed first to defray the expenses of the Authority and any remainder shall be paid to the Company, and such distribution of the check shall constitute full liquidated damages for such failure and for any and all defaults hereunder on the part of the Underwriter, and the cashing of such check shall constitute a full release and discharge of all claims and rights hereunder of the Company and the Authority against the Underwriter.

     3. The Authority shall deliver or cause to be delivered to the Underwriter promptly after the Authority's acceptance hereof two copies of the Official Statement signed on behalf of the Authority by the Chairman or Vice Chairman of the Authority and by Coopers & Lybrand. The Authority has authorized the use of copies of the Preliminary Official Statement, the Official Statement, the Indenture, the Agreement and the Guaranty in connection with the public offering and sale of the Bonds.

     4. The Authority hereby represents and warrants to the Underwriter that:

          (a) The Authority is a political subdivision of the State of North Carolina and a body politic and corporate, duly created and existing under Chapter 800 of the 1975 Session Laws of North Carolina, as amended, which as codified appears as Chapter 159C of the General Statutes of North Carolina (the "Enabling Act"). The Authority is authorized to issue industrial development revenue bonds in accordance with the Constitution and the laws of North Carolina, including the Enabling Act, and to use the proceeds thereof to

                                       3.

     acquire, own, lease and dispose of properties in order to promote industry and develop trade by inducing manufacturing and industrial enterprises to locate or remain in the State of North Carolina.

          (b) The Authority has full power and authority to issue the Bonds pursuant to the Enabling Act, to acquire, own, construct, install, equip and lease the Project, and to carry out and consummate all transactions contemplated by this Contract of Purchase, the Bonds, the Agreement and the Indenture.

          (c) The Authority has duly authorized: (i) the issuance and sale of the Bonds; (ii) the Acquisition of the Project as provided by the Agreement; (iii) the execution, delivery and due performance of this Contract of Purchase, the Agreement, the Indenture and the Bonds; and (iv) the taking of any and all action as may be required on the part of the Authority to carry out, give effect to and consummate the transactions contemplated hereby. The Bonds, fully executed, and fully executed counterparts of the Agreement and the Indenture, and certified copies of the resolution of the Authority adopted on May 15, 1979, authorizing the Authority's undertakings contemplated hereby shall be delivered to the Underwriter by the Authority and the Company at the Closing.

          (d) So long as the Bonds are outstanding, the Authority will not issue or sell any bonds or obligations (other than the Bonds or any "Additional Bonds" or "Refunding Bonds" as defined in, and as permitted by, the Indenture), the interest, premium or principal of which shall be payable in whole or in part from the revenues derived from the Agreement or the Trust Estate or the Leased Equipment or the use of the Trust Estate or the Leased Equipment (as defined in the "Indenture").

          (e) The Authority is not required to pay any taxes on the Project or upon the income therefrom and the interest on the Bonds is exempt from all income taxes within the State of North Carolina.

          (f) There is no action, suit, proceeding or investigation at law or in equity or before or by any court, public board or body pending or, to the knowledge of the Authority, threatened against or affecting the Authority, or to the best of the knowledge of the



                                       4.

      Authority any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the transactions contemplated by this Contract of Purchase, or which, in any way, would adversely affect the validity of the Bonds, the Agreement, the Indenture, the Guaranty, or any other agreement or instrument to which the Authority is a party and which is used or contemplated for use in consummation of the transactions contemplated hereby.

          (g) The execution and delivery of this Contract of Purchase, the Bonds, the Agreement, the Indenture and the other agreements contemplated hereby and in compliance with the provisions hereof will not conflict with, or constitute on the part of the Authority a breach of, or a default under, any existing law, administrative regulation, decree, court order or any provision of any legislative act, constitutional or other proceeding applicable to or establishing or relating to the establishment of the Authority or its affairs or resolutions, or any agreement, indenture, mortgage, lease or other instrument to which the Authority is subject or by which it is or may be bound.

     It is specifically understood and agreed that the Authority makes no representation as to the financial position or business condition of the Company and does not represent or warrant as to any of the statements, materials (financial or otherwise), representations or certifications furnished or to be made and furnished by the Company in connection with the sale of the Bonds, or as to the correctness, completeness or accuracy of such statements.

     5. At 10:00 o'clock A.M., New York City time, on June 5, 1979, or at such other time or on such earlier or later date as the Underwriter, the Company and the Authority may mutually agree upon (herein called the "Closing") the Authority will deliver or cause to be delivered to the Underwriter at the offices of Brown, Wood, Ivey, Mitchell & Petty, Suite 3500, One Liberty Plaza, New York, New York or at such other place as the Underwriter, the Company and the Authority may mutually agree upon, the Bonds in definitive form (all of the Bonds and the coupons appertaining thereto to be lithographed on steel engraved borders), duly executed and authenticated, such delivery to be made against delivery



                                       5.

of the purchase price to the Trustee at such office (or such other place or places of payment as shall be mutually agreed upon by the Underwriter, the Company and the Authority). It is anticipated that CUSIP identification numbers will be printed on the Bonds, but neither the failure to print such number on any Bond nor any error with respect thereto shall constitute cause for a failure or refusal by the Underwriter to accept delivery of and pay for the Bonds in accordance with the terms of this Contract of Purchase. All expenses in relation to the printing of CUSIP numbers on said Bonds and the CUSIP Service Bureau charge for the assignment of said numbers shall be paid for by the Authority from the proceeds of the Bonds or, if the Bonds shall not be issued, by the Company. The purchase price for the Bonds shall be paid by certified or official bank check or checks payable in New York Clearing House funds to the order of the Trustee. The Bonds will be made available for checking and packaging at the office of The Signature Company not less than 20 hours prior to the Closing.

     6. The Underwriter has entered into this Contract of Purchase in reliance upon the representations and agreements of the Authority herein and the performance by the Authority of its obligations hereunder, both as of the date hereof and as of the date of Closing. The Underwriter's obligations under this Contract of Purchase are and shall be subject to the following further conditions:

          (a) at the time of Closing, the Official Statement, the Indenture, the Agreement, the Guaranty and the Letters of Representation attached hereto as Exhibit A and Exhibit B (herein called the "Letters of Representation") shall be in full force and effect as valid and binding agreements between or among the various parties thereto and shall not have been amended, modified or supplemented except as may have been agreed to in writing by the Underwriter, and the Authority shall have duly adopted and there shall be in full force and effect such resolutions as in the opinion of Brown, Wood, Ivey, Mitchell & Petty, New York, New York (herein called "Bond Counsel") shall be necessary in connection with the transactions contemplated hereby;

          (b) the Underwriter shall have the right to cancel its obligations to purchase the Bonds if between the date hereof and the Closing (i) legislation shall have been enacted by the Congress of the United States or the General Assembly of the State of




                                       6.

     North Carolina, or adopted by either House of the Congress, or recommended to the Congress for passage by the President of the United States, or favorably reported for passage to either House of the Congress by any committee of either such body to which such legislation has been referred for consideration, or a decision shall have been rendered by a court of the United States or the State of North Carolina or the Tax Court of the United States, or a ruling shall have been made or a regulation shall have been proposed or made by the Treasury Department of the United States or the Internal Revenue Service or North Carolina authority, with respect to Federal or North Carolina taxation upon revenues or other income of the general character to be derived by the Authority or upon interest received on obligations of the general character of the Bonds, which in the reasonable opinion of the Underwriters materially adversely affects the market for the Bonds, or (ii) there shall exist any event which in the reasonable opinion of Underwriter, either (A) makes untrue or incorrect in any material respect any statement or information contained in the Official Statement or (B) is not reflected in the Official Statement but should be reflected therein to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or
     (iii) there shall have occurred any new outbreak of hostilities or other national or international calamity or crisis, the effect of such outbreak, calamity or crisis on the financial markets of the United States being such as would make it impracticable, in the reasonable opinion of the Underwriter, for the Underwriter to market the Bonds or enforce contracts for the sale of the Bonds, or (iv) there shall be in force a general suspension of trading on the New York Stock Exchange or minimum or maximum prices for trading shall have been fixed and be in force, or maximum ranges for prices for securities shall have been required and be in force on the New York Stock Exchange, whether by virtue of a determination by the Exchange or by order of the Securities and Exchange Commission or any other governmental authority, or (v) a general banking moratorium shall have been declared by either Federal or New York authorities having jurisdiction and be in force;

          (c) at the time of the Closing the Underwriter shall receive an opinion of Drinker Biddle & Reath,



                                       7.

     Counsel to the Company, dated the date of the Closing, to the effect that:

               (i) the Company has been duly incorporated and is validly existing under the laws of the Commonwealth of Pennsylvania and has due corporate authority to carry on its business as described in the Appendix, to convey its property to the Authority, to lease property from the Authority and to guarantee the Bonds;

               (ii) the Deed, dated as of June 1, 1979 (the "Deed"), from the Company to the Authority has been duly authorized, executed and delivered by the Company;

               (iii) the Bill of Sale dated as of June 1, 1979 (the "Bill of Sale"), from the Company to the Authority has been duly authorized, executed and delivered by the Company;

               (iv) the Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company; and

               (v) the Guaranty has been duly authorized, executed and delivered by the Company and is a valid, binding obligation of the Company enforceable in accordance with its terms, subject to any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights and to the further qualification that the availability of specific enforcement remedies may be subject to the discretion of the courts;

and such counsel will further advise that, on the basis of a general review and discussion with certain officers of the Company, but without independent check or verification except as indicated, nothing has come to the attention of such counsel that leads such counsel to believe that the Appendix to the Official Statement at the date of Closing contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, with the proviso that such counsel's knowledge of the business and affairs of the



                                       8.

Company is limited so that it would not necessarily recognize the import to such business or affairs of a particular set of facts or circumstances;

          (d) at or prior to the Closing Date the Underwriter shall receive the following legal opinions, dated the Closing Date, in the form attached as Exhibits C, D and E, respectively, hereto, (i) of Bond Counsel as to the validity of the Bonds; (ii) of Bond Counsel as to certain other matters; and (iii) of Robert N. Randall, Esq., counsel to the Authority; the respective forms of such opinions shall be subject, in each case, only to such changes therein as Bond Counsel shall approve;

          (e) receipt of a certificate of the Chairman or the Vice Chairman, or of another duly authorized official or officials of the Authority, dated the date of Closing, to the effect that (i) on and as of the date of Closing, each of the representations and warranties of the Authority set forth in Section 4 hereof is true, correct and complete and all agreements of the Authority herein provided and contemplated to be performed on or prior to the Closing have been so performed; (ii) the executed copies of the Agreement and the Indenture and the certified copy of the Resolution are true, correct and complete copies of such documents and have not been modified, amended or rescinded but remain in full force and effect as of the Closing; (iii) the Bonds have been duly authorized, executed and delivered by the Authority; (iv) this Contract of Purchase, the Indenture and the Agreement and any and all other agreements and documents required to be executed and delivered by the Authority in order to carry out, give effect to and consummate the transactions contemplated hereby and by the Indenture have each been duly authorized, executed and delivered by the Authority, and as of the Closing each is in full force and effect and all right, title and interest inuring to the Authority under the Agreement have been duly pledged, and the payments thereunder assigned, to the Trustee under the Indenture for the benefit of the holders of the Bonds; (v) there is no action, suit, proceeding or investigation at law or in equity or before or by any court, public board or body pending or to the knowledge of the Authority threatened against or affecting the Authority, or to the knowledge



                                       9.

     of the Authority any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the transactions contemplated by this Contract of Purchase, or which, in any way, would adversely affect the validity of the Bonds, the Agreement, the Indenture, The Guaranty or any other agreement or instrument to which the Authority is a party and which is used or contemplated for use in consummation of the transactions contemplated hereby; and (vi) to the best knowledge of the Authority no legislation, ordinance, rule or regulation shall have been enacted or introduced or favorably reported for passage by any governmental body, department or agency of the State or a decision by any court of competent jurisdiction of the State rendered which would adversely affect the exemption from all direct taxation of the bonds of the Authority;

          (f) receipt of a certificate of the Secretary or an Assistant Secretary of the Company, dated the date of Closing, as to the due authorization, execution and delivery by the Company of this Contract of Purchase, the Deed, the Bill of Sale, the Agreement, the Guaranty and any and all other agreements and documents required to be executed and delivered by the Company in order to carry out, give effect to and consummate the transactions contemplated hereby and by the Deed, the Bill of Sale, the Agreement, the Indenture and the Guaranty listing all such agreements and documents; and, annexing copies of resolutions of the Board of Directors, of the Company with respect to such authorization;

          (g) receipt of a certificate of the President or a Vice President of the Company, dated the date of Closing, certifying that (i) the Company does not have any material contingent obligations which are not disclosed in the Official Statement; (ii) so far as is known to the Company there are no material legal proceedings, pending or threatened, to which the Company is or may be made a party or to which any of its property is or may become subjected, which has not been disclosed in the Official Statement; (iii) there is no action or proceeding pending or to his best knowledge, threatened, looking toward the dissolution or liquidation of the Company and there is no action or proceeding pending, or to his best knowledge threatened, by or against the Company affecting the validity and enforceability of the terms of the Agreement, the Guaranty or this Contract of Purchase; and (iv) the



                                      10.

     representations and warranties of the Company contained in the Letter of Representation are true, correct and complete as of the date of Closing, with the same effect as if those representations and warranties had been made on and as of such date;

          (h) receipt of a letter from Coopers & Lybrand, dated the date of Closing, in form and sub stance satisfactory to the Underwriter, to the effect that (i) they are independent certified public account ants with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and the rules and regulations published thereunder (the "Regulations"); (ii) in their opinion, the financial statements examined by them and included in the Appendix to the Official Statement (the "Appendix") comply as to form in all material respects with the accounting requirements of the Securities Exchange Act and the Regulations applicable to annual reports on Form 10-h as if such requirements were applicable to the Appendix; and (iii) on the basis of (1) a reading of the unaudited financial statements included in the Appendix, (2) a reading of the unaudited amounts of operating revenues, operating income, net income, earnings available for Common Stock and earnings per average share of Common Stock for the quarters ended February 26, 1978 and March 4, 1979 included in the Appendix and the related unaudited statement of income from which these amounts were derived, (3) a reading of the latest available unaudited financial statements of the Company, (4) a reading of the minutes of the 1979 meetings of the Board of Directors, and (5) inquiries of officers of the Company who have responsibility for financial and accounting matters (it being understood that the foregoing procedures do not constitute an examination made in accordance with generally accepted auditing standards and would not necessarily reveal matters of significance with respect to the comments made in such letter, and accordingly that Coopers & Lybrand make no representation as to the sufficiency of such procedures for the Underwriter's purposes), nothing has come to their attention which caused them to believe that (A) the unaudited financial statements included in the Appendix do not comply as to form in all material respects with the accounting requirements of the Securities Exchange Act and the Regulations applicable to quarterly reports on Form 10-Q as if such requirements were applicable to the Appendix or said



                                      11.

     unaudited financial statements are not fairly presented in conformity with generally accepted accounting principles applied on a basis substantially consistent (except as otherwise disclosed in the Appendix) with that of the audited financial statements included in the Appendix, (B) the unaudited amounts of operating revenues, operating income, net income, earnings available for Common Stock and earnings per average share of Common Stock for the quarters ended February 26, 1978 and March 4, 1979 included in the Appendix were not determined on a basis substantially consistent (except as otherwise disclosed in the Appendix) with that of the corresponding amounts in the audited statement of income included in the Appendix, or (C) at the date of the latest available financial statements and at a specified date not later than five business days prior to the time of the date of the Closing there was any change in the capital stock or long-term debt (except for sinking fund requirements) of the Company, or decrease in its net assets, in each case as compared with amounts shown in the December 3, 1978 balance sheet included in the Appendix, except in all instances for changes or decreases which the Appendix discloses have occurred or may occur or occasioned by the declaration of dividends or by the issuance of shares of Common Stock pursuant to the Company's Non-Qualified Stock Option Plan; provided, that said letter may vary from the requirements specified above in such manner as the Underwriter in its sole discretion may deem not to be material or as may be acceptable to the Underwriter;

          (i) two executed or certified copies of the Agreement, the Indenture and the Guaranty;

          (j) a certificate, satisfactory in form and substance to the Underwriter of one or more duly authorized officers of the Trustee dated the date of the Closing, as to the due acceptance of the Indenture by the Trustee and the due authentication and delivery of the Bonds by the Trustee;

          (k) a certificate of the Chairman or Vice Chairman of the Authority to the effect that, on the basis of the facts, estimates and circumstances (including covenants of the County and the Company and representations of the Company) in existence on the date of Closing, which facts, estimates and circumstances shall be set forth therein, it is not expected that the proceeds of the Bonds will be used in a manner that would cause the



                                      12.

      Bonds to be arbitrage bonds within the meaning of Section 103(c) of the Internal Revenue Code of 1954, as amended to the date of such certificate, and Proposed Treasury Regulations ss.1.103-13, 51.103-14 and ss.1.103-15; and

            (1) such additional certificates, instruments or other documents as the Underwriters may reasonably require to evidence the accuracy, as of the date of the Closing, of the representations and warranties herein contained, and the due performance and satisfaction by the Authority and the Company at or prior to such time of all agreements then to be performed and all conditions then to be satisfied by either of them in connection with this Contract of Purchase, the Agreement, the Indenture and the Guaranty.

      If the conditions to the Underwriters' obligations contained in this Contract of Purchase are not satisfied or if the Underwriter's obligations shall be terminated by the Underwriter for any reason permitted by this Contract of Purchase, this Contract of Purchase shall terminate and neither the Underwriter nor the Authority shall have any further obligation hereunder, except that the check referred to in Section 2 hereof shall be returned to the Underwriter.

      8. After the Closing (a) the Authority will not adopt any amendment of or supplement to the Official Statement to which the Underwriter shall object in writing or which shall be disapproved by Bond Counsel, and (b) if any event relating to or affecting the Authority or the Company shall occur as a result of which it is necessary, in the opinion of said counsel, or of the Company, to amend or supplement the Official Statement in order to make the Official Statement not. misleading in the light of the circumstances existing at the time it is delivered to a purchaser, the Authority will, at the expense of the Company, forthwith prepare and furnish to the Underwriter a reasonable number of copies of an amendment of or supplement to the Official Statement (in form and substance satisfactory to said counsel) which will amend or supplement the Official Statement so that it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time the Official Statement is delivered to a purchaser, not misleading. For the purposes of this section, the Authority will furnish such information with respect to itself and cause the Company to furnish all such other information as the Underwriter may from time to time request, with any and all costs thereof to be borne by the Company.



                                       13.

     9. All expenses and costs of the Authority incident to the performance of its obligations in connection with the authorization, issuance and sale of the Bonds to the Under writer, including, without limitation, the costs of printing or reproducing the Bonds, the Indenture, the Agreement, the Guaranty, this Contract of Purchase and the Official Statement and all ancillary papers, in reasonable quantities, credit rating agency fees, fees and expenses of the Authority, fees and expenses of counsel for the Underwriter for blue sky and legal investment surveys and related services, and of Brown, Wood, Ivey, Mitchell & Petty, as Bond Counsel, and the Trustee's fee and expenses, shall be paid from the proceeds of the Bonds, and to the extent not so paid shall be paid by the Company, as provided in the Agreement. Except as included in the items above, all out-of-pocket expenses of the Underwriter, including traveling and other expenses and the fees and expenses of Brown, Wood, Ivey, Mitchell & Petty, as counsel for the Underwriter, shall be paid by the Underwriter.

     10. All communications hereunder shall be in writing and, unless otherwise directed in writing, shall be addressed as follows: If to the Authority at P.O. Box 788, Statesville, North Carolina 28677, Attention: Chairman; if to the Company at 1405 Locust Street, Philadelphia, Pennsylvania 19102, Attention:
Secretary; if to the Underwriter at Alex. Brown & Sons, One Thirty-five East Baltimore Street, Baltimore, Maryland 21202, Attention: James T. Cavanaugh III.

     11. This Agreement shall be governed by and construed in accordance with the applicable laws of the State of North Carolina.

     12. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Underwriter, the Authority and the Company. The terms "successors" and "assigns" used in this Agreement shall not include any purchaser, as such purchaser, of any of the Bonds from the Underwriter.

     All representations, warranties and agreements of the Authority in this Contract of Purchase shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any of the Underwriter and shall survive the delivery of and payment for the Bonds.

                                ALEX. BROWN & SONS

                                By: _________________________________
                                    (General Partner)



                                      14.

Accepted:

THE IREDELL COUNTY INDUSTRIAL FACILITIES
AND POLLUTION CONTROL FINANCING AUTHORITY

By: _________________________________
    [Vice] Chairman

Attest: _____________________________
        [Assistant] Secretary



(Seal)

Approved:

HUNT MANUFACTURING CO.

By: _________________________________
     Vice President



                                      15.

                                EXHIBIT A TO THE
                              CONTRACT OF PURCHASE


                            LETTER OF REPRESENTATION

                                                                    May 15, 1979

Alex. Brown & Sons
One Thirty-five East Baltimore Street
Baltimore, Maryland 21202

Dear Sirs:

     Pursuant to a Contract of Purchase dated May 15, 1979 (the "Contract of Purchase"), between you (the "Underwriter") and The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") which Hunt Manufacturing Co. (the "Company") has approved, the Authority proposes to issue $2,000,000 aggregate principal amount of its Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 (herein called the "Bonds"), under an Indenture and Deed of Trust to be dated as of June 1, 1979 (the "Indenture"), between the Authority and the Trustee named in the Indenture.

     To induce the Underwriter to enter into the Contract of Purchase and to induce the Authority to authorize the issuance of, and the Underwriter to make the offering and sale of, the Bonds therein contemplated, the Company hereby represents, warrants and agrees with the Underwriter as follows:

          (a) The financial statements constituting part of the Appendix (the "Appendix") to the Official Statement relating to the Bonds (the "Official Statement") present fairly the financial condition and operations of the Company at the respective dates or for the respective periods to which they apply; such financial statements have been prepared in each case in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as otherwise indicated in the Appendix; Coopers & Lybrand are, to the best knowledge of the Company, independent certified public accountants with respect to the Company as defined in the Securities EXCHANGE ACT OF 1934, AS AMENDED, AND the regulations published thereunder.

          (b) Except as reflected in, or contemplated by, the Appendix, since the most recent dates as of which information is given in the Appendix, there has not been any material adverse change in the business, properties or financial condition of the Company, and since such dates there has not been any material transaction entered into by the Company other than transactions contemplated by the Appendix and transactions in the ordinary course of business. The Company has no material contingent obligation which is not disclosed in the Appendix.

          (c) The execution and delivery of the Lease Agreement, to be dated as of June 1, 1979 (the "Agreement"), between the Authority and the Company, the Guaranty Agreement, dated as of June 1, 1979 (the "Guaranty"), by the Company to the Trustee and the Contract of Purchase, the consummation of the transactions therein contemplated, the fulfillment of the terms thereof and the compliance with the terms and conditions therein contained will not result in a breach of any of the terms or provisions of or constitute a default under the Company's Articles of Incorporation, as amended, or any indenture or other agreement or instrument which the Company has assumed or to which it is now a party or, to the knowledge of the Company, any order, rule, decree or regulation applicable to the Company of any Federal or state court, regulatory board or body or administrative agency having jurisdiction over the Company or its property.

          (d) The Agreement, the Guaranty and this Letter of Representation have been duly authorized by and, when executed and delivered by the Company will be, valid instruments legally binding upon the Company enforceable in accordance with their terms (except as limited by bankruptcy, insolvency or other laws affecting creditor's rights and as specific remedies may be limited in the discretion of the courts).

          (e) Except as disclosed in or contemplated by the Official Statement, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending, or to the knowledge of the Company threatened, wherein an unfavorable decision, ruling or finding would, (i) in the opinion of the Company after giving effect to insurance coverage result in any material adverse change in the business, properties or operations of the Company, (ii) materially adversely affect the transactions contemplated by the Official Statement or (iii) adversely affect the validity or enforceability of the Bonds, the Indenture, the Agreement, the Guaranty or the Contract of Purchase.

          (f) The Company will not take or omit to take any action which action or omission will in any way cause the proceeds from the sale of the Bonds to be applied in a manner contrary to that provided in the Indenture and the Agreement, as in force from time to time.

          (g) The Company has not taken and will not take any action and knows of no action that any other person, firm or corporation has taken or intends to take, which would cause interest on the bonds to be includable in the gross income of the recipients thereof, other than any recipient who is a "substantial user" of the Project (as defined in the Indenture) or a "related person", as provided in Section 103(b)(8) of the Internal Revenue Code of 1954, as amended, for federal income tax purposes. The Company shall file or cause to be filed with the Internal Revenue Service of the United States Treasury Department or any other authorized governmental agency any and all statements or other instruments required under the Internal Revenue Code of 1954, as amended, including Section 103 thereof, and the regulations thereunder, in order that the interest on the Bonds shall continue to be excludable from the gross income of the recipients thereof for federal income tax purposes.

          (h) The Company will deliver all opinions, certificates, letters and other instruments and documents required to be delivered by it or its counsel by the Contract of Purchase.

          (i) The Company has authorized and consents to the use by the Underwriter of the Official Statement in both its preliminary and final forms, including the Appendix. The information with respect to the Company included in the Official Statement including the Appendix and the descriptions contained therein of the Agreement and the Guaranty and the participation of the Company in the transactions contemplated thereby, are true, correct and complete and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except that the Company makes no representation, warranty or agreement as to the information contained in the Official Statement under the captions "Authority," "Tax Exemption," and "Underwriting".

          (j) The Company agrees to indemnify and hold harmless the Underwriter and each person, if any, who controls the Underwriter within the meaning of
     Section 15 of the Securities Act, as follows:

               (i) against any and all loss, liability, claim, damage and expense, whatsoever arising out of any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Official Statement dated May 2, 1979 (the Preliminary Official Statement") relating to the Bonds and the Official Statement (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to the Company by the Underwriter expressly for use in the Preliminary Official Statement and the Official Statement (or any amendment or supplement thereto);

               (ii) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

               (iii) against any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or
          (ii) above.

          This indemnity agreement is subject to the condition that insofar as it relates to any untrue statement or omission, or any alleged untrue statement or omission made in the Official Statement but eliminated or remedied in a supplement or amendment thereto, such indemnity agreement shall not inure to the benefit of the Underwriter from and after such time if the Underwriter fails to use the Official Statement as so supplemented or amended. In no case shall the Company be liable under this indemnity agreement with respect to any claim made against the Underwriter or any such controlling person unless the Company shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure so to notify the Company shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. The Company shall be entitled to participate at its own expense in the defense, or, if it so elects, within a reasonable time after receipt of such notice, to assume the defense of any suit brought to enforce any such claim, but if it so elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the Underwriter or controlling person or persons, defendant or defendants in any suit so brought, which approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any such suit and retains such counsel, the Underwriter or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel thereafter retained by then unless approved by the Company. In the event that the parties to any such action (including impleaded parties) include both the Company and the Underwriter or any such controlling person and the Underwriter shall have been advised by counsel chosen by it and satisfactory to the Company that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, the Company shall not have the right to assume the defense of such action on behalf of the Underwriter and will reimburse the Underwriter and any person controlling such Underwriter as aforesaid for the reasonable fees and expenses of any counsel retained by them, it being understood that the Company shall not, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Underwriter and controlling persons, which firm shall be designated in writing by the Underwriter unless approved by the Company. The Company agrees to notify the Underwriter within a reasonable time of the assertion of any claim against it or any person who controls the Company within the meaning of
     Section 15 of the Securities Act, in connection with the sale of the Bonds.

     The representations, warranties, agreements and indemnities contained herein shall survive the sale and delivery of, and payment for, the Bonds and shall remain operative regardless of any investigation made by or on behalf of the Underwriter.

     This Letter of Representation shall be binding upon and inure solely to the benefit of the Underwriter and each controlling person and the Company and, to the extent set forth herein, persons controlling you, and your respective personal representatives, successors and assigns, and no other person or firm shall acquire or have any right under or by virtue of this Letter of Representation.

     If the foregoing is in accordance with your understanding of the agreement between us, kindly sign and return to the Company the enclosed duplicate of this Letter of Representation whereupon this will constitute a binding agreement between us in accordance with the terms hereof.

                                  Very truly yours,

                                  HUNT MANUFACTURING CO.

                                  By: _____________________________
                                           Vice President

Accepted and confirmed as of the date first above written.

ALEX. BROWN & SONS

BY: _____________________________
     (General Partner)

                                    EXHIBIT B
                                     to the
                              Contract of Purchase

                            LETTER OF REPRESENTATION

                                                                    May 15, 1979

THE IREDELL COUNTY INDUSTRIAL FACILITIES
     AND POLLUTION CONTROL FINANCING AUTHORITY
P. O. Box 788
Statesville, North Carolina 28677

Attention: Chairman

Dear Sirs:

     Pursuant to a Contract of Purchase dated May 15, 1979 (the "Contract of Purchase"), between The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") and Alex. Brown & Sons (the "Underwriter"), which Hunt Manufacturing Co. (the "Company") has approved, the Authority proposes to issue $2,000,000 aggregate principal amount of its Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 (herein called the "Bonds"), under an Indenture and Deed of Trust to be dated as of June 1, 1979 (the "Indenture"), between the Authority and the Trustee named in the Indenture.

     To induce the Authority to enter into the Contract of Purchase and to authorize the issuance of, and the Underwriter to .make the offering and sale of, the Bonds therein contemplated, the Company hereby represents, warrants and agrees with the Authority as follows:

          (a) The financial statements constituting part of the Appendix (the "Appendix") to the Official Statement relating to the Bonds (the "Official Statement") preSENT FAIRLY THE FINANCIAL condition and operations of the Company at the respective dates or for the respective periods to which they apply; such financial statements have been prepared in each case in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as otherwise indicated in the Appendix; Coopers & Lybrand are, to the best knowledge of the Company, independent certified public accountants with respect to the Company, as defined in the Securities Exchange Act of 1934, as amended and the regulations published thereunder.

          (b) Except as reflected in, or contemplated by, the Appendix, since the most recent dates as of which information is given in the Appendix, there has not been any material adverse change in the business, properties or financial condition of the Company, and since such dates there has not been any material transaction entered into by the Company other than transactions contemplated by the Appendix and transactions in the ordinary course of business. The Company has no material contingent obligation which is not disclosed in the Appendix.

          (c) The execution and delivery of the Lease Agreement, to be dated as of June 1, 1979 (the "Agreement"), between the Authority and the Company, the Guaranty Agreement, dated as of June 1, 1979 (the "Guaranty"), by the Company to the Trustee and the Contract of Purchase, the consummation of the transactions therein contemplated, the fulfillment of the terms thereof and the compliance with the terms and conditions therein contained will not result in a breach of any of the terms or provisions of or constitute a default under the Company's Articles of Incorporation, as amended, or any indenture or other agreement or instrument which the Company has assumed or to which it is now a party or, to the knowledge of the Company, any order, rule, decree or regulation applicable to the Company of any Federal or state court, regulatory board or body or administrative agency having jurisdiction over the Company or its property.

          (d) The Agreement, the Guaranty and this Letter of Representation have been duly authorized by, and, when executed and delivered by the Company, will be, valid instruments legally binding upon the Company enforceable in accordance with their terms (except as limited by bankruptcy, insolvency or other laws affecting creditors' rights and as specific remedies may be limited in the discretion of the courts).

          (e) Except as disclosed in or contemplated by the Official Statement, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending, or to the KNOWLEDGE OF THE COMPANY threatened, wherein an unfavorable decision, ruling or finding would, (i) in the opinion of the Company involve after giving effect to insurance coverage result in any material adverse change in the business, properties or operations of the Company, (ii) materially adversely affect the transactions contemplated by the Official Statement or (iii) adversely affect the validity or enforceability of the Bonds, the Indenture, the Agreement, the Guaranty or the Contract of Purchase.

          (f) The Company will not take or omit to take any action which action or omission will in any way cause the proceeds from the sale of the Bonds to be applied in a manner contrary to that provided in the Indenture and the Agreement, as in force from time to time.

          (g) The Company has not taken and will not take any action and knows of no action that any other person, firm or corporation has taken or intends to take, which would cause interest on the bonds to be includable in the gross income of the recipients thereof, other than any recipient who is a "substantial user" of the Project (as defined in the Indenture) or a "related person", as provided in Section 103(b)(8) of the Internal Revenue Code of 1954, as amended, for federal income tax purposes. The Company shall file or cause to be filed with the Internal Revenue Service of the United States Treasury Department or any other authorized governmental agency any and all statements or other instruments required under the Internal Revenue Code of 1954, as amended, including Section 103 thereof, and the regulations thereunder, in order that the interest on the Bonds shall continue to be excludable from the gross income of the recipients thereof for federal income tax purposes.

          (h) The Company will deliver all opinions, certificates, letters and other instruments and documents required to be delivered by it or its counsel by the Contract of Purchase.

          (i) The Company has authorized and consents to the use by the Underwriter of the Official Statement in both its preliminary and final forms, including the Appendix. The information with respect to the Company included in the official Statement including the Appendix and the descriptions contained therein of the Agreement and the Guaranty and the participation of the Company in the transactions contemplated thereby, are true, correct and complete and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except that the Company makes no representation, warranty or agreement as to the information contained in the Official Statement under the captions "Authority", "Tax Exemption" and "Underwriting".

          (j) The Company agrees to indemnify and hold harmless the Authority and any member, officer, official and employee of the Authority (the "Indemnified Parties"), as follows:

               (i) against any and all loss, liability, claim, damage and expense, whatsoever arising out of any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Official Statement dated May 2, 1979, (the "Preliminary Official Statement") relating to the Bonds and the Official Statement (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to the Company by the Underwriter expressly for use in the Preliminary Official Statement and the Official Statement (or any amendment or supplement thereto);

               (ii) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

               (iii) against any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above.

     In no case shall the Company be liable under this indemnity agreement with respect to any claim made against any Indemnified Party unless the Company shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure so to notify the Company shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. The Company shall be entitled to participate at its expense in the defense, or, if it so elects, within a reasonable time after receipt of such notice, to assume the defense of any suit brought to enforce any such claim, but if it so elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the Indemnified Parties, defendant or defendants in any suit so brought, which approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any such suit and retains such counsel, the Indemnified Parties, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel thereafter retained by any Indemnified Party unless approved by the Company. In the event that the parties to any such action (including impleaded parties) include both the Company and one or more Indemnified Parties and any such Indemnified Party shall have been advised by counsel chosen by it and satisfactory to the Company that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, the Company shall not have the right to assume the defense of such action on behalf of such Indemnified Party and will reimburse the Indemnified Parties, as aforesaid for the reasonable fees and expenses of any counsel retained by them, it being understood that the Company shall not, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for such Indemnified Parties which firm shall be designated in writing by the Authority unless approved by the Company. The Company agrees to notify the Authority within a reasonable time of the assertion of any claim against it or any person who controls the

Company within the meaning of Section 15 of the Securities Act of 1933, as amended, in connection with the sale of the Bonds.

     The representations, warranties, agreements and indemnities contained herein shall survive the sale and delivery of, and payment for, the Bonds and shall remain operative regardless of any investigation made by the Authority or on its behalf.

     This Letter of Representation shall be binding upon and inure solely to the benefit of the Authority and the Company and, to the extent set forth herein, the members, officers, officials of the Authority, and their respective personal representatives, successors and assigns, and no other person or firm shall acquire or have any right under or by virtue of this Letter of Representation.

     If the foregoing is in accordance with your understanding of the agreement between us, kindly sign and return to the Company the enclosed duplicate of this Letter of Representation whereupon this will constitute a binding agreement between us in accordance with the terms hereof.

                                   Very truly yours,

                                   HUNT MANUFACTURING CO.:

                                   By: _______________________
                                        Vice President


Accepted and confirmed as of
the date first above written.

THE IREDELL COUNTY INDUSTRIAL FACILITIES
AND POLLUTION CONTROL FINANCING AUTHORITY

By: _______________________
    [Vice] Chairman

ATTEST _______________________
       [ASSISTANT] SECRETARY

                                                                       Exhibit D

                                 June 5, 1979

The Iredell County Industrial
   Facilities and Pollution
   Control Financing Authority
Statesville, North Carolina

Alex. Brown & Sons
Baltimore, Maryland

           Re:   $2,000,000 Industrial Revenue Bonds
                 (Hunt Manufacturing Co. Project),
                 Series 1979 of the Iredell County
                 Industrial Facilities and Pollution
                 Control Financing Authority, dated
                 June 1, 1979
                 -----------------------------------

GENTLEMEN:

      Reference is made to our opinion delivered to you concurrently herewith and relating to the above-captioned Bonds. Terms not defined herein shall have the meanings given to such terms in said opinion.

      The Contract of Purchase, dated May 15, 1979 (the "Purchase Contract"), between the Authority and Alex. Brown & Sons, has been duly authorized, executed and delivered by the Authority.

      The offer and sale of the Bonds do not require registration of the Bonds under the Securities Act of 1933, as amended, or qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

      This letter is furnished by us solely for the benefit of the Authority and the Underwriter, in connection with the provisions of the Contract of Purchase and may not be relied upon by any other person.

                                 Very truly yours,

      We cannot, of course, make any representations to you as to the accuracy or completeness of statements of fact contained in the Official Statement. Nothing, however, has come to our attention that would lead us to believe that the Official Statement (other than financial statements therein, as to which no opinion need be expressed) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein, or necessary to make the statements therein in the light of the circumstances under which they were made, not misleading.

                                  Very truly yours,

     The Authority and Hunt have entered into a Lease Agreement, dated as of June 1, 1979 (the "Lease"), pursuant to which the Authority has agreed to acquire the Project and to lease the "Leased Property" (being the Project and all additions, modifications and improvements thereto and substitutions therefor, less removals therefrom, as permitted by the Lease) to Hunt and Hunt has agreed to lease the Leased Property from the Authority and to make certain rental payments therefor, including payments of amounts sufficient to provide for the payment of the principal of and premium, if any, and interest on the Bonds (the "Basic Rent").

     The Bonds are being issued under an Indenture and Deed of Trust, dated as of June 1, 1979 (the "Indenture"), from the Authority to First Union National Bank of North Carolina (the "Trustee"). The Bonds are to be secured by (i) the Indenture, pursuant to which the Authority has assigned to the Trustee certain of the Authority's rights, title and interests in and to the Lease, including its rights to the Basic Rent, and its rights, title and interests in and to the real and tangible personal property comprising the Leased Property, including any rights to the net proceeds of the sale thereof and (ii) a Guaranty Agreement, dated as of June 1, 1979 (the "Guaranty"), between Hunt, as guarantor, and the Trustee.

     We have examined such documents, records of the Authority and Hunt and other instruments, including counterparts or certified copies of the Lease, the Indenture, the Guaranty, the Official Statement dated May, 1979 (the "Official Statement"), relating to the offering and sale of the Bonds and certain other documents, as we deem necessary to enable us to express the opinions set forth below.

Based on the foregoing, we are of the opinion that:

     1. The Authority is a political subdivision and body corporate and politic of the State of North Carolina validly organized and existing under the Enabling Act, with full authority to undertake the Project, to lease the Leased Property to Hunt as provided in the Lease, to execute and DELIVER the Lease and the Indenture and to issue and sell the Bonds.

          (a) The Bonds are exempt from registration pursuant to the Securities Act of 1933, as amended; and

          (b) The Indenture is exempt from qualification as an indenture pursuant to the Trust Indenture Act of 1939, as amended.

                                                                       EXHIBIT E

                                  June 5, 1979

The Tredell County Industrial Facilities
  and Pollution Control Financing Authority
Statesville, North Carolina

Brown, Wood, Ivey, Mitchell & Fetty New York, New York

Alex. Brown & Sons
Baltimore, Maryland

Gentlemen:

     I am counsel for The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority"). In connection with the issuance and sale of the Authority's Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 in the aggregate principal amount of $2,000,000 (the "Bonds"), I have examined the following: Article V, Section 9 of the Constitution of North Carolina; Chapter 159C of the General Statutes of forth Carolina as amended (the "Act"); the resolutions of the Authority relating to the Bonds adopted January 5, 1979 and May 15, 1979; the Deed dated as of June 1, 1979 (the "Deed") from Hunt Manufacturing Co., a Pennsylvania corporation ("Hunt") to the Authority; the Bill of Sale dated as of June 1, 1979 (the "Bill of Sale") from Hunt to the Authority; the Lease Agreement dated as of June 1, 1979 (the "Lease") by and between the Authority and Hunt; the Indenture and Deed of Trust dated as of June 1, 1979 (the "Indenture"); from the Authority to First Union National Bank of North Carolina (the "Trustee"); the Contract of Purchase dated May 15, 1979 (the "Purchase Contract") by and between the Authority and Alex. Brown & Sons (the "Underwriter"); the Guaranty Agreement dated as of June 1, 1979 (the "Guaranty") from Hunt to the Trustee; and such other records of the Authority and other documents as I have deemed relevant and necessary as a basis for the opinions set forth herein.

     Based on the foregoing examinations, investigations, filings and inquiries and legal considerations which I deem relevant, I am of the opinion that:

          1. The acceptance of the Deed and Bill of Sale has been duly authorized by the Authority, the Deed and Bill of Sale are in substantially the form so authorized, and assuming proper authorization, execution and delivery of the Deed and Bill of Sale by Hunt, the Deed and Bill of Sale are valid and binding in accordance with their terms.

          2. The execution and delivery of the Lease have been duly authorized by the Authority, the Lease is in substantially the form so approved and has been duly executed and delivered by the Authority.

          3. The execution and delivery of the Indenture have been duly authorized by the Authority, the Indenture is in substantially the form so approved and has been duly executed and delivered by the Authority, and, assuming that the Indenture constitutes a legal, valid and binding obligation of the Authority in accordance with its terms, the Indenture creates a valid first lien of record on the Trust Estate and valid security interests in the Leased Property (as defined in the Indenture) and in the Basic Rent (as defined in the Lease) in the Trustee for the benefit of the holders of the Bonds, subject to no prior or equal lien or encumbrance.

          4. The execution and delivery of the Purchase Contract have been duly authorized by the Authority, the Purchase Contract is in substantially the form so approved and has been duly executed and delivered by the Authority.

          5. The execution, issuance and delivery of the Bonds have been duly and validly authorized by the authority, all conditions precedent to the delivery of the Bonds have been fulfilled, and the Bonds are valid and binding in accordance with their terms.

          6. There is no suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public authority or body, pending or, to the best of my knowledge, threatened against or directly affecting the Authority, nor to the best of my knowledge is there any basis therefor, (a) to restrain or enjoin the issuance and sale of the Bonds or the performance by the Authority of the Lease, the Indenture or the Purchase Contract, including without limitation the collection of the Basic Rent and other revenues to be received under the Lease and the assignment thereof under the Indenture to the Trustee for the benefit of the holders of the Bonds or
     (b) wherein

                                  COPY MISSING

                PRELIMINARY OFFICIAL STATEMENT DATED MAY 2, 1979

NEW ISSUE

In the opinion of Bond Counsel, interest on the Series 1979 Bonds is exempt under existing statutes, regulations and court decisions from all present Federal income taxes, except for interest on any Series 1979 Bond for any period during which such Series 1979 Bond is held by a person who is a "substantial user of the Project or a "related person", within the meaning of Section 103(b)(8) of the Internal Revenue Code of 1954, as amended, and such interest is exempt from all income taxes within the State of North Carolina.

                                   $2,000,000
                  The Iredell County Industrial Facilities and
                     Pollution Control Financing Authority
                                (North Carolina)

                            Industrial Revenue Bonds
                        (Hunt Manufacturing Co. Project)
                                  Series 1979

Dated: June 1, 1999             Due: June 1, 1999
                               (subject to prior redemption as described herein)

The Series 1979 Bonds will be payable, except to the extent payable from bond proceeds, solely from rentals payable by Hunt Manufacturing Co. under a Lease Agreement, which will be assigned to the Trustee by the Authority under an Indenture and Deed of Trust, pursuant to which the Authority will also deed in trust to the Trustee the real property and fixtures and grant a security interest in the tangible personal property and fixtures comprising the Leased Property, and from any payments made pursuant to the absolute and unconditional guarantee of the principal of and redemption premium, if any, and interest on the Series 1979 Bonds under a Guaranty Agreement by

                             HUNT MANUFACTURING CO.

The Series 1979 Bonds will be issuable and payable as set forth herein. First Union National Bank of North Carolina, Charlotte, North Carolina, is the Trustee, the Bond Registrar and a paying agent for the Series 1979 Charter Bonds.

The Series 1979 Bonds are subject to redemption prior to maturity as described herein.

                                  Price: _____%
                   (plus accrued interest from June 1, 1979)
                             ----------------------
The Series 1979 Bonds will be offered subject to the approving opinion of Brown, Wood, Ivey, Mitchell & Petty, New York, New York, as Bond Counsel, and to certain other conditions. Certain legal matters pertaining to Hunt Manufacturing Co. and its obligations under the Guaranty Agreement will be passed upon by Drinker Biddle & Reath, as counsel to the Company.

                               ALEX. BROWN & SONS
                                Established 1800
                              BALTIMORE, MARYLAND

_________________, 1979

This Preliminary Official Statement and the information contained herein is subject to completion and amendment and is not yet finally adopted. Upon the sale of the Series 1979 Bonds, the Authority will complete and adopt its Official Statement substantially in this form.

     The information contained in this Official Statement has been obtained from Hunt Manufacturing Co. or other sources deemed reliable by the Authority. No representation or warranty is made as to the accuracy or completeness of such information, and nothing contained in this official Statement is, or shall be relied on as, a promise or representation by the Underwriter. The Official Statement is submitted in connection with the sale of securities as referred to herein, and may not be reproduced or be used, in whole or in part, for any other purpose. The delivery of this Official Statement at any time does not imply that information herein or in the Appendix hereto is correct as of any time subsequent to its date.

     No dealer, salesman or any other person has been authorized by the Authority, or by Hunt Manufacturing Co., or by the Underwriter to give any information or to make any representation other than as contained in this Official Statement in connection with the offering described herein, and, if given or made, such other information or representation must not be relied upon as having been authorized by any of the foregoing. This Official Statement does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale.

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----

OFFICIAL STATEMENT
      Introductory Statement............................................1
      The Authority.....................................................3
      The Project.......................................................3
      The Series 1979 Bonds.............................................3
      The Lease Agreement...............................................8
      The Indentu15 and Deed of Trust..................................15
      The Guaranty Agreement...........................................23
      Underwriting.....................................................25
      Tax Exemption....................................................25
      Legality.........................................................26
      Miscellaneous....................................................26

      APPENDIX
      Hunt Manufacturing Co.
      Annual Report on Form 10-K......................................A-1
      Quarterly Report on Form 10-Q...................................B-1
      Certain Additional Financial Information........................C-1

                               OFFICIAL STATEMENT

                                   $2,000,000

                  THE IREDELL COUNTY INDUSTRIAL FACILITIES AND
                      POLLUTION CONTROL FINANCING AUTHORITY
                                (NORTH CAROLINA)
                            INDUSTRIAL REVENUE BONDS
                        (HUNT MANUFACTURING CO. PROJECT)
                                   SERIES 1979

                                   ----------

                             INTRODUCTORY STATEMENT

     This Official Statement, including the cover page and reverse thereof, of The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") is provided for the purpose of setting forth information in connection with the sale by the Authority of its Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979, in the aggregate principal amount of $2,000,000 (the "Series 1979 Bonds").

     The Series 1979 Bonds are to be issued pursuant to the provisions of an Indenture and Deed of Trust dated as of June 1, 1979 (the "Indenture") between the Authority and First Union National Bank of North Carolina (the "Trustee") to provide funds to finance a portion of the cost of acquiring, improving, equipping and providing for a manufacturing and industrial facility for the production of paper and other art/craft products (referred to herein as the "Project", together with any substitutions therefor, less any property removed therefrom, which is herein called the "Leased Property" including the "Leased Equipment", defined hereinafter) in Iredell County, North Carolina.

     The Project will be acquired and leased by the Authority to Hunt Manufacturing Co. (the "Company"), pursuant to a Lease Agreement dated as of June 1, 1979 (the "Lease"), between the Authority and the Company, under the terms of which the Company will be obligated to make rental payments ("Basic Rent") which will be sufficient to pay the principal of and redemption premium, if any, and interest on the Series 1979 Bonds and any additional bonds and any refunding bonds issued under the Indenture (collectively, the "Bonds") as the same become due and payable. The Authority will con-vey and assign its interest in the real property, and the improvements and fixtures now or hereafter erected thereon (collectively referred to as the "Trust Estate"), and grant and assign a security interest in the tangible personal property and fixtures (collectively referred to as the "Leased Equipment") comprising the Leased Property and all of its rights in the Lease (except its rights to reimbursement of expenses, to indemnification, to receive notices and certain other rights), including Basic Rent, and pledge all moneys and securities in the Bond Fund created under the Indenture and, until applied to the cost of the Project, all moneys and securities in the Acquisition Fund created under the Indenture, to the Trustee under the Indenture for the benefit of the holders of the Bonds.

     Simultaneously with the issuance and delivery of the Series 1979 Bonds, the Company (also referred to as the "Guarantor") will deliver to the Trustee a Guaranty Agreement dated as of June 1, 1979 (the "Guaranty"), under the terms of which the Guarantor will absolutely and unconditionally guarantee the full and prompt payment of the principal of and redemption premium, if any, and interest on the Bonds when and as the same become due.

     Brief descriptions of the Authority, the Project and the Series 1979 Bonds, and summaries of certain provisions of the Lease, the Indenture and the Guaranty are included herein. The Appendix to this Official Statement has been furnished by the Company and consists of the Company's Annual Report on Form 10-K for the year ended December 4, 1978, the Company's Quarterly Report on Form 10-Q for the quarter ended March 4, 1979 and certain additional financial information.

     The descriptions and summaries contained herein do not purport to be comprehensive or definitive and are expressly made subject to the exact provisions of the complete documents. For complete details of the provisions and conditions of these documents, prospective purchasers of the Series 1979 Bonds are referred to the Lease, the Indenture and the Guaranty, copies of which may be obtained from Alex. Brown & Sons at 135 East Baltimore Street, Baltimore, Maryland 21202 and are also available for examination at the principal corporate trust office of the Trustee. All references herein to the Lease, the Indenture and the Guaranty are qualified in their entirety by reference to each such document and references herein to the Series 1979 Bonds are qualified in their entirety by reference to the form thereof included in the Indenture and the information with respect thereto included in the aforesaid documents.


                                       2.

                                 THE AUTHORITY

     The Authority is a political subdivision and body corporate and politic of the State of North Carolina, duly created and existing pursuant to Chapter 800 of the 1975 Session Laws of North Carolina, as amended, which as codified appears as Chapter 1590 of the General Statutes of North Carolina, known as the Industrial and Pollution Control Facilities Financing Act. Under the Constitution and laws of the State of North Carolina, the Authority is authorized to issue the Series 1979 Bonds, to acquire the project, to lease the Project to the Company and to secure the payment of the Bonds by an assignment and conveyance of the Trust Estate to the Trustee in trust, and the assignment and grant to the Trustee of a security interest in the Leased Property and by an assignment to the Trustee of all payments of Basic Rent to be received by the Authority under the Lease.

                                  THE PROJECT

     The Project consists of the acquisition of approximately 12.7 acres of land in Statesville, North Carolina and the industrial building of approximately 170,000 square feet located thereon, the making of certain improvements to said building and the acquisition and installation of certain equipment and machinery to be used in the production of paper and other art/craft products. The Company anticipates that, upon completion, the operations of its Bienfang Paper Products unit will be housed in the project.

                             THE SERIES 1979 BONDS

     The Series 1979 Bonds will be dated as of June 1, 1979, and interest thereon will be payable semi-annually on the first days of June and December in each year, the first interest payment date being December 1, 1979.

     The Series 1979 Bonds will be issuable as coupon bonds, registrable as to both principal and interest, in the denomination of $5,000 each. The principal of and redemption premium, if any, and interest on bonds (unless registered) will be payable at the principal office of First Union National Bank of North Carolina, as Paying Agent. The principal of and redemption premium, if any, on registered Bonds registered as to both principal and interest will be payable at the principal corporate trust office of the Trustee. Interest on bonds registered as to both principal and interest will be payable by the Trustee by check mailed to the registered owner at the address shown on the registration books of the Authority kept by the Trustee as Bond Registrar.



                                       3.

Security for the Series 1979 Bonds

     The Series 1979 Bonds are payable, except to the extent payable from bond proceeds, solely out of the payments of Basic Rent to be made by the Company to the Trustee, any payments made by the Company pursuant to the Guaranty, any net proceeds realized from the sale of the Trust Estate and the Leased Equipment (all such moneys to be deposited by the Trustee in the Bond Fund under the Indenture) and, until applied to the cost of the Project, all moneys and securities in the Acquisition Fund under the Indenture which are pledged, equally and ratably, to the payment of the Series 1979 Bonds and any additional and refunding Bonds issued under the Indenture

     The Lease requires the Company to obtain and maintain certain insurance with respect to the Leased Property, and permits the Company to grant and release easements and purchase unimproved portions of the Trust Estate and the Leased Equipment. See "THE LEASE AGREEMENT - Insurance and Eminent Domain" and "THE LEASE AGREEMENT - Maintenance and Modifications" herein.

     The Series 1979 Bonds will be limited obligations of the Authority payable solely from the revenues and other funds pledged therefor, and neither the faith and credit nor the taxing power of the State of North Carolina or any political subdivision or any agency thereof will be pledged to the payment of the principal of or the interest or redemption premium, if any, on the Series 1979 Bonds.

Redemption

Extraordinary optional Redemption

     The Bonds are callable for redemption at any time in whole if,

          (i) the Leased Property shall have been damaged or destroyed to the extent that it would not be practicable or desirable to rebuild, repair or restore the Leased Property within a period of one year after the occurrence of such damage or destruction; or

          (ii) there occurs the condemnation or other taking by Eminent Domain (as defined in the Lease) of all or any part of the Leased Property to such an extent that the Lessee is prevented or would likely be prevented from using the Leased Property for its normal purposes and operations for a period of one year after such occurrence; or

                                       4.

          (iii) there shall have occurred a change in the Constitution of the State of North Carolina or the United States of America or any legislative, administrative or judicial action which shall render the Lease void or unenforceable or impossible of performance;

and the Company shall deliver to the Trustee a resolution of the Board of Directors of the Company stating that as a result of an event described in clause (i), (ii) or (iii) above, the Company has discontinued or will discontinue its operation of the Leased Property. Then, in such case, the Company may direct the Trustee to call all the Bonds then outstanding under the Indenture for redemption in whole on the date, not more than 180 days after the adoption of such resolution, selected by the Company at a redemption price equal to the principal amount thereof plus accrued interest to the redemption date anti without redemption premium.

Mandatory Redemption if Bonds Determined Taxable

     The Series 1979 Bonds are callable upon a Determination of Taxability, which is defined by the Indenture to mean any determination, decision or decree made in regard to Section 103(b)(6)(d) of the Internal Revenue Code of 1954, as amended (the "Internal Revenue Code"), by the Commissioner or any District Director of the Internal Revenue service or by any court of competent jurisdiction that interest on the Series 1979 Bonds is includable in the gross income of the recipient thereof under Section 103 of the Internal Revenue Code and the regulations thereunder for any reason other than that the Holder of such Bonds is a substantial user of the Leased Property or a related person. For redemption in whole on the date, not more than 90 days following the date of such determination, selected by the Company at a redemption price equal to the principal amount thereof, plus interest accrued thereon to the date fixed for redemption.

Optional Redemption

     The Series 1979 Bonds may be redeemed prior to their maturity, not earlier than June 1, 1989, either in whole at any time or in part on any interest payment date, selected by the Company, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued interest to the redemption date:



                                       5.

     Redemption Dates                               Redemption
  (both dates inclusive)                              Prices
  ----------------------                              ------

June 1, 1989 to May 1990                               103%

June 1, 1990 to May 1991                           102 1/2%

June 1, 1991 to May 1992                               102%

June 1, 1992 to May 1993                           101 1/2%

June 1, 1993 to May 1994                               101%

June 1, 1994 to May 1995                           100 1/2%

June 1, 1995 and thereafter                            100%


Mandatory Sinking Fund Redemption

     As and for a sinking fund for the redemption of the Series 1979 Bonds, such Bonds shall be called for redemption on June 1, 1995, and on each succeeding June 1 to and including June 1, 1999, in the following principal amounts:

        June 1            Principal              June 1            Principal
      of the year           Amount             of the year          Amount
      -----------           ------             -----------          ------
        1995                $350,000              1998             $425,000
        1996                370,000              *1999             455,000
        1997                400,000

----------
*    Final Maturity.

     On or before the forty-fifth day prior to each of the sinking fund redemption dates set forth above, the Trustee shall proceed to select for redemption from all the Series 1979 Bonds outstanding a principal amount of such Bonds equal to the aggregate principal amount of such Bonds to be redeemed for the required sinking fund redemption.

     There may be credited, at the direction of the Company, against the sinking fund redemption requirements the principal amount of any Series 1979 Bonds which shall have been theretofore acquired, redeemed (otherwise than through the operation of the sinking fund) or purchased by or delivered to the Trustee for cancellation or which are otherwise deemed to have been paid under the terms of the Indenture, and which shall not have been previously so applied as a credit.




                                       6.

Notice of Redemption

     At least 30 days before the redemption date of any Bonds the Trustee shall cause a notice of any such redemption, signed by the Authority, (a) to be published once in a daily newspaper, or a financial journal, published or circulated in the Borough of Manhattan, City and State of New York, and (b) to be mailed by first-class mail, postage prepaid, to all holders of registered Bonds and all other holders who shall have filed with the Trustee a request to receive notices to be given under the Indenture, whose Bonds shall have been called for redemption, but failure so to mail any such notice shall not affect the validity of the proceedings for such redemption. In the event that all the Bonds then outstanding shall be registered Bonds without coupons, the Trustee shall only be required to give notice as provided in (b) above.

Additional Bonds

     Additional Bonds may be issued for the purpose of providing funds for financing all or a portion of the cost of the project to the extent that the proceeds of the Series 1979 Bonds and other available funds in the Acquisition Fund are insufficient therefor or for the cost of paying all or any part of the cost of any other facilities for the Company in Iredell County or for any combination of such purposes or to refund any or all of the Bonds of any series outstanding under the Indenture. Such additional Bonds shall be on a parity with and shall be entitled to the same benefit and security of the Indenture as the Series 1979 Bonds.



                                       7.

THE LEASE AGREEMENT

The following is a summary of certain provisions of the Lease.

Lease Term

     The Lease becomes effective upon its delivery and, subject to certain provisions of the Lease (including particularly the provisions described hereinafter under "Events of Default" and "Remedies on Default" and "Options to Prepay Basic Rent"), will expire on the day following (i) the final maturity date of the Bonds or (ii) such later date on which the Bonds shall have been paid in full. The Lease may be terminated prior to its expiration in the event all of the Bonds have been paid or provisions for payment thereof shall have been made.

Acquisition and Installation of the Project; Issuance of the Bonds

     In order to provide funds for the payment of the cost of the Project, the Authority will issue the Series 1979 Bonds and deposit the sale proceeds with the Trustee for application as provided in the Indenture. Upon the request of the Company, the Authority agrees to authorize the issuance of additional series of Bonds for the purposes and upon the terms and conditions provided in the Indenture.

Disbursements from Acquisition Fund

     The Authority authorizes the Trustee to make payments from the Acquisition Fund established under the Indenture to pay the cost of the Project, including reimbursement to the Company for the purchase price of the existing industrial building and the site thereof and all legal, recording and other fees, taxes and expenses related thereto; obligations incurred for labor and materials in connection with the improvement, equipping and furnishing of the building; and all expenses incurred in connection with the issuance of the Bonds, including printing expenses and fees of financial and legal advisors and agents. Any amounts remaining in the Acquisition Fund 60 days after the completion date of the Project will be used either for the purchase of Bonds in the open market or for other purposes approved by bond counsel.

In the Event Proceeds of Bonds Are Insufficient

     If amounts credited to the Acquisition Fund are not sufficient to pay all costs of the Project, the Company is to complete the Project and pay all excess costs thereof. The Company will not be entitled to any reimbursement therefor or any diminution in rent.



                                       8.

Rent Provisions

     The Company will pay, as Basic Rent, installments in the amounts and in the manner required to enable the Authority to cause timely payment to be made to the holders of the Bonds of the principal of and redemption premium, if any, and interest on the Bonds, whether at maturity, upon redemption or otherwise, provided that any amount credited under the Indenture against any payment required to be made by the Authority shall be credited against the corresponding payment required to be made by the Company under the Lease. Basic Rent will be paid directly to the Trustee for deposit into the Bond Fund established by the Indenture.

     As Additional Rent, the Company will pay the reasonable fees, charges and expenses of the Trustee (including the Trustee's counsel fees), as Trustee, Bond Registrar and Paying Agent and all reasonable costs and expenses incurred by the Authority in connection with the issuance of the Bonds and administration of the Lease and the Indenture.

     The Lease is a "net lease", and the Company is to pay, absolutely net, rent and all other payments required thereunder, free of any deductions, without abatement, diminution or set-off other than as therein expressly provided. The Company is to pay, when due, all taxes, assessments and governmental charges with respect to the Leased Property, all utility and other charges incurred in the operation of the Leased Property and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Leased Property. The Company may in good faith contest any such taxes, assessments or other charges and permit the same to remain unpaid during the period of such contest and any appeal therefrom. If the Authority or the Trustee shall notify the Company that, in the opinion of independent North Carolina counsel, by nonpayment of any such items the lien of the Indenture as to any part of the rent or as to any part of the Leased Property will be materially endangered or subject to loss or forfeiture, such taxes, assessments or other charges are to be paid or bonded promptly.

Maintenance and Modifications

     The Company agrees that during the Lease Term it will at its own expense keep the Leased Property in as reasonably safe repair and operating condition as is needed for its



                                       9.

operations. The Company may, also at its own expense, make from time to time any additions modifications or improvements to the Leased Property that it may deem desirable for its business purposes and that do not materially impair the effective use, or materially decrease the value, of the Leased Property. All such additions, modifications and improvements so made by the Company shall become a part of the Leased Property; provided that any improvements, machinery, equipment or other property installed by the Company without expense to the Authority shall not become part of the Leased Property and may be removed by the Company at any time and from time to time while it is not in default under the Lease. In any instance where the Company has determined to remove items of Leased Equipment and sell, exchange, trade-in or otherwise dispose of such items, the Company shall either make appropriate substitutions therefor, which shall become a part of the Leased Property, or pay to the Trustee, as a prepayment of Basic Rent, the proceeds of the sale of such Leased Equipment, the amount of credit received in the case of a trade-in of Leased Equipment or in the case of another disposition, an amount equal to the original cost thereof less depreciation at generally accepted rates. If no event of default shall have occurred and be continuing, the Company may at any time grant easements with respect to the Leased Property and release the same without consideration, where such grant or release will not materially impair the Leased Property. Unless an event of default shall have occurred and be continuing, the Company shall have the option to purchase unimproved land comprising a portion of the leased property at a purchase price of $15,000 per acre, in accordance with the lease terms.

Insurance and Eminent Domain

     The Company will obtain title insurance on the Leased Property in the form of a mortgagee title policy (including if available mechanics' lien coverage) in the face amount of not less than $1,500,000 insuring the Trustee's lien under the Indenture. Until all amounts due on the Bonds are paid in full, the Company will maintain in force, in specified amounts, casualty insurance, workmen's compensation insurance, and liability insurance, (which may be provided for by blanket policies of the Company). Such casualty insurance shall include coverage for fire, extended coverage perils, vandalism and malicious mischief and boiler explosion (but only if steam boilers are present), with respect to the Leased Property on a replacement basis, in an amount equal to at least 80% of full insurable value at not less than an amount necessary to pay, retire and redeem all outstanding Bonds. All such policies will contain provisions generally considered





                                      10.

to be standard for the type of insurance involved, including deductible amounts and all such policies, or certificates thereof, will be deposited with the Trustee. If the net proceeds from title insurance with respect to the Leased Property can be used to cure any defect in the Authority's title to the real property included in the Leased Property or the lien of the Indenture, such net proceeds shall be paid to the Company and used to cure any defect (other than Permitted Encumbrances, as defined in the Lease) in the Authority's title to the real property covered by such insurance and, if not needed or used for such purposes, shall be used to prepay Basic Rent and for the redemption of Bonds. The net proceeds of insurance, other than title insurance, carried with respect to the Leased Property (excluding the net proceeds of business interruption insurance), and the net proceeds resulting from Eminent Domain shall be paid to, or retained by, the Company, and unless the Company shall exercise its right to prepay the unpaid balance of Basic Rent pursuant to the Indenture, said net proceeds shall be applied to the repair, replacement, renewal or improvement of the Leased Property to its condition prior to the event attributable to the net proceeds.

Company to Maintain Corporate Existence

     The Company agrees that during the term of the Lease it will maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; unless the surviving, resulting or transferee corporation, as the case may be, (i) is a corporation organized and existing under the laws of one of the states of the United States and is duly qualified to do business in North Carolina; (ii) shall assume and agree to pay and perform all of the Company's obligations under the Lease; (iii) shall deliver to the Trustee a certificate executed by its chief financial officer stating that none of the obligations, covenants and performances under the Guaranty will be violated by such sale, merger or consolidation; and (iv) shall provide to the Trustee an opinion of Counsel, which shall be Counsel nationally recognized on the subject of municipal bonds, to the effect that the transaction will not cause the interest on any series of the Bonds then outstanding to become subject to Federal income tax.



                                      11.

Assignment and Subleasing

     Concurrently with the issuance of the Series 1979 Bonds, the Authority will assign to the Trustee, by means of the Indenture, substantially all of its rights, title and interest in the Lease as security for payment of the Bonds. The Company may assign the Lease or sublease the Leased Property and Leased Equipment without the consent of the Authority or the Trustee, provided that (a) no assignment or sublease shall relieve the company from primary liability for any of its obligations under the Lease and (b) the assignee or sublessee shall assume the obligations of the Company under the Lease to the extent of the interest assigned or subleased.

Events of Default

     Each of the following is an "event of default" under the Lease:

          (a) The failure by the Company to make any payment of Basic Rent when due.

          (b) The representations or warranties of the Company contained in
     Section 2.2 thereof shall prove to be incorrect at the time made in such a material respect that the security for the Bonds shall be materially adversely affected.

          (c) An "Event of Default" (as defined in any mortgage, indenture or instrument, under which there may be issued, or by which there may be secured or evidenced, any indebtedness of $500,000 or more of the Company, whether such indebtedness now exists or shall hereafter be created) shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled within 10 days after written notice of such acceleration to the Company.

          (d) The dissolution or liquidation of the company or the filing by the Company of a voluntary petition in bankruptcy, or the failure by the Company promptly to lift or suspend any execution, garnishment or attachment of such consequence as will impair the ability of the Company to complete the Project or carry on its normal business operations, or the commission by the Company of any act of





                                      12.

     bankruptcy, or the adjudication of the Company as a bankrupt, or the assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or if a petition or answer proposing the adjudication of the Company as a bankrupt or its reorganization, arrangement or debt readjustment under any present or future federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within 90 days after the filing thereof.

          (e) Failure by the Company to observe and perform any covenant, condition or agreement on the part of the Company under the Lease, other than as referred to in the preceding paragraphs, for a period of 30 days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Authority, unless such failure cannot be remedied within 30 days and the Company has instituted corrective action within 30 days after such notice and diligently pursues such action until such failure is remedied.

          (f) Cessation of operation by the Company of the Leased Property prior to Payment of the Bonds; provided, that actions taken by the Company in accordance with the Lease shall not be a default under this paragraph (f).

          (g) The occurrence of certain "events of default" under the Indenture, including failure to make any payment with respect to the Bonds or the appointment of a receiver for a bankruptcy proceeding respecting the Basic Rent, or any default under the Guaranty, shall have occurred and be continuing.

     Except in respect of the Company's obligation set forth in the Lease to pay rent, maintain insurance coverage, provide periodic audited financial statements, and indemnify the Authority against all claims and expenses, the definitions of "event of default" are subject to the qualification that the Company shall not be deemed in default if the Company is unable to carry out its obligations under the Lease by reason of "force majeure", including, among other things, acts of God, industrial disturbance, acts of public enemies, governmental or military orders, insurrections and riots, storms or any other cause or event not reasonably within the



                                      13.

control of the Company. The Company agrees, however, to remedy with all reasonable dispatch the cause preventing it from carrying out its agreements, provided that the settlement of industrial disturbances will be entirely within the discretion of the Company.

Remedies on Default

     Whenever any such event of default shall have occurred, the Authority may take any of the following remedial steps:

          (a) declare all unpaid and unmatured installments of Basic Rent to be immediately due and payable;

          (b) take whatever action at law or at equity may appear necessary or desirable to collect all rent payable under the Lease or to enforce the performance of any obligation of the Company under the Lease.

Options to Prepay Basic Rent

     Except during the continuance of an event of default the Company is granted the option to prepay, at any time, in full Basic Rent if any of certain extraordinary events shall have occurred described herein under "THE SERIES 1979 BONDS - Redemption - Extraordinary Optional Redemption", and the Company has the option to prepay all or any portion of the Basic Rent and cause such payment to be applied to the purchase or redemption of Bonds or as credit against the sinking fund redemption requirements as provided by the Indenture.

Obligation to Prepay Basic Rent

     In the event of a Determination of Taxability, the Company shall be required to prepay the Basic Rent with respect to the Series 1979 Bonds and cause the redemption thereof as described under "THE SERIES 1979 BONDS - Redemption - Mandatory Redemption - Bonds Determined Taxable".

Obligation to Purchase Leased Property

     The Company is required to purchase the Leased Property for $10 at the expiration or sooner termination of the Lease following payment of the Bonds in full.



                                      14.

Amendments to Lease

     The Lease provides that the Lease may not be amended or terminated except in accordance with the Indenture.

                        THE INDENTURE AND DEED OF TRUST

     The following is a summary of certain provisions of the Indenture.

Trustee

     The Authority has designated First Union National Bank of North Carolina, as Trustee under the Indenture.

Security

     For the benefit of the holders of the Bonds as security for the fulfillment of the obligations of the Authority under the Indenture, the Authority has thereunder mortgaged, conveyed, granted, pledged and assigned to the Trustee

          (i) the interest of the Authority in and to the Leased Property consisting of real property including improvements, appurtenances and fixtures erected thereon;

          (ii) a security interest in all tangible property other than real property, comprising a portion of the Leased Property, including all items of machinery and equipment acquired by the Authority and referred to in the Indenture as "Leased Equipment";

          (iii) all proceeds of any property covered by clauses (i) and (ii) sold or otherwise disposed of in accordance with the Indenture;

          (iv) the Lease, including Basic Rent and other revenues, subject, however, to certain retained rights of the Authority under the Lease; and

          (v) all moneys and securities in the Bond Fund and until applied to the Cost of the Project, all moneys and securities in the Acquisition Fund.

Registration and Transfer of Bonds

     The Trustee is appointed Bond Registrar and as such will keep books for the registration and for the registration of



                                      15.

transfer of Bonds. At the option of the bearer, any Bond may be registered as to both principal and interest on the books of the Bond Registrar upon presentation thereof to the Bond Registrar, accompanied by all unmatured coupons and all matured coupons not paid or provided for. The transfer of any Bond registered as to both principal and interest may thereafter be registered on such books only upon an assignment duly executed by the registered owner or his attorney or legal representative. Any Bond registered as to both principal and interest may be reconverted into a coupon bond upon presentation thereof to the Bond Registrar.

Acquisition Fund

     The Indenture creates a special fund called the "Acquisition Fund" to the credit of which the net proceeds of the Bonds and any other moneys received by the Authority or by the Trustee from any other source for payment of the Cost of the Project will be deposited. Pending such application, the moneys in the Acquisition Fund will be subject to a lien in favor of the holders of the Bonds. The Trustee is authorized to make payments from the Acquisition Fund only upon receipt of the requisitions and certificates required by the Lease. In the event that the Company elects or is required to prepay the Basic Rent in whole and cause all the Bonds then outstanding to be redeemed, or the Trustee declares all of the Bonds then outstanding to be due and payable, the Trustee shall, without further authorization, transfer any balance remaining in the Acquisition Fund to the Bond Fund described below.

Bond Fund

     The Indenture creates a special fund called the "Bond Fund", which will be held by the Trustee in trust. Pending application, moneys in the Bond Fund will be subject to a lien in favor of the holders of the Bonds. The following moneys will be deposited to the credit of the Bond Fund:

          (a) The accrued interest initially received by the Authority on the sale of the Bonds.

          (b) Any amount in the Acquisition Fund required to be transferred to the Bond Fund by the Indenture.

          (c) The installments of Basic Rent paid or prepaid by the Company.


                                      16.

          (d) Any payments made to the Trustee pursuant to the Guaranty.

          (e) Any amounts paid to the Trustee in connection with the removal of equipment under the Lease.

          (f) The proceeds of the foreclosure on and sale of any of the Leased Property.

          (g) All other moneys received by the Trustee which are required to be paid into the Bond Fund.

     The Trustee shall, on or before each payment date, withdraw from the Bond Fund and (i) remit by mail to each owner of Bonds registered as to both principal and interest the amounts required for paying the interest on such Bonds then due and payable, (ii) set aside or deposit in trust with the Paying Agent sufficient moneys for paying the interest on the Bonds not registered, then due and payable and (iii) set aside or deposit in trust with the Paying Agent sufficient moneys for paying the principal of and redemption premium, if any, on the Bonds then due, whether at maturity or by redemption or declaration or otherwise.

     Moneys held for the credit of the Bond Fund will be held in trust and disbursed by the Trustee for (a) the payment of interest on the Bonds as it becomes due and payable, or (b) the payment of the principal of the Bonds at their maturity, or (c) the payment of the purchase price or redemption price of the Bonds before their maturity. Whenever the moneys held for the credit of the Bond Fund shall be sufficient for payment in full of the Bonds then outstanding, such moneys shall be applied by the Trustee to the payment, purchase or redemption of the Bonds.

Security for Deposits

     All moneys deposited with the Trustee under the provisions of the Indenture, or the Lease or the Guaranty shall be held in trust and applied only in accordance with the provisions of the Indenture, the Lease and the Guaranty and shall not be subject to lien or attachment by any creditor of the Authority, the Trustee or the Company.

Investment of Money

     At the written request of the Company, money held for the credit of the Acquisition Fund and the Bond Fund



                                      17.

will be invested and reinvested by the Trustee in Government Obligations (as defined in the Indenture) and certificates of deposit, fully secured by such Government Obligations, of banks or trust companies having a combined capital and surplus of at least $25,000,000. The Trustee will sell at the best price obtainable or present for redemption any such obligation if necessary in order to provide cash to meet any required payment. Neither the Trustee nor the Authority will be liable for any loss resulting from any such investment.

Default and Remedies

     Each of the following events is defined as an "event of default" under the
Indenture:

          (a) Payment of any installment of interest on any of the Bonds shall not be made when due.

          (b) Payment of the principal of or redemption premium, if any, on any of the Bonds shall not be made when due, whether at maturity or by proceedings for redemption or otherwise.

          (c) An order or decree shall be entered, appointing a receiver in respect of the rent or other payments subject to the lien of the Indenture, either (i) with the consent or acquiescence of the Authority, or (ii) without its consent or acquiescence if not discharged or stayed on appeal within 90 days.

          (d) Any proceeding shall be instituted, with the consent or acquiescence of the Authority, for the purpose of effecting a composition between the Authority and its creditors or adjusting the claims of such creditors, any such claims or composition being payable from the rent or other payments subject to the lien of the Indenture.

          (e) An event of default under the Lease or under the Guaranty shall have occurred.

         (f) The Authority shall default in the due and punctual performance of any other of the covenants, conditions and agreements applicable to it in the Bonds or the Indenture; provided, however, that no default specified in this clause (f) shall constitute an event




                                      18.

     of default until written notice specifying such default and requiring the same to be remedied shall have been given to the Company and the Authority by the Trustee, which may give notice in its discretion and shall give such notice at the written direction of the Holders of not less than 25% of the aggregate principal amount of Bonds outstanding, and the Company and the Authority shall have had 60 days after receipt of such notice to correct said default and shall not have corrected said default within the applicable period, and if such a default be such that it can be corrected, but not within the applicable time period, it shall not constitute an event of default if corrective action is instituted by the Lessee or the Authority within the applicable period and diligently pursued until the default is corrected.

          Upon the happening and continuance of any event of default under the Indenture, then and in every such case the Trustee may, and upon the written direction of the Holders of not less than a majority in aggregate principal amount of the Bonds then outstanding shall, declare the principal of all of the Bonds then outstanding (if not then due and payable) to be due and payable immediately, and upon such declaration the same shall become and be immediately due and payable, anything contained in the Bonds or in the Indenture to the contrary notwithstanding; provided, however, that if sufficient moneys shall have accumulated in the Bond Fund to pay the principal of all matured Bonds and all arrears of interest, if any, upon all Bonds then outstanding (except the principal of any Bonds not then due and payable by their terms and the interest accrued on such Bonds since the last interest payment date), and the charges, compensation, expenses, disbursements, advances and liabilities of the Trustee and all other amounts then payable by the Authority hereunder shall have been paid and every other default known to the Trustee (other than a default in the payment of the principal of such Bonds then due and payable only because of an acceleration shall have been remedied to the satisfaction of the Trustee, then and in every such case the Trustee may, and upon the written direction of the holders of not less than a majority in aggregate principal amount of the Bonds then outstanding shall, by a notice in writing to the Authority, rescind and annul such declaration and its consequences, but no



                                      19.

     such rescission or annulment shall extend to or affect any subsequent default or impair any right consequent thereon.

          Upon the happening and continuance of any event of default specified in the Indenture, then and in every such case the Trustee may, and upon the written direction of the holders of not less than a majority in aggregate principal amount of the Bonds then outstanding thereunder shall, proceed, subject to the provisions of the Indenture, to protect and enforce its rights and the rights of the Bondholders under the laws of the State of North Carolina under the Lease, the Guaranty or the Indenture by such suits, actions or special proceedings in equity or at law, or by proceedings in the office of any board or officer having jurisdiction, either for the specific performance of any covenant or agreement contained in the Indenture or in aid or execution of any power therein granted or for the enforcement of any proper legal or equitable remedy, as the Trustee, being advised by counsel, shall deem most effectual to protect and enforce such rights.

          In any case in which under the Indenture the Trustee has the right to declare the principal of all the Bonds then outstanding to be due and payable immediately, or when the Bonds mature (by redemption or otherwise) and are not paid, the Trustee may: (i) take possession of the Trust Estate in order to manage, operate, or lease same, and (ii) assign rents, revenues, earnings, income, products and profits receivable under the Indenture and (iii) may and, upon written request of the holders of at least a majority of the aggregate principal amount of the Bonds outstanding, shall, sell the Trust Estate at public auction for cash, pursuant to the general statutes of the state of North Carolina.

Defeasance

     If when the Bonds shall have become due and payable as provided in the Indenture, the whole amount of the principal and redemption premium, if any, and interest so due and payable upon all of the Bonds and coupons then outstanding shall be paid or sufficient moneys, or Government Obligations the principal of and interest on which when due will provide



                                      20.

sufficient moneys, shall be held by the Trustee or the Paying Agent for such purpose under the provisions of the Indenture, and provision shall also be made for paying all other sums payable by the Authority, including the Trustee's and Paying Agent's fees and expenses, then and in such case the right, title and interest of the Trustee in the Trust Estate shall thereupon cease, and the Trustee in such case, on demand of the Authority, will release the Trust Estate, and, subject to the provisions of the Lease, will turn over to the Company any surplus in the Bond Fund and all balances remaining in any other funds or accounts.

The Trustee's Functions

     The Trustee shall be under no obligation to institute any suit, or to take any remedial proceedings, until it shall be indemnified to its satisfaction against any and all costs and expenses, outlays and counsel fees and other reasonable disbursements, and against all liability (except for its own negligence, bad faith or willful misconduct as provided in the Indenture). The Trustee shall not be under any obligation to see that any duties imposed upon any party other than itself, or any covenants on the part of any party other than itself to be performed, shall be done or performed, and the Trustee shall be under no obligation for failure to see that any such duties or covenants are so done or performed.

     The Indenture contains certain provisions with respect to the execution of instruments by Bondholders, proof of ownership of bonds, and communications to Bondholders by other Bondholders.

     The Trustee may, upon written notice to the Authority, the Company and certain Bondholders as provided in the Indenture, resign the trust created by the Indenture. The Indenture provides that any successor Trustee shall be a bank or trust company having trust powers and otherwise qualified to act as Trustee.

Supplements and Amendments to Indenture

     The Authority and the Trustee may, without the consent of the Bondholders, enter into supplements or amendments to the Indenture:




                                      21.

          (a) to cure any ambiguity or formal defect or omission in the Indenture, or

          (b) to set forth any and all matters in connection with the issuance of additional Bonds or refunding Bonds, or

          (c) to grant to the Trustee, for the benefit of the Bondholders, any additional rights, remedies, powers, authority or security, or

          (d) to subject to the Indenture additional revenues, properties or collateral, or

          (e) to reflect any addition to substitution for or removal from the Trust Estate required or permitted under the Lease, or

          (f) in connection with any other change which, in the judgment of the Trustee, will not restrict, limit or reduce the obligation of the Authority to pay the principal of and redemption premium, if any, and interest on the Bonds or otherwise impair the security of the Bondholders under the Indenture, or

          (g) to modify, amend or supplement the Indenture in such manner as to permit the qualification of the Indenture under the Trust Indenture Act of 1939 or under the securities laws of any of the states of the United States.

     With the consent of the holders of not less than two-thirds in aggregate principal amount of the Bonds at the time outstanding, the Authority and the Trustee may enter into supplements and amendments to the Indenture for the purpose of adding any provisions or changing in any manner or eliminating any of the provisions of the Indenture; provided, however, that nothing herein contained shall permit (a) an extension of the maturity of the principal of or the interest on any Bond or of the due date of any Sinking Fund Redemption Requirement, or (b) a reduction in the principal amount of any Bond or the redemption premium, if any, or the rate of interest thereon, or (c) creation of any lien or security interest with respect to the Lease, other than the lien created by the Indenture, or (d) a



                                      22.

preference or priority of any Bond or Bonds over any other Bond or Bonds, or (e) a reduction in the aggregate principal amount of the Bonds required for consent to such supplemental indenture.

Supplements and Amendments to Other Agreements

     The Authority and the Trustee, or the Trustee alone in the case of the Guaranty, may consent to supplements and amendments to the Lease and the
Guaranty:

          (a) to cure any ambiguity or formal defect or omission, or

          (b) to set forth any and all of the matters in connection with the issuance of Additional Bonds or Refunding Bonds, or

          (c) to identify more precisely the property forming a part of the Leased Property under the Lease or to substitute Leased Property, or

          (d) to grant to or confer upon the Trustee, for the benefit of the Bondholders, any additional rights, remedies, powers, authority or security, or

          (e) in connection with any other change which, in the judgment of the Trustee, will not restrict, limit or reduce the obligation of the Company to pay the Basic Rent or otherwise impair the security of the Bondholders.

     The Authority and the Trustee, or the Trustee alone in the case of the Guaranty, will not execute and the Trustee will not consent to any other supplement or amendment to the Lease or the Guaranty without the consent or approval of the holders of not less than two-thirds in aggregate principal amount of the Bonds then outstanding.

                             THE GUARANTY AGREEMENT

     The following is a summary of certain provisions of the Guaranty.

     The Company (also referred to as the "Guarantor") unconditionally guarantees to the Trustee for the benefit of




                                      23.

the holders of the Bonds (and the interest coupons, if any) the full and prompt payment of the principal of and redemption premium, if any, and interest on the Bonds. The Guaranty is continuing, absolute and unconditional, and is a guaranty of payment and not of collection. If the Authority shall default in payment of the principal of or redemption premium, if any, or interest on the Bonds when and as the same shall become due, whether at the stated maturity thereof, by call for redemption or otherwise, the Guarantor, upon demand by the Trustee or its successors or assigns, without notice other than such demand and without the necessity of further action by the Trustee or its successors or assigns, will promptly and fully make such payments, provided, however, that no such demand shall be effective until the close of business on the day any such default shall occur. In the event of such default, the Trustee shall make such demand. The Guarantor will pay all reasonable costs and expenses, including attorneys' fees, paid or incurred by the Trustee and its successors and assigns in connection with the enforcement of the obligations of the Authority under the Indenture and of the Guarantor under this Guaranty. All payments by the Guarantor shall be made in any coin or currency of the United States of America which on the respective dates of payment thereof is legal tender for the payment of public and private debts. Each default in payment of the principal of or redemption premium, if any, or interest on any Bond shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises. The Company unconditionally waives the right to receive notice of any event relating to nonpayment on the Bonds as a condition to its obligation under the Guaranty. No claim, set-off or any defense of any kind which the Company may have against the Authority or the Trustee will relieve the Company of its obligations under the Guaranty.

     In the Guaranty, the Company covenants and agrees, among other things, that, so long as the Bonds shall be outstanding it will not, transfer or otherwise dispose of all or substantially all of its assets (either in a single transaction or in a series of related transactions), and will not merge or consolidate with any other corporation and will not permit one or more corporations to merge into or consolidate with it, unless the surviving, resulting or transferee corporation, as the case may be:

          (a) shall have a net worth, determined in accordance with generally accepted accounting principles, at least equal to 90$ of the net worth of the Guarantor as of the date of the most recent audited consolidated financial statement of the Guarantor; and



                                      24.

          (b) in the event a merger or consolidation or acquisition shall occur within three years following the date of issuance of the Series 1979 Bonds, shall furnish an opinion of Counsel which shall be Counsel nationally recognized on the subject of municipal bonds and selected by the Company and acceptable to the Trustee, to the effect that interest on the Series 1979 Bonds will not become includable in the gross income of the recipient under Section 103 of the Code and regulations promulgated thereunder by reason of such merger, consolidation or acquisition for any reason other than that the Holder is a substantial user or a related person within the meaning of Section 103(b)(8) of the Code.

                                  UNDERWRITING

     The Underwriter has agreed, subject to certain conditions, to purchase the Series 1979 Bonds from the Authority and has agreed to pay therefor a price equal to ___ % of the total principal amount of the Series 1979 Bonds, plus accrued interest thereon from June 1, 1979. After the Series 1979 Bonds are released for sale, the initial public offering price and other terms may be varied from time to time by the Underwriter and the Series 1979 Bonds may be offered and sold at prices lower than the initial public offering price to certain dealers (including dealers who may sell Bonds into their investment accounts). The Underwriter is obligated to purchase all of the Bonds if any of the Bonds are purchased. The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Federal securities laws.

                                 TAX EXEMPTION

     In the opinion of Brown, Wood, Ivey, Mitchell & Petty, New York, New York, as Bond Counsel, based on existing statutes, regulations and court decisions, the interest on the Bonds is exempt from all present Federal income taxes, except that no opinion is expressed with respect to interest on any Bond for any period during which it is held by a person who is a "substantial user" of the Project or a "related person" as provided in Section 103(b)(8) of the Internal Revenue Code of 1954, as amended, and the applicable regulations thereunder. In addition, in the opinion of Bond Counsel, the interest on the Bonds is exempt from all income taxes within the State of North Carolina.



                                      25.

     The Authority will issue its certificate to the effect that on the basis of facts, estimates and circumstances represented by the Company to be in existence on the date of delivery of the Bonds, it is not expected that the proceeds of the Bonds will be used in a manner that would cause the Bonds to be "arbitrage bonds" under Section 103(c) of the Internal Revenue Code of 1954, as amended, and the applicable regulations thereunder.

                                    LEGALITY

     Legal matters incident to the authorization and issuance of the Series 1979 Bonds are subject to the unqualified approving opinion of Brown, Wood, Ivey, Mitchell & Petty, New York, New York, as Bond Counsel. Brown, Wood, Ivey, Mitchell & Petty have reviewed the statements in this Official Statement under the captions "The Bonds", "The Lease", "The Indenture" and "The Guaranty" and believe that insofar as such statements constitute summaries of the documents referred to therein, such statements constitute fair summaries of said documents, but said firm expresses no further opinion with respect to the accuracy, completeness or sufficiency of this Official Statement. The Underwriter and Bond Counsel will receive the opinion of Drinker Biddle & Reath with respect to certain matters pertaining to the Company.

                                 MISCELLANEOUS

     All information contained in this Official Statement regarding the Project and the Company and in the Appendix hereto has been furnished solely by the Company, and the consolidated financial statements of the Company included in the Appendix hereto have been so included in reliance on the report of Coopers & Lybrand, independent certified public accountants, and on their authority as experts in auditing and accounting. The Authority assumes no responsibility for the accuracy or completeness of the information contained in this Official Statement except for the information contained herein under the heading "The Authority".

                                              THE IREDELL COUNTY INDUSTRIAL
                                              FACILITIES AND POLLUTION
                                              CONTROL FINANCING AUTHORITY

                                              ____________________________
                                              Chairman

                                      26.

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM 10-K

                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 3, 1978       Commission file number 0-6085

                             HUNT MANUFACTURING C0.
             (Exact name of registrant as specified in its charter)

             Pennsylvania                                   21-0481254
             ------------                                   ----------
      (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                     Identification No.)

     1405 Locust Street, Philadelphia, Pa.                     19102
     -------------------------------------                     -----
   (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code          (215) 735-7695

Securities registered pursuant to Section 12(b) of the Act:

                                                      Name of each exchange
Title of each class                                    on which registered
-------------------                                    -------------------

None                                                           --

Securities registered pursuant to Section 12(g) of the Act:

                    Common Shares (Par Value $.10 per Share)
--------------------------------------------------------------------------------
                                (Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

Shares of common stock outstanding as of December 3, 1978 - 1,165,420

Item 1 - BUSINESS

General

     Hunt Manufacturing Co. and its subsidiaries (hereinafter sometimes collectively referred to as the "Company") are primarily engaged in the manufacture and/or distribution of office equipment and supplies and art/craft products for the business, education and hobby markets. The Company also is engaged, to a lesser extent, in the manufacture of various types of small metal drawn parts for other manufacturers, primarily in the cosmetics, fishing rod, automotive and mechanical pen and pencil industries.

     The table on the following page sets forth certain information with respect to the Company's various industry segments, and its export sales, for the fiscal years 1974 through 1978.

Principal Products

     Office Equipment and Supplies. The Company manufactures manual pencil sharpeners which it markets under its BOSTON(R) brand name. These sharpeners are available in a wide range of prices and models and offer a variety of features to fit the particular needs of users, including screw or vacuum-type mounts, self-feeding mechanisms and adjustable cutters for producing fine, blunt or draftsmen's points.

     Other products which the Company manufactures under its BOSTON(R) label include a popular-priced, light electric pencil sharpener, a battery operated pencil sharpener, a heavy-duty electric pencil sharpener, an electric letter opener, and a wide variety of paper punches. It also produces several sizes of metal "bulldog" spring clips for fastening papers or similar materials together.

     Through its Lit-Ning operation, the Company also manufactures and distributes, under its Lit-Ning(R) label, various models of desk-top metal office files, racks, stands, tables, organizers and accessories. The Lit-Ning operation was acquired by the Company on December 1, 1975.

                         Segment and Export Information

                                 (in thousands)

                                                1978            1977            1976         1975            1974
                                             (53 weeks)      (52 weeks)     (52 weeks)     (52 weeks)     (52 weeks)
                                             ----------      ----------     ----------     ----------     ----------

Net sales of each segment are as follows:
    Office equipment and supplies              $ 22,916       $ 19,103       $ 15,306       $  7,916       $  7,379
    Art/craft products                           16,676         14,063         13,142         11,866         11,693
    Other                                         3,713          2,986          2,428          1,764          2,657
                                               --------       --------       --------       --------       --------
           Net sales                           $ 43,305       $ 36,152       $ 30,876       $ 21,546       $ 21,729
                                               ========       ========       ========       ========       ========

Operating profit of each segment
is as follows:
    Office equipment and supplies                 4,082          3,690          2,716          1,538            975
    Art/craft products                            1,456          1,294          1,191          1,492          1,801
    Other                                           784            532            533            320            534
                                               --------       --------       --------       --------       --------
      Operating profits of
      segments                                    6,322          5,516          4,440          3,350          3,310
    General corporate expenses                     (823)          (825)          (551)          (379)          (381)
    Interest expense                               (343)          (289)          (338)           (83)          (156)
    Other (expense) income, net                     (94)            54             35             61            (70)
                                               --------       --------       --------       --------       --------
      Income before income taxes               $  5,062       $  4,456       $  3,586       $  2,949       $  2,703
                                               ========       ========       ========       ========       ========
Identifiable assets of each
segment are as follows:
    Office equipment and supplies                13,097          9,963          8,385          3,169          3,072
    Art/craft products                            8,044          7,303          7,203          6,436          6,895
    Other                                         2,437          2,147          1,967          1,650          1,680
    Corporate assets                                497            689            425          1,099            486
                                               --------       --------       --------       --------       --------
           Total Assets                        $ 24,075       $ 20,102       $ 17,980       $ 12,354       $ 12,133
                                               ========       ========       ========       ========       ========
Domestic export sales to various
countries                                      $  4,065       $  3,276       $  2,763       $  2,366       $  2,122
                                               ========       ========       ========       ========       ========

Note: The above data has been presented in accordance with the provisions of Financial Accounting Standards Board Statement No. 14.

     ART/CRAFT MATERIALS. The Company produces a wide variety of supplies, sold both singly and in kits, for the student, the hobbyist and the amateur, the professional, and the commercial artist. Through its Bienfang operation it offers various lines of high quality sketching, tracing, water-color and acrylic paint papers, as well as poster and mat boards.

     The Company manufactures under its SPEEDBALL(R) label various products including: lettering pens, steel brushes, and assorted colors of inks for poster and sign making and lettering work; a complete line of block printing equipment, including cutting tools, presses, rollers and water-soluble and oil base inks; screen printing kits with unique water soluble inks; and a complete line of acrylic-polymer paints.

     The Company is also the exclusive distributor in the United States and Canada for OSMIROID(TM)* brand automatic feed lettering, writing and sketching pens.

     The Company manufactures, under its VANGUARD I(R) label, a complete line of high quality acrylic-polymer artists' paints (the formulation for which was developed by the Company), various other artists' mediums and interchangeable painting knives. Acrylic paints, which are water-soluble while wet and waterproof after drying, are the most popular type of artists' colors. The Company also offers a line of oil artists' paints which it markets under the FIDELIS(TM) label.

     The Company also publishes a number of textbooks and teaching aids on such subjects as lettering, cartooning, print making and polymer painting, primarily for use in schools and by amateur artists.

Other Products

     The Company also produces and finishes a variety of small metal drawn parts for incorporation into the products of other manufacturers. The major items in this line are component parts for ball-point pens, decorative caps, ferrules for two-piece fishing rods and other miscellaneous items for the cosmetic and automotive markets. These items are made of aluminum, steel, brass or nickel silver, with a number of different finishes including chrome, gold plate, anodized aluminum and colored lacquers.

COMPETITION

     The Company has only one major competitor, Berol Corporation, in the manual pencil sharpener field, and Management


----------
* Trademark of E S Perry Ltd.

believes that the Company enjoys an equal share of this market. Management further believes the Company produces most of the dip-type lettering pens sold in the United States and holds a leading position in block printing inks and supplies sold to schools. It is believed that the various paper and related products of the Company's Bienfang operation, taken as a whole, account for approximately 15 to 20 percent of the applicable market. It is further believed that the Company's Lit-Ning operation has the major share of the market for desk-top files, racks, and accessories. It is estimated that Lit-Ning has approximately four major competitors. The Company's other products generally account for smaller portions of their respective markets and are in direct competition with products of other companies. A number of the Company's competitors are larger and have greater financial resources than the Company, and in a few instances (most notably Panasonic in the electric pencil sharpener market), these competitors are dominant in the field.

MARKETING AND DISTRIBUTION

     Marketing of the Company's office and art/craft lines throughout the United States and Canada is effected principally through 33 salesmen, 7 regional managers and 76 independent representatives who sell to wholesalers and dealers, including school supply distributors, mail order houses, chain outlets and art supply, office supply and stationery stores. Some of these customers, in turn, resell to federal, state and local governments. As part of its sales effort, the Company also conducts demonstrations and workshops for school art teachers, local art groups and local retailers.

     The metal, component-part products of the Company are marketed on a more limited basis throughout the United States, primarily by its 4 independent representatives. Two customers accounted for approximately 55$ and five customers accounted for about 64%, of the sales of this Division during the Company's last fiscal year.

     The Company has approximately 5,000 active customers, the six largest of which accounted for approximately 18$ of its total sales during the Company's most recent fiscal year. No other customer accounted for as much as 2$ of such sales.

     The Company's export sales, limited to its office equipment and supplies and art supplies lines, amounted to 41 $4,065,000 in 1978 as compared with $3,276,000 in 1977. The Company, through its International Division, distributes these products in approximately 70 foreign countries. Most of its other foreign sales are made through 58 independent distributors or sales agents in the various countries. The

Company also has a Domestic International Sales Corporation (DISC) in order to take advantage of certain tax deferrals available to such corporations.

     Most of the Company's sales are made from inventory, and accordingly, the Company has no significant sales backlog. The Company's business, as a whole, is not subject to marked seasonal fluctuations. However, school supply distributors generally make the major portion of their purchases from the Company during the period from April through August of each year in preparation for school openings in September. Payment for such purchases is customarily not due until September or October, so that the Company must make short-term borrowings from banks in order to provide adequate working capital during this period. See "Management's Discussion and Analysis of the Consolidated Summary of Operations" herein.

PATENTS, TRADEMARKS, ETC.

     The Company's business is not presently dependent, to a material extent, upon any patents, franchises, licenses or concessions. Many of the Company's products, however, are sold under various brandnames, such as BOSTON(R), DUOMAT(R), LIT-NING(R), SPEEDBALL(R) and VANGUARD I(R), which are of significant value to the Company. The Company believes that its rights to its material brandnames are adequately protected.

RESEARCH AND DEVELOPMENT

     During fiscal year 1978, the Company spent approximately $273,000 on Company-sponsored research and development projects, as opposed to approximately $230,000 for the previous fiscal year. In both years the Company had four employees engaged primarily in research and development activities.

RAW MATERIALS AND ENERGY SUPPLIES

     From time to time in the past, the Company has experienced some shortages in, and increased prices for, various raw materials, but so far it has been able to secure an adequate supply of the necessary materials.

     The Company is also dependent upon a constant energy supply in its manufacturing processes and in order to heat and light its various facilities. over the past several years the company has made significant expenditures in an attempt to reduce its dependence on those sources of energy which are in particularly short supply and to provide alternate standby capabilities. As a result, the Company's operations have not been materially affected by energy shortages.

     It is difficult to predict what effect shortages of raw materials or continued shortages of natural gas or other energy supplies, and/or increased costs for same, might have on the Company.

EMPLOYEES

     The Company currently has approximately 981 employees.

RELOCATION

     The Company announced in January 1979 that its Bienfang Paper Products operations would be transferred from its Metuchen, New Jersey plant to a facility in Statesville, North Carolina. This move, which will occur during fiscal 1979, will enable the Company to consolidate its Art/Craft operation in Statesville.

ITEM 2.

CONSOLIDATED SUMMARY OF OPERATIONS


                                                               Fiscal Year

                                   Dec 3, 1978           Nov 27, 1977       Nov 28, 1976        Nov 30, 1975        Dec 1, 1974
                                   (53 Weeks)             (52 Weeks)         (52 Weeks)         (52 Weeks)           (52 Weeks)
                                   ----------             ----------         ----------         ----------           ----------

Net sales                            $43,305,225         $36,152,253         $30,875,336         $21,546,118         $21,729,091
Gross profit                          17,503,739          14,912,303          12,834,168           8,701,391           8,462,747
Selling, administrative
     and other                        12,098,414          10,167,175           8,910,371           5,668,909           5,603,327
Interest expense                         343,454             288,946             338,190              83,426             155,938
Income before income taxes             5,061,871           4,456,182           3,585,607           2,949,056            2,70,482
Provision for taxes                    2,361,083           2,121,675           1,680,374           1,408,000           1,293,000
Net income                             2,700,788           2,334,507           1,905,233           1,541,056           1,410,482
Dividends paid                           582,710            463.,543             341,759             295,411             218,322
Per share of common stock*
   Net income                               1.86                1.61                1.32                1.07                 .99
   Dividends to stockholders                 .40                 .32                .237                .205                .154
Average shares outstanding*            1,455,836           1,448,185           1,442,966           1,440,266           1,421,089

* Restated to reflect the five-for-four common stock splits declared in 1979 and 1977.

NOTE: The consolidated summary of operations includes the results of operations of Lit-Ning Industries and its subsidiary, Lit-Ning Products Company, since December 1, 1975, the date of its acquisition. Unaudited pro forma combined net sales and net income of Hunt Manufacturing Co. and subsidiaries and Lit-Ning for the year ended November 30, 1975 would have been $26,995,000 and $1,630,000 ($1.13 per share), respectively, had the acquisition been effected as of December 2, 1974.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE SUMMARY OF OPERATIONS

NET SALES

     Consolidated net sales for 1978 increased $7.2 million, or 19.8%, from 1977, with all operating segments reporting increases over the prior year. Of the total increase in 1978, approximately $3.8 million was in Office Equipment and Supplies, which were 20.0% ahead of 1977. LIT-NING(R) metal office files, racks, and desk organizers and BOSTON(R) paper punches and electric pencil sharpener sales were all up significantly over 1977. Art/Craft products increased $2.6 million, or 18.6%, over 1977. New acrylic paints introduced in 1978, as well as new lines of paper products, contributed substantially to these results. Calligraphy products, including OSMIROID(R) pens, SPEEDBALL(R) pens and inks, and related supplies increased substantially over 1977. Other products increased $0.7 million, or 24.3%, over 1977.

     During 1977, net sales increased $5.3 million, or 17%, over the prior year, with all operating segments recording increases. Office Equipment and Supplies increased $3.9 million, or 25.6%, and Art/Craft products increased $0.9 million, or 6.8%, over 1976. During 1977, weakness in our school markets softened the Art/Craft products sales growth.

GROSS PROFIT

     In 1978, gross profit increased $2.6 million, or 17%, over 1977. Gross profit as a percentage of net sales was virtually unchanged from 1977. During 1978, sharply higher material cost increases were experienced in addition to higher labor and energy costs. These cost increases were offset by improved operating efficiencies resulting from cost savings programs at all plant locations and price increases.

     In 1977, gross profit increased $2.1 million, or 16%, over 1976. Gross profit was 41% of net sales in 1977, unchanged from 1976.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     These expenses increased $1.8 million, or 17.5%, over 1977. Selling and shipping expenses generally increased in proportion to net sales increases; however, administrative expenses increased at a lesser rate.

     In 1977, selling, general and administrative expenses increased $1.3 million, or 14%, over 1976, but declined as a percentage of net sales from 29$ in 1976 to 28$ in 1977.

INTEREST AND OTHER EXPENSES

     interest expense increased $55,000 in 1978, up 18.9 over 1977, as a result of higher interest rates on short-term seasonal borrowings and the addition of $1 million of long-term debt to finance the expansion of the Company's facility in Kentucky. Interest expense decreased $49,000 in 1977, down 15% from 1976, due to lower average outstanding short-term balances and reduction of long-term debt.

     Other expense was $94,000 in 1978, as compared to other income of $54,000 in 1977. Other expense in 1978 includes the write-off of goodwill and trademarks on product lines acquired in prior years which no longer have any value to the Company. In addition, foreign currency exchange losses increased by $88,000 in 1978 over 1977, principally due to losses on conversion of Canadian currency to
U. S. funds.

INCOME TAXES

     The effective income tax rate in 1978 decreased to 47% compared to 48% in 1977 due to greater investment tax credits and greater DISC benefits on export income.

                                                 ....1109

ITEM 3 - PROPERTIES

     The Company maintains its principal executive offices at 405 Locust Street, Philadelphia, Pa. 19102 in approximately 12,500 square feet of leased space under a lease expiring in 1981.

     The following table sets forth certain information with respect to the other facilities of the Company:



Industry                                             Approximate                  Owned or
Segment             Function        Location             Size                      Leased
-------             --------        --------             ----                      ------

Office Equip-      Manufacturing    Fresno, CA       30,000 sq. ft.                Owned
ment & Supplies      & Offices                       2 Bldgs. on 1 acre

                   Manufacturing    Florence, KY     104,000 sq. ft. (1)
                   & Offices                         Bldg.on 27 acres

Art/Craft          Manufacturing & Metuchen, NJ      114,000 sq. ft.              Leased (2)
Materials          Offices                                                        (Exp.1983)

Office Equip-      Manufacturing    Statesville,     125,000 sq. ft.              Owned
ment & Supplies      & Offices      NC               Bldg. on 16 acres
and Art/Craft
Materials         Warehouse         Statesville,     37,000 sq. ft.               Leased
                                    NC                                            (Exp.1979)

                  Warehouse         Statesville,     10,000 sq. ft.               Leased
                                    NC                                            (Year to Year)

                  Warehouse         Fresno, CA       37,500 sq. ft.               Leased
                                                                                  (Exp.1982)

                  Warehouse         Toronto,         11,300 sq. ft.               Leased
                                    Canada                                        (Exp.1981)

                  Regional Office   Des Plaines,        610 sq. ft.               Leased
                                    IL                                            (Exp.1981)

Other             Manufacturing     Sarasota, FL     31,000 sq. ft.               Owned (3)
                  & Offices                          2 Bldgs. on 1 acre


----------
(1) The construction and expansion of this facility was financed by the issuance of industrial revenue bonds by the City of Florence, Kentucky. The City retains title to the property and leases it to the Company for rental payments equivalent to principal and interest payments on the bonds. The Company has the option, subject to certain conditions, to extend the term of the leases and to purchase the property. See Note 10 to Notes to Consolidated Financial Statements herein.

(2) In January 1979, the Company announced its decision to transfer its Bienfang Paper Products operations from Metuchen, New Jersey to Statesville, North Carolina as promptly as practicable. The Company has made arrangements to secure a 170,000 square foot building on approximately 13 acres in the Statesville area to house the Bienfang operations. The Company has not finally determined whether or not it will retain the Metuchen facility following the move of the Bienfang operations.

(3) Subject to a mortgage payable until 1991 with a present principal balance of approximately $167,000.

     At present, all of the Company's facilities are believed to be adequately utilized and suitable for the Company's needs, although future expansion may be necessary in certain segments of the Company's operations.

Item 4 - PARENTS AND SUBSIDIARIES

     (a) PARENTS. George E. Bartol, III, by reason of his ownership of approximately 22%* of the outstanding Common Shares of the Company and his position as Chairman of the Board and Chief Executive Officer of the Company, may be deemed to be a parent of the Company within the meaning of the Securities Exchange Act of 1934 and the rules and regulations hereunder.


----------
* In addition, approximately 30% of the outstanding Common Shares of the Company are held either in irrevocable trusts set up by Mr. Bartol for the benefit of his children and grandchildren or are held directly by Mr. Bartol's four adult daughters.

(b) Subsidiaries.
                                                                Percentage
                                       Place of                 of Voting
Name                                   Incorporation              Power
----                                   -------------              -----

Hunt World Trade Corporation              Florida                  100%
Productos Hunt de Mexico                  Mexico                    49%

     The financial statements of the Hunt World Trade Corporation, a DISC, are consolidated with those of the Company, and the Company's investment in Hunt Productos de Mexico is stated in the Company's financial statements at cost.

Item 5 - PENDING LEGAL PROCEEDINGS

     There are no material pending legal proceedings, other than routine litigation incidental to the business of the Company, to which the company or any of its subsidiaries is a party or to which any of its or their property is subject.

Item 6 - INCREASES AND DECREASES IN OUTSTANDING SECURITIES AND INDEBTEDNESS

     (a) Equity Securities. Increases and decreases in outstanding equity in 1978 were as follows:

                                             SHARES
                                             ------

Balance,
           November 27, 1977               1,158,857

Shares issued under:
           Management Incentive
           Bonus Plan                          1,188
           Qualified Stock Option Plan         5,375
                                           ---------
Balance
           December 3, 1978                1,165,420
                                           =========

Reference is made to the Company's Report on Form 10-Q for the first fiscal quarter of 1978 for further information concerning such transactions.

     On January 24, 1979 the Board of Directors on the Company declared a five-for-four split of the Company's Common Shares, in the form of a 25$ share distribution, payable February 28, 1979 to shareholders of record on February 7, 1979.

     (b) INDEBTEDNESS. In December 1977, the Company entered into an agreement with the city of Florence, Kentucky to finance expansion of the Company's plant located there through the issuance of $1 million in industrial revenue bonds. The bonds will be repaid over 15 years at an average interest rate of 6.9%. The net proceeds of $962,500 were used to add 27,000 square feet to the manufacturing plant and for the purchase of machinery and equipment for production expansion and modernization.

     During the year, the Company had fluctuating balances on short-term borrowings (pursuant to its informal lines of credit) from commercial banks. The Company also decreased the amount of its outstanding long-term indebtedness through periodic payments made pursuant to the terms of such obligations. Reference is made to the Company's Reports on Form 10-Q for each of its first three fiscal quarters of 1978.

Item 7 - CHANGES IN SECURITIES AND CHANGES IN SECURITY FOR REGISTERED SECURITIES

     Not applicable.

Item 8 - DEFAULTS UPON SENIOR SECURITIES

     Not applicable.

Item 9 - APPROXIMATE NUMBER OF EQUITY SECURITY HOLDERS

                                     Approximate number of record
      Title of Class                 holders as of December 3, 1978
      --------------                 ------------------------------

Common Shares, par value                          823
$.10 per share

Item 10 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Omitted, since reported in the Company's Report on Form 10-K for the quarter ended May 28, 1978.

ITEM 11 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 410 of the Pennsylvania Business Corporation Law empowers a Pennsylvania corporation to indemnify directors, officers and others against certain liabilities. Article 5 of the Company's By-laws embodies, in substantial part, the scope of indemnification empowered by that Section.

     The Company has also secured and maintains an insurance policy insuring its directors and officers, subject to certain limitations, against liabilities which they may incur in their capacities as, or by reason of their being, directors and officers, including certain liabilities with respect to which such directors and officers might not be entitled to indemnification by the Company. This insurance policy also provides for reimbursement of the Company for amounts paid to directors and officers by way of indemnification. The Company also has secured and maintains a fiduciary insurance policy insuring its directors, officers and others against liabilities arising with respect to certain employee benefit plans.

     The following information is furnished in this Report PURSUANT TO Instruction 4 to Item 3(b) of Regulation S-K

                      Executive officers of the Registrant

NAME                              AGE        POSITION
----                              ---        --------

GEORGE E. BARTOL, III             57         Chairman of the Board of
                                             Directors and Chief Executive
                                             Officer

CHARLES W. NAYLOR                 48         President

ROBERT B. FRITSCH                 47         Vice President, Office Products
                                             Division

GEORGE P. JOHNSON                 62         Vice President, Manufacturing

RONALD J. NAPLES                  33         Vice President, International

RUDOLPH M. PEINS, JR.             48         Vice President, Secretary and
                                             Treasurer

ANDREW J. WANING                  60         Vice President, Personnel
                                             Services

DANIEL H. SCHEESER                57         General Manager, Peterson
                                             Division

     All of the executive officers are members of the Executive Operating Committee of the Company. The executive officers of the Company are elected annually by the Board of Directors to serve for a period of one year or until their successors are elected and qualify. All of the executive officers of the Company except Messrs. Naples and Scheeser have served in varying capacities with the Company for over five years.

     Mr. Bartol has been Chairman of the Board of the Company for a number of years. He also served as Chief Executive Officer of the Company for a number of years until April 1973. From the fall of 1973 through mid-February 1975, Mr. Bartol served as Executive Deputy Secretary of Commerce of the Commonwealth of Pennsylvania to which he devoted the major portion of his time. He re-entered the full-time employment of the Company in 1975 and re-assumed the duties of Chief Executive Officer on December 1, 1975. In June 1976 he also re-assumed the office of President, which he held until November 30, 1977 when Mr. Naylor became President. Mr. Naylor had previously been in charge of the Company's Peterson Division for eight years.

     Prior to his coming to the Company in July 1976, Mr. Naples had served as Executive Director of The Presidential Task Force on Power Plant Acceleration (1975-1976) and Special Assistant to the Administrator of the Federal Energy Administration (1974-1975). Before that he attended the Harvard Graduate School of Business (from which he received an M.B.A. Degree in 1974) and was employed briefly by Loeb, Rhoades & Co., investment bankers (1973), where he served as an Associate in Corporate Finance.

     Mr. Scheeser came to the Company in 1977 from GTE Sylvania where he had served as plant manager for more than ten years.

Item 13 - FINANCIAL STATEMENTS, EXHIBITS FILED, AND REPORTS ON FORM 8-K

PAGES

(a)  Financial Statements and Schedules:

     Report of Independent Certified Public Accountants                    F-1

     Financial Statements:
         Consolidated Balance Sheets,
         December 3, 1978 and November 27, 1977                            F-2

         Consolidated Statements of Income and
         Retained Earnings for the years ended
         December 3, 1978 and November 27, 1977                            F-3

         Consolidated Statements of Changes in
         Financial Position for the years ended
         December 3, 1978 and November 27, 1977                            F-4

         Notes to Consolidated Financial Statements                  F-5 - F-17

Schedules:

II. Amounts Receivable from Underwriters, Promoters, Directors, Officers, Employees and Principal Holders (Other than Affiliates) of Equity Securities of the Person and its Affiliates for the years ended
     December 3, 1978 and November 27, 1977                               F-18

V.   Property, Plant and Equipment for the years ended December 3, 1978
     and November 27, 1977                                                F-19

VI.  Accumulated Depreciation and Amortization of Property,
     Plant and Equipment for the years ended December 3, 1978
     and November 27, 1977                                                F-20

VII. Intangible Assets, Preoperating Expenses and Similar
     Deferrals for the years ended December 3, 1978
     and November 27, 1977                                                F-21

Schedules, continued:                                                 Pages
---------------------                                                 -----

XII. Valuation and Qualifying Accounts and Reserves for the years
     ended December 3, 1978 and November 27, 1977                      F-22

XVI. Supplementary Income Statement Information for the years ended
     December 3, 1978 and November 27, 1977                            F-23

All other schedules not listed above have been omitted since they are not applicable or not required or because the required information is included in the consolidated financial statements or notes thereto.

Individual financial statements of the Company have been omitted since the Company is primarily an operating company and all subsidiary companies included in the consolidated financial statements are wholly-owned and are not indebted to any person, other than the parent or the consolidated subsidiaries, in an amount which is material in relation to total consolidated assets at the date of the latest balance sheet filed, except indebtedness incurred in the ordinary course of business which is not overdue and which matures in one year.

(b)  EXHIBITS

          1. Non-Qualified Stock Option Plan of the Company.

          2. Computation of fully-diluted per share earnings (pursuant to Instruction 3 of Item 2).

          3. Letter dated January 24, 1979 from Coopers & Lybrand concerning the Company's change in accounting principles from FIFO to LIFO.

          Miscellaneous long-term debt instruments of the Company under each of which the underlying debt is equal to less than 5% of the total assets of the Company are not filed as exhibits. The Company agrees to furnish to the Securities and Exchange Commission, upon request, copies of any such instruments.

(c)  Form 8-K Reports

          The Company did not file any Reports on Form 8-K during or with respect to its last fiscal quarter of 1978.

     Part II of this Report is omitted, since the company intends to file with the Securities and Exchange Commission a definitive proxy statement, pursuant to Regulation 14A under the Securities Exchange Act of 1934, involving the election of directors, not later than 120 days after the end of its 1978 fiscal year.

                                   SIGNATURE

     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             HUNT MANUFACTURING CO.

                                             By /s/ RUDOLPH M. PEINS, JR.
                                                -----------------------------
                                                Rudolph M. Peins, Jr.
                                                Vice President

Dated: February 28, 1979

                              Financial Statements
                                       to
                                    Form 10-K

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Hunt Manufacturing Co.:

     We have examined the consolidated balance sheets of Hunt Manufacturing Co. and subsidiaries at December 3, 1978 and November 27, 1977, and the related consolidated statements of income and retained earnings and changes in financial position for the years then ended, and the related supporting schedules. Our examinations were made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.

     In our opinion, the financial statements referred to above (pages F-2 to F-17, inclusive) present fairly the consolidated financial position of Hunt Manufacturing Co. and subsidiaries at December 3, 1978 and November 27, 1977, and the consolidated results of their operations and changes in financial position for the years then ended, and the supporting schedules (pages F-18 to F-23, inclusive) present fairly the information required to be included therein, all in conformity with generally accepted accounting principles applied on a consistent basis except for the change, with which we concur, in the method of inventory valuation as described in Note 2 to the consolidated financial statements.

                                                               COOPERS & LYBRAND

1900 Three Girard Plaza
Philadelphia, Pennsylvania

January 24, 1979

                    HUNT MANUFACTURING CO. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     December 3, 1978 and November 27, 1977


                                                    1978                1977
                                                    ----                ----
ASSETS

Current assets:

Cash                                            $   234,393         $   392,831

Accounts receivable, less allowance for
doubtful accounts: 1978, $161,000;
1977, $131,000 (Schedule XII)                     8,263,231           6,373,722

   Inventories (Notes 1 and 2):
    Finished and partly finished products         4,364,094           4,071,218
    Raw materials and supplies                    2,654,883           2,047,731
    Prepaid expenses                                184,622             187,253
                                                -----------         -----------
          Total current assets                   15,701,226          13,072,755


Property, plant and equipment, at
   cost, less accumulated depreciation
   (Notes 1, 3 and 10)
   (Schedules V and VI)                           7,609,413           6,200,078
Intangible assets, at cost, less
   amortization (Notes 1 and 4)
    (Schedule VII)                                  561,224             661,982

Loans to officers, collateralized by
   cash value of life insurance
   (Schedule II)                                     77,646              75,663
Other assets                                        125,541              91,889
                                                -----------         -----------
                                                $24,075,050         $20,102,367
                                                ===========         ===========

                             See accompanying notes

                                  LIABILITIES


                                                                 1978                1977
                                                                 ----                ----

Current liabilities:
    Demand notes payable, bank (Note 5)                     $   400,000         $      --
    Current portion of long-term debt (Note 5)                  372,742             418,987
    Accounts payable                                          1,747,167           1,210,152
    Accrued liabilities:
     Salaries, wages and commissions                          1,183,396           1,060,291
      Pensions (Notes 1 and 7)                                  295,693             236,398
      Income taxes                                              628,811             556,042
      Other                                                     399,780             544,199
                                                            -----------         -----------
           Total current liabilities                          5,027,589           4,026,069
                                                            -----------         -----------
Long-term debt, less current portion (Note 5)                 2,818,009           2,223,566
                                                            -----------         -----------
Deferred income taxes (Notes 1 and 6)                           583,200             411,300
                                                            -----------         -----------
Commitments (Note 10)

                 STOCKHOLDERS' EQUITY
                 (Notes 8, 9 and 14)
Capital stock:
    Preferred, $.10 par value, authorized
       1,000,000 shares; none issued                               --                  --
    Common, $.10 par value, authorized
       3,000,000 shares; issued 1978 - 1,165,420
        shares, 1977 - 1,158,857 shares                         116,542             115,886
Capital in excess of par value                                  359,391             273,305
Retained earnings                                            15,170,319          13,052,241
                                                            -----------         -----------
           Total stockholders' equity                        15,646,252          13,441,432
                                                            -----------         -----------
                                                            $24,075,050         $20,102,367
                                                            ===========         ===========



          See accompanying notes to consolidated financial statements.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS for the years ended December 3, 1978 and November 27, 1977

                                                   1978              1977
                                                   ----              ----
                                                (53 Weeks)       (52 Weeks)

Net sales                                      $43,305,225      $36,152,253
Cost of sales                                   25,801,486       21,239,950
                                               -----------      -----------
           Gross profit                         17,503,739       14,912,303
                                               -----------      -----------
Selling and shipping expenses                    8,890,242        7,439,738
Administrative and general expenses              3,114,490        2,781,344
                                               -----------      -----------
                                                12,004,732       10,221,082
                                               -----------      -----------
           Income from operations                5,499,007        4,691,221
Interest expense                                  (343,454)        (288,946)

Other (expense) income, net                        (93,682)          53,907
                                               -----------      -----------

Income before income taxes                       5,061,871        4,456,182

Provision for income taxes (Notes 1 and 6)       2,361,083        2,121,675
                                               -----------      -----------
    Net income                                   2,700,788        2,334,507
Retained earnings, beginning of year            13,052,241       11,181,277
                                               -----------      -----------
                                                15,753,029       13,515,784
Less cash dividends on common stock:
 1978, $.40 per share; 1977, $.32
 per share*                                        582,710          463,543
                                               -----------      -----------
Retained earnings, end of year                 $15,170,319       13,052,241
                                               ===========      ===========
Average shares of
  common stock outstanding*                      1,455,836        1,448,185
                                               ===========      ===========
Earnings per common share*                     $      1.86             1.61
                                               ===========      ===========

*    Restated to reflect the five-for-four stock split declared in 1979.


          See accompanying notes to consolidated financial statements.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION for the years ended December 3, 1978 and November 27, 1977


                                                         1978                  1977
                                                         ----                  ----
                                                       (53 Weeks)           (52 Weeks)

Working capital provided from:
   Net income                                         $ 2,700,788          $ 2,334,507
   Items not affecting working capital:
     Depreciation and amortization                        745,540              630,471
     Deferred income taxes                                171,900              208,100
     Disposals of plant and equipment                      34,264               40,251
                                                      -----------          -----------
          Provided from operations                      3,652,492            3,213,329
   Additions to long-term debt                          1,012,650                 --
   Proceeds from exercise of stock option
       and bonus plans                                     86,742               33,540
   Other, net                                              16,935               15,202
                                                      -----------          -----------
                                                        4,768,819            3,262,071
                                                      -----------          -----------
Working capital used for:
   Additions to property, plant
       and equipment                                    2,140,951            1,295,354
   Additions to intangible assets                            --                  2,013
   Cash dividends                                         582,710              463,543
   Cash for fractional shares for stock split                --                  1,107
   Repayments and current maturities
       of long-term debt                                  418,207              502,964
                                                      -----------          -----------
                                                        3,141,868            2,264,981
                                                      -----------          -----------
             Increase in working capital              $ 1,626,951          $   997,090
                                                      ===========          ===========
Changes in components of working capital:
   Cash                                                  (158,438)             122,894
   Accounts receivable                                  1,889,512              942,787
   Inventories                                            900,028              342,956
   Prepaid expenses                                        (2,631)             102,411
   Notes payable and current
       portion of long-term debt                         (353,755)              93,077
   Accounts payable                                      (537,015)             (53,219)
   Accrued expenses                                      (110,750)            (367,662)
                                                      -----------          -----------
             Increase in working capital              $ 1,626,951          $   997,090
                                                      ===========          ===========



       See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF CONSOLIDATION:

The consolidated financial statements include the accounts of the company and its subsidiaries, all of which are wholly-owned.

FISCAL YEAR:

The company's fiscal year ended on the Sunday nearest the end of November. Fiscal year 1978 ended December 3, 1978; fiscal year 1977 ended November 27, 1977. Fiscal year 1978 comprised fifty-three weeks; fiscal year 1977 comprised fifty-two weeks.

INVENTORIES:

Inventories are valued at the lower of cost or market. During 1978, the company adopted the last-in, first-out (LIFO) method of determining cost for substantially all inventories (Note 2). Previously, cost was determined by the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT:

All expenditures for additions and improvements to property, plant and equipment are capitalized and normal repairs and maintenance are charged to expense as incurred. The related cost and accumulated depreciation of depreciable assets disposed of are eliminated from the related accounts and any profit or loss is reflected in income.

DEPRECIATION AND AMORTIZATION:

Depreciation for financial reporting purposes for the majority of assets is computed by the straight-line method. Depreciation FOR TAX PURPOSES is computed using accelerated methods. Intangible assets are amortized on a straight-line basis over the assets' useful lives. Amortization of assets under capital leases which contain purchase options is provided over the assets' useful lives. Other capital leases are amortized over the terms of the related leases or asset lives, if shorter.

The estimated lives of the assets are as follows:

          Factory buildings and components, 8 to 40 years
          Machinery and equipment, 10 to 12 years
          Autos and trucks, 4 to 6 years
          Tools and dies, 6 years
          Leasehold improvements, term of lease

                                    Continued

INCOME TAXES:

Investment tax credits are accounted for using the flow-through method, whereby provisions for current income taxes are reduced by available credits. Federal income taxes have not been provided for the undistributed earnings of the company's domestic international sales corporation (DISC) since the company intends to permanently reinvest such earnings. If provided, the federal income tax on these earnings would have been insignificant.

PENSIONS:

The majority of the employees of the company and its subsidiaries are covered under noncontributory pension plans. Pension costs under these plans are computed on the basis of accepted actuarial methods and include current service costs and amortization of prior service costs over approximately 30 years. The policy is to fund pension costs accrued.

EARNINGS PER SHARE:

Earnings per share are calculated based on the weighted average number of common shares outstanding restated to reflect the five-for-four stock split declared in 1979. The effect of the outstanding stock options is not material and has not been included in the calculation.

FOREIGN EXCHANGE:

Other expense and income includes foreign currency losses of $148,000 and $60,000 in 1978 and 1977, respectively.

2. INVENTORIES:

Effective with the year ended December 3, 1978, the company adopted the last-in, first-out (LIFO) method of determining cost for substantially all of its inventories. This change was made because management believes that the LIFO method (which generally matches current costs with current revenues) has the effect of minimizing the impact of price level changes on inventory valuations. The effect of the change was to reduce inventories by $343,060 and net income by $16,100 ($.12 per share) from that which would otherwise have been reported. There is no cumulative effect of the change on prior years since the inventory at November 27, 1977 is the beginning inventory for LIFO purposes.

                                    Continued

     The amounts of inventories used in the determination of cost of sales for the fiscal years ended in 1978 and 1977 were as follows:

             November 28, 1976                              $5,775,993
             November 27, 1977                               6,118,949
             December 3, 1978                                7,018,977

3. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment at the end of each fiscal year is as follows:

                                          1978                 1977
                                          ----                 ----

Land and land improvements            $   258,201         $   258,201

Buildings                               3,669,351           3,181,265
Machinery and equipment                 8,408,480           7,001,250
Leasehold improvements                    101,838             100,603
Construction in process                   622,900             517,992
                                      -----------         -----------
                                       13,060,770          11,059,311
Less accumulated depreciation           5,451,357           4,859,233
                                      -----------         -----------
                                      $ 7,609,413         $ 6,200,078
                                      ===========         ===========

4. INTANGIBLE ASSETS:

     Intangible assets (at cost less amortization) at the end of each fiscal year are as follows:

                                                     1978          1977
                                                     ----          ----

Patents and patent applications                    $113,243      $135,007
Trademarks, tradenames, etc.                         76,262       115,183
Leasehold equity                                    156,153       172,410
Cost incurred in excess of net assets purchased     215,566       239,382
                                                   --------      --------
                                                   $561,224      $661,982
                                                   ========      ========

     Leasehold equity is the portion of the purchase price of an acquired business assigned to a favorable lease commitment.


                                    Continued

5. DEBT:

SHORT-TERM NOTES PAYABLE, BANKS:

The company has several informal lines of credit with various banks under which it may borrow, at the prime rate of interest, amounts well in excess of its seasonal short-term needs. There are no compensating balance requirements or restrictions associated with these arrangements.

The average outstanding short-term borrowings during 1978 and 1977 were $1,059,000 and $1,0143,000 at an average interest rate of 8.9% and 6.9%, respectively. The averages were computed using the daily loan balance: and the annual interest expense. The maximum amounts of short-term borrowings at any month-end during 1978 and 1977 were $3,300,000 and $2,573,000, respectively.

LONG-TERM:

Long-term debt at the end of each fiscal year is summarized as follows:

                                                         1978            1977
                                                         ----            ----
Term notes payable to banks                           $  163,361     $  228,701
Capitalized lease obligation (see Note 10)             1,769,424        848,750
Mortgage note, interest at 2,013 payable monthly,
  including interest until 1991                          167,516        174,649
Notes to former shareholders of acquired company       1,090,450      1,390,450
                                                       3,190,751      2,642,553
Less current portion                                     372,742        418,987

                                                      $2,818,009     $2,223,566

As of December 3, 1978, the term notes payable to banks consist of

$90,000 note payable in quarterly installments of $15,000 to March 31, 190 plus interest at 1/2% above the prime commercial bank rates. $73,361 note pay able in monthly installments of $985 to September 1, 1937 including interest at 8-1/2%.

                                    Continued

LONG-TERM, continued:

The notes to former shareholders of the acquired company are pay able in semiannual installments of $100,000 through June 1980 and $790,450 in December 1980, plus interest at 7%. The notes are collateralized by irrevocable letters of credit equal to the unpaid principal balance.

The capitalized lease obligations and the mortgage note are collateralized by certain property, plant and equipment.

Aggregate annual maturities for all long-term debt, including the capitalized leases, for each of the four fiscal years subsequent to December 2, 1979 are as follows:

               1980                                 $249,000
               1981                                  922,000
               1982                                  143,000
               1983                                  143,000

6.    INCOME TAXES:

The provision for income taxes consists of the following:

                                        1978               1977
                                        ----               ----
Currently payable:
   Federal                           $1,956,552         $1,652,000
   State and foreign                    232,631            261,575
                                     ----------         ----------
                                      2,189,183          1,913,575
Deferred                                171,900            208,100
                                     ----------         ----------
                                     $2,361,083          2,121,675
                                     ==========          =========

Deferred income taxes, resulting from timing differences between amounts reported for financial accounting and income tax purposes, relate principally to depreciation.

The amount of investment tax credit used in the determination of federal income tax expense for 1978 and 1977 is $134,000 and $99,000, respectively.

                                    Continued

The following is a reconciliation of the statutory federal income tax rate with the company's effective income tax rate.

                                                      1978           1977
                                                      ----           ----

Statutory federal rate                                48.0%          48.0%
State income taxes, net of federal tax benefit         2.6            2.8
Investment tax credits                                (2.6)          (2.2)
Other, net                                            (1.4)          (1.0)
                                                      ----           ----
Effective tax rate                                    46.6%          47.6%
                                                      ====           ====

7. PENSION PLANS:

Total pension expense was $314,313 in 1978 and $248,476 in 1977. the increase in pension expense results principally from a change in the actuarial assumptions relating to future compensation levels and increased benefits. As of September 30, 1978, the date of the latest actuarial valuation, unfunded prior service liabilities at the latest valuation date approximated $245,000.

8. STOCK OPTIONS AND BONUS PLAN:

Under the company's qualified stock option plan, officers and key employees of the company and its subsidiaries were granted options to purchase shares of the company's common stock at not less than the fair market value at date of grant.

As of December 3, 1978, no further options may be granted and options outstanding are exercisable from one to five years following the date of grant.

A summary of shares under option pursuant to the plan, with shares, option prices and market values, is as follows:




                                    CONTINUED


                                           Option Price               Market Value
                        Number             ------------               ------------
                          of           Per                         Per
                        Shares*       Share*        Total         Share*          Total
                        -------       ------        -----         ------          -----

Shares under option:
  November 27, 1977:
Fiscal year granted:
    1973(b)              5,937       $11.283       $66,994      $11.283(a)       $66,994
    1975(b)              3,125         4.88         15,250        4.88(a)         15,250
                         -----                     -------                       -------
                         9,062                     $82,244                       $82,244
                         =====                     =======                       =======

December 3, 1978:

Fiscal year granted:
   1975(b)               1,562       $ 4.88          7,625       $ 4.88(a)         7,625
                         -----                     -------                       -------
                         1,562                     $ 7,625                       $ 7,625
                         =====                     =======                       =======
Options exercised:
Fiscal year:
   1977                  4,687       $ 7.155       $33,540       $ 8.64(c)       $40,500
                         =====                     =======                       =======
   1978                  6,719         4.88         65,804        13.00           88,194
                         =====          to         =======          to           =======
                                     11.283                      13.16(c)


*    Restated to reflect the five-for-four stock split declared in 1979.

(a)  At the dates options were granted.

(b)  Options expire five years from dated granted.

(c)  At the dates options were exercised.

Options for 781 shares, at an option price of $11.28 per share, expired during 1978 and none expired in 1977. No options became exercisable during 1978 and 1977.

Shares under option at December 3, 1978 consist of 9,062 shares currently exercisable. When options are exercised, the excess of the option price received over the par value of the common shares issued will be credited to capital in excess of par value of stock. No charges have been made to income with respect to stock options.

                                    Continued

The company has a management incentive bonus plan for key management employees. Under the plan, key employees may be granted an annual cash bonus up to 50% of the individual's annual base salary. The aggregate bonuses for the management group cannot exceed 30% of the total annual base salaries of those persons eligible to participate in the plan. An individual may elect to receive up to 40% of his bonus in the company's common stock, in which case the bonus will be increased up to 20%. Shares to be issued for fiscal 1978 will be 4,536. The charges to income under the plan in 1978 and 1977 were $133,535 and $75,537, respectively.

The Board of Directors adopted a non-qualified stock option plan during 1978 under which options for 2,500 shares may be granted to key employees. Under the plan the option price is to be not less than 759 of the fair market value of the shares at the date granted. No options have been granted as of December 3, 1978.

9. COMMON STOCK AND CAPITAL IN EXCESS OF PAR VALUE:

Changes in common stock and capital in excess of par value are as follows:


                                                                      Capital
                                                        Common       in Excess
                                        Shares          Stock        Par Value
                                        ------          -----        ---------
Balance, November 27, 1977             1,158,857       $115,886       $273,305
Shares issued under:
  Management incentive bonus plan          1,188            119         20,820
  Stock option plan                        5,375            537         65,266
Balance, December 3, 1978              1,165,420       $116,542       $359,391

                                    Continued

10. LEASES:

Capitalized lease obligations (see Note 5) represent amounts payable under leases which are in substance installment purchases. The leases provide for rental payments equivalent to principal and interest payments on the debt obligations of the lessors. Property, plant and equipment includes the following assets under capital leases:

                                      1978                 1977
                                      ----                 ----

Land                             $   162,000          $   162,000
Building                           1,298,600              838,000
Machinery and equipment              481,100                 --
Accumulated depreciation             (93,000)             (42,000)
                                 $ 1,848,700          $   958,000

The company has the option to purchase the above assets any time during the term of the leases for amounts sufficient to redeem and retire all outstanding lessor debt obligations plus $12,400.

The minimum rental commitments under all noncancelable leases as of December 3, 1978 are as follows:

                                     Operating          Capitalized
         Fiscal Period                Leases              Leases
         -------------                ------              ------
             1979                  $  426,000           $  213,000
             1980                     275,000              215,000
             1981                     233,000               21,000
             1982                     116,000               21,000
             1983                      17,000              211,000
          1983-1992                      --              1,580,000
                                   ----------            ---------
     Minimum lease payments        $1,067,000            2,654,000
     Less interest                 ==========             (885,000)
                                                         ---------
Present value of minimum lease payments                  1,769,000
                                                         =========

Rent expense, including related real estate taxes and insurance charged to operations, amounted to $814,939 and $741,022 for 1978 and 1977, respectively.

                                    Continued

11. RESEARCH AND DEVELOPMENT:

Research and development expenses were approximately $273,000 and $230,000 in 1976 and 1977, respectively.

12. QUARTERLY FINANCIAL DATA (UNAUDITED):

Results of operations for each of the quarters during fiscal 1978 and 1977 are as follows (in thousands except per share data):

                                                     1978
                                  --------------------------------------------
                                  First    Second     Third   Fourth    Total
                                  -----    ------     -----   ------    -----

Net sales                         $8,376  $11,237   $11,856   $11,836  $43,305
Gross profit (as reported          3,426    4,530     4,933         -      -
Gross profit (as restated)         3,360    4,441     4,839     4,864   17,504
Net income (as reported)             442      754       852         -      -
Net income (as restated)             410      710       806       775    2,701
Net income per share (as reported)   .30      .52       .58         -      -
Net income per share (as restated)   .28      .49       .55       .54     1.86

                                                     1977
                                  --------------------------------------------
                                  First    Second     Third   Fourth     Total
                                  -----    ------     -----   ------     -----

Net sales                         $7,721   $ 9,614   $9,403   $ 9,414  $36,152
Gross profit                       3,035     3,909    3,930     4,038   14,912
Net income                           406       626      674       628    2,334
Net income per share                 .28       .43      .47       .43     1.61

                                    Continued

Quarterly results for the first three quarters in fiscal 1978 have been restated to give effect to the change in the company's method of valuing inventory to the LIFO method (Note 2). All per share data has been restated to reflect the five-for-four stock split declared in 1979.

The fiscal quarters of the company contain 13 weeks except the third quarter of 1978 which contains 14 weeks.



13. INDUSTRY SEGMENT INFORMATION (IN THOUSANDS OF DOLLARS):

The company operates principally in two industries, (1) Office Equipment and Supplies and (2) Art/Craft Products. The company and its subsidiaries are primarily engaged in the manufacture of such products for the business, education and hobby markets. The company also manufactures a variety of metal component parts used by other manufacturers in several different industries. Export sales aggregating $4,065 and $3,276 in 1978 and 1977, respectively, were made to customers in various countries.

Identifiable assets are assets used in the operations of each business segment. Corporate assets include cash and miscellaneous other assets not identifiable with any particular segment.

Operating profits include all revenues and expenses of the reportable segment, except for general corporate expenses, interest expense, other income (expense) and income taxes.

The effect of changing to the LIFO method of valuing inventories reduced the 1978 operating profit of Office Equipment and Supplies, Art/Craft Products and Other by $167, $141 and $35, respectively.

                                    Continued

13.   INDUSTRY SEGMENT INFORMATION (IN THOUSANDS OF DOLLARS), continued:



                           Office
   Year Ended             Equipment       Art/Craft                         Corp.
      1978              and Supplies      Products           Other         Assets         Consolidated
      ----              ------------      --------           -----         ------         ------------

Net sales                   $22,916          $16,676         $3,713                          $43,305
                            =======          =======         ======                          =======
Operating profit            $ 4,082          $ 1,456         $  784                            6,322
                            =======          =======         ======

General corporate                                                                               (823)
Interest expense                                                                                (343)
Other expense                                                                                    (94)
                                                                                             -------
Income before
  income taxes                                                                               $ 5,062

Identifiable assets         $13,097          $ 8,044         $2,437         $497             $24,075
                            =======          =======         ======         ====             =======
Capital additions           $ 1,708          $   130         $  277         $ 26             $ 2,141
                            =======          =======         ======         ====             =======
Depreciation
and amortization            $   432          $   175         $  126         $ 13             $   746
                            =======          =======         ======         ====             =======

   Year Ended
     1977
     ----

Net sales                   $19,103          $14,063         $2,986                          $36,152
                            =======          =======         ======                          =======
Operating profit            $ 3,690          $ 1,294         $  532                            5,516
                            =======          =======         ======                          =======

General corporate                                                                               (825)
Interest expense                                                                                (289)
Other income                                                                                      54
                                                                                             -------
Income before
   income taxes                                                                              $ 4,456
                                                                                             =======
Identifiable assets         $ 9,963          $ 7,303         $2,147         $689              20,102
                            =======          =======         ======         ====             =======
Capital additions           $   769          $   223         $  257         $ 46               1,295
                            =======          =======         ======         ====             =======
Depreciation
  and amortization          $   359          $   166         $   95         $ 10             $   630
                            =======          =======         ======         ====             =======


                                    Continued

14.   SUBSEQUENT EVENTS:

On January 24, 1979, subsequent to the company reporting its earnings for the year ended December 3, 1978, the Board of Directors declared a five-for-four common stock split to be made on February 28, 1979 to stockholders of record February 7, 1979. This stock split will result in the issuance of a maximum of 291,355 additional shares of common stock, par value $.10 per share (fractional shares will be paid in cash) and will be accounted for by the transfer of approximately $29,136 to the common stock capital account from capital in excess of par value.

All per share computations in these statements and the stock option data in note 8 have been restated to reflect this split.

The company announced on January 16, 1979 that its Bienfang Paper Products operation would be transferred from its Metuchen, New Jersey plant to a facility in Statesville, North Carolina. This move, which will occur during fiscal 1979, will enable the company to consolidate its Art/Craft operations.

    SCHEDULE II. AMOUNTS RECEIVABLE FROM UNDERWRITERS, PROMOTERS, DIRECTORS, OFFICERS, EMPLOYEES AND PRINCIPAL HOLDERS (Other Than Affiliates) OF
               EQUITY SECURITIES OF THE PERSON AND ITS AFFILIATES



Column A                              Column B       Column C       Column E
--------                              --------       --------       --------
                                       Balance                       Balance
                                     Receivable                     Receivable
                                         at                         at Close
                                      Beginning                     of Period,
Name of Debtor                       of Period      Additions      Not Current
--------------                       ---------      ---------      -----------

Year ended November 27, 1977:
   George E. Bartol, III              $34,915        $  952          $35,867
   George P. Johnson                   38,861           935           39,796
                                      -------        ------          -------
                                      $73,776        $1,887           $7,663
                                      =======        ======          =======
Year ended December 3, 1978:
   George E. Bartol, III               35,867           889           36,756
   George P. Johnson                   39,796         1,094           40,890
                                      -------        ------          -------
                                      $75,663        $1,983          $77,646
                                      =======        ======          =======

                    SCHEDULE V. PROPERTY, PLANT AND EQUIPMENT



                   Column A                 Column B            Column C         Column D       Column F
                   --------                 --------            --------         --------       --------
                                            Balance at                                          Balance at
                                            Beginning           Additions                          End
                Classification              of Period            at Cost        Retirements     of Period
                --------------              ---------            -------        -----------     ---------

Year ended November 27, 1977:
    Land and land improvements            $   278,601                --          $ 20,400      $   258,201
    Buildings                               2,782,750         $   404,213           5,698        3,181,265
    Machinery and equipment                 6,085,642             964,806          49,198        7,001,250
    Leasehold improvements                     97,415               3,188            --            100,603
    Construction in process                   594,845             (76,853)(A)        --            517,992

                                          $ 9,839,253         $ 1,295,354        $ 75,296      $ll,059,311
 Year ended December 3, 1978:
    Land and land improvements                258,201                --              --            258,201

    Buildings                               3,181,265             488,086            --          3,669,351

    Machinery and equipment                 7,001,250           1,544,163(B)      136,933        8,408,480
    Leasehold improvements                    100,603               3,794           2,559          101,838
    Construction in process                   517,992             104,908(A)         --            622,900
                                          $11,059,311         $ 2,140,951        $139,492      $13,060,770


(A) Represents net increase (decrease) for the year.

(B) Principally additions in Office Equipment and Supplies segment during 1978.

             SCHEDULE VI. ACCUMULATED DEPRECIATION AND AMORTIZATION
                        OF PROPERTY, PLANT AND EQUIPMENT



                  Column A                   Column B       Column C          Column D        Column E
                  --------                   --------       --------          --------        --------
                                                            Additions,
                                            Balance at       Charged                         Balance at
                                             Beginning      to Costs                            End
                 Description                of Period      and Expenses     Retirements       of Period
                 -----------                ---------      ------------     -----------       ---------

Year ended November 27, 1977:
   Land improvements                       $    4,111        $  1,642             --         $    5,753
   Buildings                                  908,413          98,388        $  2,704         1,004,097
   Machinery and equipment                  3,355,266         473,481          32,341         3,796,406
   Leasehold improvements                      47,468           5,509            --              52,977
                                           ----------        --------        --------        ----------
                                           $4,315,258        $579,020        $ 35,045        $4,859,233
                                           ==========        ========        ========        ==========
Year ended December 3, 1978:
   Land improvements                            5,753           1,643            --               7,396
   Buildings                                1,004,097         108,194            --           1,112,291
   Machinery and equipment                  3,796,406         582,039         102,669         4,275,776
   Leasehold improvements                      52,977           5,476           2,559            55,894
                                           ----------        --------        --------        ----------
                                           $4,859,233        $697,352        $105,228        $5,451,357
                                           ==========        ========        ========        ==========

SCHEDULE VII. INTANGIBLE ASSETS, PREOPERATING EXPENSES, AND SIMILAR DEFERRALS


Column A                                 Column B        Column C          Column D          Column E          Column F
--------                                 --------        --------          --------          --------          --------
                                                                          Deductions,
                                         Balance at                       Charged to          Other           Balance at
                                         Beginning       Additions        Costs and          Charges           Close of
Description                              of Period        at Cost          Expenses         Add (Deduct)        Period
-----------                              ---------        -------          --------         ------------        ------

         Intangible Assets

Year ended November 27, 1977:
  Patents and patent applications       $ 160,021           --           $  25,014               --            $ 135,007
   Trademarks, trade names, etc           116,092      $   2,013             2,922               --              115,183
   Leasehold equity                       188,667           --              16,257               --              172,410
   Cost incurred in excess of
   net assets purchased                   246,640           --               7,258               --              239,382
                                        ---------                        ---------          ---------          ---------
                                          711,420      $   2,013         $  51,451(A)            --            $ 661,982
                                        =========                        =========          =========          =========
Year ended December 3, 1978:
   Patents and patent applications        135,007           --              21,764               --              113,243
   Trademarks, trade names, etc           115,183           --               2,922          $ (35,999)            76,262
   Leasehold equity                       172,410           --              16,257               --              156,153
   Cost incurred in excess of
   net assets purchased                   239,382           --               7,245            (16,571)           215,566
                                        ---------                        ---------          ---------          ---------
                                        $ 661,982           --           $  48,188(A)       $ (52,570)(B)      $ 561,224
                                        =========                        =========          =========          =========


(A) Amortization credited to intangible assets.

(B) Write-off of goodwill and trademarks which no longer have value.

          SCHEDULE XII. VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

Column A                               Column B               Column C                  Column D       Column E
--------                               --------               --------                  --------       --------
                                                               Additions
                                                        --------------------------
                                      Balance at        Charged to     Charged to                      Balance at
                                      Beginning          Cost and         Other                          End of
Description                           of Period          Expenses       Accounts      Deductions         Period
-----------                           ---------          --------       --------      ----------         ------

Year ended November 27, 1977:
   Doubtful accounts (deducted
    from assets)                        $120,000       $ 88,000       $7,000(1)        $84,000(2)       $131,000

Year ended December 3, 1978:
   Doubtful accounts (deducted
     from assets)                       $131,000        $105,000        $2,000(1)      $77,000(2)       $161,000


(1) Recoveries of accounts previously written off.

(2) Doubtful accounts written off, net of collection expenses.

SCHEDULE XVI. SUPPLEMENTARY INCOME STATEMENT INFORMATION

          Column A                                  Column B
          --------                                  --------
                                          CHARGED TO COSTS AND EXPENSES
                                          -----------------------------
 ITEM                                       1977               1978
 ----                                       ----               ----
Depreciation of property,
     plant and equipment                 $  579,020         $  697,352
                                         ==========         ==========

Taxes, other than income taxes:
   Payroll taxes                         $  516,991         $  612,549
                                         ==========         ==========
    City, county and state taxes         $  384,850         $  560,927
                                         ==========         ==========
Rents                                    $  741,022         $  814,939
                                         ==========         ==========
Advertising costs                        $  880,616         $1,272,679
                                         ==========         ==========

                                    FORM 10-Q

                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                  Quarterly Report Under Section 13 or 15 (d)
                      of the Securities Exchange Act of 1934

For Quarter Ended March 4, 1979               COMMISSION FILE NO. 0-6085

                             HUNT MANUFACTURING C0.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Pennsylvania                                 21-0481254
     ------------                                 ----------
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)                Identification NO.)

1405 Locust Street, Philadelphia, PA                       19102
------------------------------------                       -----
(Address of principle executive offices)                 (Zip Code)

Registrant's telephone number, including area code (215) 735-7695

                                  NOT APPLICABLE
                                  --------------
               Former name, former address and former fiscal year,
                           if changed since last report

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the close of the period covered by this report.

1,461,777 Common Shares, par value $.10 per share.

                             HUNT MANUFACTURING C0.

                                      INDEX

                                                                 PAGE NO.
                                                                 -------

Part I        Financial Information:

              Consolidated Condensed Balance Sheet
               March 4, 1979 and February 26, 1978                 3

              Consolidated Condensed Statement of Income           4
                 Three Months Ended March 4, 1979 and
                 February 26, 1978

              Consolidated Condensed Statement of Changes          5
                 in Financial Position
                     Three Months Ended March 4, 1979
                     and February 26, 1978

              Notes to Consolidated Condensed Financial            6
                 Statements

              Management's Discussion and Analysis of the        7 & 8
                 Consolidated Condensed Statement of Income

Part II       Other Information                                 9 & 10

                             HUNT MANUFACTURING C0.
                      CONSOLIDATED CONDENSED BALANCE SHEET
                       MARCH 4, 1979 AND FEBRUARY 26, 1978

                                    UNAUDITED
                             (DOLLARS IN THOUSANDS)

                       ASSETS                          1979         1978
                       ------                          ----         ----

Current assets

Cash                                                $    355      $   239

    Marketable securities                                  -          748
    Accounts receivable, net                           7,968        6,174
    Inventories
       Raw materials                                   2,866        1,989
       Work-in-process                                 2,083        1,601
       Finished goods                                  2,870        2,939
                                                     -------      -------
           Total inventories                           7,819        6,529
    Prepaid expenses                                     246          183
                                                     -------      -------
Total current assets                                  16,388       13,873
    Property, plant and equipment, net                 7,644        6,237
    Intangible assets                                    550          647
    Loans to officers                                     78           76
    Other assets                                         117          138
                                                     -------      -------
Total Assets                                         $24,777      $20,971
                                                     =======      =======

                      LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities
    Current portion of long-term debt                    373          361
    Accounts payable                                   2,011        1,050
    Accrued liabilities:
        Salaries, wages and commissions                  815          719
        Pensions                                         378          283
        Income taxes                                     710          634
        Other                                          1,106          567
                                                     -------      -------
Total current liabilities                              5,393        3,614
    Long-term debt less current portion                2,781        3,153
    Deferred income taxes                                618          411
Stockholders' equity
    Capital stock:
    Common, $.10 par value, authorized
    3,000,000 shares; issued
    1,461,777 - 1979; 1,456,775 - 1978                   146          117
    Capital in excess of par value of stock              389          359
    Retained earnings                                 15,450       13,317
                                                     -------      -------
Total stockholders' equity                            15,985       13,793
                                                     -------      -------
Total liabilities and equity                         $24,777      $20,971
                                                     =======      =======




     See accompanying notes to consolidated condensed financial statements.

                              HUNT MANUFACTURING C0.

                    CONSOLIDATED CONDENSED STATEMENT OF INCOME

              THE 3 MONTHS ENDED MARCH 4, 1979 AND FEBRUARY 26, 1978

                                    UNAUDITED

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                           Three Months Ending

                                   March 4, 1979       February 26, 1978
                                   -------------       -----------------

Net sales                              $11,057              $8,376
Cost of sales                            6,668               5,016
                                       -------              ------
Gross profit                             4,389               3,360
                                       -------              ------
Selling expenses                         2,203               1,846
Administrative expenses                    820                 660
                                       -------              ------
Total selling and
    administrative expenses              3,023               2,506
                                       -------              ------
Income from operations                   1,366                 854
Other expenses, net                         87                  83
Provision for plant relocation             460                   -
                                       -------              ------
Income before taxes                        819                 771
Provision for income taxes                 357                 361
                                       -------              ------
Net income                             $   462              $  410
                                       =======              ======
Average common shares
    outstanding                      1,459,828           1,452,944
Net income per
    common share                          $.32                $.28
Dividends per share                      $.125                $.10



      See accompanying notes to consolidated condensed financial statements.

                             HUNT MANUFACTURING C0.
              CONDENSED STATEMENT OF CHANGES IN FINANCIAL POSITION
           (o THREE MONTHS ENDED MARCH 4, 1979 AND FEBRUARY 26, 1978

                                    UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                                        1979           1978
                                                        ----           ----
Sources of working capital:
Working capital provided by operations                $  702         $  610
Proceeds from exercise of stock options                   59             87
Deferred taxes                                            35            --
Additions to long-term debt                               --           1,000
Other                                                      8            --
                                                      ------         ------
                                                         804          1,697

Uses of working capital:

Additions to property, plant and equipment               262            223
Dividends declared                                       183            146
Reduction of long-term debt                               37             71
Other, net                                               --              45
                                                      ------         ------
                                                         482            485
                                                      ------         ------
                  Increase in working capital         $  322         $1,212
                                                      ======         ======



     See accompanying notes to consolidated condensed financial statements.

                             HUNT MANUFACTURING C0.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1 - In the opinion of management the accompanying unaudited Financial Statements reflect all adjustments (consisting of only normal accruals) to present fairly the company's financial position as of march 4, 1979 and February 26, 1978, and the results of operations and changes in financial position for the three months then ended.

2 - Certain Advertising, Marketing and Administrative expenses are accrued or deferred as of the interim reporting date to provide an appropriate cost in the period and to normalize the expenses within the fiscal year. the net effect does not have any material impact on the results of operations for the periods presented.

3 - The earnings per share are calculated based on the weighted average number of shares outstanding, restated to reflect the five-for-four stock split declared in January, 1979. shares under option are common stock equivalents, but are not used in computing earnings per share because the dilutive effect would be less than 1%.

4 - The 1978 results have been restated to give effect to the adoption of LIFO and the five-for-four stock split declared in January, 1979.

5 - The first quarter results of 1979 include a provision of $460,000 for the anticipated costs relating to the relocation of the Company's Bienfang Paper operation from Metuchen, New Jersey to Statesville, North Carolina.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF CONSOLIDATED CONDENSED STATEMENT OF INCOME

NET SALES

     Net sales of $11,057, 000 were 32.0% ahead of the $8,376,000 reported for the same period in 1978. Sales in all segments of the Company experienced significant improvements over last year with office products being particularly noteworthy registering an increase of 42.5% over 1978. Sales of a new competitively priced electric sharpener in the end of 1978 contributed significantly to the gain in Office Products. It is important to note that the first quarter of 1978 was adversely affected in sales and production because of the severe weather conditions which disrupted the Company's operations. Art/Craft products and Other Product sales increased 20.5% and 32.1%, respectively, over the first quarter of 1978.

GROSS PROFIT

     Gross Profit of $4,389,000 for the quarter increased 30.6% over the $3,360,000 for the quarter in 1978. Gross profit as a percentage of sales declined slightly to 39.7% of net sales versus 40.1% in the first quarter of 1978. Product mix variations were the significant factor reducing overall gross margin.

SELLING & ADMINISTRATIVE EXPENSES

     Total selling and administrative expenses of $3,023,000 increased 20.6% over the $2,506,000 in the first quarter of 1978. These expenses did not increase as rapidly as sales because of the depressed sales for the first quarter of 1978 mentioned in the paragraph above, as well as investments that had been made in the first quarter of 1978 in marketing expenses.

PROVISION FOR PLANT RELOCATION

     The first quarter of 1979 includes a provision of $460,000 for the anticipated costs relating to the relocation of our Bienfang Paper Operation from Metuchen, New Jersey to Statesville, North Carolina. Although this relocation will not occur until later in the year, generally accepted accounting principles require that these costs be charged to operations when they can be reasonably estimated. this move will enable the company to consolidate its Art/Craft operations.

NET INCOME

     Net income of $462,000 increased 12.8% over the $410,000 for the first quarter of 1978. Net income increased at a faster rate than income before income taxes because the effective tax rate provision for

1979 of 43.5% is lower than the 46.8% in the first quarter of 1978. This is due to the reductions in the corporate income tax rate as well as greater investment tax credits anticipated in 1979 over 1978.

      Comparisons with the quarter immediately preceeding would not be meaningful due to the seasonality of the Company's sales and business.

                           PART II. OTHER INFORMATION

Item 5. Increases in amounts of the company's outstanding securities or long-term debt.

(Increase in outstanding securities):

Title of Class                                                    Amount
--------------                                                    ------

- Common Stock $.10 par value, as reported in
    10-K Annual Report for the year ended
    December 3, 1978                                            1,165,420

- Common stock outstanding as of March 4, 1979                  1,461,777



                                                                    Capital in
                                            Total                 Excess of Par
Transactions                               Proceeds     Capital        Value
------------                               --------     -------        -----

- 625 shares issued December 22, 1978
      by exercise of stock option           $ 3,813     $    63       $ 3,750

- 3,629 shares issued January 9, 1979
      as Management Incentive Bonus Plan     59,879         363       59,516
- 292,103 shares issued February 28, 1979
      by five-for-four stock split             -         29,210      (29,210)
- Cash issued February 28, 1979 for
      fractional shares in lieu of stock     (4,607)          -       (4,607)
                                            -------     -------      --------
                                            $59,085     $29,636      $29,449
                                            =======     =======      =======

- The above mentioned transactions involved the issuance of unregistered securities under the Securities Act of 1933. Registration of the shares under the Securities Act of 1933 is not required by reason of the exemption afforded by Section 4(2) of said Act to "Transaction by an issuer not involving any public offering," and wherein the recipient represented and warranted such stock was taken for investment purposes only.

- Proceeds from the above mentioned transaction will be utilized for plant equipment.

ITEM 8. OTHER MATERIALLY IMPORTANT EVENTS.

     The Company is concluding negotiations for the purchase of a building in Statesville, North Carolina that will house the Bienfang Paper operation to be transferred from Metuchen, New Jersey. This building, as wel1 as various machinery and equipment associated with it, is expected to be financed by an Industrial Revenue Bond issue of approximately $2,000,000.

     The Company's existing facility in Metuchen is leased and negotiations are being conducted with the lessor to terminate the lease amicably.

ITEM 9. EXHIBITS AND REPORTS ON FORM 8-K.

(b) Report on Form 8-K - There were no reports on Form 8-K the three months ended March 4, 1979.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     HUNT MANUFACTURING CO.
                                     (registrant)

Date 4-6-79                          ______________________________________
                                     Rudolph M. Peins, Jr.
                                     Vice President, Treasurer & Secretary
                                     Chief Financial Officer

Date 4-6-79                          ______________________________________
                                     Charles W. Naylor
                                     President

                    Certain Additional Financial Information

     The following tables set forth certain summaries of financial information relating to the Company and are intended to illustrate certain effects the transactions relating to the Series 1979 Bonds would have had if they had been consummated in the Company's fiscal year ended December 3, 1978.

                             HUNT MANUFACTURING CO.

                       Ratio of Earnings to Fixed Charges
                           Years Ended 1974 thru 1978

                                                                                                                       Relating to
                              12/1/74           11/30/75        11/28/76          11/27/77         12/3/78        Series 1979 Bonds
                              -------           --------        --------          --------         -------        -----------------
                              (52 wk)            (52 wk)         (52 wk)           (52 wk)         (53 wk)

Earnings before
Fixed Charges                2,985,082         3,179,020         4,100,275         4,955,771       5,607,770         5,607,770

Fixed Charges                  281,600           229,964           514,668           499,589         545,899           685,899*
Ratio of Earnings
    to Fixed Charges             10.60             13.82              7.97              9.92           10.27              8.18*


----------

* Calculated at an assumed rate on the Series 1979 Bonds of 7%. Each incremental change of 1/8% in the actual interest rate would result in an change of approximately .03 in the adjusted Ratio of Earnings to Fixed Charges.

                             HUNT MANUFACTURING C0.
                          STATEMENT OF CAPITALIZATION

                                                                               As Adjusted for
                                               Fiscal Year Ended            obligations relating
                                               December 3, 1978             to Series 1979 Bonds
                                               ----------------             --------------------
                                             Amount       Ratio             Amount         Ratio
                                             ------       -----             ------         -----

Long Term Debt (1)
    Term Notes Payable to
      Banks                                   97,546          .5              97,546         .5
    Capitalized Lease Obligations          1,672,126         9.1           3,672,126       17.9
    Mortgage Note                            157,887          .9             157,887         .8
    Notes to former Shareholders
      of Acquired Company                    890,450         4.8             890,450        4.4
                                          ----------       -----          ----------      -----
    Total Long Term Debt                   2,818,009        15.3           4,818,009       23.5
                                          ----------       -----          ----------      -----
Common Equity
    Common Stock $.10 par value
      Authorized 3,000,000 shares,
      1,165,420 shares outstanding           116,542                         116,542
    Capital in Excess of Par value           359,391                         359,391
    Retained Earnings                     15,170,319                      15,170,319
                                          ----------                      ----------
    Total Common Equity                   15,646,252        84.7          15,646,252       76.5
                                          ----------       -----          ----------      -----
Total Capitalization                      18,464,261       100.0          20,464,261      100.0
                                          ==========       =====          ==========      =====


(1) Excludes Long Term Debt due within one year in the amount of $372,742.

NEW ISSUE

     In the opinion of Bond Counsel, interest on the Series 1979 Bonds is exempt under existing statutes, regulations and court decisions from all present Federal income taxes, except for interest on any Series 1979 Bond for any period during which such Series 1979 Bond is held by a person who is a "substantial user" of the Project or a "related person", within the meaning of Section 103(b)(8) of the Internal Revenue Code of 1954, as amended, and such interest is exempt from all income taxes within the State of North Carolina. (See "TAX EXEMPTION," herein.)

                                   $2,000,000
                  THE IREDELL COUNTY INDUSTRIAL FACILITIES AND
                      POLLUTION CONTROL FINANCING AUTHORITY
                                (NORTH CAROLINA)

                        7 1/2 % INDUSTRIAL REVENUE BONDS
                        (HUNT MANUFACTURING CO. PROJECT)
                                   SERIES 1979

Dated: June 1, 1979                                            Due: June 1, 1999
                               (subject to prior redemption as described herein)

     The Series 1979 Bonds will be payable, except to the extent payable from bond proceeds, solely from rentals payable by Hunt Manufacturing Co. under a Lease Agreement, which will be assigned to the Trustee by the Authority under an Indenture and Deed of Trust, pursuant to which the Authority will also deed in trust to the Trustee the real property and fixtures and grant a security interest in the tangible personal property and fixtures comprising the Leased Property, and from any payments made pursuant to the absolute and unconditional guarantee of the principal of and redemption premium, if any, and interest on the Series 1979 Bonds under a Guaranty Agreement by

                             HUNT MANUFACTURING CO.

     The Series 1979 Bonds will be issuable and payable as set forth herein. First Union National Bank of North Carolina, Charlotte, North Carolina, is the Trustee, the Bond Registrar and a paying agent for the Series 1979 Bonds.

     The Series 1979 Bonds are subject to redemption prior to maturity as described herein.

                                   Price: 100%
                    (plus accrued interest from June 1, 1979)

     The Series 1979 Bonds will be offered subject to the approving opinion of Brown, Wood, Ivey, Mitchell & Petty, New York, New York, as Bond Counsel and to certain other conditions. Certain legal matters pertaining to Hunt Manufacturing Co. and its obligations under the Guaranty Agreement will be passed upon by Drinker Biddle & Reath, as counsel to the Company.

                               ALEX. BROWN & SONS

                                Established 1800

                               BALTIMORE, MARYLAND

May 15, 1979

     The information contained in this Official Statement has been obtained from Hunt Manufacturing Co. or other sources deemed reliable by the Authority. No representation or warranty is made as to the accuracy or completeness of such information, and nothing contained in this Official Statement is, or shall be relied on as, a promise or representation by the Underwriter. The Official Statement is submitted in connection with the sale of securities as referred to herein, and may not be reproduced or be used, in whole or in part, for any other purpose. The delivery of this Official Statement at any time does not imply that information herein or in the Appendix hereto is correct as of any time subsequent to its date.

     No dealer, salesman or any other person has been authorized by the Authority, or by Hunt Manufacturing Co., or by the Underwriter to give any information or to make any representation other than as contained in this Official Statement in connection with the offering described herein, and, if given or made, such other information or representation must not be relied upon as having been authorized by any of the foregoing. This Official Statement does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale.

                                TABLE OF CONTENTS

                                                           PAGE
                                                           ----

 OFFICIAL STATEMENT
 Introductory Statement .....................................1
 The Authority ..............................................3
 The Project ................................................3
 The Series 1979 Bonds ......................................3
 The Lease Agreement ........................................8
 The Indenture and Deed of Trust ............................15
 The Guaranty Agreement .....................................23
 Underwriting ...............................................25
 Tax Exemption ..............................................25
 Legality ...................................................26
 Miscellaneous ..............................................26

 APPENDIX

 Hunt Manufacturing Co.
 Annual Report on Form 10-K .................................A-1
 Quarterly Report on Form 10-Q ..............................B-1
 Certain Additional Financial Information ...................C-1

                               OFFICIAL STATEMENT

                                   $2,000,000

                  THE IREDELL COUNTY INDUSTRIAL FACILITIES AND
                      POLLUTION CONTROL FINANCING AUTHORITY
                                (NORTH CAROLINA)
                            INDUSTRIAL REVENUE BONDS
                        (HUNT MANUFACTURING CO. PROJECT)
                                   SERIES 1979

                                   ----------

                             INTRODUCTORY STATEMENT

     This Official Statement, including the cover page and reverse thereof, of The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") is provided for the purpose of setting forth information in connection with the sale by the Authority of its Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979, in the aggregate principal amount of $2,000,000 (the "Series 1979 Bonds").

     The Series 1979 Bonds are to be issued pursuant to the provisions of an Indenture and Deed of Trust dated as of June 1, 1979 (the "Indenture") between the Authority and First Union National Bank of North Carolina (the "Trustee") to provide funds to finance a portion of the cost of acquiring, improving, equipping and providing for a manufacturing and industrial facility for the production of paper and other art/craft products (referred to herein as the "Project", which together with any substitutions therefor, less any property removed therefrom, is herein called the "Leased Property") in Iredell County, North Carolina.

     The Project will be acquired and leased by the Authority to Hunt Manufacturing Co. (the "Company"), pursuant to a Lease Agreement dated as of June 1, 1979 (the "Lease"), between the Authority and the Company, under the terms of which the Company will be obligated to make rental payments ("Basic Rent") which will be sufficient to pay the principal of and redemption premium, if any, and interest on the Series 1979 Bonds and any additional bonds and any refunding bonds issued under the Indenture (collectively, the "Bonds") as the same become due and payable. The Authority will con-vey and assign its interest in the real property, and the improvements and fixtures now or hereafter erected thereon (collectively referred to as the "Trust Estate"), and grant and assign a security interest in the tangible personal property and fixtures (collectively referred to as the "Leased Equipment") comprising the Leased Property and all of its rights in the Lease (except its rights to reimbursement of expenses, to indemnification, to receive notices and certain other rights), including Basic Rent, aria pledge all moneys and securities in the Bond Fund created under the Indenture and, until applied to the cost of the Project, all moneys and securities in the Acquisition Fund created under the Indenture, to the Trustee under the Indenture for the benefit of the holders of the Bonds.

     Simultaneously with the issuance and delivery of the Series 1979 Bonds, the Company (also referred to as the "Guarantor") will deliver to the Trustee a Guaranty Agreement dated as of June 1, 1979 (the "Guaranty"), under the terms of which the Guarantor will absolutely and unconditionally guarantee the full and prompt payment of the principal of and redemption premium, if any, and interest on the Bonds when and as the same become due.

     Brief descriptions of the Authority, the Project and the Series 1979 Bonds, and summaries of certain provisions of the Lease, the Indenture and the Guaranty are included herein. The Appendix to this Official Statement has been furnished by the Company and consists of the Company's Annual Report on Form 10-K for the year ended December 4, 1978, the Company's Quarterly Report on Form 10-Q for the quarter ended March 4, 1979 and certain additional financial information.

     The descriptions and summaries contained herein do not purport to be comprehensive or definitive and are expressly made subject to the exact provisions of the complete documents. For complete details of the provisions and conditions of these documents, prospective purchasers of the Series 1979 Bonds are referred to the Lease, the Indenture and the Guaranty, copies of which may be obtained from Alex. Brown & Sons at 135 East Baltimore Street, Baltimore, Maryland 21202 and are also available for examination at the principal corporate trust office of the Trustee. All references herein to the Lease, the Indenture and the Guaranty are qualified in their entirety by reference to each such document and references herein to the Series 1979 Bonds are qualified in their entirety by reference to the form thereof included in the Indenture and the information with respect thereto included in the aforesaid documents.



                                       2.

                                   THE AUTHORITY

     The Authority is a political subdivision and body corporate and politic of the State of North Carolina, duly created and existing pursuant to Chapter 800 of the 1975 Session Laws of North Carolina, as amended, which as codified appears as Chapter 159C of the General Statutes of North Carolina, known as the Industrial and Pollution Control Facilities Financing Act. Under the Constitution and laws of the State of North Carolina, the Authority is authorized to issue the Series 1979 Bonds, to acquire the Project, to lease the Project to the Company and to secure the payment of the Bonds by an assignment and conveyance of the Trust Estate to the Trustee in trust, and the assignment and grant to the Trustee of a security interest in the Leased Property and by an assignment to the Trustee of all payments of Basic Rent to be received by the Authority under the Lease.

                                   THE PROJECT

     The Project consists of the acquisition of approximately 12.7 acres of land in Statesville, North Carolina and the industrial building of approximately 170,000 square feet located thereon, the making of certain improvements to said building and the acquisition and installation of certain equipment and machinery to be used in the production of paper and other art/craft products. The Company anticipates that, upon completion, the operations of its Bienfang Paper Products unit will be housed in the Project.

                              THE SERIES 1979 BONDS

     The Series 1979 Bonds will be dated as of June 1, 1979, and interest thereon will be payable semi-annually on the first days of June and December in each year, the first interest payment date being December 1, 1979.

     The Series 1979 Bonds will be issuable as coupon bonds, registrable as to both principal and interest, in the denomination of $5,000 each. The principal of and redemption premium, if any, and interest on bonds (unless registered) will be payable at the principal office of First Union National Bank of North Carolina, as Paying Agent. The principal of and redemption premium, if any, on registered Bonds registered as to both principal and interest will be payable at the principal corporate trust office of the Trustee. Interest on bonds registered as to both principal and interest will be payable by the Trustee by check mailed to the registered owner at the address shown on the registration books of the Authority kept by the Trustee as Bond Registrar.



                                       3.

SECURITY FOR THE SERIES 1979 BONDS

     The Series 1979 Bonds are payable, except to the extent payable from bond proceeds, solely out of the payments of Basic Rent to be made by the Company to the Trustee, any payments made by the Company pursuant to the Guaranty, any net proceeds realized from the sale of the Trust Estate and the Leased Equipment (all such moneys to be deposited by the Trustee in the Bond Fund under the Indenture) and, until applied to the cost of the Project, all moneys and securities in the Acquisition Fund under the Indenture, which are pledged, equally and ratably, to the payment of the Series 1979 Bonds and any additional and refunding Bonds issued under the Indenture.

     The Lease requires the Company to obtain and maintain certain insurance with respect to the Leased Property, and permits the Company to grant and release easements and purchase unimproved portions of the Trust Estate and the items of Leased Equipment. See "THE LEASE AGREEMENT Insurance and Eminent Domain" and "THE LEASE AGREEMENT Maintenance and Modifications" herein.

     The Series 1979 Bonds will be limited obligations of the Authority payable solely from the revenues and other funds pledged therefor, and neither the faith and credit nor the taxing power of the State of North Carolina or any political subdivision or any agency thereof will be pledged to the payment of the principal of or the interest or redemption premium, if any, on the Series 1979 Bonds.

REDEMPTION

Extraordinary Optional Redemption

     The Bonds are callable for redemption at any time in whole if,

          (i) the Leased Property shall have been damaged or destroyed to the extent that it would not be practicable or desirable to rebuild, repair or restore the Leased Property within a period of one year after the occurrence of such damage or destruction; or

          (ii) there occurs the condemnation or other taking by Eminent Domain (as defined in the Lease) of all or any part of the Leased Property to such an extent that the Lessee is prevented or would likely be prevented from using the Leased Property for its normal purposes and operations for a period of one year after such occurrence; or



                                       4.

          (iii) there shall have occurred a change in the Constitution of the State of North Carolina or the United States of America or any legislative, administrative or judicial action which shall render the Lease void or unenforceable or impossible of performance;

and the Company shall deliver to the Trustee a resolution of the Board of Directors of the Company stating that as a result of an event described in clause (i), (ii) or (iii) above, the Company has discontinued or will discontinue its operation of the Leased Property. Then, in such case, the Company may direct the Trustee to call all the Bonds then outstanding under the Indenture for redemption in whole on the date, not more than 180 days after the adoption of such resolution, selected by the Company at a redemption price equal to the principal amount thereof plus accrued interest to the redemption date and without redemption premium.

Mandatory Redemption if Bonds Determined Taxable

     The Series 1979 Bonds are callable upon a Determination of Taxability, which is defined by the Indenture to mean any determination, decision or decree made in regard to Section 103(b)(6)(D) of the Internal Revenue Code of 1954, as amended (the "Internal Revenue Code"), by the Commissioner or any District Director of the Internal Revenue Service or by any court of competent jurisdiction that interest on the Series 1979 Bonds is includable in the gross income of the recipient thereof under Section 103 of the Internal Revenue Code and the regulations thereunder for any reason other than that the holder of such Bonds is a "substantial user" of the Project or a "related person" within the meaning of Section 103(b)(8) of the Internal Revenue Code, for redemption in whole on the date, not more than 90 days following the date of such Determination, selected by the Company, at a redemption price equal to the principal amount thereof, plus interest accrued thereon to the date fixed for redemption.

Optional Redemption

     The Series 1979 Bonds may be redeemed prior to their maturity, not earlier than June 1, 1989, either in whole at any time or in part on any interest payment date, selected by the Company, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued interest to the redemption date:




                                       5.

      REDEMPTION DATES                        REDEMPTION
   (BOTH DATES INCLUSIVE)                       PRICES
   ----------------------                       ------

JUNE 1, 1989 TO MAY 31, 1990                       103%

JUNE 1, 1990 TO MAY 31, 1991                   102 1/2%

JUNE 1, 1991 TO MAY 31, 1992                       102%

JUNE 1, 1992 TO MAY 31, 1993                   101 1/2%

JUNE 1, 1993 TO MAY 31, 1994                       101%

JUNE 1, 1994 TO MAY 31, 1995                   100 1/2%

JUNE 1, 1995 AND THEREAFTER                        100%

MANDATORY SINKING FUND REDEMPTION

     As and for a sinking fund for the redemption of the Series 1979 Bonds, such Bonds shall be called for redemption on June 1, 1995, and on each succeeding June 1 to and including June 1, 1999, in the following principal amounts:

  JUNE 1              PRINCIPAL              JUNE 1             PRINCIPAL
OF THE YEAR            AMOUNT             OF THE YEAR             AMOUNT
-----------            ------             -----------             ------

   1995               $350,000               1958                $425,000
   1996                370,000              *1999                 455,000
   1997                400,000

----------
*    FINAL MATURITY.

     On or before the forty-fifth day prior to each of the sinking fund redemption dates set forth above, the Trustee shall proceed to select for redemption from all the Series 1979 Bonds outstanding a principal amount of such bonds equal to the aggregate principal amount of such Bonds to be redeemed for the required sinking fund redemption.

     There may be credited, at the direction of the Company, against the sinking fund redemption requirements the principal amount of any Series 1979 Bonds which shall have been theretofore acquired, redeemed (otherwise than through the operation of the sinking fund) or purchased by or delivered to the Trustee for cancellation or which are otherwise deemed to have been paid under the terms of the Indenture, and which shall not have been previously so applied as a credit.



                                       6.

NOTICE OF REDEMPTION

     At least 30 days before the redemption date of any Bonds the Trustee shall cause a notice of any such redemption, signed by the Authority, (a) to be published once in a daily newspaper, or a financial journal, published or circulated in the Borough of Manhattan, City and State of New York, and (b) to be mailed by first-class mail, postage prepaid, to all holders of registered Bonds and all other holders who shall have filed with the Trustee a request to receive notices to be given under the Indenture, whose Bonds shall have been called for redemption, but failure so to mail any such notice shall not affect the validity of the proceedings for such redemption. In the event that all the Bonds then outstanding shall be registered Bonds without coupons, the Trustee shall only be required to give notice as provided in (b) above.

ADDITIONAL BONDS

     Additional Bonds may be issued for the purpose of providing funds for financing all or a portion of the cost of the Project to the extent that the proceeds of the Series 1979 Bonds and other available funds in the Acquisition Fund are insufficient therefor or for the cost of paying all or any part of the cost of any other facilities for the Company in Iredell County or for any combination of such purposes or to refund any or all of the Bonds of any series outstanding under the Indenture. Such additional Bonds shall be on a parity with and shall be entitled to the same benefit and security of the Indenture as the Series 1979 Bonds.



                                       7.

                               THE LEASE AGREEMENT

THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE LEASE.

LEASE TERM

     The Lease becomes effective upon its delivery and, subject to certain provisions of the lease (including particularly the provisions described hereinafter under "Events of Default" and "Remedies on Default" and "Options to prepay basic rent"), will expire on the day following (i) the final maturity date of the bonds or (ii) such later date on which the Bonds shall have been paid in full. The Lease may be terminated prior to its expiration in the event all of the bonds have been paid or provisions for payment thereof shall have been made.

ACQUISITION AND INSTALLATION OF THE PROJECT; ISSUANCE OF THE BONDS

     In order to provide funds for the payment of the cost of the Project, the authority will issue the Series 1979 Bonds and deposit the sale proceeds with the Trustee for application as provided in the Indenture. Upon the request of the Company, the Authority agrees to authorize the issuance of additional series of Bonds for the purposes and upon the terms and conditions provided in the Indenture.

DISBURSEMENTS FROM ACQUISITION FUND

     The Authority authorizes the Trustee to make payments from the Acquisition Fund established under the Indenture to pay the cost of the Project, including reimbursement to the company for the purchase price of the existing industrial building and the site thereof and all legal, recording and other fees, taxes and expenses related thereto; obligations incurred for labor and materials in connection with the improvement, equipping and furnishing of the building; and all expenses incurred in connection with the issuance of the series 1979 bonds, including printing expenses and fees of financial and legal advisors and agents. any amounts remaining in the Acquisition Fund 60 days after the completion date of the project will be used either for the purchase of bonds in the open market or for other purposes approved by bond counsel.

IN THE EVENT PROCEEDS OF BONDS ARE INSUFFICIENT

     If amounts credited to the Acquisition Fund are not sufficient to pay all costs of the Project, the Company is to complete the project and pay all excess costs thereof. The Company will not be entitled to any reimbursement therefor or any diminution in rent.



                                       8.

RENT PROVISIONS

      The Company will pay, as Basic Rent, installments in the amounts and in the manner required to enable the Authority to cause timely payment to be made to the holders of the Bonds of the principal of and redemption premium, if any, and interest on the Bonds, whether at maturity, upon redemption or otherwise, provided that any amount credited under the Indenture against any payment required to be made by the Authority shall be credited against the corresponding payment required to be made by the Company under the Lease. Basic Rent will be paid directly to the Trustee for deposit into the Bond Fund established by the Indenture.

      As Additional Rent, the Company will pay the reasonable fees, charges and expenses of the Trustee (including the Trustee's counsel fees), as Trustee, Bond Registrar and Paying Agent and all reasonable costs and expenses incurred by the Authority in connection with the issuance of the Bonds and administration of the Lease and the Indenture.

      The Lease is a "net lease", and the Company is to pay, absolutely net, rent and all other payments required thereunder, free of any deductions, without abatement, diminution or set-off other than as therein expressly provided. The Company is to pay, when due, all taxes, assessments and governmental charges with respect to the Leased Property, all utility and other charges incurred in the operation of the Leased Property and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Leased Property. The Company may in good faith contest any such taxes, assessments or other charges and permit the same to remain unpaid during the period of such contest and any appeal therefrom. If the Authority or the Trustee shall notify the Company that, in the opinion of independent North Carolina counsel, by nonpayment of any such items the lien of the Indenture as to any part of the rent or as to any part of the Leased Property will be materially endangered or subject to loss or forfeiture, such taxes, assessments or other charges are to be paid or bonded promptly.

MAINTENANCE AND MODIFICATIONS

      The Company agrees that during the Lease Term it will at its own expense keep the Leased Property in as reasonably safe repair and operating condition as is needed for its



                                       9.

operations. The Company may, also at its own expense, make from time to time any additions, modifications or improvements to the Leased Property that it may deem desirable for its business purposes and that do not materially impair the effective use, or materially decrease the value, of the Leased Property. All such additions, modifications and improvements so made by the Company shall become a part of the Leased Property; provided that any improvements, machinery, equipment or other property installed by the Company without expense to the Authority shall not become part of the Leased Property and may be removed by the Company at any time and from time to time while it is not in default under the Lease. In any instance where the Company has determined to remove items of Leased Equipment and sell, exchange, trade-in or otherwise dispose of such items, the Company shall either make appropriate substitutions therefor, which shall become a part of the Leased Property, or pay to the Trustee, as a prepayment of Basic Rent, the proceeds of the sale of such Leased Equipment, the amount of credit received in the case of a trade-in of Leased Equipment or in the case of another disposition, an amount equal to the original cost thereof less depreciation at generally accepted rates. If no event of default shall have occurred and be continuing, the Company may at any time grant easements with respect to the Leased Property and release the same without consideration, where such grant or release will not materially impair the Leased Property. Unless an event of default shall have occurred and be continuing, the Company shall have the option to purchase unimproved land comprising a portion of the Leased Property at a purchase price of $15,000 per acre, which will be paid to the Trustee for deposit in the Bond Fund in accordance with the Lease terms.

INSURANCE AND EMINENT DOMAIN

      The Company will obtain title insurance on the Leased Property in the form of a mortgagee title policy (including if available mechanics' lien coverage) in the face amount of not less than $1,500,000 insuring the Trustee's lien under the Indenture. Until all amounts due on the Bonds are paid in full, the Company will maintain in force, in specified amounts, casualty insurance workmen's compensation insurance, and liability insurance (which may be provided for by blanket policies of the Company). Such casualty insurance shall include coverage for fire, extended coverage perils, vandalism and malicious mischief and boiler explosion (but only if steam boilers are present), with respect to the Leased Property on a replacement basis, in an amount equal to at least 80% of full insurable value at not less than an amount necessary to pay, retire and redeem all outstanding Bonds. All such policies will contain provisions generally considered




                                       10.

to be standard for the type of insurance involved, including deductible amounts and all such policies, or certificates thereof, will be deposited with the Trustee. If the net proceeds from title insurance with respect to the Leased Property can be used to cure any defect (other than permitted encumbrances, as defined in the Lease) in the Authority's title to the real property included in the leased property or the lien of the indenture, such net proceeds shall be paid to the company and used to cure such defect in the authority's title to the real property covered by such insurance and, if not needed or used for such purposes, shall be used to prepay basic rent and for the redemption of bonds. the net proceeds of insurance, other than title insurance, carried with respect to the leased property (excluding the net proceeds of business interruption insurance which shall in all cases belong to the Company), and the net proceeds resulting from eminent domain shall be paid to, or retained by, the Company, and unless the Company shall exercise its right to prepay the unpaid balance of Basic Rent pursuant to the Indenture, said net proceeds shall be applied to the repair, replacement, renewal or improvement of the Leased Property to its condition prior to the event attributable to the net proceeds.

COMPANY TO MAINTAIN CORPORATE EXISTENCE

     The Company agrees that during the term of the Lease it will maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; unless the surviving, resulting or transferee corporation, as the case may be, (i) is a corporation organized and existing under the laws of one of the states of the united states and is duly qualified to do business in North Carolina; (ii) shall assume and agree to pay and perform all of the Company's obligations under the lease; (iii) shall deliver to the Trustee a certificate executed by its chief financial officer stating that none of the obligations, covenants and performances under the guaranty will be violated by such sale, merger or consolidation; and (iv) shall provide to the Trustee an opinion of Counsel, which shall be counsel nationally recognized on the subject of municipal bonds, to the effect that the transaction will not cause the interest on any series of the bonds then outstanding to become subject to Federal income tax.



                                      11.

ASSIGNMENT AND SUBLEASING

     Concurrently with the issuance of the Series 1979 Bonds, the Authority will assign to the Trustee, by means of the Indenture, substantially all of its rights, title and interest in the Lease as security for payment of the Bonds. The Company may assign the Lease or sublease the Leased Property and Leased Equipment without the consent of the Authority or the Trustee, provided that (a) no assignment or sublease shall relieve the Company from primary liability for any of its obligations under the Lease and (b) the assignee or sublessee shall assume the obligations of the Company under the Lease to the extent of the interest assigned or subleased.

EVENTS OF DEFAULT

     Each of the following is an "event of default" under the Lease:

          (a) The failure by the Company to make any payment of Basic Rent when due.

          (b) The representations or warranties of the Company contained in
     Section 2.2 thereof shall prove to be incorrect at the time made in such a material respect that the security for the Bonds shall be materially adversely affected.

          (c) An "Event of Default" (as defined in any mortgage, indenture or instrument, under which there may be issued, or by which there may be secured or evidenced, any indebtedness of $500,000 or more of the Company, whether such indebtedness now exists or shall hereafter be created) shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled within 10 days after written notice of such acceleration to the Company.

          (d) The dissolution or liquidation of the Company or the filing by the Company of a voluntary petition in bankruptcy, or the failure by the Company promptly to lift or suspend any execution, garnishment or attachment of such consequence as will impair the ability of the Company to complete the Project or carry on its normal business operations, or the commission by the Company of any act of



                                      12.

     bankruptcy, or the adjudication of the Company as a bankrupt, or the assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or if a petition or answer proposing the adjudication of the company as a bankrupt or its reorganization, arrangement or debt readjustment under any present or future federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within 90 days after the filing thereof.

          (e) Failure by the Company to observe and perform any covenant, condition or agreement on the part of the Company under the Lease, other than as referred to in the preceding paragraphs, for a period of 30 days after written notice, specifying such failure and requesting that it be remedied, is given to the company by the authority or the Trustee, unless such failure cannot be remedied within 30 days and the Company has instituted corrective action within 30 days after such notice and diligently pursues such action until such failure is remedied.

          (f) Cessation of operation by the Company of the Leased Property prior to Payment of the Bonds; provided, that actions taken by the Company in accordance with the Lease shall not be a default under this paragraph (f).

          (g) The occurrence of certain "events of default" under the Indenture, including failure to make any payment with respect to the Bonds or the appointment of a receiver for a bankruptcy proceeding respecting the Basic Rent, or any default under the Guaranty, shall have occurred and be continuing.

     Except in respect of the Company's obligation set forth in the Lease to pay rent, maintain insurance coverage, provide periodic audited financial statements, and indemnify the Authority against all claims and expenses, the definitions of "event of default" are subject to the qualification that the company shall not be deemed in default if the company is unable to carry out its obligations under the lease by reason of "force majeure", including, among other things, acts of God, industrial disturbance, acts of public enemies, governmental or military orders, insurrections and riots, storms or any other cause or event not reasonably within the



                                      13.

control of the Company. The Company agrees, however, to remedy with all reasonable dispatch the cause preventing it from carrying out its agreements, provided that the settlement of industrial disturbances will be entirely within the discretion of the Company.

REMEDIES ON DEFAULT

     Whenever any such event of default shall have occurred, the Authority may take any of the following remedial steps:

          (a) declare all unpaid and unmatured installments of Basic Rent to be immediately due and payable;

          (b) take whatever action at law or at equity may appear necessary or desirable to collect all rent payable under the Lease or to enforce the performance of any obligation of the Company under the Lease.

OPTIONS TO PREPAY BASIC RENT

     Except during the continuance of an event of default the Company is granted the option to prepay, at any time, in full Basic Rent if any of certain extraordinary events shall have occurred described herein under "THE SERIES 1979 BONDS -- Redemption - Extraordinary Optional Redemption", and the Company has the option to prepay all or any portion of the Basic Rent and cause such payment to be applied to the purchase or redemption of Bonds or as credit against the sinking fund redemption requirements as provided by the Indenture.

OBLIGATION TO PREPAY BASIC RENT

     In the event of a Determination of Taxability, the Company shall be required to prepay the Basic Rent with respect to the Series 1979 Bonds and cause the redemption thereof as described under "THE SERIES 1979 BONDS - Redemption Mandatory Redemption if Bonds Determined Taxable".

OBLIGATION TO PURCHASE LEASED PROPERTY

     The Company is required to purchase the Leased Property for $10 at the expiration or sooner termination of the Lease following payment of the Bonds in full.



                                      14.

AMENDMENTS TO LEASE

     The Lease provides that the Lease may not be amended or terminated except in accordance with the Indenture.

                        THE INDENTURE AND DEED OF TRUST

     The following is a summary of certain provisions of the Indenture.

TRUSTEE

     The Authority has designated First Union National Bank of North Carolina, as Trustee under the Indenture.

SECURITY

     For the benefit of the holders of the Bonds as security for the fulfillment of the obligations of the Authority under the Indenture, the Authority has thereunder mortgaged, conveyed, granted, pledged and assigned to the Trustee:

          (i) the interest of the Authority in and to the Leased Property consisting of real property including improvements, appurtenances and fixtures erected thereon;

          (ii) a security interest in all tangible property other than real property, comprising a portion of the Leased Property, including all items of machinery and equipment acquired by the Authority and referred to in the Indenture as "Leased Equipment";

          (iii) all proceeds of any property covered by clauses (i) and (ii) sold or otherwise disposed of in accordance with the Indenture;

          (iv) the Lease, including Basic Rent and other revenues, subject, however, to certain retained rights of the Authority under the Lease; and

          (v) all moneys and securities in the Bond Fund and until applied to the Cost of the Project, all moneys and securities in the Acquisition Fund.

REGISTRATION AND TRANSFER OF BONDS

     The Trustee is appointed Bond Registrar and as such will keep books for the registration and for the registration of



                                      15.

transfer of Bonds. At the option of the bearer, any Bond may be registered as to both principal and interest on the books of the Bond Registrar upon presentation thereof to the Bond Registrar, accompanied by all unmatured coupons and all matured coupons not paid or provided for. The transfer of any Bond registered as to both principal and interest may thereafter be registered on such books only upon an assignment duly executed by the registered owner or his attorney or legal representative. Any Bond registered as to both principal and interest may be reconverted into a coupon bond upon presentation thereof to the Bond Registrar.

ACQUISITION FUND

     The Indenture creates a special fund called the "Acquisition Fund" to the credit of which the net proceeds of the Series 1979 Bonds and any other moneys received by the Authority or by the Trustee from any other source for payment of the Cost of the Project will be deposited. Pending such application, the moneys in the Acquisition Fund will be subject to a lien in favor of the holders of the Bonds. The Trustee is authorized to make payments from the Acquisition Fund only upon receipt of the requisitions and certificates required by the Lease. In the event that the Company elects or is required to prepay the Basic Rent in whole and cause all the Bonds then outstanding to be redeemed, or the Trustee declares all of the Bonds then outstanding to be due and payable, the Trustee shall, without further authorization, transfer any balance remaining in the Acquisition Fund to the Bond Fund described below.

BOND FUND

     The Indenture creates a special fund called the "Bond Fund", which will be held by the Trustee in trust. Pending application, moneys in the Bond Fund will be subject to a lien in favor of the holders of the Bonds. The following moneys will be deposited to the credit of the Bond Fund:

          (a) The accrued interest initially received by the Authority on the sale of the Bonds.

          (b) Any amount in the Acquisition Fund required to be transferred to the Bond Fund by the Indenture.

          (c) The installments of Basic Rent paid or prepaid by the Company.



                                       16.

          (d) Any payments made to the Trustee pursuant to the Guaranty.

          (e) Any amounts paid to the Trustee in connection with the removal of equipment under the Lease.

          (f) The proceeds of the foreclosure on and sale of any of the Leased Property.

          (g) All other moneys received by the Trustee which are required to be paid into the Bond Fund.

     The Trustee shall, on or before each payment date, withdraw from the Bond Fund and (i) remit by mail to each owner of Bonds registered as to both principal and interest the amounts required for paying the interest on such Bonds then due and payable, (ii) set aside or deposit in trust with the Paying Agent sufficient moneys for paying the interest on the Bonds not registered, then due and payable and (iii) set aside or deposit in trust with the Paying Agent sufficient moneys for paying the principal of and redemption premium, if any, on the Bonds then due, whether at maturity or by redemption or declaration or otherwise.

     Moneys held for the credit of the Bond Fund will be held in trust and disbursed by the Trustee for (a) the payment of interest on the Bonds as it becomes due and payable, or (b) the payment of the principal of the Bonds at their maturity, or (c) the payment of the purchase price or redemption price of the Bonds before their maturity. Whenever the moneys held for the credit of the Bond Fund shall be sufficient for payment in full of the Bonds then outstanding, such moneys shall be applied by the Trustee to the payment, purchase or redemption of the Bonds.

SECURITY FOR DEPOSITS

     All moneys deposited with the Trustee under the provisions of the Indenture, or the Lease or the Guaranty shall be held in trust and applied only in accordance with the provisions of the Indenture, the Lease and the Guaranty and shall not be subject to lien or attachment by any creditor of the Authority, the Trustee or the Company.

INVESTMENT OF MONEY

     At the written request of the Company, money held for the credit of the Acquisition Fund and the Bond Fund




                                      17.

will be invested and reinvested by the Trustee in Government Obligations (as defined in the Indenture) and certificates of deposit, fully secured by such Government Obligations, of banks or trust companies having a combined capital and surplus of at least $25,000,000. The Trustee will sell at the best price obtainable or present for redemption any such obligation if necessary in order to provide cash to meet any required payment. Neither the Trustee nor the Authority will be liable for any loss resulting from any such investment.

DEFAULT AND REMEDIES

     Each of the following events is defined as an "event of default" under the
Indenture:

          (a) Payment of any installment of interest on any of the Bonds shall not be made when due.

          (b) Payment of the principal of or redemption premium, if any, on any of the Bonds shall not be made when due, whether at maturity or by proceedings for redemption or otherwise.

          (c) An order or decree shall be entered, appointing a receiver in respect of the rent or other payments subject to the lien of the Indenture, either (i) with the consent or acquiescence of the Authority, or (ii) without its consent or acquiescence if not discharged or stayed on appeal within 90 days.

          (d) Any proceeding shall be instituted, with the consent or acquiescence of the Authority, for the purpose of effecting a composition between the Authority and its creditors or adjusting the claims of such creditors, any such claims or composition being payable from the rent or other payments subject to the lien of the Indenture.

          (e) An event of default under the Lease or under the Guaranty shall have occurred.

          (f) The Authority shall default in the due and punctual performance of any other of the covenants, conditions and agreements applicable to it in the Bonds or the Indenture; provided, however, that no default specified in this clause (f) shall constitute an event




                                      18.

     of default until written notice specifying such default and requiring the same to be remedied shall have been given to the Company and the Authority by the Trustee, which may give notice in its discretion and shall give such notice at the written direction of the Holders of not less than 25$ of the aggregate principal amount of Bonds outstanding, and the Company and the Authority shall have had 60 days after receipt of such notice to correct said default and shall not have corrected said default within the applicable period, and if such a default be such that it can be corrected, but not within the applicable time period, it shall not constitute an event of default if corrective action is instituted by the Company or the Authority within the applicable period and diligently pursued until the default is corrected.

          Upon the happening and continuance of any event of default under the Indenture, then and in every such case the Trustee may, and upon the written direction of the holders of not less than a majority in aggregate principal amount of the Bonds then outstanding shall, declare the principal of all of the Bonds then outstanding (if not then due and payable) to be due and payable immediately, and upon such declaration the same shall become and be immediately due and payable, anything contained in the Bonds or in the Indenture to the contrary notwithstanding; provided, however, that if sufficient moneys shall have accumulated in the Bond Fund to pay the principal of all matured Bonds and all arrears of interest, if any, upon all Bonds then outstanding (except the principal of any Bonds not then due and payable by their terms and the interest accrued on such Bonds since the last interest payment date), and the charges, compensation, expenses, disbursements, advances and liabilities of the Trustee and all other amounts then payable by the Authority hereunder shall have been paid and every other default known to the Trustee (other than a default in the payment of the principal of such Bonds then due and payable only because of an acceleration shall have been remedied to the satisfaction of the Trustee, then and in every such case the Trustee may, and upon the written direction of the holders of not less than a majority in aggregate principal amount of the Bonds then outstanding shall, by a notice in writing to the Authority, rescind and annul such declaration and its consequences, but no



                                       19.

     such rescission or annulment shall extend to or affect any subsequent default or impair any right consequent thereon.


          Upon the happening and continuance of any event of default specified in the Indenture, then and in every such case the Trustee may, and upon the written direction of the holders of not less than a majority in aggregate principal amount of the Bonds then outstanding thereunder shall, proceed, subject to the provisions of the Indenture, to protect and enforce its rights and the rights of the Bondholders under the laws of the State of North Carolina under the Lease, the Guaranty or the Indenture by such suits, actions or special proceedings in equity or at law, or by proceedings in the office of any board or officer having jurisdiction, either for the specific performance of any covenant or agreement contained in the Indenture or in aid or execution of any power therein granted or for the enforcement of any proper legal or equitable remedy, as the Trustee, being advised by counsel, shall deem most effectual to protect and enforce such rights.

          In any case in which under the Indenture the Trustee has the right to declare the principal of all the Bonds then outstanding to be due and payable immediately, or when the Bonds mature (by redemption or otherwise) and are not paid, the Trustee may: (i) take possession of the Trust Estate and the Leased Equipment in order to manage, operate, or lease same, and
     (ii) assign rents, revenues, earnings, income, products and profits receivable under the Indenture and (iii) may and, upon written request of the holders of at least a majority of the aggregate principal amount of the Bonds outstanding, shall, sell the Trust Estate and the Leased Equipment pursuant to the General Statutes of the State of North Carolina.

DEFEASANCE

     If when the Bonds shall have become due and payable as provided in the Indenture, the whole amount of the principal and redemption premium, if any, and interest so due and payable upon all of the Bonds and coupons then outstanding shall be paid or sufficient moneys, or Government Obligations the principal of and interest on which when due will provide



                                      20.

sufficient moneys, shall be held by the Trustee or the paying Agent for such purpose under the provisions of the Indenture, and provision shall also be made for paying all other sums payable by the Authority, including the Trustee's and Paying Agent's fees and expenses, then and in such case the right, title and interest of the Trustee in the Trust Estate and the Leased Equipment shall thereupon cease, and the Trustee in such case, on demand of the Authority, will release the Trust Estate, and, subject to the provisions of the Lease, will turn over to the Company any surplus in the Bond Fund and all balances remaining in any other funds or accounts.

THE TRUSTEE'S FUNCTIONS

     The Trustee shall be under no obligation to institute any suit, or to take any remedial proceedings, until it shall be indemnified to its satisfaction against any and all costs and expenses, outlays and counsel fees and other reasonable disbursements, and against all liability (except for its own negligence, bad faith or willful misconduct as provided in the Indenture). The Trustee shall not be under any obligation to see that any duties imposed upon any party other than itself, or any covenants on the part of any party other than itself to be performed, shall be done or performed, and the Trustee shall be under no obligation for failure to see that any such duties or covenants are so done or performed.

     The Indenture contains certain provisions with respect to the execution of instruments by Bondholders, proof of ownership of bonds, and communications to Bondholders by other Bondholders.

     The Trustee may, upon written notice to the Authority, the Company and certain Bondholders as provided in the Indenture, resign the trust created by the Indenture. The Indenture provides that any successor Trustee shall be a bank or trust company having trust powers and otherwise qualified to act as Trustee.

SUPPLEMENTS AND AMENDMENTS TO INDENTURE

     The Authority and the Trustee may, without the consent of the Bondholders, enter into supplements or amendments to the Indenture




                                       21.

            (a) to cure any ambiguity or formal defect or omission in the Indenture, or

            (b) to set forth any and all matters in connection with the issuance of additional Bonds or refunding Bonds, or

            (c) to grant to the Trustee, for the benefit of the Bondholders, any additional rights, remedies, powers, authority or security, or

            (d) to subject to the Indenture additional revenues, properties or collateral, or

            (e) to reflect any addition to substitution for or removal from the Leased Property required or permitted under the Lease, or

            (f) in connection with any other change which, in the judgment of the Trustee, will not restrict, limit or reduce the obligation of the Authority to pay the principal of and redemption premium, if any, and interest on the Bonds or otherwise impair the security of the Bondholders under the Indenture, or

            (g) to modify, amend or supplement the Indenture in such manner as to permit the qualification of the Indenture under the Trust Indenture Act of 1939 or under the securities laws of any of the states of the United States.

      With the consent of the holders of not less than two-thirds in aggregate principal amount of the Bonds at the time outstanding, the Authority and the Trustee may enter into supplements and amendments to the Indenture for the purpose of adding any provisions or changing in any manner or eliminating any of the provisions of the Indenture; provided, however, that nothing herein contained shall permit (a) an extension of the maturity of the principal of or the interest on any Bond or of the due date of any Sinking Fund Redemption Requirement, or (b) a reduction in the principal amount of any Bond or the redemption premium, if any, or the rate of interest thereon, or (c) creation of any lien or security interest with respect to the Lease, other than the lien created by the Indenture, or (d) a



                                       22.

preference or priority of any Bond or Bonds over any other Bond or Bonds, or (e) a reduction in the aggregate principal amount of the Bonds required for consent to such supplemental indenture.

 SUPPLEMENTS AND AMENDMENTS TO OTHER AGREEMENTS

     The Authority and the Trustee, or the Trustee alone in the case of the Guaranty, may consent to supplements and amendments to the Lease and the
Guaranty:

            (a) to cure any ambiguity or formal defect or omission, or

            (b) to set forth any and all of the matters in connection with the issuance of additional Bonds or refunding Bonds, or

            (c) to identify more precisely the property forming a part of the Leased Property under the Lease or to substitute Leased Property, or

            (d) to grant to or confer upon the Trustee, for the benefit of the Bondholders, any additional rights, remedies, powers, authority or security, or

            (e) in connection with any other change which, in the judgment of the Trustee, will not restrict, limit or reduce the obligation of the Company to pay the Basic Rent or otherwise impair the security of the Bondholders.

      The Authority and the Trustee, or the Trustee alone in the case of the Guaranty, will not execute and the Trustee will not consent to any other supplement or amendment to the Lease or the Guaranty without the consent or approval of the holders of not less than two-thirds in aggregate principal amount of the Bonds then outstanding.

                             THE GUARANTY AGREEMENT

        THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE GUARANTY.

      The Company (also referred to as the "Guarantor") unconditionally guarantees to the Trustee for the benefit of



                                       23.

the holders of the Bonds (and the interest coupons, if any) the full and prompt payment of the principal of and redemption premium, if any, and interest on the Bonds. The Guaranty is continuing, absolute and unconditional, and is a guaranty of payment and not of collection. If the Authority shall default in payment of the principal of or redemption premium, if any, or interest on the Bonds when and as the same shall become due, whether at the stated maturity thereof, by call for redemption or otherwise, the Guarantor, upon demand by the Trustee or its successors or assigns, without notice other than such demand and without the necessity of further action by the Trustee or its successors or assigns, will promptly and fully make such payments, provided, however, that no such demand shall be effective until the close of business on the day any such default shall occur. In the event of such default, the Trustee shall make such demand. The Guarantor will pay all reasonable costs and expenses, including attorneys' fees, paid or incurred by the Trustee and its successors and assigns in connection with the enforcement of the obligations of the Authority under the Indenture and of the Guarantor under this Guaranty. All payments by the Guarantor shall be made in any coin or currency of the United States of America which on the respective dates of payment thereof is legal tender for the payment of public and private debts. Each default in payment of the principal of or redemption premium, if any, or interest on any Bond shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises. The Company unconditionally waives the right to receive notice of any event relating to nonpayment on the Bonds as a condition to its obligation under the Guaranty. No claim, set-off or any defense of any kind which the Company may have against the Authority or the Trustee will relieve the Company of its obligations under the Guaranty.

      In the Guaranty, the Company covenants and agrees, among other things, that, so long as the Bonds shall be outstanding it will not, transfer or otherwise dispose of all or substantially all of its assets (either in a single transaction or in a series of related transactions), and will not merge or consolidate with any other corporation and will not permit one or more corporations to merge into or consolidate with it, unless the surviving, resulting or transferee corporation, as the case may be:

            (a) shall have a net worth, determined in accordance with generally accepted accounting principles, at least equal to 90$ of the net worth of the Guarantor as of the date of the most recent audited consolidated financial statement of the Guarantor; and



                                    24.

          (b) in the event a merger or consolidation or acquisition shall occur within three years following the date of issuance of the Series 1979 Bonds, shall furnish an opinion of Counsel which shall be Counsel nationally recognized on the subject of municipal bonds and selected by the Company and acceptable to the Trustee, to the effect that interest on the Series 1979 Bonds will not become includable in the gross income of the recipient under Section 103 of the Code and regulations promulgated thereunder by reason of such merger, consolidation or acquisition for any reason other than that the Holder is a substantial user or a related person within the meaning of Section 103(b)(8) of the Code.

                                  UNDERWRITING

     The Underwriter has agreed, subject to certain conditions, to purchase the Series 1979 Bonds from the Authority and has agreed to pay therefor a price equal to $1,956,000, plus accrued interest thereon from June 1, 1979. After the Series 1979 Bonds are released for sale, the initial public offering price and other terms may be varied from time to time by the Underwriter and the Series 1979 Bonds may be offered and sold at prices lower than the initial public offering price to certain dealers (including dealers who may sell Bonds into their investment accounts). The Underwriter is obligated to purchase all of the Series 1979 Bonds if any of the Series 1979 Bonds are purchased. The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Federal securities laws.

                                  TAX EXEMPTION

     In the opinion of Brown, Wood, Ivey, Mitchell & Petty, New York, New York, as Bond Counsel, based on existing statutes, regulations and court decisions, the interest on the Bonds is exempt from all present Federal income taxes, except that no opinion is expressed with respect to interest on any Bond for any period during which it is held by a person who is a "substantial user" of the Project or a "related person" within the meaning of Section 103(b)(8) of the Internal Revenue Code, and the applicable regulations thereunder. Such opinion will further state, however, that such tax exemption will terminate as to the Series 1979 Bonds in the event that the $10,000,000 limitation on bond issuance and capital expenditures in Iredell County relating to the Company imposed by
Section 103(b)(6)(D) of the Internal Revenue Code is exceeded within three years after the date of issuance of the Series 1979 Bonds. (See "THE SERIES 1979 BONDS
- Redemption - Mandatory Redemption if Bonds Determined



                                      25.

Taxable.") In addition, in the opinion of Bond Counsel, the interest on the Series 1979 Bonds is exempt from all income taxes within the State of North Carolina.

     The Authority will issue its certificate to the effect that on the basis of facts, estimates and circumstances represented by the Company to be in existence on the date of delivery of the Bonds, it is not expected that the proceeds of the Series 1979 Bonds will be used in a manner that would cause the Series 1979 Bonds to be "arbitrage bonds" under Section 103(c) of the Internal Revenue Code, and the applicable regulations thereunder.

                                    LEGALITY

Legal matters incident to the authorization and issuance of the Series 1979 Bonds are subject to the unqualified approving opinion of Brown, Wood, Ivey, Mitchell & Petty, New York, New York, as Bond Counsel. Brown, Wood, Ivey, Mitchell & Petty have reviewed the statements ire this Official Statement under the captions "THE BONDS", "THE LEASE AGREEMENT", "THE INDENTURE AND DEED OF TRUST" and "THE GUARANTY" and believe that insofar as such statements constitute summaries of the documents referred to therein, such statements constitute fair summaries of said documents. The Underwriter and Bond Counsel will receive the opinion of Drinker Biddle & Reath with respect to certain legal matters pertaining to the Company and its obligations under the Guaranty.

                                 MISCELLANEOUS

     All information contained in this Official Statement regarding the Project and the Company and in the Appendix hereto has been furnished solely by the Company, and the consolidated financial statements of the Company included in the Appendix hereto have been so included in reliance on the report of Coopers & Lybrand, independent certified public accountants, and on their authority as experts in auditing and accounting. The Authority assumes no responsibility for the accuracy or completeness of the information contained in this Official Statement except for the information contained herein under the heading "The Authority".

                             THE IREDELL COUNTY INDUSTRIAL
                             FACILITIES AND POLLUTION CONTROL
                             FINANCING AUTHORITY

                             By: _____________________________
                                  Chairman



                                      26.

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM 10-K

                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 3, 1978       Commission file number 0-6085

                             HUNT MANUFACTURING C0.
             (Exact name of registrant as specified in its charter)

             Pennsylvania                                   21-0481254
             ------------                                   ----------
      (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                     Identification No.)

     1405 Locust Street, Philadelphia, Pa.                     19102
     -------------------------------------                     -----
   (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code          (215) 735-7695

Securities registered pursuant to Section 12(b) of the Act:

                                                      Name of each exchange
Title of each class                                    on which registered
-------------------                                    -------------------

None                                                           --

Securities registered pursuant to Section 12(g) of the Act:

                    Common Shares (Par Value $.10 per Share)
--------------------------------------------------------------------------------
                                (Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

Shares of common stock outstanding as of December 3, 1978 - 1,165,420

Item 1 - BUSINESS

General

     Hunt Manufacturing Co. and its subsidiaries (hereinafter sometimes collectively referred to as the "Company") are primarily engaged in the manufacture and/or distribution of office equipment and supplies and art/craft products for the business, education and hobby markets. The Company also is engaged, to a lesser extent, in the manufacture of various types of small metal drawn parts for other manufacturers, primarily in the cosmetics, fishing rod, automotive and mechanical pen and pencil industries.

     The table on the following page sets forth certain information with respect to the Company's various industry segments, and its export sales, for the fiscal years 1974 through 1978.

Principal Products

     Office Equipment and Supplies. The Company manufactures manual pencil sharpeners which it markets under its BOSTON(R) brand name. These sharpeners are available in a wide range of prices and models and offer a variety of features to fit the particular needs of users, including screw or vacuum-type mounts, self-feeding mechanisms and adjustable cutters for producing fine, blunt or draftsmen's points.

     Other products which the Company manufactures under its BOSTON(R) label include a popular-priced, light electric pencil sharpener, a battery operated pencil sharpener, a heavy-duty electric pencil sharpener, an electric letter opener, and a wide variety of paper punches. It also produces several sizes of metal "bulldog" spring clips for fastening papers or similar materials together.

     Through its Lit-Ning operation, the Company also manufactures and distributes, under its Lit-Ning(R) label, various models of desk-top metal office files, racks, stands, tables, organizers and accessories. The Lit-Ning operation was acquired by the Company on December 1, 1975.

                         Segment and Export Information

                                 (in thousands)

                                                1978            1977            1976         1975            1974
                                             (53 weeks)      (52 weeks)     (52 weeks)     (52 weeks)     (52 weeks)
                                             ----------      ----------     ----------     ----------     ----------

Net sales of each segment are as follows:
    Office equipment and supplies              $ 22,916       $ 19,103       $ 15,306       $  7,916       $  7,379
    Art/craft products                           16,676         14,063         13,142         11,866         11,693
    Other                                         3,713          2,986          2,428          1,764          2,657
                                               --------       --------       --------       --------       --------
           Net sales                           $ 43,305       $ 36,152       $ 30,876       $ 21,546       $ 21,729
                                               ========       ========       ========       ========       ========

Operating profit of each segment
is as follows:
    Office equipment and supplies                 4,082          3,690          2,716          1,538            975
    Art/craft products                            1,456          1,294          1,191          1,492          1,801
    Other                                           784            532            533            320            534
                                               --------       --------       --------       --------       --------
      Operating profits of
      segments                                    6,322          5,516          4,440          3,350          3,310
    General corporate expenses                     (823)          (825)          (551)          (379)          (381)
    Interest expense                               (343)          (289)          (338)           (83)          (156)
    Other (expense) income, net                     (94)            54             35             61            (70)
                                               --------       --------       --------       --------       --------
      Income before income taxes               $  5,062       $  4,456       $  3,586       $  2,949       $  2,703
                                               ========       ========       ========       ========       ========
Identifiable assets of each
segment are as follows:
    Office equipment and supplies                13,097          9,963          8,385          3,169          3,072
    Art/craft products                            8,044          7,303          7,203          6,436          6,895
    Other                                         2,437          2,147          1,967          1,650          1,680
    Corporate assets                                497            689            425          1,099            486
                                               --------       --------       --------       --------       --------
           Total Assets                        $ 24,075       $ 20,102       $ 17,980       $ 12,354       $ 12,133
                                               ========       ========       ========       ========       ========
Domestic export sales to various
countries                                      $  4,065       $  3,276       $  2,763       $  2,366       $  2,122
                                               ========       ========       ========       ========       ========

Note: The above data has been presented in accordance with the provisions of Financial Accounting Standards Board Statement No. 14.

     ART/CRAFT MATERIALS. The Company produces a wide variety of supplies, sold both singly and in kits, for the student, the hobbyist and the amateur, the professional, and the commercial artist. Through its Bienfang operation it offers various lines of high quality sketching, tracing, water-color and acrylic paint papers, as well as poster and mat boards.

     The Company manufactures under its SPEEDBALL(R) label various products including: lettering pens, steel brushes, and assorted colors of inks for poster and sign making and lettering work; a complete line of block printing equipment, including cutting tools, presses, rollers and water-soluble and oil base inks; screen printing kits with unique water soluble inks; and a complete line of acrylic-polymer paints.

     The Company is also the exclusive distributor in the United States and Canada for OSMIROID(TM)* brand automatic feed lettering, writing and sketching pens.

     The Company manufactures, under its VANGUARD I(R) label, a complete line of high quality acrylic-polymer artists' paints (the formulation for which was developed by the Company), various other artists' mediums and interchangeable painting knives. Acrylic paints, which are water-soluble while wet and waterproof after drying, are the most popular type of artists' colors. The Company also offers a line of oil artists' paints which it markets under the FIDELIS(TM) label.

     The Company also publishes a number of textbooks and teaching aids on such subjects as lettering, cartooning, print making and polymer painting, primarily for use in schools and by amateur artists.

Other Products

     The Company also produces and finishes a variety of small metal drawn parts for incorporation into the products of other manufacturers. The major items in this line are component parts for ball-point pens, decorative caps, ferrules for two-piece fishing rods and other miscellaneous items for the cosmetic and automotive markets. These items are made of aluminum, steel, brass or nickel silver, with a number of different finishes including chrome, gold plate, anodized aluminum and colored lacquers.

COMPETITION

     The Company has only one major competitor, Berol Corporation, in the manual pencil sharpener field, and Management


----------
* Trademark of E S Perry Ltd.

believes that the Company enjoys an equal share of this market. Management further believes the Company produces most of the dip-type lettering pens sold in the United States and holds a leading position in block printing inks and supplies sold to schools. It is believed that the various paper and related products of the Company's Bienfang operation, taken as a whole, account for approximately 15 to 20 percent of the applicable market. It is further believed that the Company's Lit-Ning operation has the major share of the market for desk-top files, racks, and accessories. It is estimated that Lit-Ning has approximately four major competitors. The Company's other products generally account for smaller portions of their respective markets and are in direct competition with products of other companies. A number of the Company's competitors are larger and have greater financial resources than the Company, and in a few instances (most notably Panasonic in the electric pencil sharpener market), these competitors are dominant in the field.

MARKETING AND DISTRIBUTION

     Marketing of the Company's office and art/craft lines throughout the United States and Canada is effected principally through 33 salesmen, 7 regional managers and 76 independent representatives who sell to wholesalers and dealers, including school supply distributors, mail order houses, chain outlets and art supply, office supply and stationery stores. Some of these customers, in turn, resell to federal, state and local governments. As part of its sales effort, the Company also conducts demonstrations and workshops for school art teachers, local art groups and local retailers.

     The metal, component-part products of the Company are marketed on a more limited basis throughout the United States, primarily by its 4 independent representatives. Two customers accounted for approximately 55$ and five customers accounted for about 64%, of the sales of this Division during the Company's last fiscal year.

     The Company has approximately 5,000 active customers, the six largest of which accounted for approximately 18$ of its total sales during the Company's most recent fiscal year. No other customer accounted for as much as 2$ of such sales.

     The Company's export sales, limited to its office equipment and supplies and art supplies lines, amounted to 41 $4,065,000 in 1978 as compared with $3,276,000 in 1977. The Company, through its International Division, distributes these products in approximately 70 foreign countries. Most of its other foreign sales are made through 58 independent distributors or sales agents in the various countries. The

Company also has a Domestic International Sales Corporation (DISC) in order to take advantage of certain tax deferrals available to such corporations.

     Most of the Company's sales are made from inventory, and accordingly, the Company has no significant sales backlog. The Company's business, as a whole, is not subject to marked seasonal fluctuations. However, school supply distributors generally make the major portion of their purchases from the Company during the period from April through August of each year in preparation for school openings in September. Payment for such purchases is customarily not due until September or October, so that the Company must make short-term borrowings from banks in order to provide adequate working capital during this period. See "Management's Discussion and Analysis of the Consolidated Summary of Operations" herein.

PATENTS, TRADEMARKS, ETC.

     The Company's business is not presently dependent, to a material extent, upon any patents, franchises, licenses or concessions. Many of the Company's products, however, are sold under various brandnames, such as BOSTON(R), DUOMAT(R), LIT-NING(R), SPEEDBALL(R) and VANGUARD I(R), which are of significant value to the Company. The Company believes that its rights to its material brandnames are adequately protected.

RESEARCH AND DEVELOPMENT

     During fiscal year 1978, the Company spent approximately $273,000 on Company-sponsored research and development projects, as opposed to approximately $230,000 for the previous fiscal year. In both years the Company had four employees engaged primarily in research and development activities.

RAW MATERIALS AND ENERGY SUPPLIES

     From time to time in the past, the Company has experienced some shortages in, and increased prices for, various raw materials, but so far it has been able to secure an adequate supply of the necessary materials.

     The Company is also dependent upon a constant energy supply in its manufacturing processes and in order to heat and light its various facilities. over the past several years the company has made significant expenditures in an attempt to reduce its dependence on those sources of energy which are in particularly short supply and to provide alternate standby capabilities. As a result, the Company's operations have not been materially affected by energy shortages.

     It is difficult to predict what effect shortages of raw materials or continued shortages of natural gas or other energy supplies, and/or increased costs for same, might have on the Company.

EMPLOYEES

     The Company currently has approximately 981 employees.

RELOCATION

     The Company announced in January 1979 that its Bienfang Paper Products operations would be transferred from its Metuchen, New Jersey plant to a facility in Statesville, North Carolina. This move, which will occur during fiscal 1979, will enable the Company to consolidate its Art/Craft operation in Statesville.

ITEM 2.

CONSOLIDATED SUMMARY OF OPERATIONS


                                                               Fiscal Year

                                   Dec 3, 1978           Nov 27, 1977       Nov 28, 1976        Nov 30, 1975        Dec 1, 1974
                                   (53 Weeks)             (52 Weeks)         (52 Weeks)         (52 Weeks)           (52 Weeks)
                                   ----------             ----------         ----------         ----------           ----------

Net sales                            $43,305,225         $36,152,253         $30,875,336         $21,546,118         $21,729,091
Gross profit                          17,503,739          14,912,303          12,834,168           8,701,391           8,462,747
Selling, administrative
     and other                        12,098,414          10,167,175           8,910,371           5,668,909           5,603,327
Interest expense                         343,454             288,946             338,190              83,426             155,938
Income before income taxes             5,061,871           4,456,182           3,585,607           2,949,056            2,70,482
Provision for taxes                    2,361,083           2,121,675           1,680,374           1,408,000           1,293,000
Net income                             2,700,788           2,334,507           1,905,233           1,541,056           1,410,482
Dividends paid                           582,710            463.,543             341,759             295,411             218,322
Per share of common stock*
   Net income                               1.86                1.61                1.32                1.07                 .99
   Dividends to stockholders                 .40                 .32                .237                .205                .154
Average shares outstanding*            1,455,836           1,448,185           1,442,966           1,440,266           1,421,089


* Restated to reflect the five-for-four common stock splits declared in 1979 and 1977.

NOTE: The consolidated summary of operations includes the results of operations of Lit-Ning Industries and its subsidiary, Lit-Ning Products Company, since December 1, 1975, the date of its acquisition. Unaudited pro forma combined net sales and net income of Hunt Manufacturing Co. and subsidiaries and Lit-Ning for the year ended November 30, 1975 would have been $26,995,000 and $1,630,000 ($1.13 per share), respectively, had the acquisition been effected as of December 2, 1974.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE SUMMARY OF OPERATIONS

NET SALES

     Consolidated net sales for 1978 increased $7.2 million, or 19.8%, from 1977, with all operating segments reporting increases over the prior year. Of the total increase in 1978, approximately $3.8 million was in Office Equipment and Supplies, which were 20.0% ahead of 1977. LIT-NING(R) metal office files, racks, and desk organizers and BOSTON(R) paper punches and electric pencil sharpener sales were all up significantly over 1977. Art/Craft products increased $2.6 million, or 18.6%, over 1977. New acrylic paints introduced in 1978, as well as new lines of paper products, contributed substantially to these results. Calligraphy products, including OSMIROID(R) pens, SPEEDBALL(R) pens and inks, and related supplies increased substantially over 1977. Other products increased $0.7 million, or 24.3%, over 1977.

     During 1977, net sales increased $5.3 million, or 17%, over the prior year, with all operating segments recording increases. Office Equipment and Supplies increased $3.9 million, or 25.6%, and Art/Craft products increased $0.9 million, or 6.8%, over 1976. During 1977, weakness in our school markets softened the Art/Craft products sales growth.

GROSS PROFIT

     In 1978, gross profit increased $2.6 million, or 17%, over 1977. Gross profit as a percentage of net sales was virtually unchanged from 1977. During 1978, sharply higher material cost increases were experienced in addition to higher labor and energy costs. These cost increases were offset by improved operating efficiencies resulting from cost savings programs at all plant locations and price increases.

     In 1977, gross profit increased $2.1 million, or 16%, over 1976. Gross profit was 41% of net sales in 1977, unchanged from 1976.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     These expenses increased $1.8 million, or 17.5%, over 1977. Selling and shipping expenses generally increased in proportion to net sales increases; however, administrative expenses increased at a lesser rate.

     In 1977, selling, general and administrative expenses increased $1.3 million, or 14%, over 1976, but declined as a percentage of net sales from 29$ in 1976 to 28$ in 1977.

INTEREST AND OTHER EXPENSES

     interest expense increased $55,000 in 1978, up 18.9 over 1977, as a result of higher interest rates on short-term seasonal borrowings and the addition of $1 million of long-term debt to finance the expansion of the Company's facility in Kentucky. Interest expense decreased $49,000 in 1977, down 15% from 1976, due to lower average outstanding short-term balances and reduction of long-term debt.

     Other expense was $94,000 in 1978, as compared to other income of $54,000 in 1977. Other expense in 1978 includes the write-off of goodwill and trademarks on product lines acquired in prior years which no longer have any value to the Company. In addition, foreign currency exchange losses increased by $88,000 in 1978 over 1977, principally due to losses on conversion of Canadian currency to U.S. funds.

INCOME TAXES

     The effective income tax rate in 1978 decreased to 47% compared to 48% in 1977 due to greater investment tax credits and greater DISC benefits on export income.

ITEM 3 - PROPERTIES

     The Company maintains its principal executive offices at 405 Locust Street, Philadelphia, Pa. 19102 in approximately 12,500 square feet of leased space under a lease expiring in 1981.

     The following table sets forth certain information with respect to the other facilities of the Company:



Industry                                             Approximate                  Owned or
Segment             Function        Location             Size                      Leased
-------             --------        --------             ----                      ------

Office Equip-      Manufacturing    Fresno, CA       30,000 sq. ft.                Owned
ment & Supplies      & Offices                       2 Bldgs. on 1 acre

                   Manufacturing    Florence, KY     104,000 sq. ft. (1)
                   & Offices                         Bldg.on 27 acres

Art/Craft          Manufacturing & Metuchen, NJ      114,000 sq. ft.              Leased (2)
Materials          Offices                                                        (Exp.1983)

Office Equip-      Manufacturing    Statesville,     125,000 sq. ft.              Owned
ment & Supplies      & Offices      NC               Bldg. on 16 acres
and Art/Craft
Materials         Warehouse         Statesville,     37,000 sq. ft.               Leased
                                    NC                                            (Exp.1979)

                  Warehouse         Statesville,     10,000 sq. ft.               Leased
                                    NC                                            (Year to Year)

                  Warehouse         Fresno, CA       37,500 sq. ft.               Leased
                                                                                  (Exp.1982)

                  Warehouse         Toronto,         11,300 sq. ft.               Leased
                                    Canada                                        (Exp.1981)

                  Regional Office   Des Plaines,        610 sq. ft.               Leased
                                    IL                                            (Exp.1981)

Other             Manufacturing     Sarasota, FL     31,000 sq. ft.               Owned (3)
                  & Offices                          2 Bldgs. on 1 acre


----------
(1) The construction and expansion of this facility was financed by the issuance of industrial revenue bonds by the City of Florence, Kentucky. The City retains title to the property and leases it to the Company for rental payments equivalent to principal and interest payments on the bonds. The Company has the option, subject to certain conditions, to extend the term of the leases and to purchase the property. See Note 10 to Notes to Consolidated Financial Statements herein.

(2) In January 1979, the Company announced its decision to transfer its Bienfang Paper Products operations from Metuchen, New Jersey to Statesville, North Carolina as promptly as practicable. The Company has made arrangements to secure a 170,000 square foot building on approximately 13 acres in the Statesville area to house the Bienfang operations. The Company has not finally determined whether or not it will retain the Metuchen facility following the move of the Bienfang operations.

(3) Subject to a mortgage payable until 1991 with a present principal balance of approximately $167,000.

     At present, all of the Company's facilities are believed to be adequately utilized and suitable for the Company's needs, although future expansion may be necessary in certain segments of the Company's operations.

Item 4 - PARENTS AND SUBSIDIARIES

     (a) PARENTS. George E. Bartol, III, by reason of his ownership of approximately 22%* of the outstanding Common Shares of the Company and his position as Chairman of the Board and Chief Executive Officer of the Company, may be deemed to be a parent of the Company within the meaning of the Securities Exchange Act of 1934 and the rules and regulations hereunder.


----------
* In addition, approximately 30% of the outstanding Common Shares of the Company are held either in irrevocable trusts set up by Mr. Bartol for the benefit of his children and grandchildren or are held directly by Mr. Bartol's four adult daughters.

(b) Subsidiaries.
                                                                Percentage
                                       Place of                 of Voting
Name                                   Incorporation              Power
----                                   -------------              -----

Hunt World Trade Corporation              Florida                  100%
Productos Hunt de Mexico                  Mexico                    49%

     The financial statements of the Hunt World Trade Corporation, a DISC, are consolidated with those of the Company, and the Company's investment in Hunt Productos de Mexico is stated in the Company's financial statements at cost.

Item 5 - PENDING LEGAL PROCEEDINGS

     There are no material pending legal proceedings, other than routine litigation incidental to the business of the Company, to which the company or any of its subsidiaries is a party or to which any of its or their property is subject.

Item 6 - INCREASES AND DECREASES IN OUTSTANDING SECURITIES AND INDEBTEDNESS

     (a) Equity Securities. Increases and decreases in outstanding equity in 1978 were as follows:

                                             SHARES
                                             ------

Balance,
           November 27, 1977               1,158,857

Shares issued under:
           Management Incentive
           Bonus Plan                          1,188
           Qualified Stock Option Plan         5,375
                                           ---------
Balance
           December 3, 1978                1,165,420
                                           =========

Reference is made to the Company's Report on Form 10-Q for the first fiscal quarter of 1978 for further information concerning such transactions.

     On January 24, 1979 the Board of Directors on the Company declared a five-for-four split of the Company's Common Shares, in the form of a 25$ share distribution, payable February 28, 1979 to shareholders of record on February 7, 1979.

     (b) INDEBTEDNESS. In December 1977, the Company entered into an agreement with the city of Florence, Kentucky to finance expansion of the Company's plant located there through the issuance of $1 million in industrial revenue bonds. The bonds will be repaid over 15 years at an average interest rate of 6.9%. The net proceeds of $962,500 were used to add 27,000 square feet to the manufacturing plant and for the purchase of machinery and equipment for production expansion and modernization.

     During the year, the Company had fluctuating balances on short-term borrowings (pursuant to its informal lines of credit) from commercial banks. The Company also decreased the amount of its outstanding long-term indebtedness through periodic payments made pursuant to the terms of such obligations. Reference is made to the Company's Reports on Form 10-Q for each of its first three fiscal quarters of 1978.

Item 7 - CHANGES IN SECURITIES AND CHANGES IN SECURITY FOR REGISTERED SECURITIES

     Not applicable.

Item 8 - DEFAULTS UPON SENIOR SECURITIES

     Not applicable.

Item 9 - APPROXIMATE NUMBER OF EQUITY SECURITY HOLDERS

                                     Approximate number of record
      Title of Class                 holders as of December 3, 1978
      --------------                 ------------------------------

Common Shares, par value                          823
$.10 per share

Item 10 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Omitted, since reported in the Company's Report on Form 10-K for the quarter ended May 28, 1978.

ITEM 11 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 410 of the Pennsylvania Business Corporation Law empowers a Pennsylvania corporation to indemnify directors, officers and others against certain liabilities. Article 5 of the Company's By-laws embodies, in substantial part, the scope of indemnification empowered by that Section.

     The Company has also secured and maintains an insurance policy insuring its directors and officers, subject to certain limitations, against liabilities which they may incur in their capacities as, or by reason of their being, directors and officers, including certain liabilities with respect to which such directors and officers might not be entitled to indemnification by the Company. This insurance policy also provides for reimbursement of the Company for amounts paid to directors and officers by way of indemnification. The Company also has secured and maintains a fiduciary insurance policy insuring its directors, officers and others against liabilities arising with respect to certain employee benefit plans.

     The following information is furnished in this Report PURSUANT TO Instruction 4 to Item 3(b) of Regulation S-K

                      Executive officers of the Registrant

NAME                              AGE        POSITION
----                              ---        --------

GEORGE E. BARTOL, III             57         Chairman of the Board of
                                             Directors and Chief Executive
                                             Officer

CHARLES W. NAYLOR                 48         President

ROBERT B. FRITSCH                 47         Vice President, Office Products
                                             Division

GEORGE P. JOHNSON                 62         Vice President, Manufacturing

RONALD J. NAPLES                  33         Vice President, International

RUDOLPH M. PEINS, JR.             48         Vice President, Secretary and
                                             Treasurer

ANDREW J. WANING                  60         Vice President, Personnel
                                             Services

DANIEL H. SCHEESER                57         General Manager, Peterson
                                             Division

     All of the executive officers are members of the Executive Operating Committee of the Company. The executive officers of the Company are elected annually by the Board of Directors to serve for a period of one year or until their successors are elected and qualify. All of the executive officers of the Company except Messrs. Naples and Scheeser have served in varying capacities with the Company for over five years.

     Mr. Bartol has been Chairman of the Board of the Company for a number of years. He also served as Chief Executive Officer of the Company for a number of years until April 1973. From the fall of 1973 through mid-February 1975, Mr. Bartol served as Executive Deputy Secretary of Commerce of the Commonwealth of Pennsylvania to which he devoted the major portion of his time. He re-entered the full-time employment of the Company in 1975 and re-assumed the duties of Chief Executive Officer on December 1, 1975. In June 1976 he also re-assumed the office of President, which he held until November 30, 1977 when Mr. Naylor became President. Mr. Naylor had previously been in charge of the Company's Peterson Division for eight years.

     Prior to his coming to the Company in July 1976, Mr. Naples had served as Executive Director of The Presidential Task Force on Power Plant Acceleration (1975-1976) and Special Assistant to the Administrator of the Federal Energy Administration (1974-1975). Before that he attended the Harvard Graduate School of Business (from which he received an M.B.A. Degree in 1974) and was employed briefly by Loeb, Rhoades & Co., investment bankers (1973), where he served as an Associate in Corporate Finance.

     Mr. Scheeser came to the Company in 1977 from GTE Sylvania where he had served as plant manager for more than ten years.

Item 13 - FINANCIAL STATEMENTS, EXHIBITS FILED, AND REPORTS ON FORM 8-K

PAGES

(a)  Financial Statements and Schedules:

     Report of Independent Certified Public Accountants                    F-1

     Financial Statements:
         Consolidated Balance Sheets,
         December 3, 1978 and November 27, 1977                            F-2

         Consolidated Statements of Income and
         Retained Earnings for the years ended
         December 3, 1978 and November 27, 1977                            F-3

         Consolidated Statements of Changes in
         Financial Position for the years ended
         December 3, 1978 and November 27, 1977                            F-4

         Notes to Consolidated Financial Statements                  F-5 - F-17

Schedules:

II. Amounts Receivable from Underwriters, Promoters, Directors, Officers, Employees and Principal Holders (Other than Affiliates) of Equity Securities of the Person and its Affiliates for the years ended
     December 3, 1978 and November 27, 1977                               F-18

V.   Property, Plant and Equipment for the years ended December 3, 1978
     and November 27, 1977                                                F-19

VI.  Accumulated Depreciation and Amortization of Property,
     Plant and Equipment for the years ended December 3, 1978
     and November 27, 1977                                                F-20

VII. Intangible Assets, Preoperating Expenses and Similar
     Deferrals for the years ended December 3, 1978
     and November 27, 1977                                                F-21

Schedules, continued:                                                 Pages
---------------------                                                 -----

XII. Valuation and Qualifying Accounts and Reserves for the years
     ended December 3, 1978 and November 27, 1977                      F-22

XVI. Supplementary Income Statement Information for the years ended
     December 3, 1978 and November 27, 1977                            F-23

     All other schedules not listed above have been omitted since they are not applicable or not required or because the required information is included in the consolidated financial statements or notes thereto.

     Individual financial statements of the Company have been omitted since the Company is primarily an operating company and all subsidiary companies included in the consolidated financial statements are wholly-owned and are not indebted to any person, other than the parent or the consolidated subsidiaries, in an amount which is material in relation to total consolidated assets at the date of the latest balance sheet filed, except indebtedness incurred in the ordinary course of business which is not overdue and which matures in one year.

(b)  EXHIBITS

          1. Non-Qualified Stock Option Plan of the Company.

          2. Computation of fully-diluted per share earnings (pursuant to Instruction 3 of Item 2).

          3. Letter dated January 24, 1979 from Coopers & Lybrand concerning the Company's change in accounting principles from FIFO to LIFO.

     Miscellaneous long-term debt instruments of the Company under each of which the underlying debt is equal to less than 5% of the total assets of the Company are not filed as exhibits. The Company agrees to furnish to the Securities and Exchange Commission, upon request, copies of any such instruments.

(c)  Form 8-K Reports

          The Company did not file any Reports on Form 8-K during or with respect to its last fiscal quarter of 1978.

     Part II of this Report is omitted, since the company intends to file with the Securities and Exchange Commission a definitive proxy statement, pursuant to Regulation 14A under the Securities Exchange Act of 1934, involving the election of directors, not later than 120 days after the end of its 1978 fiscal year.

                                   SIGNATURE

     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             HUNT MANUFACTURING CO.

                                             By /s/ RUDOLPH M. PEINS, JR.
                                                -----------------------------
                                                Rudolph M. Peins, Jr.
                                                Vice President

Dated: February 28, 1979

                              Financial Statements
                                       to
                                    Form 10-K

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Hunt Manufacturing Co.:

     We have examined the consolidated balance sheets of Hunt Manufacturing Co. and subsidiaries at December 3, 1978 and November 27, 1977, and the related consolidated statements of income and retained earnings and changes in financial position for the years then ended, and the related supporting schedules. Our examinations were made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.

     In our opinion, the financial statements referred to above (pages F-2 to F-17, inclusive) present fairly the consolidated financial position of Hunt Manufacturing Co. and subsidiaries at December 3, 1978 and November 27, 1977, and the consolidated results of their operations and changes in financial position for the years then ended, and the supporting schedules (pages F-18 to F-23, inclusive) present fairly the information required to be included therein, all in conformity with generally accepted accounting principles applied on a consistent basis except for the change, with which we concur, in the method of inventory valuation as described in Note 2 to the consolidated financial statements.

                                                               COOPERS & LYBRAND

1900 Three Girard Plaza
Philadelphia, Pennsylvania

January 24, 1979

                    HUNT MANUFACTURING CO. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     December 3, 1978 and November 27, 1977


                                                    1978                1977
                                                    ----                ----
ASSETS

Current assets:

Cash                                            $   234,393         $   392,831

Accounts receivable, less allowance for
doubtful accounts: 1978, $161,000;
1977, $131,000 (Schedule XII)                     8,263,231           6,373,722

   Inventories (Notes 1 and 2):
    Finished and partly finished products         4,364,094           4,071,218
    Raw materials and supplies                    2,654,883           2,047,731
    Prepaid expenses                                184,622             187,253
                                                -----------         -----------
          Total current assets                   15,701,226          13,072,755


Property, plant and equipment, at
   cost, less accumulated depreciation
   (Notes 1, 3 and 10)
   (Schedules V and VI)                           7,609,413           6,200,078
Intangible assets, at cost, less
   amortization (Notes 1 and 4)
    (Schedule VII)                                  561,224             661,982

Loans to officers, collateralized by
   cash value of life insurance
   (Schedule II)                                     77,646              75,663
Other assets                                        125,541              91,889
                                                -----------         -----------
                                                $24,075,050         $20,102,367
                                                ===========         ===========

          See accompanying notes to consolidated financial statements.

                                  LIABILITIES


                                                                 1978                1977
                                                                 ----                ----

Current liabilities:
    Demand notes payable, bank (Note 5)                     $   400,000         $      --
    Current portion of long-term debt (Note 5)                  372,742             418,987
    Accounts payable                                          1,747,167           1,210,152
    Accrued liabilities:
     Salaries, wages and commissions                          1,183,396           1,060,291
      Pensions (Notes 1 and 7)                                  295,693             236,398
      Income taxes                                              628,811             556,042
      Other                                                     399,780             544,199
                                                            -----------         -----------
           Total current liabilities                          5,027,589           4,026,069
                                                            -----------         -----------
Long-term debt, less current portion (Note 5)                 2,818,009           2,223,566
                                                            -----------         -----------
Deferred income taxes (Notes 1 and 6)                           583,200             411,300
                                                            -----------         -----------
Commitments (Note 10)

                 STOCKHOLDERS' EQUITY
                 (Notes 8, 9 and 14)
Capital stock:
    Preferred, $.10 par value, authorized
       1,000,000 shares; none issued                               --                  --
    Common, $.10 par value, authorized
       3,000,000 shares; issued 1978 - 1,165,420
        shares, 1977 - 1,158,857 shares                         116,542             115,886
Capital in excess of par value                                  359,391             273,305
Retained earnings                                            15,170,319          13,052,241
                                                            -----------         -----------
           Total stockholders' equity                        15,646,252          13,441,432
                                                            -----------         -----------
                                                            $24,075,050         $20,102,367
                                                            ===========         ===========



          See accompanying notes to consolidated financial statements.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS for the years ended December 3, 1978 and November 27, 1977

                                                   1978              1977
                                                   ----              ----
                                                (53 Weeks)       (52 Weeks)

Net sales                                      $43,305,225      $36,152,253
Cost of sales                                   25,801,486       21,239,950
                                               -----------      -----------
           Gross profit                         17,503,739       14,912,303
                                               -----------      -----------
Selling and shipping expenses                    8,890,242        7,439,738
Administrative and general expenses              3,114,490        2,781,344
                                               -----------      -----------
                                                12,004,732       10,221,082
                                               -----------      -----------
           Income from operations                5,499,007        4,691,221
Interest expense                                  (343,454)        (288,946)

Other (expense) income, net                        (93,682)          53,907
                                               -----------      -----------

Income before income taxes                       5,061,871        4,456,182

Provision for income taxes (Notes 1 and 6)       2,361,083        2,121,675
                                               -----------      -----------
    Net income                                   2,700,788        2,334,507
Retained earnings, beginning of year            13,052,241       11,181,277
                                               -----------      -----------
                                                15,753,029       13,515,784
Less cash dividends on common stock:
 1978, $.40 per share; 1977, $.32
 per share*                                        582,710          463,543
                                               -----------      -----------
Retained earnings, end of year                 $15,170,319       13,052,241
                                               ===========      ===========
Average shares of
  common stock outstanding*                      1,455,836        1,448,185
                                               ===========      ===========
Earnings per common share*                     $      1.86      $      1.61
                                               ===========      ===========

*    Restated to reflect the five-for-four stock split declared in 1979.


          See accompanying notes to consolidated financial statements.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION for the years ended December 3, 1978 and November 27, 1977

                                                         1978                  1977
                                                         ----                  ----
                                                       (53 Weeks)           (52 Weeks)

Working capital provided from:
   Net income                                         $ 2,700,788          $ 2,334,507
   Items not affecting working capital:
     Depreciation and amortization                        745,540              630,471
     Deferred income taxes                                171,900              208,100
     Disposals of plant and equipment                      34,264               40,251
                                                      -----------          -----------
          Provided from operations                      3,652,492            3,213,329
   Additions to long-term debt                          1,012,650                 --
   Proceeds from exercise of stock option
       and bonus plans                                     86,742               33,540
   Other, net                                              16,935               15,202
                                                      -----------          -----------
                                                        4,768,819            3,262,071
                                                      -----------          -----------
Working capital used for:
   Additions to property, plant
       and equipment                                    2,140,951            1,295,354
   Additions to intangible assets                            --                  2,013
   Cash dividends                                         582,710              463,543
   Cash for fractional shares for stock split                --                  1,107
   Repayments and current maturities
       of long-term debt                                  418,207              502,964
                                                      -----------          -----------
                                                        3,141,868            2,264,981
                                                      -----------          -----------
             Increase in working capital              $ 1,626,951          $   997,090
                                                      ===========          ===========
Changes in components of working capital:
   Cash                                                  (158,438)             122,894
   Accounts receivable                                  1,889,512              942,787
   Inventories                                            900,028              342,956
   Prepaid expenses                                        (2,631)             102,411
   Notes payable and current
       portion of long-term debt                         (353,755)              93,077
   Accounts payable                                      (537,015)             (53,219)
   Accrued expenses                                      (110,750)            (367,662)
                                                      -----------          -----------
             Increase in working capital              $ 1,626,951          $   997,090
                                                      ===========          ===========



       See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF CONSOLIDATION:

The consolidated financial statements include the accounts of the company and its subsidiaries, all of which are wholly-owned.

FISCAL YEAR:

The company's fiscal year ended on the Sunday nearest the end of November. Fiscal year 1978 ended December 3, 1978; fiscal year 1977 ended November 27, 1977. Fiscal year 1978 comprised fifty-three weeks; fiscal year 1977 comprised fifty-two weeks.

INVENTORIES:

Inventories are valued at the lower of cost or market. During 1978, the company adopted the last-in, first-out (LIFO) method of determining cost for substantially all inventories (Note 2). Previously, cost was determined by the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT:

All expenditures for additions and improvements to property, plant and equipment are capitalized and normal repairs and maintenance are charged to expense as incurred. The related cost and accumulated depreciation of depreciable assets disposed of are eliminated from the related accounts and any profit or loss is reflected in income.

DEPRECIATION AND AMORTIZATION:

Depreciation for financial reporting purposes for the majority of assets is computed by the straight-line method. Depreciation FOR TAX PURPOSES is computed using accelerated methods. Intangible assets are amortized on a straight-line basis over the assets' useful lives. Amortization of assets under capital leases which contain purchase options is provided over the assets' useful lives. Other capital leases are amortized over the terms of the related leases or asset lives, if shorter.

The estimated lives of the assets are as follows:

          Factory buildings and components, 8 to 40 years
          Machinery and equipment, 10 to 12 years
          Autos and trucks, 4 to 6 years
          Tools and dies, 6 years
          Leasehold improvements, term of lease

                                    Continued

INCOME TAXES:

Investment tax credits are accounted for using the flow-through method, whereby provisions for current income taxes are reduced by available credits. Federal income taxes have not been provided for the undistributed earnings of the company's domestic international sales corporation (DISC) since the company intends to permanently reinvest such earnings. If provided, the federal income tax on these earnings would have been insignificant.

PENSIONS:

The majority of the employees of the company and its subsidiaries are covered under noncontributory pension plans. Pension costs under these plans are computed on the basis of accepted actuarial methods and include current service costs and amortization of prior service costs over approximately 30 years. The policy is to fund pension costs accrued.

EARNINGS PER SHARE:

Earnings per share are calculated based on the weighted average number of common shares outstanding restated to reflect the five-for-four stock split declared in 1979. The effect of the outstanding stock options is not material and has not been included in the calculation.

FOREIGN EXCHANGE:

Other expense and income includes foreign currency losses of $148,000 and $60,000 in 1978 and 1977, respectively.

2. INVENTORIES:

Effective with the year ended December 3, 1978, the company adopted the last-in, first-out (LIFO) method of determining cost for substantially all of its inventories. This change was made because management believes that the LIFO method (which generally matches current costs with current revenues) has the effect of minimizing the impact of price level changes on inventory valuations. The effect of the change was to reduce inventories by $343,060 and net income by $16,100 ($.12 per share) from that which would otherwise have been reported. There is no cumulative effect of the change on prior years since the inventory at November 27, 1977 is the beginning inventory for LIFO purposes.

                                    Continued

     The amounts of inventories used in the determination of cost of sales for the fiscal years ended in 1978 and 1977 were as follows:

             November 28, 1976                              $5,775,993
             November 27, 1977                               6,118,949
             December 3, 1978                                7,018,977

3. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment at the end of each fiscal year is as follows:

                                          1978                 1977
                                          ----                 ----

Land and land improvements            $   258,201         $   258,201

Buildings                               3,669,351           3,181,265
Machinery and equipment                 8,408,480           7,001,250
Leasehold improvements                    101,838             100,603
Construction in process                   622,900             517,992
                                      -----------         -----------
                                       13,060,770          11,059,311
Less accumulated depreciation           5,451,357           4,859,233
                                      -----------         -----------
                                      $ 7,609,413         $ 6,200,078
                                      ===========         ===========

4. INTANGIBLE ASSETS:

     Intangible assets (at cost less amortization) at the end of each fiscal year are as follows:

                                                     1978          1977
                                                     ----          ----

Patents and patent applications                    $113,243      $135,007
Trademarks, tradenames, etc.                         76,262       115,183
Leasehold equity                                    156,153       172,410
Cost incurred in excess of net assets purchased     215,566       239,382
                                                   --------      --------
                                                   $561,224      $661,982
                                                   ========      ========

     Leasehold equity is the portion of the purchase price of an acquired business assigned to a favorable lease commitment.


                                    Continued

5. DEBT:

SHORT-TERM NOTES PAYABLE, BANKS:

The company has several informal lines of credit with various banks under which it may borrow, at the prime rate of interest, amounts well in excess of its seasonal short-term needs. There are no compensating balance requirements or restrictions associated with these arrangements.

The average outstanding short-term borrowings during 1978 and 1977 were $1,059,000 and $1,0143,000 at an average interest rate of 8.9% and 6.9%, respectively. The averages were computed using the daily loan balance: and the annual interest expense. The maximum amounts of short-term borrowings at any month-end during 1978 and 1977 were $3,300,000 and $2,573,000, respectively.

LONG-TERM:

Long-term debt at the end of each fiscal year is summarized as follows:

                                                         1978            1977
                                                         ----            ----
Term notes payable to banks                           $  163,361     $  228,701
Capitalized lease obligation (see Note 10)             1,769,424        848,750
Mortgage note, interest at 2,013 payable monthly,
  including interest until 1991                          167,516        174,649
Notes to former shareholders of acquired company       1,090,450      1,390,450
                                                       3,190,751      2,642,553
Less current portion                                     372,742        418,987

                                                      $2,818,009     $2,223,566

As of December 3, 1978, the term notes payable to banks consist of

$90,000 note payable in quarterly installments of $15,000 to March 31, 190 plus interest at 1/2% above the prime commercial bank rates. $73,361 note pay able in monthly installments of $985 to September 1, 1937 including interest at 8-1/2%.

                                    Continued

LONG-TERM, continued:

The notes to former shareholders of the acquired company are pay able in semiannual installments of $100,000 through June 1980 and $790,450 in December 1980, plus interest at 7%. The notes are collateralized by irrevocable letters of credit equal to the unpaid principal balance.

The capitalized lease obligations and the mortgage note are collateralized by certain property, plant and equipment.

Aggregate annual maturities for all long-term debt, including the capitalized leases, for each of the four fiscal years subsequent to December 2, 1979 are as follows:

               1980                                 $249,000
               1981                                  922,000
               1982                                  143,000
               1983                                  143,000

6.    INCOME TAXES:

The provision for income taxes consists of the following:

                                        1978               1977
                                        ----               ----
Currently payable:
   Federal                           $1,956,552         $1,652,000
   State and foreign                    232,631            261,575
                                     ----------         ----------
                                      2,189,183          1,913,575
Deferred                                171,900            208,100
                                     ----------         ----------
                                     $2,361,083          2,121,675
                                     ==========         ==========

Deferred income taxes, resulting from timing differences between amounts reported for financial accounting and income tax purposes, relate principally to depreciation.

The amount of investment tax credit used in the determination of federal income tax expense for 1978 and 1977 is $134,000 and $99,000, respectively.

                                    Continued

The following is a reconciliation of the statutory federal income tax rate with the company's effective income tax rate.

                                                      1978           1977
                                                      ----           ----

Statutory federal rate                                48.0%          48.0%
State income taxes, net of federal tax benefit         2.6            2.8
Investment tax credits                                (2.6)          (2.2)
Other, net                                            (1.4)          (1.0)
                                                      ----           ----
Effective tax rate                                    46.6%          47.6%
                                                      ====           ====

7. PENSION PLANS:

Total pension expense was $314,313 in 1978 and $248,476 in 1977. the increase in pension expense results principally from a change in the actuarial assumptions relating to future compensation levels and increased benefits. As of September 30, 1978, the date of the latest actuarial valuation, unfunded prior service liabilities at the latest valuation date approximated $245,000.

8. STOCK OPTIONS AND BONUS PLAN:

Under the company's qualified stock option plan, officers and key employees of the company and its subsidiaries were granted options to purchase shares of the company's common stock at not less than the fair market value at date of grant.

As of December 3, 1978, no further options may be granted and options outstanding are exercisable from one to five years following the date of grant.

A summary of shares under option pursuant to the plan, with shares, option prices and market values, is as follows:




                                    CONTINUED


                                           Option Price               Market Value
                        Number             ------------               ------------
                          of           Per                         Per
                        Shares*       Share*        Total         Share*          Total
                        -------       ------        -----         ------          -----

Shares under option:
  November 27, 1977:
Fiscal year granted:
    1973(b)              5,937       $11.283       $66,994      $11.283(a)       $66,994
    1975(b)              3,125         4.88         15,250        4.88(a)         15,250
                         -----                     -------                       -------
                         9,062                     $82,244                       $82,244
                         =====                     =======                       =======

December 3, 1978:

Fiscal year granted:
   1975(b)               1,562       $ 4.88          7,625       $ 4.88(a)         7,625
                         -----                     -------                       -------
                         1,562                     $ 7,625                       $ 7,625
                         =====                     =======                       =======
Options exercised:
Fiscal year:
   1977                  4,687       $ 7.155       $33,540       $ 8.64(c)       $40,500
                         =====                     =======                       =======
   1978                  6,719         4.88         65,804        13.00           88,194
                         =====          to         =======          to           =======
                                     11.283                      13.16(c)


*    Restated to reflect the five-for-four stock split declared in 1979.

(a)  At the dates options were granted.

(b)  Options expire five years from dated granted.

(c)  At the dates options were exercised.

Options for 781 shares, at an option price of $11.28 per share, expired during 1978 and none expired in 1977. No options became exercisable during 1978 and 1977.

Shares under option at December 3, 1978 consist of 9,062 shares currently exercisable. When options are exercised, the excess of the option price received over the par value of the common shares issued will be credited to capital in excess of par value of stock. No charges have been made to income with respect to stock options.

                                    Continued

The company has a management incentive bonus plan for key management employees. Under the plan, key employees may be granted an annual cash bonus up to 50% of the individual's annual base salary. The aggregate bonuses for the management group cannot exceed 30% of the total annual base salaries of those persons eligible to participate in the plan. An individual may elect to receive up to 40% of his bonus in the company's common stock, in which case the bonus will be increased up to 20%. Shares to be issued for fiscal 1978 will be 4,536. The charges to income under the plan in 1978 and 1977 were $133,535 and $75,537, respectively.

The Board of Directors adopted a non-qualified stock option plan during 1978 under which options for 2,500 shares may be granted to key employees. Under the plan the option price is to be not less than 759 of the fair market value of the shares at the date granted. No options have been granted as of December 3, 1978.

9. COMMON STOCK AND CAPITAL IN EXCESS OF PAR VALUE:

Changes in common stock and capital in excess of par value are as follows:


                                                                      Capital
                                                        Common       in Excess
                                        Shares          Stock        Par Value
                                        ------          -----        ---------
Balance, November 27, 1977             1,158,857       $115,886       $273,305
Shares issued under:
  Management incentive bonus plan          1,188            119         20,820
  Stock option plan                        5,375            537         65,266
                                       ---------       --------       --------
Balance, December 3, 1978              1,165,420       $116,542       $359,391
                                       =========       ========       ========

                                    Continued

10. LEASES:

Capitalized lease obligations (see Note 5) represent amounts payable under leases which are in substance installment purchases. The leases provide for rental payments equivalent to principal and interest payments on the debt obligations of the lessors. Property, plant and equipment includes the following assets under capital leases:

                                      1978                 1977
                                      ----                 ----

Land                             $   162,000          $   162,000
Building                           1,298,600              838,000
Machinery and equipment              481,100                 --
Accumulated depreciation             (93,000)             (42,000)
                                 -----------          -----------
                                 $ 1,848,700          $   958,000
                                 ===========          ===========

The company has the option to purchase the above assets any time during the term of the leases for amounts sufficient to redeem and retire all outstanding lessor debt obligations plus $12,400.

The minimum rental commitments under all noncancelable leases as of December 3, 1978 are as follows:

                                     Operating          Capitalized
         Fiscal Period                Leases              Leases
         -------------                ------              ------
             1979                  $  426,000           $  213,000
             1980                     275,000              215,000
             1981                     233,000               21,000
             1982                     116,000               21,000
             1983                      17,000              211,000
          1983-1992                      --              1,580,000
                                   ----------            ---------
     Minimum lease payments        $1,067,000            2,654,000
     Less interest                 ==========             (885,000)
                                                         ---------
Present value of minimum lease payments                  1,769,000
                                                         =========

Rent expense, including related real estate taxes and insurance charged to operations, amounted to $814,939 and $741,022 for 1978 and 1977, respectively.

                                    Continued

11. RESEARCH AND DEVELOPMENT:

Research and development expenses were approximately $273,000 and $230,000 in 1976 and 1977, respectively.

12. QUARTERLY FINANCIAL DATA (UNAUDITED):

Results of operations for each of the quarters during fiscal 1978 and 1977 are as follows (in thousands except per share data):

                                                     1978
                                  --------------------------------------------
                                  First    Second     Third   Fourth    Total
                                  -----    ------     -----   ------    -----

Net sales                         $8,376  $11,237   $11,856   $11,836  $43,305
Gross profit (as reported          3,426    4,530     4,933         -      -
Gross profit (as restated)         3,360    4,441     4,839     4,864   17,504
Net income (as reported)              442      754       852         -      -
Net income (as restated)             410      710       806       775    2,701
Net income per share (as reported)   .30      .52       .58         -      -
Net income per share (as restated)   .28      .49       .55       .54     1.86

                                                     1977
                                  --------------------------------------------
                                  First    Second     Third   Fourth     Total
                                  -----    ------     -----   ------     -----

Net sales                         $7,721   $ 9,614   $9,403   $ 9,414  $36,152
Gross profit                       3,035     3,909    3,930     4,038   14,912
Net income                           406       626      674       628    2,334
Net income per share                 .28       .43      .47       .43     1.61

                                    Continued

Quarterly results for the first three quarters in fiscal 1978 have been restated to give effect to the change in the company's method of valuing inventory to the LIFO method (Note 2). All per share data has been restated to reflect the five-for-four stock split declared in 1979.

The fiscal quarters of the company contain 13 weeks except the third quarter of 1978 which contains 14 weeks.



13. INDUSTRY SEGMENT INFORMATION (IN THOUSANDS OF DOLLARS):

The company operates principally in two industries, (1) Office Equipment and Supplies and (2) Art/Craft Products. The company and its subsidiaries are primarily engaged in the manufacture of such products for the business, education and hobby markets. The company also manufactures a variety of metal component parts used by other manufacturers in several different industries. Export sales aggregating $4,065 and $3,276 in 1978 and 1977, respectively, were made to customers in various countries.

Identifiable assets are assets used in the operations of each business segment. Corporate assets include cash and miscellaneous other assets not identifiable with any particular segment.

Operating profits include all revenues and expenses of the reportable segment, except for general corporate expenses, interest expense, other income (expense) and income taxes.

The effect of changing to the LIFO method of valuing inventories reduced the 1978 operating profit of Office Equipment and Supplies, Art/Craft Products and Other by $167, $141 and $35, respectively.

                                    Continued

13.   INDUSTRY SEGMENT INFORMATION (IN THOUSANDS OF DOLLARS), continued:



                           Office
   Year Ended             Equipment       Art/Craft                         Corp.
      1978              and Supplies      Products           Other         Assets         Consolidated
      ----              ------------      --------           -----         ------         ------------

Net sales                   $22,916          $16,676         $3,713                          $43,305
                            =======          =======         ======                          =======
Operating profit            $ 4,082          $ 1,456         $  784                            6,322
                            =======          =======         ======

General corporate                                                                               (823)
Interest expense                                                                                (343)
Other expense                                                                                    (94)
                                                                                             -------
Income before
  income taxes                                                                               $ 5,062

Identifiable assets         $13,097          $ 8,044         $2,437         $497             $24,075
                            =======          =======         ======         ====             =======
Capital additions           $ 1,708          $   130         $  277         $ 26             $ 2,141
                            =======          =======         ======         ====             =======
Depreciation
and amortization            $   432          $   175         $  126         $ 13             $   746
                            =======          =======         ======         ====             =======

   Year Ended
     1977
     ----

Net sales                   $19,103          $14,063         $2,986                          $36,152
                            =======          =======         ======                          =======
Operating profit            $ 3,690          $ 1,294         $  532                            5,516
                            =======          =======         ======                          =======

General corporate                                                                               (825)
Interest expense                                                                                (289)
Other income                                                                                      54
                                                                                             -------
Income before
   income taxes                                                                              $ 4,456
                                                                                             =======
Identifiable assets         $ 9,963          $ 7,303         $2,147         $689              20,102
                            =======          =======         ======         ====             =======
Capital additions           $   769          $   223         $  257         $ 46               1,295
                            =======          =======         ======         ====             =======
Depreciation
  and amortization          $   359          $   166         $   95         $ 10             $   630
                            =======          =======         ======         ====             =======


                                    Continued

14.   SUBSEQUENT EVENTS:

On January 24, 1979, subsequent to the company reporting its earnings for the year ended December 3, 1978, the Board of Directors declared a five-for-four common stock split to be made on February 28, 1979 to stockholders of record February 7, 1979. This stock split will result in the issuance of a maximum of 291,355 additional shares of common stock, par value $.10 per share (fractional shares will be paid in cash) and will be accounted for by the transfer of approximately $29,136 to the common stock capital account from capital in excess of par value.

All per share computations in these statements and the stock option data in note 8 have been restated to reflect this split.

The company announced on January 16, 1979 that its Bienfang Paper Products operation would be transferred from its Metuchen, New Jersey plant to a facility in Statesville, North Carolina. This move, which will occur during fiscal 1979, will enable the company to consolidate its Art/Craft operations.

    SCHEDULE II. AMOUNTS RECEIVABLE FROM UNDERWRITERS, PROMOTERS, DIRECTORS, OFFICERS, EMPLOYEES AND PRINCIPAL HOLDERS (Other Than Affiliates) OF
               EQUITY SECURITIES OF THE PERSON AND ITS AFFILIATES



Column A                              Column B       Column C       Column E
--------                              --------       --------       --------
                                       Balance                       Balance
                                     Receivable                     Receivable
                                         at                         at Close
                                      Beginning                     of Period,
Name of Debtor                       of Period      Additions      Not Current
--------------                       ---------      ---------      -----------

Year ended November 27, 1977:
   George E. Bartol, III              $34,915        $  952          $35,867
   George P. Johnson                   38,861           935           39,796
                                      -------        ------          -------
                                      $73,776        $1,887           $7,663
                                      =======        ======          =======
Year ended December 3, 1978:
   George E. Bartol, III               35,867           889           36,756
   George P. Johnson                   39,796         1,094           40,890
                                      -------        ------          -------
                                      $75,663        $1,983          $77,646
                                      =======        ======          =======

                    SCHEDULE V. PROPERTY, PLANT AND EQUIPMENT



                   Column A                 Column B            Column C         Column D       Column F
                   --------                 --------            --------         --------       --------
                                            Balance at                                          Balance at
                                            Beginning           Additions                          End
                Classification              of Period            at Cost        Retirements     of Period
                --------------              ---------            -------        -----------     ---------

Year ended November 27, 1977:
    Land and land improvements            $   278,601                --          $ 20,400      $   258,201
    Buildings                               2,782,750         $   404,213           5,698        3,181,265
    Machinery and equipment                 6,085,642             964,806          49,198        7,001,250
    Leasehold improvements                     97,415               3,188            --            100,603
    Construction in process                   594,845             (76,853)(A)        --            517,992
                                          -----------         -----------        --------      -----------
                                          $ 9,839,253         $ 1,295,354        $ 75,296      $ll,059,311
                                          ===========         ===========        ========      ===========
 Year ended December 3, 1978:
    Land and land improvements                258,201                --              --            258,201

    Buildings                               3,181,265             488,086            --          3,669,351

    Machinery and equipment                 7,001,250           1,544,163(B)      136,933        8,408,480
    Leasehold improvements                    100,603               3,794           2,559          101,838
    Construction in process                   517,992             104,908(A)         --            622,900
                                          -----------         -----------        --------      -----------
                                          $11,059,311         $ 2,140,951        $139,492      $13,060,770
                                          ===========         ===========        ========      ===========


(A) Represents net increase (decrease) for the year.

(B) Principally additions in Office Equipment and Supplies segment during 1978.

             SCHEDULE VI. ACCUMULATED DEPRECIATION AND AMORTIZATION
                        OF PROPERTY, PLANT AND EQUIPMENT



                  Column A                   Column B       Column C          Column D        Column E
                  --------                   --------       --------          --------        --------
                                                            Additions,
                                            Balance at       Charged                         Balance at
                                             Beginning      to Costs                            End
                 Description                of Period      and Expenses     Retirements       of Period
                 -----------                ---------      ------------     -----------       ---------

Year ended November 27, 1977:
   Land improvements                       $    4,111        $  1,642             --         $    5,753
   Buildings                                  908,413          98,388        $  2,704         1,004,097
   Machinery and equipment                  3,355,266         473,481          32,341         3,796,406
   Leasehold improvements                      47,468           5,509            --              52,977
                                           ----------        --------        --------        ----------
                                           $4,315,258        $579,020        $ 35,045        $4,859,233
                                           ==========        ========        ========        ==========
Year ended December 3, 1978:
   Land improvements                            5,753           1,643            --               7,396
   Buildings                                1,004,097         108,194            --           1,112,291
   Machinery and equipment                  3,796,406         582,039         102,669         4,275,776
   Leasehold improvements                      52,977           5,476           2,559            55,894
                                           ----------        --------        --------        ----------
                                           $4,859,233        $697,352        $105,228        $5,451,357
                                           ==========        ========        ========        ==========


SCHEDULE VII. INTANGIBLE ASSETS, PREOPERATING EXPENSES, AND SIMILAR DEFERRALS

Column A                                 Column B        Column C          Column D          Column E          Column F
--------                                 --------        --------          --------          --------          --------
                                                                          Deductions,
                                         Balance at                       Charged to          Other           Balance at
                                         Beginning       Additions        Costs and          Charges           Close of
Description                              of Period        at Cost          Expenses         Add (Deduct)        Period
-----------                              ---------        -------          --------         ------------        ------

         Intangible Assets

Year ended November 27, 1977:
  Patents and patent applications       $ 160,021           --           $  25,014               --            $ 135,007
   Trademarks, trade names, etc           116,092      $   2,013             2,922               --              115,183
   Leasehold equity                       188,667           --              16,257               --              172,410
   Cost incurred in excess of
   net assets purchased                   246,640           --               7,258               --              239,382
                                        ---------                        ---------          ---------          ---------
                                          711,420      $   2,013         $  51,451(A)            --            $ 661,982
                                        =========      =========         =========          =========          =========
Year ended December 3, 1978:
   Patents and patent applications        135,007           --              21,764               --              113,243
   Trademarks, trade names, etc           115,183           --               2,922          $ (35,999)            76,262
   Leasehold equity                       172,410           --              16,257               --              156,153
   Cost incurred in excess of
   net assets purchased                   239,382           --               7,245            (16,571)           215,566
                                        ---------                        ---------          ---------          ---------
                                        $ 661,982           --           $  48,188(A)       $ (52,570)(B)      $ 561,224
                                        =========                        =========          =========          =========


(A) Amortization credited to intangible assets.

(B) Write-off of goodwill and trademarks which no longer have value.


          SCHEDULE XII. VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

Column A                               Column B               Column C                  Column D       Column E
--------                               --------               --------                  --------       --------
                                                               Additions
                                                        --------------------------
                                      Balance at        Charged to     Charged to                      Balance at
                                      Beginning          Cost and         Other                          End of
Description                           of Period          Expenses       Accounts      Deductions         Period
-----------                           ---------          --------       --------      ----------         ------

Year ended November 27, 1977:
   Doubtful accounts (deducted
    from assets)                        $120,000        $ 88,000        $7,000(1)      $84,000(2)       $131,000
                                        ========        ========        ========       =========        ========

Year ended December 3, 1978:
   Doubtful accounts (deducted
     from assets)                       $131,000        $105,000        $2,000(1)      $77,000(2)       $161,000
                                        ========        ========        ========       =========        ========


(1) Recoveries of accounts previously written off.

(2) Doubtful accounts written off, net of collection expenses.

SCHEDULE XVI. SUPPLEMENTARY INCOME STATEMENT INFORMATION

          Column A                                  Column B
          --------                                  --------
                                          CHARGED TO COSTS AND EXPENSES
                                          -----------------------------
 ITEM                                       1977               1978
 ----                                       ----               ----
Depreciation of property,
     plant and equipment                 $  579,020         $  697,352
                                         ==========         ==========

Taxes, other than income taxes:
   Payroll taxes                         $  516,991         $  612,549
                                         ==========         ==========
    City, county and state taxes         $  384,850         $  560,927
                                         ==========         ==========
Rents                                    $  741,022         $  814,939
                                         ==========         ==========
Advertising costs                        $  880,616         $1,272,679
                                         ==========         ==========

                                    FORM 10-Q

                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                  Quarterly Report Under Section 13 or 15 (d)
                      of the Securities Exchange Act of 1934

For Quarter Ended March 4, 1979               COMMISSION FILE NO. 0-6085

                             HUNT MANUFACTURING C0.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Pennsylvania                                 21-0481254
     ------------                                 ----------
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)                Identification NO.)

1405 Locust Street, Philadelphia, PA                       19102
------------------------------------                       -----
(Address of principle executive offices)                 (Zip Code)

Registrant's telephone number, including area code (215) 735-7695

                                  NOT APPLICABLE
                                  --------------
               Former name, former address and former fiscal year,
                           if changed since last report

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the close of the period covered by this report.

1,461,777 Common Shares, par value $.10 per share.

                             HUNT MANUFACTURING C0.

                                      INDEX

                                                                 PAGE NO.
                                                                 -------

Part I        Financial Information:

              Consolidated Condensed Balance Sheet
               March 4, 1979 and February 26, 1978                 3

              Consolidated Condensed Statement of Income           4
                 Three Months Ended March 4, 1979 and
                 February 26, 1978

              Consolidated Condensed Statement of Changes          5
                 in Financial Position
                     Three Months Ended March 4, 1979
                     and February 26, 1978

              Notes to Consolidated Condensed Financial            6
                 Statements

              Management's Discussion and Analysis of the        7 & 8
                 Consolidated Condensed Statement of Income

Part II       Other Information                                 9 & 10

                             HUNT MANUFACTURING C0.
                      CONSOLIDATED CONDENSED BALANCE SHEET
                       MARCH 4, 1979 AND FEBRUARY 26, 1978

                                    UNAUDITED
                             (DOLLARS IN THOUSANDS)

                       ASSETS                          1979         1978
                       ------                          ----         ----

Current assets

Cash                                                $    355      $   239

    Marketable securities                                  -          748
    Accounts receivable, net                           7,968        6,174
    Inventories
       Raw materials                                   2,866        1,989
       Work-in-process                                 2,083        1,601
       Finished goods                                  2,870        2,939
                                                     -------      -------
           Total inventories                           7,819        6,529
    Prepaid expenses                                     246          183
                                                     -------      -------
Total current assets                                  16,388       13,873
    Property, plant and equipment, net                 7,644        6,237
    Intangible assets                                    550          647
    Loans to officers                                     78           76
    Other assets                                         117          138
                                                     -------      -------
Total Assets                                         $24,777      $20,971
                                                     =======      =======

                      LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities
    Current portion of long-term debt                    373          361
    Accounts payable                                   2,011        1,050
    Accrued liabilities:
        Salaries, wages and commissions                  815          719
        Pensions                                         378          283
        Income taxes                                     710          634
        Other                                          1,106          567
                                                     -------      -------
Total current liabilities                              5,393        3,614
    Long-term debt less current portion                2,781        3,153
    Deferred income taxes                                618          411
Stockholders' equity
    Capital stock:
    Common, $.10 par value, authorized
    3,000,000 shares; issued
    1,461,777 - 1979; 1,456,775 - 1978                   146          117
    Capital in excess of par value of stock              389          359
    Retained earnings                                 15,450       13,317
                                                     -------      -------
Total stockholders' equity                            15,985       13,793
                                                     -------      -------
Total liabilities and equity                         $24,777      $20,971
                                                     =======      =======




     See accompanying notes to consolidated condensed financial statements.

                              HUNT MANUFACTURING C0.

                    CONSOLIDATED CONDENSED STATEMENT OF INCOME

              THE 3 MONTHS ENDED MARCH 4, 1979 AND FEBRUARY 26, 1978

                                    UNAUDITED

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                           Three Months Ending

                                   March 4, 1979       February 26, 1978
                                   -------------       -----------------

Net sales                              $11,057              $8,376
Cost of sales                            6,668               5,016
                                       -------              ------
Gross profit                             4,389               3,360
                                       -------              ------
Selling expenses                         2,203               1,846
Administrative expenses                    820                 660
                                       -------              ------
Total selling and
    administrative expenses              3,023               2,506
                                       -------              ------
Income from operations                   1,366                 854
Other expenses, net                         87                  83
Provision for plant relocation             460                   -
                                       -------              ------
Income before taxes                        819                 771
Provision for income taxes                 357                 361
                                       -------              ------
Net income                             $   462              $  410
                                       =======              ======
Average common shares
    outstanding                      1,459,828           1,452,944
Net income per
    common share                          $.32                $.28
Dividends per share                      $.125                $.10



      See accompanying notes to consolidated condensed financial statements.

                             HUNT MANUFACTURING C0.
              CONDENSED STATEMENT OF CHANGES IN FINANCIAL POSITION
           (o THREE MONTHS ENDED MARCH 4, 1979 AND FEBRUARY 26, 1978

                                    UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                                        1979           1978
                                                        ----           ----
Sources of working capital:
Working capital provided by operations                $  702         $  610
Proceeds from exercise of stock options                   59             87
Deferred taxes                                            35            --
Additions to long-term debt                               --           1,000
Other                                                      8            --
                                                      ------         ------
                                                         804          1,697

Uses of working capital:

Additions to property, plant and equipment               262            223
Dividends declared                                       183            146
Reduction of long-term debt                               37             71
Other, net                                               --              45
                                                      ------         ------
                                                         482            485
                                                      ------         ------
                  Increase in working capital         $  322         $1,212
                                                      ======         ======



     See accompanying notes to consolidated condensed financial statements.

                             HUNT MANUFACTURING C0.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1 - In the opinion of management the accompanying unaudited Financial Statements reflect all adjustments (consisting of only normal accruals) to present fairly the company's financial position as of march 4, 1979 and February 26, 1978, and the results of operations and changes in financial position for the three months then ended.

2 - Certain Advertising, Marketing and Administrative expenses are accrued or deferred as of the interim reporting date to provide an appropriate cost in the period and to normalize the expenses within the fiscal year. the net effect does not have any material impact on the results of operations for the periods presented.

3 - The earnings per share are calculated based on the weighted average number of shares outstanding, restated to reflect the five-for-four stock split declared in January, 1979. shares under option are common stock equivalents, but are not used in computing earnings per share because the dilutive effect would be less than 1%.

4 - The 1978 results have been restated to give effect to the adoption of LIFO and the five-for-four stock split declared in January, 1979.

5 - The first quarter results of 1979 include a provision of $460,000 for the anticipated costs relating to the relocation of the Company's Bienfang Paper operation from Metuchen, New Jersey to Statesville, North Carolina.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF CONSOLIDATED CONDENSED STATEMENT OF INCOME

NET SALES

     Net sales of $11,057, 000 were 32.0% ahead of the $8,376,000 reported for the same period in 1978. Sales in all segments of the Company experienced significant improvements over last year with office products being particularly noteworthy registering an increase of 42.5% over 1978. Sales of a new competitively priced electric sharpener in the end of 1978 contributed significantly to the gain in Office Products. It is important to note that the first quarter of 1978 was adversely affected in sales and production because of the severe weather conditions which disrupted the Company's operations. Art/Craft products and Other Product sales increased 20.5% and 32.1%, respectively, over the first quarter of 1978.

GROSS PROFIT

     Gross Profit of $4,389,000 for the quarter increased 30.6% over the $3,360,000 for the quarter in 1978. Gross profit as a percentage of sales declined slightly to 39.7% of net sales versus 40.1% in the first quarter of 1978. Product mix variations were the significant factor reducing overall gross margin.

SELLING & ADMINISTRATIVE EXPENSES

     Total selling and administrative expenses of $3,023,000 increased 20.6% over the $2,506,000 in the first quarter of 1978. These expenses did not increase as rapidly as sales because of the depressed sales for the first quarter of 1978 mentioned in the paragraph above, as well as investments that had been made in the first quarter of 1978 in marketing expenses.

PROVISION FOR PLANT RELOCATION

     The first quarter of 1979 includes a provision of $460,000 for the anticipated costs relating to the relocation of our Bienfang Paper Operation from Metuchen, New Jersey to Statesville, North Carolina. Although this relocation will not occur until later in the year, generally accepted accounting principles require that these costs be charged to operations when they can be reasonably estimated. this move will enable the company to consolidate its Art/Craft operations.

NET INCOME

     Net income of $462,000 increased 12.8% over the $410,000 for the first quarter of 1978. Net income increased at a faster rate than income before income taxes because the effective tax rate provision for

1979 of 43.5% is lower than the 46.8% in the first quarter of 1978. This is due to the reductions in the corporate income tax rate as well as greater investment tax credits anticipated in 1979 over 1978.

      Comparisons with the quarter immediately preceeding would not be meaningful due to the seasonality of the Company's sales and business.

                           PART II. OTHER INFORMATION

Item 5. Increases in amounts of the company's outstanding securities or long-term debt.

(Increase in outstanding securities):

Title of Class                                                    Amount
--------------                                                    ------

- Common Stock $.10 par value, as reported in
    10-K Annual Report for the year ended
    December 3, 1978                                            1,165,420

- Common stock outstanding as of March 4, 1979                  1,461,777



                                                                    Capital in
                                            Total                 Excess of Par
Transactions                               Proceeds     Capital        Value
------------                               --------     -------        -----

- 625 shares issued December 22, 1978
      by exercise of stock option           $ 3,813     $    63       $ 3,750

- 3,629 shares issued January 9, 1979
      as Management Incentive Bonus Plan     59,879         363       59,516
- 292,103 shares issued February 28, 1979
      by five-for-four stock split             -         29,210      (29,210)
- Cash issued February 28, 1979 for
      fractional shares in lieu of stock     (4,607)          -       (4,607)
                                            -------     -------      --------
                                            $59,085     $29,636      $29,449
                                            =======     =======      =======

- The above mentioned transactions involved the issuance of unregistered securities under the Securities Act of 1933. Registration of the shares under the Securities Act of 1933 is not required by reason of the exemption afforded by Section 4(2) of said Act to "Transaction by an issuer not involving any public offering," and wherein the recipient represented and warranted such stock was taken for investment purposes only.

- Proceeds from the above mentioned transaction will be utilized for plant equipment.

ITEM 8. OTHER MATERIALLY IMPORTANT EVENTS.

     The Company is concluding negotiations for the purchase of a building in Statesville, North Carolina that will house the Bienfang Paper operation to be transferred from Metuchen, New Jersey. This building, as wel1 as various machinery and equipment associated with it, is expected to be financed by an Industrial Revenue Bond issue of approximately $2,000,000.

     The Company's existing facility in Metuchen is leased and negotiations are being conducted with the lessor to terminate the lease amicably.

ITEM 9. EXHIBITS AND REPORTS ON FORM 8-K.

(b) Report on Form 8-K - There were no reports on Form 8-K the three months ended March 4, 1979.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     HUNT MANUFACTURING CO.
                                     (registrant)

Date 4-6-79                          ______________________________________
                                     Rudolph M. Peins, Jr.
                                     Vice President, Treasurer & Secretary
                                     Chief Financial Officer

Date 4-6-79                          ______________________________________
                                     Charles W. Naylor
                                     President

                    Certain Additional Financial Information

     The following tables set forth certain summaries of financial information relating to the Company and are intended to illustrate certain effects the transactions relating to the Series 1979 Bonds would have had if they had been consummated in the Company's fiscal year ended December 3, 1978.

                             HUNT MANUFACTURING CO.

                       Ratio of Earnings to Fixed Charges
                           Years Ended 1974 thru 1978


                                                                                                                   As adjusted for
                                                                                                                      Obligations
                                                                                                                      Relating to
                              12/1/74           11/30/75        11/28/76          11/27/77         12/3/78        Series 1979 Bonds
                              -------           --------        --------          --------         -------        -----------------
                              (52 wk)            (52 wk)         (52 wk)           (52 wk)         (53 wk)

Earnings before
Fixed Charges                2,985,082         3,179,020         4,100,275         4,955,771       5,607,770         5,607,770

Fixed Charges                  281,600           229,964           514,668           499,589         545,899           685,899*
Ratio of Earnings
    to Fixed Charges             10.60             13.82              7.97              9.92           10.27              8.18*


----------

* Calculated at an assumed rate on the Series 1979 Bonds of 7%. Each incremental change of 1/8% in the actual interest rate would result in an change of approximately .03 in the adjusted Ratio of Earnings to Fixed Charges.

                             HUNT MANUFACTURING C0.
                          STATEMENT OF CAPITALIZATION

                                                                               As Adjusted for
                                               Fiscal Year Ended            obligations relating
                                               December 3, 1978             to Series 1979 Bonds
                                               ----------------             --------------------
                                             Amount       Ratio             Amount         Ratio
                                             ------       -----             ------         -----

Long Term Debt (1)
    Term Notes Payable to
      Banks                                   97,546          .5              97,546         .5
    Capitalized Lease Obligations          1,672,126         9.1           3,672,126       17.9
    Mortgage Note                            157,887          .9             157,887         .8
    Notes to former Shareholders
      of Acquired Company                    890,450         4.8             890,450        4.4
                                          ----------       -----          ----------      -----
    Total Long Term Debt                   2,818,009        15.3           4,818,009       23.5
                                          ----------       -----          ----------      -----
Common Equity
    Common Stock $.10 par value
      Authorized 3,000,000 shares,
      1,165,420 shares outstanding           116,542                         116,542
    Capital in Excess of Par value           359,391                         359,391
    Retained Earnings                     15,170,319                      15,170,319
                                          ----------                      ----------
    Total Common Equity                   15,646,252        84.7          15,646,252       76.5
                                          ----------       -----          ----------      -----
Total Capitalization                      18,464,261       100.0          20,464,261      100.0
                                          ==========       =====          ==========      =====


(1) Excludes Long Term Debt due within one year in the amount of $372,742.

                                 LAW OFFICES OF
                                 NEEL & RANDALL


                                 [ LETTERHEAD ]

                                  June 5, 1979

The Iredell County Industrial Facilities
  and Pollution Control Financing
Authority Statesville North Carolina

Brown, Wood, Ivey, Mitchell & Petty
New York, New York

Alex. Brown & Sons
Baltimore, Maryland

Gentlemen:

         I am counsel for The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority"). In connection with the issuance and sale of the Authority's Industrial Revenue Bonds (Hunt Manufacturing Co. Project) Series 1979 in the aggregate principal amount of $2,000,000 (the "Bonds"), I have examined the following: Article 7, Section 9 of the Constitution of North Carolina; Chapter 159C of the General Statutes of North Carolina as amended (the "Act"); the resolutions of the Authority relating to the Bonds adopted January 5, 19 7 9 and May 15, 1979; the Deed dated as of June 1, 1979 (the "Deed") from Hunt Manufacturing Co., a Pennsylvania COrporation ("Hunt") to the Authority the Bill of Sale dated as of June 1, 1979 (the "Bill of Sale" ) from Hunt to the Authority; the Lease Agreement dated as of June 1, 1979 (the "Lease") by and between the Authority and Hunt; the Indenture and Deed of Trust dated as of June 1, 1979 (the "Indenture"); from the Authority to First Union National Bank of North Carolina (the "Trustee"); the Contract of purchase dated May 15, 1979 (the "Purchase Contract") by and between the Authority and Alex. Brown & Sons (the "Underwriter" ), the Guaranty dated as of June 1, 1979 (the "Guaranty") from Hunt to the Trustee; and such other records of the Authority and other documents I have deemed relevant and necessary as a basis for the opinions set forth herein.

     Based on the foregoing examinations, investigations, filings, and inquiries and legal considerations which I deem relevant, I am of the opinion that:

     1. The acceptance of the Deed and Bill of Sale has been duly authorized by the Authority, the Deed and Bill of Sale are in substantially the form so authorized, and assuming proper authorization, execution and delivery of the Deed and Bill of Sale by Hunt, the Deed and Bill of Sale are valid and binding in accordance with their terms.

     2. The execution and delivery of the Lease have been duly authorized by the Authority, the Lease is in substantially the form so approved and has been duly executed and delivered by the Authority.

     3. The execution and delivery of the Indenture have been duly authorized by the Authority, the Indenture is in substantially the form so approved and has been duly executed and delivered by the Authority, and, assuming that the Indenture constitutes a legal, valid and binding obligation of the Authority in accordance with its terms, the Indenture creates a valid first lien of record on the Trust Estate and valid security interests in the Leased Property (as defined in the Indenture) and in the Basic Rent (as defined in the Lease) in the Trustee for the benefit of the holders of the Bonds, subject to no prior or equal lien or encumbrance other than Permitted Encumbrances as defined in the Indenture.

     4. The execution and delivery of the Purchase Contract have been duly authorized by the Authority, the Purchase Contract is in substantially the form so approved and has been duly executed and delivered by the Authority.

     5. The execution, issuance and delivery of the Bonds have been duly and validly authorized by the Authority, all conditions precedent to the delivery of the Bonds have been fulfilled, and the Bonds are valid and binding in accordance with their terms.

     6. There is no suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public authority or body, pending or, to the best of my knowledge, threatened against or directly affecting the Authority, nor to the best of my knowledge is there any basis therefor, (a) to restrain or enjoin the issuance and sale of the Bonds or the performance by the Authority of the Lease, the Indenture or the Purchase Contract, including without limitation the collection of the Basic Rent and other revenues to be received under the Lease and the assignment thereof under the Indenture to the Trustee for the benefit of the holders of the Bonds or (b) wherein an unfavorable decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated thereby or (ii) adversely affect or put in question the validity or enforceability of the bonds, the ease, the Indenture or the Purchase Contract or any other agreement, instrument or document to which the Authority is a party or by which it is bound and which relates to the consummation by the Authority of the transactions contemplated by the Lease, the Indenture or the Purchase Contract or (c) to contest the legal existence or powers of the Authority or title to any of its offices of any officer whose signature appears on the Bonds.

     7. I have made such examination and investigation as is necessary to enable me to express informed opinions as to the matters covered hereby.

     This will advise you that tie following documents have been recorded this day at the office of the Register of Deeds for Iredell County, North Carolina.

     The Deed has been recorded in Book 17o. 639 at page 25 at 11:35 A.M.

     The Lease has been recorded in Book No. 639 at page 31 at 11:40 A.M.

     The Indenture has been recorded in Mortgage Book No. 502 at page 4 at 11:45 A.M.

     Financing Statements relating to the machinery equipment and other tangible personal property under the Lease and the Indenture are filed as follows

     In the office of the Register Of Deeds, Iredell County, North Carolina, on June 4, 1979 at 11:00 A.M., File No. 8845.

     In the office of the Secretary of State of North Carolina, on June 4, 1979 at 2:13 File No. C-22376.

     In the office of the Register of Deeds, Iredell County, North Carolina, on June 4, 1979 at 11:10 A.M., File No. 8047.

     In the office of the Secretary of State of North Carolina, on June 4, 1979 at 2:14 P.M. File No. C-22378.

     Financing Statements relating to the contract rights, accounts receivable and general intangibles under the Indenture are filed as follows:

      In the office of the Register of Deeds of Iredell County, North Carolina, on June 4, 1979 at 11:05 A.M., File No. 8846.

      In the office of the Secretary of State of North Carolina, on June 4, 1979 at 2:14 P.M., File No. C-22377.

                                  Sincerely,

                                  Robert N. Randall

                                                                            (27)

                                   LAW OFFICES
                                       of
                             DRINKER BIDDLE & REATH

                                  [LETTERHEAD]


Alex. Brown & Sons
135 Baltimore Street
Baltimore, Maryland

The Iredell County Industrial
  Facilities and Pollution Control
  Financing Authority
Statesville, North Carolina

First Union National Bank of
  North Carolina
Charlotte, North Carolina

          Re:   $2,000,000 Industrial Revenue Bonds
               (Hunt Manufacturing Co. Project),
               Series 1979 of the Iredell County
               Industrial Facilities and Pollution
               Control Financing Authority, dated
               June 1, 1979
               ------------------------------------------

Gentlemen:

     We have acted as counsel to Hunt Manufacturing Co. (the "Company") in connection with the issuance and sale by The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") to Alex. Brown & Sons of the Authority's Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979, in the aggregate principal amount of $2,000,000 (the "Bonds") pursuant to the Contract of Purchase dated May 15, 1979 (the "Contract of Purchase"). The Bonds are being issued pursuant to Chapter 800 of the 1975 Session Laws of North Carolina, as amended, which as codified appears as Chapter 159C of the General Statutes of North Carolina (the "Enabling Act").

     The proceeds of the Bonds are to be used to provide funds to finance the cost of acquiring, improving, equipping

                             DRINKER BIDDLE & REATH

Page 2
June 5, 1979

and providing for the installation of an industrial manufacturing facility (the "Project") for the production of paper and other art/craft products, operated by the Company located in Iredell County, North Carolina.

     The Authority and the Company have entered into a Lease Agreement, dated as of June 1, 1979 (the "Lease"), pursuant to which the Authority has agreed to acquire the Project and to lease the "Leased Property" (being the Project and all additions, modifications and improvements thereto and substitutions therefor, less removals therefrom, as permitted by the Lease) to the Company and the Company has agreed to lease the Leased Property from the Authority and to make certain rental payments therefor, including payments of amounts sufficient to provide for the payment of the principal of and premium, if any, and interest on the Bonds (the "Basic Rent").

     The Bonds are being issued under an Indenture and Deed of Trust, dated as of June 1, 1979 (the "Indenture"), from the Authority to First Union National Bank of North Carolina (the "Trustee"). The Bonds are to be secured by (i) the Indenture, pursuant to which the Authority has assigned to the Trustee certain of the Authority's rights, title and interests in and to the Lease, including its rights to the Basic Rent, and its rights, title and interests in and to the real and tangible personal property comprising the Leased Property, including any rights to the net proceeds of the sale thereof and (ii) a Guaranty Agreement, dated as of June 1, 1979 (the "Guaranty"), between the Company, as guarantor, and the Trustee.

     We have examined such documents, records of the Company and other instruments, including certificates of appropriate authorities, counterparts or certified copies of the Lease, the Indenture, the Guaranty, the Contract of Purchase and the Official Statement dated May 15, 1979 (the "Official Statement"), relating to the offering and sale of the Bonds and certain other documents, as we deem necessary to enable us to express the opinions set forth below. In all such examinations, we have assumed the genuineness of all signatures on original and

                             DRINKER BIDDLE & REATH

Page 3
June 5, 1979

certified documents and the conformity to authentic original and certified documents of all copies submitted to us as conformed or machine copies. As to various questions of fact material to our opinion, we have relied upon representations or certificates of officers of the Company.

     We point out that we are members of the bar only of the Commonwealth of Pennsylvania and, as such, are not experts of the laws of any jurisdiction other than those of the Commonwealth of Pennsylvania and the United States of America. Consequently, we express no opinion on the laws of any other jurisdiction.

     Based upon the foregoing and subject to the qualifications and limitations hereinbefore and hereinafter stated, we are of the opinion that:

          (a) the Company has been duly incorporated and is validly existing under the laws of the Commonwealth of Pennsylvania and has due corporate authority to carry on its business as described in the Appendix to the Official Statement, to convey its property to the Authority, to lease property from the Authority and to guarantee the Bonds;

          (b) the Deed, dated as of June 1, 1979 from the Company to the Authority with respect to certain of the Leased Property has been duly authorized, executed and delivered by the Company;

          (c) the Bill of Sale dated as of June 1, 1979 from the Company to the Authority with respect to certain of the Leased Property has been duly authorized, executed and delivered by the Company;

          (d) the approval of the Contract of Purchase by the Company has been duly authorized, executed and delivered by the Company; and the Letters of Representation attached as exhibits thereto have been duly authorized, executed and delivered by the Company and are legal valid and binding obligations of the Company (subject to possible limitations imposed by courts on the right to indemnification);

                             DRINKER BIDDLE & REATH

Page 4
June 5, 1979

          (e) the Lease has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company; and

          (f) the Guaranty has been duly authorized, executed and delivered by the Company and is a valid, binding obligation of the Company, enforceable in accordance with its terms.

     Our opinion as to the binding nature and enforceability of instruments executed and delivered. by the Company is subject to any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights and subject to the further qualification that the availability of specific enforcement remedies may be subject to the discretion of the courts.

     We cannot, of course, make any representations to you as to the accuracy or completeness of the statements of fact contained in the Official Statement or the Appendix thereto. Nevertheless, we advise you that, on the basis of a general review and discussion with certain officers of the Company, but without independent check or verification except as indicated, nothing has come to our attention that leads us to believe that the Appendix to the Official Statement (other than financial statements which are not within the scope of this paragraph) at the date hereof contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. We must point out, however, that our knowledge of the business and affairs of the Company is limited so that we would not necessarily recognize the import to such business or affairs of a particular set of facts or circumstances.

                                   Very truly yours,

                                   DRINKER BIDDLE & REATH

JCBJr/VSJr/slp

                                                                (28-a)

                             HUNT MANUFACTURING C0.

                       CERTIFICATE OF ASSISTANT SECRETARY

     This Certificate is furnished pursuant to Section 6(f) of the Contract of Purchase dated May 15, 1979 between Alex. Brown & Sons and The Iredell County Industrial Facilities and Pollution Control Financing Authority, and approved by Hunt Manufacturing Co. (the "Company"), relating to the issuance and purchase of $2,000,000 principal amount of industrial revenue bonds; and the definitions contained in said Contract of Purchase shall apply to the terms used herein.

     The undersigned, Assistant Secretary of the Company, does hereby certify as follows:

          1. The Contract of Purchase, the Letters of Representation, the Deed, the Bill of Sale, the Agreement, the Guaranty and any and all other agreements executed and delivered by the Company in order to carry out, give effect to and consummate the transactions contemplated therein have been duly authorized, executed and delivered by the Company.

          2. Attached hereto as Exhibit A is a true, correct and complete copy of resolutions of the Company's Board of Directors duly and validly adopted April 18, 1979, which resolutions have not been amended, modified, rescinded or revoked and are now in full force and effect;

          3. Attached hereto as Exhibits B and C, respectively, are true and correct copies of the Articles of Incorporation and by-laws of the Company, in each case as amended, in effect as of the date hereof.

          4. The persons named below are (and have been since prior to December 1, 1978) the duly elected or appointed and qualified officers of the Company holding the respective positions set forth opposite their names:

                Name                                Position
                ----                                --------
         George P. Johnson                  Vice President
         Rudolph M. Peins, Jr.              Vice President, Treasurer
                                            and Secretary
         John H. Martin                     Assistant Secretary

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 5th day of June, 1979.

(SEAL)
                                --------------------------
                                John H. Martin
                                Assistant Secretary


     The undersigned, Vice President of the Company, does hereby certify that John H. Martin is (and has been since prior to December 1, 1978) the duly elected, qualified and acting Assistant Secretary of the Company.


                                --------------------------
                                Rudolph M. Peins, Jr.
                                Vice President

                                    EXHIBIT A

                      Resolutions of Board of Directors of

                             HUNT MANUFACTURING CO.

     RESOLVED, that the Chairman, President and any Vice President of this Corporation, or any of them, are hereby authorized, on behalf of this Corporation, to enter into an industrial revenue financing with the Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") providing for. the issuance by the Authority of approximately $2,000,000 principal amount of industrial revenue bonds, with a term of approximately twenty years and an interest rate of less than eight percent, for the purpose of financing this Corporation's new facility in Statesville, North Carolina, all on such terms not inconsistent with the foregoing as such officers, or any of them, shall approve.

     FURTHER RESOLVED, that the Chairman, President or any Vice President of this Corporation, or any of them, are hereby authorized, in connection with such financing: (1) to prepare and approve the official Statement relating to the Bonds, (2) to appoint a trustee, and (3) to execute on behalf of this
Corporation: (i) such documents as may be necessary to convey this Corporation's new facility and related equipment to the Authority, (ii) a Lease of such facility and related equipment from the Authority to this Corporation, (iii) a Guaranty from this Corporation to the Trustee, and (iv) a Contract of Purchase between Alex. Brown & Sons, the Authority and this Corporation, and the Letters of Representation referred to therein, all in substantially the forms discussed at this meeting, with such changes therein as such officers, or any of" them, with the advice of counsel, shall approve, their execution of any such documents to constitute conclusive evidence of such approval.

     FURTHER RESOLVED, that the proper officers or this Corporation are hereby authorized to execute such other agreements or documents, and to take such other actions, as may be necessary or appropriate to effectuate the purposes of the foregoing resolutions.

                          Commonwealth of Pennsylvania
                              Department of State
                               Corporation Bureau

                             Articles of Amendment

     In compliance with the requirements of Article VIII of the Business Corporation Law, approved the 5th day of May, 1933, P.L. 364, as amended, the applicant desiring to amend its Articles hereby certifies, under its corporate seal that

1.   The name of the corporation is: Hunt Manufacturing Co.

2. The location of its registered office is: 1405 Locust Street, Philadelphia, Pennsylvania 19102.

3.   The corporation was formed under the Act of: May 5, 1933, as amended.

4.   Its date of incorporation is: November 5, 1962.

5.   (Strike out (a) or (b) below, whichever is not applicable)

     (a) The meeting of the shareholders of the corporation at which the amendment was adopted was held at the date and place and pursuant to the kind and period of notice herein stated.

          Time: The 17th day of November, 1970.

          Place: 1405 Locust Street, Philadelphia, Pennsylvania.

          Kind and period of notice: 10 days written notice.

6.   At the time of the action of the shareholders:

     (a) The total number of shares outstanding was: 4,525.

     (b) The number of shares entitled to vote was:* 4,525.

7.   In the action taken by the shareholders:

     (a) the number of shares voted in favor of the amendment was:** 4,373.

     (b) The number of shares voted against the amendment was:** none

* If the shares of any class were entitled to vote as a class, the number of shares of each class so entitled and the number of shares of all other classes entitled to vote should be set forth.

** If the shares of any class were entitled to vote as a class, the number of shares of each class and the number of shares of all other classes voted for and against such amendment respectively should be set forth.

NOTE: If the effect of the amendment is to increase the authorized capital stock of the corporation, excise tax at the rate of 1/5 of 1% on the amount of increase will be due and payable with the filing of the amendment.

NOTE: Filing fee--$30.00. (In addition to any amount of excise tax due and owing)

8. The amendment adopted by the shareholders, set forth in full, follows.



                              See attached pages.



     IN TESTIMONY WHEREOF, the applicant has caused these Articles of Amendment to be signed by its President or Vice President and its corporate seal, duly attested by its Secretary of Treasurer, to be hereunto affixed this 13th day of January, 1971.

                         HUNT MANUFACTURING CO.

                         By: ______________________________
                             (President or Vice President)

Attest:

______________________________
(Asst. Secretary or Treasurer)

(CORPORATE SEAL)

     Approved and filed in the Department of State on the 14th day of January, A.D. 1971.

                         -----------------------------
                         Secretary of the Commonwealth

     RESOLVED, that the Articles of Incorporation of this Corporation be amended by restating the same in their entirety as follows:

          "1st. The name of the corporation is Hunt Manufacturing Co.

          2nd. The location and post office address of its registered office in the Commonwealth of Pennsylvania is 1405 Locust Street, Philadelphia, Pennsylvania.

          3rd. The corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Act of May 5, 1933, P.L. 364, as amended.

          The corporation is organized under the Act of May 5, 1933, P.L. 364, as amended.

          4th. The term for which it is to exist is perpetual.

          5th. The aggregate number of shares which the Corporation shall have authority to issue is:

     4,000,000 shares, divided into 1,000,000 Preferred Shares of the par value of $.10 per share, and 3,000,000 Common Shares of the par value of $.10 per share.

     A description of the shares of each class and a statement of the preferences, qualifications, limitations, restrictions, and the special or relative rights granted to or imposed upon the shares of each class, except such thereof as the Board of Directors is authorized to fix, as hereinafter provided, is as follows:

                              I. PREFERRED SHARES

     The Preferred Shares may be divided into and issued in series, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation shall have authority, by resolution, to divide any or all of the Preferred Shares into one or more series and, with respect to each series to establish and, prior to the issue thereof, to fix and determine a distinguishing designation therefor and to fix and determine:

          (a) the rate at which dividends on the shares shall be declared and paid or set aside for payment; whether dividends at the rate so determined shall be cumulative and if so from what date or dates and on what terms; and whether the shares shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;

          (b) whether or not the shares shall have voting rights, in addition to the voting rights provided by law, and if so, the terms and conditions thereof;

          (c) whether the shares shall have conversion privileges and, if so, the terms and conditions of such conversion, including provisions for any adjustment of the conversion rate;

          (d) whether or not the shares shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (e) whether any shares shall be redeemed through sinking fund payments, and, if so, on what terms;

          (f) the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution, winding up or distribution of the assets of the Corporation; and

          (g) any other relative rights, preferences and limitations of each series.

                               II. COMMON SHARES

     Except as expressly provided by law or by resolution of the Board of Directors pursuant to the authority granted under Article 5I hereof, all voting rights shall be vested in the holders of the Common Shares.

     FURTHER RESOLVED, that upon the effective date of the proposed restatement of the Company's Articles of Incorporation each of the 4,525 issued and outstanding Common Shares (par value $25 per share) of the Company shall be split up, divided and changed into 196 Common Shares of the par value of $.10 per share, a total of 886,900 such shares.

                          Commonwealth of Pennsylvania

                              Department of State
                                 Office of the
                         Secretary of the Commonwealth

TO ALL TO WHOM THESE PRESENTS SHALL COME, GREETING:

     WHEREAS, In and by Article VIII of the Business Corporation Law, approved the fifth day of May, Anno Domini one thousand nine hundred and thirty-three, the Department of State is authorized and required to issue a

                            CERTIFICATE OF AMENDMENT

evidencing the amendment and restatement of the Articles of Incorporation in their entirety of a business corporation organized under or subject to the provisions of that Law; and

     WHEREAS, The stipulations and conditions of that Law pertaining to the amendment of Articles of Incorporation have been fully complied with by

                             HUNT MANUFACTURING CO.

     HENCEFORTH, The "Articles," as defined in Article I of the Business Corporation Law, shall not include any prior documents.

     THEREFORE, KNOW YE, That subject to the Constitution of this Commonwealth and under the authority of the Business Corporation Law, I do by these presents, which I have caused to be Sealed with the Great Seal of the Commonwealth, extend the rights and powers of the corporation named above, in accordance with the terms and provisions of the Articles of Amendment presented by it to the Department of State, with full power and authority to use and enjoy such rights and powers, subject to all the provisions and restrictions of the Business Corporation Law and all other applicable laws of this Commonwealth.

     GIVEN under my Hand and the Great Seal of the Commonwealth, at the City of Harrisburg, this 14th day of January, in the year of our Lord, one thousand nine hundred and seventy-one, and of the Commonwealth, the one hundred and ninety-fifth.

-------------------------------
Secretary of the Commonwealth

 Commonwealth of Pennsylvania

                                    [ seal ]

                                 April 11, 1973

TO ALL TO WHOM THESE PRESENTS SHALL COME, GREETING:

                        IN RE: "HUNT MANUFACTURING CO."

     I, C. DELORES TUCKER, Secretary of the Commonwealth of the Commonwealth of Pennsylvania do hereby certify that the foregoing and annexed is a true and correct photocopy of Articles of Amendment restating the Articles of Incorporation in their entirety and Certificate of Amendment which appear of record in this Department.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and caused the seal of the Secretary's Office to be affixed, the day and year above written.


-------------------------------
Secretary of the Commonwealth

                                    EXHIBIT C

                                     BY-LAWS

                                       of

                             HUNT MANUFACTURING CO.

                          (A Pennsylvania Corporation)

                       Section 1. MEETINGS OF SHAREHOLDERS

     Section 1.01. PLACE OF MEETING. Meetings of shareholders of the Corporation shall be held at such place, within the Commonwealth of Pennsylvania or elsewhere, as may be fixed by the Board of Directors. If no place is so fixed, they shall be held at the office of the Corporation in Philadelphia, Pennsylvania.

     Section 1.02. ANNUAL MEETING. The annual meeting of shareholders, for the election of directors and the transaction of any other business which may be brought before the meeting, shall be held, unless the Board of Directors shall fix some other hour or date therefor, at 2:00 o'clock P.M. on the third Tuesday in April in each year, if not a legal holiday under the laws of Pennsylvania, and, if a legal holiday, then on the next succeeding secular day not a legal holiday under the laws of Pennsylvania. If for any reason such meeting is not held at the time fixed therefor, such election may be held at a subsequent meeting called for that purpose.

     Section 1.03. NOTICE OF MEETINGS. Notice of every annual meeting of shareholders shall be given by the Secretary.

     Notice of all meetings of shareholders shall be given to each shareholder of record entitled to vote at the meeting, at least ten days prior to the day named for the meeting, unless a greater period of notice is by law required in a particular case.

     Section 1.04. ORGANIZATION. At every meeting of the shareholders, the Chairman of the Board, or in his absence, the President, or in the absence of the President, a Vice President, or in the absence of the Chairman, the President and all Vice Presidents, a chairman chosen by the shareholders, shall act as chairman; and the Secretary, or in his absence, a person appointed by the chairman, shall act as secretary.

     Section 1.05. VOTING. Except as otherwise specified herein or in the Articles or provided by law, all matters shall be decided by the vote of the shareholders present, in person or by proxy, entitled to cast at least a majority of the votes which all shareholders present are entitled to cast, although such vote be less than a majority of the votes which all the shareholders entitled to vote thereon would be entitled to cast.

     In each election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected in such election, shall be elected.

                              Section 2. DIRECTORS

     Section 2.01. NUMBER AND TERM OF OFFICE. The number of directors shall be seven or such greater number, not to exceed twelve, as shall be designated, from time to time, by standing resolution of the Board. Each director shall be elected for a term of one year. [Amended May 1, 1974]

     Section 2.02. RESIGNATIONS. Any director may resign at any time by giving written notice to the Board of Directors, to the Chairman of the Board, to the President, or to the Secretary. Such resignation shall take effect at the time of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     Section 2.03. ANNUAL MEETING. Immediately after each annual election of directors, the Board of Directors shall meet for the purpose of organization, election of officers, and the transaction of other business, at the place where such election of directors was held. Notice of such meeting need not be given. In the absence of a quorum at said meeting, the same may be held at any other time and place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

     Section 2.04. REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held at such time and place as shall be designated from time to time by standing resolution of the Board. Notice of such meetings need not be given. If the date fixed for any such regular meeting be a legal holiday under the laws of the State where such meeting is to be held, then the same shall be held on the next succeeding secular day not a legal holiday under the laws of said State, or at such other time as may be determined by resolution of the Board. At such meetings the directors may transact such business as may be brought before the meeting.

     Section 2.05. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the Chairman of the Board, by the President, by a Vice President, or by two or more of the directors, and shall be held at such time and place as shall be designated in the call for the meeting. Written notice of each special meeting shall be given, by or at the direction of the person or persons authorized to call such meeting, to each director, at least three days prior to the day named for the meeting.

     Section 2.06. ORGANIZATION. Every meeting of the Board of Directors shall be presided over by the Chairman of the Board, if he is present, and, if not, the President, or in the absence of the Chairman of the Board and the President, a Vice President, or in the absence of the Chairman of the Board, the President and all the Vice Presidents, a chairman chosen by a majority of the directors present. The Secretary, or in his absence, a person appointed by the Chairman, shall act as secretary.

     Section 2.07. PARTICIPATION IN MEETINGS. One or more directors may participate in a meeting of the Board or a committee of the Board by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other.

     Section 2.08. COMPENSATION OF DIRECTORS. Each director shall be entitled to receive a fee, in such amount, if any, as may from time to time be fixed by the Board of Directors, for each meeting of the Board of any committee thereof, regular or special, attended by him. Directors may also be reimbursed by the Corporation for all reasonable expenses incurred in travelling to and from the place of each meeting of the Board of any such committee.

                              Section 3. COMMITTEES

     Section 3.01. EXECUTIVE COMMITTEE. If an Executive Committee or one or more other committees is or are designated by the Board of Directors to exercise the authority of the Board in the management of the Corporation, such committee(s) shall keep regular minutes of its or their proceedings and report the same to the Board at each regular meeting.

     Section 3.02. OTHER COMMITTEES. The Board of Directors may, at any time and from time to time, appoint such standing committees and/or special committees, consisting of directors or others, to perform such duties and make such investigations and reports as the Board shall by resolution determine. Such committees shall determine their own organization and times and places of meeting, unless otherwise directed by such resolution.

                               SECTION 4. OFFICERS

     Section 4.01. NUMBER. The officers of the Corporation shall be a Chairman of the Board, a President, a Secretary, a Treasurer, and one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Board of Directors may from time to time determine.

     Section 4.02. QUALIFICATIONS. The officers shall be natural persons of full age.

     Section 4.03. ELECTION AND TERM OF OFFICE. The officers of the Corporation shall be elected by the Board of Directors at its annual meeting, but the Board may elect officers or fill vacancies among the officers at any other meeting. Subject to earlier termination of office, each officer shall hold office for one year and until his successor shall have been elected and qualified.

     Section 4.04. RESIGNATIONS. Any officer may resign at any time by giving written notice to the Board of Directors, or to the Chairman of the Board, or to the President, or to the Secretary of the Corporation. Any such resignation shall take effect at the time of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     Section 4.05. CHAIRMAN OF THE BOARD. The Chairman of the Board shall be the chief executive officer of the Corporation and shall preside at the meetings of the Board and shareholders, shall be responsible for establishing corporate policy in conjunction with the Board, and shall also perform such other duties as may be specified by the Board from time to time. [Amended July 25, 1973 and November 23, 1977]

     Section 4.06. THE PRESIDENT. The President shall be the chief operating officer of the Corporation and shall have general supervision over the business and operations of the Corporation, subject, however, to the control of the Board of Directors and the Chairman of the Board. He or the Chairman shall sign, execute, and acknowledge, in the name of the Corporation, deeds, mortgages, bonds, contracts, and other instruments authorized by the Board, except in cases where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Corporation; and, in general, he shall perform all duties incident to the office of President, and such other duties as from time to time may be assigned to him by the Board or the Chairman. In addition he shall preside at meetings of the Board and/or shareholders in the absence of the Chairman of the Board. [Amended July 25, 1973 and November 23, 1977]

     Section 4.07. THE VICE PRESIDENTS. In the absence or disability of the President or when so directed by the Chairman or the President, any Vice President may perform all the duties of the President, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents also shall perform such other duties as from time to time may be assigned to them respectively by the Board, the Chairman or the President. [Amended July 25, 1973 and November 23, 19771

     Section 4.08. THE SECRETARY. The Secretary shall record all the votes of the shareholders and of the directors and the minutes of the meetings of the shareholders and of the Board of Directors in a book or books to be kept for that purpose; he shall see that notices of meetings of the Board and shareholders are given and that all records and reports are properly kept and filed by the Corporation as required by law; he shall be the custodian of the seal of the Corporation and shall see that it is affixed to all documents to be executed on behalf of the Corporation under its seal; and, in general, he shall perform all duties incident to the office of Secretary, and such other duties as may from time to time be assigned to him by the Board, the Chairman or the President. [Amended July 25, 1973 and November 23, 19771

     Section 4.09. ASSISTANT SECRETARIES. In the absence or disability of the Secretary or when so directed by the Secretary, any Assistant Secretary may perform all the duties of the Secretary, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Secretary. The Assistant Secretaries shall perform such other duties as from time to time may be assigned to them respectively by the Board, the Chairman, the President, or the Secretary. [Amended July 25, 1973 and November 23, 1977]

     Section 4.10. THE TREASURER. The Treasurer shall have charge of all receipts and disbursements of the Corporation and shall have or provide for the custody of its funds and securities; he shall have full authority to receive and give receipts for all money due and payable to the Corporation, and to endorse checks, drafts, and warrants in its name and on its behalf and to give full discharge for the same; he shall deposit all funds of the Corporation, except such as may be required for current use, in such banks or other places of deposit as the Board may from time to time designate; and, in general, he shall perform all duties incident to the office of Treasurer and such other duties as may from time to time be assigned to him by the Board, the Chairman or the President. [Amended- July 25, 1973 and November 23, 1977]

     Section 4.11. ASSISTANT TREASURERS. In the absence or disability of the Treasurer or when so directed by the Treasurer, any Assistant Treasurer may perform all the duties of the Treasurer, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them respectively by the Board, the Chairman, the President or the Treasurer. [Amended July 25, 1973 and November 23, 1977]

     Section 4.12. COMPENSATION OF OFFICERS AND OTHERS. The compensation of all officers shall be fixed from time to time by the Board of Directors, or any committee or officer authorized by the Board so to do. No officer shall be precluded from receiving such compensation by reason of the fact that he is also a director of the Corporation.

     Additional compensation, fixed as above provided, may be paid to any officers or employees for any year or years, based upon the success of the operations of the Corporation during such year.

              Section 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 5.01. RIGHT TO INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is THREATENED TO be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, as follows:

          (a) if the action, suit or proceeding is not by or in the right of the Corporation

               (1) against expenses (including attorneys' fees), actually and reasonably incurred by him in connection therewith to the extent that he has been successful on the merits or otherwise in defense of such action, suit or proceeding, or of any claim, issue or matter therein, and

               (2) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he had acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reason able cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) if the action, suit or proceeding is by or in the right of the Corporation

               (1) against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith to the extent that he has been successful on the merits or otherwise in defense of such action, suit or proceeding, or of any claim, issue or matter therein, and

               (2) against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement thereof if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that a court of common pleas of the county in which the registered office of the Corporation is located or the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

     Section 5.02. PROCEDURE TO BE FOLLOWED. Any indemnification under paragraph
(a)(2) or. (b)(2) of Section 5.01 (unless ordered by a court or made pursuant to a determination by a court as hereinafter provided) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in such paragraph (a)(2) or (b)(2). Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders. In the absence of a determination that indemnification is proper as aforesaid, the director or officer may apply to a court of common pleas of the county in which the registered office of the Corporation is located or the court in which the action, suit or proceeding was brought, which shall determine whether the director or officer has met the applicable standard of conduct set forth in such paragraph (a)(2) or (b)(2). If the court shall determine that he has, indemnification shall be made under such paragraph (a)(2) or (b)(2).

     Section 5.03. PAYMENT OF EXPENSES IN ADVANCE. Expenses incurred in defending an action, suit or proceeding referred to in Section 5.01 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors, by the shareholders, or by a court, in the manner provided in Section 5.02, upon receipt of an undertaking by or on behalf of the director or officer (regardless of his financial responsibility) to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.

     Section 5.04. OTHER RIGHTS. The indemnification provided by these By-Laws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 5.05. INSURANCE. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these By-Laws.

     Section 5.06. INDEMNIFICATION OF FIDUCIARIES UNDER EMPLOYEE BENEFIT PLANS. For purposes only of Section 5.01 through 5.05 of these By-Laws; (a) each person who is or was a director, officer or employee of the Corporation or of a wholly-owned subsidiary of the Corporation and is or was a "fiduciary" with regard to any "employee benefit plan" (as such terms are defined in Sections 3(21) and 3(3), respectively, of the Employee Retirement Income Security Act of
1974) of the Corporation or of a wholly-owned subsidiary of the Corporation shall be deemed to be a director or officer of the Corporation in his capacity as a "fiduciary" with respect to any such plan; (b) any pending or threatened action, suit or proceeding against him as such a "fiduciary" shall be deemed to be by reason of the fact that he was a director or officer of the Corporation; and (c) the rights of such persons to indemnification by the Corporation shall be governed by, and administered in accordance with, Sections 5.01 through 5.05 of these By-Laws. (Added July 21, 1976)

                  Section 6. BORROWING, DEPOSITS, PROXIES, ETC.

     Section 6.01. BORROWING, ETC. No officer, agent or employee of the Corporation shall have any power or authority to borrow money on its behalf, to pledge its credit, or to mortgage or pledge its real or personal property, except within the scope and to the extent of the authority delegated by resolution of the Board of Directors. Authority may be given by the Board for any of the above purposes and may be general or limited to specific instances.

     Section 6.02. DEPOSITS. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositaries as the Board of Directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more officers or employees as the Board shall from time to time determine.

     Section 6.03. PROXIES. Unless otherwise ordered by the Board of Directors, any officer of the Corporation may appoint an attorney or attorneys (who may be or include such officer himself), in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation any of whose shares or other securities are held by or for the Corporation, at meetings of the holders of the shares or other securities of such other corporation, or, in connection with the ownership of such shares or other securities, to consent in writing to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and my execute or cause to be executed in the name and on behalf of the Corporation and under its seal such written proxies or other instruments as he may deem necessary or proper. in the premises.

                     Section 7. SHARE CERTIFICATES: TRANSFER

     Section 7.01. SHARE CERTIFICATES. Share certificates shall be signed by the Chairman of the Board or the President and by the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer of the Corporation, but, to the extent permitted by law, such signatures may be facsimiles, engraved or printed.

     Section 7.02. TRANSFER OF SHARES. Transfer of share certificates and the shares represented thereby shall be made only on the books of the Corporation by the owner thereof or by his attorney thereunto authorized, by a power of attorney duly executed, and filed with the Secretary or a Transfer Agent of the Corporation, and on surrender of the share certificates.

     Section 7.03. TRANSFER AGENT AND REGISTRAR; REGULATIONS. The Corporation may, if and whenever the Board of Directors so determines, maintain, in the Commonwealth of Pennsylvania, or any other state of the United States, one or more transfer offices or agencies, each in charge of a transfer Agent designated by the Board, where the shares of the Corporation shall be transferable, and also one or more registry offices, each in charge of a Registrar designated by the Board, where such shares shall be registered; and no certificates for shares of the Corporation in respect of which a Transfer Agent and Registrar shall have been designated shall be valid unless countersigned by such Transfer Agent and registered by such Registrar. The Board may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of share certificates.

     Section 7.04. LOST, DESTROYED AND MUTILATED CERTIFICATES. The Board of Directors, by standing resolution or by resolutions with respect to particular cases, may authorize the issue of new share certificates in lieu of share certificates lost, destroyed or mutilated, upon such terms and conditions as the Board may direct.

                            Section 8. AMENDMENTS

     Section 8.01. Any or all of the provisions of these By-Laws, whether contractual in nature or merely regulatory of the internal affairs of the Corporation, may be amended or repealed (a) except as otherwise provided in the Business Corporation Law, by a majority vote of the members of the Board of Directors, or (b) by vote of the shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon, at any regular or special meeting duly convened after notice of such purpose to the directors or shareholders, as the case may be.

     No provision of these By-Laws shall vest any property right in any shareholder.

                                                                          (28-b)

                             HUNT MANUFACTURING CO.

                         CERTIFICATE OF VICE PRESIDENT

     This Certificate is furnished pursuant to Section 6(g) of the Contract of Purchase dated May 15, 1979 between Alex. Brown & Sons and The Iredell County Industrial Facilities and Pollution Control Financing Authority, and approved by Hunt Manufacturing Co. (the "Company"), relating to the issuance and purchase of $2,000,000 principal amount of industrial revenue bonds; and the definitions contained in said Contract of Purchase shall apply to the terms used herein.

     The undersigned Vice President of the Company does hereby certify that:

          1. The Company does not have any material contingent obligations which are not disclosed in the Official Statement:

          2. So far as is known to the Company there are no material legal proceedings, pending or threatened, to which the Company is or may be made a party or to which any of its property is or may become subjected, which has not been disclosed in the Official Statement;

          3. There is no action or proceeding pending or to his best knowledge, threatened, looking toward the dissolution or liquidation of the Company and there is no action or proceeding pending, or to his best knowledge threatened, by or against the Company affecting the validity and enforceability of the terms of the Agreement, the Guaranty or the Contract of Purchase: and

          4. The representations and warranties of the Company contained in the Letter of Representations attached as exhibits to the Contract of Purchase are true, correct and complete as of the date hereof, with the same effect as if those representations and warranties had been made on and as of this date.

     IN WITNESS WHEREOF, the undersigned has executed this certificate this 5th day of June, 1979.



                                        -----------------------------
                                        /s/ Rudolph M. Peins, Jr.
                                        Vice President

                          Commonwealth of Pennsylvania
                              Department of State
                               Corporation Bureau

                             Articles of Amendment

     In compliance with the requirements of Article VIII of the Business Corporation Law, approved the 5th day of May, 1933, P.L. 364, as amended, the applicant desiring to amend its Articles hereby certifies, under its corporate seal that

1.   The name of the corporation is: Hunt Manufacturing Co.

2. The location of its registered office is: 1405 Locust Street, Philadelphia, Pennsylvania 19102.

3.   The corporation was formed under the Act of: May 5, 1933, as amended.

4.   Its date of incorporaiton is: November 5, 1962.

5.   (Strike out (a) or (b) below, whichever is not applicable)

     (a) The meeting of the shareholders of the corporation at which the amendment was adopted was held at the date and place and pursuant to the kind and period of notice herein stated.

          Time: The 17th day of November, 1970.

          Place: 1405 Locust Street, Philadelphia, Pennsylvania.

          Kind and period of notice: 10 days written notice.

6.   At the time of the action of the shareholders:

     (a) The total number of shares outstanding was: 4,525.

     (b) The number of shares entitled to vote was:* 4,525.

7.   In the action taken by the shareholders:

     (a) the number of shares voted in favor of the amendment was:** 4,373.

     (b) The number of shares voted against the amendment was:** none

* If the shares of any class were entitled to vote as a class, the number of shares of each class so entitled and the number of shares of all other classes entitled to vote should be set forth.

** If the shares of any class were entitled to vote as a class, the number of shares of each class and the number of shares of all other classes voted for and against such amendment respectively should be set forth.

NOTE: If the effect of the amendment is to increase the authorized capital stock of the corporation, excise tax at the rate of 1/5 of 1% on the amount of increase will be due and payable with the filing of the amendment.

NOTE: Filing fee--$30.00. (In addition to any amount of excise tax due and owing)

8. The amendment adopted by the shareholders, set forth in full, follows.



                              See attached pages.



     IN TESTIMONY WHEREOF, the applicant has caused these Articles of Amendment to be signed by its President or Vice President and its corporate seal, duly attested by its Secretary of Treasurer, to be hereunto affixed this 13th day of January, 1971.

                         HUNT MANUFACTURING CO.

                         By: ______________________________
                             (President or Vice President)

Attest:

______________________________


(CORPORATE SEAL)

     Approved and filed in the Department of State on the 14th day of January, A.D. 1971.

                         -----------------------------
                         Secretary of the Commonwealth

     RESOLVED, that the Articles of Incorporation of this Corporation be amended by restating the same in their entirety as follows:

          "1st. The name of the corporation is Hunt Manufacturing Co.

          2nd. The location and post office address of its registered office in the Commonwealth of Pennsylvania is 1405 Locust Street, Philadelphia, Pennsylvania.

          3rd. The corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful busines for which corporations may be incorporated under the Act of May 5, 1933, P.L. 364, as amended.

     The corporation is organized under the Act of May 5, 1933, P.L. 364, as amended.

          4th. The term for which it is to exist is perpetual.

          5th. The aggregate number of shares which the Corporation shall have authority to issue is:

     4,000,000 shares, divided into 1,000,000 Preferred Shares of the par value of $.10 per share, and 3,000,000 Common Shares of the par value of $.10 per share.

     A description of the shares of each class and a statement of the preferences, qualifications, limitations, restrictions, and the special or relative rights granted to or imposed upon the shares of each class, except such thereof as the Board of Directors is authorized to fix, as hereinafter provided, is as follows:

                              I. PREFERRED SHARES

     The Preferred Shares may be divided into and issued in series, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation shall have authority, by resolution, to divide any or all of the Preferred Shares into one or more series and, with respect to each series to establish and, prior to the issue thereof, to fix and determine a distinguishing designation therefor and to fix and determine:

          (a) the rate at which dividends on the shares shall be declared and paid or set aside for payment; whether dividends at the rate so determined shall be cumulative and if so from what date or dates and on what terms; and whether the shares shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;

          (b) whether or not the shares shall have voting rights, in addition to the voting rights provided by law, and if so, the terms and conditions thereof;

          (c) whether the shares shall have conversion privileges and, if so, the terms and conditions of such conversion, including provisions for any adjustmnt of the conversion rate;

          (d) whether or not the shares shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (e) whether any shares shall be redeemed through sinking fund payments, and, if so, on what terms;

          (f) the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution, winding up or distribution of the assets of the Corporation; and

          (g) any other relative rights, preferences and limitations of each series.

                               II. COMMON SHARES

     Except as expressly provided by law or by resolution of the Board of Directors pursuant to the authority granted under Article 5I hereof, all voting rights shall be vested in the holders of the Common Shares.

     FURTHER RESOLVED, that upon the effective date of the proposed restatement of the Company's Articles of Incorporation each of the 4,525 issued and outstanding Common Shares (par value $25 per share) of the Company shall be split up, divided and changed into 196 Common Shares of the par value of $.10 per share, a total of 886,900 such shares.

                          Commonwealth of Pennsylvania

                              Department of State
                                 Office of the
                         Secretary of the Commonwealth

TO ALL TO WHOM THESE PRESENTS SHALL COME, GREETING:

     WHEREAS, In and by Article VIII of the Business Corporation Law, approved the fifth day of May, Anno Domini one thousand nine hundred and thirty-three, the Department of State is authorized and required to issue a

                            CERTIFICATE OF AMENDMENT

evidencing the amendment and restatement of the Articles of Incorporation in their entirety of a business corporation organized under or subject to the provisions of that Law; and

     WHEREAS, The stipulations and conditions of that Law pertaining to the amendment of Articles of Incorporation have been fully complied with by

                             HUNT MANUFACTURING CO.

     HENCEFORTH, The "Articles," as defined in Article I of the Business Corporation Law, shall not include any prior documents.

     THEREFORE, KNOW YE, That subject to the Constitution of this Commonwealth and under the authority of the Business Corporation Law, I do by these presents, which I have caused to be Sealed with the Great Seal of the Commonwealth, extend the rights and powers of the corporation named above, in accordance with the terms and provisions of the Articles of Amendment presented by it to the Department of State, with full power and authority to use and enjoy such rights and powers, subject to all the provisions and restrictions of the Business Corporation Law and all other applicable laws of this Commonwealth.

     GIVEN under my Hand and the Great Seal of the Commonwealth, at the City of Harrisburg, this 14th day of January, in the year of our Lord, one thousand nine hundred and seventy-one, and of the Commonwealth, the one hundred and ninety-fifth.

-------------------------------
Secretary of the Commonwealth

                                  PENNSYLVANIA
                               ARTICLES OF MERGER
                                       OF
                          BIENFANG PAPER COMPANY INC.
                                      INTO

                             HUNT MANUFACTURING C0.

                                  * * * * * * *

TO THE DEPARTMENT OF STATE COMMONWEALTH OF PENNSYLVANIA:

     In compliance with the requirements of Article IX of the Pennsylvania Business Corporation Law, as amended, providing for the merger of corporations, Bienfang Paper Company Inc., a New York corporation, and Hunt Manufacturing Co. a Pennsylvania corporation, hereby certify under their respective corporate seals as follows:

     l. The surviving corporation is Hunt Manufacturing Co., (hereinafter sometimes referred to as tie "Surviving Corporation"), and its registered office in this Commonwealth is 1405 Locust Street, Philadelphia, Pennsylvania 19102.

     2. The merging corporation, Bienfang Paper Company Inc. (hereinafter sometimes referred to as the "Merging Corporation") is not qualified as a foreign corporation in Pennsylvania but maintains a registered office at 125 Jackson Avenue, Edison, New Jersey 08817.

     3. The merger shall become effective upon the filing of the Articles of Merger by the Department of State of Pennsylvania and a Certificate of Merger by the Department of State of New York. For all accounting and administrative purposes the effective date of the mercer shall be as of the close of business on that date.

     4. At all times material hereto, the Surviving Corporation has been the owner of all of the issued and outstanding shares of capital stock of the Merging Corporation.

     5. (a) The Plan of Merger was adopted by the Surviving Corporation in accordance with the provisions of Section 9.02.1 of the Pennsylvania Business Corporation Law.

     (b) The Plan of Mercer has been authorized and approved with respect to the Merging Corporation in accordance with the laws of the State of New York.

     6. The Plan of Merger is as follows:

     At the effective date of the merger, Bienfang Paper Company, Inc., a New York Corporation and wholly-owned subsidiary of Hunt Manufacturing Co. shall be merged into Hunt Manufacturing Co. In accordance with the corporatiomn laws of the States of New York and Pennsylvania, Hunt Manufacturing Co. as the Surviving Corporation, shalll continue to exist with its Articles of Incorporation unchanged by reason of said merger.

     At the effective date of the merger, the issued and outstanding shares of capital stock of Bienfang paper Company Inc. shall be surrendered and cencelled, and no shares or other securities or cash or obligations of Hunt Manufacturing Co. shall be issued in exchange therefor.

     IN TESTIMONY WHEREOF, each undersigned corporation has caused these Articles of Merger to be signed by a duly authorized officer and its corporate seal duly attested by answer such officer, to be hereunto affixed this _____ day of ____________, 19____.

                          Hunt Manufacturing Co.

                          By: _________________________________
                              Alvan R. Alley, President


(CORPORATE SEAL)          Attest:

                          ------------------------------
                          Rudolph M. Peins, Jr., Secretary


                          BIENFANG PAPER COMPANY INC.

                          By: __________________________________
                          Alvan R. Alley, Chairman of the Board


(CORPORATE SEAL)          Attest:

                          __________________________________
                          Rudolph M. Peins, Jr., Secretary



     Approved and filed in the Department of State on the 20th day of December A.D. 1971.


--------------------------------
 Secretary of the Commonwealth

Commonwealth of Pennsylvania
Department of State

TO ALL TO WHOM THESE PRESENTS SHALL COME, GREETING:

     WHEREAS, under the provisions of Article IX of the Business Corporation Law (Act of May 5, 1933, P.L. 364), as amended, the Department of State is authorized and required to issue a

                             CERTIFICATE OF MERGER

evidencing the merger of any one or more domestic corporations, and any one or more foreign corporations into one of such domestic corporations under the provisions of that law;

     AND WHEREAS, The stipulations and conditions of that law relating to the merger of such corporations have been fully complied with by BIENFANG PAPER COMPANY, INC., a New York corporation, and HUNT MANUFACTURING CO., a Pennsylvania corporation.

     IT IS, THEREFORE, CERTIFIED, That from the Articles of Merger filed with the Department of State, it appears that BIENFANG PAPER COMPANY, INC., the New York corporation, has been merged into HUNT MANUFACTURING CO., being the Pennsylvania corporation.

     THEREFORE, KNOW YE, That subject to the Constitution of this Commonwealth, and under authority of the Business Corporation Law, I DO BY THESE PRESENTS, which I have caused to be sealed with the Great Seal of the Commonwealth, hereby declare that the Pennsylvania corporation shall be the surviving corporation, under the name, style and title of

                             HUNT MANUFACTURING CO.

and shall continue to be invested with all the franchises and be subject to all the duties of a domestic business corporation under the Business Corporation Law.

     GIVEN under my Hand and the Great Seal of the Commonwealth, at the City of Harrisburg, this 20th day of December in the year of our Lord one thousand nine hundred and seventy-one and of the Commonwealth the one hundred and ninety-sixth.

--------------------------------
Secretary of the Commonwealth

                          COMMONWEALTH OF PENNSYLVANIA
                              DEPARTMENT OF STATE
                               CORPORATION BUREAU

     In compliance with the requirements of section 903 of the Business Corporation Law, set of May 8, 1983 (P.L. 364) (15 P.S. section 1903) the undersigned corporations, desiring to effect a merger, hereby certify that:

1.   The name of the corporation surviving the merger is: Hunt Manufacturing Co.

2.   (Check and complete one of the following):

     [x] The surviving corporation is a domestic corporation and the location of its registered office in this Commonwealth is the Department of State is hereby authorized to correct the following statement to conform to the Records of the Department: 1405 Locust Street, Philadelphia, Pennsylvania 19103.

3.   Non-Qualified Foreign Corporations

        Name                                 Address
        ----                                 -------

        Lit-Ning Industries                  Suite 906
        (California Corporation)             10889 Wilshire Boulevard
                                             Los Angeles, California

        Lit-Ning Products Company            2496 South Cherry
        (California Corporation)             Fresno, California

4.   Check and if appropriate, complete one of the following:

     [x} The plan of merger shall be effective upon filing these Articles of Merger in the Department of State.

5. The manner in which the plan of merger was adopted by each domestic corporation is as follows:

                             Hunt Manufacturing Co.

Approved by action of the board of directors pursuant to section 902.1 of the Business Corporation Law.


6. (Strike out this paragraph if no foreign corporation is party to the merger.) The plan was authorized, adopted or approved, as the case may be, by the foreign corporation for each of the foreign corporations, in accordance with the laws of the organization in which it was formed.

7. The planned merger is set forth in Exhibit A attached hereto and made a part hereof.

     IN TESTIMONY WHEREOF, each undersigned corporation has caused these Articles of Merger to be signed by a duly authorized officer and its corporate seal duly attested by answer such officer, to be hereunto affixed this _____ day of ____________, 19____.

                            Hunt Manufacturing Co.

                            By: _____________________________
                                 Alvan R. Alley, President


Attest:

------------------------------
Rudolph M. Peins, Jr.,
Secretary

                             Lit-Ming Industries

                             By: _____________________________
                                 Alvan R. Alley, President


Attest:

------------------------------
Rudolph M. Peins, Jr.,
Secretary



                             Lit-Ming Industries

                             By: _____________________________
                                 Alvan R. Alley, President

Attest:

------------------------------
Rudolph M. Peins, Jr.,
Secretary




(CORPORATE SEAL)

                 PLAN OF MERGER MERGING LIT-NING INDUSTRIES AND
                           LIT-NING PRODUCTS COMPANY
                          INTO HUNT MANUFACTURING CO.

     LIT-NING INDUSTRIES and LIT-NING PRODUCTS COMPANY, both California corporations, and HUNT MANUFACTURING CO., a Pennsylvania corporation, have agreed that LIT-NING INDUSTRIES and LIT-NING PRODUCTS COMPANY (hereinafter called the "Merging Corporations") shall merge into HUNT MANUFACTURING CO. (hereinafter called the "Surviving Corporation"), pursuant to Article IX of the Pennsylvania Business Corporation Law and Sections 4118 and 4119 of the California General Corporation Law.

     The terms and conditions of the merger and mode of carrying the same into effect are as follows:

          I. At the effective date of the merger, the Merging Corporations, both wholly-owned subsidiaries of the Surviving Corporation, shall be merged into the Surviving Corporation in accordance with the corporation law of the States of California and Pennsylvania.

          II. At the effective date of the merger, the issued and outstanding shares of capital stock of both of the Merging Corporations shall be surrendered and cancelled, and no shares or other securities or cash or obligations of the Surviving Corporation shall be issued in exchange therefore.

          III. The merger is to be effective upon filing the Articles of Merger in the Department of State.

          IV. The Articles of Incorporation as amended of the Surviving Corporation shall not be further amended as a result of the merger.

                          Commonwealth of Pennsylvania
                              Department of State

To All in Whom These Presents Shall Come, Greeting:

     WHEREAS, Under the provisions of Article IX of the Business Corporation Law (Act of May 5, 1933, P.L. 364), as amended, the Department of State is authorized and required under

                             CERTIFICATE OF MERGER

evidencing the merger of any one or more domestic corporations and any one or more foreign corporations into one of such corporations under the provisions of that law; and

     WHEREAS, The regulations and conditions of that law relating to the merger of the corporations have been duly complied with by PETERSON MANUFACTURING COMPANY, a Florida corporation and HUNT MANUFACTURING CO., a Pennsylvania corporation.

     IT IS, THEREFORE, CERTIFIED, That from the Articles of Merger filed with the Department of State, it appears that LIT-NING INDUSTRIES and LIT-NING PRODUCTS COMPANY, the California corporations, have been merged into HUNT MANUFACTURING CO., being the Pennsylvania corporation.

     THEREFORE, KNOW YE, That subject to the Constitution of this Commonwealth, and under authority of the Business Corporation Law, I DO BY THESE PRESENTS, which I have caused to be sealed with the Great Seal of the Commonwealth, hereby declare that HUNT MANUFACTURING CO., the Pennsylvania corporation, shall be the surviving corporation.

     GIVEN Under my Hand and the Great Seal of the Commonwealth, at the City of Harrisburg, this 15th day of March in the year of our Lord one thousand nine hundred and seventy-six and of the Commonwealth __________.

--------------------------------------
Secretary of the Commowealth

                          COMMONWEALTH OF PENNSYLVANIA
                              DEPARTMENT OF STATE
                               CORPORATION BUREAU

     In compliance with the requirements of section 903 of the Business Corporation Law, set of May 8, 1983 (P.L. 364) (15 P.S. section 1903) the undersigned corporations, desiring to effect a merger, hereby certify that:

1.   The name of the corporation surviving the merger is: Hunt Manufacturing Co.

2.   (Check and complete one of the following):

     [x] The surviving corporation is a domestic corporation and the location of its registered office in this Commonwealth is the Department of State is hereby authorized to correct the following statement to conform to the Records of the Department: 1405 Locust Street, Philadelphia, Pennsylvania 19103.

3.   Non-Qualified Foreign Corporation

     Name                                    Registered Office
     ----                                    -----------------
     Peterson Manufacturing Company          1226 Northport Drive
                                             Sarasota, Florida 33577

4.   Check and if appropriate, complete one of the following:

     [ ] The plan of merger shall be effective upon filing these Articles of Merger in the Department of State.

     [x] The plan of merger shall be effective on September 26, 1976 at Midnight.

5. The manner in which the plan of merger was adopted by each domestic corporation is as follows:

                             Hunt Manufacturing Co.

     Approved by action of the board of directors pursuant to section 902.1 of the Business Corporation Law.

6. (Strike out this paragraph if no foreign corporation is party to the merger.) The plan was authorized, adopted or approved, as the case may be, by the foreign corporation for each of the foreign corporations, in accordance with the laws of the organization in which it was formed.

7. The planned merger is set forth in Exhibit A attached hereto and made a part hereof.

     IN TESTIMONY WHEREOF, each undersigned corporation has caused these Articles of Merger to be signed by a duly authorized officer and its corporate seal duly attested by answer such officer, to be hereunto affixed this 20th day of September, 1976.

HUNT MANUFACTURING CO.

                             By: _______________________________________
                                 Raymond P. Van Orden, Vice President


Attest:

-----------------------------
Rudolph M. Peins, Jr.,
Secretary

                                PETERSON MANUFACTURING COMPANY

                              By: ________________________________
                                  George E. Harrod, III,
                                  Chairman of the Board

Attest:

-----------------------------
Rudolph M. Peins, Jr.,
Secretary

              PLAN OF MERGER MERGING PETERSON MANUFACTURING COMPANY
                           INTO HUNT MANUFACTURING CO.

     PETERSON MANUFACTURING COMPANY, a Florida corporation, and HUNT MANUFACTURING CO., a Pennsylvania corporation, have agreed that PETERSON MANUFACTURING COMPANY (hereinafter called the "Merging Corporations") shall merge into HUNT MANUFACTURING CO. (hereinafter called the "Surviving Corporation"), pursuant to Article IX of the Pennsylvania Business Corporation Law and Sections 74 and 78 of the Florida General Corporation Law.

     The terms and conditions of the merger and mode of carrying the same into effect are as follows:

          I. At the effective date of the merger, the Merging Corporations, both wholly-owned subsidiaries of the Surviving Corporation, shall be merged into the Surviving Corporation in accordance with the corporation law of the States of Florida and Pennsylvania.

          II. The outstanding shares of capital stock of the Surviving Corporation shall remain outstanding in the hands of the holders thereof. The stated capital applicable thereto shall not be changed by the merger.

          III. At the effective date of the merger, the issued and outstanding shares of capital stock of both of the Merging Corporations shall be surrendered and cancelled, and no shares or other securities or cash or obligations of the Surviving Corporation shall be issued in exchange therefore.

          IV. The Articles of Incorporation as amended of the Surviving Corporation shall continue to be the Articles of Incorporation of the Surviving Corporation, unchanged by the reason of the merger.

          V. The merger is to be effective at midnight on September 26, 1976.

          VI. The Surviving Corporation owns all of the outstanding stock of the Merging Corporation, the Florida corporation which is a party to the matter, therefore no provisions for rights of dissenting shareholders pursuant to Section 76(2) of the Florida General Corporation Act are necessary.

                          Commonwealth of Pennsylvania
                              Department of State

To All in Whom These Presents Shall Come, Greeting:

     WHEREAS, Under the provisions of Article IX of the Business Corporation Law (Act of May 5, 1933, P.L. 364), as amended, the Department of State is authorized and required under

                             CERTIFICATE OF MERGER

evidencing the merger of any one or more domestic corporations and any one or more foreign corporations into one of such corporations under the provisions of that law; and

     WHEREAS, The regulations and conditions of that law relating to the merger of the corporations have been duly complied with by PETERSON MANUFACTURING COMPANY, a Florida corporation and HUNT MANUFACTURING CO., a Pennsylvania corporation.

     IT IS, THEREFORE, CERTIFIED, That from the Articles of Merger filed with the Department of State, it appears that LIT-NING INDUSTRIES and LIT-NING PRODUCTS COMPANY, the California corporations, have been merged into HUNT MANUFACTURING CO., being the Pennsylvania corporation.

     THEREFORE, KNOW YE, That subject to the Constitution of this Commonwealth, and under authority of the Business Corporation Law, I DO BY THESE PRESENTS, which I have caused to be sealed with the Great Seal of the Commonwealth, hereby declare that HUNT MANUFACTURING CO., the Pennsylvania corporation, shall be the surviving corporation.

     GIVEN Under my Hand and the Great Seal of the Commonwealth, at the City of Harrisburg, this 15th day of March in the year of our Lord one thousand nine hundred and seventy-six and of the Commonwealth __________.

--------------------------------------
Secretary of the Commowealth

                       CAN'T READ THE REST OF THESE PAGES

                          Commonwealth of Pennsylvania

                                    [ SEAL ]


                                  May 30, 1979


To All to Whom These Presents Come: Greeting:

                        IN RE: "HUNT MANUFACTURING CO."

     I, ETHEL D. ALLEN, D.O., Secretary of the Commonwealth of the Commonwealth of Pennsylvania do hereby certify that the foregoing and annexed is a true and correct photocopy of Articles of Amendment restating the Articles of Incorporation in their entirety and all Amendments which appear of record in this Department.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and caused the seal of the Secretary's Office to be affixed, the day and year above written.

[ SEAL ]


-----------------------------
Secretary of the Commonwealth

DSCB40 (REV. 12-77)

                                     [SEAL]

                             STATE OF NORTH CAROLINA

                              DEPARTMENT OF REVENUE

                                 P. 0. BOX 25000

                              RALEIGH, N. C. 27640

                                DEPUTY SECRETARY

                                  May 23, 1979


Hunt Manufacturing Company
140:1 Locust Street
Philadelphia, Pennsylvania 19102

Attention: Mr. Rudolph M. Peins, Jr.

Re:        Tax Status

Gentlemen:

     We hereby certify that Hunt Manufacturing Company has tiled all corporation income and franchise tax =returns due this Department to date and has paid the taxes shown due thereon. We further certify that there are no outstanding income and franchise tax assessments.

     Returns not barred by the statute of limitations are, of course, subject to final audit.

                                   Very truly yours,





                                   -----------------------------
                                   B. Matthews Director
                                   Corporate Income & Franchise Tax Division



hw

                          Commonwealth of Pennsylvania

                                    [ SEAL ]

                                  May 30, 1979

To All to Whom These Presents Come: Greeting:

     I DO HEREBY CERTIFY, That from an examination of the indices and corporate records of this department, it appears that on November 5, 1962, a Certificate of Incorporation was issued to a Pennsylvania corporation entitled "HUNT MANUFACTURING C0."

     I DO FURTHER CERTIFY, That no proceedings in dissolution adversely affecting the corporate existence of the foregoing have subsequently been filed.

     WHEREFORE, it appears that this corporation remains a presently subsisting corporation as of the date hereof.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and caused the Great Seal of the Commonwealth to be affixed, the day and year above written.



                                   -----------------------------
                                   Secretary of the Commonwealth

                                     [SEAL]

                                 STATE OF NORTH
                                    CAROLINA

                                Department of The
                               Secretary of State


     I, THAD SURE, Secretary of State of the State of North Carolina, do hereby certify that HUNT MANUFACTURING CO. a corporation organized under the laws of PENNSYLVANIA, was duly domesticated in the State of North Carolina by issuance of a Certificate of Authority on the 30th day of November, 1962;

     AND I FURTHER certify that said HUNT MANUFACTURING CO. is authorized to transact such business in this State as is permitted by its certificate of incorporation and Chapter 55, General Statutes of North Carolina, entitled "Business Corporation Act" and is in good standing so far as is shown by the records of my office.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal.

     DONE IN OFFICE at Raleigh, this the 22nd day of May, 1979.

                                   -----------------------------
                                   THAD EURE
                                   Secretary of State


                                   By
                                      -----------------------------
                                      Deputy Secretary of State

                   FRANK B. HALL & CO. OF PENNSYLVANIA, INC.
                     2700 - TWO INA PLAZA, 1622 ARCH STREET
                                PHILA., PA. 19103

                            CERTIFICATE OF INSURANCE

This is to certify to     Whom It May Concern

Address_____________________________________________________________________.

that the following described policies are in force at this date.

Name of Insured:  Hunt Manufacturing Co. -- Bienfang Paper Division

Policy No.   Various                             Expiring      various

                 INSURER AND
           DESCRIPTION OF COVERAGE                       LIMITS
           -----------------------                       ------

INDUSTRIAL RISK INSURERS
------------------------
Policy No. 31-7-04199                                 $2,689,000 Bldg
Policy Expiration: 12/1/80                            $   720, 000 Contents
Fire, Extended Coverage & Vandalism                   $2, 780, 000 Inventory
Location: Meecham & West Front
                  Statesville, N. C.
Business Interruption

HOME INDEMNITY CO.
------------------
Policy No. GA 9-72 42 89
Policy Expiration: 3/2/80
General Liability Including Products            $500,000/500,000 B. I.
                                                $100,000/ 100,000 P. D.

FRANK B. MALL & CO. OF PENNSYLVANIA, INC.

Date Issued     May 30, 1979



-----------------------------------
AUTHORIZED REPRESENTATIVE

                   Frank H. Hall & Co. of Pennsylvania, Inc.
                      2700 - Two INA Plaza, 1622 Arch St.
                              Philadelphia, Penna.

NAME AND ADDRESS OF INSURED:

      Hunt Manufacturing Co., et al
      1405 Locust Street
      Philadelphia, Pennsylvania 19102

COMPANIES AFFORDING COVERAGES

 COMPANY
 LETTER A          First State Insurance

 COMPANY
 LETTER B

 COMPANY
 LETTER C

 COMPANY
 LETTER D

 COMPANY
 LETTER E


This is to certify that policies of insurance listed below have been issued to the insured named above and are in force at this time.


                                                                                      LIMITS OF LIABILITY (IN THOUSANDS (000)
                                                                                     -----------------------------------------

COMPANY                                                       POLICY                                       EACH
LETTER    TYPE OF INSURANCE             POLICY NUMBER       EXPIRATION DATE                             OCCURRENCE   AGGREGATE
----------------------------------------------------------------------------------------------------------------------------------

          GENERAL LIABILITY
                                                                                      BODILY INJURY      $              $
          COMPREHENSIVE FORM

          PREMISES-OPERATIONS                                                         PROPERTY DAMAGE    $              $

          EXPLOSION AND COLLAPSE HAZARD

          UNDERGROUND HAZARD

          PRODUCTS/COMPLETED
            OPERATIONS HAZARD
                                                                                       BODILY INJURY AND
          CONTRACTUAL INSURANCE                                                        PROPERTY DAMAGE
                                                                                       COMBINED          $              $
          BROAD FORM PROPERTY DAMAGE

          INDEPENDENT CONTRACTORS

          PERSONAL INJURY                                                              PERSONAL INJURY   $              $

----------------------------------------------------------------------------------------------------------------------------------

          AUTOMOBILE LIABILITY                                                         BODILY INJURY     $              $
                                                                                       (EACH PERSON)

          COMPREHENSIVE FORM                                                           BODILY INJURY     $              $
                                                                                       (EACH ACCIDENT)
          OWNED
                                                                                       PROPERTY  DAMAGE  $              $
          HIRED

          NON-OWNED                                                                    BODILY INJURY     $              $
                                                                                       AND PROPERTY
                                                                                       DAMAGE COMBINED
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------

          EXCESS LIABILITY

    [X]   UMBRELLA FORM                 943365                   3/2/80                BODILY INJURY AND $1,500,000
                                                                                       PROPERTY DAMAGE
          OTHER THAN UMBRELLA FORM                                                     COMBINED                         $1,500,000

----------------------------------------------------------------------------------------------------------------------------------

          WORKERS' COMPENSATION AND
          EMPLOYER'S LIABILITY

----------------------------------------------------------------------------------------------------------------------------------

          OTHER

----------------------------------------------------------------------------------------------------------------------------------

DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES






----------------------------------------------------------------------------------------------------------------------------------



CANCELLATION: Should any of the above described policies be cancelled before the expiration date thereof, the issuing company will endeavor to mail 30 days written notice to the below named certificate holder, but failure to mail such notice shall impose no obligation or liability of any kind upon the company.

NAME AND ADDRESS OF CERTIFICATEHOLDER


James S. Hogg, Esq.
Brown, Wood, Ivey, Mitchell & Petty
1 Liberty Plaza
New York, New York

Date Issued:  June 5, 1979

------------------------------
AUTHORIZED REPRESENTATIVE

                         AMERICAN LAND TITLE ASSOCIATION
                           OWNER'S POLICY FORM B-1970
                               (Amended 10-17-70)

                         CHICAGO TITLE INSURANCE COMPANY

SUBJECT TO THE EXCLUSIONS FROM COVERAGE THE EXCEPTIONS CONTAINED IN SCHEDULE B AND THE PROVISIONS OF THE CONDITIONS AND STIPULATIONS HEREOF, CHICAGO TITLE INSURANCE COMPANY, a Missouri corporation, herein called the Company, insures, as of Date of Policy shown in Schedule A, against loss or Damage, not /exceeding the amount of insurance stated in Schedule A, and costs, attorneys' fees and expenses which the Company may become obligated to pay hereunder, sustained or incurred by the insured by reason of:

     1. Title to the estate or interest described in Schedule A being vested otherwise than as stated therein;

     2.   Any defect in or lien or encumbrance on such title;

     3.   Lack of a right of access to and from the land; or

     4.   Unmarketability of such title.

In Witness Whereof, CHICAGO TITLE INSURANCE COMPANY has caused this policy to be signed and sealed as of the date of policy shown in Schedule A, the policy to become valid when countersigned by an authorized signatory.

                                        CHICAGO TITLE INSURANCE COMPANY

                                        By: _____________________________
                                            President


                                        Attest: _____________________________
                                                Secretary


[SEAL]


Issued by:
NORTH CAROLINA TITLE COMPANY
P. O. Box 3074
Winston-Salem, North Carolina 27102
(919) 748-5148


                                    IMPORTANT

THIS POLICY NECESSARILY RELATES SOLELY TO THE TITLE AS OF THE DATE OF THE POLICY. IN ORDER THAT A PURCHASER OF THE REAL ESTATE DESCRIBED HEREIN MAY BE INSURED AGAINST DEFECTS, LIENS OR ENCUMBRANCES, THIS POLICY SHOULD BE REISSUED IN THE NAME OF SUCH PURCHASER.

COPYRIGHT 1969 AMERICAN LAND TITLE ASSOCIATION

                            EXCLUSIONS FROM COVERAGE

The following matters are expressly excluded from the coverage of this policy:

       1. Any law, ordinance or governmental regulation (including but not limited to building and zoning ordinances) restricting or regulating or prohibiting the occupancy, use or enjoyment of the land, or regulating the character, dimensions or location of any improvement now or hereafter erected on the land, or prohibiting a separation in ownership or a reduction in the dimensions or area of the land, or the effect of any violation of any such law, ordinance or governmental regulation.

       2. Rights of eminent domain or governmental rights of police power unless notice of the exercise of such rights appears in the public records at Date of Policy.

       3. Defects, liens, encumbrances, adverse claims, or other matters (a) created, suffered, assumed or agreed to by the insured claimant; (b) not known to the Company and not shown by the public records but known to the insured claimant either at Date of Policy or at the date such claimant acquired an estate or interest insured by this policy and not disclosed in writing by the insured claimant to the Company prior to the date such insured claimant became an insured hereunder;
           (c) resulting in no loss or damage to the insured claimant; (d) attaching or created subsequent to Date of Policy; or (e) resulting in loss or damage which would not have been sustained if the insured claimant had paid value for the estate or interest insured by this policy.

                                   SCHEDULE A

                            Number 34 004 04 06242
                          Date OF POLICY June 5, 1979 at 11:45 a.m.
                        Amount of Insurance $1,500,000.00

1.   Name of Insured:

     The Iredell County Industrial Facilities and Pollution Control Financing Authority

2. The estate or interest in the land described herein and which is covered by this policy is:

     Fee simple

3. The estate or interest referred to herein is at Date of Policy vested in the insured.

4. The land herein described is encumbered by the following mortgage or trust deed, and assignments:

     Deed of Trust from The Iredell County Industrial Facilities and Pollution Control Financing Authority, to First Union National Bank of North Carolina as Trustee, dated May 1, 1979, filed for record June 5, 1979 at 11:45 a.m. in Book 502, page 404, in the Office of the Tester of Deeds, Iredell County, North Carolina, securing $1,500,000.00. and the mortgages or trust deeds, if any, shown in Schedule B hereof.

5.   The land referred to in this policy is described as follows:

See attached Exhibit "A"





               THIS POLICY VALID ONLY IF SCHEDULE B IS ATTACHED.

                                   SCHEDULE B

Policy Number 34 004 04 06242
              ---------------
                  OWNERS

This policy does not insure against loss or damage by reason of the following exceptions:

GENERAL EXCEPTIONS:

(1)  Rights or claims of parties in possession not shown by the public records.

(2) Encroachments, overlaps, boundary line disputes, and any other matters which would be disclosed by an accurate survey and inspection of the premises.

(3)  Easements or claims of easements not shown by the public records.

(4) Any lien, or right to a lien, for services, labor, or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

(5) Taxes or special assessments which are not shown as existing liens by the public records.

     Special Exceptions: The mortgage, if any, referred to in Item 4 of Schedule
A. Standard Exceptions 1, 2, 3, 4 and 5 above are hereby deleted from this policy.

(6) General and special taxes for the year 1979 and subsequent years, none of which are currently due and payable.

(7) Deed of Trust to First Union National Bank of North Carolina as Trustee, filed for record June 5, 1979 at 11:45 a.m. in Book 502, page 404, Iredell County Registry, securing $1,500,000.00.

(8) General easement by prescription for city electric power lines and general electric service lines; thirty (30) foot easement and right of way by prescription for North Carolina Highway Number 90 .(West Front Street) for highway purposes; thirty (30) foot easement and right of way by prescription for Mechan Road for highway purposes; twenty-two (22) foot easement and right of way by prescription for Alexander Railroad, all as shown on survey of subject property by Kestler and MacKay, R.L.S., dated April 13, 1964; revised to October 9, 1969 and rechecked and re-drawn February 22, 1979; and rights of others in and to their use.

(9) Ten (10) foot easement and right of way to City of Statesville, North Carolina, along the eastern boundary of the insured premises for underground water and sewer lines; recorded in Book 255, page 218, in the Office of the Register of Deeds for Iredell County, North Carolina.

(10) Rights of others entitled thereto in and to the use of the Siding which lies within the insured premises and the Alexander Railroad right of way as shown on survey prepared by Kestler and MacKay, R.L.S., dated April 13, 1964; revised to October 9, 1969 and rechecked and re-drawn February 22, 1979.

(11) Sanitary sewer lines, sprinkler lines, manholes, junction box, electric power and service lines, poles, transformers, retaining wall, storm drain, all as shown on survey prepared by Kestler and MacKay, R.L.S., dated April 13, 1964; revised to October 9, 1969 and rechecked and re-drawn February 22, 1979.

(12) Such state of facts as would be disclosed by an accurate survey and inspection of the premises subsequent to February 22, 1979.

Countersigned

                                                                      CONTINUED:

-----------------------------
Authorized Signatory



                 SCHEDULE B OF THIS POLICY CONSISTS OF 2 PAGES.

                             (Schedule B continued)

Policy Number 34 004 04 06242
              ------------------
                  OWNERS

Policy Number
              ------------------
                  LOAN

(13) Lease Agreement between The Iredell County Industrial Facilities and Pollution Control Financing Authority, Lessor and Hunt Manufacturing Co., Lessee, dated June 1, 1979, filed for record June 5, 1979 at 11:40 a.m. in Deed Book 639, page 31, Iredell County Registry.

                                  EXHIBIT "A"

LYING IN STATESVILLE TOWNSHIP COUNTY OF IREDELL STATE OF NORTH CAROLINA, AND DESCRIBED AS FOLLOWS:

BEGINNING at a point in the center of N.C. Highway No. 90 (West Front Street) leading from Statesville, N.C. to Taylorsville, N.C., said beginning point being the Southwest corner of the tract of land conveyed to the Carnation Company by the State of North Carolina by deed recorded in Deed Book 134, page 125, in the Iredell County Registry, N.C., and running thence with the center of said N.C. Highway No. 90, North 62(degree) 22' West 1043 feet to a point in the center of said N.C. Highway No. 90, at which point the center of said N.C. Highway No. 90 and the center of Mecham Road (a road leading in a Northerly direction from said N.C. Highway No. 90 to Piedmont Experiment Station Farm) intersect; thence with the center line of said Mecham Road North 08(degree) 06' East 805 feet to a point in the center line of the railroad track of Alexander Railroad Company; thence with the center line of the said railroad track of the Alexander Railroad Company four calls as follows: (1) South 40(degree) 05' East
839.45 feet to a point; (2) thence South 43(degree) 01' EAST 159 FEET to a point; (3) thence South 48(degree) 10o East 168.6 feet to a point; (4) thence South 52(degree) 30' East 161.7 feet to a point in the center of said railroad track, and said point being the Northwest corner of the said tract of land conveyed to the Carnation Company by the State of North Carolina, by the deed referred to hereinabove; thence with the Western line of said Carnation Company, South 15(degree) 49' 40" West 324.45 feet to the point of BEGINNING, containing
12.76 acres, more or less. For back reference see deed dated September 26, 1975, and recorded in Deed Book 578, page 573, Iredell County Registry, North Carolina.

                          CONDITIONS AND STIPULATIONS

1.      DEFINITION OF TERMS

     The following terms when used in this policy mean:

     (a) "insured": the insured named in Schedule A, and, subject to rights or defenses the Company may have had against the named insured those who succeed to the interest of such insured by operation of law as distinguished from purchase including, but not limited to, heirs, distributees, devisees, survivors, personal representatives, next of kin, or corporate or fiduciary successors.

     (b) "insured claimant": an insured claiming loss or damage hereunder.

     (c) "knowledge": actual knowledge, not constructive knowledge or notice which may be imputed to an insured by reason of any public records.

     (d) "land": the land described, specifically or by reference in Schedule A, and improvements affixed thereto which by law constitute real property; provided, however, the term "land" does not include any property beyond the lines of the area specifically described or referred to in Schedule A, nor any right, title, interest, estate or easement in abutting streets, roads, avenues, alleys, lanes, ways or waterways, but nothing herein shall modify or limit the extent to which a right of access to and from the land is insured by this policy.

     (e) "mortgage": mortgage, deed of trust, trust deed, or other security instrument.

     (f) "public records": those records which by law impart constructive notice of matters relating to said land.

2.   CONTINUATION OF INSURANCE AFTER CONVEYANCE OF TITLE

     The coverage of this policy shall continue in force as of Date of Policy in favor of an insured so long as such insured retains an estate or interest in the land, or holds an indebtedness secured by a purchase money mortgage given by a purchaser from such insured, or so long as such insured shall have liability by reason of covenants of warranty made by such insured in any transfer or conveyance of such estate or interest; provided, however, this policy shall not continue in force in favor of any purchaser from such insured of either said estate or interest or the indebtedness secured by a purchase money mortgage given to such insured.

3. DEFENSE AND PROSECUTION OF ACTIONS-NOTICE OF CLAIM TO BE GIVEN BY AN INSURED CLAIMANT

     (a) The Company, at its own cost and without undue delay, shall provide for the defense of an insured in all litigation consisting of actions or proceedings commenced against such insured, or a defense interposed against an insured in an action to enforce a contract for a sale of the estate or interest in said land, to the extent that such litigation is founded upon an alleged defect, lien, encumbrance, or other matter insured against by this policy.

     (b) The insured shall notify the Company promptly in writing (i) in case any action or proceeding is begun or defense is interposed as set forth in (a) above, (ii) in case knowledge shall come to an insured hereunder of any claim of title or interest which is adverse to the title to the estate or interest, as insured, and which might cause loss or damage for which the Company may be liable by virtue of this policy, or (iii) if title to the estate or interest, as insured, is rejected as unmarketable. If such prompt notice shall not be given to the Company, then as to such insured all liability of the Company shall cease and terminate in regard to the matter or matters for which such prompt notice is required; provided, however, that failure to notify shall in no case prejudice the rights of any such insured under this policy unless the Company shall be prejudiced by such failure and then only to the extent of such prejudice.

     (c) The Company shall have the right at its own cost to institute and without undue delay prosecute any action or proceeding or to do any other act which in its opinion may be necessary or desirable to establish the title to the estate or interest as insured, and the Company may take any appropriate action under the terms of this policy, whether or not it shall be liable thereunder, and shall not thereby concede liquidity or waive any provision of this policy.

     (d) Whenever the Company shall have brought any action or interposed a defense as required or permitted by the provisions of this policy, the Company may pursue any such litigation to final determination by a court of competent jurisdiction and expressly reserves the right, in its sole discretion, to appeal from any adverse judgment or order.

     (e) In all cases where this policy permits or requires the Company to prosecute or provide for the defense of any action or proceeding, the insured hereunder shall secure to the Company the right to so prosecute or provide defense in such action or proceeding, and all appeals therein, and permit the Company to use, at its option, the name of such insured for such purpose. Whenever requested by the Company, such insured shall give the Company all reasonable aid in any such action or proceeding, in effecting settlement, securing evidence, obtaining witnesses, or prosecuting or defending such action or proceeding, and the Company shall reimburse such insured for any expense so incurred.

4. NOTICE OF LOSS-LIMITATION OF ACTION

     In addition to the notices required under paragraph 3(b) of these Conditions and Stipulations, a statement in writing of any loss or damage for which it is claimed the Company is liable under this policy shall be furnished to the Company within 90 days after such loss or damage shall have been determined and no right of action shall accrue to an insured claimant until 30 days after such statement shall have been furnished. Failure to furnish such statement of loss or damage shall terminate any liability of the Company under this policy as to such loss or damage.

5. OPTIONS TO PAY OR OTHERWISE SETTLE CLAIMS

     The Company shall have the option to pay or otherwise settle for or in the name of an insured claimant any claim insured against or to terminate all liability and obligations of the Company hereunder by paying or tendering payment of the amount of insurance under this policy together with any costs, attorneys' fees and expenses incurred up to the time of such payment or tender of payment, by the insured claimant and authorized by the Company.

6. DETERMINATION AND PAYMENT OF LOSS

     (a) The liability of the Company under this policy shall in no case exceed the least of:

          (i) the actual loss of the insured claimant; or

          (ii) the amount of insurance stated in Schedule A.

     (b) The Company will pay, in addition to any loss insured against by this policy, all costs imposed upon an insured in litigation carried on by the Company for such insured, and all costs, attorneys' fees and expenses in litigation carried on by such insured with the written authorization of the Company.

     (c) When liability has been definitely fixed in accordance with the conditions of this policy, the loss or damage shall be payable within 30 days thereafter.

7. LIMITATION OF LIABILITY

     No claim shall arise or be maintainable under this policy (a) if the Company, after having received notice of an alleged defect, lien or encumbrance insured against hereunder, by litigation or otherwise, removes such defect, lien or encumbrance or establishes the title, as insured, within a reasonable time after receipt of such notice; (b) in the event of litigation until there has been a final determination by a court of competent jurisdiction, and disposition of all appeals therefrom, adverse to the title, as insured, as provided in paragraph 3 hereof; or (c) for liability voluntarily assumed by an insured in settling any claim or suit without prior written consent of the Company.

8. REDUCTION OF LIABILITY

     All payments under this policy, except payments made for costs, attorneys' fees and expenses, shall reduce the amount of the insurance pro tanto. No payment shall be made without producing this policy for endorsement of such payment unless the policy be lost or destroyed, in which case proof of such loss or destruction shall be furnished to the satisfaction of the Company.

9. LIABILITY NONCUMULATIVE

     It is expressly understood that the amount of insurance under this policy shall be reduced by any amount the Company may pay under




            CONDITIONS AND STIPULATIONS (Continued on Reverse Side) any policy insuring either (a) a mortgage shown or referred to in Schedule B hereof which is a lien on the estate or interest covered by the policy, or (b) a mortgage hereafter executed by an insured which is a charge or lien on the estate or interest described or referred to in Schedule A, and the amount so paid shall be deemed a payment under this policy. The Company shall have the option to apply to the payment of any such mortgages any amount that otherwise would be payable hereunder to the insured owner of the estate or interest covered by this policy and the amount so paid shall be deemed a payment under this policy to said insured owner.

10. APPORTIONMENT

     If the land described in Schedule A consists of two or more parcels which are not used as a single site, and a loss is established affecting one or more of said parcels but not all, the loss shall be computed and settled on a pro rata basis as if the amount of insurance under this policy was divided pro rata as to the value on Date of Policy of each separate parcel to the whole, exclusive of any improvements made subsequent to Date of Policy, unless a liability or value has otherwise been agreed upon as to each such parcel by the Company and the insured at the time of the issuance of this policy and shown by an express statement herein or by an endorsement attached hereto.

11. SUBROGATION UPON PAYMENT OR SETTLEMENT

     Whenever the Company shall have settled a claim under this policy, all right of subrogation shall vest in the Company unaffected by any act of the insured claimant. The Company shall be subrogated to and be entitled to all rights and remedies which such insured claimant would have had against any person or property in respect to such claim had this policy not been issued, and if requested by the Company, such insured claimant shall transfer to the Company all rights and remedies against any person or property necessary in order to perfect such right of subrogation and shall permit the Company to use the name of such insured claimant in any transaction or litigation involving such rights or remedies. If the payment does not cover the loss of such insured claimant, the Company shall be subrogated to such rights and remedies in the proportion which said payment bears to the amount of said loss. If loss should result from any act of such insured claimant, such act shall not void this policy, but the Company, in that event, shall be required to pay only that part of any losses insured against hereunder which shall exceed the amount, if any, lost to the Company by reason of the impairment of the right of subrogation.

12. LIABILITY LIMITED TO THIS POLICY

     This instrument together with all endorsements and other instruments, if any, attached hereto by the Company is the entire policy and contract between the insured and the Company.

     Any claim of loss or damage, whether or not based on negligence, and which arises out of the status of the title to the estate or interest covered hereby or any action asserting such claim, shall be restricted to the provisions and conditions and stipulations of this policy.

     No amendment of or endorsement to this policy can be made except by writing endorsed hereon or attached hereto signed by either the President, a Vice President, the Secretary, an Assistant Secretary, or validating officer or authorized signatory of the Company.

13. NOTICES, WHERE SENT

     All notices required to be given the Company and any statement in writing required to be furnished the Company shall be addressed to its principal office at 111 West Washington Street, Chicago, Illinois 60602, or at any branch office of the Company.

                         American Land Title Association
                           Owner's Policy Form B-1970
                               (Amended 10-17-70)

                                     POLICY
                                       OF
                                      TITLE
                                    INSURANCE

                          NORTH CAROLINA TITLE COMPANY
                                 P. O. Box 3074
                       Winston-Salem, North Carolina 27102

                                     CHICAGO
                                 TITLE INSURANCE
                                     COMPANY

                           111 WEST WASHINGTON STREET

                             CHICAGO, ILLINOIS 60602

                        AMERICAN LAND TITLE ASSOCIATION
                                LOAN POLICY-1970
                               (Amended 10-17-70)

                                 34 004 02 32631

SUBJECT TO THE EXCLUSIONS FROM COVERAGE, THE EXCEPTIONS CONTAINED IN SCHEDULE B AND THE PROVISIONS OF THE CONDITIONS AND STIPULATIONS HEREOF, CHICAGO TITLE INSURANCE COMPANY, a Missouri corporation, herein called the Company, insures, as of Date of Policy shown in Schedule A, against loss or damage, not exceeding the amount of insurance stated in Schedule A, and costs, attorneys' fees and expenses which the Company may become obligated to pay hereunder, sustained or incurred by the insured by reason of:

          1. Title to the estate or interest described in Schedule A being vested otherwise than as stated therein;

          2. Any defect in or lien or encumbrance on such title;

          3. Lack of a right of access to and from the land;

          4. Unmarketability of such title;

          5. The invalidity or unenforceability of the lien of the insured mortgage upon said estate or interest except to the extent that such invalidity or unenforceability, or claim thereof, arises out of the transaction evidenced by the insured mortgage and is based upon

               (a) usury, or

               (b) any consumer credit protection or truth in lending law;

          6. The priority of any lien or encumbrance over the lien of the insured mortgage;

          7. Any statutory lien for labor or material which now has gained or hereafter may gain priority over the lien of the insured mortgage, except any such lien arising from an improvement on the land contracted for and commenced subsequent to Date of Policy not financed in whole or in part by proceeds of the indebtedness secured by the insured mortgage which at Date of Policy the insured has advanced or is obligated to advance; or

          8. The invalidity or unenforceability of any assignment, shown in Schedule A, of the insured mortgage or the failure of said assignment to vest title to the insured mortgage in the named insured assignee free and clear of all liens.

     In Witness Whereof, CHICAGO TITLE INSURANCE COMPANY has caused this policy to be signed and sealed as of the date of policy shown in Schedule A, the policy to become valid when countersigned by an authorized signatory.

Issued by:                                      CHICAGO TITLE INSURANCE COMPANY

NORTH CAROLINA TITLE COMPANY                    By:
1100 South Stratford Road
Stratford Executive Park
Winston-Salem, North Carolina 27103
                      (919) 748-5148                                  President.

                                                ATTEST:

                                                                      Secretary.

Copyright 1969 American Land Title Association

                            EXCLUSIONS FROM COVERAGE

The following matters are expressly excluded from the coverage of this policy:

1. Any law, ordinance or governmental regulation (including but not limited to building and zoning ordinances) restricting or regulating or prohibiting the occupancy, use or enjoyment of the land, or regulating the character, dimensions or location of any improvement now or hereafter erected on the land, or prohibiting a separation in ownership or reduction in the dimensions or area of the land, or the effect of any violation of any such law, ordinance or governmental regulation.

2. Rights of eminent domain or governmental rights of police power unless notice of the exercise of such rights appears in the public records at Date of Policy.

3. Defects, liens, encumbrances, adverse claims, or other matters (a) created, suffered, assumed or agreed to by the insured claimant; (b) not known to the Company and not shown by the public records but known to the insured claimant either at Date of Policy or at the date such claimant acquired an estate or interest insured by this policy or acquired the insured mortgage and not disclosed in writing by the insured claimant to the Company prior to the date such insured claimant became an insured hereunder; (c) resulting in no loss or damage to the insured claimant; (d) attaching or created subsequent to Date of Policy (except to the extent insurance is afforded herein as to any statutory lien for labor or material).

4. Unenforceability of the lien of the insured mortgage because of failure of the insured at Date of Policy or of any subsequent owner of the indebtedness to comply with applicable "doing business" laws of the state in which the land is situated.


                           CONDITIONS AND STIPULATIONS

1. DEFINITION OF TERMS

     The following terms when used in this policy mean:

     (a) "insured": the insured named in Schedule A. The term "insured" also includes (i) the owner of the indebtedness secured by the insured mortgage and each successor in ownership of such indebtedness (reserving, however, all rights and defenses as to any such successor who acquires the indebtedness by operation of law as distinguished from purchase including, but not limited to, heirs, distributees, devisees, survivors, personal representatives, next of kin or corporate or fiduciary successors that the Company would have had against the successor's transferor), and further includes (ii) any governmental agency or instrumentality which is an insurer or guarantor under an insurance contract or guaranty insuring or guaranteeing said indebtedness, or any part thereof, whether named as an insured herein or not, and (iii) the parties designated in paragraph 2(a) of these Conditions and Stipulations.

     (b) "insured claimant": an insured claiming loss or damage hereunder.

     (c) "knowledge": actual knowledge, not constructive knowledge or notice which may be imputed to an insured by reason of any public records.

     (d) "land": the land described, specifically or by reference in Schedule A, and improvements affixed thereto which by law constitute real property; provided, however, the term "land" does not include any property beyond the lines of the area specifically described or referred to in Schedule A, nor any right, title, interest, estate or easement in abutting streets, roads, avenues, alleys, lanes, ways or waterways, but nothing herein shall modify or limit the extent to which a right of access to and from the land is insured by this policy.

     (e) "mortgage": mortgage, deed of trust, trust deed, or other security instrument.

     (f) "public records": those records which by law impart constructive notice of matters relating to said land.



         CONDITIONS AND STIPULATIONS (Continued on page below Inserts)

                                   LOAN FORM

                                   SCHEDULE A

                             NUMBER 34 004 02 32631

                    DATE OF POLICY June 5, 1979 at 11:45 a.m.

                       AMOUNT OF INSURANCE $1,500,000.00


1.   NAME OF INSURED:

     First Union National Bank of North Carolina, as Trustee

2.   THE ESTATE OR INTEREST REFERRED TO HEREIN IS AT DATE OF POLICY VESTED IN:

     The Iredell County Industrial Facilities and Pollution Control Financing Authority

3. THE ESTATE OR INTEREST IN THE LAND DESCRIBED IN THIS SCHEDULE AND WHICH IS ENCUMBERED BY THE INSURED MORTGAGE IS:

     FEE SIMPLE

4. THE MORTGAGE, HEREIN REFERRED TO AS THE INSURED MORTGAGE, AND THE ASSIGNMENTS THEREOF, IF ANY, ARE DESCRIBED AS FOLLOWS:

     Deed of Trust from The Iredell County Industrial Facilities and Pollution Control Financing Authority, to First Union National Bank of North Carolina as Trustee, dated May 1, 1979, filed for record June 5, 1979 at 11:45 a.m. in Book 502, page 404, in the Office of the Register of Deeds, Iredell County, North Carolina, securing $1,500,000.00.


5.   THE LAND REFERRED TO IN THIS POLICY IS DESCRIBED AS FOLLOWS:

     See attached Exhibit "A"




               THIS POLICY VALID ONLY IF SCHEDULE B IS ATTACHED.

                                   LOAN FORM

                                   SCHEDULE B

POLICY NUMBER 34 004 02 32631
              ---------------
                  LOAN

THIS POLICY DOES NOT INSURE AGAINST LOSS OR DAMAGE BY REASON OF THE FOLLOWING:

1. General and special taxes for the year 1979 and subsequent years, none of which are currently due and payable.

2. General easement by prescription for city electric power lines and general electric service lines; thirty (30) foot easement and right of way by prescription for North Carolina Highway Number 90 (West Front Street) for highway purposes; thirty (30) foot easement and right of way by prescription for Mechan Road for highway purposes; twenty-two (22) foot easement and right of way by prescription for Alexander Railroad, all as shown on survey of subject property by Kestler and MacKay, R.L.S., dated April 13, 1964; revised to October 9, 1969 and rechecked and re-drawn February 22, 1979; and rights of others in and to their use.

3. Ten (10) foot easement and right of way to City of Statesville, North Carolina, along the eastern boundary of the insured premises for underground water and sewer lines; recorded in Book 255, page 218, in the Office of the Register of Deeds for Iredell County, North Carolina.

4. Rights of others entitled thereto in and to the use of the Siding which lies within the insured premises and the Alexander Railroad right of way as shown on survey prepared by Kestler and MacKay, R.L.S., dated April 13, 1964; revised to October 9, 1969 and rechecked and re-drawn February 22, 1979.

5. Sanitary sewer lines, sprinkler lines, manholes, junction box, electric power and service lines, poles, transformers, retaining wall, storm drain, all as shown on survey prepared by Kestler and MacKay, R.L.S., dated April 13, 1964; revised to October 9, 1969 and rechecked and re-drawn February 22, 1979.

6. Such state of facts as would be disclosed by an accurate survey and inspection of the premises subsequent to February 22, 1979.

7. Lease Agreement between The Iredell County Industrial Facilities and Pollution Control Financing Authority, Lessor and Hunt Manufacturing Co., Lessee, dated June 1, 1979, filed for record June 5, 1979 at 11:40 a.m. in Deed Book 639, page 31, Iredell County Registry.

COUNTERSIGNED



------------------------------
AUTHORIZED SIGNATORY


gs

                 SCHEDULE B OF THIS POLICY CONSISTS OF 1 PAGES.

                                  EXHIBIT "A"

LYING IN STATESVILLE TOWNSHIP, COUNTY OF IREDELL, STATE OF NORTH CAROLINA, AND DESCRIBED AS FOLLOWS:


BEGINNING AT A POINT IN THE CENTER OF N.C. HIGHWAY NO. 90 (WEST FRONT STREET) LEADING FROM STATESVILLE, N.C. TO TAYLORSVILLE, N.C., SAID BEGINNING POINT
BEING THE SOUTHWEST CORNER OF THE TRACT OF LAND CONVEYED TO THE CARNATION COMPANY BY THE STATE OF NORTH CAROLINA BY DEED RECORDED IN DEED BOOK 134, PAGE 125, IN THE IREDELL COUNTY REGISTRY, N.C., AND RUNNING THENCE WITH THE CENTER OF SAID N.C. HIGHWAY NO. 90, NORTH 62(DEGREE) 22' WEST 1043 FEET TO A POINT IN THE CENTER OF SAID N.C. HIGHWAY NO. 90, AT WHICH POINT THE CENTER OF SAID N.C. HIGHWAY NO. 90 AND THE CENTER OF MECHAM ROAD (A ROAD LEADING IN A NORTHERLY DIRECTION FROM SAID N.C. HIGHWAY NO. 90 TO PIEDMONT EXPERIMENT STATION FARM) INTERSECT; THENCE WITH THE CENTER LINE OF SAID MECHAM ROAD NORTH 08(DEGREE) 06' EAST 805 FEET TO A POINT IN THE CENTER LINE OF THE RAILROAD TRACK OF ALEXANDER RAILROAD COMPANY; THENCE WITH THE CENTER LINE OF THE SAID RAILROAD TRACK OF THE ALEXANDER RAILROAD COMPANY FOUR CALLS AS FOLLOWS: (1) SOUTH 40(DEGREE) 05' EAST
839.45 FEET TO A POINT; (2) THENCE SOUTH 43(DEGREE) 01' EAST 159 FEET TO A POINT; (3) THENCE SOUTH 48(DEGREE) 10O EAST 168.6 FEET TO A POINT; (4) THENCE SOUTH 52(DEGREE) 30' EAST 161.7 FEET TO A POINT IN THE CENTER OF SAID RAILROAD TRACK, AND SAID POINT BEING THE NORTHWEST CORNER OF THE SAID TRACT OF LAND CONVEYED TO THE CARNATION COMPANY BY THE STATE OF NORTH CAROLINA, BY THE DEED REFERRED TO HEREINABOVE; THENCE WITH THE WESTERN LINE OF SAID CARNATION COMPANY, SOUTH 15(DEGREE) 49' 40" WEST 324.45 FEET TO THE POINT OF BEGINNING, CONTAINING
12.76 ACRES, MORE OR LESS. FOR BACK REFERENCE SEE DEED DATED SEPTEMBER 26, 1975, AND RECORDED IN DEED BOOK 578, PAGE 573, IREDELL COUNTY REGISTRY, NORTH CAROLINA.

2. (A) CONTINUATION OF INSURANCE AFTER ACQUISITION OF TITLE

     This policy shall continue in force as of Date of Policy in favor ____ insured who acquires all or any part of the estate or interest in ___ and described in Schedule A by foreclosure, trustee's sale, conveyance in lieu of foreclosure, or other legal manner which discharges the lien of the insured mortgage, and if the insured is a corporation, its transferee of the estate or interest so acquired, provided the transferee is the parent or wholly owned subsidiary of the insured; and in favor of any governmental agency or instrumentality which acquires all or any part of the estate or interest pursuant to a contract of insurance or guaranty insuring or guaranteeing the indebtedness secured by the insured mortgage; provided that the amount of insurance hereunder after such acquisition, exclusive of costs, attorneys' fees and expenses which the Company may become obligated to pay, shall not exceed the least of:

     (i) the amount of insurance stated in Schedule A;

     (ii) the amount of the unpaid principal of the indebtedness as defined in paragraph 8 hereof, plus interest thereon, expenses of foreclosure and amounts advanced to protect the lien of the insured mortgage and secured by said insured mortgage at the time of acquisition of such estate or interest in the land; or

     (iii) the amount paid by any governmental agency or instrumentality, if such agency or instrumentality is the insured claimant, in the acquisition of such estate or interest in satisfaction of its insurance contract or guaranty.

(B) CONTINUATION OF INSURANCE AFTER CONVEYANCE OF TITLE

     The coverage of this policy shall continue in force as of Date of Policy in favor of an insured so long as such insured retains an estate or interest in the land, or holds an indebtedness secured by a purchase money mortgage given by a purchaser from such insured, or so long as such insured shall have liability by reason of covenants of warranty made by such insured in any transfer or conveyance of such estate or interest; provided, however, this policy shall not continue in force in favor of any purchaser from such insured of either said estate or interest or the indebtedness secured by a purchase money mortgage given to such insured.

3.     DEFENSE AND PROSECUTION OF ACTIONS-NOTICE OF CLAIM
       TO BE GIVEN BY AN INSURED CLAIMANT

     (a) The Company, at its own cost and without undue delay, shall provide for the defense of an insured in all litigation consisting of actions or proceedings commenced against such insured, or defenses, restraining orders or injunctions interposed against a foreclosure of the insured mortgage or a defense interposed against an insured in an action to enforce a contract for a sale of the indebtedness secured by the insured mortgage, or a sale of the estate or interest in said land, to the extent that such litigation is founded upon an alleged defect, lien, encumbrance, or other matter insured against by this policy.

     (b) The insured shall notify the Company promptly in writing (i) in case any action or proceeding is begun or defense or restraining order or injunction is interposed as set forth in (a) above, (ii) in case knowledge shall come to an insured hereunder of any claim of title or interest which is adverse to the title to the estate or interest or the lien of the insured mortgage, as insured, and which might cause loss or damage for which the Company may be liable by virtue of this policy, or (iii) if title to the estate or interest or the lien of the insured mortgage, as insured, is rejected as unmarketable. If such prompt notice shall not be given to the Company, then as to such insured all liability of the Company shall cease and terminate in regard to the matter or matters for which such prompt notice is required; provided, however, that failure to notify shall in no case prejudice the rights of any such insured under this policy unless the Company shall be prejudiced by such failure and then only to the extent of such prejudice.

     (c) The Company shall have the right at its own cost to institute and without undue delay prosecute any action or proceeding or to do any other act which in its opinion may be necessary or desirable to establish the title to the estate or interest or the lien of the insured mortgage, as insured, and the Company may take any appropriate action under the terms of this policy, whether or not it shall be liable thereunder, and shall not thereby concede liability or waive any provision of this policy.

     (d) Whenever the Company shall have brought any action or interposed a defense as required or permitted by the provisions of this policy, the Company may pursue any such litigation to final determination by a court of competent jurisdiction and expressly reserves the right, in its sole discretion, to appeal from any adverse judgment or order.

     (e) In all cases where this policy permits or requires the Company to prosecute or provide for the defense of any action or proceeding, the insured hereunder shall secure to the Company the right to so prosecute or provide defense in such action or proceeding, and all appeals therein, and permit the Company to use, at its option, the name of such insured for such purpose. Whenever requested by the Company, such insured shall give the Company all reasonable aid in any such action or proceeding, in effecting settlement, securing evidence, obtaining witnesses, or prosecuting or defending such action or proceeding, and the Company shall reimburse such insured for any expense so incurred.

4. NOTICE OF LOSS-LIMITATION OF ACTION

     In addition to the notices required under paragraph 3(b) of these Conditions and Stipulations, a statement in writing of any loss or damage for which it is claimed the Company is liable under this policy shall be furnished to the Company within 90 days after such loss or damage shall have been determined and no right of action shall accrue to an insured claimant until 30 days after such statement shall have been furnished. Failure to furnish such statement of loss or damage shall terminate any liability of the Company under this policy as to such loss or damage.

5. OPTIONS TO PAY OR OTHERWISE SETTLE CLAIMS

      The Company shall have the option to pay or otherwise settle for or in the name of an insured claimant any claim insured amount or to terminate all liability and obligations of the Company hereunder by paying or tendering payment of the amount of insurance under this policy together with any costs, attorneys' fees and expenses incurred up to the time of such payment or tender of payment by the insured claimant and authorized by the Company. In case loss or damage is claimed under this policy by an insured, the Company shall have the further option to purchase such indebtedness for the amount owing thereon together with all costs, attorneys' fees and expenses which the Company is obligated hereunder to pay. If the Company offers to purchase said indebtedness as herein provided, the owner of such indebtedness shall transfer and assign said indebtedness and the mortgage and any collateral securing the same to the Company upon payment therefor as herein provided.

6. DETERMINATION AND PAYMENT OF LOSS

     (a) The liability of the Company under this policy shall in no case exceed the least of:

          (i) the actual loss of the insured claimant; or

          (ii) the amount of insurance stated in Schedule A, or, if applicable, the amount of insurance as defined in paragraph 2(a) hereof; or

          (iii) the amount of the indebtedness secured by the insured mortgage as determined under paragraph 8 hereof, at the time the loss or damage insured against hereunder occurs, together with interest thereon.

     (b) The Company will pay, in addition to any loss insured against by this policy, all costs imposed upon an insured in litigation carried on by the Company for such insured, and all costs, attorneys' fees and expenses in litigation carried on by such insured with the written authorization of the Company.

     (c) When liability has been definitely fixed in accordance with the conditions of this policy, the loss or damage shall be payable within 30 days thereafter.



            CONDITIONS AND STIPULATIONS (Continued on Reverse Side)

7. LIMITATION OF LIABILITY

     __________ claim shall arise or be maintainable under this policy (a) if the Company after having received notice of an alleged defect, lien or encumbrance insured against hereunder, by litigation or otherwise, removes such defect, lien or encumbrance or establishes the title, or the lien of the insured mortgage, as insured, within a reasonable time after receipt of such notice; (b) in the event of litigation until there has been a final determination by a court of competent jurisdiction, and disposition of all appeals therefrom, adverse to the title or to the lien of the insured mortgage, as insured, as provided in paragraph 3 hereof; or (c) for liability voluntarily assumed by an insured in settling any claim or suit without prior written consent of the Company.

8. REDUCTION OF LIABILITY

     (a) All payments under this policy, except payments made for costs, attorneys' fees and expenses, shall reduce the amount of the insurance pro tanto; provided, however, such payments, prior to the acquisition of title to said estate or interest as provided in paragraph 2(a) of these Conditions and Stipulations, shall not reduce pro tanto the amount of the insurance afforded hereunder except to the extent that such payments reduce the amount of the indebtedness secured by the insured mortgage.

     Payment in full by any person or voluntary satisfaction or release of the insured mortgage shall terminate all liability of the Company except as provided in paragraph 2(a) hereof.

     (b) The liability of the Company shall not be increased by additional principal indebtedness created subsequent to Date of Policy, except as to amounts advanced to protect the lien of the insured mortgage and secured thereby.

     No payment shall be made without producing this policy for endorsement of such payment unless the policy be lost or destroyed, in which case proof of loss or destruction shall be furnished to the satisfaction of the Company.

9. LIABILITY NON-CUMULATIVE

     If the insured acquires title to the estate or interest in satisfaction of the indebtedness secured by the insured mortgage, or any part thereof, it is expressly understood that the amount of insurance under this policy shall be reduced by any amount the Company may pay under any policy insuring a mortgage hereafter executed by an insured which is a charge or lien on the estate or interest described or referred to in Schedule A, and the amount so paid shall be deemed a payment under this policy.

10. SUBROGATION UPON PAYMENT ERR SETTLEMENT

     Whenever the Company shall have settled a claim under this policy, all right of subrogation shall vest in the Company unaffected by any act of the insured claimant, except that the owner of the indebtedness secured by the insured mortgage may release or substitute the personal liability of any debtor or guarantor, or extend or otherwise modify the terms of payment, or release a portion of the estate or interest from the lien of the insured mortgage, or release any collateral security for the indebtedness, provided such act occurs prior to receipt by the insured of notice of any claim of title or interest adverse to the title to the estate or interest or the priority of the lien of the insured mortgage and does not result in any loss of priority of the lien of the insured mortgage. The Company shall be subrogated to and be entitled to all rights and remedies which such insured claimant would have had against any person or property in respect to such claim had this policy not been issued, and if requested by the Company, such insured claimant shall transfer to the Company all rights and remedies against any person or property necessary in order to perfect such right of subrogation and shall permit the Company to use the name of such insured claimant in any transaction or litigation involving such rights or remedies. If the payment does not cover the loss of such insured claimant, the Company shall be subrogated to such rights and remedies in the proportion which said payment bears to the amount of said loss, but such subrogation shall be in subordination to the insured mortgage. If loss of priority should result from any act of such insured claimant, such act shall not void this policy, but the COMPANY, in that event, shall be required to pay only that part of any losses insured against hereunder which shall exceed the amount, if any, last to the Company by reason of the impairment of the right of subrogation.

11. LIABILITY LIMITED TO THIS POLICY

     This instrument together with all endorsements and other instruments, if any, attached hereto by the Company is the entire policy aid contract between the insured and the Company.

     Any claim of loss or damage, whether or not based on negligence and which arises out of the status of the lien of the insured mortgage of the title to the estate or interest covered hereby or any action asserting such claim, shall be restricted to the provisions and conditions and stipulations of this policy.

     No amendment of or endorsement to this policy can be made except by writing endorsed hereon or attached hereto signed by either the President, a Vice President, the Secretary, an Assistant Secretary, or validating officer or authorized signatory of the Company.

12.  NOTICES, WHERE SENT

     All notices required to be given the Company and any statement in writing required to be furnished the Company shall be addressed to its principal office at 111 West Washington Street, Chicago, Illinois 60602, or at any branch office of the Company.

                         American Land Title Association
                                Loan Policy-1970
                               (Amended 10-17-70)

                                     POLICY
                                       OF
                                      TITLE
                                    INSURANCE

                          NORTH CAROLINA TITLE COMPANY
                            1100 South Stratford Road
                            Stratford Executive Park
                       Winston-Salem, North Carolina 27103


                           111 WEST WASHINGTON STREET
                            CHICAGO, ILLINOIS, 60602

                   CERTIFICATE AS TO ESTIMATED COMPLETION DATE

     THE UNDERSIGNED VICE PRESIDENT of Hunt Manufacturing Co., the lessee under the Lease Agreement dated as of June 1, 1979, by and between The Iredell County Industrial Facilities and Pollution Control Financing Authority and Hunt Manufacturing Co., DOES HEREBY CERTIFY as follows:

          1. The undersigned has made inquiries as to the progress of the acquisition, improvement and installation of the Project (as defined in the Lease) for the purpose of estimating the Completion Date (as defined in the Lease) thereof;

          2. In the opinion of the undersigned, the under signed has made such examination and investigation as is necessary to enable him to express an informed opinion as to the estimated Completion Date of the Project; and

          3. The Completion Date of the Project is June 5, 1979.

Dated: June 5, 1979.


                                                       -----------------------
                                                       Vice President

                                                                            (33)



                              (See Item Number 36)

                                                                            (34)


                 CERTIFICATE DESIGNATING COMPANY REPRESENTATIVE

     The undersigned Vice President of Hunt Manufacturing Co., a Pennsylvania corporation, DOES HEREBY DESIGNATE each of the following persons as the Company Representative for purposes of the Lease Agreement dated as of June 1, 1979 between The Iredell County Industrial Facilities and Pollution Control Financing Authority and Hunt Manufacturing Co.:

     Title                       Name                  Specimen Signature
     -----                       ----                  ------------------

    Company
Representative                                         ------------------

    Company
Representative                                         ------------------

    Company
Representative                                         ------------------

     WITNESS my hand this 4th day of June, 1979.

                                                       -----------------------
                                                       Vice President

                                                                            (35)

                                 IREDELL COUNTY
                          OFFICERS AND SEAL CERTIFICATE

     I, Alice Fortner, Clerk to the Board of Commissioners for the County of Iredell, North Carolina, DO HEREBY CERTIFY as follows:

     1. The following is a correct list of the names of certain officers of said County who have held office from a date or dates prior to February 20, 1979, and of the dates of expiration their respective terms of office:

   OFFICE                     OFFICER                     EXPIRATION OF TERM
   ------                     -------                     ------------------
Chairman, Board of            Joe H. Troutman, III        December 1, 1981
    Commissioners

Vice Chairman, Board          Larry M. Rhye               December 1, 1981
    of Commissioners

Member, Board of              William A. Mills            December 1, 1983
    Commissioners

Member, Board of              Frances L. Murdock          December 1, 1983
    Commissioners

Member, Board of              Samuel Ostwalt              December 1, 1981
    Commissioners

County Attorney               Robert N. Randall, Esq.     At the pleasure of
                                                          the Board

Clerk to the Board            Alice Fortner               At the pleasure of
    of Commissioners                                      the Board

     2. Regular meetings of the Board of Commissioners of said County are held on the 1st and 3rd Tuesdays of each month at 7:30 P.M.

     3. The common seal of said County, being the only seal used by said County in the execution of bonds, notes and contracts, is the seal an impression of which is affixed opposite my signature upon this certificate.

     4. The following is a correct list of the names of the members of the Board of Commissioners of The Iredell County Industrial Facilities and Pollution Control Financing Authority who have held office from a date or dates prior to January 5, 1979 through the date hereof and of the dates of expiration of their terms of office:

MEMBER                            EXPIRATION OF TERM
------                            ------------------

Rick J. Dagenhart                     May 3, 1982
Alfred LeVan                          May 3, 1984
Lois E. James                         May 3, 1980
Howard M. Stamey                      May 3, 1980
Albert White                          May 3, 1984
J. D. Chamberlain                     May 3, 1982
Lonnie Troutman                       May 3, 1982

Appointed January 19, 1979

     WITNESS my hand and said official seal this 5th day of June, 1979.


                                        -------------------------------------
                                        Clerk to the Board of Commissioners

[Seal]

                                                                            (36)

                    GENERAL CERTIFICATE OF THE IREDELL COUNTY
                   INDUSTRIAL FACILITIES AND POLLUTION CONTROL
                               FINANCING AUTHORITY

     The undersigned officers of The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") DO HEREBY CERTIFY as follows:

          1. They are the duly elected or appointed, qualified and acting incumbents of their respective offices of the Authority and as such are familiar with its books and official records.

          2. The Authority is a duly constituted and validly existing political subdivision and body corporate and politic of the State of North Carolina validly acting by and through its Board of Commissioners (the "Board of Commissioners") as the governing body of the Authority, vested with the powers and rights conferred upon the Authority pursuant to the provisions of Article V, Section 9 of the Constitution of North Carolina by Chapter 159C of the General Statutes of North Carolina, as amended.

          3. The following is a correct list of the names of certain current officers of the Authority who have held office from a date or dates prior to January 5, 1979 and of the dates of expiration of their terms of office:

      OFFICE               OFFICER                      EXPIRATION OF TERM
      ------               -------                      ------------------

      Chairman             Rick Dagenhart               May 3, 1979
      Vice Chairman        Alfred Levan                 May 3, 1979
      Secretary            Alice Fortner                May 3, 1979
      Assistant            Robert N. Randall, Esq.      May 3, 1979
       Secretary

          No election of successor officers of the Authority has taken place.

          4. The following are the true and genuine signatures of certain officers of the Authority:

OFFICER                                 SIGNATURE
-------                                 ---------

Chairman                                ____________________________________

Vice Chairman                           ____________________________________

Secretary                               ____________________________________

Assistant Secretary                     ____________________________________

     5. The following resolution (the "Resolution") was duly adopted by THE Board of Commissioners of the Authority on May 15, 1979, has not been modified, amended or repealed and has from its date of adoption been and is now in full force and effect:

     RESOLUTION AUTHORIZING THE ISSUANCE OF $2,000,000 PRINCIPAL AMOUNT OF INDUSTRIAL REVENUE BONDS (HUNT MANUFACTURING C0. PROJECT) SERIES 1979 OF THE AUTHORITY, ACCEPTANCE OF A DEED AND BILL OF SALE FROM HUNT MANUFACTURING CO., EXECUTION AND DELIVERY OF A LEASE AGREEMENT AND AN INDENTURE AND DEED OF TRUST TO SECURE SAID BONDS, APPROVING AN OFFICIAL STATEMENT RELATING TO SAID BONDS AWARDING SAID BONDS PURSUANT TO A PURCHASE CONTRACT, AND MAKING A TAX ELECTION.

          6. Robert N. Randall, Esq. serves as counsel to the Authority.

          7. The following described instruments, as executed and delivered by the duly authorized officers of the Authority, are in substantially the same form and text as the copies of such instruments which were presented to and approved by the resolution of the Board of Commissioners of the Authority adopted at a duly called meeting of the Authority held on May 15, 1979:

               (a) Contract of Purchase, dated May 15, 1979, by and between the Authority and Alex. Brown & Sons (the "Underwriters") with the approval of Hunt Manufacturing Co., (the "Company);

               (b) Deed, dated as of June 1, 1979 from the Company to the Authority;

               (c) Bill of Sale, dated as of June 1, 1979, from the Company to the Authority;

               (d) Lease Agreement, dated as of June 1, 1979 (the "Lease Agreement"), by and between the Authority and the Company;

               (e) Indenture and Deed of Trust, dated as of June 1, 1979 (the "Indenture"), from the Authority to First Union National Bank of North Carolina (the "Trustee"); and

               (f) Official Statement dated May 15, 1979.



                                       2.

          8. The Guaranty Agreement, as executed and delivered by the Company and the Trustee is in substantially the same form and text as the copy of such agreement which was presented to and approved by the resolution of the Board of Commissioners of the Authority adopted at a duly called meeting of the Authority held on May 15, 1979.

          9. The appropriate officers of the Authority did officially execute, by facsimile signature of the Chairman of the Authority, and attest, by manual signature of the undersigned Secretary, the Industrial Revenue Bonds (Hunt Manufacturing Co. Project) Series 1979 in the aggregate principal amount of $2, 000, 000, described in Schedule I hereto (the "Bonds"), a facsimile of the official seal of the Authority has been imprinted on said Bonds.

          10. The official seal of the Authority, being the only seal used by the Authority in the execution of bonds, notes and contracts, is the seal an impression of which is affixed opposite our signatures set forth hereinafter upon this certificate.

          11. On and as of the date hereof, each of the representations and warranties of the Authority set forth in Section 4 of the Contract of Purchase is true, correct and complete and all agreements of the Authority in the Contract of Purchase provided and contemplated to be performed on or prior to the Closing have been so performed.

          12. The executed copies of the Lease Agreement and the Indenture and the certified copy of the Resolution are true, correct and complete copies of such documents and have not been modified, amended or rescinded but remain in full force and effect as of the date hereof.

          13. The Bonds have been duly authorized, executed and delivered by the Authority. The Contract of Purchase, the Indenture and the Agreement and any and all other agreements and documents required to be executed and delivered by the Authority in order to carry out, give effect to and consummate the transactions contemplated the Contract of Purchase and by the Indenture have each been duly authorized, executed and delivered by the Authority, and as of the date hereof each is in full force and effect and all right, title and interest inuring to the Authority under the Lease Agreement have been duly pledged, and the payments thereunder assigned, to the Trustee under the Indenture for the benefit of the holders of the Bonds.




                                       3.

          14. There is no action, suit, proceeding or investigation at law or in equity or before or by any court, public board or body pending or to the knowledge of the Authority threatened against or affecting the Authority, or to the knowledge of the Authority any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the transactions contemplated by the Contract of Purchase, or which, in any way, would adversely affect the validity of the Bonds, the Lease Agreement, the Indenture, the Guaranty or any other agreement or instrument to which the Authority is a party and which is used or contemplated for use in consummation of the transactions contemplated the Contract of Purchase.

          15. To the best knowledge of the Authority no legislation, ordinance, rule or regulation has been enacted or introduced or favorably reported for passage by any governmental body, department or agency of the State of North Carolina, or a decision by any court of competent jurisdiction of the State of North Carolina rendered which would adversely affect the exemption from taxation of the bonds of the Authority.

     Each of the following persons is hereby designated as the Authority Representative for purposes of the Lease Agreement:



Title                Name                          Specimen Signature
-----                ----                          ------------------

Authority
Representative      ___________________________    ____________________________

Authority
Representative      ___________________________    ____________________________

Authority
Representative      ___________________________    ____________________________



     WITNESS our hands this 5th day of June, 1979.

                                 _______________________________________
                                 Chairman of The Iredell County
                                 Industrial Facilities and Pollution
                                 Control Financing Authority


                                 _______________________________________
                                 Secretary of The Iredell County
                                 Industrial Facilities and Pollution
                                 Control Financing Authority

(SEAL)

                                       4.

                                    SCHEDULE I

     The Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 are issued in the aggregate principal amount of $2,000,000 and consist of 400 coupon bonds, registrable as to both principal and interest, each bond in the principal amount of $5,000, numbered 1-400, inclusive, dated as of and bearing interest from June 1, 1979 at the rate of 7 1/2% per annum, payable semi-annually on the 1st days of June and December of each year (first interest being payable December 1, 1979), and maturing on June 1, 1999, subject to prior redemption as provided therein.

                                                                            (37)

                           CERTIFICATE AS TO ARBITRAGE
                                   $2,000,000

         The Iredell County Industrial Facilities and Pollution Control
        Financing Authority Industrial Revenue Bonds (Hunt Manufacturing
                            Co. Project), Series 1979

     I, Rick J. Dagenhart, Chairman of The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority"), being one of the officers of the Authority duly charged, with others, by resolution of the Board of Commissioners of the Authority, with the responsibility for issuing the Authority's $2,000,000 Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 (the "Series 1979 Bonds"), HEREBY CERTIFY pursuant to sections 1.103-13, 1.103-14 and 1.103-15 of the Proposed Treasury Regulations under Section 103(c) of the Internal Revenue Code of 1954, as amended (the "Code") as follows:

          1. The Series 1979 Bonds are being issued to provide for the deposit to the Acquisition Fund, established pursuant to the Indenture and Deed of Trust (the "Indenture"), dated as of June 1, 1979, between the Authority and First Union National Bank of North Carolina (the "Trustee") as hereinafter described, the amounts necessary for the purposes of (a) financing all or a portion of the cost of acquiring, improving, equipping and providing for the installation of a manufacturing facility for the production of paper and other art/craft products (such manufacturing facility, as more particularly described in Exhibit A attached to the Lease Agreement (the "Agreement"), dated as of June 1, 1979, between the Authority and Hunt Manufacturing Co. (the "Company") hereinafter referred to as the "Project"), (b) paying the legal, accounting, financial and printing expenses, fees and all other expenses, including Underwriter's discount, incurred in connection with the issuance of the Series 1979 Bonds (the "Issuance Expenses"). The accrued interest on the Series 1979 Bonds in the amount of $1,666.67 will be deposited to the credit of the Bond Fund.

          2. The estimated total costs of acquiring, constructing and installing the Project will not be less than $2,000,000. The said total costs are expected to be financed with proceeds from the sale of the Series 1979 Bonds and to the extent that such proceeds are not sufficient, the Company's own funds.

          3. The Authority does not expect to sell or otherwise dispose of any property comprising a part of the Project prior to June 1, 1999, the maturity date of the Series 1979 Bonds.






                                       2.

          4. On the basis of the facts, estimates and circumstances in existence on the date hereof, which is the date on which the Series 1979 Bonds are to be physically delivered in exchange for the issue price thereof (hereinafter "date of issue"), and in reliance upon the certificate attached as Exhibit A hereto, I reasonably expect the following in respect of the Series 1979 Bonds and as to the use of the proceeds thereof

               (a) All proceeds to be derived by the Authority from the sale of the Series 1979 Bonds (representing $2,000,000 face amount of the Series 1979 Bonds, less Underwriter's discount of $44,000, plus accrued interest on the Series 1979 Bonds to the date hereof of $1,666.67) are expected to be needed and fully expended as follows:

                    All of the proceeds, other than the accrued interest, will be deposited in the Acquisition Fund created by the Indenture, and will be applied within three years of June 5, 1979 to pay a portion of the cost of the Project, including expenses anticipated to be incurred in connection with the issuance of the Series 1979 Bonds and interest on the Series 1979 Bonds during the period prior to the completion of the Project. All of this amount will immediately be requisitioned by the Company to reimburse it for moneys previously expended by it for a portion of the costs of acquiring, constructing and installing the Project.




                                       3.

                    The amount of accrued interest, $1,666.67 will be deposited to the credit of the Bond Fund and will be used to pay a portion of the interest on the Series 1979 Bonds payable December 1, 1979.

               (b) The total proceeds to be received by the Authority for the sale of the Series 1979 Bonds do not exceed the total of the amount necessary for the purposes described in subparagraph (a) of this paragraph 4.

               (c) The acquisition, construction and installation of the Project has been completed.

               (d) There are no funds, other than the Bond Fund, established by the Authority or the Company pursuant to the Indenture, the Agreement, or the Guaranty Agreement, dated as of June 1, 1979, between the Company and the Trustee (the "Guaranty"), or any other agreement or understanding which are reasonably expected to be used to pay debt service on the Series 1979 Bonds. There are no funds, other than the Bond Fund, established by the Authority or the Company pursuant to the Indenture, the Agreement, the Guaranty, or any other agreement or understanding, pledged as collateral for the Series 1979 Bonds for which there is a reasonable assurance that amounts therein will be available to pay debt service on the Series 1979 Bonds if the Authority or the Company encounters financial difficulties.




                                       4.

               (e) The Bond Fund will be used primarily to achieve a proper matching of Basic Rent, as defined in the Agreement, paid to the Trustee by the Company for the account of the Authority pursuant to the Agreement, and debt service on the Series 1979 Bonds within each bond year. Amounts deposited to such Fund will be depleted immediately for payment of debt service on the Series 1979 Bonds and in any event will be depleted at least once a year, except for any carryover amount which will not exceed the greater of (A) one year's earnings on the amounts deposited to such Fund, or (B) 1/12 of annual debt service on the Series 1979 Bonds. Interest on the Series 1979 Bonds during the construction period may be funded from the Acquisition Fund.

               (f) The moneys relating to the Series 1979 Bonds will be invested as follows:

                    (i) proceeds derived from the sale of the Series 1979 Bonds deposited in the Acquisition Fund will be invested at an unrestricted yield for the period prior to their expenditure for the purposes of which the Series 1979 Bonds are issued, but in no event for a period in excess of three years from the date of issue;

                    (ii) proceeds derived from the sale of the Series 1979 Bonds deposited in the Bond Fund as accrued interest will be invested at an unrestricted



                                       5.

               yield prior to the expenditure thereof within three years of the date hereof;

                    (iii) amounts earned from the investment of any of the
               proceeds derived from the sale of the Series 1979 Bonds will be invested at an unrestricted yield for a period not in excess of the greater of three years from the date of issue of the Series 1979 Bonds or one year from the date of receipt of the amount earned;

                    (iv) amounts deposited to the Bond Fund, and investment
               earnings on amounts so deposited, shall be invested at an unrestricted yield prior to their expenditure but in no event for a period in excess of thirteen months from the date of deposit to such Fund; and

                    (v) any amounts derived from the sale of the Series 1979
               Bonds, together with investment earnings thereon, and amounts deposited to the Bond Fund, together with earnings on such amounts, not invested at an unrestricted yield, as described in parts (i) through (iv) of this subparagraph, will not be invested at a yield in excess of the yield on the Bonds, except that such amounts, to the extent they do not exceed fifteen percent of the face amount of the Series 1979




                                       6.

               Bonds, may be invested at an unrestricted yield.


               (g) No portion of the proceeds of the Series 1979 Bonds will be used as a substitute for other funds which were designated as a source of financing for any portion of the cost of the Project and which have been or will be used to acquire directly or indirectly securities producing a yield in excess of the yield on the Series 1979 Bonds.

          5. Pursuant to the Agreement, the Company is obligated to pay to the Authority during the term of the Agreement (not to exceed the maturity of the Bonds) as Basic Rent amounts sufficient to pay debt service on the Bonds when due and, as Additional Rent, certain costs and expenses, exclusive of costs and expenses payable from the proceeds of the sale of the Bonds. The yield on the Agreement will not exceed the yield on the Series 1979 Bonds plus 1/8 of one percentage point.

          6. For purposes of this Certificate, "yield" means, except with respect to the Agreement, that yield which when used in computing the present worth of all payments of principal and interest to be paid on an obligation produces an amount equal to the purchase price of such obligation. With respect to the Agreement, "yield" means that yield which when used in computing the present worth of all




                                       7.

payments made pursuant to Section 5.3 of the Agreement produces an amount equal to the purchase price of the Agreement. The yield on obligations acquired with the proceeds derived from the sale of the Series 1979 Bonds, including the Agreement, shall be calculated by the use of the same frequency interval of compounding interest. The purchase price of the Series 1979 Bonds means the initial offering price of such bonds to the public by Alex. Brown & Sons (the "Underwriter"). The purchase price of the Agreement means the aggregate face amount of the Series 1979 Bonds less Issuance Expenses. For purposes of computing yield on the Agreement, each or any of the payments made pursuant to
Section 5.3 of the Agreement shall be reduced by certain amounts, the present value (using as a discount rate the yield on the Series 1979 Bonds) of which is equal to or less than the present value of the costs of issuing, carrying or repaying the Series 1979 Bonds, the Underwriter's spread and the costs of acquiring and carrying the Agreement.


     7. The facts, estimates and circumstances in paragraphs 2, 3, 4 and 5 are made in reliance on representations hereto prepared by a Vice President of the Company. The Authority is not aware of any facts or circumstances that would cause it to question the accuracy of the representations made by the Company.




                                       8.

     8. In Section 706 of the Indenture the Authority has covenanted that it will not make or permit any use, and directs the Trustee not to make or permit any use, of the proceeds of the Series 1979 Bonds which would cause the Series 1979 Bonds to be "arbitrage bonds" within the meaning of Section 103(c) of the Code and the applicable regulations promulgated from time to time thereunder.

     9. The Authority has not received notice that its certificate may not be relied upon with respect to its issues, nor has it been advised that the Commissioner of Internal Revenue has listed or is contemplating listing the Authority as a governmental unit whose arbitrage certification may not be relied upon.

     10. To the best of my knowledge, information and belief, the above expectations are reasonable.

     IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of June, 1979.


                                 _____________________________________
                                 Chairman of The Iredell County
                                 Industrial Facilities and Pollution
                                 Control Financing Authority



                                       9.

                                                                       EXHIBIT A


                           CERTIFICATE AS TO ARBITRAGE
                                   $2,000,000

         The Iredell County Industrial Facilities and Pollution Control
      Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Co.
                             Project), Series 1979

     I, Rudolph M. Peins, Vice President, Treasurer and Secretary of Hunt Manufacturing Co., a Pennsylvania corporation (the "Company"), DO HEREBY CERTIFY as follows:

          1. The Industrial Development Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979, dated as of June 1, 1979, in the principal amount of $2,000,000 (the "Series 1979 Bonds") of The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") are being issued this day to provide for the deposit to the Acquisition Fund, established pursuant to the Indenture and Deed of Trust (the "Indenture"), dated as of June 1, 1979, between the Authority and First Union National Bank of North Carolina (the "Trustee") as hereinafter described, the amounts necessary for the purposes of (a) financing a portion of the cost of acquiring, improving, equipping and providing for the installation of a manufacturing facility for the production of paper and other art/craft products (such manufacturing facility, as more particularly described in Exhibit A attached to the Lease Agreement (the "Agreement"), dated as of June 1, 1979, between the Authority and the Company, is hereinafter referred to as the "Project"), (b) paying the legal, accounting, financial and printing expenses, fees and all other expenses, including Underwriter's discount, incurred in connection with the issuance of the Series 1979 Bonds (the "Issuance Expenses"). The accrued interest on the Series 1979 Bonds in the amount of $1,666.67 will be deposited to the credit of the Bond Fund.

          2. The estimated total costs of acquiring, constructing and installing the Project will not be less than $2,000,000. The said total costs are expected to be financed with proceeds from the sale of the Series 1979 Bonds and, to the extent that such proceeds are not sufficient, the Company's own funds.

          3. The Company does not presently expect to cause the Authority to sell or otherwise dispose of any property comprising a part of the Project prior to June 1, 1999, the maturity date of the Series 1979 Bonds.

          4. On the basis of the facts, estimates and circumstances in existence on the date hereof, which is the date on which the Series 1979 Bonds are to be physically delivered in exchange for the issue price thereof (hereinafter




                                       2.

     "date of issue"), I reasonably expect the following in respect of the Series 1979 Bonds and as to the use of the proceeds thereof:

               (a) All of the proceeds to be derived by the Authority from the sale of the Series 1979 Bonds (representing $2,000,000 face amount of the Series 1979 Bonds, less Underwriter's discount of $44,000 plus accrued interest on the Series 1979 Bonds the date hereof of $1,666.67) are expected to be needed and fully expended as follows:

                    All of the proceeds, other than accrued interest will be
               deposited in the Acquisition Fund created by the Indenture, and will be applied within three years of June 1, 1979 to pay a portion of the cost of the Project, including expenses anticipated to be incurred in connection with the issuance of the Series 1979 Bonds and interest on the Series 1979 Bonds during the period prior to the completion of the Project. All of this amount will immediately be requisitioned by the Company to reimburse it for moneys previously expended by it for a portion of the costs of acquiring, constructing and installing the Project.

                    The amount of accrued interest, $1,666.67 will be deposited to the credit of the Bond Fund and will be used to pay a portion of the interest on the Series 1979 Bonds payable December 1, 1979.



                                       3.

               (b) The total proceeds to be received by the Authority for the sale of the Series 1979 Bonds do not exceed the total of the amount necessary for the purposes described in subparagraph (a) of this paragraph 4.

               (c) The acquisition, construction and installation of the Project has been completed.

               (d) There are no funds, other than the Bond Fund, established by the Authority or the Company pursuant to the Indenture, the Agreement, or the Guaranty Agreement, dated as of June 1, 1979, between the Company and the Trustee (the "Guaranty"), or any other agreement or understanding which are reasonably expected to be used to pay debt service on the Series 1979 Bonds. There are no funds, other than the Bond Fund, established by the Authority or the Company pursuant to the Indenture, the Agreement, the Guaranty, or any other agreement or understanding, pledged as collateral for the Series 1979 Bonds for which there is a reasonable assurance that amounts therein will be available to pay debt service on the Series 1979 Bonds if the Authority or the Company encounters financial difficulties.

               (e) The Bond Fund will be used primarily to achieve a proper matching of Basic Rent, as defined in the Agreement, paid to the Trustee by the Company for the account of the Authority pursuant to the Agreement, and debt service on the



                                       4.

          Series 1979 Bonds within each bond year. Amounts deposited to such Fund will be depleted immediately for payment of debt service on the Series 1979 Bonds and in any event will be depleted at least once a year, except for any carryover amount which will not exceed the greater of (A) one year's earnings on the amounts deposited to such Fund, or (B) 1/12 of annual debt service on the Series 1979 Bonds. Interest on the Series 1979 Bond during the construction period prior to the completion of the Project may be funded from the Acquisition Fund.

               (f) The moneys relating to the Series 1979 Bonds will be invested as follows:

                    (i) proceeds derived from the sale of the Series 1979 Bonds deposited in the Acquisition Fund will be invested at an unrestricted yield for the period prior to their expenditure for the purposes of which the Series 1979 Bonds are issued, but in no event for a period in excess of three years from the date of issue;

                    (ii) proceeds derived from the sale of the Series 1979 Bonds deposited in the Bond Fund as accrued interest will be invested at an unrestricted yield prior to the expenditure thereof within three years of the date hereof;



                                       5.

                    (iii) amounts earned from the investment of any of the
               proceeds derived from the sale of the Series 1979 Bonds will be invested at an unrestricted yield for a period not in excess of the greater of three years from the date of issue of the Series 1979 Bonds or one year from the date of receipt of the amount earned;

                    (iv) amounts deposited to the Bond Fund, and investment
               earnings on amounts so deposited, shall be invested at an unrestricted yield prior to their expenditure but in no event for a period in excess of thirteen months from the date of deposit to such Fund; and

                    (v) any amounts derived from the sale of the Series 1979
               Bonds, together with investment earnings thereon, and amounts deposited to the Bond Fund, together with earnings on such amounts, not invested at an unrestricted yield, as described in parts (i) through (iv) of this subparagraph, will not be invested at a yield in excess of the yield on the Bonds, except that such amounts, to the extent they do not exceed fifteen percent of the face amount of the Series 1979 Bonds, may be invested at an unrestricted yield.



                                       6.

               (g) No portion of the proceeds of the Series 1979 Bonds will be used as a substitute for other funds which were designated as a source of financing for any portion of the cost of the Project and which have been or will be used to acquire directly or indirectly securities producing a yield in excess of the yield on the Series 1979 Bonds.

          5. Pursuant to the Agreement, the Company is obligated to pay to the Authority during the term of the Agreement (not to exceed the maturity of the Bonds) as Basic Rent amounts sufficient to pay debt service on the Bonds when due and, as Additional Rent, certain costs and expenses, exclusive of costs and expenses payable from the proceeds of the sale of the Bonds. The yield on the Agreement will not exceed the yield on the Series 1979 Bonds plus 1/8 of one percentage point.


          6. For purposes of this Certificate, "yield" means, except with respect to the Agreement, that yield which when used in computing the present worth of all payments of principal and interest to be paid on an obligation produces an amount equal to the purchase price of such obligation. With respect to the Agreement, "yield" means that yield which when used in computing the present worth of all payments made pursuant to
     Section 5.3 of the Agreement produces an amount equal to the purchase price of the Agreement.



                                       7.

     The yield on obligations acquired with the proceeds derived from the sale of the Series 1979 Bonds, including the yield on the Agreement, shall be calculated by the use of the same frequency interval of compounding interest. The purchase price of the Series 1979 Bonds means the initial offering price of such bonds to the public by Alex. Brown & Sons (the "Underwriter"). The purchase price of the Agreement means the aggregate face amount of the Series 1979 Bonds less Issuance Expenses. For purposes of computing yield on the Agreement, each or any of the payments made pursuant to Section 5.3 of the Agreement shall be reduced by certain amounts, the present value (using as a discount rate the yield on the Series 1979 Bonds) of which is equal to or less than the present value of the costs of issuing, carrying or repaying the Series 1979 Bonds, the Underwriter's spread and the costs, if any, of acquiring and carrying the Agreement.


          7. In Section 706 of the Indenture the Authority has covenanted that it will not make or permit any use, and directs the Trustee not to make or permit any use, of the proceeds of the Series 1979 Bonds which would cause the Series 1979 Bonds to be "arbitrage bonds" within the meaning of Section 103(c) of the Code and the applicable regulations promulgated from time to time thereunder.




                                       8.

          8. To the best of my knowledge, information and belief, the above expectations are reasonable.

          9. The Authority is hereby authorized and requested to deliver a Certificate as to Arbitrage as required by Section 1.103-13(a)(2) of the Proposed Treasury Regulations under Section 103(c) of the Code. The Authority is hereby expressly authorized to rely upon the statements made, and expectations expressed, herein, and I, for and on behalf of the Company, hereby warrant and represent to the Authority that all such statements are accurate and that all such expectations are reasonable and made in good faith upon information the undersigned deems reliable.

     IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of June, 1979.


                                _______________________________________
                                Vice President, Treasurer and
                                Secretary of Hunt Manufacturing Co.



                                       9.

                                   LAW OFFICES

                             DRINKER BIDDLE & REATH

                    1100 PHILADELPHIA NATIONAL BANK BUILDING

                           BROAD AND CHESTNUT STREETS

                             PHILADELPHIA, PA. 19107

                            TELEPHONE (213) 986-2700

                                 CABLE: DEBEMAC
                                  TELEX: 634664

                                  June 5, 1979

The Iredell Industrial Facilities and
  Pollution Control Financing Authority
P.O. Box 788
Statesville, North Carolina

Brown, Wood, Ivey, Mitchell & Petty
One Liberty Plaza
New York, New York 10006

        Re: $2,000,000 The Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979
                  ----------------------------------------------

Dear Sirs:

     We represent Hunt Manufacturing Co. (the "Company") in connection with the above-captioned matter. This opinion is furnished to (i) The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") in its capacity as issuer of the bonds described above (the "Bonds") and (ii) Messrs. Brown, Wood, Ivey, Mitchell & Petty, in their capacity as Bond Counsel, for purposes of their opinion as to the exemption from Federal income tax of the interest on the Bonds.

     At your request and at the request of the Company, we have consulted with and advised Rudolph M. Peins, Secretary, Treasurer and Vice President of the Company, as to the meaning of the definitions in Section 103(b)(6)(D) of the Internal Revenue Code of 1954, as amended, and regulations thereunder and the requisite and appropriate scope of the examination and investigation of the records of the Company and otherwise regarding past and future "capital expenditures" (within the

                             DRINKER BIDDLE & REATH

                                       -2-




meaning of said Section 103(b)(6)(D)), all in connection with the preparation and delivery to you of the certificate to which this opinion is attached (the "Certificate"), and we have reviewed Exhibit "A" to the Certificate, all for the purpose of assuring you that such officer has been afforded adequate counsel and has been suitably advised to deliver the Certificate.

     Based on such certification, our understanding of the appreciation which such officer has of such definitions, the examination and investigation performed by such officer and/or other employees, and our review of the Certificate (but without having undertaken any independent investigation or examination of the records of the Company or otherwise), we are of the opinion that the consultation afforded and advice. given such officer was sufficient to permit him to have performed an informed examination and investigation of the records of the Company and otherwise for the purpose of their certification of the amount of "capital expenditures" paid or incurred by the Company within the three years prior to the date of issuance of the Bonds, and nothing has come to our attention that leads us to believe that the Certificate contains any misstatement or error or fails to contain any fact necessary to make the Certificate true and accurate. Accordingly, we are of the opinion that each of you is entitled to rely upon the Certificate.

                                          Very truly yours,


                                          --------------------------------
                                          DRINKER BIDDLE & REATH

WCM/JCB/sg

                             HUNT MANUFACTURING C0.

                                  June 5, 1979

The Iredell County Industrial
   Facilities and Pollution Control
   Financing Authority
P. 0. Box 788
Statesville, North Carolina

Brown, Wood, Ivey, Mitchell & Petty
One Liberty Plaza
New York, New York 10006

         Re:      $2,000,000 Industrial Revenue Bonds
                  (Hunt Manufacturing Co. Project),
                  Series 1979 of The Iredell County
                  Industrial Facilities and Pollution
                  Control Financing Authority

Dear Sirs:

     This certificate is furnished to: (i) The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") in its capacity as issuer of the bonds (the "Bonds") described above and (ii) Messrs. Brown, Wood, Ivey, Mitchell & Petty, in their capacity as Bond Counsel, for purposes of their opinion as to the exemption from Federal income tax of the interest on the Bonds.

     The undersigned has examined a copy of the Lease Agreement dated as of June 1, 1979 (the "Lease"), between the Authority and Hunt Manufacturing Co. (the "Company"), and various records of the Company. The undersigned and other representatives of the Company have consulted and have been advised by the Company's counsel, Drinker Biddle & Reath, as to the appropriate interpretation of the definitions in Section 103(b)(6)(D) of the Internal Revenue Code of 1954, as amended (the "Code"), and the applicable regulations thereunder and as to the requisite and appropriate scope, extent, method and manner of any examination and investigation of the records of the Company and otherwise regarding past "capital expenditures" (within the meaning of Section 103(b) (6)(D) of the Code), and the undersigned believes, based on such consultation and such investigation and examination, that the Company has made such examination and investigation as is necessary to certify as to the amounts that are required to be included in determining the "aggregate authorized face amount" of the Bonds pursuant to Section 103(b)(6)(D) of the Code, and to declare the statements made and the information given by the Authority in its statement electing to qualify the Bonds for the $10,000,000 exemption afforded by said Section 103(b)(6)(D) of the Code to be true and correct.

     Based on the foregoing examination and investigation, the undersigned DOES HEREBY CERTIFY AND DECLARE as follows:

          1. The aggregate amount of capital expenditures (as defined by Treasury Regulation ss. 1.103-10(b)(2) to include any expenditure which was or could have been treated as a capital expenditure under any rule or election under the Code) with respect to facilities located in the same county as the project for which the proceeds of the Bonds are to be expended, or within a 35 mile radius of such project, the principal user of which was or is the Company or a related person (as defined in Section 103(b)(6)(C)) paid or incurred during the period beginning three years before the date of issuance of the Bonds, and financed otherwise than out of the proceeds of the Bonds and otherwise than out of the proceeds of other outstanding issues to which Section 103(b)(6)(A) of the Code applies, is $1,121,542.

          2. There are no prior outstanding issues to be taken into account under Section 103(b)(6)(B) of the Code.

          3. The Company has agreed that 90% or more of the proceeds of the Bonds computed without regard to the costs of issuing the Bonds will be used for the acquisition, construction or improvement of land or property of a character subject to the allowance for depreciation under Section 167 of the Code, or to pay interest during construction which would be chargeable to the capital account of such property with a proper election under Section 266 of the Code, and no part of such proceeds will be used by the Company, directly or indirectly, as working capital or to finance inventory.

          4. The statement made and the information given therein concerning or provided by the Company by the Authority in its statement, a copy of which is annexed hereto, electing to qualify the Bonds for the $10,000,000 exemption afforded by Section 103(b)(6)(D) of the Code are true and correct.

          5. I have made such examination and investigation as is necessary to have enabled me to express an informed opinion as to the foregoing matters.



                              --------------------------------
                              Vice President
                              Hunt Manufacturing Co.

                                   EXHIBIT A

                 "Section 103(b)(6)(D) Capital Expenditures"**

A.   "Section 103(b)(6)(D) Capital Expenditures" in Iredell
     County, North Carolina, financed or to be financed out of proceeds of the current subject issue of bonds:

     (i)  The difference between
          the face of the bonds ($2,000,000)
          and the amount paid by the Underwriter ($1,956,000):        $  44,000

     (ii) Expenditures already
          incurred by the Company to
          be reimbursed at bond closing:                              1,956,000

    (iii) Other expenditures incurred and to be incurred and
          to be reimbursed out of bond proceeds:                     ----------

                                             Subtotal*               $2,000,000

B.  "Section 103(b)(6)(D) Capital Expenditures" related to this
     Project and not to be reimbursed out of proceeds of the
     Bonds:                                                          $        0

C.   Other "Section 1C3(b)(6)(D) Capital Expenditures"
     (i.e., expenditures incurred within to previous three years in
     Iredell County, North Carolina not related to this
     Project):
                                             Subtotal                $1,121,542
                                                                     ----------
                                             Total                   $3,121,542
                                                                     ==========

----------

* Prepared by the Company. The subtotal in Section A above should coincide with the aggregate purchase price of the Leased Property to be financed by the bonds.

**   As defined in Treas. Reg. Section 1.103-10(b)(2).

                                                                            (39)

                         UNDERWRITER'S RECEIPT FOR BONDS

     The undersigned hereby acknowledges receipt from The Iredell County Industrial Facilities and Pollution Control Financing Authority this day of 2,000,000 aggregate principal amount of The Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Company Project), Series 1979, as described in Schedule I hereto.

June 5, 1979

                                        Alex. Brown & Sons

                                        By:
                                        -----------------------------
                                        Authorized Representative

                                   SCHEDULE I

      The Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 are issued in the aggregate principal amount of $2,000,000 and consist of 400 coupon bonds, registrable as to both principal and interest, each bond in the principal amount of $5,000, numbered 1-400, inclusive, dated as of and bearing interest from June 1, 1979 at the rate of 7 1/2% per annum, payable semi-annually on the 1st days of June and December of each year (first interest being payable December 1, 1979), and maturing on June 1, 1999, subject to prior redemption as provided therein.

                                                                            (40)

                     TRUSTEE'S CERTIFICATE OF DELIVERY AND
                    PAYMENT AND APPLICATION OF BOND PROCEEDS

     First Union National Bank of North Carolina, as Trustee (the "Trustee") under the Indenture and Deed of Trust, dated as of June 1, 1979 (THE "INDENTURE"), BY AND between The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") and the Trustee, DOES HEREBY CERTIFY as follows:

1. The $2,000,000 aggregate principal amount of Industrial Revenue Bonds (Hunt Manufacturing Company Project), Series 1979 of the Authority (the "Bonds"), as described in Schedule I hereto, have this day been delivered to or upon the order of Alex. Brown & Sons, as the purchaser named in the resolution of the Authority, upon payment to the Trustee, for the account of the
     Authority, of the purchase price of the Bonds aggregating   $1,957,666.67
     computed as follows:

     Contract Price                                              $1,956,000.00

     Accrued interest from June l,
     1979 to date of payment for
     the Bonds                                                        1,666.67

     Total Purchase Price                                        $1,957,666.67

2. Pursuant to the provisions of the last paragraph of Section 208 of the Indenture, the proceeds of the Bonds have been applied as follows:

     (a) The accrued interest on the Bonds in the amount of $1,666.67 has been deposited to the credit of the Bond Fund under the Indenture.

     (b) The balance of the proceeds of the Bonds has been deposited to the credit of the Acquisition Fund under the indenture.

June 5, 1979.

                                          First Union National Bank of
                                          North Carolina
                                          As Trustee


                                          By______________________________
                                                  Authorized Officer

                                                                            (41)

                     TRUSTEE'S RECEIPT FOR ITEMS REQUIRED BY
                        SECTION 208 OF THE INDENTURE AND
                                  DEED OF TRUST

     First Union National Bank of North Carolina, as Trustee under the Indenture and Deed of Trust, dated as of June 1, 1979 (the "Indenture"), by and between The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") and said First Union National Bank of North Carolina, DOES HEREBY ACKNOWLEDGE RECEIPT of the several items required to be delivered to the Trustee pursuant to Section 208 of the Indenture as a condition precedent to its authentication of the $2,000,000 aggregate principal amount of Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 of the Authority, as follows (all terms hereinafter used having the meanings assigned thereto by the Indenture):

          (a) A copy, certified by the Secretary or an Assistant Secretary of the Authority, of a resolution or resolutions authorizing the issuance of the Series 1979 Bonds, designating the Paying Agent or Agents for the Series 1979 Bonds, awarding the Series 1979 Bonds and directing the authentication and delivery of the Series 1979 Bonds to or upon the order of the purchasers therein named upon payment of the purchase price therein set forth.

          (b) An executed counterpart of the Lease.

          (c) An opinion of Counsel for the Authority, which may be bond counsel to the Authority, stating that the signer is of the opinion that the execution and delivery of the Lease have been duly authorized by the Authority, that the Lease is in the form so authorized and has been duly executed by the Authority and that, assuming proper authorization and the execution of the Lease by the Company, the Lease is valid and binding in accordance with its terms.

          (d) An opinion of Counsel for the Company stating that the signer is of the opinion that the execution and delivery of the Lease have been duly authorized by the Company, that the Lease is in the form so authorized and has been duly executed by the Company and that assuming proper authorization and execution of the Lease by the Authority, the Lease is valid and binding obligation of the Company.

          (e) An executed counterpart of the Guaranty.

          (f) An opinion of Counsel for the Guarantor stating that the signer is of the opinion that the execution and delivery of the Guaranty have been duly authorized by the Guarantor, that the Guaranty is in the form so authorized and has been duly executed by the Guarantor, and that the Guaranty is valid, binding and enforceable in accordance with its terms, subject to any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws and subject to the further qualification that the availability of specific enforcement remedies may be subject to the discretion of the courts.

          (g) An opinion of Counsel admitted to practice law in the State of North Carolina stating that the signer is of the opinion that copies of such instruments and financing statements (described in such opinion) as are necessary, have been recorded and filed in the manner and places required by North Carolina law with the effect that the lien of this Indenture has been perfected and protected and (i) constitutes as to the Trust Estate a valid first lien of record and (ii) creates as to the Leased Equipment and to the rights of the Authority under the Lease assigned under this In denture, valid security interests in the Leased Equipment, and such rights, respectively, in any case, subject to no equal or prior liens except for Permitted Encumbrances.

          (h) Evidence satisfactory to the Trustee that the insurance policies required by Sections 7.1 and 7.2 of the Lease have been obtained and are in effect.

          (i) An opinion of Counsel for the Authority, which may be bond counsel to the Authority, stating that the signer is of the opinion that the issuance of the Series 1979 Bonds and the execution of the Indenture have been duly and validly authorized, that all conditions precedent to the delivery of the Series 1979 Bonds have been fulfilled and that the Series 1979 Bonds and the Indenture are valid and binding in accordance with their terms.

June 5, 1979.

                                      FIRST UNION NATION BANK OF NORTH CAROLINA,

                                             as trustee


                                          By______________________________
                                                  Authorized Officer

                          Comptroller of the Currency
                           Treasury Department of the
                                 United States

     WHEREAS, FIRST UNION NATIONAL BANK OF NORTH CAROLINA, located in Charlotte. State of North Carolina, being a National Banking Association, organized under the statutes of the United States, has made application for authority to act as fiduciary

     AND WHEREAS, applicable provisions of the statutes of the United States authorize the grant of such authority;

     NOW THEREFORE, I hereby certify that the necessary approval has been given and that the said association is authorized to act in all fiduciary capacities permitted by such statutes.

     IN TESTIMONY WHEREOF, witness my signature and seal of office this fourth day of May, 1968

                                   J.T. Watson
                                   -----------------------------------
                                   Acting Comptroller of the Currency



                                     [SEAL]

                               Charter No. 15650

                                   BY-LAWS OF

                   FIRST UNION NATIONAL BANK OF NORTH CAROLINA

                                    ARTICLE I

                            MEETINGS OF SHAREHOLDERS

     SECTION 1.1 ANNUAL MEETING. The regular annual meeting of the shareholders for the election of directors and the transaction of whatever other business as may properly come before the meeting, shall be held at the main office of the association, City of Charlotte, North Carolina, or such other place as the Board of Directors may designate on the fourth Tuesday of April in each year, commencing with the year 1971, if not a legal holiday, and if a legal holiday, then on the next business day following. Notice of such meeting shall be mailed, postage prepaid, at least ten days prior to the date thereof, addressed to each shareholder at his address appearing on the books of the association. If, from any cause, an election of directors is not made on the said day, the Board of Directors shall order the election to be held on some subsequent day, as soon thereafter as practicable, according to the provisions of law; and notice thereof shall be given in the manner herein provided for the annual meeting. The holders of a majority of the outstanding shares entitled to vote, and represented at any meeting of the shareholders, may choose persons to act as Chairman and as Secretary of the meeting.

     SECTION 1.2. SOCIAL MEETINGS. Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose at any time by the Board of Directors or by any three or more shareholders owning, in the aggregate, not less than ten percent of the stock of the Association. Every such special meeting, unless otherwise provided by law, shall be called by mailing, postage prepaid, not less than ten days prior to the date fixed for such meeting, to each shareholder at his address appearing on the books of the Association, a notice stating the purpose of the meeting.

     SECTION 1.3. NOMINATIONS FOR DIRECTORS. Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the bank entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the bank, shall be made in writing and shall be delivered or mailed to the President of the Bank and to the Comptroller of the Currency, Washington, D. C., not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors, provided however, that if less than 21 days notice of such meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Bank and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the bank that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and
(e) the number of shares of capital stock of the bank owned by the notifying shareholder. Nominations not made in accordance herewith may, in his discretion, be disregarded by the chairman of the meeting, and upon his instructions, the vote tellers may disregard all votes cash for each such nominee.

     SECTION 1.4. JUDGES OF ELECTION. The Board may at any time appoint from among the shareholders three or more persons to serve as Judges of Election at any meeting of shareholders; to act as judges and tellers with respect to all votes by ballot at such meeting and to file with the Secretary of the meeting a Certificate under their hands, certifying the result thereof.

     SECTION 1.5. PROXIES. Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing, but no officer or employee of this Association shall act as proxy. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting. Proxies shall be dated and shall be filed with the records of the meeting.

     SECTION 1.6. QUORUM. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law; but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association.

                                   ARTICLE II

                                   DIRECTORS

     SECTION 2.1. BOARD OF DIRECTORS. The Board of Directors (hereinafter referred to as the "Board"), shall have power to manage and administer the business and affairs of the Association. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by said Board.

     SECTION 2.2. NUMBER. The Board shall consist of not less than five nor more than twenty-five shareholders, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of the shareholders at any meeting thereof; provided, however, that a majority of the full Board of Directors may not increase the number of directors to a number which, (1) exceeds by more than two the number of directors last elected by shareholders where such number was fifteen or less, and (2) to a number which exceeds by more than four the number of directors last elected by shareholders, where such number was sixteen or more, but in no event shall the number of directors exceed twenty-five.

     SECTION 2.3. ORGANIZATION MEETING. The Secretary of the meeting upon receiving the certificate of the judges, of the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet at the Main Office of the Association for the purpose of organizing the new Board and electing and appoint officers of the Association for the succeeding year. Such meeting shall be appointed to be held on the day of the election or as soon thereafter as practicable, and, in any event, within thirty (30) days thereof. If, at the time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting from time to time, until a quorum is obtained.

     SECTION 2.4. REGULAR MEETINGS. The Regular Meetings of the Board of Directors shall be held, without notice, on the fourth Tuesday of each month at the Main Office or at such other place and time as may be designated by the Board of Directors. When any regular meeting of the Board falls upon a holiday, the meeting shall be held on the next banking business day unless the Board shall designate some other day.

     SECTION 2.5. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the President of the Association, or at the request of three
(3) or more directors. Each member of the Board of Directors shall be given notice stating the time and place, by telegram, letter, or in person, of each such special meeting.

     SECTION 2.6. QUORUM. A majority of the directors shall constitute a quorum at any meeting, except when otherwise provided by law; but a less number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.

     SECTION 2.7. VACANCIES. When any vacancy occurs among the directors, the remaining members of the Board, in accordance with the laws of the United States, may appoint a director to fill such vacancy at any regular meeting of the Board, or at a special meeting called for that purpose.

     SECTION 2.8. ADVISORY BOARDS. The Board of Directors may appoint an Advisory Board or Boards in such place or places as the Board of Directors may determine. Each such Advisory Board shall consist of as many persons as the Board of Directors may determine. The duties of each Advisory Board shall be to consult and advise with the Board of Directors and senior officers of the Bank with regard to the best interests of the Association and to perform such other duties as the Board of Directors may lawfully delegate.

                                   ARTICLE III
                            COMMITTEES OF THE BOARD

     SECTION 3.1. The Board of Directors shall appoint such Committees as may be required by applicable law or regulation and such other Committees as it shall deem advisable for the conduct of the affairs of this Association. The membership, duties, powers and responsibilities of each such Committee shall be determined by the Board of Directors in conformity with applicable law or regulation, and if there be no applicable law or regulation, then as the Board of Directors shall decide. No committee shall be authorized to transact any business or perform any act which the Board alone is by law or regulation authorized to transact or perform.

                                   ARTICLE IV

                             OFFICERS AND EMPLOYEES

     SECTION 4.1. OFFICERS. The officers of this Association may be a Chairman of the Board, one or more Vice Chairmen, a President, one or more Vice Presidents, a Secretary, and such other officers as may be appointed by the Board of Directors. The Chairman of the Board and the President shall be a member of the Board of Directors. Any two offices or more may be held by one person, but no officer shall sign or execute any document in more than one capacity.

     Section 4.2. Election, Term of Office, and Qualification. Each officer shall be chosen by the Board of Directors and shall hold office until the annual meeting of the Board of Directors held next after his election or until his successor shall have been duly chosen and qualified, or until his death, or until he shall resign, or shall have been disqualified, or shall have been removed from office.

     SECTION 4.3. CHIEF EXECUTIVE OFFICER. The Board of Directors shall designate one of its members to be the President of this Association, and the officer so designated shall be an ex officio member of all committees of the Association except the Examining Committee, and its Chief Executive Officer unless some other officer is so designated by the Board of Directors.

     SECTION 4.4. DUTIES OF OFFICERS. The duties of all officers shall be prescribed by the Board of Directors. Nevertheless, the Board of Directors may delegate to the Chief Executive Officer the authority to prescribe the duties of other officers of the corporation not inconsistent with law, the charter, and these By-laws, and to appoint other employees, prescribe their duties, and to dismiss them. Notwithstanding such delegation of authority, any officer or employee also may be dismissed at any time by the Board of Directors.

     SECTION 4.5. OTHER EMPLOYEES. The Board of Directors may appoint from time to time such tellers, vault custodians, bookkeepers, and other clerks, agents, and employees as it may deem advisable for the prompt and orderly transaction of the business of the Association, define their duties, fix the salary to be paid them, and dismiss them. Subject to the authority of the Board of Directors, the Chief Executive Officer or any other officer of the Association authorized by him, may appoint and dismiss all such tellers, vault custodians, bookkeepers and other clerks, agents, and employees, prescribe their duties and the conditions of their employment, and from time to time fix their compensation.

     SECTION 4.6. REMOVAL AND RESIGNATION. Any officer or employee of the Association may be removed either with or without cause by the Board of Directors. Any employee other than an officer elected by the Board of Directors may be dismissed in accordance with the provisions of the preceding Section 4.
5. Any officer may resign at any time by giving written notice to the Board of Directors or to the Chief Executive Officer of the Association. Any such resignation shall become effective upon its being accepted by the Board of Directors, or the Chief Executive Officer.

                                    ARTICLE V

                                 TRUST DIVISION

     SECTION 5.1. TRUST DIVISION. There shall be a division of the Association known as the Trust Division which shall perform the fiduciary responsibilities of the Association. The Trust Division shall consist of three service areas, Personal Trust and Agency Services, Corporate Trust and Agency Services and Investment Counseling Services. The General Office or these services shall be located in Charlotte, N. C., with City Trust Offices located in such cities within the State of North Carolina as designated by the Board of Directors.

     SECTION 5.2. Trust OFFICERS. There shall be a General Trust Officer of this association whose duties shall be to manage, supervise and direct all the activities of the Trust Division. Further, there shall be a Senior Trust Officer designated or each of the three major service areas listed in Section 5.1 to assist the General Trust Officer in the performance of his duties. They shall do or cause to be done all things necessary or proper in carrying out the business of the Trust Division in accordance with provisions of law and regulation.

     SECTION 5.3. GENERAL TRUST COMMITTEE. There shall be a General Trust Committee composed of not less than four (4) members of the Board of Directors of this Association who shall be appointed annually or from time to time by its membership. The General Trust Officer shall serve an ex-officio member of the Committee. Each member shall serve until his successor is appointed. The Chairman of the Board of Directors shall have the power to make temporary appointments to the General Trust Committee, to act in place of members previously elected who temporarily cannot attend its meetings. Any member of the Committee may be removed with or without cause by the Board of Directors. The Committee shall counsel and advise on all matters relating to the business or affairs of the Trust Division and shall enact overall policies for the conduct of the business of the Trust Division including but not limited to: General administration, investment policies, new business development, review for approval of major assignments of functional responsibilities. The Committee shall meet at least quarterly or as called for by its Chairman or any three (3) members of the Committee. A quorum shall consist of three (3) members. In carrying out its responsibilities, the General Trust Committee will review the actions of all officers, employees and Committees utilized by this Association and may assign the administration and performance of any fiduciary powers or duties to any officer or employee or to any Trust Investment Committee, City Trust Committee, Account Review Committee, or other committees as it shall designate. One of the methods to be used in the review process will be the thorough scrutiny of the Report of Examination by the Office of the Comptroller of the Currency and the Audit Division of First Union Corporation. These reviews should in no way be viewed as the pre-emption of authority granted to the Examining Committee. The Chairman of the General Trust Committee shall be appointed by the Chairman of the Board of Directors. He shall record in appropriate minutes all actions taken by the Committee, signed by its secretary and approved by its Chairman. Further, the Committee shall summarize all actions taken by it and shall submit a report of its proceedings to the Board of Directors at its next regularly scheduled meeting following a meeting of the General Trust Committee. As required by Section 9.7 of Regulation 9 of the Comptroller of the Currency, the Board of Directors retains responsibility for the proper exercise of fiduciary powers of the Association.

     The Trust Division will maintain a list of securities approved for investment in fiduciary accounts and will from time to time provide the General Trust Committee with current information relative to such list and also with respect to transactions in other securities not on such list. It is the policy of this Association that members of the General Trust Committee should not buy, sell or trade in securities which are on such approved list or in any other securities in which the Trust Division has taken, or intends to take, a position in fiduciary accounts in any circumstances in which any such transaction could be viewed as a possible conflict of interest or could constitute a violation of applicable law or governmental regulation. Accordingly, if any such securities are owned by any member of the General Trust Committee at the time of appointment to such Committee, the Trust Division shall be promptly so informed in writing. If any member of the General Trust Committee intends to buy, sell, or trade in any such securities while serving as a member of the Committee, he should first notify the Trust Division in order to make certain that any proposed transaction will not constitute a violation of this policy or of applicable law or governmental regulation.

     SECTION 5.4. TRUST INVESTMENT COMMITTEE. There shall be a Trust investment Committee composed of not less than seven (7) officers and/or employees this association who shall be appointed annually or from time to time by the

Board of Directors. Each member shall serve until his successor is appointed. Meetings shall be called by the Chairman or any two members of the Committee. A quorum shall consist of five (5) members. The Trust Investment Committee shall exercise such fiduciary powers and perform such duties as may be assigned to it by the General Trust Committee. A11 actions taken by the Trust Investment Committee shall be recorded in appropriate minutes, signed by the Secretary thereof, approved by its Chairman and submitted to the General Trust Committee at its ensuing regular meeting for its review.

     SECTION 5.5. CITY TRUST COMMITTEES. There shall be a City Trust Committee at each City Trust Office composed of not more than eight (8) officers and/or advisory directors who shall be appointed annually or from time to time by the Board of Directors. Each member shall serve until his successor is appointed. Meetings shall be called by the Chairman or any three (3) members of the Committee. A quorum shall consist of five (5) members. Each City Trust Committee shall exercise such fiduciary powers and perform such duties relating to its City Trust Office as may be assigned to it by the General Trust Committee. A11 actions taken by a City Trust Committee shall be recorded in appropriate minutes, signed by the Secretary thereof, approved by its Chairman, and submitted to the General Trust Committee at its ensuing regular meeting for its review.

     SECTION 5.6. TRUST ACCOUNT REVIEW COMMITTEE. There shall be a Trust Account Review Committee composed of not less than four (4) officers and/or employees of this association, who shall be appointed annually or from time to time by the Board of Directors. Each member shall serve until his successor is appointed. Meetings shall be called by the Chairman or any two members of the Committee. a quorum shall consist of three members. The Trust Account Review Committee shall exercise such fiduciary powers and perform such duties as may be assigned to it by the General Trust Committee. All actions taken by the Trust Account Review Committee shall be recorded in appropriate minutes, signed by the Secretary thereof, approved by its Chairman and submitted to the General Trust Committee at its ensuing regular meeting for its review.

     SECTION 5.7. AUTHENTICATIONS OR CERTIFICATES. All authentications or certifications by the Association as trustee under any indenture, mortgage, deed of trust or other instrument securing bonds, notes, debentures or other obligations of any person or corporation, and all certificates as registrar or transfer agent, and all certificates of deposit for stocks, bonds or other securities, and interim and trust certificates may be signed or countersigned on behalf of the Association by any officer of the Association or by any other person appointed for that purpose by the Board of Directors.

     SECTION 5.8. VOTING STOCK HELD IN A FIDUCIARY CAPACITY. The vote of this Association as stockholder in any corporation in which it may hold capital stock as trustee or other fiduciary capacity may be cast at stockholders' meetings of such corporation by any officer of the Association, in person or by some person authorized by written proxy signed by any officer; provided, however, that such proxy if given to any person not an officer or director of this Association shall be limited to a single meeting and shall either be limited to voting for trustees or directors or shall direct how such proxyholder shall vote. The above proviso, however, shall not apply to stock held by this Association under a written agreement which expressly provides for the giving of proxies.

     SECTION 5.9. SUBSTITUTION OF ATTORNEY IN FACT IN TRANSFER OF STOCK. Whenever this ASSOCIATION HAS BEEN OR MAY BE APPOINTED attorney in fact with power of substitution in and about the transfer of shares of capital stock of any corporation, any officer of the Association may substitute by proper written instrument an attorney in fact to act in the place and stead of this Association in and about such transfer.

                                   ARTICLE VI

                          STOCK AND STOCK CERTIFICATES

     SECTION 6.1. TRANSFERS. Shares of stock shall be transferable on the books of the Association, and a transfer book shall be kept in which all transfers of STOCK shall be recorded. Every person becoming a shareholder by such transfer shall, in proportion to his shares, succeed to all rights and liabilities of the prior holder of such shares.

     SECTION 6.2. STOCK CERTIFICATES. Certificates of stock shall bear the signature of the Chairman, the Vice Chairman, the President, or a Vice President (which may be engraved, printed, or impressed), and shall be signed manually or by facsimile process by the Secretary, Assistant Secretary, Cashier, Assistant Cashier, or any other officer appointed by the Board of Directors for that purpose, to be known as an Authorized Officer, and the seal of the Association shall be engraved thereon. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Association properly endorsed.

                                  ARTICLE VII

                                 CORPORATE SEAL

     The President, the Cashier, the Secretary, or any Assistant Cashier, or Assistant Secretary, or other officer thereunto designated by the Board of Directors shall have authority to affix the corporate seal to any document requiring such seal, and to attest the same. Such seal shall be substantially in the following form.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

     SECTION 8.1. FISCAL YEAR. The fiscal year of the Association shall be the calendar year.

     SECTION 8.2. EXECUTION OF INSTRUMENTS. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies, and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted in behalf of the Association by the Chairman of the Board, or the President, or any Vice Chairman of the Board, any Vice President or Assistant Vice President, or the Secretary or Assistant Secretary, Cashier, or Assistant Cashier, or, if in connection with the exercise of fiduciary powers of the Association, by any of said officers or by any Trust Officer or Assistant Trust Officer; provided, however, that where required, any such instrument shall be attested by one of said officers other than the officer executing such instrument. Any such instruments may also be executed, acknowledged, verified, delivered, or accepted in behalf of the Association in such other manner and by such other officers as the Board of Directors may from time to time direct. The provisions of this Section 8.2 are supplementary to any other provision of these By-laws.

     SECTION 8.3. RECORDS. The Articles of Association, the By-laws, and the proceedings of all meetings of the shareholders, the Board of Directors, standing committees of the Board, shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the Secretary, Cashier, or other officer appointed to act as Secretary of the meeting.

                                   ARTICLE IX

                                     BY-LAWS

     SECTION 9.1. INSPECTION. A copy of the By-laws, with all amendments thereto, shall at all times be kept in a convenient place at the Head Office of the Association, and shall be open for inspection to all shareholders, during banking hours.

     SECTION 9.2. AMENDMENTS. The By-laws may be amended, altered or repealed, at any regular or special meeting of the Board of Directors, by a vote of a majority of the whole number of Directors.

                                    EXHIBIT A

                   First Union National Bank of North Carolina


                                    ARTICLE X
                                EMERGENCY BYLAWS

     In the event of an emergency declared by the President of the United States or the person performing his functions, the officers and employees of this Association will continue to conduct the affairs of the Association under such guidance from the directors or the Executive Committee as may be available except as to matters which by statute require specific approval of the Board of Directors and subject to conformance with any applicable governmental directives during the emergency.

                        OFFICERS PRO TEMPORE AND DISASTER

     Section 1. The surviving members of the Board of Directors or the Executive Committee shall have the power, in the absence or disability of any officer, or upon the refusal of any officer to act, to delegate and prescribe such officer's powers and duties to any other officer, or to any director, for the time being.

     Section 2. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of this Association by its directors and officers as contemplated by these Bylaws, any two or more available members of the then incumbent Executive Committee shall constitute a quorum of that Committee for the full conduct and management of the affairs and business of the Association in accordance with the provisions of
Article II of these Bylaws; and in addition, such Committee shall be empowered to exercise all of the powers reserved to the General Trust Committee under
Section 5.3 of Article V hereof. In the event of the unavailability, at such time, of a minimum of two members of the then incumbent Executive Committee, any three available directors shall constitute the Executive Committee for the full conduct and management of the affairs and business of the association in accordance with the foregoing provisions of this section. This Bylaw shall be subject to implementation by resolutions of the Board of Directors passed from time to time for that purpose, and any provisions of these Bylaws (other than this section) and any resolutions which are contrary to the provisions of this section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by an interim Executive Committee acting under this section that it shall be to the advantage of this .association to resume the conduct and management of its affairs and business under all of the other provisions of these Bylaws.

                               Officer Succession

     BE IT RESOLVED, that if consequent upon war or warlike damage or disaster, the Chief Executive Officer of this Association cannot be located by the then acting Head Office or is unable to assume or to continue normal executive duties, then the authority and duties of the Chief Executive Officer shall, without further action of the Board of Directors, be automatically assumed by one of the following persons in the order designated:

Chairman

President

Division Head/Area Administrator - Within this officer class, officers shall take seniority on the basis of length of service in such office or, in the event of equality, length of service as an officer of the Association.

     Any one of the above persons who in accordance with this resolution assumes the authority and duties of the Chief Executive Officer shall continue to serve until he resigns or until five-sixths of the other officers who are attached to the then acting Head Office decide in writing he is unable to perform said duties or until the elected Chief Executive Officer of this Association, or a person higher on the above list, shall become available to perform the duties of Chief Executive Officer of the Association.

     BE IT FURTHER RESOLVED, that anyone dealing with this Association may accept a certification by any three officers that a specified individual is acting as Chief Executive Officer in accordance with this resolution; and that anyone accepting such certification may continue to consider it in force until notified in writing of a change, said notice of change to carry the signatures of three officers of the Association.

                               Alternate Locations

     The offices of the Association at which its business shall be conducted shall be the main office thereof in each city which is designated as a City Office (arid branches, if any), and any other legally authorized location which may be leased or acquired by this association to carry on its business. During an emergency resulting in any authorized place of business of this association being unable to function, the business ordinarily conducted at such location shall be relocated elsewhere in suitable quarters, in addition to or in lieu of the locations heretofore mentioned, as may be designated by the Board of Directors or by the Executive Committee or by such persons as are then, in accordance with resolutions adopted from time to time by the Board of Directors dealing with the exercise of authority in the time of such emergency, conducting the affairs of this Association. Any temporarily relocated place of business of this Association shall be returned to its legally authorized location as soon as practicable and such temporary place of business shall then be discontinued.

                               Acting Head Offices

     BE IT RESOLVED, that in case of and provided because of war or warlike damage or disaster, the General Office of this association, located in Charlotte, North Carolina, is unable temporarily to continue its functions, the Raleigh Office, located in Raleigh, North Carolina, shall automatically and without further action of this Board of Directors, become the "Acting Head Office of this Association";

     BE IT FURTHER RESOLVED, that if by reason of said war or warlike damage or disaster, both the General Office of this Association and the said Raleigh Office of this Association are unable to carry on their functions, then and in such case, the Asheville Office of this Association, located in Asheville, North Carolina, shall, without further action of this Board of Directors, become the "Acting Head Office of this Association"; and if neither the Raleigh Office nor the Asheville Office can carry on their functions, then the Greensboro Office of this Association, located in Greensboro, North Carolina, shall, without further action of this Board of Directors, become the "Acting Head Office of this Association"; and if neither the Raleigh Office, the Asheville Office, nor the Greensboro Office can carry on their functions, then the Lumberton Office of this Association, located in Lumberton, North Carolina, shall, without further action of this Board of Directors, become the "Acting Head Office of this Association." The Head Office shall resume its functions at its legally authorized location as soon as practicable.

                              TRUSTEE CERTIFICATE

     First Union National Bank of North Carolina, a national banking association, as Trustee under a Trust Indenture dated as of June 1, 1979 (the "Indenture"), between the Iredell County Industrial Facilities and Pollution Control Financing Authority ("Authority") and First Union National Bank of North Carolina (the "Trustee"), does hereby certify that:

          (1) The Trustee is a national banking association organized under the statutes of the United States of America and has been granted authority under the laws of the United States of America, to act in a fiduciary capacity, as evidenced by the attached certificate dated Hay 4, 1968, from the Office of the Comptroller of the Currency, and such certificate still remains in full force and effect.

          (2) John M. Soldati, Vice President, and Anthony A. Guthrie, Assistant Vice President, are authorized to execute on behalf of the Trustee the Trust Indenture dated as of June 1, 1979, between the Authority and the Trustee securing $2,000,000 Industrial Revenue Bonds (Hunt Manufacturing Company Project - Guarantor) Series 1979.

          (3) John M. Soldati, Vice President, and Anthony A. Guthrie, Assistant Vice President, are authorized to execute on behalf of the Trustee the Guaranty Agreement by and between the Trustee and Hunt Manufacturing Company Project dated as of June 1, 1979.

          (4) Pursuant to Section 204 of the Indenture, the Trustee upon written order of the Authority has authenticated and delivered $2,000,000 Industrial Revenue Bonds (Hunt Manufacturing Company Project - Guarantor), Series 19'9 (the "Bonds"), bearing the rates and with the maturity date as set forth in Schedule I hereto by signing the Trustee's Certificate of Authentication on the Bonds, by either of the following authorized officers of the Trustee as their names, titles and specimen signatures appear.


                                --------------------------------
                                John M. Soldati
                                Vice President

                                --------------------------------
                                Anthony A. Guthrie
                                Assistant Vice President
     and the proceeds have been applied by the Trustee in accordance with
     Section 204 of the Indenture.

          (5) The following officers as their names, titles and specimen signatures appear are authorized to execute on behalf of the Trustee any of the documents relating to the issuance of Bonds dated as of June 1, 1979.

                                --------------------------------
                                John M. Soldati
                                Vice President

                                --------------------------------
                                Anthony A. Guthrie
                                Assistant Vice President


          (6) John M. Soldati, Vice President, and Anthony A. Guthrie, Assistant Vice President, are duly appointed officers of the Trustee and are authorized to execute and deliver on behalf of the Trustee as evidenced by the attached extract of Section 8.2 of the By-Laws of the Trustee which still remain in full force and effect on this date.

     IN WITNESS HEREOF, First Union National Bank of North Carolina has caused this Certificate to be executed by Frederick E. Hill, Vice President and Trust Officer this 5th day of June, 1979.

                               By: __________________________________
                                    Vice President and Trust Officer

(SEAL)



     I, C. Franklin Furr, do hereby certify I am an Assistant Secretary of First Union National Bank of North Carolina, that Frederick E. Hill is a duly elected, qualified and acting Vice President and Trust Officer of First Union National Bank of North Carolina and that pursuant to the authority contained in the By-Laws or First Union National Bank of North Carolina was duly authorized to execute on behalf of First Union National Bank of North Carolina the foregoing Certificate and the signature appearing above is the genuine signature of Frederick E. Hill.

                               By: __________________________________
                                    Assistant Secretary

June 5, 1979

                                   SCHEDULE I

     The Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 are issued in the aggregate principal amount of $2,000,000 and consist of 400 coupon bonds, registrable as to both principal and interest, each bond in the principal amount of $5,000, numbered 1-400, inclusive, dated as of and bearing interest from June 1, 1979 at the rate of 7 1/2% per annum, payable semi-annually on the 1st days of June and December of each year (first interest being payable December 1, 1979), and maturing on June 1, 1999, subject to prior redemption as provided therein.

                       BROWN, WOOD, IVEY, MITCHELL & PETTY

                    ONE LIBERTY PLAZA, NEW YORK, N. Y. 10006

                                  212-349-7500

                                  [LETTERHEAD]


                                        June 5, 1979




The Iredell County Industrial
  Facilities and Pollution
  Control Financing Authority
Statesville, North Carolina

Alex. Brown & Sons
Baltimore, Maryland

     Re:       $2,000,000 Industrial Revenue Bonds
               (Hunt Manufacturing Co. Project),
               Series 1979 of The Iredell County
               Industrial Facilities and Pollution
               Control Financing Authority, dated
               June 1, 1979
               -------------------------------------------

Gentlemen:

     We have acted as Bond Counsel in connection with the issuance by The Iredell County Industrial Facilities and Pollution Control Financing Authority, a political subdivision and body corporate and politic of the State of North Carolina (the "Authority"), of its industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979, in the aggregate principal amount of $2,000,000 (the "Series 1979 Bonds"). The Bonds are being issued pursuant to Chapter 800 of the 1975 Session Laws of North Carolina, as amended, which as codified appears as Chapter 159C of the General Statutes of North Carolina (the "Enabling Act"). The Series 1979 Bonds and any additional bonds issued under the Indenture (hereinafter mentioned) are herein referred to as the "Bonds".

     The proceeds of the Series 1979 Bonds are to be used to provide funds to finance the cost of acquiring, improving, equipping and providing for the installation of a manufacturing facility (the "Project") for Hunt Manufacturing Co. (the "Company") for the production of paper and other art/craft products in Iredell County, North Carolina.

     The Authority and the Company have entered into a Lease Agreement, dated as of June 1, 1979 (the "Lease"), pursuant to which the Authority has agreed to acquire the Project and to lease the "Leased Property" (being the Project and all additions, modifications and improvements thereto and substitutions therefor, less removals therefrom, as permitted by the Lease) to the Company and the Company has agreed to lease the Leased Property from the Authority and to make certain rental payments therefor, including payments of amounts sufficient to provide for the payment of the principal of and redemption premium, if any, and interest on the Bonds (the "Basic Rent").

     All of the Bonds are to be issued under an Indenture and Deed of Trust, dated as of June 1, 1979 (the "Indenture"), from the Authority to First Union National Bank of North Carolina (the "Trustee"). The Bonds are to be secured by
(i) the Indenture, pursuant to which the Authority has assigned to the Trustee certain of the Authority's rights, title and interests in and to the Lease, including its rights to the Basic Rent, and its rights, title and interests in and to the real and tangible personal property comprising the Leased Property, including any rights to the net proceeds of the sale thereof and (ii) a Guaranty Agreement, dated as of June 1, 1979 (the "Guaranty"), between the Company, as guarantor, and the Trustee.

     The Indenture provides for the issuance, from time to time, under the conditions, limitations and restrictions therein set forth, of additional series of Bonds for the purpose of providing additional funds to pay the cost of the Project or the cost of any Improvements (as defined in the Indenture) and for the purpose of refunding all or any Bonds then outstanding of any series.

     In our capacity as Bond Counsel we have examined such documents, records of the Authority and the Company and other instruments, including counterparts or certified copies of the Lease, the Indenture, the Guaranty and certain other documents, as we deem necessary to enable us to express the opinions set forth below. Our opinions regarding procedures and actions of the Authority are based upon an examination of certificates and certified extracts of the proceedings of the Authority relating to its authorization and approval of the documents and instruments, and an opinion of counsel to the Authority, of even date herewith, as to the authority, procedures and actions of the Authority in the authorization and issuance of the Bonds. Our opinions regarding due execution and delivery of the Lease by the Company are based upon an opinion of Drinker Biddle & Reath, counsel to the Company, of even date herewith, as to the authority, procedures and actions of the Company.

     We have examined fully executed and authenticated Bond No. 1, being a coupon Bond in the denomination of $5,000.

     Based on the foregoing, we are of the opinion that:

          1. The Authority is a political subdivision and body corporate and politic of the State of North Carolina validly organized and existing under the Enabling Act, with full authority to undertake the Project, to lease the Leased Property to the Company as provided in the Lease, to execute and deliver the Lease and the Indenture and to issue and sell the Bonds.

          2. The Lease has been duly authorized, executed and delivered by the Authority and the Company and constitutes a legal, valid and binding obligation of such parties and is enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws.

          3. The Indenture has been duly authorized, executed and delivered by the Authority and the Trustee and constitutes a legal, valid and binding obligation of such parties in accordance with its terms; provided, however, that we express no opinion as to the Authority's title to the Leased Property or as to the Trustee's lien on the Leased Property.

          4. The issuance and sale of the Series 1979 Bonds have been duly authorized by the Authority; the Series 1979 Bonds have been duly executed and delivered by the Authority, and the Series 1979 Bonds constitute legal, valid and binding limited obligations of the Authority, payable in accordance with their terms solely from the Basic Rent, amounts realized from the disposition of the Leased Property and any payments made pursuant to the Guaranty, and the Series 1979 Bonds do not constitute or create in any manner a debt, liability or obligation of the State of North Carolina or of any political subdivision or agency thereof and do not directly or contingently obligate the State of North Carolina or any political subdivision or agency thereof to levy or to pledge any form of taxation whatever therefor.

          5. Under the Enabling Act, interest on the Series 1979 Bonds is exempt from all income taxes within the State of North Carolina.

          6. Based on existing statutes, regulations and court decisions, interest on the Series 1979 Bonds is exempt from all present Federal income taxes except for interest on any Series 1979 Bond for any period during which it is held by a person who is a "substantial user" of the Project or a "related person" as provided in Section 103(b)(8) of the Internal Revenue Code of 1954, as amended, and the applicable regulations thereunder; provided, however that such tax exemption will terminate as to the Series 1979 Bonds in the event that the $10,000,000 limitation on bond issuance and capital expenditures imposed by Section 103(b)(6)(D) of said Code is exceeded within three years after the date of issuance of the Series 1979 Bonds.

     In rendering the opinion expressed in Paragraph 6 and with your consent, we have relied upon a certificate of even date herewith of an officer of the Company accompanied by a letter from Drinker Biddle & Reath, as counsel to the Company, as to the absence of any prior issues of bonds within the meaning of
Section 103(b)(6)(B) of the Code and as to the aggregate amount of capital expenditures to be taken into account under Section 103(b)(6)(D) of the Code, and we have made no independent investigation of such matters.



                                   Very truly yours,

                                   --------------------------

                       BROWN, WOOD, IVEY, MITCHELL & PETTY

                    ONE LIBERTY PLAZA, NEW YORK, N. Y. 10006

                                  212-349-7500

                                  [LETTERHEAD]


June 5, 1979

The Iredell County Industrial
   Facilities and Pollution
   Control Financing Authority
Statesville, North Carolina

Alex. Brown & Sons
Baltimore, Maryland

         Re:      $2,000,000 Industrial Revenue Bonds
                  (Hunt Manufacturing Co. Project),
                  Series 1979 of The Iredell County
                  Industrial Facilities and Pollution
                  Control Financing Authority, dated
                  June 1, 1979
                  ---------------------------------------

Gentlemen:

     Reference is made to our opinion as Bond Counsel delivered to you concurrently herewith and relating to the above-captioned Bonds. Terms not defined herein. shall have the meanings given to such terms in said opinion.

     The Contract of Purchase, dated May 15, 1979 (the "Purchase Contract"), between the Authority and Alex. Brown. & Sons, has been duly authorized, executed, and delivered by the Authority.

     The offer and sale of the Series 1979 Bonds do not require registration of the Bonds under the Securities Act of 1933, as amended, or qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     This letter is furnished by us solely for the benefit of the Authority and the Underwriter, in connection with the provisions of the Contract of Purchase and may not be relied upon by any other person.

                                   Very truly yours,

                                   --------------------------

                       BROWN, WOOD, IVEY, MITCHELL & PETTY

                    ONE LIBERTY PLAZA, NEW YORK, N. Y. 10006

                                  212-349-7500

                                  [LETTERHEAD]

June 5, 1979

The Iredell County Industrial
   Facilities and Pollution
   Control Financing Authority
Statesville, North Carolina

Alex. Brown & Sons
Baltimore, Maryland

Hunt Manufacturing Co.
Philadelphia, Pennsylvania

         Re:      $2,000,000 Industrial Revenue Bonds
                  (Hunt Manufacturing Co. Project),
                  Series 1979 of The Iredell County
                  Industrial Facilities and Pollution
                  Control Financing Authority, dated
                  June 1, 1979
                  --------------------------------------

Gentlemen:

     Reference is made to our opinion as Bond Counsel delivered to you concurrently herewith and relating to the above-captioned Bonds. Terms not defined herein shall have the meanings given to such terms in said opinion.

     We have reviewed the statements in the Preliminary Official Statement dated May 2, 1979 and the Official Statement dated May 15, 1979 of the Authority relating to the Bonds under the captions "The Bonds", "The Lease", "The Indenture" and "The Guaranty" and believe that insofar as such statements constitute summaries of the documents referred to therein, such statements constitute fair summaries of said documents.

                                   Very truly yours,


                                   --------------------------

                       BROWN, WOOD, IVEY, MITCHELL & PETTY

                     ONE LIBERTY PLAZA, NEW YORK, N.Y. 10006

                                  212-349-7500

                                  [LETTERHEAD]

June 5, 1979

Alex. Brown & Sons
135 Baltimore Street
Baltimore, Maryland

          Re:     $2,000,000 Industrial Revenue Bonds
                  (Hunt Manufacturing Co. Project),
                  Series 1979 of The Iredell County
                  Industrial Facilities and Pollution
                  Control Financing Authority, dated
                  June 1, 1979
                  -------------------------------------

Gentlemen:

     We have acted as your counsel in connection with the issuance and sale by The Iredell County Industrial Facilities and Pollution. Control Financing Authority (the "Authority") to you and your purchase of the Authority's Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979, in the aggregate principal amount of $2,000,000 (the "Bonds") pursuant to the Contract of Purchase dated May 15, 1979 (the "Contract of Purchase"). The Bonds are being issued pursuant to Chapter 800 of the 1975 Session Laws of North Carolina, as amended, which as codified appears as Chapter 1590 of the General Statutes of North Carolina (the "Enabling Act").

     The proceeds of the Bonds are to be used to provide funds to finance the cost of acquiring, improving, equipping and providing for the installation of an industrial manufacturing facility (the "Project") for the production or paper and other art/craft products, operated by Hunt Manufacturing Co. ("Hunt") located in Iredell County, North Carolina.

     The Authority and Hunt have entered into a Lease Agreement, dated as of June 1, 1979 (the "Lease"), pursuant to which the Authority has agreed to acquire the project and to lease the "Leased Property" (being the Project and all additions, modifications and improvements thereto and substitutions therefor, less removals therefrom, as permitted by the Lease) to Hunt and Hunt has agreed to lease the Leased Property from the Authority and to make certain rental payments therefor, including payments of amounts sufficient to provide for the payment of the principal of and premium, if any, and interest on the Bonds (the "Basic Rent").

     The Bonds are being issued under an Indenture and Deed of. Trust, dated as of June 1, 1979 (the "Indenture"), from the Authority to First Union National Bank of North Carolina (the "Trustee"). The Bonds are to be secured by (i) the Indenture, pursuant to which the Authority has assigned to the Trustee certain of the Authority's rights, title and interests in and to the Lease, including its rights to the Basic Rent, and its rights, title and interests in and to the real and tangible personal property comprising the Leased Property, including any rights to the net proceeds of the sale thereof and (ii) a Guaranty Agreement, dated as of June 1, 1979 (the "Guaranty"), between Hunt, as guarantor, and the Trustee.

     We have examined such documents, records of the Authority and Hunt and other instruments, including counterparts or certified copies of the Lease, the Indenture, the Guaranty, the Preliminary Official Statement dated May 2, 1979 (the "Preliminary Official Statement"), the Official Statement dated May 15, 1979 (the "Official Statement"), relating to the offering and sale of the Bonds and certain other documents, as we deem necessary to enable us to express the opinions set forth below.

We cannot, of course, make any representations to you as to the accuracy or completeness of statements of fact contained in the Official Statement. Nothing, however, has come to our attention that would lead us to believe that the Official Statement (other than financial statements therein, as to which no opinion is expressed) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein, or necessary to make the statements therein in the light of the circumstances under which they were made, not misleading.

                                   Very truly yours,

                                   --------------------------

                      BROWN, WOOD, IVEY, MITCHELL & PETTY
                                One Liberty Plaza
                              New York, N.Y. 10006

                                   ----------

                          PRELIMINARY BLUE SKY SURVEY

                                   ----------

                                   $2,000,000
                                 (Approximate)

                 THE IREDELL COUNTY INDUSTRIAL FACILITIES A14D
                      POLLUTION CONTROL FINANCING AUTHORITY
                                (North Carolina)

                            Industrial Revenue Bonds
                        (Hunt Manufacturing Co. Project)
                                  Series 1979

                                                                     May 2, 1979

ALEX. BROWN & SONS
  Manager
135 East Baltimore Street
Baltimore, Md. 21202

Dear Sirs:

     In connection with the proposed offering of approximately $2,000,000 aggregate principal amount of Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 (the "Bonds"), of The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority"), we submit herewith our survey which indicates the jurisdictions in which the Bonds may be sold by the Underwriters and other dealers or brokers in compliance with the "blue sky" or securities laws of such jurisdictions.

     We have prepared this survey as attorneys admitted to practice in New York and have not obtained opinions of local counsel in other jurisdictions. Our survey is based upon an examination of the statutes and regulations, if any, of the various jurisdictions as reported in standard compilations, upon interpretive advice obtained from representatives of certain securities commissions and upon the information contained in the current form of the preliminary official statement relating to the Bonds furnished by the Authority. Our survey is based further upon the fact that the Authority is a political subdivision and a body corporate and politic of the State of North Carolina. Except where formally notified that a securities commission's policy is to the contrary, we have assumed in this survey that the Guaranty Agreement is not a separate security subject to qualification under the various "blue sky" laws.

     Our survey is subject to the broad discretionary powers of securities commissioners or other authorized officials to withdraw or deny the exempt status accorded by statute to particular classes of securities, to require additional information and to issue stop orders or to revoke or to suspend permits where they have been granted. Our survey does not purport to cover the requirements or restrictions, if any, with respect to advertising matter. In those jurisdictions where persons registered or licensed as dealers or brokers may sell the Bonds, it is assumed that such persons have complied with applicable statutes and regulations concerning dealers or brokers and concerning the registration or licensing of salesmen.

     Any statement in our survey with respect to sales to banks, savings institutions, trust companies insurance companies or the like refers only to the requirements of the securities laws relating to such sales and does not purport to cover the question of whether the Bonds will be legal for investment by such institutions.

                                    Very truly yours,

                                    ------------------------------------
                                    BROWN, WOOD, IVEY, MITCHELL & PETTY




                                       2.

                                   $2,000,000
                                 (Approximate)

                  THE IREDELL COUNTY INDUSTRIAL FACILITIES AND
                      POLLUTION CONTROL FINANCING AUTHORITY
                                (North Carolina)

                            Industrial Revenue Bonds
                        (Hunt Manufacturing Co. Project)
                                   Series 1979


                                   ----------

                           PRELIMINARY BLUE SKY SURVEY

                                   ----------

                                     PART I

                               SALES TO THE PUBLIC

                                       A.

     Our survey indicates that the Bonds may be sold to the public in the following jurisdictions without registration or other filings relating thereto by reason of available exemptions or otherwise, subject to the specific requirement that the sellers, unless otherwise noted below, must be registered or licensed as dealers or brokers therein:

Alabama                      Indiana                   North Carolina
Alaska                       Kansas                    North Dakota
Arkansas                     Kentucky                  Oregon
Colorado                     Louisiana                 Pennsylvania
Connecticut                  Maine                     Puerto Rico
Delaware                     Maryland                  Rhode Island
District of                  Massachusetts             South Carolina
  Columbia                   Mississippi               Tennessee
Florida                      Missouri                  Utah
Georgia                      Montana                   Vermont
Hawaii                       Nebraska                  Virginia
Idaho                        Nevada(1)                 West Virginia
Illinois                     New Mexico                Wyoming

----------

(1) Dealer registration is not required of a broker or dealer registered pursuant to the provisions of the Securities Exchange Act of 1934 or a person who is a member of the National Association of Securities Dealers, Inc.

                                       2.

                                       B.

     Our survey indicates that in the jurisdictions listed below certain action must be taken to establish an exempt status for or to register or qualify the Bonds for sale to the public by dealers or brokers registered or licensed therein. Such action is being taken and, before any of the Bonds are sold in these jurisdictions, inquiry should be made of Alex. Brown & Sons as to whether the action required to be taken has been completed.

               New Jersey          New York           Ohio


                                       C.

     No action is being taken to register or qualify the Bonds for sale to the public in the following jurisdictions:

Arizona                     Minnesota                Texas
California                  New Hampshire            Washington
Iowa                        Oklahoma                 Wisconsin
Michigan                    South Dakota


                                     PART II

                               EXEMPT TRANSACTIONS

     For the jurisdictions set forth in Parts I B and I C above, our survey indicates that the Bonds may be sold to the institutions or persons noted below without registration or other filings therein relating to the Bonds and without the sellers thereof being required to be registered or licensed as dealers or brokers therein, except as otherwise indicated:

 Arizona .........To any bank, savings institution, insurance company, dealer, any agency or instru-
                    mentality of the United States or of a
                    state or to any person a principal part
                    of whose business consists of buying
                    securities, provided the person making
                    the sale is registered as a dealer in
                    Arizona.

3.

 California.......To any broker-dealer, bank, savings and loan association, trust company, insurance com-pany, Investment company registered under the Investment Company Act of 1940, pension or profit-sharing trust; any college or university which has total endowment funds (including annuity and life income funds) of not less than $5,000,000 according to its most recent audited financial statement; any corporation which has a net worth on a consolidated basis according to its most recent audited financial statement of not less than $14,000,000; any wholly-owned subsidiary of any of the foregoing insti-tutional investors; or to the federal govern ment, any agency or instrumentality of the federal government, any corporation wholly owned by the federal government, any state, any city, city and county, or county, or any agency or instrumentality of a state, city, city and county, or county, or any state university or state college, and any re-tirement system fore the benefit of em-ployees of any of the foregoing; provided the person making the sale, if not regis-tered, has no place of business in California and such person is registered as a broker or dealer under the Securities Exchange Act of 1934, has not previously had any certi-ficate denied or revoked under the California Corporate Securities Law of 1968 or any pre-decessor statute and does not direct offers to sell or buy into California in any manner to persons or institutions other than the foregoing; and provided further, if the securities are not qualified for sale, any purchaser which is an institutional investor represents that it is purchasing for its own account (or for an account for which it is acting as trustee) for investment and not with a view to or for sale in connection with any distribution of the security.

                                       4.

Iowa.............  To any bank, savings institution, trust com-
                   pany, insurance company, investment company as defined in the Investment Company Act of 1940, pension or profit-sharing trust, or other financial institution or institutional Buyer, or to any broker-dealer, whether the purchaser is acting for itself or as a trus-tee, provided the person making the sale, if not registered, has no place of business in Iowa and effects transactions in Iowa ex-clusively with or through such persons or institutions.


 Michigan ........To any bank, savings institution, trust company, insurance company, investment company as de-fined in the Investment Company Act of 1940, pension or profit-sharing trust, or other financial institution or institutional buyer, or to any broker-dealer, whether the pur-chaser is acting for itself or as a trustee, provided the person making the sale, if not registered, has no place of business in Michi-gan and effects transactions in Michigan ex-clusively with or through such persons or institutions.


Minnesota........To any bank, savings institution, trust com-
                   pany, insurance company, investment company as defined in the Investment Company Act of 1940, pension or profit-sharing trust, or other financial institution or institu-tional buyer, or to any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity, provided the person making the sale, if not registered, has no place of business in Minnesota and effects transactions in Minnesota exclu-sively with or through such persons or institutions.

 New Hampshire....To no one.

 New Jersey.......To no one.

                                       5.

 New York......... To no one.

 Ohio............. To any dealer. A person licensed as a deal-
                     er in Ohio may sell to any corporation,
                     bank, trust company, building and loan
                     association, savings association, insur-ance company, pension fu.nd or trust, em-ployees' profit-sharing fund or trust, any association engaged, as a substantial part of its business or operations, in purchas-ing or holding securities, or to any trust in respect of which a bank, trust company, building and loan association or savings association is trustee or co-trustee, or to any dealer.

Oklahoma......... To any bank, savings institution,-trust company, insurance company, investment company as de-fined in the Investment Company Act of 1940, pension or profit-sharing trust, or other financial institution or institutional buyer, or to any broker-dealer, whether the purchaser is acting for itself or as a trustee, provided the person making the sale, if not registered, has no place of business in Oklahoma and ef-fects transactions in Oklahoma exclusively with or through such persons or institutions.

South Dakota...... To any bank, savings institution, trust com-
                     pany, insurance company, savings and loan association, investment company as defined in the Investment Company Act of 1940, or pension or profit-sharing trust, or the state or any state agency or political subdivision thereof, or other financial institution or other institutional buyer, or to any licensed broker, whether the purchaser is acting for itself or as trustee.


 Texas............To any bank, trust company, building and loan association, insurance company, surety
                    or guaranty company, savings institution, investment company as defined in the Invest-ment Company Act of 1940, small business investment company as defined in the Small

                                       6.

                    Business Investment Act of 1958, or to any registered dealer actually engaged in buying and selling securities.

 Washington.......To any bank, savings institution, trust com-
                     pany, insurance company, investment company as defined in the Investment Company Act of 1940, pension or profit-sharing trust, or other financial institution or institutional buyer, or to any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity.


 Wisconsin........To any bank, savings institution, trust com-
                     pany, insurance company, broker-dealer,
                     savings and loan association, investment company as defined in the Investment
                     Company Act of 1940, or pension or profit sharing trust, or the state or any agency or political subdivision thereof, or to any other financial institution or institutional investor, including any endowment or trust fund of a charitable organization specified in section 170(b)(1)(A) of the Internal Revenue Code, any issuer which has any class of securities registered under section 12 of the Securities Exchange Act of 1934 (and any wholly-owned subsidiary thereof) and any other corporation, partnership or associa-tion which has been in existence for ten years or whose net assets exceed $250,000 and whose principal purpose as stated in its articles, by-laws or other organizational instrument is investing in securities (provided that the seller obtains records confirming such facts prior to effecting transactions with any such investor), whether the purchaser is acting for itself or as trustee, provided the person making the sale, if not registered, has no place of business in Wisconsin and effects trans-actions in Wisconsin exclusively with or through such persons or institutions.

                                                                            (46)

                      BROWN, WOOD, IVEY, MITCHELL & PETTY
                               One Liberty Plaza
                              New York, N.Y. 10006

                                   ----------

                            LEGAL INVESTMENT SURVEY

                                   ----------

                                   $2,000,000
                                 (Approximate)

                  THE IREDELL COUNTY INDUSTRIAL FACILITIES AND
                      POLLUTION CONTROL FINANCING AUTHORITY
                                (North Carolina)

                            Industrial Revenue Bonds
                        (Hunt Manufacturing Co. Project)
                                   Series 1979

                                                                     May 2, 1979

ALEX. BROWN & SONS
   Manager
135 East Baltimore Street
Baltimore, Md. 21202

Dear Sirs:

     We submit herewith our survey relating to the eligibility or the proposed issue of approximately $2,000,000 aggregate principal amount of Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 (the "Bonds"), of The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") for investment by savings banks, trust funds, life insurance companies and insurance companies other than life under the statutes of the various states of the United States, the District of Columbia and the Commonwealth of Puerto Rico.

     Our survey is based upon an examination of the applicable statutes as reported in standard compilations and upon the information contained in the current form of the preliminary official statement relating to the Bonds furnished by the Authority. Our survey is based further upon the fact that the Authority is a political subdivision and a body corporate and politic of the State of North Carolina. We have prepared this survey as attorneys admitted to practice in New York and have not obtained opinions of local counsel in other jurisdictions. Furthermore, we have not endeavored to obtain any official rulings from state authorities save with respect to general interpretation of certain statutory provisions.

     Attention is called to the fact that in certain jurisdictions investors of the types mentioned above are permitted to invest only particular funds, or a specified portion or percentage of their funds, in the classes of securities to which the Bonds belong and to the fact that specific action by the boards of directors or investment committees of such investors may be required in order to make the investment. The attached summary does not attempt to deal with restrictions or requirements of this nature, nor does it take into consideration the necessity of court orders for, or the effect of applicable trust instruments upon, the investment of trust funds nor limitations as to the investment of particular funds, such as funds held by guardians and other types of personal fiduciaries. The conclusions stated with respect to insurance companies other than life may in certain cases be inapplicable to certain special types of insurance companies.

     Our survey is only for the general guidance of the Underwriters in appraising and analyzing the potential market for the Bonds, and each ultimate investor should independently satisfy itself that investment in the Bonds is legal as to such investor. Any statement in the attached summary with respect to the eligibility of the Bonds for investment refers only to the legal investment laws applicable to the named institutions and does not purport to cover the requirements of the securities laws relating to sales to such institutions.

                           Very truly yours,

                           ------------------------------------
                           BROWN, WOOD, IVEY, MITCHELL & PETTY



                                       2.

                                   $2,000,000
                                 (Approximate)

                  THE IREDELL COUNTY INDUSTRIAL FACILITIES AND
                      POLLUTION CONTROL FINANCING AUTHORITY
                                (North Carolina)

                            Industrial Revenue Bonds
                        (Hunt Manufacturing Co. Project)
                                   Series 1979

                                   ----------

                            LEGAL INVESTMENT SURVEY

                                   ----------


                                                                              Insurance
                        Savings                           Life Insurance      Companies
Jurisdiction             Banks         Trust Funds           Companies     Other Than Life
------------             -----         -----------           ---------     ---------------

 Alabama ................(1)            Not Legal              Legal             (1)
 Alaska .................(2)               (1)                 Legal            Legal
 Arizona ................ (1)              (1)                  (3)              (3)
 Arkansas ...............(2)      Prudent Investor Test         (3)              (3)
 California ..........Not Legal   Prudent Investor Test        Legal(4)         Legal(4)
 Colorado ...............(5)      Prudent Investor Test        Legal            Legal
 Connecticut ............(3)      Prudent Investor Test        legal             (1)
 Delaware ...............(1)      Prudent Investor Test        Legal            Legal
 District of Columbia....(6)      Prudent Investor Test        Legal            Legal
 Florida ................(1)      Prudent Investor Test        Legal            Legal
 Georgia ................(7)               (8)                 Legal            Legal
 Hawaii ..............Not Legal   Prudent Investor Test        Legal            Legal
 Idaho ...............Not Legal   Prudent Investor Test        Legal            Legal
 Illinois ...............(7)      Prudent Investor Test        Legal            Legal
 Indiana .............Legal(9)    Prudent Investor Test        Legal            Legal
 Iowa ...................(1)      Prudent Investor Test        Legal            Legal
 Kansas .................(7)      Prudent Investor Test        Legal            Legal
 Kentucky ...............(1)      Prudent Investor Test        Legal            Legal
 Louisiana ...........Not Legal   Prudent Investor Test        Legal            Legal
 Maine ..................(3)      Prudent Investor Test        Legal            Legal
 Maryland ..............(10)               (1)                 Legal            Legal
 Massachusetts ..........(3)               (1)                 Legal            Legal
 Michigan ...............(7)      Prudent Investor Test        Legal            Legal
 Minnesota ..............(3)      Prudent Investor Test        Legal            Legal
 Mississippi ............(1)      Prudent Investor Test        Legal            Legal
 Missouri ...............(1)               (1)                 Legal             (1)
 Montana .............Not Legal   Prudent Investor Test        Legal            Legal
 Nebraska ...............(1)      Prudent Investor Test        Legal            Legal
 Nevada .................(2)      Prudent Investor Test        Legal            Legal
 New Hampshire ..........(3)      Prudent Investor Test        Legal            Legal
 New Jersey .............(3)      Prudent Investor Test        Legal            Legal
 New Mexico .............(5)      Prudent Investor Test        Legal            Legal
 New York ...............(3)      Prudent Investor Test        Legal            Legal
 North Carolina..........(1)      Prudent Investor Test        Legal            Legal
 North Dakota ...........(1)      Prudent Investor Test        Legal            Legal


                                       2.


                                                                                       Insurance
                          Savings                                Life Insurance        Companies
Jurisdiction               Banks           Trust Funds              Companies       Other Than Life
------------               -----           -----------              ---------       ---------------

 Ohio .....................(7)           Prudent Investor Test        Legal              Legal
 Oklahoma .................(7)           Prudent Investor Test        Legal              Legal
 Oregon ...................(3)           Prudent Investor Test        Legal              Legal
 Pennsylvania ..........Legal(11)        Prudent Investor Test        Legal              Legal
 Puerto Rico ...........Legal(11)                 (1)                  (3)                (3)
 Rhode Island .............(3)         Trustees have discretion        (1)                (1)
 South Carolina ...........(1)           Prudent Investor Test      Legal(12)          Legal(12)
 South Dakota....... ......(1)           Prudent Investor Test        Legal              Legal
 Tennessee ................(2)           Prudent Investor Test        Legal              Legal
 Texas ....................(5)           Prudent Investor Test        Legal            Legal(13)
 Utah .....................(1)           Prudent Investor Test        Legal              Legal
 Vermont ..................(3)                    (1)                 Legal              Legal
 Virginia .................(1)           Prudent Investor Test        Legal              Legal
 Washington ...............(3)           Prudent Investor Test        Legal              Legal
 West Virginia ............(1)                 Not Legal              Legal              Legal
 Wisconsin .............Legal(14)        Prudent Investor Test        legal              legal
 Wyoming...................(1)           Prudent Investor Test        Legal              legal

----------

(1)  No relevant statute.

(2)  Legal for state banks.

(3) Although the Bonds are not specifically legal for investment, the statute permits certain limited funds to be invested in securities not otherwise eligible, provided that in certain instances the in vestment is prudent or is approved by the proper state authority.

(4) For "excess funds investments" provided that the Bonds qualify as a "sound investment."

(5) The statute permits a state bank to make any investment which such bank could make were it operating as a national bank. Federal statutes and regulations relating to national banks permit investment in "marketable investment securities."

(6) There are no provisions in the District of Columbia Code expressly governing investments by banks organized under the laws of the District of Columbia. National banks and District of Columbia banks which are members of the Federal Reserve System are permitted to invest in "marketable investment securities."

                                       3.

(7) Legal for banks generally provided that the Bonds are "marketable investment securities."

(8) Prudent Investor Test applies as to executors and trustees acting under instruments made after July 1, 1972; otherwise, not legal.

(9) Provided that the Bonds are a legal investment under the laws of Indiana for financial institutions acting as trustee or in any other fiduciary capacity.

(10) The statute provides that any deposit of money in a savings institution "shall be invested or loaned out on good security, in the discretion of the directors."

(11) Provided that the Prudent Investor Test is met.

(12) Provided that the Bonds are valued in accordance with methods and amounts as determined by the Committee on Valuation of Securities of the National Association of Insurance Commissioners.

(13) For funds over and above minimum capital stock, minimum surplus and all reserves required by law.

(14) Provided that the Bonds are of "recognized bank investment quality."

                UNITED STATES OF AMERICA STATE OF NORTH CAROLINA

                  THE IREDELL COUNTY INDUSTRIAL FACILITIES AND
                      POLLUTION CONTROL FINANCING AUTHORITY
                             INDUSTRIAL REVENUE BOND
                        (HUNT MANUFACTURING CO. PROJECT),
                                   SERIES 1979

     THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY (herein called the "Authority"), a political subdivision and body corporate and politic duly organized and existing under the Constitution and laws of the State of North Carolina, for value received, hereby promises to pay, solely from the special fund provided therefor as hereinafter referred to, to the bearer or, if this Bond be registered, to the registered owner hereof on the 1st day of June, 1999 (or earlier as hereinafter set forth), upon the presentation and surrender hereof, the principal sum of

                             FIVE THOUSAND DOLLARS

and to pay, solely from said special fund, interest thereon from the date hereof at the rate of seven and one-half percent (7 1/2 %) per annum until payment of said principal sum, such interest to the maturity hereof being payable semi-annually on the 1st days of June and December in each year, the first interest payment date being December 1, 1979. The principal of and redemption premium, if any, and interest on this Bond are payable in any coin or currency of the United States of America which on the respective dates of payment thereof shall be legal tender for the payment of public and private debts. Unless this Bond be registered, payments of interest accruing on this Bond shall be payable upon the presentation and surrender of the coupons representing such interest as the same respectively become due. The interest on this Bond, if registered, is payable to the registered owner hereof by check mailed to the registered owner at his address as it appears on the Bond registration books of the Authority. The principal of and redemption premium, if any, on this Bond and the interest on this Bond, unless registered, are payable at the principal corporate trust office of First Union National Bank of North Carolina, in the City of Charlotte, North Carolina, or its successors in trust, as Trustee under the Indenture (hereinafter mentioned).

     This Bond is issued under and pursuant to the Constitution and laws of the State of North Carolina, particularly the Industrial and Pollution Control Facilities Financing Act, as amended, which as codified appears as Chapter 1590 of the General Statutes of North Carolina (hereinafter called the "Enabling Act"), and under and pursuant to resolutions duly adopted by the Authority. This Bond and the redemption premium, if any, and the interest hereon shall not be deemed to constitute or to create in any manner a debt, liability or obligation of the State of North Carolina or of any political subdivision or any agency thereof or a pledge of the faith and credit of the State of North Carolina or any such political subdivision or any such agency, but shall be limited obligations of the Authority payable solely from the revenues and other funds pledged therefor and shall not be payable from any assets or funds of the Authority other than the revenues and other funds pledged therefor, and neither the faith and credit nor the taxing power of the State of North Carolina or any political subdivision or any agency thereof is pledged to the payment Of the principal of or redemption premium, if any, or the interest on this Bond.

     This Bond is one of a duly authorized issue of industrial revenue bonds of the Authority in the aggregate principal amount of $2,000,000, known as "The Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979" ("herein called the Series 1979 Bonds"), dated as of the first day of June, 1979, and maturing, subject to prior redemption as hereinafter mentioned, on June 1, 1999.

     The Series 1979 Bonds have bean issued for the purpose of paying the cost of acquiring, improving, equipping, and providing for the installation of a manufacturing facility for Hunt Manufacturing Co., a Pennsylvania corporation qualified to do business in the state of North Carolina (herein called the "Company"), for the productionof paper and other art/craft products in Iredell County, North Carolina (the facility and site thereof, the improvements thereto and the equipment acquired therefor being herein called the "Project"). The Indenture also provides for the issuances, from time to time, under the conditions and restrictions therein set forth, of additional series of bonds for the purpose of financing all or any portion of the cost of completing the Project, of financing for the Company all or any portion of any other real or tangible personal property in Iredell County, North Carolina (all such real and personal property being herein called the "Improvements") and of refunding all or any of the bonds of any series issued under the provisions of the Indenture. All such additional series of bonds issued under the Indenture, together with the Series 1979 Bonds, are herein called the "Bonds".

     All of the Bonds are issued or are to be issued under and pursuant to an Indenture and Deed of Trust dated as of June 1, 1979 (said Indenture and Deed of Trust, together with all such supplements and amendments thereto as therein permitted, being herein called the "Indenture"), by and between the Authority and First Union National Bank of North Carolina, Charlotte, North Carolina (said banking association and any banking institution becoming successor trustee under the Indenture being herein called the "Trustee"). An executed counterpart of the Indenture is on file at the principal corporate trust office of the Trustee. Reference is hereby made to the Indenture for the provisions, among others, with respect to the custody and application of the proceeds of the Bonds, the collection and disposition of rent and other revenues, a description or the funds charged with and pledged to the payment of the principal of and redemption premium, if any, and interest on the Bonds, the nature and extent of the security, the terms and conditions use which the Bonds are or may be issued, the rights, duties and obligations of the Authority and of the Trustee and the rights of the holders of the Bonds, and, by the acceptance of this Bond, the holder hereof assents to all of the provisions of the Indenture.

     The Authority has entered into a Lease Agreement dated as of June 1, 1979 (herein called the "Lease"), with the Company under which the Authority has demised and leased the Project and any Improvements and any substitutions therefor, less any property removed therefrom, as permitted by the Lease and the Indenture, as the same shall exist at any time (herein called the "Leased Property") to the Company and the Company has leased the Leased Property from the Authority. The Lease provides for the payment by the Company of rent at the times required and in amounts sufficient to pay the principal of and redemption premium, if any, and interest on all the Bonds as the same shall be become due and payable (herein called "Basic Rent") and certain fees and expenses of the Authority and the Trustee, and the Lease further obligates the Company to pay the cost of maintaining the Leased Property and keeping the same insured. The Lease provides that the payments of Basic Rent shall be made directly to the Trustee for the account of the Authority.

     The Company has entered into a Guaranty Agreement dated as of June 1, 1979 (herein called the "Guaranty"), with the Trustee, whereby the Company has unconditionally guaranteed, for the benefit of the holders of the Bonds, the full and prompt payment of the principal of and redemption premium, if any, and interest on the Bonds, when and as the same shall become due and payable.

     Under the Indenture the Authority has, for the benefit of the holders of the Bonds, assigned and conveyed to the Trustee in trust the Authority's interests (i) in the real property and improvements and fixtures thereon comprising a portion of the Leased Property, (ii) in all tangible property, other than real property, comprising a portion of the Leased Property, (iii) in the proceeds of any property covered by clauses (i) and (ii) above which shall be sold or otherwise disposed of in accordance with the Indenture, (iv) in the Lease (subject to the reservation of certain rights of the Authority under the Lease, including its rights to payment of certain expenses and to indemnity), including the Basic Rent and other revenues derived therefrom and, (v) all moneys and securities in the Bond Fund (as hereinafter defined), and, until applied to the payment of any item of the cost of the Project in accordance with the Indenture and the Lease or otherwise applied as permitted under the Indenture, all moneys and securities in the Acquisition Fund under the Indenture. The Indenture further provides that payments of Basic Rent and all such revenues, including any payments pursuant to the Guaranty, are to be deposited with the Trustee to the credit of a special fund designated "The Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Hunt Manufacturing Co. Project) Bond Fund", which special fund is equally and ratably pledged to and charged with the payment of the principal of and redemption premium, if any, and interest on all Bonds issued under the Indenture.

     The Company may obtain a release from the lien of the Indenture of equipment and unimproved land, upon substitution and payment therefor, in accordance with the provisions of the Lease and the Indenture.

     The Bonds are issuable as coupon Bonds, registrable as to both principal and interest, in the denomination of $5,000 each.

     Subject to the next two succeeding paragraphs, the Series 1979 Bonds are not callable for redemption prior to June 1, 1989.

     If,

          (i) the Leased Property shall have been damaged or destroyed to the extent that it would not be practicable or desirable to rebuild, repair or restore the Leased Property within a period of one year after the occurrence of such damage or destruction; or

          (ii) there occurs the taking by Eminent Domain (as defined in the Lease) of all or any part of the Leased Property to such an extent that the Company is prevented or would likely be prevented from using the Leased Property for its normal purposes and operations for a period of one year after such occurrence; or

          (iii) there shall have occurred a change in the Constitution of the State of North Carolina or the United States of America or any legislative, administrative or judicial action which shall render the Lease void or unenforceable or impossible of performance and the Company shall deliver to the Trustee a resolution of the Board of Directors of the Company stating that as a result of an event described in clause (i), (ii), or (iii) above, the Company has discontinued or will discontinue its operation of the Leased Property, then the Company may direct the Trustee to call all the Bonds then outstanding under the Indenture for redemption in whole on the date, not more than 180 days after the adoption of such resolution, selected by the Company. The redemption price payable in connection with an event described in clause (i), (ii), or (iii) above shall be equal to the principal amount thereof plus accrued Interest to the redemption date and without redemption premium.

     Upon the occurrence of a Determination of Taxability, which is defined in the Indenture to mean any determination, decision or decree made in regard to
Section 103(b)(6)(D) of the Internal Revenue Code of 1954, as amended (the "Code"), by the Commissioner or any District Director of the Internal Revenue Service or decision by any court of competent jurisdiction that interest on the Series 1979 Bonds is includable in the gross income of a Bondholder (other than a Bondholder who is a "substantial user of the Project" or a "related person", within the meaning of Section 103(b)(8) of the Code), the Series 1979 Bonds shall be called for redemption in whole on the date, not more than 90 days following the date of such Determination, selected by the Company at the principal amount thereof, plus interest accrued thereon to the date fixed for redemption.

     The Series 1979 Bonds may be called for redemption not earlier than June 1, 1989 in whole at any time, or in part on any interest payment date selected by the Company, at the applicable redemption price (expressed as a percentage of principal amount) set forth in the table below plus interest accrued to the date fixed for redemption:

          Redemption                               Redemption
          Periods                                   Prices
          -------                                   ------

     June 1, 1989 to May 31, 1990 ....................103 %

     June 1, 1990 to May 31, 1991 .................102 1/2%

     June 1, 1991 to May 31, 1992 ....................102 %

     June 1, 1992 to May 31, 1993..................101 1/2%

     June 1, 1993 to May 31, 1994 ....................101 %

     June 1, 1994 to May 31, 1995..................100 1/2%

     June 1, 1995 and thereafter......................100 %

     In addition, Series 1979 Bonds shall be called for redemption, pursuant to the sinking fund redemption requirements of Section 302 of the Indenture, at the principal amount thereof plus accrued interest to the redemption date and without premium on the following dates in the following principal amounts:

    Redemption      Principal     Redemption      Principal
       Date          Amount         Date            Amount
       ----          ------         ----            ------
   June 1, 1995     $350,000     June 1, 1997     $400,000
   June 1, 1996     $370,000     June 1, 1998     $425,000

     Unless otherwise previously retired, there will remain $455,000 principal amount of Series 1979 Bonds stated to mature on June 1, 1999 to be paid at maturity on June 1, 1999.

     If less than all of the Bonds of any one maturity of a series shall be called for redemption, the particular Bonds to be redeemed from such series and maturity shall be selected by lot by the Trustee or in such other manner as the Trustee in its discretion may deem fair and appropriate.

     Any such redemption, whether in whole or in part, shall be made upon at least 30, but not more than 60 days prior notice by (a) publication in a daily newspaper, or a finan, published or circulated in the Borough of Manhattan, City and State of New York, and (b) mailing to all registered owners of Bonds to be redeemed at their addresses as they appear on the registration books kept by the Trustee and to each other holder of Bonds to be redeemed who shall have filed with the Trustee the number or numbers of such Bonds and his address, as provided in the Indenture, and shall be made in the manner and under the terms and conditions, all as provided in the Indenture, but, if notice is so published, failure so to mail any such notice shall not affect the validity of the proceedings for such redemption. On the date designated for redemption, notice having been published, the Bonds so called for redemption shall become and be due and payable at the redemption price provided for redemption of such Bonds on such date, and, if moneys for payment of the redemption price and accrued interest shall be held by the Trustee or by any paying agent, all as provided in the Indenture, interest on such Bonds so called for redemption shall cease to accrue, the coupons for any such interest payable subsequent to the redemption date shall be void, such Bonds so called for redemption shall cease to be entitled to any benefit or security under the Indenture, and the holders or registered owners thereof shall have no rights in respect of such Bonds so called for redemption except to receive payment of the redemption price thereof so held by the Trustee or by any paying agent.

     In the event that all the Bonds then outstanding shall be registered, the Trustee shall be required to give notice only as provided in clause (b) above.

     The holder of this Bond shall have no right to enforce the provisions of the Indenture or to institute action to enforce the covenants therein, or to take any action with respect to any event of default under the Indenture, or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Indenture.

     In certain events, on the conditions, in the manner and with the effect set forth in the Indenture, the principal of all the Bonds then outstanding under the Indenture may become or may be declared due and payable before the stated maturities thereof, together with the interest accrued thereon.

     Modifications or alterations of the Lease, the Indenture and the Guaranty and any supplement or amendment thereto may be made only to the extent and in the circumstances permitted by the Indenture and may be made in certain cases without the consent of all the holders of the Bonds.

     This Bond may be registered as to both principal and interest in accordance with the provisions endorsed hereon and subject to the terms and provisions of the Indenture.

     This Bond and the interest coupons appertaining hereto shall be governed by and construed in accordance with the laws of the State of North Carolina.

     All acts, conditions and things required to happen, exist and be performed precedent to and in the issuance of this Bond and the execution of the Indenture have happened, exist and have been performed as so required.

     This Bond shall not be valid or become obligatory for any purpose or be entitled to any benefit or security under the Indenture until it shall have been authenticated by the execution by the Trustee of the certificate of authentication endorsed hereon.


                          CERTIFICATE OF AUTHENTICATION

     This Bond is one of the Bonds of the series designated therein and issued under the provisions of the within-mentioned Indenture. FIRST UNION NATIONAL BANK OF NORTH CAROLINA, As Trustee

By


-----------------------------
Authorized Officer


-----------------------------
Chairman



-----------------------------
Secretary



                                     [SEAL]

IN WITNESS WHEREOF, THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY has caused this Bond to be executed with the facsimile signature of its Chairman or its Vice Chairman and a facsimile of its official seal to be imprinted hereon and attested by its Secretary or an Assistant Secretary, and the attached interest coupons to bear the facsimile signature of said Chairman or Vice Chairman, all as of the 1st day of June, 1979.

                      STANDARD FORM UNIFORM COMMERCIAL CODE
   STATEMENTS OF CONTINUATION, PARTIAL RELEASE, ASSIGNMENT, ETC.- FORM UCC-3

INSTRUCTIONS:

1.   PLEASE TYPE THIS FORM. Fold only along perforation for mailing.

2. Remove Secured Party and Debtor copies and send other 3 copies with interleaved carbon paper to the filing officer.

3. Enclose filing fees(s), and fill in original Financing Statement number and date filed.

4. If the space provided for any item(s) on the form is inadequate the item(s) should be continued on additional sheets, preferably 5" x 8" or 8" x 10". Only one copy of such additional sheets need be presented to the filing officer with a set of three copies of Form UCC-3. Long schedules of collateral, etc., may be on any size paper that is convenient for the secured party. Indicate the number of additional sheets attached.

5. If collateral is crops or goods which are or are to become fixtures, describe generally the real estate and give name of record owner.

6. At the time of filing, filing officer will return third copy as an acknowledgement.
--------------------------------------------------------------------------------
This STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code:

                                                                                                   3. Maturity date (if any):

1. Debtor(s) (Last Name First) and address(es)    2. Secured Party(ies) and address(es)             For Filing Officer (Date,
   Hunt Manufacturing Co.                            The Iredell County Industrial                  Time and Filing Office)
   1405 Locust Street                                 Facilities and Pollution Control
   Philadelphia, Pa. 19102                           Financing Authority, County Annex Building
                                                     Statesville, N.C. 28655

--------------------------------------------------------------------------------
4.  This statement refers to original Financing Statement bearing File No. 8845

Filed with Office of Register of Deeds, Iredell County.  Date Filed June 4, 1979
--------------------------------------------------------------------------------
5. [ ] Continuation. The original financing statement between the foregoing Debtor and Secured Party, bearing file number shown above, is still effective.

6. [ ] Termination. Secured party no longer claims a security interest under the financing statement bearing file number shown above.

7. [ ] Assignment. The secured party's right under the financing statement bearing file number shown above to the property described in Item 10 have been assigned to the assignee whose name and address appears in
        Item 10.

8. [X] Amendment. Financing Statement bearing file number shown above is amended as set forth in Item 10.

9. [ ]  Release. Secured Party releases the collateral described in Item 10 from the financing statement bearing file number shown above.
--------------------------------------------------------------------------------
10. Schedule 1 to said Financing Statement is hereby amended by deleting Items (1) and (2) and adding the following:

        (1) CAFETERIA EQUIPMENT

        (2) OFFICE FURNITURE AND FIXTURES PURCHASED FROM NATIONAL CANVAS PRODUCTS CORP.

        (2a) NARROW AISLE STACKING SYSTEM
             Racks and Docking     1 Control Unit
             3 Stock Pickers       2 Straddle Truck

No. of additional Sheets presented:

HUNT MANUFACTURING CO.                 THE IREDELL COUNTY INDUSTRIAL FACILITIES
                                       AND POLLUTION CONTROL FINANCING AUTHORITY

By: ___________________________________  By: __________________________________
    Signature(s) of Debtor(s)(necessary      Signature(s) of Secured Party(ies)
    only if Item 8 is applicable).

                     (1) Filing Officer Copy - Alphabetical

                            STANDARD FORM-FORM UCC-3

                      STANDARD FORM UNIFORM COMMERCIAL CODE
   STATEMENTS OF CONTINUATION, PARTIAL RELEASE, ASSIGNMENT, ETC.- FORM UCC-3

INSTRUCTIONS:

1.   PLEASE TYPE THIS FORM. Fold only along perforation for mailing.

2. Remove Secured Party and Debtor copies and send other 3 copies with interleaved carbon paper to the filing officer.

3. Enclose filing fees(s), and fill in original Financing Statement number and date filed.

4. If the space provided for any item(s) on the form is inadequate the item(s) should be continued on additional sheets, preferably 5" x 8" or 8" x 10". Only one copy of such additional sheets need be presented to the filing officer with a set of three copies of Form UCC-3. Long schedules of collateral, etc., may be on any size paper that is convenient for the secured party. Indicate the number of additional sheets attached.

5. If collateral is crops or goods which are or are to become fixtures, describe generally the real estate and give name of record owner.

6. At the time of filing, filing officer will return third copy as an acknowledgement.
--------------------------------------------------------------------------------
This STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code:

                                                                                                   3. Maturity date (if any):

1. Debtor(s) (Last Name First) and address(es)    2. Secured Party(ies) and address(es)             For Filing Officer (Date,
   The Iredell County Industrial                     First Union National Bank of                   Time and Filing Office)
    Facilities and Pollution Control                   North Carolina
   Financing Authority, County Annex Building        One First Union Plaza
   Statesville, N.C. 28677                           Charlotte, N.C. 28288

--------------------------------------------------------------------------------
4.   This statement refers to original Financing Statement bearing File No.
     C-22378

     Filed with Secretary of State of North Carolina.   Date Filed June 4, 1979
--------------------------------------------------------------------------------
5. [ ] Continuation. The original financing statement between the foregoing Debtor and Secured Party, bearing file number shown above, is still effective.

6. [ ] Termination. Secured party no longer claims a security interest under the financing statement bearing file number shown above.

7. [ ] Assignment. The secured party's right under the financing statement bearing file number shown above to the property described in Item 10 have been assigned to the assignee whose name and address appears in
        Item 10.

8. [X] Amendment. Financing Statement bearing file number shown above is amended as set forth in Item 10.

9. [ ]  Release. Secured Party releases the collateral described in Item 10 from the financing statement bearing file number shown above.
--------------------------------------------------------------------------------
10. Schedule 1 to said Financing Statement is hereby amended by deleting Items (1) and (2) and adding the following:

        (1) CAFETERIA EQUIPMENT

        (2) OFFICE FURNITURE AND FIXTURES PURCHASED FROM NATIONAL CANVAS PRODUCTS CORP.

        (2a) NARROW AISLE STACKING SYSTEM
             Racks and Docking     1 Control Unit
             3 Stock Pickers       2 Straddle Truck

No. of additional Sheets presented:

THE IREDELL COUNTY INDUSTRIAL FACILITIES    FIRST UNION NATIONAL BANK OF
AND POLLUTION CONTROL FINANCING AUTHORITY   NORTH CAROLINA

By: ___________________________________   By:_________________________________
    Signature(s) of Debtor(s)(necessary      Signature(s) of Secured Party(ies)
    only if Item 8 is applicable).

                            STANDARD FORM-FORM UCC-3

                     (1) Filing Officer Copy - Alphabetical

                      STANDARD FORM UNIFORM COMMERCIAL CODE
   STATEMENTS OF CONTINUATION, PARTIAL RELEASE, ASSIGNMENT, ETC.- FORM UCC-3

INSTRUCTIONS:

1.   PLEASE TYPE THIS FORM. Fold only along perforation for mailing.

2. Remove Secured Party and Debtor copies and send other 3 copies with interleaved carbon paper to the filing officer.

3. Enclose filing fees(s), and fill in original Financing Statement number and date filed.

4. If the space provided for any item(s) on the form is inadequate the item(s) should be continued on additional sheets, preferably 5" x 8" or 8" x 10". Only one copy of such additional sheets need be presented to the filing officer with a set of three copies of Form UCC-3. Long schedules of collateral, etc., may be on any size paper that is convenient for the secured party. Indicate the number of additional sheets attached.

5. If collateral is crops or goods which are or are to become fixtures, describe generally the real estate and give name of record owner.

6. At the time of filing, filing officer will return third copy as an acknowledgement.
--------------------------------------------------------------------------------
This STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code:

                                                                                                   3. Maturity date (if any):

1. Debtor(s) (Last Name First) and address(es)    2. Secured Party(ies) and address(es)             For Filing Officer (Date,
   Hunt Manufacturing Co.                            The Iredell County Industrial                  Time and Filing Office)
   1405 Locust Street                                 Facilities and Pollution Control
   Philadelphia, Pa. 19102                           Financing Authority, County Annex Building
                                                     Statesville, N.C. 28655

--------------------------------------------------------------------------------
4.   This statement refers to original Financing Statement bearing File No.
     C-22376

     Filed with Secretary of State of North Carolina.   Date Filed June 4, 1979
--------------------------------------------------------------------------------
5. [ ] Continuation. The original financing statement between the foregoing Debtor and Secured Party, bearing file number shown above, is still effective.

6. [ ] Termination. Secured party no longer claims a security interest under the financing statement bearing file number shown above.

7. [ ] Assignment. The secured party's right under the financing statement bearing file number shown above to the property described in Item 10 have been assigned to the assignee whose name and address appears in
        Item 10.

8. [X] Amendment. Financing Statement bearing file number shown above is amended as set forth in Item 10.

9. [ ]  Release. Secured Party releases the collateral described in Item 10 from the financing statement bearing file number shown above.
--------------------------------------------------------------------------------
10. Schedule 1 to said Financing Statement is hereby amended by deleting Items (1) and (2) and adding the following:

        (1) CAFETERIA EQUIPMENT

        (2) OFFICE FURNITURE AND FIXTURES PURCHASED FROM NATIONAL CANVAS PRODUCTS CORP.

        (2a) NARROW AISLE STACKING SYSTEM
             Racks and Docking     1 Control Unit
             3 Stock Pickers       2 Straddle Truck

No. of additional Sheets presented:

HUNT MANUFACTURING CO.                 THE IREDELL COUNTY INDUSTRIAL FACILITIES
                                       AND POLLUTION CONTROL FINANCING AUTHORITY

By: ___________________________________  By: __________________________________
    Signature(s) of Debtor(s)(necessary      Signature(s) of Secured Party(ies)
    only if Item 8 is applicable).

                     (1) Filing Officer Copy - Alphabetical

     STANDARD FORM-FORM UCC-3                  (For Use In Most States)

                      STANDARD FORM UNIFORM COMMERCIAL CODE
   STATEMENTS OF CONTINUATION, PARTIAL RELEASE, ASSIGNMENT, ETC.- FORM UCC-3

INSTRUCTIONS:

1.   PLEASE TYPE THIS FORM. Fold only along perforation for mailing.

2. Remove Secured Party and Debtor copies and send other 3 copies with interleaved carbon paper to the filing officer.

3. Enclose filing fees(s), and fill in original Financing Statement number and date filed.

4. If the space provided for any item(s) on the form is inadequate the item(s) should be continued on additional sheets, preferably 5" x 8" or 8" x 10". Only one copy of such additional sheets need be presented to the filing officer with a set of three copies of Form UCC-3. Long schedules of collateral, etc., may be on any size paper that is convenient for the secured party. Indicate the number of additional sheets attached.

5. If collateral is crops or goods which are or are to become fixtures, describe generally the real estate and give name of record owner.

6. At the time of filing, filing officer will return third copy as an acknowledgement.
--------------------------------------------------------------------------------
This STATEMENT is presented to a filing officer for filing pursuant to the Uniform Commercial Code:

                                                                                                   3. Maturity date (if any):

1. Debtor(s) (Last Name First) and address(es)    2. Secured Party(ies) and address(es)             For Filing Officer (Date,
   The Iredell County Industrial                     First Union National Bank of                   Time and Filing Office)
    Facilities and Pollution Control                   North Carolina
   Financing Authority, County Annex Building        One First Union Plaza
   Statesville, N.C. 28677                           Charlotte, N.C. 28288

--------------------------------------------------------------------------------
4.   This statement refers to original Financing Statement bearing File No. 8847

     Filed with Office of Register of Deeds, Iredell County.
     Date Filed June 4, 1979
--------------------------------------------------------------------------------
5. [ ] Continuation. The original financing statement between the foregoing Debtor and Secured Party, bearing file number shown above, is still effective.

6. [ ] Termination. Secured party no longer claims a security interest under the financing statement bearing file number shown above.

7. [ ] Assignment. The secured party's right under the financing statement bearing file number shown above to the property described in Item 10 have been assigned to the assignee whose name and address appears in
        Item 10.

8. [X] Amendment. Financing Statement bearing file number shown above is amended as set forth in Item 10.

9. [ ]  Release. Secured Party releases the collateral described in Item 10 from the financing statement bearing file number shown above.
--------------------------------------------------------------------------------
10. Schedule 1 to said Financing Statement is hereby amended by deleting Items (1) and (2) and adding the following:

        (1) CAFETERIA EQUIPMENT

        (2) OFFICE FURNITURE AND FIXTURES PURCHASED FROM NATIONAL CANVAS PRODUCTS CORP.

        (2a) NARROW AISLE STACKING SYSTEM
             Racks and Docking     1 Control Unit
             3 Stock Pickers       2 Straddle Truck

No. of additional Sheets presented:

THE IREDELL COUNTY INDUSTRIAL FACILITIES    FIRST UNION NATIONAL BANK OF
AND POLLUTION CONTROL FINANCING AUTHORITY   NORTH CAROLINA

By: ___________________________________   By:_________________________________
    Signature(s) of Debtor(s)(necessary      Signature(s) of Secured Party(ies)
    only if Item 8 is applicable).


                            STANDARD FORM-FORM UCC-3

                     (1) Filing Officer Copy - Alphabetical

FORM UCC-2
REORDER FROM
MUNICIPAL FORMS & SYSTEMS CO., INC.
P.O. BOX 2171 - DURHAM, N.C. 27702


                  UNIFORM COMMERCIAL CODE FINANCING STATEMENT

ALABAMA   DELAWARE  KANSAS    MICHIGAN     NEBRASKA     OKLAHOMA     VIRGINIA
ALASKA    IDAHO     KENTUCKY  MINNESOTA    N. HAMPSHIRE OREGON       W. VIRGINIA
ARIZONA   ILLINOIS  MAINE     MISSISSIPPI  N. JERSEY    S. CAROLINA  WISCONSIN
ARKANSAS  INDIANA   MARYLAND  MISSOURI     N. DAKOTA    TENNESSEE    WYOMING
COLORADO  IOWA      MASS.     MONTANA      OHIO         VERMONT      DT. OF COL.


This FINANCING STATEMENT is presented to a Filing Officer for filing pursuant to the Uniform Commercial Code.

No. of Additional Sheets Presented:


1.   Debtor(s) (Last Name First) and Address(es):

     The Iredell County Industrial Facilities and Pollution Control Financing Authority, County Annex Building, South Center St., Statesville, N.C. 28655

2.   Secured Party(ies) Name(s) and Address(es):

     First Union National Bank of North Carolina
     One First Union Plaza
     Charlotte, N.C. 28288

3.   Maturity Date (Optional):

4.   For Filing Officer: Date, Time, File No., Filing Office:

5.   Assignee(s) of Secured Party, Address(es):

6. [ ] The described crops are growing or to be grown on the real property described in Item 7.

   [X] The described goods are or are to be affixed to the real property described in Item 7.

7.   This Financing Statement covers the following types of items or collateral:
     (Describe real estate, including record owner it item 6 is applicable)

     The machinery, equipment, fixtures and other tangible personal property, including but not 1imited to the items generally described in Schedule 1, leased under the Lease Agreement, dated as of June 1, 1979, by the secured party, as lessor, to the debtor, as lessee. Said machinery, equipment, fixtures and other tangible personal property are or are to be located on the real estate described in Schedule 2 hereto.

     Record Owner: The Iredell County Industrial Facilities and
                   Pollution Control Financing Authority

                       COLLATERAL IS OR INCLUDES FIXTURES

      [X]  Proceeds**   [ ] Products of the collateral are also covered.


8. Signatures: If debtor's signature ommitted pursuant to G.S. 25-9-402(2), indicate reason.

     The Iredell County Industrial Facilities and Pollution Control Financing Authority

     By________________________________________
        Debtor(s) or Assignor(s)

     First Union National Bank of North Carolina

     By________________________________________
        Secured Party(ies) or Assignee(s)

                               FINANCING STATEMENT

                           Standard Form Approved by
                      Secretary of State of North Carolina
                          AND OTHER STATES SHOWN ABOVE

                      (1) Filing Officer Copy - Numerical

                                   SCHEDULE I

(1)  Building Improvements

(2)  Narrow Aisle Stacking System

(3)  Air-Compressor - Worthington
     Air-Compressor - Lincoln
     Air-Compressor - Wayne
     Rewind Machine
     Programable Cutter
     Five (5) Cutter Grinders
     Ejection Molding Machine
     Shrink Rap Machine
     Precission Lathe
     Electronic Digital Scale
     Pebble Mill
     Brazing Machine

                                   SCHEDULE 2

     All that tract of real estate conveyed by National Canvas Products Corp. to Hunt Manufacturing Co., by deed dated March 24, 1979, and recorded in Deed Book 636, page 547, in the Office of the Register of Deeds for Iredell County, North Carolina, described as follows:

     Lying and being in Iredell County, State of North Carolina, and more particularly described as follows:

     BEGINNING at a point in the center of North Carolina Highway No. 90 (West Front Street) leading from Statesville, North Carolina, to Taylorsville, North Carolina, said beginning point being the Southwest corner of the tract of land conveyed to the Carnation Company by the State of North Carolina by Deed recorded in Deed Book 134, Page 125, Iredell County Registry, and running thence with the center of said North Carolina Highway No. 90, North 62 degrees 22 minutes West 1043 feet to a point in the center of said North Carolina Highway No. 90, at which point the center of said North Carolina Highway No. 90 and the center of Mecham Road, a road leading in a Northerly direction from said North Carolina Highway No. 90 to what was formerly a part of the Piedmont Experiment Station Farm intersect; thence with the center line of said Mecham Road North 08 degrees 06 minutes East 805 feet to a point in the center line of the railroad track of Alexander Railroad Company; thence with the center line of said railroad track of the Alexander Railroad Company four calls as follows: (1) South 40 degrees 05 minutes East 839.45 feet to a point; (2) thence South 43 degrees 01 minutes East 159 feet to a point; (3) thence South 48 degrees 10 minutes East 168.6 feet to a point; (4) thence South 52 degrees 30 minutes East
161.7 feet to a point in the center of said railroad track, and said point being the Northwest corner of the said tract of land conveyed to the Carnation Company by the State of North Carolina by the Deed referred to hereinabove; thence with the Western line of said Carnation Company South 15 degrees 49 minutes 40 seconds West 324.45 feet to the point of BEGINNING, containing 12.76 acres, more or less.

FORM UCC-2
REORDER FROM
MUNICIPAL FORMS & SYSTEMS CO., INC.
P.O. BOX 2171 - DURHAM, N.C. 27702


                  UNIFORM COMMERCIAL CODE FINANCING STATEMENT

ALABAMA   DELAWARE  KANSAS    MICHIGAN     NEBRASKA     OKLAHOMA     VIRGINIA
ALASKA    IDAHO     KENTUCKY  MINNESOTA    N. HAMPSHIRE OREGON       W. VIRGINIA
ARIZONA   ILLINOIS  MAINE     MISSISSIPPI  N. JERSEY    S. CAROLINA  WISCONSIN
ARKANSAS  INDIANA   MARYLAND  MISSOURI     N. DAKOTA    TENNESSEE    WYOMING
COLORADO  IOWA      MASS.     MONTANA      OHIO         VERMONT      DT. OF COL.


This FINANCING STATEMENT is presented to a Filing Officer for filing pursuant to the Uniform Commercial Code.

No. of Additional Sheets Presented:


1.   Debtor(s) (Last Name First) and Address(es):

     The Iredell County Industrial Facilities and Pollution Control Financing Authority, County Annex Building, South Center St., Statesville, N.C. 28655

2.   Secured Party(ies) Name(s) and Address(es):

     First Union National Bank of North Carolina
     One First Union Plaza
     Charlotte, N.C. 28288

3.   Maturity Date (Optional):

4.   For Filing Officer: Date, Time, File No., Filing Office:

5.   Assignee(s) of Secured Party, Address(es):

6. [ ] The described crops are growing or to be grown on the real property described in Item 7.

   [ ] The described goods are or are to be affixed to the real property described in Item 7.

7.   This Financing Statement covers the following types of items or collateral:
     (Describe real estate, including record owner it item 6 is applicable)

     Certain of the Debtors' rights, title and interest in and to the Lease Agreement, dated as of June 1, 1979, between the Debtor and Hunt Manufacturing Co., including without limitation, all rents to become due under the Lease Agreement as Basic Rent, prepayments of Basic Rent, interest, damages, or otherwise, assigned to the Secured
     Party under an Indenture and Deed of Trust, dated as of June 1, 1979, between the Debtor and the Secured Party.

      [ ]  Proceeds**   [ ] Products of the collateral are also covered.

8. Signatures: If debtor's signature ommitted pursuant to G.S. 25-9-402(2), indicate reason.

     The Iredell County Industrial Facilities and Pollution Control Financing Authority

     By________________________________________
        Debtor(s) or Assignor(s)

     First Union National Bank of North Carolina

     By________________________________________
        Secured Party(ies) or Assignee(s)

                               FINANCING STATEMENT

                           Standard Form Approved by
                      Secretary of State of North Carolina
                          AND OTHER STATES SHOWN ABOVE

                      (1) Filing Officer Copy - Numerical

FORM UCC-2
REORDER FROM
MUNICIPAL FORMS & SYSTEMS CO., INC.
P.O. BOX 2171 - DURHAM, N.C. 27702


                  UNIFORM COMMERCIAL CODE FINANCING STATEMENT

ALABAMA   DELAWARE  KANSAS    MICHIGAN     NEBRASKA     OKLAHOMA     VIRGINIA
ALASKA    IDAHO     KENTUCKY  MINNESOTA    N. HAMPSHIRE OREGON       W. VIRGINIA
ARIZONA   ILLINOIS  MAINE     MISSISSIPPI  N. JERSEY    S. CAROLINA  WISCONSIN
ARKANSAS  INDIANA   MARYLAND  MISSOURI     N. DAKOTA    TENNESSEE    WYOMING
COLORADO  IOWA      MASS.     MONTANA      OHIO         VERMONT      DT. OF COL.


This FINANCING STATEMENT is presented to a Filing Officer for filing pursuant to the Uniform Commercial Code.

No. of Additional Sheets Presented:


1.   Debtor(s) (Last Name First) and Address(es):

     Hunt Manufacturing Co., 1405 Locust Street, Philadelphia, Pa. 19102

2.   Secured Party(ies) Name(s) and Address(es):

     The Iredell County Industrial Facilities and Pollution Control Financing Authority, County Annex Building, Statesville, N.C. 28655

3.   Maturity Date (Optional):

4.   For Filing Officer: Date, Time, File No., Filing Office:

5.   Assignee(s) of Secured Party, Address(es):

     First Union National Bank of North Carolina
     One First Union Plaza
     Charlotte, N.C. 28288

6. [ ] The described crops are growing or to be grown on the real property described in Item 7.

   [X] The described goods are or are to be affixed to the real property described in Item 7.

7.   This Financing Statement covers the following types of items or collateral:
     (Describe real estate, including record owner it item 6 is applicable)

     The machinery, equipment, fixtures and other tangible personal property, including but not 1imited to the items generally described in Schedule 1, leased under the Lease Agreement, dated as of June 1, 1979, by the secured party, as lessor, to the debtor, as lessee. Said machinery, equipment, fixtures and other tangible personal property are or are to be located on the real estate described in Schedule 2 hereto.

     Record Owner: The Iredell County Industrial Facilities and
                   Pollution Control Financing Authority

                       COLLATERAL IS OR INCLUDES FIXTURES

      [X]  Proceeds**   [ ] Products of the collateral are also covered.


8. Signatures: If debtor's signature ommitted pursuant to G.S. 25-9-402(2), indicate reason.

     Hunt Manufacturing Co.

     By________________________________________
        Debtor(s) or Assignor(s)

     First Union National Bank of North Carolina

     By________________________________________
        Secured Party(ies) or Assignee(s)

                               FINANCING STATEMENT

                           Standard Form Approved by
                      Secretary of State of North Carolina
                          AND OTHER STATES SHOWN ABOVE

                      (1) Filing Officer Copy - Numerical

                                   SCHEDULE I

(1)  Building Improvements

(2)  Narrow Aisle Stacking System

(3)  Air-Compressor - Worthington
     Air-Compressor - Lincoln
     Air-Compressor - Wayne
     Rewind Machine
     Programable Cutter
     Five (5) Cutter Grinders
     Ejection Molding Machine
     Shrink Rap Machine
     Precission Lathe
     Electronic Digital Scale
     Pebble Mill
     Brazing Machine

                                   SCHEDULE 2

     All that tract of real estate conveyed by National Canvas Products Corp. to Hunt Manufacturing Co., by deed dated March 24, 1979, and recorded in Deed Book 636, page 547, in the Office of the Register of Deeds for Iredell County, North Carolina, described as follows:

     Lying and being in Iredell County, State of North Carolina, and more particularly described as follows:

     BEGINNING at a point in the center of North Carolina Highway No. 90 (West Front Street) leading from Statesville, North Carolina, to Taylorsville, North Carolina, said beginning point being the Southwest corner of the tract of land conveyed to the Carnation Company by the State of North Carolina by Deed recorded in Deed Book 134, Page 125, Iredell County Registry, and running thence with the center of said North Carolina Highway No. 90, North 62 degrees 22 minutes West 1043 feet to a point in the center of said North Carolina Highway No. 90, at which point the center of said North Carolina Highway No. 90 and the center of Mecham Road, a road leading in a Northerly direction from said North Carolina Highway No. 90 to what was formerly a part of the Piedmont Experiment Station Farm intersect; thence with the center line of said Mecham Road North 08 degrees 06 minutes East 805 feet to a point in the center line of the railroad track of Alexander Railroad Company; thence with the center line of said railroad track of the Alexander Railroad Company four calls as follows: (1) South 40 degrees 05 minutes East 839.45 feet to a point; (2) thence South 43 degrees 01 minutes East 159 feet to a point; (3) thence South 48 degrees 10 minutes East 168.6 feet to a point; (4) thence South 52 degrees 30 minutes East
161.7 feet to a point in the center of said railroad track, and said point being the Northwest corner of the said tract of land conveyed to the Carnation Company by the State of North Carolina by the Deed referred to hereinabove; thence with the Western line of said Carnation Company South 15 degrees 49 minutes 40 seconds West 324.45 feet to the point of BEGINNING, containing 12.76 acres, more or less.

                                                                            (49)

                                      No.

                          REQUISITION AND CERTIFICATE

                        _________________________, 197__

First Union National Bank of
   North Carolina, as Trustee
Charlotte, North Carolina

Sirs:

     On behalf of Hunt Manufacturing Co., a Pennsylvania corporation ("Hunt"), I hereby requistion from the funds representing the proceeds of the sale of the Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979, issued by The Iredell County Industrial Facilities and Pollution Control Financing Authority, dated as of June 1, 1979 (the "Bonds'), and held by you as trustee under the Indenture and Deed of Trust dated as of June 1, 1979, between The Iredell County Industrial Facilities and Pollu tion Control Financing Authority (the "Authority") and you, the sum of $____________ to be paid to ________________________ for expenses incurred in acquisition and installa tion of the Project as described in Exhibit A hereto.

     I hereby certify that:

          (1) such obligation has been incurred by the Authority 9r the Company in or about the Acquisition of the Project or the improvements, and that each item is a proper charge against the Cost of Acquisition of the Project or the Improvements and that the obligation has not been the basis for a prior requisition which has been paid;

          (2) no written notice of any lien, right to lien or attachment upon, or claim affecting the right to receive payment of, any of the moneys payable under this requisition to any of the persons, firms or corporations named therein has been received, or if any notice of any such lien, attachment or claim has been received, such lien, attachment or claim has been released or discharged or will be released or discharged upon payment of the requisition or, if contested, bond has been made by the Company to the satisfaction of the Trustee;

          (3) this requisition contains no items representing payment on account of any retained percentages entitled to be retained at the date of the certificate; and

          (4) the payment of this requisition will not result in less than substantially all (not less than 90%) of the proceeds of the series of the Bonds expended under such requisition and all prior requisitions being considered as having been used for the acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation within the meaning of Section 103(b)(6)(A) of the Code.

     [For use only when any requisition includes an item for payment for labor or to contractors, builders or materialmen.]

     [I further certify that (1) obligations as stated on this requisition have been properly incurred, (2) such work was actually performed or such materials or supplies were actually furnished or installed in or about the Project or the Improvements and are a proper charge against the Cost of Acquisition of the Project or the Improvements, (3) if contested, bond has been made by the Company to the satisfaction of the Trustee and (4) either such materials or supplies are not subject to any lien or security interest or any such lien or security interest will be released or discharged upon payment of the requisition.]



                                             ---------------------------------
                                             Company Representative

Approved:


---------------------------------
   Authority Representative

                                                                            (50)

                          REQUISITION AND CERTIFICATE

                                  June 5, 1979

First Union National Bank of
   North Carolina, as Trustee
Charlotte, North Carolina

SIRS:

     On behalf of Hunt Manufacturing Co., a Pennsylvania corporation ("Hunt"), I hereby requistion from the funds representing the proceeds of the sale of the industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979, issued by The Iredell County Industrial Facilities and Pollution Control Financing Authority, dated as of June 1, 1979 (the "Bonds"), and held by you as trustee under the indenture and Deed of Trust dated as of June 1, 1979, between The Iredell County Industrial Facilities and Pollu tion Control Financing Authority (the "Authority") and you, the sum of $1,956,000 to be paid to Hunt Manufacturing Co. for expenses incurred in acquisition and installa tion of the Project as described in Exhibit A hereto.

     I hereby certify that:

          (1) such obligation. has been incurred by the Authority or the Company in or about the Acquisition of the Project or the Improvements, and that each item is a proper charge against the Cost of Acquisition of the Project or the Improvements and that the obligation has not been the basis for a prior requisition which has been paid;

          (2) no written notice of any lien, right to lien or attachment upon, or claim affecting the right to receive payment of, any of the moneys payable under this requisition to any of the persons, firms or corporations named therein has been received, or if any notice of any such lien, attachment or claim has been received, such lien, attachment or claim has been released or discharged or will be released or discharged upon payment of the requisition or, if contested, bond has been made by the Company to the satisfaction of the Trustee;

          (3) this requisition contains no items representing payment on account of any retained percentages entitled to be retained at the date of the certificate; and

          (4) the payment of this reauisition will not result in less than substantially all (not less than 90%) of the proceeds of the series of the Bonds expended under such requisition and all prior requisitions being considered as having been used for the acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation within the meaning of Section 103(b)(6)(A) of the Code.

     I further certify that (1) obligations as stated on this requisition have been properly incurred, (2) such work was actually performed.or such materials or supplies were actually furnished or installed in or about the Project or the Improvements and are a proper charge against the Cost of Acauisition of the Project or the Improvements, (3) if contested, bond has been made by the Company to the satisfaction of the Trustee and (4) either such materials or supplies are not subject to any lien or security interest or any such lien or security interest will be released or discharged upon payment of the requisition.



                                     ---------------------------------
                                           Company Representative

Approved:


---------------------------------
   Authority Representative

                               COOPERS & LYBRAND

                          CERTIFIED PUBLIC ACCOUNTANTS

                                                  1900 THREE GIRARD PLAZA
             A MEMBER FIRM OF                    PHILADELPHIA, PA. 19102
       COOPERS & LYBRAND (INTERNATIONAL)             (215) 569-2000



                                                                    June 5, 1979

Alex. Brown & Sons
Baltimore, Maryland
as Underwriters pursuant to
  the Contract to Purchase
  Industrial Revenue Bonds
  Series 1979 with Hunt
  Manufacturing Co.

Gentlemen:

     We have examined the consolidated balance sheets of Hunt Manufacturing Co. and subsidiaries (the "Company") at December 3, 1978 and November 27, 1977, and the related consolidated statements of income and retained earnings and changes in financial position for the years then ended, and the related supporting schedules, included in the Appendix to the Official Statement for the $2,000,000 Iredell County Industrial Facilities and Pollution Control Financing Authority (North Carolina) Industrial Revenue Bonds (Hunt Manufacturing Co. Project) Series 1979; our report with respect thereto is included in the Appendix to the Official Statement. Such Appendix and Official Statement are referred to herein as the "Appendix" and the "Official Statement," respectively.

     In connection with the Official Statement:

          1. We are independent certified public accountants with respect to the Company within the meaning of the Codification of Statement on Auditing Standards, Section AU 620, of the American Institute of Certified Public Accountants and the Securities and Exchange Act of 1934 (the "Act") and the applicable rules and regulations published thereunder.

Alex. Brown & Sons - 2                                         June 5, 1979

          2. In our opinion, the audited consolidated financial statements (included in the Official Statement) examined by us comply as to form in all material respects with the applicable accounting requirements for Form 10-K Annual Report pursuant to the Act and the published rules and regulations thereunder.

          3. We have not examined any financial statements (in cluding condensed financial statements) of the Company as of any date or for any period subse quent to December 3, 1978; although we have made an examination for the year ended December 3, 1978, the purpose (and therefore the scope) of such ex amination was to enable us to express our opinion on the financial statements as of December 3, 1978, and for the year then ended, but not as to the financial statements for any interim period included within such year. Therefore, we are unable to and do not express any opinion on the unaudited con solidated condensed balance sheets as of March 4, 1979 and February 26, 1978; unaudited consolidated condensed statements of income and changes in financial position for the three-month periods ended March 4, 1979 and February 26, 1978; or on the finan cial position, results of operations or changes in financial position as of any date or for any period subsequent to December 3, 1978.

          4. For the purposes of this letter we have read the 1979 minutes of the Board of Directors of the Company as set forth in the appropriate minute books at May 29, 1979, officials of the Company having advised us that the minutes of all such meetings through that date were set forth therein, and have carried out other procedures to May 29, 1979 (our work did not extend to the period from May 30, 1979 to June 5, 1979, inclusive) as follows:

               a. With respect to the three-month periods ended March 4, 1979 and February 26, 1978, we have:

                    (1) read the unaudited consolidated condensed balance sheets as of March 4, 1979 and February 26, 1978, and unaudited consolidated condensed statements of income and changes in financial position for the three-month periods then ended, included in the Appendix;

Alex. Brown & Sons - 3                                            June 5, 1979

                    (2) read the unaudited amounts of net sales, income from
               operations, net income and net income per common share for the quarters ended March 4, 1979 and Febru ary 26, 1978, included in the unaudited consolidated condensed statements of income included in the Appendix, and;

                    (3) made inquiries of certain officials of the Company who h have responsibility for financial and accoting matters as to (i) whether the unaudited financial statements referred to under a(1) above comply as to form in all material respects with the applicable accounting requirements for Form 10-Q Quarterly Report under the Act; and (ii) whether said financial statements are fairly presented in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Appendix.

          b. With respect to the period from March 5, 1979 to April 29, 1979, we have:

               (1) read the unaudited consolidated condensed balance sheet as of April 29, 1979 and the unaudited consolidated condensed statement of income for the two months ended April 29, 1979 furnished us by the Company, officials of the Company having advised us that no such financial statements as of any date or for any period subsequent to April 29, 1979, were available; and

               (2) made inquiries of certain officials of the Company who have responsibility for financial and accounting matters as to whether the unaudited financial statements referred to under b(1) above are stated on a basis substantially consistent with that of the audited financial statements included in the Appendix.

Alex. Brown & Sons - 4                                            June 5, 1979

     The foregoing procedures do not constitute an examination made in accordance with generally accepted auditing standards. Also, they would not necessarily reveal matters of significance with respect to the comments in the following paragraph. Accordingly, we make no representations as to the sufficiency of the foregoing procedures for your purposes.

          5. Nothing came to our attention as a result of the foregoing procedures, however, that caused us to believe that:

               a. (i) the unaudited consolidated condensed financial statements described in 4a(1) above, included in the Appendix, do not comply as to form in all material respects with the applicable account ing requirements for Form 10-Q Quarterly Report under the Act; or (ii) said financial statements are not fairly presented in conformity with generally accepted account ing principles applied on a basis sub stantially consistent with that of the unaudited financial statements, except that notes and other disclosures to the condensed financial statements referred to in 4a(1) are not as complete and detailed because of different reporting requirements; (iii) the unaudited amounts of net sales, income from operations, net income and net income per common share included in the unaudited consolidated condensed financial statements in the Appendix were not determined on a basis substantially consistent with that of the audited financial statements referred to in paragraph 2 above; or

               b. At April 29, 1979, there was any change in the capital stock or long-term debt of the Com pany or any decreases in consolidated net assets as compared with amounts shown in the December 3, 1978 audited balance sheet in cluded in the Official Statement, except as follows:

Alex. Brown & Sons - 5                                            June 5, 1979

CAPITAL STOCK:

Capital stock transactions as disclosed on page B-9 of Form 10-Q included in the Appendix.

LONG-TERM DEBT:

The scheduled current maturities of longterm debt; and, an additional long-term debt aggregating approximately $9,000, which resulted from a capital lease obligation.

          6. As mentioned under 4b(1), Company officials have advised us that no consolidated statements as of any date or for any period subsequent to April 29, 1979, are avail able; accordingly, the procedures carried out by us with respect to changes in financial statement items after April 29, 1979, have, of necessity, been even more limited than those with respect to the periods referred to in 4. We have made inquiries of certain officials of the Company who have responsibility for financial and accounting matters as to whether there was any change at May 29, 1979, in the capital stock or long-term debt of the Company or any de creases in consolidated net assets as compared with amounts shown on the March 4, 1979 consolidated condensed unaudited balance sheet included in the Appendix. On the basis of these inquiries and our reading of the minutes as described in 14, nothing came to our attention that caused us to believe that there was any such change or decrease, except for the scheduled current maturities of long-term debt.

          7. This letter is solely for the information of, axed assistance to, the underwriter in conducting and documenting its investigation of the affairs of the Company in connection with the offering of the $2,000,000 Iredell County Industrial Facilities and Pollution Control Financing Authority (North Carolina) Industrial Revenue Bonds (Hunt Manufacturing Co. Project) Series 1979, covered by the

Alex. Brown & Sons - 6                                            June 5, 1979

     Official Statement, and is not to be used, circulated, quoted, or otherwise referred to within or without the underwriting firm for any other purpose, including but not limited to the registration, purchase or sale of securities, nor is, it to be filed with or referred to in whole or in part in the Official Statement or any other documents except that reference may be made to it in the underwriting agreement or in any list or closing documents pertaining to the offering of the bonds covered by the official Statement.

                                    Very truly yours,

                                    COOPERS & LYBRAND

                               [CANCELLED CHECK]


                               ALEX. BROWN & SONS

                                ESTABLISHED 1800

                                                                      NO. 363717
                                                                    JUNE 5, 1979

Pay to the order of:

FIRST UNION NATIONAL  BANK                                        $1,957,666.67


          2,000,000 IREDELL CNTY N.C. IND. FAC * POLLUT CONTROL 7.50%
                                     6/1/99

                      IREDELL COUNTY INDUSTRIAL FACILITIES
                    AND POLLUTION CONTROL FINANCING AUTHORITY


                                   $2,000,000
                        Industrial Revenue Refunding Bond
                        (Hunt Manufacturing Co. Project)
                                   Series 1994





                          ---------------------------

                                CLOSING DOCUMENTS

                          ---------------------------







                                  July 31, 1994






                             DRINKER BIDDLE & REATH
                                  Bond Counsel

                      IREDELL COUNTY INDUSTRIAL FACILITIES
                    AND POLLUTION CONTROL FINANCING AUTHORITY
                                   $2,000,000
                        Industrial Revenue Refunding Bond
                        (Hunt Manufacturing Co. Project)
                                   Series 1994
                              CLOSING DOCUMENT LIST

 1.  First Supplemental Indenture and Deed of Trust

 2.  First Amended Lease Agreement

 3.  First Amended Guaranty Agreement

 4.  Tax Certificate and Agreement

 5.  General Certificate of Authority

 6.  General Certificate of Company

 7.  General Certificate of Trustee

 8.  Closing Receipt

 9.  Opinion of William P. Pope, Esq.

10.  Opinion of Smith Helms Mulliss & Moore

11.  Tax Opinion of Drinker Biddle & Reath

12.  Opinion of Drinker Biddle & Reath on behalf of the Company

13.  IRS Form 8038

14. Minutes and Resolution of Iredell County Industrial Facilities and Pollution Control Financing Authority

15. TEFRA Public Approval and Affidavit of Publication for Notice of Public Hearing

16. Approval of Local Government Commission including minutes of meeting and certificate of approval

17.  Evidence of Insurance of Company

18.  Copy of Bond

19.  Evidence of Notice of Redemption of 1979 Bonds

20.  Purchaser's letter

21.  Copies of UCC Financing Statements

================================================================================


                    The Iredell County Industrial Facilities
                                       and
                      Pollution Control Financing Authority

                                       to

                  First Union National Bank of North Carolina,
                                   as Trustee



                          ---------------------------

                               FIRST SUPPLEMENTAL
                           INDENTURE AND DEED OF TRUST

                          ---------------------------

                            Dated as of July 31, 1994




                                    Securing

                       Industrial Revenue Refunding Bonds
                       (Hunt Manufacturing Co. Project)

                                       of

                  The Iredell County Industrial Facilities and
                      Pollution Control Financing Authority



================================================================================

         This FIRST SUPPLEMENTAL INDENTURE AND DEED OF TRUST dated as of July 31, 1994, (the "First Supplemental Indenture"), between THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY, a political subdivision and body corporate and politic of the State of North Carolina (the "Authority"), and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a banking association duly incorporated and existing under the laws of the United States and having its principal corporate trust office in the City of Charlotte, North Carolina, which is authorized under such laws to exercise trust powers and is subject to examination by such authority (said banking association and any banking institution becoming successor trustee under the Indenture (defined herein) being herein called the "Trustee"),


                              W I T N E S S E T H:

          WHEREAS, the General Assembly of the State of North Carolina has found and determined (among other things) that:

                   (a) there exists in the State a critical condition of unemployment and a scarcity of employment opportunities,

                   (b) the economic insecurity which results from such employment and a scarcity of employment opportunities constitutes a serious menace to the safety, morals and general welfare of the entire State,

                   (c) such employment and scarcity of employment opportunities have caused many workers and their families including young adults upon whom future economic prosperity is dependent, to migrate elsewhere to find employment and establish homes,

                   (d) such emigration has resulted in a reduced rate of growth in the tax base of the counties and other local governmental units of the State which impairs the financial ability of such counties and other local governmental units to support education and other local governmental services,

                   (e) such unemployment results in obligations to grant public assistance and to pay unemployment compensation,

                   (f) the aforesaid conditions can best be remedied by the attraction, stimulation, expansion and rehabilitation and revitalization of industrial and manufacturing facilities for industry in the State, and

                   (g) there is a need to stimulate a larger flow of private investment funds into industrial building programs into the State; and

         WHEREAS, the General Assembly enacted Chapter 800 of the Session Laws of North Carolina of 1975, known as the Industrial and Pollution Control Facilities Financing Act, as amended, which as codified appears as Chapter 159C of the North Carolina Statutes (hereinafter sometimes called the "Enabling Act"), declaring it to be the intent of the Legislature of North Carolina by the passage of the Enabling Act to authorize counties to create authorities in the State of North Carolina to aid in the financing of industrial and manufacturing facilities for the purpose of alleviating unemployment or raising below average manufacturing wages by financing industrial and manufacturing facilities which provide job opportunities or pay better wages than those prevalent in the area; and

         WHEREAS, pursuant to and in accordance with the provisions of the Enabling Act, the Board of Commissioners of Iredell County, North Carolina, has created by resolution the Authority; and

         WHEREAS, the Enabling Act authorizes the Authority to acquire by purchase, lease, gift or otherwise any property, real or personal, improved or unimproved, and interests in land less than the fee thereof, for the construction, operation or maintenance of, and to construct, acquire, own, repair, maintain, extend, improve, rehabilitate, renovate, furnish and equip, industrial and manufacturing projects, to make and execute lease agreements and security documents containing an assignment, pledge, mortgage or other encumbrance on all or part of the Authority's interest in, or right to receive revenues with respect to, a project and any other property provided under a lease agreement; and

         WHEREAS, the Authority is authorized by the Enabling Act to issue bonds for the purpose of paying all or any part of the cost of any project, the principal of and redemption premium, if any, and interest on which bonds shall be payable solely from the funds provided by the operator or other obligor upon the lease agreement or any guaranty agreement or other contract or agreement to make payments to, or for the benefit of, the Authority; and

         WHEREAS, the Authority and the Trustee have heretofore entered into an Indenture and Deed of Trust dated as of June 1, 1979 (the "Original Indenture" and, together with this First Supplemental Indenture, the "Indenture), pursuant to which the Authority has heretofore issued revenue bonds of the Authority in the aggregate principal amount of $2,000,000, designated "Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 197911 (the "Series 1979 Bonds"); and

         WHEREAS, the proceeds of the Series 1979 Bonds were applied by the Authority to pay the costs of the Project (which capitalized terms and others used but not defined in these Recitals are defined in the Original Indenture) on behalf of Hunt Manufacturing Co., a Pennsylvania corporation (the "Company"); and

         WHEREAS, the Authority has heretofore entered into a Lease Agreement dated as of June 1, 1979 (the "Original Lease"), with the Company, under which the Authority has demised and leased the Leased Property to the Company and the Company has leased the Leased Property from the Authority and has agreed to pay rent therefor in amounts sufficient to pay the principal of and redemption premium, if any, and interest on the Series 1979 Bonds and any additional and refunding bonds issued under the Indenture; and

         WHEREAS, the Authority entered into the Original Indenture for the purpose of authorizing the Bonds and securing the payment thereof by assigning certain of its interests in the Lease, including its rights to a portion of the rental payments thereunder; and

         WHEREAS, the Company has entered into a Guaranty Agreement, dated June 1, 1979 (herein called the "Guaranty") with the Trustee, whereby the Company has unconditionally guaranteed for the benefit of the holders of the Bonds and the interest coupons appertaining thereto, if any, the full and prompt payment of the principal of and redemption premium, if any, and interest on the Bonds; and

         WHEREAS, the Company has requested that the Authority undertake a program (the 111994 Refunding Project") to refund the Series 1979 Bonds for the purpose of providing debt service savings to the Company and, in connection therewith, the Authority has determined to issue as a series of Refunding Bonds under the Indenture its Industrial Revenue Refunding Bond (Hunt Manufacturing Co. Project), Series 1994 (the "Series 1994 Bond"), which Series 1994 Bond shall be issued in fully registered form, in a single denomination equal to the entire principal amount thereof, and, together with the certificate of authentication of the Trustee, shall be substantially in the form attached hereto as Exhibit 11B, 11 with appropriate insertions, omissions and variations; and

         WHEREAS, for the further security of the Series 1994 Bond, the Company and the Authority have entered into a First Supplemental Lease dated as of July 31, 1994 (the "First Supplemental Lease" and, together with the Original Lease, the "Lease"), pursuant to which the Company and the Authority have confirmed the demise and lease of the Leased Property by the Authority to the Company and the Company has confirmed its obligation to make rental payments under the Lease sufficient to pay the principal, redemption premium, if any, and interest on the Series 1994 Bond and any other Bonds issued under the Indenture; and

         WHEREAS, upon the issuance of the Series 1994 Bond hereunder and the application of the proceeds thereof, together with certain additional funds provided by the Company, as provided herein to the redemption of the Series 1979 Bonds, the Series 1979 Bonds shall no longer be Outstanding under the Indenture; and

         WHEREAS, the Company and the Authority have received a proposal for the purchase of the Series 1994 Bond from Brown Brothers Harriman & Co. (the "Purchaser"), a private bank, upon the terms and conditions set forth herein; and

         WHEREAS, the execution and delivery of this First Supplemental Indenture and the First Supplemental Lease have been duly authorized by resolution of the Authority; and

         WHEREAS, all acts, conditions, and things required by the Constitution and laws of the State of North Carolina to happen, exist and be performed precedent to and in the execution and delivery of this First Supplemental Indenture and the First Supplemental Lease have happened, exist and have been performed as so required in order to make this First Supplemental Indenture, together with the Original Indenture, a valid and binding indenture and deed of trust for the security of the Series 1994 Bond in accordance with its terms and in order to make the First Supplemental Lease a valid and binding agreement in accordance with its terms; and

         WHEREAS, the Trustee has accepted the trusts created by the Indenture and in evidence thereof has joined in the execution hereof;

         NOW, THEREFORE, in consideration of the premises, of the acceptance by the Trustee of the trusts created under the Indenture, and of the purchase and acceptance of the Series 1994 Bond by the Purchaser, and also for and in consideration of the sum of One Dollar ($1.00) to the Authority in hand paid by the Trustee at or before the execution and delivery of this First Supplemental Indenture, the receipt of which is hereby acknowledged, and for the purpose of fixing and declaring the terms and conditions upon which the Series 1994 Bond is to be issued, authenticated, delivered, secured and accepted by the Purchaser and all persons who shall from time to time be or become the Registered Owner thereof, and in order to secure the payment of all the Bonds at any time issued and outstanding hereunder and the redemption premium, if any, and interest thereon according to their tenor, purport and effect, and in order to secure the performance and observance of all the covenants, agreements and conditions therein and herein contained, the Authority does hereby bargain, mortgage, convey, grant, pledge and assign unto First Union National Bank of North Carolina, as Trustee, and unto its successors in trust, and to its assigns, forever:

                   (a) the interest of the Authority in and to the real property and premises situated in Iredell County, North Carolina, as described in Exhibit "All hereto, together with all improvements now or hereafter erected thereon, all rights, appurtenances, easements, privileges, remainders and reversions appertaining thereto and all apparatus, equipment, fixtures and articles of personal property now or hereafter attached to the Leased Property as fixtures, and replacements thereof, including, but not limited to, all heating, refrigerating, air conditioning, gas, plumbing and electric apparatus and equipment, all boilers, engines, motors, power equipment, piping and plumbing fixtures, pumps, tanks, lighting equipment and systems, fire prevention and sprinkling equipment and systems, and other things now or hereafter thereon or therein, including all interests of any owner of the Leased Property in any of such items at any time acquired under conditional sale contracts or installment sale contracts (the foregoing together with so much of the Leased Property as under North Carolina law constitutes real property or fixtures being hereinafter collectively referred to as the "Trust Estate"), excluding, however, from the Indenture and the Trust Estate any property which is installed by the Lessee under Section 6.2 of the Lease, and any property or interest therein which is removed, released or purchased under Section 6.3, 6.4 or 6.5, of the Lease;

                   (b) a security interest in all tangible property, other than real property, comprising a portion of the Leased Property, as described in the Original Indenture (hereinafter sometimes called the "Leased Equipment"), including all items of machinery and equipment hereafter acquired by the Authority and required to be subjected to the lien of the Indenture or intended so to be, including but not limited to, all substitutions, renewals or replacements of, and additions, improvements, accumulations and accessions to, the Leased Equipment or any portion thereof whether pursuant to the Lease or otherwise, and excluding, however, from the Indenture and the Leased Equipment any property which is installed by the Lessee under Section
          6.2 of the Lease and any property or interest therein which is reserved, released or purchased under Section 6.3, 6.4 or 6.5 of the Lease;

                   (c) all proceeds of any property covered by clauses (a) and
          (b) above which shall be sold or otherwise disposed of in accordance with the Indenture; and

                   (d) all right, title and interest of the Authority in the Lease, including, without limitation, the Basic Rent and the remedies set forth in Section 10.2(a) of the Lease, and other revenues and payments to be made to the Authority or for its account, reserving, however, the rights of the Authority under Sections 5. 3 (b) (iii) , 7.4, 8. 1, 8.3, 8 .10, 8 .11, 9. 3,
          10.6, 11.1(b), 11.2, 13.5, 13.12, and 13.13 of the Lease;

                   (e) all moneys and securities in the Bond Fund (as hereinafter defined), and until applied in payment of any item of the Cost (as hereinafter defined) of the Project in accordance with
          Section 402 hereof and the Lease or otherwise applied as permitted hereunder, all moneys and securities in the Acquisition Fund (as hereinafter defined);

         TO HAVE AND TO HOLD the same forever, subject, however, to the rights of the Lessee under the Lease and to the exceptions, reservations and matters therein and herein recited and to Permitted Encumbrances (as defined in the Lease) but IN TRUST, nevertheless, for the equal and proportionate benefit and security of the holders and Registered Owners from time to time of the Bonds authenticated and delivered hereunder and issued by the Authority and outstanding, without preference, priority or distinction as to lien or otherwise, except that the 1979 Bonds Redemption Fund established under this First Supplemental Indenture shall be pledged solely for the benefit and security of the holders and Registered Owners of the Series 1979 Bonds as provided in this First Supplemental Indenture, and except as otherwise provided in the Indenture, of any one Bond over any other Bond, by reason of priority in the issue, sale or negotiation thereof or otherwise;

         PROVIDED, HOWEVER that if, after the rights, title and interest of the Trustee in and to the estate pledged and assigned to it under this Indenture shall have ceased, terminated and become void in accordance with Article XIII of the Original Indenture, the principal of and redemption premium, if any, and interest on all of the Bonds shall have been paid to the Bondholders or shall have been paid to the Lessee pursuant to Section 504 of the Indenture, then the Indenture and all covenants, agreements and other obligations of the Authority set forth in the Indenture shall cease, determine and be void, and thereupon the Trustee shall cancel and discharge the Indenture and execute and deliver to the Authority and the Lessee such instruments in writing as shall be required to evidence the discharge of the Indenture; otherwise, the Indenture shall be and remain in full force and effect.

         THIS INDENTURE FURTHER WITNESSETH, and it is expressly declared, that the Series 1994 Bond issued and secured as a series of Refunding Bonds under the Indenture are to be issued, authenticated and delivered and the Trust Estate and the Basic Rent and other revenues and funds herein pledged are to be dealt with and disposed of under, upon and subject to the terms, conditions, stipulations, covenants, agreements, trusts, uses and purposes as hereinafter expressed, and the Authority has agreed and covenanted, and does hereby agree and covenant, with the Trustee and with the respective holders and owners of said Bonds and of any coupons representing interest thereon, as follows, that is to say:

                                    ARTICLE I
                                   DEFINITIONS

         Section 101. Definition of Terms Used in First Supplemental Indenture. All terms used as defined terms in the Original Indenture are used with the same meaning in this First Supplemental Indenture (including the use thereof in the recitals and granting clause hereof) unless expressly given a different meaning herein or unless the context clearly otherwise requires. All terms used herein which are defined in the recitals hereto shall have the meanings there given to the same unless the context clearly otherwise requires and in addition, the following terms shall have the meanings specified below:

                   "Base Rate" means the rate announced from time to time by the Purchaser as its "base" rate.

                   "Cessation of Operation" means the failure of the Company to operate the Leased Property as a "project" (within the meaning of the Enabling Act).

                   "Interest Calculation Date" means the date of original issuance of the Series 1994 Bond and the first day of each April, July, October and January thereafter, whether or not a Business Day.

                   "Interest Payment Date" shall mean, with respect to the Series 1994 Bonds, the last day of each March, June, September and December, commencing September 30, 1994, and shall include the maturity date of the Series 1994 Bond.

                   "Interest Period" means the period from each Interest Calculation Date to and including the day immediately preceding the next succeeding Interest Calculation Date.

                   "LIBOR" means the 90-day London Inter-Bank Offered Rate, determined as of the opening of business on each Interest Calculation Date by the Purchaser by reference to market reporting services available to banks and financial institutions.

                   "Local Government Commission" shall mean the Local Government Commission of the State of North Carolina.

                   "1979 Bonds Redemption Date" means August 1, 1994.

                   "1979 Redemption Fund" means the fund established solely for the benefit and security of the holders and Registered Owners of the Series 1979 Bonds in accordance with Section 305 of this First Supplemental Indenture.

                   "Record Date" means, with respect to any Interest Payment Date for the Series 1994 Bond, the Business Day preceding such Interest Payment Date.

                   "Tax Agreement" shall mean the Tax Certificate and Agreement between the Company and the Authority entered into in connection with the issuance and delivery of the Series 1994 Bond.

         Unless the context clearly otherwise requires, the words "hereof", "herein", "hereto", "hereby", and "hereunder" (except in the form of the Series 1994 Bond), whether used in the Original Indenture or this First Supplemental Indenture, shall refer to the Indenture.

         Section 102. Amendment of Certain Definitions in Original Indenture. The following definitions contained in Article I of the Original Indenture are hereby amended to read as follows:

                   "Code" shall mean the Internal Revenue Code of 1986, as amended.

                   "Determination of Taxability" means (a) the enactment of legislation to or with the effect that interest payable on any Bond is includable in the gross income of the Registered Owner of any Bond under the federal income tax laws (except with respect to any owner who is a "substantial user" or a related person" (as such terms are used in the Code)), any such determination being deemed to have occurred on the effective date of such legislation; or (b) receipt by the Company, the Authority or the Registered Owner of any Bond of notice that the Commissioner of Internal Revenue or any district director of the Internal Revenue Service that based upon filings of the Company, any review or audit of the Company, or any ground whatsoever, shall have determined that a Taxable Event (as hereinafter defined) has occurred; or (c) issuance of a published or private ruling or a technical advice memorandum by the Internal Revenue Service, or a determination by any court of competent jurisdiction, that the interest payable on any Bond is includable for federal income tax purposes in the gross income of any owner of any Bond (except as aforesaid); or (d) with respect to the Series 1994 Bond, an opinion of nationally recognized bond counsel addressed to the Registered Owner of the Series 1994 Bond that such counsel cannot conclude that the interest thereon is excluded from the gross income of the Registered Owner thereof under the federal income tax laws (other than with respect to any owner who is a "substantial user" or a related person" (as such terms are used in the Code)). For purposes of this definition, "Taxable Event" means the application of the proceeds of any Bond in such manner, or the occurrence or non-occurrence of any other event (except the enactment of legislation described in clause
          (a) of the definition of Determination of Taxability above), whether within or without the control of the Company, with the result that, under the Code, the interest on any Bond is or becomes includable in the gross income for federal income tax purposes of the Registered Owner of any Bond (except as aforesaid).

                                   ARTICLE II
                              THE SERIES 1994 BOND


         Section 201. Form; Amount and Terms.

         (a) In order to provide funds for the 1994 Refunding Project, the Series 1994 Bond is hereby authorized to be issued in the aggregate principal amount of $2,000,000, and shall be issued as a fully registered Bond, without coupons, substantially in the form set forth as Exhibit "B" hereto, with appropriate insertions and deletions. The Series 1994 Bond shall be issued in a single denomination equal to the entire outstanding principal amount thereof.


         (b) The Series 1994 Bond shall mature on June 15, 2004, shall be subject to optional or mandatory redemption or prepayment prior to maturity as provided in Section 301 hereof and in the Series 1994 Bond and shall bear interest from and including the date thereof, or from the most recent Interest Payment Date to which interest has been fully paid or provided, until payment of the principal thereof shall have been made in accordance with the provisions thereof. Principal of and interest on the Series 1994 Bond shall be paid as provided for in the form thereof set forth as Exhibit "B" hereto, and as otherwise set forth in this First Supplemental Indenture.

         (c) The rate of interest on the Series 1994 Bond shall be the lower of LIBOR Rate or 75% of the Base Rate as determined in each case on each Interest Calculation Date. All determinations of the interest rate on the Series 1994 Bond shall be calculated to three places to the right of the decimal point.

         Interest, calculated on the basis of a year of 365 or 366 days, for the actual number of days elapsed in each Interest Period, shall accrue daily and shall be payable quarterly in arrears on each Interest Payment Date for the Series 1994 Bond to the Registered Owner of the Series 1994 Bond as shown on the Bond Registry on the Record Date preceding such Interest Payment Date, except that it and to the extent that there shall be a default in the payment of the interest due on any such Interest Payment Date, such defaulted interest shall be paid to the Registered Owner in whose name the Series 1994 Bond is registered on the fifth Business Day preceding the date of payment of such defaulted interest as established by the Trustee. The amount of interest due on the Series 1994 Bond for any Interest Period shall be determined by the Purchaser who shall notify the Trustee and the Company of the interest due on each Interest Payment Date by telecopy not later than 1:00 p.m. on the second Business Day immediately preceding each Interest Payment Date. The Series 1994 Bond shall bear interest on overdue principal and, to the extent permitted by law, on overdue interest at the Base Rate plus 2%.

         If at any time hereafter, either before or after the payment of the entire principal of and interest on the Series 1994 Bond, there shall be a Determination of Taxability, then, in such event, the interest rate on the Series 1994 Bond, as in effect during any period from and after the date of the event giving rise to the Determination of Taxability, shall be the Base Rate plus 2%. The failure of the Registered Owner to make a demand promptly following a Determination of Taxability shall not alter the rights or obligations of the Authority or the Registered Owner. If there is more than one Determination of Taxability, this paragraph shall be fully applicable to each such Determination of Taxability, whether or not the Registered Owner exercised any or all of the rights or remedies that arose under any prior Determination of Taxability, and all the Registered Owner's rights and remedies shall be cumulative except to the extent of any written waiver by the Registered Owner. If the Registered Owner receives written notice of any Determination of Taxability, it will give prompt written notice thereof to the Company, the Authority and the Trustee and the Company shall have the right to require the Registered Owner to prosecute any administrative or judicial remedies available to it unless the Registered Owner determines, in its sole discretion, that the prosecution of such remedies is not against its best interests, provided that the Company shall pay all expenses of prosecuting any such remedies.

         Section 202. Payment and Dating of the Series 1994 Bond.

         Subject to the direct payment provisions of Section 205 below: (a) the principal of the Series 1994 Bond shall be payable to the Registered Owner thereof upon presentation and surrender of the Series 1994 Bond at the principal office of the Trustee on the maturity date shown thereon unless previously redeemed by the Authority pursuant to Section 301 or 302 of this First Supplemental Indenture; and (b) the interest on the Series 1994 Bond shall be payable on each Interest Payment Date by check payable to the Registered Owner thereof as of the record date and mailed on or prior to each Interest Payment Date by the Trustee at such owner's address as it appears on the Bond Registry. Payment as aforesaid shall be made in such coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.

         The Series 1994 Bond shall be dated the date of delivery thereof.

         Section 203. Form of Series 1994 Bond and Execution. Notwithstanding any provision of the Original Indenture to the contrary, the Series 1994 Bond shall be issued in typewritten form and shall be executed on behalf of the Authority by its Chairman or Vice Chairman his or her manual or facsimile signature and the corporate seal of the Authority or a facsimile thereof shall be impressed thereon or affixed thereto and attested by its Secretary or any Assistant Secretary by his or her manual or facsimile signature. In case any officer whose signature (or facsimile thereof) shall appear on the Series 1994 Bond shall cease to be such officer before the delivery of the Series 1994 Bond, such signature or such facsimile shall nevertheless be valid and sufficient for all purposes, the same as if such officer had remained in office until delivery. The Series 1994 Bond shall not be valid or obligatory for any purpose unless and until the certificate of authentication attached thereto shall have been duly executed by the Trustee. The executed certificate of the Trustee upon the Series 1994 Bond shall be conclusive evidence that the Series 1994 Bond has been authenticated and delivered hereunder.

         Section 204. Registered Bonds. The Series 1994 Bond shall be issued in fully registered form and may be transferred or exchanged only in the manner provided for Bonds registered as to both principal and interest in accordance with the provisions of Article II of the Original Indenture. The Trustee, as Bond Registrar in accordance with Section 205 of the Original Indenture, shall keep books for the registration of the transfer and exchange of the Series 1994 Bond.

         Section 205. Direct Payment to Purchaser. In accordance with the provisions of Section 4 of the First Supplemental Lease, so long as the Purchaser is the Registered Owner of the Series 1994 Bond, all payments by the Company of the Basic Rent attributable to the principal and redemption price of, and the interest on, the Series 1994 Bond, shall be paid directly by the Company to the Purchaser. So long as the Purchaser is the Registered Owner of the Series 1994 Bond, and notwithstanding contrary provisions in this First Supplemental Indenture or in the Original Indenture: (a) all payments of principal on the Series 1994 Bond, whether at maturity or by prior redemption, shall be made by the Company to the Purchaser without presentation and surrender of the Series 1994 Bond, provided that the Purchaser shall note such payments on the grid attached to the Series 1994 Bond and, in the case of the payment in full of the Series 1994 Bond, shall forthwith surrender the Series 1994 Bond to the Trustee for cancellation; and (b) the Trustee shall have no responsibility with respect to, and shall not be deemed to have any knowledge of, any Event of Default as a result of any failure by the Company to make any payment of Basic Rent directly to the Purchaser, unless and until the Trustee shall have received written notification from the Purchaser of such failure.

                                   ARTICLE III

                  ISSUE, SALE AND DELIVERY OF SERIES 1994 BOND;
           APPLICATION OF PROCEEDS TO REDEMPTION OF SERIES 1979 BONDS

         Section 301. Purpose of Series 1994 Bond. The Series 1994 Bond shall be issued for the purpose of providing funds for and toward the payment of the 1994 Refunding Project.

         Section 302. Delivery of Series 1994 Bond. Upon the execution and delivery of this First Supplemental Indenture, the Authority shall execute and deliver to the Trustee for authentication the Series 1994 Bond in the aggregate principal amount of $2,000,000 and thereupon, the Trustee shall authenticate said Series 1994 Bond and deliver them to the Purchaser, but only upon compliance with Section 210 of the Original Indenture and Section 303 below.

         Section 303. Purchase and Sale of the Series 1994 Bond; Delivery of the Series 1994 Bond to Purchaser.

         (a) The Authority hereby agrees to sell the Series 1994 Bond to the Purchaser, and the Purchaser shall purchase the Series 1994 Bond at a purchase price of 100% of the principal amount thereof in accordance with the terms and conditions set forth in Subsection (b) of this Section. The Purchaser shall deliver such purchase price directly to the Trustee.

         (b) The Authority shall deliver the Series 1994 Bond to the Purchaser upon payment of the purchase price therefor as provided in Subsection (a) above and the execution and delivery to the Purchaser of the following:

                   (i) Copies of the proceedings of the Authority relating to the issuance of the Series 1994 Bond duly certified by the Secretary or any Assistant Secretary of the Authority;

                   (ii) A copy of the resolutions of the Board of the Company certified by the Secretary or any Assistant Secretary thereof authorizing and approving the execution and delivery of this Agreement and all other documents delivered pursuant to this Agreement; and (ii) such other corporate documents and records as the Purchaser may reasonably request;

                   (iii) original executed counterparts of this First Supplemental Indenture, the First Supplemental Lease, the Tax Agreement and other appropriate documents;

                   (iv) opinions in form and substance satisfactory to the Authority, the Trustee and the Purchaser dated as of the date of the closing of (i) counsel for the Authority, (ii) bond counsel and (iii) counsel for the Company; and

                   (v) Other customary closing certificates and documents as may reasonably be required by the Purchaser, the Trustee or by bond counsel.

         Section 304. Proceeds of the Series 1994 Bond. The Trustee shall deposit the proceeds of the Series 1994 Bond received in accordance with Section 303(a) above, together with the sum of $_______________ transferred by the Company to the Trustee, in the 1979 Redemption Fund hereafter created.

         Section 305. Creation of 1979 Bonds Redemption Fund. There is hereby created and established with the Trustee a special and irrevocable trust fund designated the 111979 Bonds Redemption Fund" (the 111979 Bonds Redemption Fund") , to be held in the custody of the Trustee as a trust fund solely for the benefit and security of the holders and Registered Owners of the Series 1979 Bonds. The 1979 Bonds Redemption Fund shall be held by the Trustee separate and apart from other funds of the Authority, the Company or the Trustee, and, except as otherwise expressly set forth in Section 307 (c) below, the Trustee hereby waives any right it may have to set off any obligations of the Authority, the Company or any other person against moneys in the 1979 Bonds Redemption Fund or to apply such moneys as collateral for any such obligations. The 1979 Bonds Redemption Fund shall not be a part of the Bond Fund and no moneys in the 1979 Bonds Redemption Fund shall be available for payment to any holder or Registered Owner of any other Series of Bonds, including the Series 1994 Bond. Notwithstanding anything in the Original Indenture to the contrary, the provisions of this Section and Sections 306, 307 and 308 below are intended solely for the benefit and security of the holders and Registered Owners of the Series 1979 Bonds and shall not be amended or modified without the written consent of the holders and Registered Owners of 100% in aggregate principal amount of the Series 1979 Bonds which are not yet fully paid and discharged.

         Section 306. Deposit into 1979 Bonds Redemption Fund; Investment In Authorized Obligations.

         (a) The Trustee shall deposit the foregoing amount in the 1979 Bonds Redemption Fund and shall apply such amount immediately thereafter to only of such obligations of the United States of America constituting "Governmental Obligations" as defined in the Original Indenture and which matures in an amount equal to at least the principal amount so invested on or before the 1979 Bonds Redemption Date.

         (b) Upon the deposit of the amount described in (a) above into the 1979 Bonds Redemption Fund, the Series 1979 Bonds shall be deemed not to be outstanding under the Original Indenture and the holders and Registered Owners of the Series 1979 Bonds (i) shall be restricted exclusively to the amounts so deposited in the 1979 Bonds Redemption Fund for any claim of whatsoever nature with respect to such Series 1979 Bonds, and (ii) shall have no further rights under the Original Indenture, except with respect to provisions of the Original Indenture pertaining to the payment of the principal of, premium, if any, and interest on the Series 1979 Bonds (which payments shall be made solely from the Series 1979 Bonds Redemption Fund), and pertaining to the registration, transfer, exchange and replacement of the Series 1979 Bonds, until such Series 1979 Bonds have been fully paid.

         Section 307. Application of Amounts Held in 1979 Bonds Redemption Fund.

         (a) The amounts received from the investment of the Series 1979 Bonds Redemption Fund as provided herein shall be applied by the Trustee on the 1979 Bonds Redemption Date, the redemption price (including a one-half percent (0.501) premium and interest accrued through the redemption date) of the Series 1979 Bonds on the 1979 Bonds Redemption Date; provided, however that the payment of the principal and redemption price of the Series 1979 Bonds shall be made only upon presentation and surrender of the appropriate Bonds.

         (b) Balances held from time to time in the 1979 Bonds Redemption Fund on or after the 1979 Bonds Redemption Date, shall at all times be held uninvested as cash.

         (c) After the payment, or provision for payment of Series 1979 Bonds not presented for payment on the 1979 Bonds Redemption Date, in full of all amounts due on the Series 1979 Bonds (including the redemption premium thereon), any amounts remaining in the 1979 Bonds Redemption Fund, after payment of any amounts due to the Trustee in respect of its fees and expenses, shall be transferred to the Debt Service Fund and applied by the Trustee on the next Interest Payment Date to the payment of a portion of the interest due on the Series 1994 Bond.

         Section 308. Instructions for Redemption of 1979 Bonds. The Trustee is hereby irrevocably authorized and instructed by the Authority and the Company to redeem the 1979 Bonds on the 1979 Bonds Redemption Date, and the Authority hereby ratifies all actions of the Trustee taken to give notice thereof to the holders and Registered Owners of the Series 1979 Bonds in the manner required in the Original Indenture.

                                   ARTICLE IV
                 REDEMPTION OF SERIES 1994 BOND BEFORE MATURITY

         Section 401.Redemption of the Series 1994 Bond.

         (a) Optional Redemption. The Series 1994 Bond shall be subject to optional redemption by the Authority, at the written direction of the Company, in whole or in part (but, if in part, in the principal amount of $100,000 or integral multiples of $5,000 in excess thereof) on any Business Day at a redemption price equal to 100% of the principal amount thereof to be redeemed plus accrued interest to the date of redemption.

         (b) Mandatory Redemption at Option of Registered Owner.

                   (i) Subject to the limitations set forth in subsection (ii) below, all or any portion of the Series 1994 Bond shall be redeemed by the Authority, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption, upon the written demand, in the form attached hereto as Exhibit "C" to this First Supplemental Indenture, of the Registered Owner thereof to the Trustee, with a copy to the Company. The Series 1994 Bond, or any portion thereof, shall be redeemed, and the redemption price of the Series 1994 Bond shall be paid to the Registered Owner of the Series 1994 Bond, on the date specified by the Registered Owner of the Series 1994 Bond.

                   (ii) The aggregate principal amount of the Series 1994 Bond which may be redeemed in accordance with subsection (i) above in any annual period commencing on June 1 of each year, when added to the aggregate principal amount of the Series 1994 Bond redeemed in accordance with subsection (i) above in all prior periods, shall not exceed the aggregate amounts as follows:

               Year Commencing
                   June 1                    Amount
               ---------------               ------

                    1994                    $      -0-
                    1995                       350,000
                    1996                       720,000
                    1997                     1,120,000
                    1998                     1,545,000
                    1999 and thereafter      2,000,000

         (c) Mandatory Redemption Upon Determination of Taxability. On the date of the occurrence of a Determination of Taxability the Series 1994 Bond shall be called for redemption on the date selected by the Company, but not more than 90 days following the date of the occurrence of the Determination of Taxability, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption.

         If there shall have occurred a Determination of Taxability, certified or authenticated to the satisfaction of the Trustee, and the Company shall fail to give notice thereof within 30 days or shall fail to select a date within 90 days of the date of the occurrence of the Determination of Taxability for the redemption of the Bonds as provided in Section 11.2 of the Lease and this
Section 401(c), the Trustee shall call the Series 1994 Bond for redemption on the date 90 days following the date of the occurrence of the Determination of Taxability.

         (d) Mandatory Redemption Upon Cessation of Operation. On the date of the occurrence of a Cessation of Operation the Series 1994 Bond shall be called for redemption on the date selected by the Company, but not more than 90 days following the date of the occurrence of the Cessation of Operation, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption. For the purposes of this Section 401(d), a Cessation of Operation of the Leased Property shall not be deemed to have occurred until 60 days shall have elapsed after written notice has been given to the Company by the Authority or the Trustee that operations at the Leased Property shall have ceased and the Company shall not have demonstrated to the satisfaction of the Authority and the Trustee that the Company is operating the Leased Property as a "project" (within the meaning of the Enabling Act).

         If there shall have occurred a Cessation of Operation, certified or authenticated to the satisfaction of the Trustee, and the Company shall fail to give notice thereof within 30 days or shall fail to select a date within 90 days of the date of the occurrence of the Cessation of Operation for the redemption of the Bonds as provided in the First Supplemental Lease and this Section 401(d), the Trustee shall call the Series 1994 Bond for redemption on the date 90 days following the date of the occurrence of the Cessation of Operation.

         (e) Notice of Redemption of Series 1994 Bond. Notwithstanding anything in the Original Indenture to the contrary, except with respect to a mandatory redemption in accordance with subsection (b) above, the Trustee shall provide the Registered Owner of the Series 1994 Bond with notice of the date of such redemption and the principal amount of the Series 1994 Bond to be redeemed by first-class mail, postage prepaid, sent at least fifteen (15) days before such redemption date to the Registered Owner of the Series 1994 Bond at the registered address of the Registered Owner of the Series 1994 Bond appearing on the registration books maintained pursuant to this Agreement as of the close of business on the day prior to such mailing. On each such redemption date, payment or provision for payment of the redemption price having been made, the Series 1994 Bond or the portion thereof so called for redemption shall become due and payable on the redemption date and interest shall cease to accrue thereon from and after the redemption date.

         (f) Payment Upon Redemption. Subject to the direct payment provisions of Section 205 of this First Supplemental Indenture, payment in respect of the redemption of the Series 1994 Bond shall be made by the Trustee by wire transfer of immediately available funds to the bank account specified by the Registered Owner of the Series 1994 Bond. Except in the event of the redemption of the Series 1994 Bond in it entirety, any such redemption shall be made without surrender of the Series 1994 Bond by the Registered Owner of the Series 1994 Bond for payment, provided that the Trustee's records of such payment shall be conclusive and binding on the Registered Owner of the Series 1994 Bond, absent manifest error; and further provided that the Registered Owner of the Series 1994 Bond shall note receipt of such payment on the grid attached to the Series 1994 Bond.

                                    ARTICLE V

                        AMENDMENTS OF ORIGINAL INDENTURE

         Section 501. Issuance of 1994 Bond. Solely as it relates to the Series 1994 Bond, Section 210 of the Original Indenture is amended so that an opinion, similar to the opinion described in Section 209(f) of the Original Indenture, is not required to be filed with the Trustee.

         Section 502. Non-Presentment of Bonds or Coupons. Section 504 of the Original Indenture is hereby amended to read:

                   "In the event any Bond shall not have been presented for payment when the principal thereof becomes due, either at maturity, or at the date fixed for redemption thereof or otherwise, then if funds sufficient to pay such Bond shall have been made available to the Trustee, all liability of the Authority for the payment of such Bond shall forthwith cease, determine and be completely discharged, and thereupon it shall be the duty of the Trustee to hold such fund or funds, without liability for interest thereon, for the benefit of the owner of such Bond, who shall thereafter be restricted exclusively to such fund or funds, for any claim of whatever nature on his part under this Indenture or on, or with respect to, said Bond. Any moneys so deposited with and held by the Trustee for five years after the date of deposit shall be treated as abandoned property pursuant to the provisions of N.C.G.S. ss.116B-8 and the Trustee shall report and submit such moneys to the escheat Fund according to the requirements of
          Article 3 of Chapter 116B of the North Carolina General Statutes. Thereafter, the owner of any Bond shall look only to said Escheat Fund or to its successor, as the case may be, for payment, and then only to the extent of the amount so deposited in the Escheat Fund, without any interest thereon, and the Company, the Issuer, the Trustee and the Local Government Commission of the State of North Carolina shall have no responsibility with respect to said moneys."

         Section 503. Additional Notice on Default. Section 801 of the Original Indenture is hereby amended by adding thereto an additional sentence as follows:

                   The Trustee shall not give the written notice of default described in this paragraph to the Company and the Authority without also giving the same written notice to the Local Government Commission.

         Section 504. Qualification of Trustee. Section 911 of the Original Indenture is hereby amended by adding thereto an additional paragraph to read in its entirety as follows:

                   "Notwithstanding the foregoing, at any time that, and for so long as, all of the Bonds Outstanding are owned by the Purchaser, the Purchaser may, at its written election delivered to the Trustee, the Company and the Authority, direct the removal of the Trustee as provided in Section 912 hereof and the appointment of the Purchaser or its affiliate Brown Brothers Harriman Trust Company ("BBH Trust") as successor Trustee, and no further action of any party shall be required hereunder (including, without limitation, the publication or mailing of notice thereof in accordance with
          Section 912(f)) hereof), other than compliance by the Trustee and the Purchaser or BBH Trust, as successor Trustee, with the provisions of Section 913 hereof."

         Section 505. Certain Notices. Section 1402 of the Original Indenture is hereby amended by adding thereto an additional paragraph to read as follows:

                   "So long as the Series 1994 Bond shall be owned by the Purchaser, the Trustee shall provide to the Purchaser a copy of each notice, demand, direction, request or other instrument delivered to or by the Trustee under the Indenture to the Purchaser at the following address:

                          Brown Brothers Harriman & Co.
                          1541 Walnut Street
                          Philadelphia, PA 19102
                          Attention: Carl S. Cutler"

In addition, that section is amended to provide that notices to the Company are to be addressed to:

                          Hunt Manufacturing Co.
                          230 South Broad Street
                          Philadelphia PA 19102
                          Attention: Secretary

And notices to the Local Government Commission are to be addressed to:

                          Local Government Commission
                          325 North Salisbury Street
                          Raleigh, North Carolina 27603-1385

                              ARTICLE VI

                       MISCELLANEOUS PROVISIONS

         Section 601. Compliance With Code. The Authority covenants that it will not take any action, omit to take any action, or permit any other person (including the Company) to take any action or fail to take any action over which the Authority has control, which action or inaction would cause interest on the Series 1994 Bond to be subject to Federal income tax to a greater extent than on the date of issuance thereof. In connection with the issuance of the Series 1994 Bond the Authority and the Company shall execute and deliver the Tax Agreement setting forth their reasonable expectations with respect to the uses of the proceeds of the Series 1994 Bond. The Authority agrees to comply with its obligations set forth in such agreement as though set forth fully herein.

         Section 602. Confirmation of Original Indenture. As supplemented by this First Supplemental Indenture, the Original Indenture is in all respects' ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument, so that all of the rights, remedies, terms, conditions, covenants and agreements of the Original Indenture, as supplemented, shall apply and remain in full force and effect with respect to this First Supplemental Indenture, the Bonds issued under the Indenture, the Lease, and the Company and to any payments, revenues, receipts and moneys to be derived therefrom.

         Anything in this First Supplemental Indenture or in the Original Indenture to the contrary notwithstanding, the Indenture as herein supplemented shall continue to be enforceable and in effect with respect to the Series 1994 Bond, regardless of invalidity, unenforceability or other impairment of any of the Series 1979 Bonds, to the same effect as is intended to obtain after such Bonds shall have been fully paid.

         IN WITNESS WHEREOF, IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY has caused this First Supplemental Indenture to be executed by its Chairman or (Vice) Chairman and its corporate seal to be hereunto affixed, attested by its Secretary or Assistant Secretary, and FIRST UNION NATIONAL BANK OF NORTH CAROLINA has caused this First Supplemental Indenture to be executed by one of its Vice Presidents and its seal to be hereunto affixed, attested by one of its Authorized Officers, all as of the day and year first above written.


[SEAL]                                 IREDELL COUNTY INDUSTRIAL
                                       FACILITIES AND POLLUTION CONTROL
Attest:                                FINANCING AUTHORITY


By: /s/ William XXXXXXXXXXX            By: /s/ J.D. Chamberlain
     --------------------------            -------------------------------
     (Assistant) Secretary                 Chairman

[SEAL]                                 FIRST UNION NATIONAL BANK
                                       OF NORTH CAROLINA

Attest:


By: /s/ xxxxxxxxxxxxxxxx               By: /s/ xxxxxxxxxxxxxxxxxxxx
    --------------------------             -------------------------------
    Authorized Officer                     Vice President

                                   EXHIBIT "A"

                      Legal Description of Leased Property

         BEGINNING at the point in the center of North Carolina Highway No. 90 (West Front Street) leading from Statesville, North Carolina, to Taylorsville, North Carolina, said beginning point being the Southwest corner of the tract of land conveyed to the Carnation Company by the State of North Carolina by Deed recorded in Deed Book 134, Page 125, Iredell County Registry, and running thence with the center of said North Carolina Highway No. 90, North 62 degrees 22 minutes West 1043 feet to a point in the center of said North Carolina Highway No. 90, at which point the center of said North Carolina Highway No. 90 and the center of Mecham Road, a road leading in a Northerly direction from said North Carolina Highway No. 90 to what was formerly a part of the Piedmont Experiment Station Farm intersect; thence with the center line of said Mecham Road North 08 degrees 06 minutes East 805 feet to a point in the center line of the railroad track of Alexander Railroad Company; thence with the center line of the said railroad track of the Alexander Railroad Company four calls as follows:
(1) South 40 degrees 05 minutes East 839.45 feet to a point; (2) thence South 43 degrees 01 minutes East 159 feet to a point; (3) thence South 48 degrees 10 minutes East 168.6 feet to a point; (4) thence South 52 degrees 30 minutes East
161.7 feet to a point in the center of said railroad track, and said point being the Northwest corner of the said tract of land conveyed to the Carnation Company by the State of North Carolina by the Deed referred to hereinabove; thence with the Western line of said Carnation Company South 15 degrees 49 minutes 40 seconds West 324.45 feet to the point of BEGINNING, containing 12.76 acres, more or less, and the above description being according to a map and survey made by Kestler & MacKay, Registered Surveyors, dated April 13, 1964, revised on February 22, 1979, with said revision being in regard to the location of buildings, paving, and similar matters, and not in any way being a revision of property lines, including courses, degrees and distances; and being the identical property conveyed to National Canvas Products Corp. by Deed of Olin Corporation, dated September 26, 1975, recorded in Deed Book 578, Page 573, Iredell County Registry.

                                   EXHIBIT "B"
                           [FORM OF SERIES 1994 BOND]

                            United States of America
                             State of North Carolina

                      IREDELL COUNTY INDUSTRIAL FACILITIES
                    AND POLLUTION CONTROL FINANCING AUTHORITY
                        Industrial Revenue Refunding Bond
                        (Hunt Manufacturing Co. Project)
                                   Series 1994
No. R-1                                                            $2,000,000.00

         IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY (the "Authority"), a political subdivision and body corporate and politic duly organized and existing under the Constitution and laws of the State of North Carolina, for value received, hereby promises to pay (but only from the special revenues and funds hereinafter described) to BROWN BROTHERS HARRIMAN & CO., or its registered assigns (the "Owner"), on June 15, 2004, upon the presentation and surrender hereof at the principal office of the Paying Agent herein described, the principal sum of

                       Two Million Dollars ($2,000,000.00)

and to pay (but only out of the sources hereinafter mentioned) interest on said principal sum at the variable interest rate described under "Interest Rate Provisions" below. Payment of the principal of and interest on this Bond shall be in any coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.

         This Bond is a duly authorized issue of revenue bonds of the Authority issued in the original aggregate principal amount of $2,000,000 and designated as Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Refunding Bond (Hunt Manufacturing Co. Project), Series 1994 (the "Bond") issued under and pursuant to the constitution and laws of the State of North Carolina, including particularly the Industrial and Pollution Control Financing Act, as amended, which as codified appears as Chapter 159C of the General Statutes of North Carolina (the "Enabling Act"), a resolution of the Authority adopted on June 2, 1994, and a Indenture and Deed of Trust dated as of June 1, 1979 (the "Original Indenture"), as supplemented by a First Supplemental Indenture and Deed of Trust dated as of July 31, 1994 (the "First

Supplemental Indenture" and, together with the Original Indenture, the "Indenture") , each between the Authority and First Union National Bank of North Carolina, as trustee (the "Trustee"). The Bond is issued by the Authority for the purpose of refunding certain prior bonds of the Authority issued for the purpose of financing a Project on behalf of Hunt Manufacturing Co. (the "Company") and more particularly described in the Indenture. The Authority and the Company have entered into a Lease Agreement dated as of June 1, 1979 (the "Original Lease Agreement"), as amended and supplemented by a First
Supplemental Lease Agreement dated as of July 31, 1994 (the "First Supplemental Lease Agreement" and, together with the Original Lease Agreement, the "Lease Agreement"), under which the Authority has demised the Leased Property to the Company, and the Company has leased the Leased Property from the Authority. Under the Lease Agreement the Company has agreed to pay to the Trustee or Purchaser, on behalf of the Authority, rental payments sufficient, among other things, to provide for the payment by the Authority of the principal and redemption price of, and interest on, this Bond. The Company has entered into a Guaranty Agreement dated as of June 1, 1979, as amended and supplemented by the First Amended Guaranty Agreement dated as of July 31, 1994 (the "Guaranty"), with the Trustee, whereby the Company has unconditionally guaranteed for the benefit of the holders and Registered Owners of all bonds issued and outstanding under the Indenture, the full and prompt payment of the principal of and redemption premium, if any, and interest on such bonds, including this Bond.

         This Bond is and shall be issued only in one denomination equal to the entire principal amount hereof.

         This Bond is transferable, in accordance with the provisions of the Indenture, by the Registered Owner hereof or his duly authorized attorney at the designated office of the Trustee, upon surrender of this Bond, accompanied by a duly executed instrument of transfer, in form satisfactory to the Trustee, and upon payment by the Owner hereof of any taxes, fees or other governmental charges incident to such transfer. Upon any such transfer, a new fully-registered Bond in the same aggregate principal amount will be issued to the transferee. The person in whose name this Bond is registered may be deemed the holder and Registered Owner thereof for all purposes by the Authority, the Company and the Trustee, and any notice to the contrary shall not be binding upon the Authority, the Company or the Trustee.

         THIS BOND IS A LIMITED OBLIGATION OF THE AUTHORITY AND IS PAYABLE SOLELY OUT OF AMOUNTS HELD UNDER THE INDENTURE AND AMOUNTS TO BE DERIVED FROM THE COMPANY UNDER THE LEASE AGREEMENT AND THE GUARANTY AND IS SECURED AS SET FORTH IN THE INDENTURE. THIS BOND AND THE INTEREST HEREON SHALL NOT BE DEEMED TO CONSTITUTE A DEBT, LIABILITY, GENERAL OBLIGATION OR A PLEDGE OF THE FAITH AND CREDIT OR THE TAXING POWER OF THE STATE OF NORTH CAROLINA OR ANY POLITICAL SUBDIVISION THEREOF. NEITHER THE STATE OF NORTH CAROLINA NOR ANY POLITICAL SUBDIVISION THEREOF NOR THE AUTHORITY SHALL BE OBLIGATED TO PAY THE PRINCIPAL OF THIS BOND, THE INTEREST HEREON OR OTHER COSTS INCIDENT HERETO EXCEPT FROM THE REVENUES AND FUNDS PLEDGED THEREFOR, AND NEITHER THE FAITH AND CREDIT NOR THE TAXING POWER OF THE STATE OF NORTH CAROLINA OR ANY POLITICAL SUBDIVISION THEREOF IS PLEDGED TO THE PAYMENT OF THE PRINCIPAL OF THIS BOND OR THE INTEREST HEREON OR OTHER COSTS INCIDENT THERETO.

         Reference is made to the Indenture, the Lease Agreement and the Guaranty for a complete description of the terms and provisions thereof, including, among other things: a description of the property pledged and assigned under the Indenture for the payment of the principal and redemption price of and interest on this Bond; the provisions under which the property may be removed from the Leased Property or other property may be substituted therefor; a description of the duties and rights of the Trustee and the Authority; the provisions under which the lien of the Indenture may be defeased; and the extent and manner of enforcement of the rights of the holders and Registered Owners of the bonds issued under the Indenture, including this Bond.

         The Indenture permits the amendment thereof and of the Lease Agreement and the Guaranty and the modifications of the rights and obligations of the Authority and the Trustee and the rights of the Registered Owner of the Bond, with the consent of the holders and Registered Owners of 66 2/3 percent of the aggregate principal amount of all Bonds outstanding under the Indenture, upon the terms set forth therein. Any consent or waiver by the Registered Owner of this Bond shall be conclusive and binding upon such Registered Owner and upon all future Registered Owners of this Bond and of any Bond issued upon the transfer of this Bond whether or not notation of such consent or waiver is made hereon.

                            INTEREST RATE PROVISIONS

         The rate of interest on this Bond shall be the lower of LIBOR or 75% of the Base Rate as determined on each Interest Calculation Date. For purposes of the foregoing, the following definitions shall apply:

                  "Base Rate" means the rate announced from time to time by BBH as its "base" rate.

                  "BBH" means Brown Brothers Harriman & Co., the initial Registered Owner of this Bond and the Purchaser described in the Indenture.

                  "Interest Calculation Date" means the date of original issuance of this Bond and the first day of each April, July, October and January thereafter, whether or not a Business Day.

                  "Interest Period" means the period from each Interest Calculation Date to and including the day immediately preceding the next succeeding Interest Calculation Date.

                  "LIBOR" means the 90-day London Inter-Bank Offered Rate, determined by BBH as of the opening of business on each Interest Calculation Date by reference to market reporting services available to banks and financial institutions.

         All determinations of the interest rate on this Bond shall be calculated to three places to the right of the decimal point.

         Interest, calculated on the basis of a year of 365 or 366 days, for the actual number of days elapsed in each Interest Period, shall accrue daily and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1994, and on the maturity date hereof (each an "Interest Payment Date") to the Registered Owner hereof, as shown on the registration books of the Trustee on the Business Day preceding such interest payment date (a "Record Date"), except that if and to the extent that there shall be a default in the payment of the interest due on any such Interest Payment Date, such defaulted interest shall be paid to the Registered Owner in whose name this Bond is registered on the fifth Business Day preceding the date of payment of such defaulted interest. The amount of interest due hereon for any Interest Period shall be determined by BBH in accordance with
Section 201 of the First Supplemental Indenture. Subject to the direct payment provisions of Section 205 of the First Supplemental Indenture, interest on this Bond shall be paid by check mailed by the Trustee to the Registered Owner entitled thereto on each Interest Payment Date. This Bond shall bear interest on the overdue principal and, to the extent permitted by law, on overdue interest at the Base Rate plus 2%.

         If at any time hereafter, either before or after the payment of the entire principal of and interest on the Series 1994 Bond, there shall be a Determination of Taxability, then, in such event, the interest rate on the Series 1994 Bond, as in effect during any period from and after the date of the event giving rise to the Determination of Taxability, shall be the Base Rate plus 2%. The failure of the Registered Owner to make a demand promptly following a Determination of Taxability shall not alter the rights or obligations of the Authority or the Registered Owner. If there is more than one Determination of Taxability, this paragraph shall be fully applicable to each such Determination of Taxability, whether or not the Registered Owner exercised any or all of the rights or remedies that arose under any prior Determination of Taxability, and all the Registered Owner's rights and remedies shall be cumulative except to the extent of any written waiver by the Registered Owner. If the Registered Owner receives written notice of any Determination of Taxability, it will give prompt written notice thereof to the Company, the Authority and the Trustee and the Company shall have the right to require the Registered Owner to prosecute any administrative or judicial remedies available to it unless the Registered Owner determines, in its sole discretion, that the prosecution of such remedies is not against its best interests, provided that the Company shall pay all expenses of prosecuting any such remedies.

                              REDEMPTION PROVISIONS

         Optional Redemption. The Bond may be redeemed at the election of the Authority at the direction of the Company on any Interest Payment Date, without penalty, in whole or in part (but if in part in the principal amount of $100,000 or integral multiples of $5,000 in excess thereof), at a redemption price equal to 100% of the principal amount thereof to be redeemed plus accrued interest to the date of redemption upon fifteen days written notice to the Registered Owner.

         Mandatory Redemption at Option of Registered Owner. Subject to the limitations set forth in the next paragraph, all or any portion of this Bond shall be redeemed by the Authority, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the date of redemption, upon the written demand, in the form provided in the First Supplemental Indenture, of the Registered Owner thereof to the Trustee, with a copy to the Company. The Series 1994 Bond, or any portion thereof, shall be redeemed, and the redemption price of the Series 1994 Bond shall be paid to the Registered Owner of the Series 1994 Bond on the date specified by the Registered Owner hereof.

         The aggregate principal amount of the this Bond which may be redeemed in accordance with the preceding paragraph in any annual period commencing on June 1 of each year, when added to the aggregate principal amount of the Bond redeemed in accordance with such paragraph in all prior periods, shall not exceed the aggregate amounts as follows:

                   Year Commencing
                       June 1                            Amount
                   ---------------                    ------------
                       1994                            $        0
                       1995                               350,000
                       1996                               720,000
                       1997                             1,120,000
                       1998                             1,545,000
                       1999 and thereafter              2,000,000

         Mandatory Redemption Upon Determination of Taxability. Upon the occurrence of a Determination of Taxability, as defined in the Indenture, the Series 1994 Bond shall be called for redemption on the date, not more than 90 days following the date of such Determination of Taxability, selected by the Company at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the date of redemption.

         Mandatory Redemption Upon Cessation of Operation. In the event of a Cessation of Operation, as defined in the Indenture, the Series 1994 Bond shall be called for redemption on the date, not more than 90 days following the date of such Cessation of Operation, selected by the Company at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the date of redemption.

         Notice of Redemption. Except with respect to a mandatory redemption of the Series 1994 Bond as described above, the Trustee shall provide the Registered Owner with notice mailed by first-class mail, prepaid, at least fifteen days before such redemption date to each such Registered Owner at the registered address of the Registered Owner appearing on the registration books maintained pursuant to Section 205 of the Indenture as of the close of business on the Business Day prior to such mailing. Notice of redemption having been so given and payment or provision for payment of such redemption price having been so made, the Bond so called for redemption shall be due and payable on the redemption date and interest thereon shall cease to accrue from and after such redemption date.

         Subject to the direct payment provisions of Section 205 of the First Supplemental Indenture, in the event of a redemption of this Bond in whole, the redemption price shall be paid to the Registered Owner only upon surrender of this Bond at the principal office of the Trustee. In the event of a partial redemption, payment shall be made by wire transfer of immediately available funds to such bank as the Registered Owner shall designate to the Trustee in writing not less than two Business Days prior to the date of such payment, without presentation and surrender of this Bond, provided (i) that the Paying Agent's record of such payment shall be conclusive and binding upon such Registered Owner and each succeeding Registered Owner of the Bond, and (ii) the Registered Owner shall note such partial redemption on the grid attached to this Bond.

         No covenant or agreement contained in this Bond shall be deemed to be the covenant or agreement of any member, officer, attorney, agent or employee of the Authority in an individual capacity. No recourse shall be had for the payment of principal, premium, if any, or interest on the Bond or any claim based thereon or on any instruments and documents executed and delivered by the Authority in connection with the Project, against any officer, member, agent, attorney or employee of the Authority past, present or future, or any successor body or their representative heirs, personal representatives, successors, as such, either directly or through the Authority, or any such successor body, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all of such liability being hereby released as a condition of and as a consideration for the execution and delivery of this Bond.

         This Bond shall be governed by and construed in accordance with the laws of the State of North Carolina. Certain capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Indenture.

         This Bond shall not be valid or become obligatory for any purpose or be entitled to any benefit or security under the Indenture until it shall have been authenticated by the execution by the Trustee of the certificate of authorization endorsed herein.

         IT IS HEREBY CERTIFIED, RECITED AND DECLARED that all acts, conditions and things required to exist, happen and be performed precedent to and in the execution and delivery of the Agreement and issuance of this Bond do exist, have happened, exist and have been performed as so requested.

         IN WITNESS WHEREOF, the Iredell County Industrial Development Authority has caused this Bond to be executed in its name by the manual or facsimile signature of its Chairman or Vice Chairmen, and the manual impression or facsimile of its corporate seal to be affixed hereto and attested by the manual or facsimile signature of its Secretary or any Assistant Secretary.

Dated:   July 31, 1994

[SEAL] IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY
 Attest:
                                      By:_________________________________
                                                (Vice) Chairman
 By:____________________________
       (Assistant) Secretary

                      [Form of Authentication Certificate]

                          CERTIFICATE OF AUTHENTICATION

         This Bond is an issue described in the within-mentioned Indenture. Attached hereto is the true and complete text of the opinion of Drinker Biddle and Reath, a signed original copy of which, dated the date of original issuance of this Bond, is on file at the principal corporate trust office of the undersigned in Charlotte, North Carolina.

Date of Authentication                     FIRST UNION NATIONAL BANK OF
                                           NORTH CAROLINA, as Trustee


                                           By: ____________________________
                                                   Authorized Officer

                        SCHEDULE OF PRINCIPAL REPAYMENTS

                           Principal
                           Amount                    Outstanding                 Notation
   Date                    Paid                        Balance                   Made By
   ----                    ---------                 -----------                 --------
----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

                        SCHEDULE OF PRINCIPAL REPAYMENTS


                           Principal
                           Amount                    Outstanding                 Notation
   Date                    Paid                        Balance                   Made By
   ----                    ---------                 -----------                 --------
----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

----------             -----------------          -----------------         -----------------

                                   EXHIBIT "C"

                         NOTICE OF MANDATORY REDEMPTION

To:          FIRST UNION NATIONAL BANK OF NORTH CAROLINA,
                           as Trustee
             [ADDRESS]

             Attention:

         The undersigned, being the Registered Owner of the Series 1994 Bond issued under and secured by that certain Indenture and Deed of Trust dated as of June 1, 1979, as supplemented by a First Supplemental Indenture and Deed of Trust dated as of July 31, 1994 (the "First Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), each between the Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") and First Union National Bank of North Carolina, as trustee (the "Trustee"), hereby irrevocably elects that the principal amount of said Series 1994 Bond set forth below (which principal amount does not exceed the applicable limitation set forth in Section 402 (b) of the First Supplemental Indenture) shall be redeemed by the Authority on the date also set forth below.

         If the Series 1994 Bond is to be redeemed in full, the undersigned shall surrender the Series 1994 Bond to the Trustee at its principal corporate trust office against payment of the redemption price.

         If the Series 1994 Bond is to be redeemed in part, payment of the purchase price shall be made on the redemption date to or to the order of the undersigned, as hereby authorized,

         by wire to: ____________________________________________; or

         other payment instructions _________________________________

______________________________________________________________


and the undersigned shall undertake to note such redemption on the grid attached to the Series 1994 Bond (and the undersigned acknowledges that the Trustee's record of such redemption and payment shall be conclusive).

         All capitalized terms not defined herein shall have the meanings assigned to them in the Indenture.

         Dated:

                                    ---------------------------------------
                                    Signature of Owner or
                                    Authorized Signatory of Owner


                                    ---------------------------------------
                                    Please Insert Social Security Number or
                                    Tax I.D. Number of Owner ______________

                       FIRST SUPPLEMENTAL LEASE AGREEMENT

         THIS FIRST SUPPLEMENTAL LEASE AGREEMENT dated as of July 31, 1994 (the "First Supplemental Lease"), between THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY (the "Authority"), a political subdivision and body corporate and politic of the State of North Carolina, as Lessor, and HUNT MANUFACTURING COMPANY (the "Company"), a corporation existing under the laws of the Commonwealth of Pennsylvania and qualified to do business in the State of North Carolina, as Lessee.

                              W I T N E S S E T H:

         WHEREAS, pursuant to and in accordance with the provisions of the Enabling Act, the Board of Commissioners of Iredell County, North Carolina, has created by resolution the Authority; and

         WHEREAS, the Enabling Act authorizes the Authority to acquire by purchase, lease, gift or otherwise any property, real or personal, improved or unimproved, and interests in land less than the fee thereof, for the construction, operation or maintenance of, and to construct, acquire, own, repair, maintain, extend, improve, rehabilitate, renovate, furnish and equip, industrial and manufacturing projects, to make and execute lease agreements and security documents containing an assignment, pledge, mortgage or other encumbrance on all or part of the Authority's interest in, or right to receive revenues with respect to, a project and any other property provided under a lease agreement; and

         WHEREAS, the Authority is authorized by the Enabling Act to issue bonds for the purpose of paying all or any part of the cost of any project, the principal of and redemption premium, if any, and interest on which bonds shall be payable solely from the funds provided by the operator or other obligor upon the lease agreement or any guaranty agreement or other contract or agreement to make payments to, or for the benefit of, the Authority; and

         WHEREAS, the Authority and the Trustee have heretofore entered into an Indenture and Deed of Trust dated as of June 1, 1979 (the "Original Indenture" and, together with the First Supplemental Indenture, the "Indenture"), pursuant to which the Authority has heretofore issued revenue bonds of the Authority in the aggregate principal amount of $2,000,000, designated "Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979" (the "Series 1979 Bonds" and, together with any additional and refunding bonds issued under the Indenture, the "Bonds"); and

         WHEREAS, the proceeds of the Series 1979 Bonds were applied by the Authority to pay the costs of the Project (which capitalized terms and others used but not defined in these Recitals are defined in the Original Lease or the Indenture) on behalf of Hunt Manufacturing Co., a Pennsylvania corporation (the "Company") and

         WHEREAS, the Authority has heretofore entered into a Lease Agreement dated as of June 1, 1979 (the "Original Lease"), with the Company, under which the Authority has demised and leased the Leased Property to the Company and the Company has leased the Leased Property, including the real property more particularly described in Exhibit "All attached hereto and made a part hereof, from the Authority and has agreed to pay rent therefor in amounts sufficient to pay the principal of, redemption premium (if any) and interest on the Series 1979 Bonds and any additional and refunding bonds issued under the Indenture; and

         WHEREAS, the Authority entered into the Original Indenture for the purpose of authorizing the Bonds and securing the payment thereof by assigning certain of its interests in the Lease, including its rights to a portion of the rental payments thereunder; and

         WHEREAS, the Company has entered into a Guaranty Agreement dated as of June 1, 1979, as amended and supplemented by the First Amended Guaranty dated as of July 31, 1994 (the "Guaranty"), with the Trustee, whereby the Company has unconditionally guaranteed for the benefit of the holders of the Bonds and the interest coupons appertaining thereto, if any, the full and prompt payment of the principal of and redemption premium, if any, and interest on the Bonds; and

         WHEREAS, the Company has requested that the Authority undertake a program (the "1994 Refunding Project") to refund the Series 1979 Bonds for the purpose of providing debt service savings to the Company and, in connection therewith, the Authority has determined to issue as a series of Refunding Bonds under the Indenture its Industrial Revenue Refunding Bond (Hunt Manufacturing Co. Project), Series 1994 (the "Series 1994 Bond"); and

         WHEREAS, for the further security of the Series 1994 Bond, the Company and the Authority have determined to enter into this First Supplemental Lease (this First Supplemental Lease and the Original Lease being herein referred to collectively as the "Lease"), pursuant to which the Company and the Authority will confirm the demise and lease of the Leased Property by the Authority to the Company and the Company will confirm its commitment to make rental payments under the Lease sufficient to pay the principal, redemption premium, if any, and interest on the Series 1994 Bond and any other Bonds; and

         WHEREAS, upon the issuance of the Series 1994 Bond under the First Supplemental Indenture and the application of the proceeds thereof, together with certain additional funds provided by the Company, as provided herein to the redemption of the Series 1979 Bonds, the Series 1979 Bonds shall no longer be Outstanding under the Indenture; and

         WHEREAS, the Company and the Authority have received a proposal for the purchase of the Series 1994 Bond from Brown Brothers Harriman & Co. (the "Purchaser"), a private bank, upon the terms and conditions set forth herein; and

         WHEREAS, the execution and delivery of this First Supplemental Lease and the First Supplemental Indenture have been duly authorized by resolution of the Authority; and

         WHEREAS, the Authority and the Company desire to confirm the terms of the Original Lease and to supplement said original Lease in the manner herein provided;

         NOW, THEREFORE, THIS FIRST SUPPLEMENTAL AGREEMENT OF LEASE WITNESSETH:

         That the Authority and the Company each intending to be legally bound and in consideration of the rentals and mutual covenants herein stipulated to be paid and performed, DO HEREBY AGREE as follows:

         SECTION 1. CONFIRMATION OF ORIGINAL LEASE. Except as hereinafter expressly provided, the Original Lease as hereby supplemented and amended shall continue to be enforceable and in effect with respect to the Series 1994 Bond and any other Outstanding Bonds. All obligations of the Company and the Authority under the Original Lease in respect of, or for the benefit of the holders of, the Series 1979 Bonds shall remain in full force and effect in respect of and for the benefit of the holders and registered owners of the Series 1994 Bond and any other Outstanding Bonds.

         SECTION 2. DEFINITIONS. All terms used as defined terms in the Original Lease or the Indenture are used with the same meaning in this First Supplemental Lease (including the use thereof in the recitals above) unless expressly given a different meaning herein or unless the context clearly otherwise requires. All terms used herein which are defined in the recitals hereto shall have the meanings there given to the same unless the context clearly otherwise requires, except that the following definitions contained in Article I of the Original Lease are hereby amended to read as follows:

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Determination of Taxability" means (a) the enactment of legislation to or with the effect that interest payable on any Bond is includable in the gross income of the registered owner of any

Bond under the federal income tax laws (except with respect to any owner who is a "substantial user" or a related person" (as such terms are used in the Code)), any such determination being deemed to have occurred on the effective date of such legislation; or (b) receipt by the Company, the Authority or the registered owner of any Bond of notice that the Commissioner of Internal Revenue or any district director of the Internal Revenue Service that based upon filings of the Company, any review or audit of the Company, or any ground whatsoever, shall have determined that a Taxable Event (as hereinafter defined) has occurred; or
(c) issuance of a published or private ruling or a technical advice memorandum by the Internal Revenue Service, or a determination by any court of competent jurisdiction, that the interest payable on any Bond is includable for federal income tax purposes in the gross income of any owner of any Bond (except as aforesaid); or (d) with respect to the Series 1994 Bond, an opinion of nationally recognized bond counsel addressed to the registered owner of the Series 1994 Bond that such counsel cannot conclude that the interest thereon is excluded from the gross income of the registered owner thereof under the federal income tax laws (other than with respect to any owner who is a "substantial user" or a "related person" (as such terms are used in the Code)). For purposes of this definition, "Taxable Event" means the application of the proceeds of any Bond in such manner, or the occurrence or non-occurrence of any other event (except the enactment of legislation described in clause (a) of the definition of Determination of Taxability above), whether within or without the control of the Company, with the result that, under the Code, the interest on any Bond is or becomes includable in the gross income for federal income tax purposes of the registered owner of any Bond (except as aforesaid).

         SECTION 3. TERM OF LEASE. In accordance with Section 5.1 of the Original Lease, the term of the Lease shall extend until June 16, 2004 or until the day after all Bonds issued under the Indenture have been repaid or are no longer deemed to be outstanding under the Indenture.

         SECTION 4. PAYMENT OF BASIC RENT. The Company hereby confirms its obligation set forth in Section 5.3(a) of the Original Lease to pay Basic Rent in such amounts and at such times as to enable the Authority to cause timely payment to be made to the Holder of the Series 1994 Bond and to the holders of any other Outstanding Bonds of the principal, interest, and any redemption premium on such Bonds. Notwithstanding the provisions of Section 5.3(a) of the Original Lease to the contrary, so long as the Purchaser is the registered owner of the Series 1994 Bond, the Company shall pay that portion of the Basic Rent relating to the principal and redemption price of, and interest on, the Series 1994 Bond directly to the Purchaser as provided in Section 205 of the First Supplemental Indenture. In the event that the Company shall fail to pay any installment of Basic Rent so payable to the Purchaser in accordance with this Section, interest on such overdue payment shall accrue from the due date thereof at a rate equal to the Base Rate (as defined in the First Supplemental Indenture) plus 2%.

         SECTION 5. PREPAYMENT OF RENT UPON CESSATION OF OPERATION. Article XI of the Original Lease is hereby amended to include the following additional section:

                   "Section 11.4. Obligation to Prepay Basic Rent Upon Cessation of Operation. In the event of a Cessation of Operation, the Company shall be required to prepay the Basic Rent with respect to the Series 1994 Bond.
                           Within 30 days after the date of the occurrence of the Cessation of Operation, the Company shall give a written notice to the Authority and the Trustee which shall specify the date selected by the Company for such prepayment, such date to be not more than 90 days after the date of the occurrence of the Cessation of Operation."

         SECTION 6. ADDITIONAL REQUIREMENT APPLICABLE TO INSURANCE. Section 7.3 of the Original Lease is hereby amended to include the following additional subsection:

         (c) So long as the Purchaser is the Holder of the Series 1994 Bond, the Company shall supply the Purchaser at least once annually with a certificate or certificates of the insurers that insurance policies satisfying the requirements of Sections 7.1 and 7.2 of the Lease are in force and effect.

         SECTION 7. ADDITIONAL COVENANT OF TANGIBLE NET WORTH. In addition to covenants set forth in Article VIII of the Original Lease, as amended hereby, so long as the 1994 Bond shall be Outstanding, the Company additionally covenants as follows:

         For the fiscal year commencing November 28, 1993, the Company shall maintain at all times a Consolidated Tangible Net Worth (as herein defined) of not less than $62,000,000; provided, that for each subsequent fiscal year of the Company, the Company shall maintain at all times a Consolidated Tangible Net Worth equal to the amount required under this provision for the preceding year plus $3, 000, 000. For purposes of this provision "Consolidated Tangible Net Worth" means the excess of the aggregate net worth of the Company and its consolidated subsidiaries, less intangibles, over the aggregate total liabilities of the Company and its consolidated subsidiaries, determined in each case in accordance with generally accepted accounting principles.

         SECTION 8. AMENDED COVENANT TO MAINTAIN CORPORATE EXISTENCE. Section
8.2 of the Original Lease is hereby amended to read in full:

                  "Section 8.2. Company to Maintain its Corporate Existence. The Company covenants and agrees that it (a) will maintain and preserve its corporate existence and organization, and its authority to do business in the State of North Carolina and will not voluntarily dissolve without first discharging its obligations under this Lease, and (b) will not dissolve or otherwise dispose of all or substantially all of its assets (either in a single transaction or in a series of related transactions), and will not merge or consolidate with any other corporation and will not permit one or more corporations to merge into or consolidate with it."

         SECTION 9. INDEMNIFICATION OF LOCAL GOVERNMENT COMMISSION. The provisions of Sections 8.10 and 8.11 of the Original Lease, indemnifying the Authority and its members, officers and employees, shall be apply with equal force and effect to the Local Government Commission and its members, officers and employees.

         SECTION 10. ADDITIONAL PROVISION CONCERNING NOTICES.

         (a) Promptly after each June 30, the Company shall notify the North Carolina Local Government Commission and the Authority, by first class mail, of the aggregate principal amount of the Bonds outstanding at the close of business on such June 30.

         (b) Section 13.5 of the Original Lease is hereby amended by adding thereto an additional paragraph to read in its entirety as follows:

              "So long as the Series 1994 Bond shall be owned by the Purchaser, the Trustee shall provide to the Purchaser a copy of each notice, certificate or other communication delivered to or by the Trustee under the Lease to the Purchaser at the following address:

                            Brown Brothers Harriman & Co.
                            1541 Walnut Street
                            Philadelphia, PA 19102
                            Attention: Carl S. Cutler"

In addition that section is amended to provide that notices to the Company are to be addressed to:

                            Hunt Manufacturing Co.
                            230 South Broad Street
                            Philadelphia, PA 19102
                            Attention: Secretary

And notices to the Local Government Commission are to be addressed to:

                            Local Government Commission
                            325 North Salisbury Street
                            Raleigh, N.C. 27603-1385

         IN WITNESS WHEREOF, the Company has caused this First Supplemental Lease to be executed in its name and on its behalf by the Manager of the Company and its corporate seal to be affixed hereunder and attested by its Secretary, and the Authority has caused this First Supplemental Lease to be executed in its name and on its behalf by its Chairman or Vice Chairman and its corporate seal to be affixed hereto and attested by its Secretary or any Assistant Secretary as of the date and year first above written.

                                               HUNT MANUFACTURING COMPANY
  [SEAL]


Attest: /s/ Dennis Pizzica                     By: /s/ William E. Chandler
       ----------------------------                ----------------------------
        Asst. Secretary                            Senior Vice President


                                                IREDELL COUNTY INDUSTRIAL
                                                FACILITIES AND POLLUTION
[SEAL]                                          CONTROL FINANCING AUTHORITY


Attest: ___________________________             By: _______________________
        (Assistant) Secretary                       Chairman

 COMMONWEALTH OF PENNSYLVANIA    :
                                 : ss
 COUNTY OF PHILADELPHIA          :


         On this, the ____ day of July, 1994, before me the undersigned, a notary public, personally appeared, __________________, who acknowledged that he is (Vice) President of the HUNT MANUFACTURING COMPANY and that he, as such officer, being authorized to do so, executed the foregoing Supplemental Lease, for purposes therein contained, by signing the name of such corporation by himself as such officer.

                   IN WITNESS WHEREOF, I set my hand and official seal.


                                _______________________________________
                                             Notary Public

                                     -------------------------------------------
 [SEAL]                                             Notary Seal
                                          Lillian M. Barratt, Notary Public
                                          Philadelphia, Philadelphia County
                                         My Commission Expires May 10, 1997
                                     -------------------------------------------
                                     Member Pennsylvania Association of Notaries


 COMMONWEALTH OF PENNSYLVANIA  :
                               : ss
 STATE OF NORTH CAROLINA       :

On this, the__________ day of __________ 1994 before me the undersigned, ____ a notary public, personally appeared _________________, who acknowledged that he is (Vice) Chairman of the IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY and that he, as such officer, being authorized to do so, executed the foregoing Second Supplemental Lease, for purposes therein contained, by signing the name of such Authority by himself as such officer.

                  IN WITNESS WHEREOF, I set my hand and official seal.

                                _______________________________________
                                             Notary Public

[SEAL]

                                   EXHIBIT "A"

                           Description of Real Property
                           ----------------------------

         BEGINNING at the point in the center of North Carolina Highway No. 90 (West Front Street) leading from Statesville, North Carolina, to Taylorsville, North Carolina, said beginning point being the Southwest corner of the tract of land conveyed to the Carnation Company by the State of North Carolina by Deed recorded in Deed Book 134, Page 125, Iredell County Registry, and running thence with the center of said North Carolina Highway No. 90, North 62 degrees 22 minutes West 1043 feet to a point in the center of said North Carolina Highway No. 90, at which point the center of said North Carolina Highway No. 90 and the center of Mecham Road, a road leading in a Northerly direction from said North Carolina Highway No. 90 to what was formerly a part of the Piedmont Experiment Station Farm intersect; thence with the center line of said Mecham Road North 08 degrees 06 minutes East 805 feet to a point in the center line of the railroad track of Alexander Railroad Company; thence with the center line of the said railroad track of the Alexander Railroad Company four calls as follows: (1) South 40 degrees 05 minutes East 839.45 feet to a point; (2) thence South 43 degrees 01 minutes East 159 feet to a point; (3) thence South 48 degrees 10 minutes East 168.6 feet to a point; (4) thence South 52 degrees 30 minutes East
161.7 feet to a point in the center of said railroad track, and said point being the Northwest corner of the said tract of land conveyed to the Carnation Company by the State of North Carolina by the Deed referred to hereinabove; thence with the Western line of said Carnation Company South 15 degrees 49 minutes 40 seconds West 324.45 feet to the point of BEGINNING, containing 12.76 acres, more or less, and the above description being according to a map and survey made by Kestler & MacKay, Registered Surveyors, dated April 13, 1964, revised on February 22, 1979, with said revision being in regard to the location of buildings, paving, and similar matters, and not in any way being a revision of property lines, including courses, degrees and distances; and being the identical property conveyed to National Canvas Products Corp. by Deed of Olin Corporation, dated September 26, 1975, recorded in Deed Book 578, Page 573, Iredell County Registry.

                                                          Closing Document No. 3

                      IREDELL COUNTY INDUSTRIAL FACILITIES
                    AND POLLUTION CONTROL FINANCING AUTHORITY

                                   $2,000,000
                        Industrial Revenue Refunding Bond
                        (Hunt Manufacturing Co. Project)
                                   Series 1994

                        FIRST AMENDED GUARANTY AGREEMENT

         This FIRST AMENDED GUARANTY AGREEMENT dated as of July 31, 1994 (the "Supplemental Guaranty") between Hunt Manufacturing Co. (the "Guarantor") a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, and First Union National Bank of North Carolina, a banking association duly incorporated under the laws of the United States, as trustee (the "Trustee"), under an Indenture and Deed of Trust dated as of June 1, 1979, as amended and supplemented by a Supplemental Indenture and Deed of Trust dated as of July 31, 1994 between the Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") and the Trustee,

                                  WITNESSETH:

         WHEREAS, the Authority and the Trustee have heretofore entered into an Indenture and Deed of Trust dated as of June 1, 1979 (the "Original Indenture" and, together with the First Supplemental Indenture dated July 31, 1994, the "Indenture"), pursuant to which the Authority has heretofore issued revenue bonds of the Authority in the aggregate principal amount of $2,000,000, designated "Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979" (the "Series 1979 Bonds"); and

         WHEREAS, the proceeds of the Series 1979 Bonds were applied by the Authority to pay the costs of the Project (which capitalized terms and others used but not defined in these Recitals are defined in the Lease or the Indenture) on behalf of Hunt Manufacturing Co., a Pennsylvania corporation (the "Company"); and

         WHEREAS, the Authority has heretofore entered into a Lease Agreement dated as of June 1, 1979 as amended and supplemented by a Supplemental Lease Agreement dated as of July 31, 1994 (the "Lease"), with the Company, under which the Authority has demised and leased the Leased Property to the Company and the Company has leased the Leased Property from the Authority and has agreed to pay rent therefor in amounts sufficient to pay the principal of and redemption premium, if any, and interest on the Series 1979 Bonds and any additional and refunding bonds (such bonds being collectively, the "Bonds") issued under the Indenture; and

         WHEREAS, the Company has entered into a Guaranty Agreement dated as of June 1, 1979 (the "Original Guaranty"), with the Trustee, whereby the Company has unconditionally guaranteed for the benefit of the holders of all Bonds Outstanding under the Indenture and the interest coupons appertaining thereto, if any, the full and prompt payment of the principal of, redemption premium (if any) and interest on such Bonds; and

         WHEREAS, the Company has requested that the Authority undertake a program (the "1994 Refunding Project") to refund the Series 1979 Bonds for the purpose of providing debt service savings to the Company and, in connection therewith, the Authority has determined to issue as a series of Refunding Bonds under the Indenture its Industrial Revenue Refunding Bond (Hunt Manufacturing Co. Project), Series 1994 (the "Series 1994 Bond"); and

         WHEREAS, upon the issuance of the Series 1994 Bond under the First Supplemental Indenture and the application of the proceeds thereof, together with certain additional funds provided by the Company, as provided herein to the redemption of the Series 1979 Bonds, the Series 1979 Bonds shall no longer be Outstanding under the Indenture; and

         WHEREAS, the Company and the Authority have received a proposal for the purchase of the Series 1994 Bond from Brown Brothers Harriman & Co. (the "Purchaser"), a private bank, upon the terms and conditions set forth herein; and

         WHEREAS, the Guarantor and the Trustee desire to confirm the terms of the Original Guaranty and to supplement said Original Guaranty in the manner herein provided;

         NOW, THEREFORE, THIS FIRST AMENDED AGREEMENT OF GUARANTEE WITNESSETH:

     Section 1. Section 3.1 of the Original Guarantee is amended to read in full:

     Section 3.1. Merger, Consolidation and Transfer. The Company covenants and agrees that it (a) will maintain and preserve its corporate existence and organization, and its authority to do business in the State of North Carolina and will not voluntarily dissolve without first discharging its obligations under this Guaranty, and (b) will not dissolve or otherwise dispose of all or substantially all of its assets (either in a single transaction or in a series of related transactions), and will not merge or consolidate with any other corporation and will not permit one or more corporations to merge into or consolidate with it."

     Section 2. The Original Guarantee is amended to include Section 3.4 in which the Company covenants as follows:

     For the fiscal year commencing November 28, 1993, the Company shall maintain at all times a Consolidated Tangible Net Worth (as herein defined) of not less than $62,000,000; provided, that for each subsequent fiscal year of the Company, the Company shall maintain at all times a Consolidated Tangible Net Worth equal to the amount required under this provision for the preceding year plus $3,000,000. For purposes of this provision "Consolidated Tangible Net Worth" means the excess of the aggregate net worth of the Company and its consolidated subsidiaries, less intangibles, over the aggregate total liabilities of the Company and its consolidated subsidiaries, determined in each case in accordance with generally accepted accounting principles.

     Section 3. Except as modified and amended hereby, the original Guaranty is hereby ratified and confirmed.



                                                 HUNT MANUFACTURING CO.

                                                 By ____________________________
                                                   Senior Vice President
(Seal)

Attest:

_______________________________
Assistant Secretary
                                                 FIRST UNION NATIONAL BANK
                                                   OF NORTH CAROLINA

                                                 By: ___________________________
                                                 Title: Assistant Vice President
(Seal)

Attest

_______________________________
Assistant Secretary

                                                          Closing Document No. 4

                      IREDELL COUNTY INDUSTRIAL FACILITIES
                    AND POLLUTION CONTROL FINANCING AUTHORITY

                                   $2,000,000
                        Industrial Revenue Refunding Bond
                        (Hunt Manufacturing Co. Project)
                                   Series 1994

                          TAX CERTIFICATE AND AGREEMENT

         This Certificate is delivered in connection with the issuance by The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") of the above referenced bond (the "1994 Bond") pursuant to an Indenture and Deed of Trust dated as of June 1, 1979, as amended and supplemented by a First Supplemental Indenture and Deed of Trust dated on July 31, 1994 (collectively, the" Indenture") between the Authority and First Union National Bank of North Carolina, as trustee (the "Trustee"). The 1994 Bond is being issued to finance the costs of a project (the "Project") consisting of the refunding of the currently outstanding aggregate principal amount of $2,000,000 of the Authority's Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 (the "1979 Bonds"). The 1979 Bonds were issued to finance the costs of a project involving the acquisition of certain real estate near Statesville, North Carolina, and the construction thereon of manufacturing facilities (the "Facilities", and together with the real property the "Property") for the benefit of Hunt Manufacturing Co. (the "Company").

         Pursuant to a Lease Agreement dated as of June 1, 1979, as amended by the Supplemental Lease Agreement dated as of July 31, 1994 (collectively, the "Lease"), between the Authority and the Company, the Authority has leased the Property to the Company and the Company is obligated to make payments of Base Rent thereunder in amounts sufficient, among other things, to pay the principal of and interest an the 1994 Bond when due. The prompt payment of the principal of and interest due on the 1994 Bond is guaranteed by the Company, pursuant to a Guaranty Agreement dated June 1, 1979 and a First Supplemental Guaranty Agreement dated July 31, 1994, both between the Company and the Trustee.

         We, the undersigned officer of the Authority, who is charged, along with others, with the responsibility for issuing the 1994 Bond, and the undersigned officer of the Company, intending to be legally bound, DO HEREBY CERTIFY, agree and covenant as follows:

         1. Issue and Sale of 1994 Bond; Application of Proceeds. The 1994 Bond is being purchased by Brown Brothers Harriman & Co. (the "Purchaser") pursuant to a private placement and will bear interest on the outstanding balance at a variable variable interest rate equal to the lower of the LIBOR Rate or 75% of the Base Rate (as each is described in the Indenture). As required by the Indenture, the proceeds of the 1994 Bond will be transferred to the Trustee, to be applied to pay the principal amount of the 1979 Bonds that have been called for redemption on July 31, 1994. Additional moneys required to pay the accrued interest and redemption premium on the 1979 Bonds will be paid by the Company from sources other than proceeds of the 1994 Bond.

         2. Principal Amount. The aggregate principal amount of the 1994 Bond does not exceed the aggregate outstanding principal amount of the 1979 Bonds.

         3. Bona Fide Debt Service Fund. Under the Indenture, there is established a Bond Fund for the segregation of funds to be applied to the payments of the interest on, and principal maturing of the 1994 Bond. The deposit of moneys in the Bond Fund will allow a proper matching of revenues to payment of debt service on the 1994 Bond. The undersigned reasonably expect that the moneys deposited in the Bond Fund will be depleted at least once every twelve months except for a reasonably carryover amount not exceeding the greater of (a) one year's earnings on such fund or (b) one-half of the annual debt service on the 1994 Bond. Notwithstanding the establishment of the Bond Fund under the Indenture, the Indenture further provides that so long as the 1994 Bond is owned by the Purchaser, the Company will make payments of debt service on the 1994 Bond directly to the Purchaser when due.

         4. No Sinking Funds. Except as described above hereof, neither the Company nor the Authority has created or established, and the undersigned does not expect the Company or the Authority to create or establish, any sinking fund, debt service fund, redemption fund, replacement fund or other similar fund which is reasonably expected to be used, directly or indirectly, for payment of debt service on the 1994 Bond or pledged therefor.

         5. Limitation on Invested Proceeds. At no time during any bond year (each bond year being the one year period commencing on each anniversary date of the issuance of the 1994 Bond) will the amount of Bond proceeds invested at a yield in excess of the yield on the 1994 Bond exceed 150% of the debt service requirements on the 1994 Bond during such year.

         6. Rebate. The Company hereby covenants that it will annually retain the services of a certified public accountant to determine the amount of required arbitrage rebate, if any, payable to the United States Government under
Section 148 of the Internal Revenue Code of 1986, as amended, and will make any required payments beginning not later than 60 days after the end of the fifth bond year.

         7. $10,000,000 Limit. The Authority hereby elects to have the $10,000,000 limit for qualified small issue bonds under the Internal Revenue Code of 1986, as amended, (the "Code"), apply to the 1994 Bond.

         8. Costs of Issuance. All costs of issuing the 1994 Bond will be paid by the Purchaser or the Company (as they have agreed between them) out of available funds not constituting proceeds of the 1994 Bond.

         9. No Other Bonds; $40 Million Limitation. Except for the 1994 Bonds, there are to qualified small issue bonds, within the meaning of Section 144 of the Code or a corresponding provision of prior law, presently outstanding, the proceeds of which were used with respect to the Facilities or any other facilities located in the incorporated municipality in which the Facilities are located or with respect to any facilities contiguous or integrated with such facilities within the meaning of Sections 1.10310(b) (2) (ii) (e) and 1.103-10(d) (2) of the Treasury Regulations, of which the Company, any other person who is a principal user of the Facilities or any related person, is the owner or other principal user. The aggregate principal amount of all tax-exempt bonds allocated to the Company, any other person who is a principal user of the Facilities, and any related person of the Company and any such principal user does not exceed $40,000,000.

         10. Capital Expenditures. The total amount of capital expenditures (within the meaning of Section 144 (a) (4) (A) of the Code) paid or incurred during the six year period beginning June 1, 1976 and ending May 31, 1982 by the Company, other principal users or related persons with respect to the Facilities or any other facilities located in or contiguous or integrated with facilities located in the incorporated municipalities in which the Facilities are located, when added to the original principal amount of the 1979 Bonds, did not exceed $10,000,000.

         11. Prohibited Uses. None of the proceeds of the 1994 Bond is used to provide a facility the primary purpose of which is for retail food and beverage services, automobile sales, or service, or the provision of recreation or entertainment; no portion of the proceeds of the 1994 Bond is used to provide financing for any residential facility, private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard, and ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility or racetrack; and no part of the proceeds of the 1994 Bond is used to provide an airplane, skybox or other private luxury box, health club facility, facility primarily used for gambling, or any store the principal use of which is the sale of alcoholic beverages for consumption off premises.

         12. Replacement Funds. The proceeds derived from the sale of the 1994 Bond are not reasonably expected to be used to replace funds of the Company which have been designated for the Project and were or will be used directly or indirectly to acquire obligations which may reasonably be expected to produce a yield during the term of the 1994 Bond which is materially higher than the yield on the 1994 Bond.

         13. No Federal Guaranty. Neither the 1994 Bond nor the obligations of the Company under the Lease is guaranteed directly or indirectly by the Federal government or any Federal instrumentality.

         14. Yield to Authority on Loan Agreement. The Authority will not be paid a fee with respect to the issuance of the 1994 Bond, but will be reimbursed on the date hereof for it expenses actually incurred in administering the financing the 1994 Bond. The yield to the Authority from the Lease, treating the Authority's reimbursement as a payment thereunder, does not exceed the yield on the 1994 Bond by more than 1/8 of 1%, based upon the present worth or actuarial method using a 360-day year, compounding interest semiannually and using an aggregate purchase price to the first buyer of the 1994 Bond of $2,000,000.

         18. Public Approval. The issuance of the 1994 Bond was approved by the Commissioners of Iredell County on June 21, 1994, after a public hearing held on June 21, 1994, notice of which was published in the Statesville Record and Landmark on June 7, 1994.

         19. Economic Life of Assets. The average reasonably expected economic life of the assets financed with the proceeds of the Bond is more than 25 years. The average weighted maturity of the Bond is 9.9 years, which is not greater than 120-06 of the average reasonably expected economic life of the financed assets.

         20. Application of Prior Reserve and Other Funds. No funds are available in the funds and accounts established for the 1979 Bonds.

         21. Authority Listing. The Authority has not been advised of any listing or proposed listing of the Authority in the Internal Revenue Service Bulletin as an issuer upon whose certificates pertaining to arbitrage bonds one may not rely.

         22. Reasonable Expectations. To the best of the knowledge, information and belief of the undersigned, the above expectations are reasonable.

         23. Liability of Authority. The liability of the Authority and its officers under this Certificate shall be limited in the same manner as provided for the payment of the Bonds in Section 701 of the Indenture and the lien of any judgment against the Authority or its officers shall be restricted thereto. The parties hereto acknowledge that the representations made by the Authority herein have been made in reliance on the representation of the Company herein and in the Lease and other instruments delivered by the Company in connection with the 1994 Bond and the 1979 Bonds.

         IN WITNESS WHEREOF, we have hereunto set our signatures on this, the last day of July, 1994.


                                        THE IREDELL COUNTY INDUSTRIAL FACILITIES
                                          AND POLLUTION CONTROL FINANCING
                                          AUTHORITY

                                        By _____________________________________
                                            Chairman

                                        HUNT MANUFACTURING CO.

                                        By: ____________________________________
                                              Senior Vice President

                                                          Closing Document No. 5

                      IREDELL COUNTY INDUSTRIAL FACILITIES
                    AND POLLUTION CONTROL FINANCING AUTHORITY

                                   $2,000,000
                        Industrial Revenue Refunding Bond
                        (Hunt Manufacturing Co. Project)
                                   Series 1994


                        GENERAL CERTIFICATE OF AUTHORITY
                        --------------------------------

         This certification is made in connection with the issuance of the above-referenced bond (the "Bond") by the Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") pursuant to the Indenture and Deed of Trust dated as of June 1, 1979, as amended and supplemented by a First Supplemental Indenture and Deed of Trust dated as of July 31, 1994 (collectively, the "Indenture"), between the Authority and First Union National Bank of North Carolina, as trustee. All capitalized terms used herein have the meanings assigned thereto in the Indenture.

         We, the undersigned officers of the Authority, DO HEREBY CERTIFY as follows:

         1. The Authority is a public body corporate and politic and a public instrumentality of the State of North Carolina organized and existing under the provisions of the North Carolina Industrial and Pollution Control Facilities Financing Act, as amended, codified as Chapter 159C of the General Statutes of North Carolina (the "Act"), and has the power and authority to issue the Bond for the purposes described in the Indenture and to carry out and consummate the transactions contemplated by the Indenture.

         2. The individuals named below constitute all the members of the Authority; each such individual was at all pertinent times, and is on the date hereof, duly appointed, qualified and acting as such member; and each of such individuals indicated as an officer of the Authority was at all pertinent times, and is on the date hereof, duly elected, qualified and acting as such officer:

         Name                            Title
         ----                            -----
         J. David Chamberlain          Chairman
         Lonnie Trootman               Vice-Chairman
         Herbert L. Lawton             Treasurer
         Alice Fortner                 Secretary
         William P. Pope               Assistant Secretary
         Loren Powell                  Member
         Dan Wallace                   Member
         Steven Robinson               Member
         Lois James                    Member

         3. The Authority has duly authorized, executed and delivered the First Supplemental Indenture, the First Supplemental Lease and any such other agreements and documents as may be required to be executed and delivered by the Authority in order to carry out, give effect to and consummate the transactions contemplated by the First Supplemental Indenture, and, assuming due authorization, execution and delivery by the other parties thereto, the Agreement is in full force and effect.

         4. The Bond delivered at the closing held this day was duly executed and delivered on behalf of the Authority by J. David Chamberlain, as Chairman, and duly attested on behalf of the Authority by Alice Fortner, as Secretary; the seal of the Authority impressed on the Bond is the corporate and common seal of the Authority; the Bond constitutes the ' legal, valid and binding limited obligation of the Authority, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, insolvency or other similar laws or equitable principles affecting the enforcement of creditors, rights generally, and is entitled to the benefit and security of the Indenture.

         5. The representations and warranties made by the Authority in the Indenture are true and correct in all material respects as of this date with the same effect as if made on this date.

         6. The Authority has performed or complied with all agreements and conditions required by the Indenture to be performed or complied with by the Authority at or prior to the Closing.

         7. No member of the Authority is an officer, director, employee or, directly or indirectly, the owner of any shares or other ownership interests in the Company or any other principal user of the Project Facilities; and no member of the Authority has any financial interest, direct or indirect, in the Project Facilities or the financing thereof.

         8. Attached hereto as Exhibit A is a true, correct and complete copy of the Certificate of Formation of the Authority, and no amendments to or modifications of such Certificate of Formation have been proposed or approved by the Authority, except as indicated in such Exhibit.

         9. Attached hereto as Exhibit B is a true, correct and complete copy of the By-Laws of the Authority, which were duly adopted by the Authority and are in full force and effect on the date hereof, and no amendments to or modifications of such By-Laws have been proposed or approved by the Authority.

         10. Attached hereto as Exhibit C are true, correct and complete copies of the authorizing resolutions of the Authority pertaining to the issuance of the Bond and the transactions contemplated by the First Supplemental Indenture. Such resolutions were duly adopted by a quorum of the Authority at a public meeting duly convened pursuant to proper notice thereof given in accordance with all requirements of law and procedural rules of the Authority, and such resolutions have been duly recorded in the minutes of such meetings, have not been repealed or modified since then adopted, and are in full force and effect on the date hereof.

         11. Except as contemplated by the Supplemental Indenture, the Original Indenture has not been amended, supplemented or modified since the date of its original execution and delivery.

         IN WITNESS WHEREOF, we have hereunto set our respective signatures as such officers and have affixed the seal of the Authority this last day of July, 1994.


                                          IREDELL COUNTY INDUSTRIAL FACILITIES
                                              AND POLLUTION CONTROL FINANCING
                                              AUTHORITY
  [SEAL]


                                              By:
                                                 ------------------------------
                                                        (Vice) Chairman



                                              By:
                                                 ------------------------------
                                                      (Assistant) Secretary

                                    EXHIBIT A


                          THE IREDELL COUNTY INDUSTRIAL
                        FACILITIES AND POLLUTION CONTROL
                               FINANCING AUTHORITY
                        --------------------------------

                            Certificate of Formation
                            ------------------------

         The undersigned Secretary of The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") DOES HEREBY CERTIFY pursuant to the provisions of G.S. 159C-4(f) that:

         (a) The Authority has been duly and validly formed as authorized by resolution of the Board of Commissioners for the County of Iredell and a certified copy of the minutes, showing the adoption and a list of the Commissioners of the Authority, is attached hereto as Exhibit 1;

         (b) Attached hereto as Exhibit 2 is a certified copy of the minutes of the organizational meeting of the Authority, showing a list of the officers of the Authority; and

         (c) Attached hereto as Exhibit 3 is a description of any and all projects under consideration by the Authority.

         WITNESS my hand and the official seal of the Authority, this 17th day of October, 1977.




                                                        ----------------------
                                                              Secretary
  [Seal]

[LOGO]

                                 IREDELL COUNTY
                        Statesville, North Carolina 28677

                                                          ADMINISTRATIVE OFFICES

                                October 17, 1977

Exhibit 3



At the present time, there are no projects under consideration by the Authority.



                                                        ----------------------
                                                              Secretary

                                    EXHIBIT 8

                                    BYLAWS OF

                    THE IREDELL COUNTY INDUSTRIAL FACILITIES
                    AND POLLUTION CONTROL FINANCING AUTHORITY

                                    ARTICLE I
                                    ---------

                                     OFFICES
                                     -------

         1. The principal office of the Authority shall be in the City of Statesville, North Carolina, at such particular place as shall be fixed from time to time by resolution of the Authority.

         2. The permanent mailing address for purposes of all notices and correspondence is PO Box 803, Statesville, NC 28677

         3. Except as otherwise required by resolution of the Authority, or as the business of the Authority may require, all of the books and records of the Authority shall be kept at the office to be designated as hereinabove provided.

                                   ARTICLE II
                                   ----------

                           MEETINGS OF THE AUTHORITY
                           -------------------------

         1. Meetings of the Authority may be called by the Chairman, or in his absence from the State of North Carolina or incapacity, by the Vice Chairman, for such time and at such place in the State of North Carolina as may be specified in the call, upon twenty-four hours written notice. Meetings of the Authority may be held at any time without notice, provided all members of the Authority are present or those not present have waived notice thereof. Such meetings may be he: at such times and places as the notice thereof or waiver may specify. Any business of the Authority may be considered and acted upon at any such meeting.

         2. At all meetings of the Authority the following order of business shall be observed, as far as consistent with the purpose of the meeting:

         i. Reading and approval of the minutes of the preceding meeting.

         ii. Reports of officers.

         iii. Reports of committees.

         iv. Unfinished business.

         v. New business.

         3. The vote on the adoption of every resolution shall be by ayes and noes, and the names of the members voting for and against the resolution shall be entered upon the minutes of the meeting.

                                  ARTICLE III
                                  -----------

                                    OFFICERS
                                    --------

         1. The officers of the Authority shall be a Chairman, a Vice Chairman, a Treasurer, a Secretary and an Assistant Secretary. The Chairman, Vice Chairman, Treasurer, Secretary and Assistant Secretary shall hold such offices until May 3 of the following year and until the election of their successors.

         2. The Chairman shall be the chief executive officer of the Authority and shall preside at all meetings of the Authority. Unless some other person is thereunto specifically authorized by vote of the Authority, the Chairman shall sign all contracts and other instruments to be executed on behalf of the Authority. He shall perform all the duties commonly incident to this office, and shall perform such other duties and have such other powers as the Authority may from time to time designate.

         3. The Vice Chairman shall perform the duties and have the powers of the Chairman during the absence or incapacity of the Chairman. He shall then perform all the duties commonly incident to the office of Chairman, and shall perform such other duties and have such other powers as the Authority may from time to time designate.

         4. Subject to the provisions of any trust agreement or resolution securing revenue bonds of the Authority, the Treasurer shall have the care and custody of the funds of the Authority and shall have and exercise, under the supervision of the Authority, all the powers and duties commonly incident to the office of treasurer.

                                      A-2.

         5. The Secretary shall attend all meetings of the Authority and act as secretary or clerk thereof; he shall record all votes and keep accurate records of all proceedings at such meetings in a minute book to be kept for that purpose, which shall be open at all reasonable times to the inspection of any member. The Secretary shall cause notice to be given of all meetings of the Authority as required by law or by these Bylaws; he shall keep in safe custody the official seal to all papers authorized to be executed by the Authority requiring such seal to be affixed. He shall have authority to cause copies to be made of all minutes and other records and documents of the Authority and to give certificates under the official seal of the Authority to the effect that such copies are true copies, and all persons dealing with the Authority may rely upon such certificates.

         He shall perform all the duties commonly incident to the office of secretary or clerk and shall perform such other duties and have such other powers as the Authority from time to time may designate.

         6. The Assistant Secretary shall perform the duties and have the Dowers of the Secretary during the absence or incapacity of the Secretary. He shall then perform all the duties commonly incident to the office of Secretary, and shall perform such other duties and have such other powers as the Authority may from time to time designate.

         7. In addition to the officers above-mentioned, the Authority may provide for such deputies, assistants and other officers as it may deem necessary from time to time, who shall perform such duties and have such powers as the Authority may designate.

         8. All legal matters and proceedings for the Authority shall be conducted under the supervision and direction of the County Attorney for Iredell County.


                                   ARTICLE IV
                                   ----------

                                  OFFICIAL SEAL
                                  -------------

         The official seal of the Authority shall consist of the embossed impression of a circular metallic disc containing the words "THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY, N.C.", and the Secretary shall secure such seal and cause an impression thereof to be made on the margin of the minutes containing this Article.




                                      A-3.

                                   ARTICLE V
                                   ---------

                                  NET EARNINGS
                                  ------------

         Any net earnings of the Authority (beyond that necessary for retirement of the revenue bonds of the Authority) may not inure to the benefit of any other person than the Authority.


                                   ARTICLE VI
                                   ----------

                                   AMENDMENTS
                                   ----------

         Except as otherwise provided by law, these Bylaws may be amended, added to, altered or repealed in whole or in part by the Authority at any meeting of the Authority, provided that notice of the proposed amendment, addition, alteration or repeal is given in the notice of such meeting, or that all members of the Authority are present at such meeting.







                                      A-4.

                                    EXHIBIT C

                        RESOLUTION APPROVING THE ISSUANCE
         AND SALE OF UP TO $2,000,000 INDUSTRIAL REVENUE REFUNDING BONDS
                        (HUNT MANUFACTURING CO. PROJECT)
                  AND AUTHORIZING THE FILING OF AN APPLICATION
              FOR APPROVAL WITH THE LOCAL GOVERNMENT COMMISSION OF
                                 NORTH CAROLINA

         The Iredell County Industrial Facilities and Pollution Control Financing Authority met at the Upstairs Conference Room, Iredell County Government Center, 200 South Center Street, Statesville, NC, at 12:00 Noon on June 2, 1994.

         Present: Steve Robinson, Dan Wallace, J. D. Chamberlain, Lonnie Troutman, and Loren Powell.

         Absent: Mrs. Lois James and Herbert L. Lawton

         Others present: Alice Fortner, Secretary to the Authority, and William
H. McMillan, representing County Attorney William P. Pope.

         Mr. McMillan presented the following documents in connection with the proposed issuance by the Authority of its Industrial Revenue Refunding Bonds (Hunt Manufacturing Co. Project) in the aggregate principal amount of $2,000,000:

         A. First Supplemental Indenture and Deed of Trust ("Indenture") dated as of June 2, 1994 with form of the Authority's Industrial Revenue Refunding Bond contained therein.

         B. First Supplemental Lease Agreement ("Lease") dated as of June 2,
            1994.

         Mr. McMillan stated he had reviewed these documents and in his opinion, they are in order. The documents presented were delivered to the Secretary to the Authority and directed to be marked Exhibits A and B, respectively, and made a part of the permanent records of the Authority. Commissioner Chamberlain introduced the following resolution, the title of which was read aloud:

         BOND RESOLUTION AUTHORIZING THE ISSUANCE AND SALE OF $2,000,000 INDUSTRIAL REVENUE REFUNDING BONDS (HUNT MANUFACTURING CO. PROJECT) AND THE EXECUTION AND DELIVERY OF AN INDENTURE, A LEASE AND OTHER DOCUMENTS.

         WHEREAS, the Authority is authorized under the Industrial and Pollution Control Facilities Financing Act, Chapter 159C of the General Statutes of North Carolina, as amended (the "Act"), to issue refunding bonds for the purpose of refunding any outstanding bonds which have been issued under the provisions of the Act, to pay certain costs incurred in connection therewith and to make and execute financing agreements, security documents and other contracts and instruments necessary or convenient in the exercise of such powers; and

         WHEREAS, Hunt Manufacturing Company, a corporation existing under the laws of the Commonwealth of Pennsylvania, and qualified to do business in North Carolina (the "Company"), has requested the Authority to issue its Industrial Revenue Refunding Bonds (Hunt Manufacturing Co. Project) in the aggregate principal amount of up to $2, 000, 000 (the "Bonds"), and loan the proceeds thereof to the Company to refund the Authority's Industrial Revenue Bonds, dated as of June 1, 1979 (the "Prior Bonds"), which financed the acquisition, construction and installation of an industrial and manufacturing project (the "Project") in Iredell County, North Carolina; and

         WHEREAS, there have been submitted to this meeting forms of the following documents:

         (a) First Supplemental Indenture and Deed of Trust dated as of June 2, 1994 (the "Indenture"), between the Authority and First Union National Bank of North Carolina (the "Trustee") with form of the Authority's Industrial Revenue Refunding Bonds (Hunt Manufacturing Co. Project) in the aggregate principal amount of $2,000,000 (the "Bonds") contained therein; and

         (b) First Supplemental Lease Agreement dated as of June 2, 1994 (the "Lease") between the Authority and the Company.

         WHEREAS, the Authority desires and deems it expedient to issue and sell the Bonds pursuant to the Act, the Indenture and this Resolution and to loan the proceeds thereof to the Company to finance the refunding of the Prior Bonds;

         NOW, THEREFORE, BE IT RESOLVED by The Iredell County Industrial Facilities and Pollution Control Financing Authority as follows:

         Section 1. The Authority previously resolved in connection with the issuance of the Prior Bonds that the Project promoted the right to gainful employment opportunity and private industry and thereby promoted the general welfare of the people of the State of North Carolina by, among other things, providing jobs in Iredell County, and that the Authority, in assisting with the financing of the acquisition, construction and installation of the Project acted in furtherance of the public purposes for which it was created. The Authority hereby acknowledges that the Prior Bonds to be refunded by the Bonds were issued under the provisions of the Act. The Authority hereby affirms that in assisting with the refunding of the Prior Bonds, the Authority will be acting in furtherance of the public purpose for which it was created.

          Section 2. The Authority hereby authorizes the issuance of the Bonds pursuant to the Act, the Indenture and this Resolution and the loan of the proceeds of sale thereof to the Company pursuant to the Lease.

          Section 3. The Indenture, in the form submitted to this meeting, is hereby approved and the Chairman or the Vice-Chairman is hereby authorized and directed to execute and deliver and the Secretary or the Assistant Secretary is hereby authorized and directed to attest, the Indenture substantially in such form with insertions as may be approved by the Chairman or the Vice-chairman. All of the provisions of the Indenture shall be deemed to be a part of this Resolution as fully and to the same extent as if incorporated verbatim and shall be in full force and effect from the date of the delivery thereof.

          Section 4. The Lease, in the form submitted to this meeting, is hereby approved and the Chairman or the Vice-Chairman is hereby authorized and directed to execute and delivery, and the Secretary or the Assistant Secretary is hereby authorized and directed or the Assistant Secretary is hereby authorized and directed to attest, the Lease substantially in such form with such necessary and appropriate variations, omissions and insertions as may be approved by the Chairman or the Vice-Chairman. All of the provisions of the Lease shall be deemed to be a part of this Resolution as fully and to the same extent as if incorporated verbatim and shall be in full force and effect from the date of delivery thereof.

          Section 5. The Bond shall be issued, executed and delivered in accordance with the terns and conditions of the Indenture and this Resolution. The Bond shall bear the manual or a facsimile signature of the Chairman or the Vice-Chairman and the seal of the Authority shall be affixed, imprinted, lithographed or reproduced thereon, with attestation by the manual or facsimile signature of the Secretary or the Assistant Secretary. The Bond shall bear interest at a variable rate per annum (subject to adjustment, limitations and conversion to a fixed rate under the conditions described in the Indenture) determined as set forth in the Indenture. The initial rate shall be that rate determined by the North Carolina Local Government Commission and approved by the Chairman or Vice-chairman.

          Section 6. The Bonds shall be delivered to the First Union National Bank of North Carolina (the "Trustee") subject to and in accordance with the Indenture and upon payment to the Trustee of the purchase price therefor in an amount equal to the aggregate principal amount of the Bonds and the proceeds of the sale of the

Bonds shall be deposited by the Trustee or its designated Paying Agent to the account of the Authority in the 1979 Bonds Redemption Fund created by the Indenture.
            Section 7. The Authority hereby elects to have the provisions of
Section 103 (b) (6) (D) of the Internal Revenue Code of 1954, as amended (the "Code"), and any successor therefor, apply to the Bonds. The Chairman, Vice-Chairman, Secretary or Assistant Secretary is hereby authorized and directed to execute and cause to be maintained in the records of the Authority or filed with the Internal Revenue Service on behalf of the Authority if required (a) an election to have the provisions of Section 103(b)(6)(D) of the Code apply to the Bonds and (b) an Information Return for Tax-Exempt Private Activity Bond Issues (Form 8038) and (c) such other instruments and documents as may be necessary or desirable to comply with applicable provisions of the Code. In addition, the company is hereby appointed as the Authority's authorized representative for purposes of making all (formal and informal) elections with respect to the bonds under the Treasury Regulations (including, without limitation, Temp. Treas. Reg. 1.148-OT through 1.148-9T).

          Section 8. Pursuant to N.C.G.S. 159E-8(a) the Authority hereby appoints First Union National Bank of North Carolina, as bond registrar, paying agent, authenticating agent, transfer agent and tender agent pursuant to the Indenture in connection with the issuance, sale, delivery, transfer, registration and payment of the bonds issued under the indenture (the "Bond Registrar"), said Bond Registrar to maintain on behalf of the Authority the system of registration, within the meaning of N.C.G.S. 159E-2(14), of certificated registered obligations issued under the Indenture, as more particularly set forth in the Indenture, such provisions to control to the extent in conflict with the provisions of N.C.G.S. 159E4(d) respecting the setting of record dates for the payment of principal, premium, if any, or interest on the Bonds.

          Section 9. The records of the Bond Registrar pertaining to its duties under the Indenture, including the bond registration books provided for therein, shall be maintained by the bond Registrar, as the case may be at its principal corporate trust offices located in Charlotte, North Carolina, or at such other of its offices as it may notify the Authority in writing.

          Section 10. The Bond Registrar shall receive such compensation and fees, to be paid by the company, as are provided for the Indenture and the Lease.

          Section 11. The Secretary or the Assistant Secretary of the Authority is hereby directed to transmit a certified copy of this Resolution forthwith to the Secretary of the Local Government Commission of North Carolina, such a transmittal to constitute the request by the Authority that the Local Government Commission of

North Carolina, or its duly authorized designate, approve the system of registration of the Bonds, and the appointment of a Bond Registrar, as provided in these Resolutions.

         Section 12. The officers of the Authority are hereby authorized to file with the Local Government Commission of North Carolina an application for approval of the issuance of the bonds, and any actions previously taken in applying for such approval are hereby ratified and confirmed.

         Section 13. The Chairman is hereby designated the Authority Representative, and the Secretary is hereby designated the alternative Authority Representative, for the purpose of acting as such on behalf of the Authority pursuant to the Lease.

         Section 14. The Chairman or Vice Chairman or the Secretary or Assistant Secretary of the Authority are hereby authorized to take such actions and execute such documents as may be requested by the company and which are necessary in order to effect the refunding of the bonds previously issued by the Authority for the benefit of the Company with the proceeds of the bonds. The Authority hereby requests and directs that the company take all steps necessary to facilitate the refunding of the existing bonds.

         Section 15. The Chairman, the Vice-Chairman, the Secretary, the Assistant Secretary and the other officers of the Authority are hereby authorized and directed to execute and deliver for and on behalf of the Authority any and all financing statements, certificates, documents or other papers, to approve the forms of any other documents, certificates, or other papers and to perform any and all acts they may deem necessary or appropriate in order to carry out the intent of this Resolution and the matters herein.

         Section 16. This Resolution shall be in full force and effect immediately upon its passage.

         Commissioner Loren Powell moved passage of the immediately foregoing resolution and Commissioner Steve Robinson seconded the motion, and the resolution was passed by the following vote:

         Ayes: commissioners: Powell, Robinson, Chamberlain, Troutman, and Wallace.

         Noes: None.

         Abstaining: None.

 *                  *                  *                  *                  *

         BE IT RESOLVED that the following is hereby approved as the final minutes of the Authority for the June 2, 1994 meeting pertaining to the proposed issuance by the Authority of its

Industrial Revenue Refunding Bonds (Hunt Manufacturing Co. Project) in the aggregate principal amount of up to $2,000,000 and shall be made available by the Secretary or the Assistant Secretary on June 2, 1994 and every day thereafter to any member of the public requesting a copy thereof, and shall be inserted by the Secretary or the Assistant Secretary into the compilation of minutes of action for said June 2, 1994 meeting of the Authority to be later prepared by the Secretary or the Assistant Secretary:

         Motion was made by Commissioner Powell, seconded by commissioner Robinson, and carried unanimously for adoption of a resolution entitled:

         BOND RESOLUTION AUTHORIZING THE ISSUANCE AND SALE OF UP TO $2,000,000 INDUSTRIAL REFUNDING REVENUE BONDS (HUNT MANUFACTURING CO. PROJECT) AND THE EXECUTION AND DELIVERY OF AN INDENTURE, A LEASE AND OTHER DOCUMENTS.

  STATE OF NORTH CAROLINA
  COUNTY OF IREDELL

         I, Alice Fortner, Secretary of The Iredell County Industrial Facilities and Pollution Control Financing Authority and keeper of the official minutes thereof, DO HEREBY CERTIFY that the foregoing is a true copy of certain proceedings of the Board of Commissioners of the authority taken at a meeting held on June 2, 1994, and is a complete copy of so much of the recorded minutes of said meeting as relates in any way to the subject matter of the resolution hereinabove set forth and that such resolution was duly adopted and remains in full force and effect on the date hereof.

         I DO HEREBY FURTHER CERTIFY THAT, at least forty-eight hours before said meeting, I posted written notice thereof at the door of the usual meeting room of the Authority and mailed or delivered such notice to each person, newspaper, wire service, radio station and television station that has filed with it a written request for notice pursuant to G.S. 143-318.12 and that, pursuant to Article II of the Bylaws of the Authority, I have all members of the Authority written notice of said meeting not less than twenty-four hours prior to 12:00 Noon, June 2, 1994.

         WITNESS my hand and the official seal of The Iredell County Industrial Facilities and Pollution Control Financing Authority, this the 2nd day of June, 1994.


                                                       ------------------------
                                                               Secretary

  (SEAL)

                                                          Closing Document No. 6

                      IREDELL COUNTY INDUSTRIAL FACILITIES
                    AND POLLUTION CONTROL FINANCING AUTHORITY

                                   $2,000,000
                        Industrial Revenue Refunding Bond
                        (Hunt Manufacturing Co. Project)
                                   Series 1994

                       GENERAL CERTIFICATE OF THE COMPANY
                       ----------------------------------

         This certification is made in connection with the issuance of the above-referenced bonds by the Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") pursuant to an Indenture and Deed of Trust dated as of June 1, 1979, as amended and supplemented by a First Supplemental Indenture and Deed of Trust dated as of July 31, 1994 (collectively, the "Indenture"), between the Authority and First Union National Bank of North Carolina, as trustee. All capitalized terms used herein have the meanings assigned thereto in the Indenture.

         We, the undersigned officers of the Company, DO HEREBY CERTIFY as follows:

         1. The Company is a corporation validly existing and, as indicated by the subsistence certificate attached hereto as Exhibit A, in good standing under the laws of the Commonwealth of Pennsylvania, and has all necessary licenses, approvals and permits required to own or lease its properties and operate its business as currently conducted, and has full right, power and authority to enter into the Lease and the Guaranty, and to perform all other acts and things provided for therein.

         2. Attached hereto as Exhibit B is a true, correct and complete copy of the articles of incorporation of the Company which have not been amended or modified since the effective date thereof (except as indicated in such Exhibit) and are in full force and effect on the date hereof.

         3. Attached hereto as Exhibit C is a true, correct and complete copy of the By-Laws of the Company, which have not been amended or modified since the effective date thereof (except as indicated in such Exhibit) and are in full force and effect as of the date hereof.

         4. The individuals named below constitute certain of the officers or other employees of the Company, which individuals have been at all pertinent times, and are on the date hereof, duly appointed, qualified and acting as such officers or other employees:

         Name                          Title
         ----                          -----
         Ronald J. Naples            Chairman of the Board
                                        and CEO
         Robert B. Fritsch           President and CEO
         William E. Chandler         Sr. VP, Finance; Chief
                                        Financial Officer and
                                        Secretary
         Dennis Pizzica              Treasurer

         5. The representations and warranties of the Company in the Lease, Guaranty, and Tax Certificate and Agreement are true and correct as of the date hereof.

         IN WITNESS WHEREOF, we have hereunto set our respective signatures as such officers and have affixed the seal of the Company this last day of July, 1994.

                                           HUNT MANUFACTURING CO.
  [SEAL]
                                           By: /s/ William E. Chandler
                                              --------------------------------
                                                    Senior Vice President



                                           By: /s/ Dennis Pizzica
                                              --------------------------------
                                                     (Assistant) Secretary

                                    EXHIBIT A


                          COMMONWEALTH OF PENNSYLVANIA








                               Department of State

                                  07/22/1994

               TO ALL WHOM THESE PRESENTS SHALL COME, GREETING:


       I DO HEREBY CERTIFY THAT,


                             HUNT MANUFACTURING CO.


is duly incorporated under the laws of the Commonwealth of Pennsylvania and remains a subsisting corporation so far as the records of this office show, as of the date herein.










                                                  IN TESTIMONY WHEREOF, I have
                                                  hereunto set my hand and
                                                  caused the Seal of the
                                                  Secretary's Office to be
                                                  affixed, the day and year
                                                  above written.

                                                  /s/ XXXXX XXXXX XXX
                                                  ------------------------------
                                                  Secretary of the Commonwealth

                                    EXHIBIT B

                        PENNSYLVANIA DEPARTMENT OF STATE
                               CORPORATION BUREAU
                         ROOM 308 NORTH OFFICE BUILDING
                                  P.O. BOX 8722
                            HARRISBURG, PA 17105-8722






HUNT MANUFACTURING CO.




         THE CORPORATION BUREAU IS HAPPY TO SEND YOU YOUR FILED DOCUMENT. PLEASE NOTE THE FILE DATE AND SIGNATURE OF THE SECRETARY OF THE COMMONWEALTH. THE CORPORATION BUREAU IS HERE TO SERVE YOU AND WANTS TO THANK YOU FOR DOING BUSINESS IN PENNSYLVANIA. IF YOU HAVE ANY QUESTIONS PERTAINING TO THE CORPORATION BUREAU CALL 717-787-1057.

ENTITIES ACTING AS PROFESSIONAL FUNDRAISING CONSULTANTS OR PROFESSIONAL SOLICITORS ON BEHALF OF CHARITIES SOLICITING CONTRIBUTIONS WITHIN THE COMMONWEALTH OF PENNSYLVANIA MUST REGISTER WITH THE DEPARTMENT OF STATE, BUREAU OF CHARITABLE ORGANIZATIONS, ROOM 308, NORTH OFFICE BUILDING, HARRISBURG, PENNSYLVANIA 17120-0029 (717)/783-1720).





                                                  ENTITY NUMBER: 0167767

                                                  MICROFILM NUMBER: 09429

                                                  1306-1307


CAPITOL PARALEGAL
COUNTER

Microfilm Number              Filed with the Department of State on May 03, 1994
                ------------                                       -------------

Entity Number  167767         /s/ Robert N. Grant
             --------------   --------------------------------------------------
                                       Acting Secretary of the  Commonwealth

               ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION
                             DSCB: 15-1915 (Rev 91)

     In compliance with the requirements of 15 Pa.C.S.ss.1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1. The name of the corporation is:            Hunt Manufacturing Co.
                                  ----------------------------------------------

2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

   (a)  230 South Broad Street, Philadelphia   PA   19102-4167  Phila.
       -------------------------------------------------------------------------
       Number and Street             City     State      Zip     County

   (b) c/o:
           --------------------------------------------------------------------
            Name of Commercial Registered Office Provider

   For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which )oration is located for venue and official publication purposes.

3. The statute by or under which it was incorporated is:
   Act of May 5, 1933, P.L. 364, as amended
   ----------------------------------------

4. The date of its incorporation is: November 2, 1962
                                     ----------------

5. (Check, and if appropriate complete, one of the following):

     X The amendment shall be effective upon filing these Articles of Amendment --- in the Department of State.

    --- The amendment shall be effective on                at
                                           ----------------  -------------------
                                                 Date               Hour

6. (Check one of the following):

    X The amendment was adopted by the shareholders (or members) pursuant to --- 15 Pa.C.S.ss.1914(a) and (b).

   --- The amendment was adopted by the board of directors pursuant to 15 Pa.C.S.ss.1914(c).

7. (Check, and if appropriate complete, one of the following):

    X The amendment adopted by the corporation, set forth in full, is as --- follows: The first paragraph of Article 5th of the Corporation's
       Restated Articles of Incorporation is amended to provide as follows:

         "The aggregate number of shares which the Corporation shall have authority to issue is: 41,000,000 shares, divided into 1,000,000 Preferred Shares of the par value of $.10 per share, and 40,000,000 Common Shares of the par value of $.10 per share.

       The amendment adopted by the corporation as set forth in full in Exhibit --- A attached hereto and made a part hereof.

                                   May -3 94
                               PA Dept. of State

    M. BURR KEIM COMPANY
(215) 563-8113 (800) 533-8113

Microfilm Number 9044 828     Filed with the Department of State on Sep 18 1990
                 -------------                                      ------------

Entity Number 167767-019
              ---------------- -------------------------------------------------
                                       Secretary of the Commonwealth

         STATEMENT WITH RESPECT TO SHARES-DOMESTIC BUSINESS CORPORATION

                              DSCB:15-1522 (Rev 89)

   In compliance with the requirements of 15 Pa.C.S. ss. 1522(b) (relating to statement with respect to shares), the under corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of or series of its shares, hereby states that:

1. The name of the corporation is:              HUNT MANUFACTURING CO.
                                  ----------------------------------------------

--------------------------------------------------------------------------------

2. (Check and complete one at the following):

       The resolution amending the Articles under 15 Pa.C.S. ss. I522(b)
   --- (relating to divisions and determinations by the board), set forth in full, is as follows:

    X The resolution amending the Articles under 15 Pa.C.S. ss. 1522(b) is set --- forth in full in Exhibit A attached hereto and made a part hereof.

3. The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S.ss.1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles is 50,000 shares of Senior A Junior Participating Preferred Stock.

4. The resolution was adopted by the Board of Directors or an authorized committee thereof on August 8, 1900.
                        ---------------

5. (Check, and if appropriate compete, one of the following):

    X The resolution shall be effective upon the filing this statement with --- respect to shares in the Department of State.

   --- The resolution shall be effective on
                                           -------------------------------------

   IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duty authorized officer thereof this 20 day of August 19 90.


                       HUNT MANUFACTURING CO.
                       ---------------------------------------------------------
                                      (Name of Corporation)

                       BY: /s/ XXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXX
                           -----------------------------------------------------
                                            (Signature)

                       TITLE: Senior Vice President, Finance and Administration
                              --------------------------------------------------

M. BURR KEIM COMPANY PHILADELPHIA
       1-800-533-8113

                                                                        9044 829



                                    EXHIBIT A
                                    ---------

                                To Paragraph 2 of
                       STATEMENT WITH RESPECT TO SHARES of
                             HUNT MANUFACTURING CO.



                    Resolution of Board of Directors Adopted
                                 August 8, 1990
                    -----------------------------------------


         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Company in accordance with the Provisions of its Articles of Incorporation, a series of Preferred Stock of the Company hereby is created, with the designations, amount, powers, preferences, rights and qualifications set forth in Exhibit A hereto.

                                                                        9044 830


                                                                       Exhibit A
                                                                       ---------


                             HUNT MANUFACTURING CO.

                 DESIGNATION OF POWERS, PREFERENCES, RIGHTS AND
                 QUALIFICATIONS OF SERIES A JUNIOR PARTICIPATING
                                 PREFERRED STOCK

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 50,000.

         Section 2. Dividends and Distributions.

              (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends in an amount per share (rounded to the nearest cent) subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate per share amount of all cash dividends (payable in cash), and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Shares, $.10 par value, of the Company (the "Common Stock"). In the event the Company shall at any time after August 8, 1990 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and' the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (B) The Company shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common
Stock (other than a dividend payable in shares of Common Stock).




                                       A1

                                                                        9044 831


              (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the date of declaration of any dividend on the Common Stock. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

              (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the shareholders of the Company.

              (C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears for a period of two (2) full fiscal quarters, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time as all accrued and unpaid dividends then outstanding shall have been declared and paid or set apart for payment. During each default period all holders of Preferred Stock



                                       A2

                                                                        9044 832


which does not rank senior to the Series A Junior Participating Preferred Stock (including the Series A Junior Participating Preferred Stock) with dividends in arrears thereon for a period of two (2) full fiscal quarters, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

              (ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

              (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall


                                                                             A3

                                                                        9044 833


thereupon be called by the Chairman, the President, a Vice-President or the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph
(C) (iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Company. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C) (iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

              (iv) In any default period, the holders of Common Stock and of Series A Junior Participating Preferred Stock, and other classes of stock of the Company if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C) (ii) of this Section 3 or in the articles or certificate of incorporation of the Company) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

              (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect a Director shall cease, (y) the term of any Director elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the articles or certificate of incorporation or by-laws irrespective of




                                       A4

                                                                        9044 834


any increase made pursuant to the provisions of paragraph (C) (ii) of this
Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the articles or certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

              (D) Except as set forth herein or as required by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 4. Certain Restrictions.

              (A) Whenever any dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Company shall not

                   (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock, provided, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for any stock of the Company ranking no higher (either as to dividends or rights upon liquidation, dissolution or winding up) than such junior stock;

                   (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                   (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preference Stock, provided that the





                                       A5

                                                                        9044 835



          Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock or as provided in clause (iv) below;

                    (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences I of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

              (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          Section 6. Liquidation, dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $10 per share, plus an amount equal to any accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of


                                       A6

                                                                        9044 836



shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference arid the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

              (B) Notwithstanding paragraph (A) of this Section 6, (i) in the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of the Series A Participating Preferred Stock and of any such parity shares in proportion to their respective liquidation preferences; and (ii) in the event that after the required distributions to holders of Preferred Stock there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

              (C) In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any


                                       A7

                                                                        9044 837


such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision of adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (ii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

          Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          Section 10. Amendment. The Articles or Certificate of Incorporation of the Company shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

          Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holder's of Series A junior Participating Preferred Stock.






























                                       A8

                                   EXHIBIT II


                                    Composite
                       Restated Articles of Incorporation
                                   as amended
                              through May 12, 1986
                                       of
                             HUNT MANUFACTURING CO.



          lst. The name of the corporation is Hunt Manufacturing Co.

          2nd. The location and post office address of its registered office in the Commonwealth of Pennsylvania is 1405 Locust Street, Philadelphia, Pennsylvania.

          3rd. The corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Act of May 5, 1933, P.L. 364, as amended.

          The corporation is organized under the Act of May 5, 1933, P.L. 364, as amended.

          4th. The term for which it is to exist is Perpetual.

          5th. The aggregate number of shares which the

          Corporation shall have authority to issue is: 21,000,000 shares, divided into 1,000,000 Preferred Shares of the par value of $.10 per share, and 20,000,000 Common Shares of the par value of $.10 per share.

          A description of the shares of each class and a statement of the preferences, qualifications, limitations, restrictions, and the special or relative rights granted to or imposed upon the shares of each class, except such thereof as the Board of Directors is authorized to fix, as hereinafter provided, is as follows:


                               I. PREFERRED SHARES

          The Preferred Shares may be divided into and issued in series, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation shall have authority, by resolution, to divide any or all of the Preferred Shares into one or more series and, with respect to each series to establish and, prior to the issue thereof, to fix and determine a distinguishing designation therefor and to fix and determine:

              (a) the rate at which dividends on the shares shall be declared and paid or set aside for payment; whether dividends at the rate so determined shall be cumulative and if so from what date or dates and on what terms; and whether the shares shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;

              (b) whether or not the shares shall 'have voting rights, in addition to the voting rights provided by law, and if so, the terms and conditions thereof;

              (c) whether the shares shall have conversion privileges and, if so, the terms and conditions of such conversion, including provisions for any adjustment of the conversion rate;

              (d) whether or not the shares shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

              (e) whether any shares shall be redeemed through sinking fund payments, and, if so, on what terms;

              (f) the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution, winding up or distribution of the assets of the Corporation; and

              (g) any other relative rights, preferences and limitations of each series.


                                II. COMMON SHARES

          Except as expressly provided by law or by resolution of the Board of Directors pursuant to the authority granted under Article 5 1 hereof, all voting rights shall be vested in the holders of the Common Shares.

          6th. The number of directors which shall constitute the whole board of directors of the corporation shall be the number from tire to time fixed by the by-laws of the corporation, and such number of directors so fixed in such by-laws may be changed only upon the affirmative vote of (i) the holders of at least 70% of all the securities of the corporation then entitled to vote on such change, or (ii) two-thirds of the directors in office at the time of the vote.

          At the time of the corporation's annual meeting of stockholders in 1982, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall consist of, as nearly as possible, equal numbers of directors. The term of office of the initial Class I directors shall expire at the regular annual meeting of stockholders in 1983; the term of office of the initial Class II directors shall expire at the regular annual meeting of stockholders in 10,84, and the term of office of the initial Class III directors shall expire at the regular annual meeting of stockholders in 1985, or in each case when their respective successors are thereafter elected and qualified At each annual election held after 1982, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class of directors- as those whom they succeed and shall be elected for a term expiring at the third succeeding regular annual meeting of stockholders after their election or in each case when their respective successors are thereafter elected and qualified.

          In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible. Subject to Sections 4.05(B) and 4.05(C) of the Pennsylvania Business Corporation Law, any director my be removed with or without cause only upon the affirmative vote of the holders of at least 70% of all of the securities of the corporation entitled to vote for the election of directors; provided that no director shall be removed unless the entire class of the Board of which the director is a member is removed in any case where the votes cast against the resolution for said director's removal represent a number of shares sufficient, if cumulatively voted at an annual election of directors, to elect one or more directors to the class of the director is a member.

          Should a vacancy occur or be created, whether arising through death, resignation or removal (otherwise than by vote of the voting stockholders of the corporation, as provided above) of a director or through an increase in the number of directors of any class (effected otherwise than by vote of the voting stockholders of the corporation, as provided above), such vacancy shall be filled by a majority vote of the remaining directors of the class in which such vacancy occurs or by the sole remaining director of that class if only one such director remains or by a majority vote of the remaining directors of the other two classes if there be no remaining member of the class in which the vacancy occurs. In all other cases any such vacancy shall be filled by vote of the voting stockholders of the corporation. A director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he was elected.

          7th. (A) The affirmative vote of the holders of at least 70% of all of the securities of the corporation entitled to vote shall, except as provided in paragraph (B) of this Article 7th, be required in order for any of the following actions or transactions to be effected by the corporation, or approved by the corporation as stockholder of any subsidiary of the corporation:

                   (i) any merger or consolidation of the corporation or any of its subsidiaries with or into a Related Person (as hereinafter defined) or any affiliate, subsidiary or associate (as each of said terms is defined in the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of a Related Person, or

                   (ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the corporation or any of its subsidiaries to or with a Related Person or any affiliate, subsidiary or associate of a Related Person, or

                   (iii) any issuance or delivery by the corporation of any voting securities (or any securities or other instruments convertible into voting securities) of the corporation or any of its subsidiaries (other than securities issued or delivered by the corporation pursuant to (a) any present or future stock option plan or other stock plan created for the benefit of the officers and employees of the corporation or any of its subsidiaries or (b) any underwritten public offering) to a Related Person or any affiliate, subsidiary or associate of a Related Person in exchange for cash, other assets or securities, or any combination thereof, or

                   (iv) any dissolution of the corporation.

         (B) The vote of the securityholders specified in paragraph (A) of this
Article 7th shall not apply to any action or transaction specified in such paragraph if:

(i) such action or transaction is approved in advance by a majority of the "Continuing Directors" (said term to mean and include all directors of the corporation than in of 'Lice who were dully elected prior to the tire the person, corporation or entity involved in such action or transaction (either directly or with or through any affiliates, subsidiaries or associates) became a Related Person, and all directors of the corporation elected as such at the annual meeting of securityholders at which this Article 7th was adopted). or
(ii) such action or transaction involves solely the corporation -and one or more subsidiaries of the corporation, or involves solely two or =re subsidiaries of the corporation (provided that none of the stock of any such subsidiary involved is directly or indirectly beneficially owned by a Related Person (other than such ownership arising solely because of ownership interests in the corporation) and, in the case of a merger, the corporation is the surviving corporation or a subsidiary of the corporation is the surviving corporation and following such verger the certificate or articles of incorporation of such subsidiary contain provisions substantially the same as those in Articles 6th, 7th and 8th of these Articles of Incorporation.

         (C) In determining whether or not to approve or recommend the approval of any transaction of the type enumerated in item (i), (ii) or (iii) of paragraph (B) above, whether or not involving (directly or indirectly) a Related Person, or any other transaction having a similar major effect upon the properties, operations or control of the Company, the Board of Directors or the Continuing Directors, as the case may be, shall be entitled to consider, as separate and independent factors, with such relative weights as they may assign, the following:

                   (i) the character, integrity, business philosophy and financial status of the other party or parties to the transaction;

                   (ii) the consideration to be received by the corporation or its securityholders in connection with such transaction, as compared to

                        (a) the current market price or value of the
                   corporation's properties or securities;

                        (b) the value of the corporation, its properties or
                   securities in a freely negotiated transaction;

                        (c) the estimated future value of the corporation, its
                   properties or securities;

                        (d) such other measures of the value of the corporation,
                   its properties or securities as the directors may deem appropriate;

                   (iii) the projected social, legal and economic effects of the proposed action or transaction upon employees, suppliers and customers of the corporation and the communities where the corporation does business;

                   (iv) the general desirability of the corporation's continuing as an independent entity; and

                   (v) such other factors as they may deem relevant.

         (D) The term "Related Person" as used herein shall man and include any individual, corporation, partnership or other person or entity which, together with its affiliates and associates and any other person or entity with which it or its affiliates or associates has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of voting securities of the corporation, directly or indirectly beneficially owns 5% or Tore in the aggregate of the outstanding voting securities of the corporation. A majority of the Continuing Directors then in office shall have the power and the duty to determine for purposes of this Article 7th, on the basis of information then known to them, who shall constitute a Related Person and its affiliates, subsidiaries and associates. Any such determination by the Continuing Directors shall be conclusive and binding for all purposes.

         8th. The provisions set forth in this Article 8th and in Articles 6th and 7th herein may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of at least 70% of all of the securities of the corporation entitled to vote thereon.

Microfilm Number               Filed with the Department of State on May 03 1994
                --------                                            ------------

Entity Number   167767                     /s/  Robert N. Grant
                --------       -------------------------------------------------
                                       Acting Secretary of the Commonwealth

               ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION
                              DSCB:15-1915 (Rev 91)


         In compliance with the requirements of 15 Pa.C.S. section 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1. The name of the corporation is:  Hunt Manufacturing Co.
                                  ----------------------------------------------

   -----------------------------------------------------------------------------

2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

   (a)  230 South Broad Street,     Philadelphia     PA     19102-4167    Phila.
      --------------------------------------------------------------------------
      Number and Street                 City        State      Zip        County

   (b) c/o:
           ---------------------------------------------------------------------
           Name of Commercial Registered Office Provider                  County

         For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The statute by or under which it was incorporated is:
                    Act of May 5, 1933, P.L. 364, as amended
   -----------------------------------------------------------------------------

4. The date of its incorporation is:     November 2, 1962
                                    --------------------------------------------

5. (Check, and if appropriate complete, one of the following):

    X The amendment shall be effective upon filing these Articles of Amendment --- in the Department of State.

   --- The amendment shall be effective on:                  at
                                           ------------------  -----------------
                                                  Date                Hour

6. (Check one of the following):

    X The amendment was adopted by the shareholders (or members) pursuant to --- 15 Pa.C.S. section 1914(a) and (b).

   --- The amendment was adopted by the board of directors pursuant to 15
       Pa.C.S. section 1914(c).

7. (Check, and if appropriate complete, one of the following):

    X The amendment adopted by the corporation, set forth in full, is as --- follows: The first paragraph of Article 5th of the Corporation's Restated
       Articles of Incorporation is amended to provide as follows:
         "The aggregate number of shares which the Corporation shall have authority to issue is: 41,000,000 shares, divided into 1,000,000 Preferred Shares of the par value of $.10 per share, and 40,000,000 Common shares of the par value of $.10 per share."

  --- The amendment adopted by the corporation as set forth in full in Exhibit A attached hereto and made a part hereof.

                                    May -3 94

                                PA Dept. of State

DSCB:15-1915 (Rev 91)-2


8. (Check if the amendment restates the Articles):

   --- The restated Articles of Incorporation supersede the original Articles and all amendments thereto.


        IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 21st day of April 1994.
----        -----   --


                                                HUNT MANUFACTURING CO.
                                       -----------------------------------------
                                                (Name of Corporation)


                                       BY: /s/ William E. Chandler
                                           -------------------------------------
                                           William E. Chandler (Signature)

                                       TITLE:  Senior Vice President, Finance
                                              ----------------------------------

DSCB: 60


            C 0 M M 0 N W E A L T H   0 F   P E N N S Y L V A N I A



                               Department of State

                                  May 17, 1994

                TO ALL WHOM THESE PRESENTS SHALL COME, GREETING:







IN RE: HUNT MANUFACTURING CO.





         I, Robert N. Grant, Acting Secretary of the Commonwealth of the Commonwealth of Pennsylvania do hereby certify that the foregoing and annexed is a true and correct photocopy of Articles of Amendment which appear of record in this department.


                                              IN TESTIMONY WHEREOF, I have
                                              hereunto set my hand and caused
                                              the Seal of the Secretary's Office
                                              to be affixed, the day and year
                                              above written.



                                                  /s/ Robert N. Grant
                                            ------------------------------------
                                            Acting Secretary of the Commonwealth

Microfilm Number               Filed with the Department of State on May 03 1994
                --------                                            ------------

Entity Number   167767                     /s/  Robert N. Grant
                --------       -------------------------------------------------
                                       Acting Secretary of the Commonwealth

               ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION
                              DSCB:15-1915 (Rev 91)


         In compliance with the requirements of 15 Pa.C.S. section 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1. The name of the corporation is:  Hunt Manufacturing Co.
                                  ----------------------------------------------

   -----------------------------------------------------------------------------

2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

   (a)  230 South Broad Street,     Philadelphia     PA     19102-4167    Phila.
      --------------------------------------------------------------------------
      Number and Street                 City        State      Zip        County

   (b) c/o:
           ---------------------------------------------------------------------
           Name of Commercial Registered Office Provider                  County

         For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The statute by or under which it was incorporated is:
                    Act of May 5, 1933, P.L. 364, as amended
   -----------------------------------------------------------------------------

4. The date of its incorporation is:     November 2, 1962
                                    --------------------------------------------

5. (Check, and if appropriate complete, one of the following):

    X The amendment shall be effective upon filing these Articles of Amendment --- in the Department of State.

   --- The amendment shall be effective on:                  at
                                           ------------------  -----------------
                                                  Date                Hour

6. (Check one of the following):

    X The amendment was adopted by the shareholders (or members) pursuant to --- 15 Pa.C.S. section 1914(a) and (b).

   --- The amendment was adopted by the board of directors pursuant to 15
       Pa.C.S. section 1914(c).

7. (Check, and if appropriate complete, one of the following):

    X The amendment adopted by the corporation, set forth in full, is as --- follows: The first paragraph of Article 5th of the Corporation's Restated
       Articles of Incorporation is amended to provide as follows:
         "The aggregate number of shares which the Corporation shall have authority to issue is: 41,000,000 shares, divided into 1,000,000 Preferred Shares of the par value of $.10 per share, and 40,000,000 Common shares of the par value of $.10 per share."

  --- The amendment adopted by the corporation as set forth in full in Exhibit A attached hereto and made a part hereof.

                                    May -3 94

                                PA Dept. of State

DSCB:15-1915 (Rev 91)-2


8. (Check if the amendment restates the Articles):

   --- The restated Articles of Incorporation supersede the original Articles and all amendments thereto.


        IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 21st day of April 1994.
----        -----   --


                                                HUNT MANUFACTURING CO.
                                       -----------------------------------------
                                                (Name of Corporation)


                                       BY: /s/ William E. Chandler
                                           -------------------------------------
                                           William E. Chandler (Signature)

                                       TITLE:  Senior Vice President, Finance
                                              ----------------------------------

DSCB: 60


            C 0 M M 0 N W E A L T H   0 F   P E N N S Y L V A N I A



                               Department of State

                                  May 17, 1994

                TO ALL WHOM THESE PRESENTS SHALL COME, GREETING:







IN RE: HUNT MANUFACTURING CO.





         I, Robert N. Grant, Acting Secretary of the Commonwealth of the Commonwealth of Pennsylvania do hereby certify that the foregoing and annexed is a true and correct photocopy of Articles of Amendment which appear of record in this department.


                                              IN TESTIMONY WHEREOF, I have
                                              hereunto set my hand and caused
                                              the Seal of the Secretary's Office
                                              to be affixed, the day and year
                                              above written.



                                                  /s/ Robert N. Grant
                                            ------------------------------------
                                            Acting Secretary of the Commonwealth

                                    EXHIBIT C

                                                   Amended through July 26, 1990







                                     BY-LAWS
                                     -------

                                       of

                             HUNT MANUFACTURING CO.

                          (A Pennsylvania Corporation)

                      Section 1. MEETINGS OF SHAREHOLDERS


         Section 1.01. Place of Meetings of shareholders of the Corporation shall be held at such place within the Commonwealth of Pennsylvania or elsewhere, as may be fixed by the Board of Directors. if no place is so fixed, they shall be held at the office of the Corporation in Philadelphia, Pennsylvania.

         Section 1.02. Annual Meeting. The annual meeting of shareholders, for the election of directors and the transaction of any other business which may be brought before the meeting, shall be held, unless the Board of Directors shall fix some other hour or date therefor, at 10:00 o'clock A.M. on the third Wednesday in April in each year, if not a legal holiday under the laws of Pennsylvania, and, if a legal holiday, then on the next succeeding secular day not a legal holiday under the laws of Pennsylvania. If for any reason such meeting is not held at the time fixed therefor, such election may be held at a subsequent meeting called for that purpose.

         Section 1.03. Notice of Meetings. Notice of all meetings of shareholders shall be given to each shareholder of record entitled to vote at the meeting, at least ten days prior to the day named for the meeting, unless a greater period of notice is by law required in a particular case.


         Section 1.04. Organization. At every meeting of the shareholders, the Chairman of the Board, or in his absence, the Vice Chairman, or in his absence, the President, or in his absence, a Vice President, or in the absence of the Chairman, the Vice Chairman, the President and all Vice Presidents, a chairman chosen by the shareholders, shall act as chairman; and the Secretary, or in his absence, a person appointed by the chairman, shall act as secretary.

         Section 1.05. Voting. Except as otherwise specified herein or in the Articles or provided by law, all matters shall be decided by the vote of the shareholders present, in person or by proxy, entitled to cast at least a majority of the votes which all shareholders present are entitled to cast, although such vote be less than a majority of the votes which all the shareholders entitled to vote thereon would be entitled to cast.

         In each election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected in such election, shall be elected.

                              Section 2. DIRECTORS

         Section 2.01. Number of Directors The number of directors of the Corporation shall be eleven.

         Section 2.02. Resignations. Any director may resign at any time by giving written notice to the Board of Directors, directed to the Chairman of the Board, the Vice Chairman, the President, or to the Secretary. Such resignation shall take effect at the time of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

         Section 2.03. Annual meeting. Immediately after each annual election of directors, the Board of Directors shall meet for the purpose of organization, election of officers, and the transaction of other business, at the place where such election of directors was held. Notice of such meeting need not be given. In the absence of a quorum at said meeting, the same may be held at any other time and place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

         Section 2.04. Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and place as shall be designated from time to time by standing resolution of the Board. Notice of such meetings need not be given. If the date fixed for any such regular meeting be a legal holiday under the laws of the State where such meeting is to be held, then the same shall be held on the next succeeding secular day not a legal holiday under the laws of said State, or at such other time as may be determined by resolution of the Board. At such meetings the directors may transact such business as may be brought before the meeting.

         Section 2.05 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Vice Chairman, the President, a vice President, or by two or more of the directors, and shall be held at such time and place as shall be designated in the call for the meeting. Written notice of each special meeting shall be given, by or at the direction of the person or persons authorized to call such meeting, to each director, at least three days prior to the date named for the meeting.

         Section 2.06. Organization. Every meeting of the Board of Directors shall be presided over by the Chairman of the Board, if he is present, and, if not, by the Vice Chairman, or in the absence of the Chairman and Vice Chairman, by the President, a vice President, or in the absence of the Chairman, the Vice Chairman, the President and all the Vice Presidents, a chairman chosen by a majority of the directors present. The Secretary, or in his absence, a person appointed by the presiding chairman, shall act as secretary.

         Section 2.07. Participation in Meetings. One or more directors may participate in a meeting of the Board or a committee of the Board by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other.

         Section 2.08. Compensation of Directors. Directors shall be entitled to receive such compensation, if any, as may be fixed, from time to time, by the Board of Directors. Directors may also be reimbursed by the Corporation for such reasonable expenses incurred in attending meetings of the Board, or any Committee thereof of which they are members, or otherwise incurred in the performance of their duties as directors, in accordance with such policies as the Board, from time to time, may establish.

                              Section 3. COMMITTEES

         Section 3.01. Executive Committee. If an Executive Committee or one or more other committees is or are designated by the Board of Directors to exercise the authority of the Board in the management of the Corporation, such committee(s) shall keep regular minutes of its or their proceedings and report the same to the Board at each regular meeting.

         Section 3.02. other Committees. The Board of Directors may, at any time and from time to time, appoint such standing committees and/or special committees, consisting of directors or others, to perform such duties and make such investigations and reports as the Board shall by resolution determine. Such committees shall determine their own organization and times and places of meeting, unless otherwise directed by such resolution.

                               Section 4. OFFICERS

         Section 4.01. Number, Qualifications and Designation. The officers of the Corporation shall be a Chairman of the Board, a President, a Secretary and a Treasurer, and may include a Vice Chairman and one or more Corporate vice Presidents (including Executive and Senior Vice Presidents), and also may include such other officers as may be elected in accordance with the provisions of Section 4.02 herein. one person may hold more than one office. Officers shall be natural persons of full age.

         Section 4.02. Subordinate Officers and Agents. The Board may, from time to time, elect such other officers and appoint such other agents as it deems necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as are provided in these By-Laws, or as the Board may, from time to time, determine. The Board may delegate to any officer the power to elect subordinate officers and to retain or appoint other agents and prescribe the authority and duties of such subordinate officers or other agents.

         Section 4.03. Election and Term of office. The officers of the Corporation, except those elected 'By delegated authority pursuant to Section
4.02 herein, shall be elected by the Board of Directors at its annual meeting, but the Board may elect officers or fill vacancies among the officers at any other meeting. Subject to earlier termination of office, each officer shall hold office for one year and until his successor shall have been elected and qualified.

         Section 4.04. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, directed to the Chairman of the Board, the Vice Chairman, the President, or to the Secretary of the Corporation. Any such resignation shall take effect at the time of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

         Section 4.05. The Chairman of the Board. The Chairman of the Board shall be the chief executive officer of the Corporation and shall have overall responsibility for the management of the business and operations of the Corporation (subject, however, to the control of the Board). The Chairman shall preside at the meetings of the Board and shall also perform such other duties as may be specified by these By-Laws or as from time to time may be assigned to him by the Board.

         Section 4.06. The Vice Chairman. The vice Chairman if there be one, shall preside at meetings of the Board in the absence of the Chairman and shall also perform such other duties as may be specified by these By-Laws or as from time to time may be assigned to him by the Board or the Chairman.

         Section 4.07. The President. The President shall be the chief operating officer of the Corporation and shall have the responsibility for the day-to-day operations of the Corporation (subject, however, to the control of the Board and the Chairman). The President, the Chairman, or the vice Chairman shall sign, execute, and acknowledge, in the name of the Corporation, deeds, mortgages, bonds, contracts, and other instruments authorized by the Board, except in cases where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Corporation. He shall preside at meetings of the Board in the absence of the Chairman and vice Chairman and, in general, he shall perform all duties incident to the office of President, and such other duties as may be specified by these By-Laws or as from time to time may be assigned to him by the Board, the Chairman, or the Vice Chairman.

         Section 4.08. The Vice Presidents. In the absence or disability of the President or when so directed by the Chairman, the Vice Chairman or the President, any Vice President (except those elected by delegated authority pursuant to Section 4.02 herein) may perform all the duties of the President, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents also shall perform such other duties as from time to time may be assigned to them by the Board, the Chairman, the Vice Chairman or the President.

         Section 4.09. The Secretary. The Secretary, or any Assistant Secretary, shall record all the votes of the shareholders and of the directors and the minutes of the meetings of the shareholders and of the Board of Directors in a book or books to be kept for that purpose; he shall see that notices of meetings of the Board and shareholders are given and that all records and reports are properly kept and filed by the

Corporation as required by law; he shall be the custodian of the seal of the Corporation and shall see that it is affixed to all documents to be executed on behalf of the Corporation under its seal; and, in general, he shall perform such duties incident to the office of Secretary and such other duties as may be specified by these By-Laws or as from time to time may be assigned to him by the Board, the Chairman, the Vice Chairman or the President.

         Section 4.10. The Treasurer. The Treasurer, or an Assistant Treasurer, shall have charge of all receipts and disbursements of the Corporation and shall have or provide for the custody of its funds and securities; he shall have full authority to receive and give receipts for all money due and payable to the Corporation, and to endorse checks, drafts, and warrants in its name and on its behalf and to give full discharge for the same; he shall deposit all funds of the Corporation, except such as may be required for current use, in such banks or other places of deposit as the Board may from time to time designate; and, in general, he shall perform such other duties incident to the office of Treasurer and such other duties as may be specified by these By-Laws or as from time to time may be assigned to him by the Board, the Chairman, the Vice Chairman or the President.

         Section 4.11. Compensation of officers and Others. The compensation of all officers shall be fixed from time to time by the Board of Directors, or any committee or officer authorized by the Board so to do. No officer shall be precluded from receiving such compensation by reason of the fact that he is also a director of the Corporation.

         Additional compensation, fixed as above provided, may be paid to any officers or employees for any year or years, based upon the success of the operations of the Corporation during such year.

         Section 5. LIMITATION OF LIABILITY OF DIRECTORS; INDEMNIFICATION OF
                    DIRECTORS, OFFICERS AND OTHERS

         Section 5.01. Limitation of Liability of Directors. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that a director's liability for monetary damages may not be limited or avoided under the terms of the Directors' Liability Act, 42 Pa. C.S. 58361 et seq., as the same may be amended from time to time, or any applicable Pennsylvania statute thereafter enacted.

         Section 5.02. Indemnification. The Corporation shall indemnify any person who was or is a party (other than a party plaintiff suing in his own behalf or in the right of the Corporation) or is threatened to be made a party to or a subject of any threatened, pending or completed action, suit or proceeding (collectively, a "Proceeding"), including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person (an "Indemnified Person") is or was a director or officer of the Corporation, or is or was serving, while a director or officer of the Corporation, at the request of the Corporation as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys, fees), judgments, fines, excise taxes, punitive damages and amounts paid in settlement (collectively, a "Liability") actually and reasonably incurred by such Indemnified Person in connection with such Proceeding, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. If an Indemnified Person is entitled to indemnification in respect of a portion, but not all, of any Liability, the Corporation shall indemnify such person to the extent of such portion.

         Section 5.03. Advancement of Expenses. Expenses actually and reasonably incurred by an Indemnified Person in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding (regardless of the financial condition of such Indemnified Person) upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

         Section 5.04. Non-Exclusivity; Indemnification Agreements. The indemnification advancement of expenses provided by this Section 5 shall not be deemed exclusive of any other rights to which persons seeking indemnification may be entitled under any statute, the Corporation's Articles of Incorporation, any insurance or other agreement, vote of shareholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office. Without limiting the generality of the foregoing, by action of the Board of Directors (notwithstanding the interest of its members in the transaction) the Corporation may enter into agreements with Indemnified Persons and others providing for indemnification of such persons by the Corporation either under the provisions of this Section 5 or otherwise, and, in the event of any conflict between the provisions of this Section 5 and the provisions of any such indemnification agreement, the provisions of such indemnification agreement shall prevail.

         Section 5.05. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these By-Laws or otherwise.

         Section 5.06. Security Fund. By action of the Board of Directors (notwithstanding the interest of its members in the transaction), the Corporation may create and fund a trust fund or fund of any nature, or otherwise secure or insure in any manner, its obligation to indemnify and advance expenses under the provisions of this Section 5 or otherwise.

         Section 5.07. Effect; Benefit; Modification. The obligations of the Corporation to indemnify and to advance expenses to an Indemnified Person under the provisions of this Section 5 shall be in the nature of a contract between the Corporation and each such Indemnified Person. Such obligations shall continue as to, and shall inure to the benefit of the heirs, executors and administrators of, an Indemnified Person who has ceased to hold the offices or positions provided in Section 5.02, with respect to any claim based upon an actual or alleged act or failure to act occurring prior to the time such person ceased to hold such office or position. No amendment or repeal of any provision of this section 5, and no amendment or termination of any trust or other fund created pursuant to Section 5.06, shall alter, to the detriment of such Indemnified Person, the right of such person to indemnification or the advancement of expenses with respect to any claim based on an actual or alleged act or failure to act which took place prior to such amendment, repeal or termination.

         Section 5.08. Applicability. This Section 5 shall be effective as of January 27, 1987. Liability, indemnification and advancement of expenses for any action or failure to act occurring prior to January 27, 1987 shall be governed by applicable law and by Section 5 of these By-Laws as in effect at the time of the action or failure to act.

         Section 6. BORROWING, DEPOSITS, PROXIES, ETC.

         Section 6.01. Borrowing, etc. No officer, agent or employee of the Corporation shall have any power or authority to borrow money on its behalf, to pledge its credit, or to mortgage or pledge its real or personal property, except within the scope and to the extent of the authority delegated by resolution of the Board of Directors. Authority may be given by the Board for any of the above purposes and may be general or limited to specific instances.

         Section 6.02. Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositories as the Board of Directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more officers or employees as the Board shall from time to time determine

         Section 6.03. Proxies. Unless otherwise ordered by the Board of Directors, any officer of the Corporation may appoint an attorney or attorneys (who may be or include such officer himself), in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation any of whose shares or other securities are held by or for the Corporation, at meetings of the holders of the shares or other securities of such other corporation, or, in connection with the ownership of such shares or other securities, to consent in writing to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its seal such written proxies or other instruments as he may deem necessary or proper in the premises.

         Section 7. SHARE CERTIFICATES: TRANSFER

         Section 7.01. Share Certificates. Share certificates shall be signed by the Chairman of the Board, the Vice Chairman, or the President and by the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer of the Corporation, but, to the extent permitted by law, such signatures may be facsimiles, engraved or printed.

         Section 7.02. Transfer of Shares. Transfer of share certificates and the shares represented thereby shall be made only on the books of the Corporation by the owner thereof or by his attorney thereunto authorized, by a power of attorney duly executed, and filed with the Secretary or a Transfer Agent of the Corporation, and on surrender of the share certificates.

         Section 7.03. Transfer Agent and Registrar; Regulations. The Corporation may, if and whenever the Board of Directors so determines, maintain, in the Commonwealth of Pennsylvania, or any other state of the United States, one or more transfer offices or agencies, each in charge of a transfer Agent designated by the Board, where the shares of the

Corporation shall be transferable, and also one or more registry offices, each in charge of a Registrar designated by the Board, where such shares shall be registered; and no certificates for shares of the Corporation in respect of which a Transfer Agent and Registrar shall have been designated shall be valid unless countersigned by such Transfer Agent and registered by such Registrar. The Board may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of share certificates.

         Section 7.04. Lost, Destroyed and mutilated Certificates. The Board of Directors, by standing resolution or by resolutions with respect to particular cases, may authorize the issue of new share certificates in lieu of share certificates lost, destroyed or mutilated, upon such terms and conditions as the Board may direct.

         Section 8. AMENDMENTS

         Section 8.01. Any or all of the provisions of these ByLaws, whether contractual in nature or merely regulatory of the internal affairs of the Corporation, may be amended or repealed, except as otherwise provided in the Business Corporation Law or the Articles, (a) by a majority vote of the members of the Board of Directors, or (b) by vote of the shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon, in either case at any regular or special meeting duly convened after notice of such purpose to the directors or shareholders, as the case may be

         No provision of these By-Laws shall vest any property right in any shareholder.


         Section 9. MISCELLANEOUS


         Section 9.01. Nonapplicability of Certain Laws. The following provisions of the Act of April 27, 1990 (No. 36) amending the Pennsylvania Business Corporation Law of 1988 and related statutes shall not be applicable to the Corporation: (1) subsections (d) through (f) of Section 511 (15 Pa. C.S. ss.511); (2) subsections (e) through (g) of Section 1721, (15 Pa. C.S. ss.1721);
(3) Subchapter G of Chapter 25 (15 Pa. C.S. ss.2561 through ss.2567) (including Subchapters I (15 Pa. C.S. ss.2581 through ss.2583) and J (15 Pa. C.S. ss.2585 through ss.2588) which are dependent upon Subchapter G); and (4) Subchapter H of Chapter 25 (15 Pa. C.S. ss.2571 through ss.2575). This Section 9.01 shall be effective July 26, 1990.

                             Closing Document No. 7

                      IREDELL COUNTY INDUSTRIAL FACILITIES
                    AND POLLUTION CONTROL FINANCING AUTHORITY

                                   $2,000,000
                        Industrial Revenue Refunding Bond
                        (Hunt Manufacturing Co. Project)
                                   Series 1994

                         GENERAL CERTIFICATE OF TRUSTEE
                         ------------------------------

         I, ____________, Vice President of First Union National Bank of North Carolina, (the "Bank"), Trustee under an Indenture and Deed of Trust dated as of June 1, 1979 (the "Original Indenture"), as amended and supplemented by a First Supplemental Indenture and Deed of Trust dated as of July 31, 1994 (the "Supplemental Indentures" and, together with the Original Indenture, the "Indenture"), each between The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") and the Bank, DO HEREBY CERTIFY that:

         1. The Supplemental Indenture has been duly executed on behalf of the Bank by ________________, as (Assistant) Vice President, the corporate seal of the Bank has been affixed by as (Assistant) Secretary, and the Indenture has been delivered on behalf of the Bank to the Authority.

         2. The Authority's Industrial Revenue Bond, Series 1994 (Hunt Manufacturing Co. Project) (the "Bond") has been duly authenticated on behalf of the Bank by me, and has been delivered to or upon the order of the Authority.

         3. Exhibit A attached hereto is a true and correct copy of the Resolution of the Bank delegating to me the authority to perform the acts performed by me on behalf of the Bank in connection with the execution and delivery of the Supplemental Indenture, the undertaking of the obligations of the Bank thereunder and the authentication of the Bond.

         4. The Bank is a validly constituted and existing national banking association, with full power and authority to undertake and perform each of its duties as Trustee under the Supplemental Indenture.

         5. The Trustee has duly authorized the acceptance of and has duly accepted its appointment as Trustee under the Supplemental Indenture.

         6. No further authorization or approval of any banking regulatory agency having jurisdiction over the Bank is required with respect to the transactions on the part of the Bank contemplated by the Supplemental Indenture.

         7. Except as contemplated by the Supplemental Indenture, the Original Indenture has not been amended, supplemented or modified since the date of its original execution and delivery.

         8. To our knowledge, no litigation is pending or threatened in any court, either state or federal, calling into question the creation, organization or existence of the Bank or the authority of the Bank to perform its duties under the Indenture.

         IN WITNESS WHEREOF, the undersigned has hereunto set his/her signature as such officer and has affixed the corporate seal of the Bank, this last day of July, 1994.



[SEAL]                                    FIRST UNION NATIONAL BANK
                                          OF NORTH CAROLINA


                                          BY:  /s/ xxxxxxxxxxxxxxxxxxx
                                             -----------------------------------
                                               Vice President

                                                          Closing Document No. 8


                      IREDELL COUNTY INDUSTRIAL FACILITIES
                    AND POLLUTION CONTROL FINANCING AUTHORITY

                                   $2,000,000
                        Industrial Revenue Refunding Bond
                        (Hunt Manufacturing Co. Project)
                                   Series 1994


                                 CLOSING RECEIPT
                                 ---------------


         CLOSING RECEIPT by and among the IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL AUTHORITY (the "Authority"), BROWN BROTHERS HARRIMAN & CO. (the "Purchaser"), HUNT MANUFACTURING CO. (the "Company"), and FIRST UNION NATIONAL BANK OF NORTH CAROLINA (the "Trustee").

         "Indenture" means the Indenture and Deed of Trust dated as of June 1, 1979, as amended and supplemented by a First Supplemental Indenture and Deed of Trust dated as of July 31, 1994, between the Authority and First Union National Bank of North Carolina, as trustee, pursuant to which the Bond is issued.

         "Bond" means the Authority's Industrial Revenue Bond (Hunt Manufacturing Co. Project), Series 1994 issued in the aggregate principal amount of $2,000,000, issued under the Indenture.

         "Purchase Price" means the sum of $2,000,000 being the principal amount of the Bond.

         Capitalized terms used by not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

         THE AUTHORITY acknowledges that it has delivered to the Trustee the Bond, duly executed by the signatures of the (Vice) Chairman and (Assistant) Secretary of the Authority, and hereby: (1) requests the Trustee to authenticate the same in accordance with the Indenture and to deliver them to the Purchaser; and (2) directs the Purchaser to deliver the Purchase Price for the Bond to the Trustee in accordance with Section 303 of the First Supplemental Indenture.

         THE TRUSTEE hereby: (1) acknowledges receipt from the Purchaser of the Purchase Price and from the Company of the sum of $35,000, being an amount sufficient to pay the accrued interest and redemption premium on the Series 1979 Bonds to be redeemed on the date hereof, and (2) confirms that it has authenticated the Bond and has delivered it to the Purchaser in accordance with the request of the Authority.

         THE PURCHASER hereby acknowledges receipt of the Bond duly executed, attested and authenticated in the aggregate principal amount described above.

         THE COMPANY hereby confirms that it has delivered to the Trustee the sum of $35,000, to pay the accrued interest and redemption premium on the Series 1979 Bonds to be redeemed on the date hereof.

         IN WITNESS WHEREOF, each of the parties making the acknowledgements, receipts, authorizations and directions as aforesaid, has set its hand, by its duly authorized officer, this last day of July, 1994.

                                          IREDELL COUNTY INDUSTRIAL FACILITIES
                                           AND POLLUTION CONTROL FINANCING
                                           AUTHORITY


                                          By:  /s/ J.D. Chamberlain
                                              ----------------------------------
                                              Chairman


                                          HUNT MANUFACTURING CO.


                                          By: /s/ William E. Chandler
                                              ----------------------------------
                                              Senior Vice President


                                          BROWN BROTHERS HARRIMAN & CO.


                                          By: /s/ xxxxxxxxxxxxxxxxxx
                                              ----------------------------------
                                              Manager


                                          FIRST UNION NATIONAL BANK


                                          By: /s/ xxxxxxxxxxxxxxxxxxx
                                              ----------------------------------
                                              Vice President

                                   LAW OFFICES
                  POPE, McMILLAN, GOURLEY, KUTTEH & SIMON, P A.
                           THE JAMES IREDELL BUILDING
                        113 NORTH CENTER STREET SUITE 200
                        STATESVILLE, NORTH CAROLINA 28677

WILLIAM P. POPE                                          MAILING ADDRESS:
WILLIAM H. McMILLAN                                   POST OFFICE DRAWER 1776
ROBERT H. GOURLEY                                  STATESVILLE, N.C. 285167-1776
CONSTANTINE H. KUTTEH, II                                 (704) 873-2131
PAMELA H. SIMON                                      TELECOPIER (704) 872-7629
LILLIAN D. MICHAELS*
                                                        MOORESVILLE NUMBER:
                                                          (704) 664-2254
*MOORESVILLE OFFICE                                   FEDERAL ID NO.56-1637260

                                 July 31, 1994



BROWN BROTHERS HARRIMAN & CO.
1431 Walnut Street
Philadelphia, PA 19102

HUNT MANUFACTURING CO.
230 South Broad Street
Philadelphia, PA 19102

FIRST UNION NATIONAL BANK
OF NORTH CAROLINA
230 South Tryon Street
Charlotte, NC 28288-1179

DRINKER BIDDLE & REATH
Philadelphia National Bank Building
1345 Chestnut Street
Philadelphia, PA 19107-3496

SMITH HELMS MULLISS & MOORE, L.L.P.
227 N. Tryon Street
Charlotte, NC 28202

     Re: $2,000,000 Iredell County Industrial Facilities and Pollution Control
         Financing Authority Industrial Revenue Refunding Bond (Hunt Manufacturing Co.). Series 1994
         -----------------------------------------------------------------------

Ladies and Gentlemen:

     I have acted as county attorney for the Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") in connection with the issuance of the abovereferenced bond (the "Bond") pursuant o the Indenture and Deed of Trust dated as of June 1, 1979 (the "Original Indenture"), as amended and supplemented by a First Supplemental Indenture and Deed of Trust dated as of July 31, 1994 (the "First Supplemental Indenture" and, together with the Original Indenture the "Indenture") each between the Authority and First National Union Bank of North Carolina as trustee (the "Trustee"). The Bond is payable under the Indenture from, among other things, amounts payable by Hunt Manufacturing Company (the "Company") under a Lease Agreement dated as of June 1, 1979, as amended and supplemented by a First Supplemental Lease Agreement dated as of July 31, 1994

                  POPE, McMILLAN, GOULEY, KUTTEH & SIMON, P.A.

Brown Brothers Harriman & Co.
Hunt Manufacturing Co.
First Union National Bank
  of North Carolina
Drinker Biddle & Reath
Smith Helms Mulliss & Moore
July 31, 1994
Page 2



(collectively, the "Lease"). The Bond is being issuedto accomplish the public purposes of the North Carolina Industrial and Pollution Control Facilities Financing Act, as amended (the "Act") and a resolution of the Authority adapted on June 2, 1994 (the "Resolution"), to refund bonds issued in 1979 to finance, for the benefit of the Company, the Project described in the Original Indenture. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Indenture.

     For purposes of this opinion, I have examined the Indenture, the Lease, the Act, the Resolution and such other documents, records of the authority and other instruments as I have deemed necessary to render this opinion.

     Based upon the foregoing, I am of the opinion that:

     1. The Authority is a political subdivision and body corporate and politic of the State of North Carolina validly organized and existing under the enabling Act, with full power and authority to enter into the First Supplemental Indenture and the First Supplemental Lease, to undertake the transactions contemplated therein, and to issue the Bond.

     2. The execution and delivery of the First Supplemental Lease have been duly authorized by the Authority and the First Supplemental Lease has been duly executed and delivered by the Authority.

     3. The execution and delivery of the First Supplemental Indenture has been duly authorized by the Authority, the First Supplemental Indenture is in substantially the form so approved and has been duly executed and delivered by the Authority.

     4. The execution, issuance, and delivery of the Bond have been duly and validly authorized by the Authority.

     5. To the best of my knowledge after reasonable inquiry, there is no legal action or other proceeding, or any investigation or inquiry (before or by any court, agency, arbitrator or otherwise), pending or threatened against or affecting the Authority or any of its officials, in their respective capacities as such, which would restrain or enjoin the issuance or delivery of the Bond or the collection of revenues pledged under the Agreement or in any way would contest or affect the organization or existence

                  POPE, McMILLAN, GOULEY, KUTTEH & SIMON, P.A.

Brown Brothers Harriman & Co.
Hunt Manufacturing Co.
First Union National Bank
  of North Carolina
Drinker Biddle & Reath
Smith Helms Mulliss & Moore
July 31, 1994
Page 2





of the Authority or the entitlement of any officers of the Authority to their respective offices or which may reasonably be expected to have a material and adverse effect upon (A) the due performance by the Authority of the transactions contemplated by the Indenture, (B) the validity or enforceability against the Authority of the Bond or the Indenture or any other agreement or instrument to which the Authority is a party and that is used or contemplated for use in consummation of the transactions contemplated hereby or thereby, or (C) the exemption or exclusion from federal and North Carolina income taxation of the interest on the Bond. The Authority is not, to the best of my knowledge, subject to any judgment, decree or order entered in any lawsuit or proceeding brought against the Authority that may reasonably be expected to have such effect.

     6. All action taken by members of the Board of the Authority in connection with the sale of the Bond and the Project have been taken in compliance in all respects with the provisions of the enabling Act and any other applicable provisions of North Carolina law.

                                  Very truly yours,


                                  /s/ William P. Pope
                                  -------------------------------------
                                  William P. Pope, Esquire
                                  County Attorney, Iredell County
                                  Industrial Facilities and Pollution
                                  Control Financing Authority




                                           SMITH HELMS MULLISS & MOORE, L. L. P.
                                                     ATTORNEYS AT LAW
                                                CHARLOTTE, NORTH CAROLINA

     GREENSBORO                                                                                                RALEIGH
 MAILING ADDRESS                                                                                          MAILING ADDRESS
 POST OFFICE BOX 21927                  MAILING ADDRESS                 STREET ADDRESS                    POST OFFICE BOX 27525
 GREENSBORO, N.C. 27420                 POST OFFICE BOX 31247           227 NORTH TRYON STREET            RALEIGH, N.C. 27611
                                        CHARLOTTE, N.C. 26236           CHARLOTTE, N.C. 28202
 STREET ADDRESS                                                                                           STREET ADDRESS
 SUITE 1400                                                                                               316 WEST EDENTON STREET
 300 NORTH GREENE STREET                              TELEPHONE 704/343-2000                              RALEIGH, N.C. 27603
 GREENSBORO, N.C. 27401                               FACSIMILE 704/334-8467
                                                                                                          TELEPHONE 919/755-8700
 TELEPHONE 910/378-5200                                                                                   FACSIMILE 919/828-7938
 FACSIMILE 910/379-9558

WRITER'S DIRECT DIAL



IREDELL COUNTY INDUSTRIAL
FACILITIES AND POLLUTION
CONTROL FINANCING AUTHORITY
P.O. Box 788
Statesville, NC 28687-0788

BROWN BROTHERS HARRIMAN & CO.
1531 Walnut Street
Philadelphia, PA 19102

FIRST UNION NATIONAL BANK
  OF NORTH CAROLINA
230 South Tryon Street
Charlotte, NC 28288-1179

DRINKER BIDDLE & REATH
Philadelphia National Bank Building
1345 Chestnut Street
Philadelphia, PA 19107-3496


     Re: $2,000,000 Iredell County Industrial Facilities and Pollution Control
         Financing Authority Industrial Revenue Refunding Bond (Hunt Manufacturing Co. Project), Series 1994
         -----------------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as Co-Bond Counsel in connection with the issuance of the above-mentioned bond (the "Bond") of the Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority"). The Bond is issued under and pursuant to the North Carolina Industrial and Pollution Control Facilities Financing Act, as amended (the "Enabling Act"), a resolution of the Authority adopted on June 2, 1994 (the "Resolution"), and a Supplemental Indenture dated July 31, 1994 (the "Supplemental Indenture, 11 and together with the Indenture dated June 1, 1979, the "Indenture") between the Authority and First Union National Bank of North Carolina, as trustee. All terms used but not otherwise defined herein shall have the meaning set forth in the Indenture.

     The proceeds of the Bond will be applied to a project (the 111994 Project") consisting of the payment of certain prior bonds of the Authority (the "Prior Bonds") the proceeds of which were

Iredell County Industrial Facilities and
   Pollution Control Financing Authority
Brown Brothers Harriman & Co.
First Union National Bank
   of North Carolina
Drinker Biddle & Reath
July 31, 1994
Page 2



applied to finance, for the benefit of Hunt Manufacturing Co. (the "Company"), the acquisition of certain real estate located near Statesville, North Carolina and constructing manufacturing facilities thereon (the "Facilities"). The Authority and the Company have entered into a Lease Agreement dated June 1, 1979 and a Supplemental Lease Agreement dated July 31, 1994 (collectively, the "Lease"). Under the Lease, the Company has agreed to make loan payments sufficient, inter alia, to pay the principal, redemption price or Purchase Price of, and interest on, the Bond when and as the same shall become due.

     Under the Indenture, as security for the payment of the principal, redemption price and Purchase Price of, and interest on, the Bond, the Authority has assigned certain of its rights under the Lease, including its right to receive rent payments thereunder, to the Trustee. The prompt payment of the principal of and interest due on the Bond will be guaranteed by the Company, pursuant to a Guaranty Agreement dated June 1, 1979 and a First Supplemental Guaranty Agreement dated July 31, 1994, both between the Company and the Trustee (together the "Guaranty").

     The Authority and the Company have made certain factual representations in the Indenture, the Lease and a Tax Certificate and Agreement delivered on the date hereof (the "Tax Certificate") that are material to the opinions expressed herein, including representations concerning the reasonable expectations of the Company and the Authority on the date hereof as to the use of the proceeds of the Bond. We have relied upon the representations of the Authority and the Company without undertaking to verify the same by independent investigation.

     Our opinion regarding procedures and actions of the Authority is, with your consent, based upon an examination of certificates and certified extracts of records of the proceedings of the Authority relating to its authorization and approval of documents and instruments herein referred to, and an opinion of William Pope, Iredell County Attorney and counsel for the Authority of even date herewith. In giving the opinion set forth in paragraph 2 below, we have relied on the opinion of Drinker Biddle & Reath, counsel for the Company as to the authorization, execution and delivery of the Supplemental Lease Agreement by the Company and as to the legal, valid and binding nature thereof with respect to the Company. In giving the opinions set forth below, we have assumed, with your consent, that the Indenture dated June 1, 1979 between the

Iredell County Industrial Facilities and
  Pollution Control Financing Authority
Brown Brothers Harriman & Co.
First Union National Bank
  of North Carolina
Drinker Biddle & Reath
July 31, 1994
Page 3



Authority and First Union National Bank of North Carolina, as trustee and the Lease Agreement dated June 1, 1979 between the Authority and the Company are legal, valid and binding obligations of the parties thereto and are enforceable in accordance with their terms.

     We have examined such documents, records, proceedings, statutes and decisions as we deemed necessary to enable us to express our opinion set forth below, including original counterparts or certified copies of the Supplemental Indenture, the Supplemental Lease, the Resolution, the Bond, the Guaranty and the Tax Certificate. In all cases, we have assumed the genuineness of signatures, the authenticity of original documents and the conformity to authentic originals of documents examined by us as copies. our opinion is given only with respect to the laws of North Carolina as presently enacted and construed.

     Based upon the foregoing, we are of the opinion that:

     1. The Authority is validly existing under the Enabling Act, with full power and authority to enter into the Supplemental Indenture and Supplemental Lease, to undertake the transactions contemplated therein, and to issue the Bond.

     2. The Supplemental Indenture has been duly authorized, executed and delivered by the Authority and, assuming due execution and delivery by the other parties thereto, constitutes a valid and binding limited obligation of the Authority enforceable in accordance with its terms. The Authority has duly and validly assigned to the Trustee certain of its rights and interests in the Indenture as security for the payment of the Bond.

     3. The Bond has been duly authorized, executed and issued by the Authority and constitutes the valid and binding limited obligation of the Authority, the principal, redemption price and Purchase Price of, and interest on, which are payable solely from the revenues and other moneys of the Authority pledged therefor pursuant to the Indenture.

     4. Under the Enabling Act, interest on the Bond is exempt from all present income taxes within the State of North Carolina.

     The enforceability of any of the documents or instruments referred to herein may be limited by bankruptcy, insolvency,

Iredell County Industrial Facilities and
  Pollution Control Financing Authority
Brown Brothers Harriman & Co.
First Union National Bank
  of North Carolina
Drinker Biddle & Reath
July 31, 1994
Page 4







reorganization or similar laws relating to or limiting the enforcement of creditors' rights. The remedial provisions of such documents and instruments may be limited by equitable principles which may affect the remedies provided therein, and we express no opinion as to the effect of the possible unavailability of the remedy of specific performance. In addition, provisions regarding payment of certain attorneys' fees may not be enforceable except to the extent provided by North Carolina General Statutes ss. 6-21.2.

     We have not prepared, assisted in the preparation of or reviewed in detail any documents (other than the Supplemental Indenture, the Supplemental Lease and form of Bond) or information prepared in connection with the purchase or sale of the Bond, including without limitation any memorandum of terms or private placement memorandum, and express no opinion as to the accuracy or completeness of any such information.

     This opinion is limited to matters of North Carolina law and no opinion is given as to the law of any other jurisdiction. Further, we express no opinion with respect to federal or state securities or "blue sky" laws.

     The opinions expressed herein are solely for your benefit and that of the registered owners from time to time of the Bond and may not be relied upon by, or published or communicated by you to, any other person or entity without our specific prior written approval in each instance.

     We call your attention to the fact that the Bond is the limited obligation of the Authority payable solely from the payments received by the Authority pursuant to the Agreement and does not constitute a debt of the Authority or of the State of North Carolina or any political subdivision thereof, including Iredell County, or a pledge of the faith and credit of the Authority or the State of North Carolina or any political subdivision thereof, including Iredell County.

                                         Very truly yours,


                                         Smith Helms Mulliss & Moore, L.L.P.



                                                       LAW OFFICES

                                                 DRINKER BIDDLE & REATH

         SUITE 900                         PHILADELPHIA NATIONAL BANK BUILDING                                   SUITE 400
 901 FIFTEENTH STREET, N.W.                                                                                  47 HULFISH STREET
 WASHINGTON. DC 20005-2503                         1345 CHESTNUT STREET                                     POST OFICE BOX 627
      (202) 842-8800                                                                                     PRINCETON, NJ 08542-0627
                                               PHILADELPHIA, PA 19107-3496                                     (609) 921-6336

                                                TELEPHONE: (215) 988-2700                                        SUITE 300
                                                                                                            1000 WESTLAKES DRIVE
                                                      TELEX: 834684                                        BERWYN, PA. 19312-2409
                                                                                                               (610) 993-2200
                                                   FAX: (215) 988-2757




                                                         Closing Document No. 11

                                  July 31, 1994

IREDELL COUNTY INDUSTRIAL
FACILITIES AND POLLUTION
CONTROL FINANCING AUTHORITY
P.O. Box 788
Statesville, NC 28687-0788

BROWN BROTHERS HARRIMAN & CO.
1531 Walnut Street
Philadelphia, PA 19102

FIRST UNION NATIONAL BANK
  OF NORTH CAROLINA
230 South Tyron Street
Charlotte, NC 28288-1179


     Re: $2,000,000 Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Refunding Bond (Hunt Manufacturing Co. Project), Series 1994
          ----------------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as Counsel for Brown Brothers Harriman & Co. in connection with the issuance of the above-mentioned bond (the "Bond") of the Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") and have been asked to render this opinion with respect to the exclusion from gross income for Federal tax purposes of the interest on the Bond. The Bond is issued under and pursuant to the North Carolina Industrial and Pollution Control Facilities Financing Act, as amended, a resolution of the Authority adopted on June 2, 1994 (the "Resolution"), and an Indenture and Deed of Trust as of June 1, 1979 as amended and supplemented by a First Supplemental Indenture and Deed of Trust dated as of July 31, 1994 (collectively, the "Indenture") between the Authority and First Union National Bank of North Carolina, as trustee. All terms used but not otherwise defined herein shall have the meaning set forth in the Indenture.

     The proceeds of the Bond will be applied to a project (the "1994 Project") consisting of the payment of certain prior bonds of the Authority (the "Prior Bonds") the proceeds of which were applied to finance, for the benefit of Hunt Manufacturing Co.

                             DRINKER BIDDLE & REATH

Iredell County Industrial Facilities and
  Pollution Control Financing Authority
Brown Brothers Harriman & Co.
First Union National Bank
  of North Carolina
July 31, 1994
Page 2




(the "Company"), the acquisition of certain real estate located near Statesville, North Carolina, and the construction and equipping of certain manufacturing facilities thereon (the "Facilities"). The Authority and the Company have entered into a Lease Agreement dated as of June 1, 1979, as amended and supplemented by a Supplemental Lease Agreement dated as of July 31, 1994 (collectively, the "Lease"). Under the Lease, the Company has agreed to make loan payments sufficient, inter alia, to pay the principal, redemption price or Purchase Price of, and interest on, the Bond when and as the same shall become due.

     Under the Indenture, as security for the payment of the principal, redemption price and Purchase Price of, and interest on, the Bond, the Authority has assigned certain of its rights under the Lease, including its right to receive rent payments thereunder, to the Trustee. The prompt payment of the principal of and interest due on the Bond is guaranteed by the Company, pursuant to a Guaranty Agreement dated as of June 1, 1979, as amended and supplemented by a First Supplemental Guaranty Agreement, between the Company and the Trustee, dated as of July 31, 1994 (collectively, the "Guaranty").

     The Authority and the Company have made certain factual representations in the Indenture, the Lease and a Tax Certificate and Agreement delivered on the date hereof (the "Tax Certificate") that are material to the opinions expressed herein, including representations concerning the reasonable expectations of the Company and the Authority on the date hereof as to the use of the proceeds of the Bond. We have relied upon the representations of the Authority and the Company without undertaking to verify the same by independent investigation. For the purpose of rendering this opinion, we have further relied upon the opinion dated this date of Smith Helms Mulliss & Moore, to the effect that the Bond has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Authority.

     We have examined such documents, records, proceedings, statutes and decisions as we deemed necessary to enable us to express our opinion set forth below, including original counterparts or certified copies of the Indenture, the Lease, the Resolution, the Bond, the Guaranty and the Tax Certificate. In all cases, we have assumed the genuineness of signatures, the authenticity of original documents and the conformity to authentic originals of documents examined by us as copies.

                             DRINKER BIDDLE & REATH

Iredell County Industrial Facilities and
  Pollution Control Financing Authority
Brown Brothers Harriman & Co.
First Union National Bank
  of North Carolina
July 31, 1994
Page 3



     Based upon the foregoing, we are of the opinion that under existing law, as presently enacted and construed, interest on the Bond is excluded from gross income for federal income tax purposes, except during any period while a Bond is held by a "substantial user" of the facilities financed by the Bond or a "related person" within the meaning of Section 147(a) of the Internal Revenue Code of 1986, as amended, and is not a preference item for purposes of determining the federal alternative minimum tax imposed on corporations and individuals. However, interest on the Bond may be subject to the application of the alternative minimum tax and environmental tax when held by certain corporations, and the application of the foreign branch profits tax when held by foreign corporations.

     The opinion expressed above is subject to continued compliance by the Authority and the Company with certain tax covenants contained in the Agreement and the Tax Certificate. Failure to comply with such covenants may cause the inclusion of interest on the Bond in gross income for federal income tax purposes, in certain cases retroactive to the date of issuance of the Bond.

     Ownership of the Bond may result in collateral Federal income tax consequences to certain taxpayers, including, without limitation, financial institutions, S corporations receiving excess net passive income, property and casualty insurance companies, individual recipients of Social Security or Railroad Retirement benefits and taxpayers who may be deemed to have incurred indebtedness to purchase or carry the Bond. We express no opinion with respect to these collateral tax consequences.

                                            Very truly yours,

                                            /s/ Drinker Biddle & Reath
                                            ------------------------------------
                                            DRINKER BIDDLE & REATH

                     [LETTERHEAD OF DRINKER BIDDLE & REATH]

                                                         Closing Document No. 12

                                       July 31, 1994
IREDELL COUNTY INDUSTRIAL
FACILITIES AND POLLUTION
CONTROL FINANCING AUTHORITY
P.O. Box 788
Statesville, NC 28687-0788
BROWN BROTHERS HARRIMAN & CO.
1531 Walnut Street
Philadelphia, PA 19102
FIRST UNION NATIONAL BANK
   OF NORTH CAROLINA
230 South Tyron Street
Charlotte, NC 28288-1179
SMITH HELMS MULLISS & MOORE
227 N. Tyron Street
Charlotte, NC 28280


                   Re: $2,000,000 Iredell County Industrial Facilities
                       and Pollution Control Financing Authority
                       Industrial Revenue Refunding Bond (Hunt Manufacturing Co. Project), Series 1994
                       ------------------------------------------------------


Ladies and Gentlemen:

     We have been asked to render this opinion on behalf of Hunt Manufacturing Co., a Pennsylvania corporation (the "Company"), in connection with a transaction (the "Bond Transaction"), involving the issuance by the Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority"), of the Bond described above (the "Bond"). The Bond is being issued under and pursuant to an Indenture and Deed of Trust dated as of June 1, 1979, as amended and supplemented by a First Supplemental Indenture and Deed of Trust dated as of July 31, 1994, (collectively, the "Indenture"), each between the Authority and First Union National Bank of North Carolina, as trustee, for the purpose of undertaking the 1994 Refunding Project described in the Indenture. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Indenture.

                             DRINKER BIDDLE & REATH

 Iredell County Industrial Facilities and
   Pollution Control Financing Authority
 Brown Brothers Harriman & Co.
 First Union National Bank
   of North Carolina
 Smith Helms Mulliss & Moore
 July 31, 1994
 Page 2

     The Authority and the Company have entered into a Lease Agreement dated as of June 1, 1979, as amended and supplemental by a First Supplemental Lease Agreement dated as of July 31, 1994 (collectively, the "Lease"). Under the Lease, the Company has agreed, among other things, to make payments thereunder sufficient, to pay the principal, redemption price or Purchase Price of, and interest on, the Bond when and as the same shall become due.

     Under the Indenture, as security for the payment of the principal, redemption price and Purchase Price of, and interest on, the Bond, the Authority has assigned certain of its rights under the Lease, including its right to receive rent payments thereunder, to the Trustee. The prompt payment of the principal of and interest due on the Bond will be guaranteed by the Company, pursuant to a Guaranty Agreement dated as of June 1, 1979, as amended and supplemented by a First Supplemental Guaranty Agreement dated as of July 31, 1994 (collectively, the "Guaranty"), each between the Company and the Trustee. The Lease and the Guaranty are sometimes herein referred to on the "Financing Documents."

     In rendering the opinions expressed therein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the Lease and the Guaranty. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

     In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents, documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company. We have further assumed that each of the Indenture, the Lease and the Guaranty has been duly authorized, executed and delivered by, and are the legal, valid and binding obligations of, all parties thereto other than the Company, as appropriate.

                             DRINKER BIDDLE & REATH

 Iredell County Industrial Facilities and
   Pollution Control Financing Authority
 Brown Brothers Harriman & Co.
 First Union National Bank
   of North Carolina
 Smith Helms Mulliss & Moore
 July 31, 1994
 Page 3



     As to questions of fact material to this opinion, we have relied upon the accuracy of the representations and warranties made by the parties in the Financing Documents and of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with management of the Company and upon certificates of public officials. Statements made herein "to the best of our knowledge" or with respect to matters "known to us" are based solely upon information actually known to those attorneys currently practicing with this firm and regularly engaged in the representation of the Company. We have not undertaken any independent investigation of factual matters.

     Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that:

     1. The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

     2. The Company has the corporate power to execute and deliver the Financing Documents and to perform its obligations thereunder. The execution, delivery and performance by the Company of the Financing Documents have been duly authorized by all necessary corporate action on its part.

     4. The Company has duly executed and delivered the Financing Documents and each Financing Document constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its respective terms.

     5. The execution and delivery by the Company of the Financing Documents and the performance thereof do not constitute a breach of, or default under, any agreement or other instrument known to us to which the Company is a party or violate the corporate charter or bylaws of the Company or violate the provision of any law or regulation or any judgment, writ, injunction, decree, order or ruling known to us of any court or governmental authority binding on the Company.

     6. No consent, approval or authorization of or filing with any Federal or Pennsylvania governmental authority is required in connection with the execution or delivery of the Financing Documents by the Company.

                             DRINKER BIDDLE & REATH

 Iredell County Industrial Facilities and
   Pollution Control Financing Authority
 Brown Brothers Harriman & Co.
 First Union National Bank
   of North Carolina
 Smith Helms Mulliss & Moore
 July 31, 1994
 Page 4

     Furthermore, we advise you that, to the best of our knowledge, there is no litigation, adversarial proceeding or governmental investigation pending or overtly threatened against the Company that would have a material adverse effect upon the ability of the Company to enter into and perform its obligations under the Financing Documents.

     The opinions set forth above are subject to the following qualifications and limitations:

          (a) The opinions expressed above are based solely upon the laws of the Commonwealth of Pennsylvania and the Federal law of the United States of America. In this regard, we note that the Financing Documents purport to be governed by the laws of the State of North Carolina, and we have assumed for purposes of this opinion that such laws would not differ materially from the laws of the Commonwealth of Pennsylvania. We express no opinion with respect to the effectiveness of any choice of law provision.

          (b) We express no opinion as to the effect on the enforceability of any Financing Document of the application of equitable principles (whether considered in the proceeding at law or in equity) or of bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting the enforcement of creditors' rights and remedies (including those relating to fraudulent conveyances and transfers);

     We further advise you that, while we regularly provide legal services to the Company, we have not done so in connection with the Bond Transaction.

     The opinions expressed above are solely for your benefit and may not be relied upon by any other person, or by you in connection with any transaction other than the Bond Transaction, without our written consent.

                                                      Very truly yours,

Form 8038                                   Information Return for Tax-Exempt
(Rev. March 1993)                              Private Activity Bond Issues                     OMB No. 1545-0720
Department of the Treasury             (Under Internal Revenue Code section 149(e))
Internal Revenue Service                     > See separate instructions.
------------------------------------------------------------------------------------------------------------------------------------
Part 1 Reporting Authority                                                                If Amended Return, check here } / /
------------------------------------------------------------------------------------------------------------------------------------
 1. Issuer's name                                                                         2. Issuer's employer identification number
                 Iredell County Industrial Facilities and
                 Pollution Control Financing Authority                                        52 1311859
------------------------------------------------------------------------------------------------------------------------------------
 3 Number and street (or P.O. box if mail is not delivered to street address  Room/suite  4 Room number
                 P.O. Box 788                                                               PA19  94-1
------------------------------------------------------------------------------------------------------------------------------------
 5 City or town, state, and Zip code                                                      6 Date of issue
                 Statesville, NC 28687-0788                                                 August 1, 1994
------------------------------------------------------------------------------------------------------------------------------------
 7 Number of issue                                                                        8 CUSIP number
                 Industrial Revenue Bond (Hunt Manufacturing Co.                            None
                 Project) Series 1994
------------------------------------------------------------------------------------------------------------------------------------
Part II Type of Issue (check applicable box(es) and enter the issue price for each)                            Issue Price
------------------------------------------------------------------------------------------------------------------------------------
 9  Exempt facility bond:                                                                                     9a
  a / / Airport (sections 142(a)(1) and 142(c))............................................................  -----------------------
                                                                                                              9b
  b / / Docks and wharves (sections 142(a)(2) and 142(c))..................................................  -----------------------
                                                                                                              9c
  c / / Mass commuting facilities (sections 142(a)(3) and 142(c))..........................................  -----------------------
                                                                                                              9d
  d / / Water furnishing facilities (sections 142(a)(4) and 142(e))........................................  -----------------------
                                                                                                              9e
  e / / Sewage facilities (section 142(a)(5))..............................................................  -----------------------
                                                                                                              9f
  f / / Solid waste disposal facilities (section 142(a)(6))................................................  -----------------------
                                                                                                              9g
  g / / Qualified residential rental projects (sections 142(a)(7)) and 142(d)), as follows                   -----------------------
        Meeting 20-50 test (section 142(d)(1)(A)).............................. / /
        Meeting 40-60 test (section 142(d)(1)(B)).............................. / /
        Meeting 25-60 test (NYC only) (section 142(d)(6))...................... / /
        Has an election been made for deep rent skewing (section 142(d)(4)(B))? / / Yes  / / No
                                                                                                              9h
  h / / Facilities for the local furnishing of electric energy or gas (sections 142(a)(8) and 142(f))......  -----------------------
                                                                                                              9i
  i / / Local district heating or cooling facilities (sections 142(a)(10) and 142(h))......................  -----------------------
                                                                                                              9j
  j / / Qualified hazardous waste facilities (sections 142(a)(10) and 142(h))..............................  -----------------------
                                                                                                              9k
  k / / High-speed intercity rail facilities (sections 142(a)(11), 142(c), and 142(i)).....................  -----------------------
        Check box if the owner elected not to claim depreciation of any tax credit (see instructions) > / /
                                                                                                              9i
  i / / Environmental enhancements of hydroelectric generating facilities (sections 142(a)(12) and 142(j)).  -----------------------
                                                                                                              9m
  m / / Facilities allowed under a traditional rule of Tax Reform Act of 1986 (see instructions)...........  -----------------------
        Facility type......................................................................................
        1986 Act section...................................................................................
                                                                                                             10
10  / / Qualified mortgage bond (section 143(a)) (see instructions)........................................  -----------------------
        If you elect to rebate arbitrage profits to the United States, check box..................... > / /
                                                                                                             11
11  / / Qualified veterans' mortgage bond (section 143(b)).................................................  -----------------------
        If you elect to rebate arbitrage profits to the United States, check box..................... > / /
                                                                                                             12  $2,000,000
12  /X/ Qualified small issue bond (section 144(a)) (see instructions).....................................  -----------------------
        For $10 million small issue exemption, check box............................................. > /X/
                                                                                                             13
13  / / Qualified student loan bond (section 144(b)).......................................................  -----------------------
                                                                                                             14
14  / / Qualified redevelopment bond (section 144(c))......................................................  -----------------------
                                                                                                             15
15  / / Qualified hospital bond (section 145(c)) (attach schedule-see instructions)........................  -----------------------
                                                                                                             16
16  / / Qualified 501(c)(3) bond other than a qualified hospital bond (attach schedule-see instructions)...  -----------------------
                                                                                                             17
17  / / Nongovernmental output property bond (treated as private activity bond) (section 141(d))...........  -----------------------
                                                                                                             18
18  / / Other, Describe (see instruction)>                                                                   -----------------------
------------------------------------------------------------------------------------------------------------------------------------
Part III Description of Bonds
------------------------------------------------------------------------------------------------------------------------------------

                            (a)             (b)            (c)             (d)                  (e)           (f)          (g)
                       Maturity date   Interest rate   Issue price   Stated redemption    Weighted average   Yield         Net
                                                                     price at maturity         maturity               Interest cost
                       -------------------------------------------------------------------------------------------------------------
19  Final maturity       6/15/04           VR  %       $2,000,000      $2,000,000
                       -------------------------------------------------------------------------------------------------------------
20  Entire issue                                       $2,000,000      $2,000,000          9.9 years         VR  %       VR  %
------------------------------------------------------------------------------------------------------------------------------------
For Paperwork Reduction Act Notice, see page 1 of the Instructions               Cat. No. 49973K              Form 8038 (Rev. 3-93)

5/17/93   Published by Tax Management Inc., a Subsidiary of The Bureau of National Affairs, Inc.                          8038.1

Form 8038 (Rev. 3-93)                                                                                                        Page 2
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             21
21  Proceeds used for accrued interest.....................................................................  -----------------------
                                                                                                             22  $2,000,000
22  Issue price of entire issue (enter amount from line 20, column (c))....................................  -----------------------
                                                                                    23
23  Proceeds used for bond issuance costs (including underwriters' discount)        -----------------------
                                                                                    24
24  Proceeds used for credit engangement........................................    -----------------------
                                                                                    25
25  Proceeds allocated for reasonably required reserve or replacement fund......    -----------------------
                                                                                    26  $2,000,000
26  Proceeds used to refund prior issues (complete Part VI).....................    -----------------------
                                                                                                             27
27  Total (add lines 23 through 26)........................................................................  -----------------------
                                                                                                             28
28  Nonrefunding proceeds of the issue (subtract line 27 from line 22 and enter amount here)...............  -----------------------
------------------------------------------------------------------------------------------------------------------------------------
Part IV Description of Property Financed by Nonrefunding Proceeds
        (Do not complete for qualified student loan bonds, qualified mortgage bonds, or qualified veterans' mortgage bonds.)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Amount
29  Type of Property Financed by Nonrefunding Proceeds:                                                      -----------------------
                                                                                                             29a
  a Land...................................................................................................  -----------------------
                                                                                                             29b
  b Buildings and structures...............................................................................  -----------------------
                                                                                                             29c
  c Equipment with recovery period of more than 5 years....................................................  -----------------------
                                                                                                             29d
  d Equipment recovery period of 5 years or less...........................................................  -----------------------
                                                                                                             29e
  e Other (describe).......................................................................................  -----------------------
------------------------------------------------------------------------------------------------------------------------------------
30  Standard indusrtrial classification (SIC) of the projects financed by nonrefunding proceeds.
------------------------------------------------------------------------------------------------------------------------------------
             SIC Code         Amount of nonrefunding proceeds         SIC Code          Amount of nonrefunding proceeds
------------------------------------------------------------------------------------------------------------------------------------
  a                         $                                    c                    $
------------------------------------------------------------------------------------------------------------------------------------
  b                         $                                    d                    $
------------------------------------------------------------------------------------------------------------------------------------
Part VI Description of Refunded Bonds (Complete this part only for refunding bonds.)
------------------------------------------------------------------------------------------------------------------------------------
31  Enter the remaining weighted average maturity of the bonds to be refunded............................. }       2.96 years
                                                                                                             -----------------------
32  Enter the last date on which the refunded bonds will be called........................................ }     August 1, 1994
                                                                                                             -----------------------
33  Enter the date(s) the refunded bonds were issued >                                                           June 1, 1979
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Part VII Miscellaneous
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Commissioners of Iredell County
34  Name of governmental unit(s) approving issue (see instructions) > ..............................................................
      on June 21, 1994 after a hearing on the same day
    ................................................................................................................................
35  Enter the amount of the bonds designated by the issuer under section 265(b)(3)(B)(i)(iii)............. }
                                                                                                             -----------------------
36  If you have elected to pay a penalty in lieu of rebate, check box..................................... } / /
------------------------------------------------------------------------------------------------------------------------------------
Part VIII Volume Cap                                                                                                Amount
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             37
37  Amount of volume cap allocated to the issuer. Attach copy of state certification.......................  -----------------------
                                                                                                             38
38  Amount of issue subject to the unified state volume cap................................................  -----------------------
39  Amount of issue not subject to the unified state volume cap or other volume limitations:
  a Of Bonds for governmentally owned solid waste facilities, airports, docks, wharves, environmental        39a
    enhancements of hydroelectric generating facilities, or high-speed intercity rail facilities...........  -----------------------
                                                                                                             39b
  b Under a carryforward election. Attach a copy of Form 8328 to return....................................  -----------------------
                                                                                                             39c
  c Under transitional rules of the tAx Reform Act of 1986.................................................  -----------------------
    Enter the act section of the applicable transitional rule.......................}......................
                                                                                                             39d  $2,000,000
  d Under the exception for current refunding (section 1313(a) of the Tax Reform Act of 1986)..............  -----------------------
40  Amount of issue of qualified 501(c)(3) bonds:
                                                                                                             40a
  a Qualified hospital bonds...............................................................................  -----------------------
                                                                                                             40b
  b Qualified nonhospital bonds ...........................................................................  -----------------------
                                                                                                             40c
  c Outstanding tax-exempt nonhospital bonds ..............................................................  -----------------------
                                                                                                             41a
41a Amount of issue of qualified veterans' mortgage bonds..................................................  -----------------------
                                                                                                             41b
  b Enter the state limit on qualified veterans' mortgage bonds............................................  -----------------------
------------------------------------------------------------------------------------------------------------------------------------
        Under penalties of perjury, I declare that I have examined this return, and accompanying schedules and statements, and to the best of my knowledge and belief, they are true, correct and complete.

Please  /s/ J. David Chamberland
Sign    ----------------------------------------------------------------------- } --------------------------------------------------
Here    Signature of officer                                                      Date

         J. David Chamberland                                                     Chairman
        ----------------------------------------------------------------------- } --------------------------------------------------
        Name of above officer (type or print)                                     Title of officer (type or print)

8038.2         Published by Tax Management Inc., a Subsidiary of The Bureau of National Affairs, Inc.              5/17/93

                        RESOLUTION APPROVING THE ISSUANCE
                     AND SALE OF UP TO $2,000,000 INDUSTRIAL
                 REVENUE REFUNDING BONDS (HUNT MANUFACTURING CO.
              PROJECT) AND AUTHORIZING THE FILING OF AN APPLICATION
              FOR APPROVAL WITH THE LOCAL GOVERNMENT COMMISSION OF
                                 NORTH CAROLINA

     The Iredell County Industrial Facilities and Pollution Control Financing Authority met at the Upstairs Conference Room, Iredell County Government Center, 200 South Center Street, Statesville, NC, at 12:00 Noon on June 2, 1994.

     Present: Steve Robinson, Dan Wallace, J. D. Chamberlain, Lonnie Troutman, and Loren Powell.

     Absent: Mrs. Lois James and Herbert L. Lawton

     Others present: Alice Fortner, Secretary to the Authority, and William H. McMillan, representing County Attorney William P. Pope.

     Mr. McMillan presented the following documents in connection with the proposed issuance by the Authority of its Industrial Revenue Refunding Bonds (Hunt Manufacturing Co. Project) in the aggregate principal amount of $2,000,000:

     A. First Supplemental Indenture and Deed of Trust ("Indenture") dated as of June 2, 1994 with form of the Authority's Industrial Revenue Refunding Bond contained therein.

     B. First Supplemental Lease Agreement ("Lease") dated as of June 2, 1994.


     Mr. McMillan stated he had reviewed these documents and in his opinion, they are in order. The documents presented were delivered to the Secretary to the Authority and directed to be marked Exhibits A and B, respectively, and made a part of the permanent records of the Authority. Commissioner Chamberlain introduced the following resolution, the title of which was read aloud:

     BOND RESOLUTION AUTHORIZING THE ISSUANCE AND SALE OF $2,000,000 INDUSTRIAL REVENUE REFUNDING BONDS (HUNT MANUFACTURING CO. PROJECT) AND THE EXECUTION AND DELIVERY OF AN INDENTURE, A LEASE AND OTHER DOCUMENTS.

     WHEREAS, the Authority is authorized under the Industrial and Pollution Control Facilities Financing Act, Chapter 159C of the General Statutes of North Carolina, as amended (the "Act"), to issue refunding bonds for the purpose of refunding any outstanding bonds which have been issued under the provisions of the Act, to pay certain costs incurred in connection therewith and to make and execute financing agreements, security documents and other contracts and instruments necessary or convenient in the exercise of such powers; and

     WHEREAS, Hunt Manufacturing Company, a corporation existing under the laws of the Commonwealth of Pennsylvania, and qualified to do business in North Carolina (the "Company"), has requested the Authority to issue its Industrial Revenue Refunding Bonds (Hunt Manufacturing Co. Project) in the aggregate principal amount of up to $2,000,000 (the "Bonds"), and loan the proceeds thereof to the Company to refund the Authority's Industrial Revenue Bonds, dated as of June 1, 1979 (the "Prior Bonds"), which financed the acquisition, construction and installation of an industrial and manufacturing project (the "Project") in Iredell County, North Carolina; and

     WHEREAS, there have been submitted to this meeting forms of the following documents:

     (a) First Supplemental Indenture and Deed of Trust dated as of June 7, 1994 (the "Indenture"), between the Authority and First Union National Bank of North Carolina (the "Trustee") with form of the Authority's Industrial Revenue Refunding Bonds (Hunt Manufacturing Co. Project) in the aggregate principal amount of $2,000,000 (the "Bonds") contained therein; and

     (b) First Supplemental Lease Agreement dated as of June 1994 (the "Lease") between the Authority and the Company.

     WHEREAS, the Authority desires and deems it expedient to issue and sell the Bonds pursuant to the Act, the Indenture and this Resolution and to loan the proceeds thereof to the Company to finance the refunding of the Prior Bonds;

     NOW, THEREFORE, BE IT RESOLVED by The Iredell County Industrial Facilities and Pollution Control Financing Authority as follows:

     Section 1. The Authority previously resolved in connection with the issuance of the Prior Bonds that the Project promoted the right to gainful employment opportunity and private industry and thereby promoted the general welfare of the people of the State of North Carolina by, among other things, providing jobs in Iredell County, and that the Authority, in assisting with the financing of the acquisition, construction and installation of the Project acted in furtherance of the public purposes for which it was created. The Authority hereby acknowledges that the Prior Bonds to be refunded by the Bonds were issued under the provisions of the Act. The Authority hereby affirms that in assisting with the refunding of the Prior Bonds, the Authority will be acting in furtherance of the public purpose for which it was created.

     Section 2. The Authority hereby authorizes the issuance of the Bonds pursuant to the Act, the Indenture and this Resolution and the loan of the proceeds of sale thereof to the Company pursuant to the Lease.

     Section 3. The Indenture, in the form submitted to this meeting, is hereby approved and the Chairman or the Vice-chairman is hereby authorized and directed to execute and deliver and the Secretary or the Assistant Secretary is hereby authorized and directed to attest, the Indenture substantially in such form with insertions as may be approved by the Chairman or the Vice-Chairman. All of the provisions of the Indenture shall be deemed to be a part of this Resolution as fully and to the same extent as if incorporated verbatim and shall be in full force and effect from the date of the delivery thereof.

     Section 4. The Lease, in the form submitted to this meeting, is hereby approved and the Chairman or the Vice-Chairman is hereby authorized and directed to execute and delivery, and the Secretary or the Assistant Secretary is hereby authorized and directed or the Assistant Secretary is hereby authorized and directed to attest, the Lease substantially in such form with such necessary and appropriate variations, omissions and insertions as may be approved by the Chairman or the Vice-Chairman. All of the provisions of the Lease shall be deemed to be a part of this Resolution as fully and to the same extent as if incorporated verbatim and shall be in full force and effect from the date of delivery thereof.

     Section 5. The Bond shall be issued, executed and delivered in accordance with the terms and conditions of the Indenture and this Resolution. The Bond shall bear the manual or a facsimile signature of the Chairman or the Vice-Chairman and the seal of the Authority shall be affixed, imprinted, lithographed or reproduced thereon, with attestation by the manual or facsimile signature of the Secretary or the Assistant Secretary. The Bond shall bear interest at a variable rate per annum (subject to adjustment, limitations and conversion to a fixed rate under the conditions described in the Indenture) determined as set forth in the Indenture. The initial rate shall be that rate determined by the North Carolina Local Government Commission and approved by the Chairman or Vice-Chairman.

     Section 6. The Bonds shall be delivered to the First Union National Bank of North Carolina (the "Trustee") subject to and in accordance with the Indenture and upon payment to the Trustee of the purchase price therefor in an amount equal to the aggregate principal amount of the Bonds and the proceeds of the sale of the Bonds shall be deposited by the Trustee or its designated Paying Agent to the account of the Authority in the 1979 Bonds Redemption Fund created by the Indenture.

     Section 7. The Authority hereby elects to have the provisions of Section 103 (b) (6) (D) of the Internal Revenue Code of 1954, as amended (the "Code"), and any successor therefor, apply to the Bonds. The Chairman, Vice-Chairman, Secretary or Assistant Secretary is hereby authorized and directed to execute and cause to be maintained in the records of the Authority or filed with the Internal Revenue Service on behalf of the Authority if required (a) an election to have the provisions of Section 103(b)(6)(D) of the Code apply to the Bonds and (b) an Information Return for TaxExempt Private Activity Bond Issues (Form
8038) and (c) such other instruments and documents as may be necessary or desirable to comply with applicable provisions of the Code. In addition, the company is hereby appointed as the Authority's authorized representative for purposes of making all (formal and informal) elections with respect to the bonds under the Treasury Regulations (including, without limitation, Temp. Treas. Reg. 1.148-OT through 1.148-9T).

     Section 8. Pursuant to N.C.G.S. 159E-8(a) the Authority hereby appoints First Union National Bank of North Carolina, as bond registrar, paying agent, authenticating agent, transfer agent and tender agent pursuant to the Indenture in connection with the issuance, sale, delivery, transfer, registration and payment of the bonds issued under the indenture (the "Bond Registrar"), said Bond Registrar to maintain on behalf of the Authority the system of registration, within the meaning of N.C.G.S. 159E-2(14), of certificated registered obligations issued under the Indenture, as more particularly set forth in the Indenture, such provisions to control to the extent in conflict with the provisions of N.C.G.S. 159E4(d) respecting the setting of record dates for the payment of principal, premium, if any, or interest on the Bonds.

     Section 9. The records of the Bond Registrar pertaining to its duties under the Indenture, including the bond registration books provided for therein, shall be maintained by the bond Registrar, as the case may be at its principal corporate trust offices located in Charlotte, North Carolina, or at such other of its offices as it may notify the Authority in writing.

     Section 10. The Bond Registrar shall receive such compensation and fees, to be paid by the company, as are provided for the Indenture and the Lease.

     Section 11. The Secretary or the Assistant Secretary of the Authority is hereby directed to transmit a certified copy of this Resolution forthwith to the Secretary of the Local Government Commission of North Carolina, such a transmittal to constitute the request by the Authority that the Local Government

Commission of North Carolina, or its duly authorized designate, approve the system of registration of the Bonds, and the appointment of a Bond Registrar, as provided in these Resolutions.

     Section 12. The officers of the Authority are hereby authorized to file with the Local Government Commission of North Carolina an application for approval of the issuance of the bonds, and any actions previously taken in applying for such approval are hereby ratified and confirmed.

     Section 13. The Chairman is hereby designated the Authority Representative, and the Secretary is hereby designated the alternative Authority Representative, for the purpose of acting as such on behalf of the Authority pursuant to the Lease.

     Section 14. The Chairman or Vice Chairman or the Secretary or Assistant Secretary of the Authority are hereby authorized to take such actions and execute such documents as may be requested by the company and which are necessary in order to effect the refunding of the bonds previously issued by the Authority for the benefit of the Company with the proceeds of the bonds. The Authority hereby requests and directs that the company take all steps necessary to facilitate the refunding of the existing bonds.

     Section 15. The Chairman, the Vice-Chairman, the Secretary, the Assistant Secretary and the other officers of the Authority are hereby authorized and directed to execute and deliver for and on behalf of the Authority any and all financing statements, certificates, documents or other papers, to approve the forms of any other documents, certificates, or other papers and to perform any and all acts they may deem necessary or appropriate in order to carry out the intent of this Resolution and the matters herein.

     Section 16. This Resolution shall be in full force and effect immediately upon its passage. Commissioner Loren Powell moved passage of the immediately foregoing resolution and Commissioner Steve Robinson seconded the motion, and the resolution was passed by the following vote:

     Ayes: Commissioners: Powell, Robinson, Chamberlain, Troutman, and Wallace.

          Noes:        None.
          Abstaining:             None.

                          *   *   *   *   *

     BE IT RESOLVED that the following is hereby approved as the final minutes of the Authority for the June 2, 1994 meeting pertaining to the proposed issuance by the Authority of its Industrial Revenue Refunding Bonds (Hunt

Manufacturing Co. Project) in the aggregate principal amount of up to $2,000,000 and shall be made available by the Secretary or the Assistant Secretary on June 2, 1994 and every day thereafter to any member of the public requesting a copy thereof, and shall be inserted by the Secretary or the Assistant Secretary into the compilation of minutes of action for said June 2, 1994 meeting of the Authority to be later prepared by the Secretary or the Assistant Secretary:

     Motion was made by Commissioner Powell, seconded by Commissioner Robinson, and carried unanimously for adoption -of a resolution entitled:

     BOND RESOLUTION AUTHORIZING THE ISSUANCE AND SALE OF UP TO $2,000,000 INDUSTRIAL REFUNDING REVENUE BONDS (HUNT MANUFACTURING CO. PROJECT) AND THE EXECUTION AND DELIVERY OF AN INDENTURE, A LEASE AND OTHER DOCUMENTS.

 STATE OF NORTH CAROLINA
 COUNTY OF IREDELL

     I, Alice Fortner, Secretary of The Iredell County Industrial Facilities and Pollution Control Financing Authority and keeper of the official minutes thereof, DO HEREBY CERTIFY that the foregoing is a true copy of certain proceedings of the Board of Commissioners of the authority taken at a meeting held on June 2, 1994, and is a complete copy of so much of the recorded minutes of said meeting as relates in any way to the subject matter of the resolution hereinabove set forth and that such resolution was duly adopted and remains in full force and effect on the date hereof.

     I DO HEREBY FURTHER CERTIFY THAT, at least forty-eight hours before said meeting, I posted written notice thereof at the door of the usual meeting room of the Authority and mailed or delivered such notice to each person, newspaper, wire service, radio station and television station that has filed with it a written request for notice pursuant to G.S. 143-318.12 and that, pursuant to
Article II of the Bylaws of the Authority, I have all members of the Authority written notice of said meeting not less than twenty-four hours prior to 12:00 Noon, June 2, 1994.


     WITNESS my hand and the official seal of The Iredell County Industrial Facilities and Pollution control Financing Authority, this the .9^1 day of June, 1994.




                                            /s/ XXXXXXXXXXXX
                                            ------------------------------------
                                                   Secretary

                                     (SEAL)

NORTH CAROLINA
IREDELL COUNTY,


--------------------------------------------------------------------------------
                                  LEGAL NOTICE
--------------------------------------------------------------------------------
                             PUBLIC HEARING NOTICE

     The Iredell Board of Commissioners on behalf ot the Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") will hold a public hearing Tuesday, June 21, 1994, at 7:00 p.m., prevailing time, at the Iredell County Government Center (old courthouse) in Statesville, North Carolina to discuss the issuance of tax-exempt revenue bonds (the "Bonds") for the following project (the "Project"):

     A. Initial Owner Hunt Manufacturing Company (the "Company")

     B. Maximum Amount of Issuance: $2,000,000

     C. Nature of Financed Facility: the refunding of the Authority's Industrial Revenue Bonds, Series of the 1979 (Hunt Manufacturing Co. Project) (the "1979 Bonds") issued in the original aggregate principal amount of $2,000,000, to finance the costs of constructing an approximately 170,000 square foot manufacturing facility and purchasing approximately 12.7 acres of surrounding land.

     D. Location of Financed Facilities: The financed facility is located at 2020 West Front Street, Iredell, North Carolina.

     At the public hearing, any and all persons in attendance will be afforded the opportunity to comment on the proposed will be afforded the opportunity to comment on the proposed Project and the issuance of the Bonds by the Authority.

     The public hearing is held on behalf of the Authority as the issuer of the Bonds as required by the Internal Revenue Code of 1986, as amended.

IREDELL COUNTY BOARD OF COMMISSIONERS

June 7

                            AFFIDAVIT OF PUBLICATION

Before the undersigned, a Notary Public of said County and State, duly commissioned, qualified, and authorized by law to administer oaths, personally appeared W. Allison Bumgarner who being first duly sworn, deposes and says: that she is an employee authorized to make this statement by Park Newspapers of Statesville, Inc. engaged in the publication of a newspaper known as the Statesville Record & Landmark published, issued, and entered as second class mail in the city of Statesville in said County and State, that she is authorized to make this affidavit and sworn statement; that the notice or other legal advertisement, a true copy of which is attached hereto, was published in the Statesville Record & Landmark on the following dated:


                                  JUNE 7, 1994
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

and that the said newspaper in which such notice, paper, document, or legal advertisement was published was at the time of each and every such publication, a newspaper meeting all of the requirements and qualifications of Section 1-597 of the General Statutes of North Carolina and was a qualified newspaper within the meaning of Section 1-597 of the General Statutes of North Carolina.

This 7th day JUNE, 1994

/s/ XXXXXXXXXXXXXXXXXXXXXXXXXX
--------------------------------------------------------------------------------
                     (Signature of person making affidavit)

Sworn to and subscribed before me, this 7th day of JUNE, 1994

/s/ XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXx
--------------------------------------------------------------------------------

                                 Notary Public
                    My Commission Expires February 19, 1997

Commission expires:.............................................................

                          ***************************


EXTRACT FROM MINUTES OF IREDELL COUNTY BOARD OF COMMISSIONERS JUNE 21, 1994

     BE IT RESOLVED THAT the following is hereby approved as the official minutes of that portion of the Boardfs June 11, 1994 meeting pertaining to the proposed issuance by The Iredell County Industrial Facilities and Pollution Control Financing Authority of its Industrial Revenue Refunding Bond (Hunt Manufacturing Co. Project) in the aggregate principal amount of up to $2,000,000, which extract from minutes shall be made available by the Clerk beginning June 23, 1994 and every day thereafter to any member of the public requesting a copy thereof, and shall be inserted by the Clerk into the minutes for said June 21, 1994 meeting of the Board to be later prepared by the Clerk:

                       Industrial Revenue Refunding Bond
                        (Hunt Manufacturing Co. Project)

     Motion was made by Commissioner Stewart, seconded by commissioner Madison, and carried unanimously for adoption of a resolution entitled:

     RESOLUTION APPROVING THE ISSUANCE BY THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY OF ITS INDUSTRIAL REVENUE REFUNDING BOND (HUNT MANUFACTURING CO. PROJECT) IN THE AGGREGATE PRINCIPAL AMOUNT OF UP TO $2,000,000 AND AUTHORIZING THE EXECUTION AND DELIVERY OF AN INDENTURE, A LEASE, AND OTHER DOCUMENTS

     Resolution recorded in full in Minute Book No.V beginning at page N/A.

          BOND RESOLUTION AUTHORIZING THE ISSUANCE AND SALE OF UP TO $21000,000 INDUSTRIAL REVENUE REFUNDING BONDS (HUNT MANUFACTURING CO. PROJECT)

     The Board of Commissioners for the County of Iredell North Carolina, met at the County Commissioners' Meeting Room, Iredell County Government Center, 200 South Center Street, Statesville, NCI at 6:00 o'clock p.m. on June 21, 1994.

     Present: Chairman Sara K. Haire, presiding, and Commissioners David A. Boone, Diane M. Hamby, C. Douglas Madison, Jr., and Alice M. Stewart.

     Absent: None.

     Also present: William P. Pope, County Attorney, and Alice Fortner, Clerk to the board.

                               *****************

     At 7:00 p.m., the Chairman announced that the Commissioners would proceed to hold a public hearing and would hear anyone who wished to be heard on the proposed issuance by The Iredell County Industrial Facilities and Pollution (the "Authority") of its Industrial Revenue Refunding Bonds in a principal amount of up to $2,000,000 (the "Bonds") the proceeds of which will be used to redeem in whole and refinance the Authority's Industrial Revenue Bonds (Hunt Manufacturing Co. Project), dated as of June 1, 1979 issued in the original principal amount of $2,000,000 (the Prior Bonds").

     A Notice of Public Hearing was published in the Statesville Record & Land-mark on June 7, 1994, a date not less than 14 days prior hereto.

     The Chairman announced that the Board would hear anyone who wished to be heard on the advisability of issuing the Bonds.

     The names and addresses of the persons who were present and who offered comments as well as persons' comments on the proposed issuance of the bonds are attached hereto as Exhibit A.

     After the Board had heard all the persons who requested to be heard, Chairman Haire move the public hearing be closed. The motion seconded by commissioner Stewart and was unanimously adopted.

     Chairman Haire introduced the following resolution:

          RESOLUTION APPROVING THE ISSUANCE BY THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY OF ITS INDUSTRIAL REVENUE REFUNDING BONDS (HUNT MANUFACTURING CO. PROJECT) IN THE AGGREGATE PRINCIPAL AMOUNT OF UP TO $2,000,000 AND AUTHORIZING THE EXECUTION AND DELIVERY OF AN INDENTURE, A LEASE AND OTHER DOCUMENTS.


     BE IT RESOLVED by the Board of Commissioners for the County of Iredell:

     Section 1. The Board of Commissioners has determined and does hereby declare as follows:

     (a) The Board of Commissioners of The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") met on June 2, 1994, and took the following action in connection with the proposed issuance and sale of the Authority's Industrial Revenue Refunding Bond (Hunt Manufacturing Co. Project), in the principal amount of $2,000,000 (hereinafter sometimes called the "Bond"):

     (1) approved and authorized the execution, delivery and performance of the First Supplemental Indenture and Deed of Trust dated as of June _, 1994, (the "Indenture"), from the Authority to First Union National Bank of North Carolina, as Trustee (the "Trustee") providing for the issuance and sale of the Bond;

     (2) approved and authorized the execution, delivery and performance of the First Supplemental Lease Agreement, dated as of June 1, 1994, between the Authority and Hunt Manufacturing Co. (the "Company")

     (3) approved and authorized the execution, delivery and performance of various other documents and instruments by the Authority in connection with the issuance and sale of the Bond.

     (b) The Board of Commissioners for the County of Iredell has reviewed the action taken by the Board of Commissioners of the Authority in connection with the issuance and sale of the Bond and has made such other examination and investigation as it deems necessary and relevant as the basis for the approval set forth herein.

         Section 2. Pursuant to and in satisfaction of the requirements of
Section 159C-4(d) of the General Statutes of North Carolina, the Board of Commissioners for the County of Iredell hereby approves the issuance by the Authority of the Authority's Industrial Revenue Refunding Bond (Hunt Manufacturing Co. Project) in the aggregate principal amount of up to $2,000,000.

     Section 3. The publishing of the notice of the public hearing and the designation of this meeting as a public hearing on the revenue bond issue is hereby ratified and approved.

     Section 4. This resolution shall take effect immediately upon its passage.

     VOTING: Ayes - 5 - Haire, Boone, Hamby, Stewart and Madison; Nays - 0.

STATE OF NORTH CAROLINA)
                       ) ss.:
COUNTY OF IREDELL      )

         I, Alice Fortner , Clerk of the Board of Commissioners of the County of Iredell, DO HEREBY CERTIFY, as follows:

     1. A regular meeting of the Board of Commissioners of the County of Iredell (the "Board"), a county of the State of North Carolina, was duly held on June 21 , 1994, proper notice of such meeting having been given as required by North Carolina statutes, and minutes of such meeting have been duly recorded in the Minute Book kept by me in accordance with law for the purpose of recording the minutes of the Board.

     2. I have compared the attached extract with the minutes so recorded and the extract is a true copy of the minutes and of the whole thereof insofar as the minutes relate to matters referred to in such extract.

     3. The minutes correctly state the time when the meeting was convened and the place where such meeting was held and the members of the Board who attended the meeting.

     IN WITNESS WHEREOF, I have hereunto set my hand and have hereunto affixed the corporate seal of the County, this 21st day of June, 1994.


                                              /s/ XXXXXXXXXXXXXXXXXXXXXXXXX
                                              ----------------------------------
                                              Clerk, Board of Commissioners
  (SEAL)

                             STATE OF NORTH CAROLINA
                           LOCAL GOVERNMENT COMMISSION

                                     RALEIGH

                             CERTIFICATE CONCERNING
                            INDUSTRIAL REVENUE BONDS

     I, Robert M. High, Secretary of the Local Government Commission of North Carolina (the "Commission"), DO HEREBY CERTIFY as follows:

     1. The application requesting approval of issuance of the Industrial Revenue Refunding Bonds (Hunt Manufacturing Co. Project) in the principal amount of $2,000,000 (the "Bonds"), by The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority"), was duly filed on June 7, 1994 pursuant to Section 159C-8 of the General Statutes of North Carolina. The Bonds are to be dated as of June 1, 1994. The principal is payable in full on June 15, 2004.

     2. Said application was considered and the issuance of the Bonds approved by a resolution passed by the unanimous vote of the [Executive Committee of the] Local Government Commission present at a meeting held on June 7, 1994.

     3. At said meeting, the Executive Committee of the commission, by said resolution, also (i) approved the sale of the Bonds dated as of June 1, 1994 at a price to be approved by the Secretary of not less than 100% of the aggregate principal amount thereof on the terms set forth in the form of Trust Indenture filed as part of said application and determined that the Bonds shall bear interest at the rate or rates set forth in the form of Bond filed as part of said application, pursuant to Section 159C-6 of the General Statutes of North Carolina with an initial rate thereon to be a rate which the Secretary in his discretion shall approve, and (ii) approved the system of registration, as set forth in the Trust Indenture, and the appointment of First union National Bank of North Carolina as Trustee, Bond Registrar, Securities Depositary, Authenticating Agent and Paying Agent pursuant thereto.

     4. The principal amount of $2,000,000 of the Bonds, the purchase price for the Bonds and 100% of the principal amount thereof and a rate not to exceed 7.0% per annum as the initial interest rate on the Bonds are hereby approved.

     5. No request or application for the review of any resolution adopted or other proceedings taken by the commission or the Executive Committee thereof with respect to the Bonds has been filed with the Commission or the Executive Committee.

     6. No litigation concerning the action of the Executive Committee of the Local Government Commission in approving the issuance and sale of the Bonds is pending or threatened insofar as I am aware.

     WITNESS my hand at Raleigh, this 7th day of June, 1994.



                                        By /s/ Robert M. HXXXXXXXXXXXXX
                                           -------------------------------------
                                           Secretary of the Local
                                           Government Commission of
                                           North Carolina

                  NORTH CAROLINA DEPARTMENT OF STATE TREASURER
                           LOCAL GOVERNMENT COMMISSION
                               EXECUTIVE COMMITTEE

                                     MINUTES
                                  June 7, 1994

     The meeting was called to order by Chairman Harlan E. Boyles at 2:00 p.m. on the above date. Members present were: State Treasurer Harlan E. Boyles, State Auditor Ralph Campbell, Jr., and Secretary of State Rufus Edmisten.

     Member absent: Secretary of Revenue Janice Faulkner.

     Mr. Campbell made the motion to approve the following resolution:

     "RESOLUTION APPROVING THE FINANCING TEAM FOR THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY $2,000,000 INDUSTRIAL REVENUE REFUNDING BONDS (ITUNT MANUFACTURING CO. PROJECT), SERIES 1994

     WHEREAS, The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") has requested the North Carolina Local Government Commission (the "Commission") approve their selection of the following financing team members for the upcoming industrial revenue bond issue:

 Co-Bond Counsel:              Smith Helms Mulliss & Moore, L.L.P.
                               Drinker Biddle & Reath
 Purchaser:                    Brown Brothers Harriman & Company
 Purchaser's Counsel:          Drinker Biddle & Reath
 Trustee/Registrar:            First Union National Bank of North Carolina

     WHEREAS, based upon the information and evidence received by the Commission, the Commission is of the opinion that the request by the Authority should be approved.

     NOW, THEREFORE, BE IT RESOLVED by the Executive Committee of the North Carolina Local Government Commission that the above financing team is hereby approved for the upcoming Iredell County Industrial Facilities and Pollution Control Financing Authority $2,000,000 Industrial Revenue Refunding Bonds (Hunt Manufacturing Co. Project), Series 1994."

     Mr. Edmisten seconded the motion and the foregoing resolution was adopted by unanimous vote.

     Mr. Campbell made a motion to approve the following resolution:

          "RESOLUTION APPROVING ISSUANCE AND SALE OF REFUNDING BONDS OF THE IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY

     BE IT RESOLVED by the Executive Committe of the North Carolina Local Government Commission:

     Section 1. It is hereby declared and determined that The Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") has filed with the Secretary of the North Carolina Local Government Commission (the "Commission"), pursuant to Section 159C-8 of Chapter 159C of the General Statutes of North Carolina (the "Act"), an Application for Approval of $2,000,000 Industrial Revenue Refunding Bonds (Hunt Manufacturing Co. Project), Series 1994 in the principal amount of $2,000,000 (the "Bonds"), including the following documents:

          (1) Copy of Application for Approval of Project pursuant to Section 159C-7 of the Act as filed by the Authority with the Department of Commerce.

          (2) Form of First Supplemental Indenture of Trust dated as of June 15, 1994 (the "Trust Indenture") from the Authority to First Union National Bank of North Carolina, as trustee (the "Trustee"), with the form of Refunding Bond contained therein.

          (3) Form of Supplemental Lease Agreement dated as of June 15, 1994 between the Authority and Hunt Manufacturing Co. (the "Company").

          (4) A request by the Authority that the Commission (a) approve the issuance of the Bonds pursuant to Section 159C-8 of the Act, (b) approve the private sale of the Bonds on the terms and at the price set forth in the form of the Trust Indenture pursuant to Section 159C9 of the Act, (c) determine the interest rate or rates to be borne by the Bonds as set forth in said form of Bonds and described in the Trust Indenture pursuant to Section 159C-6 of the Act, and (d) approve the system of registration for the Bonds and the appointment of a Bond Registrar pursuant to Section 159E of the Act.

     Section 2. It is hereby further declared and determined that:

          (a) The Commission has duly considered, among other things, the financial responsibility and capability of the Company to fulfill its obligations under the First Supplemental Lease Agreement, in the respective forms of such documents filed with the Commission.

          (b) The proposed date and manner of sale of the Bonds will not have an adverse effect upon any scheduled or anticipated sale of any obligations by the State of North Carolina or any political subdivision thereof or any agency of either of them.

     Section 3. The issuance of the Bonds in an aggregate principal amount not to exceed $2,000,000 is hereby approved.

     Section 4. The sale of an aggregate of $2,000,000 principal amount of Bonds pursuant to and in accordance with the Indenture substantially in the form filed with the Commission at the purchase price of 100% of the aggregate principal amount thereof as the Secretary of the Commission in its discretion shaU approve and with the approval of the Authority and the Company, is in the best interests of the Authority and will best effectuate the purposes of the Act.

     Section 5. It is hereby determined, with the approval of the Authority and the Company, that the Bonds shaU bear interest at the rate or rates set forth in the form of Bond and described in the form of Indenture filed with the Commission with an initial rate which the Secretary in his discretion shaU approve, such rate or rates to be subject to change and increase as provided therein, however, no rate to exceed 15% per annum, and a final maturity not to exceed December 31, 2004.

     Section 6. The system of registration for the Bonds, as set forth in the Indenture, and the appointment of First Union National Bank of North Carolina, as Trustee and as Bond Registrar, pursuant thereto are approved under Chapter 159E of the North Carolina General Statutes.

     Section 7. This resolution shall be effective immediately upon its passage."

     Mr. Edmisten seconded the motion and the foregoing resolution was adopted by unanimous vote.

                         ******************************

     I, Robert M. High, Secretary of the North Carolina Local Government Commission, DO HEREBY CERTIFY that the foregoing is a true and corrent extract from the minutes of the Executive Committee of the North Carolina Local Government Commission meeting duly called and held on June 7, 1994, and sets forth so much of said minutes as in any way relates to the introduction, consideration and passage of the resolutions herein set forth.

     WITNESS my hand at Raleigh, this 7th day of June, 1994.




                                         By /s/ Robert M. HiXXXXXXX
                                            -------------------------------
                                            Secretary of the North Carolina
                                            Local Government Commission

--------------------------------------------------------------------------------
                            Certificate of Insurance
THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON YOU THE CERTIFICATE HOLDER. THIS CERTIFICATE IS NOT AN INSURANCE POLICY AND DOES NOT AMEND, EXTEND, OR ALTER THE COVERAGE AFFORDED BY THE POLICIES LISTED
BELOW:

This is to Certify that
                                                   [GRAPHIC OMITTED]
  Hunt Manufacturing co., ETAL       Name and
  230 South Broad Street        {    address of
  Philadelphia, PA 19102-4167        Insured.

Is, at the issue date of this certificate, insured by the Company under the policy(ies) listed below. The insurance afforded by the listed policy(ies) is subject to all their terms, exclusions and conditions and is not altered by any requirement, term of condition of any contract or other document with respect to which this certificate may be issued.
--------------------------------------------------------------------------------

                    / / CONTINUOUS
                    / / EXTENDED
TYPE OF POLICY      /X/ POLICY TERM           POLICY NUMBER                           LIMIT OF LIABILITY
------------------------------------------------------------------------------------------------------------------------------------
WORKERS                                                                 COVERAGE AFFORDED UNDER WC      EMPLOYERS LIABILITY
COMPENSATION                                                            LAW OF THE FOLLOWING STATES     ----------------------------
                                                                                                        Bodily Injury By Accident
                                                                                                                            Each
                                                                                                                            Accident
                                                                                                        ----------------------------
                                                                                                        Bodily Injury By Disease
                                                                                                                             Policy
                                                                                                                             Limit
                                                                                                        ----------------------------
                                                                                                        Bodily Injury By Disease
                                                                                                                             Each
                                                                                                                             Person
------------------------------------------------------------------------------------------------------------------------------------
GENERAL LIABILITY                                                 General Aggregate - Other than Products/Completed Operations

                                                                    $2,000,000.
                                                                  ------------------------------------------------------------------
/X/ OCCURRENCE      11/30/94           *TB2-131-01670-153         Products/Completed Operations Aggregate

                                                                    $1,000,000.
/ / CLAIMS MODE     RETRO DATE                                    ------------------------------------------------------------------
                                                                  Bodily Injury and Property Damage Liability
                                                                                                                        Per
                                                                    $1,000,000                                          Occurrence
                                                                  ------------------------------------------------------------------
                                                                  Personal and Advertising Injury
                                                                                                                        Per Person
                                                                    $1,000,000                                          Organization
                                                                  ------------------------------------------------------------------
                    11/30/94            TB2-131-016700-153        Other                                 Other
                                                                  Broad Form Vendors
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
AUTOMOBILE LIABIILTY                                                                                    Each Accident - Single Limit
                                                                                                        B.J. and P.D. Combined
/ / OWNED                                                         ------------------------------------------------------------------

/ / NON-OWNED                                                                                           Each Person
                                                                  ------------------------------------------------------------------
/ / HIRED
                                                                                                        Each  Accident or Occurrence
                                                                  ------------------------------------------------------------------

                                                                                                         Each Accident or Occurrence
------------------------------------------------------------------------------------------------------------------------------------
OTHER                                                             RE: Includes all divisions and subsidiaries of
 All Locations and All Jobs                                           Hunt Manufacturing.
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL COMMENTS
     *Additional Insured: Iredell County Industrial Facilities and Pollution Control Financing Authority

------------------------------------------------------------------------------------------------------------------------------------
*If the certificate expiration date is continuous or extended term, you will be notified if coverage is terminated or reduced before the certificate and expiration date. However, you will not be notified of the continuation of coverage.
SPECIAL NOTICE-OHIO: ANY PERSON WHO, WITH INTENT TO DEFRAUD OR KNOWING THAT HE IS FACILITATING A                  Liberty Mutual
FRAUD AGAINST AN INSURER, SUBMITS AN APPLICATION OR FILES A CLAIM CONTAINING A FALSE OR DECEPTIVE                 Insurance Group
STATEMENT IS GUILTY OF INSURANCE FRAUD.
NOTICE OF CANCELLATION: (NOT APPLICABLE UNLESS A NUMBER OF DAYS IS ENTERED BELOW.) BEFORE THE STATED EXPIRATION DATE

THE COMPANY WILL NOT CANCEL OR REDUCE THE INSURANCE AFFORDED UNDER THE ABOVE POLICIES UNTIL AT LEAST 30 DAYS

NOTICEOF SUCH CANCELLATION HAS BEEN MAILED TO:

                 Pollution Control Financing Authority                              /s/ Lorraine S. Felicione
CERTIFICATE      PO Box 788                                                 ------------------------------------------
HOLDER           Statesville, NC 28687-0788                                          AUTHORIZED REPRESENTATIVE

                                                                                7/27/94  mk Bala Cynwyd, PA 19004
                                                                            ------------------------------------------
                                                                             DATE ISSUED                   OFFICE


--------------------------------------------------------------------------------
                            Certificate of Insurance
THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON YOU THE CERTIFICATE HOLDER. THIS CERTIFICATE IS NOT AN INSURANCE POLICY AND DOES NOT AMEND, EXTEND, OR ALTER THE COVERAGE AFFORDED BY THE POLICIES LISTED
BELOW:

This is to Certify that
                                                   [GRAPHIC OMITTED]
  Hunt Manufacturing co., ETAL       Name and
  230 South Broad Street        {    address of
  Philadelphia, PA 19102-4167        Insured.

Is, at the issue date of this certificate, insured by the Company under the policy(ies) listed below. The insurance afforded by the listed policy(ies) is subject to all their terms, exclusions and conditions and is not altered by any requirement, term of condition of any contract or other document with respect to which this certificate may be issued.
--------------------------------------------------------------------------------

                    / / CONTINUOUS
                    / / EXTENDED
TYPE OF POLICY      /X/ POLICY TERM           POLICY NUMBER                           LIMIT OF LIABILITY
------------------------------------------------------------------------------------------------------------------------------------
WORKERS                                                                 COVERAGE AFFORDED UNDER WC      EMPLOYERS LIABILITY
COMPENSATION                                                            LAW OF THE FOLLOWING STATES     ----------------------------
                                                                                                        Bodily Injury By Accident
                                                                                                                            Each
                                                                                                                            Accident
                                                                                                        ----------------------------
                                                                                                        Bodily Injury By Disease
                                                                                                                             Policy
                                                                                                                             Limit
                                                                                                        ----------------------------
                                                                                                        Bodily Injury By Disease
                                                                                                                             Each
                                                                                                                             Person
------------------------------------------------------------------------------------------------------------------------------------
GENERAL LIABILITY                                                 General Aggregate - Other than Products/Completed Operations

                                                                    $2,000,000.
                                                                  ------------------------------------------------------------------
/X/ OCCURRENCE      11/30/94           *TB2-131-01670-153         Products/Completed Operations Aggregate

                                                                    $1,000,000.
/ / CLAIMS MODE     RETRO DATE                                    ------------------------------------------------------------------
                                                                  Bodily Injury and Property Damage Liability
                                                                                                                        Per
                                                                    $1,000,000                                          Occurrence
                                                                  ------------------------------------------------------------------
                                                                  Personal and Advertising Injury
                                                                                                                        Per Person
                                                                    $1,000,000                                          Organization
                                                                  ------------------------------------------------------------------
                    11/30/94            TB2-131-016700-153        Other                                 Other
                                                                  Broad Form Vendors
------------------------------------------------------------------------------------------------------------------------------------
AUTOMOBILE LIABIILTY                                                                                    Each Accident - Single Limit
                                                                                                        B.J. and P.D. Combined
/ / OWNED                                                         ------------------------------------------------------------------

/ / NON-OWNED                                                                                           Each Person
                                                                  ------------------------------------------------------------------
/ / HIRED
                                                                                                        Each  Accident or Occurrence
                                                                  ------------------------------------------------------------------

                                                                                                         Each Accident or Occurrence
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
OTHER                                                             RE: Includes all divisions and subsidiaries of
 All Locations and All Jobs                                           Hunt Manufacturing.
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL COMMENTS
     *Additional Insured: First Union National Bank of North Carolina

------------------------------------------------------------------------------------------------------------------------------------
*If the certificate expiration date is continuous or extended term, you will be notified if coverage is terminated or reduced before the certificate and expiration date. However, you will not be notified of the continuation of coverage.
SPECIAL NOTICE-OHIO: ANY PERSON WHO, WITH INTENT TO DEFRAUD OR KNOWING THAT HE IS FACILITATING A                  Liberty Mutual
FRAUD AGAINST AN INSURER, SUBMITS AN APPLICATION OR FILES A CLAIM CONTAINING A FALSE OR DECEPTIVE                 Insurance Group
STATEMENT IS GUILTY OF INSURANCE FRAUD.
NOTICE OF CANCELLATION: (NOT APPLICABLE UNLESS A NUMBER OF DAYS IS ENTERED BELOW.) BEFORE THE STATED EXPIRATION DATE

THE COMPANY WILL NOT CANCEL OR REDUCE THE INSURANCE AFFORDED UNDER THE ABOVE POLICIES UNTIL AT LEAST 30 DAYS

NOTICE OF SUCH CANCELLATION HAS BEEN MAILED TO:

                 First Union National Bank of North Carolina
                 Attn: Karen Atkinson                                               /s/ Lorraine S. Felicione
CERTIFICATE      230 South Tryon Street, 8th Flr.                           ------------------------------------------
HOLDER           Charlotte, NC 28288-1179                                            AUTHORIZED REPRESENTATIVE

                                                                                7/27/94  mk Bala Cynwyd, PA 19004
                                                                            ------------------------------------------
                                                                             DATE ISSUED                   OFFICE

ACORD   EVIDENCE OF PROPERTY INSURANCE                                                    DATE (MM/DD/YY)
                                                                                         / / 6/27/94
-----------------------------------------------------------------------------------------------------------------------------------
THIS IS EVIDENCE THAT INSURANCE AS IDENTIFIED BELOW HAS BEEN ISSUED, IS IN FORCE AND CONVEYS ALL THE RIGHTS AND PRIVILEGES
AFFORDED UNDER THE POLICY.
------------------------------------------------------------------------------------------------------------------------------------
INSURER                                                 COMPANY
JOHNSON & HIGGINS                                       INDUSTRIAL RISK INSURERS
TWO LOGAN SQUARE                                        85 WOODLAND STREET
PHILADELPHIA, PA 1910-2797                              HARTFORD CONN       06102

CODE               SUBCODE
------------------------------------------------------------------------------------------------------------------------------------
INSURED                                                 LOAN NUMBER            POLICY NUMBER
Hunt Manufacturing Co.                                                            31359731
Dennis S. Pizzica, Treasurer                            ------------------------------------------------------------
230 South Broad Street                                  EFFECTIVE DATE (MM/DD/YY)  EXPIRATION DATE (MM/DD/YY)  CONT. UNTIL
Philadelphia, PA 19102                                       12/01/93                   12/01/94               TERMINATED____
                                                                                                               IF CHECKED
                                                        ----------------------------------------------------------------------------
                                                        THIS REPLACES PRIOR EVIDENCE DATED:

------------------------------------------------------------------------------------------------------------------------------------
LOCATION/DESCRIPTION
RE: EVIDENCE OF INSURANCE

IREDELL COUNTY INDUSTRIAL FACILITY AUTHORITY AND FIRST UNION NATIONAL BANK OF NC
ARE INCLUDED AS ADDITIONAL INSUREDS, ATIMA.

------------------------------------------------------------------------------------------------------------------------------------
                     COVERAGE / PERILS / FORMS                                  AMOUNT OF INSURANCE         DEDUCTIBLE
------------------------------------------------------------------------------------------------------------------------------------
so-called "All Risk" of physical loss or damage on Real & Personal                                             5000
Property, Business Interruption, Contingent Business Interuption,
Extra Expense and Transit

R Placemet Cost and Agreed Amount coverages apply.

------------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
THE POLICY IS SUBJECT TO THE PREMIUMS, FORMS, AND RULES IN EFFECT FOR EACH POLICY PERIOD. SHOULD THE POLICY BE TERMINATED, THE
COMPANY WILL GIVE THE ADDITIONAL INTEREST IDENTIFIED BELOW 30 DAYS WRITTEN NOTICE, AND WILL SEND NOTIFICATION OF ANY CHANGES TO
THE POLICY THAT WOULD AFFECT THAT INTEREST, IN ACCORDANCE WITH THE POLICY PROVISIONS OR AS REQUIRED BY LAW.
------------------------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS                               NATURE OF INTEREST
FIRST UNION NATIONAL BANK                      / / MORTGAGE                 /X/ ADDITIONAL INSURED
  OF NC
ATTN KAREN ATKINSON                            / / LOSS PAYEE               / / OTHER_________________
230 SOUTH TRYON ST 8TH FLOOR                   -------------------------------------------------------------------------------------
CHARLOTTE    NC 28288-1179                     SIGNATURE OF AUTHORIZED AGENT OR COMPANY
                                                               /s/ Martin J. Samchalls
------------------------------------------------------------------------------------------------------------------------------------
                                            INSURED COPY                      CERTIFICATE NO. 001001-0001

                            United States of America
                             State of North Carolina

                      IREDELL COUNTY INDUSTRIAL FACILITIES
                    AND POLLUTION CONTROL FINANCING AUTHORITY
                        Industrial Revenue Refunding Bond
                        (Hunt Manufacturing Co. Project)
                                   Series 1994

No. R-1                                                          $2,000,000.00

         IREDELL COUNTY INDUSTRIAL FACILITIES AND POLLUTION CONTROL FINANCING AUTHORITY (the "Authority"), a political subdivision and body corporate and politic duly organized and existing under the Constitution and laws of the State of North Carolina, for value received, hereby promises to pay (but only from the special revenues and funds hereinafter described) to BROWN BROTHERS HARRIMAN & CO., or its registered assigns (the "Owner"), on June 15, 2004, upon the presentation and surrender hereof at the principal office of the Paying Agent herein described, the principal sum of

                       Two Million Dollars ($2,000,000.00)

and to pay (but only out of the sources hereinafter mentioned) interest on said principal sum at the variable interest rate described under "Interest Rate Provisions" below. Payment of the principal of and interest on this Bond shall be in any coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.

         This Bond is a duly authorized issue of revenue bonds of the Authority issued in the original aggregate principal amount of $2,000,000 and designated as Iredell County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Refunding Bond (Hunt Manufacturing Co. Project), Series 1994 (the "Bond") issued under and pursuant to the constitution and laws of the State of North Carolina, including particularly the Industrial and Pollution Control Financing Act, as amended, which as codified appears as Chapter 159C of the General Statutes of North Carolina (the "Enabling Act"), a resolution of the Authority adopted on June 2, 1994, and a Indenture and Deed of Trust dated as of June 1, 1979 (the "Original Indenture"), as supplemented by a First Supplemental Indenture and Deed of Trust dated as of July 31, 1994 (the "First Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), each between the Authority and First Union National Bank of North Carolina, as trustee (the "Trustee"). The Bond is issued by the Authority for the purpose of refunding certain prior bonds of the Authority issued for the purpose of financing a Project on behalf of Hunt Manufacturing cc. (the "Company") and more particularly described in the Indenture. The Authority and the Company have entered into a Lease Agreement dated as of June 1, 1979 (the "Original Lease Agreement"), as amended and supplemented by a First Supplemental Lease Agreement dated as of July 31, 1994 (the "First Supplemental Lease Agreement" and, together with the original Lease Agreement, the "Lease Agreement"), under which the Authority has demised the Leased Property to the Company, and the Company has leased the Leased Property from the Authority. Under the Lease Agreement the Company has agreed to pay to the Trustee or Purchaser, on behalf of the Authority, rental payments sufficient, among other things, to provide for the payment by the Authority of the principal and redemption price of, and interest on, this Bond. The Company has entered into a Guaranty Agreement dated as of June 1, 1979, as amended and supplemented by the First Amended Guaranty Agreement dated as of July 31, 1994 (the "Guaranty"), with the Trustee, whereby the Company has unconditionally guaranteed for the benefit of the holders and Registered Owners of all bonds issued and outstanding under the Indenture, the full and prompt payment of the principal of and redemption premium, if any, and interest on such bonds, including this Bond.

         This Bond is and shall be issued only in one denomination equal to the entire principal amount hereof.

         This Bond is transferable, in accordance with the provisions of the Indenture, by the Registered Owner hereof or his duly authorized attorney at the designated office of the Trustee, upon surrender of this Bond, accompanied by a duly executed instrument of transfer, in form satisfactory to the Trustee, and upon payment by the Owner hereof of any taxes, fees or other governmental charges incident to such transfer. Upon any such transfer, a new fully-registered Bond in the same aggregate principal amount will be issued to the transferee. The person in whose name this Bond is registered may be deemed the holder and Registered Owner thereof for all purposes by the Authority, the Company and the Trustee, and any notice to the contrary shall not be binding upon the Authority, the Company or the Trustee.

          THIS BOND IS A LIMITED OBLIGATION OF THE AUTHORITY AND IS PAYABLE SOLELY OUT OF AMOUNTS HELD UNDER THE INDENTURE AND AMOUNTS TO BE DERIVED FROM THE COMPANY UNDER THE LEASE AGREEMENT AND THE GUARANTY AND IS SECURED AS SET FORTH IN THE INDENTURE. THIS BOND AND THE INTEREST HEREON SHALL NOT BE DEEMED TO CONSTITUTE A DEBT, LIABILITY, GENERAL OBLIGATION OR A PLEDGE OF THE FAITH AND CREDIT OR THE TAXING POWER OF THE STATE OF NORTH CAROLINA OR ANY POLITICAL SUBDIVISION THEREOF. NEITHER THE STATE OF NORTH CAROLINA NOR ANY POLITICAL SUBDIVISION THEREOF NOR THE AUTHORITY SHALL BE OBLIGATED TO PAY THE PRINCIPAL OF THIS BOND, THE INTEREST HEREON OR OTHER COSTS INCIDENT HERETO EXCEPT FROM THE REVENUES AND FUNDS PLEDGED THEREFOR, AND NEITHER THE FAITH AND CREDIT NOR THE TAXING POWER OF THE STATE OF NORTH CAROLINA OR ANY POLITICAL SUBDIVISION THEREOF IS PLEDGED TO THE PAYMENT OF THE PRINCIPAL OF THIS BOND OR THE INTEREST HEREON OR OTHER COSTS INCIDENT THERETO.

         Reference is made to the Indenture, the Lease Agreement and the Guaranty for a complete description of the terms and provisions thereof, including, among other things: a description of the property pledged and assigned under the Indenture for the payment of the principal and redemption price of and interest on this Bond; the provisions under which the property may be removed from the Leased Property or other property may be substituted therefor; a description of the duties and rights of the Trustee and the Authority; the provisions under which the lien of the Indenture may be defeased; and the extent and manner of enforcement of the rights of the holders and Registered Owners of the bonds issued under the Indenture, including this Bond.

         The Indenture permits the amendment thereof and of the Lease Agreement and the Guaranty and the modifications of the rights and obligations of the Authority and the Trustee and the rights of the Registered Owner of the Bond, with the consent of the holders and Registered Owners of 66 2/3 percent of the aggregate principal amount of all Bonds outstanding under the Indenture, upon the terms set forth therein. Any consent or waiver by the Registered Owner of this Bond shall be conclusive and binding upon such Registered Owner and upon all future Registered Owners of this Bond and of any Bond issued upon the transfer of this Bond whether or not notation of such consent or waiver is made hereon.

                            INTEREST RATE PROVISIONS

         The rate of interest on this Bond shall be the lower of LIBOR or 75% of the Base Rate as determined on each Interest Calculation Date. For purposes of the foregoing, the following definitions shall apply:

                  "Base Rate" means the rate announced from time to time by BBH as its "base" rate.

                  "BBH" means Brown Brothers Harriman & Co., the initial Registered Owner of this Bond and the Purchaser described in the Indenture.

                  "Interest Calculation Date" means the date of original issuance of this Bond and the first day of each April, July, October and January thereafter, whether or not a Business Day.

                  " Interest Period" means the period from each Interest Calculation Date to and including the day immediately preceding the next succeeding Interest Calculation Date.

                  "LIBOR" means the 90-day London Inter-Bank Offered Rate, determined by BBH as of the opening of business on each Interest Calculation Date by reference to market reporting services available to banks and financial institutions.

         All determinations of the interest rate on this Bond shall be calculated to three places to the right of the decimal point.

         Interest, calculated on the basis of a year of 365 or 366 days, for the actual number of days elapsed in each Interest Period, shall accrue daily and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1994, and on the maturity date hereof (each an "Interest Payment Date") to the Registered owner hereof, as shown on the registration books of the Trustee on the Business Day preceding such interest payment date (a "Record Date"), except that if and to the extent that there shall be a default in the payment of the interest due on any such Interest Payment Date, such defaulted interest shall be paid to the Registered Owner in whose name this Bond is registered on the fifth Business Day preceding the date of payment of such defaulted interest. The amount of interest due hereon for any Interest Period shall be determined by BBH in accordance with
Section 201 of the First Supplemental Indenture. Subject to the direct payment provisions of Section 205 of the First Supplemental Indenture, interest on this Bond shall be paid by check mailed by the Trustee to the Registered Owner entitled thereto on each Interest Payment Date. This Bond shall bear interest on the overdue principal and, to the extent permitted by law, on overdue interest at the Base Rate plus 2%.

         If at any time hereafter, either before or after the payment of the entire principal of and interest on the Series 1994 Bond, there shall be a Determination of Taxability, then, in such event, the interest rate on the Series 1994 Bond, as in effect during any period from and after the date of the event giving rise to the Determination of Taxability, shall be the Base Rate plus 2%. The failure of the Registered Owner to make a demand promptly following a Determination of Taxability shall not alter the rights or obligations of the Authority or the Registered

Owner. If there is more than one Determination of Taxability, this paragraph shall be fully applicable to each such Determination of Taxability, whether or not the Registered Owner exercised any or all of the rights or remedies that arose under any prior Determination of Taxability, and all the Registered owner's rights and remedies shall be cumulative except to the extent of any written waiver by the Registered Owner. If the Registered Owner receives written notice of any Determination of Taxability, it will give prompt written notice thereof to the Company, the Authority and the Trustee and the Company shall have the right to require the Registered Owner to prosecute any administrative or judicial remedies available to it unless the Registered Owner determines, in its sole discretion, that the prosecution of such remedies is not against its best interests, provided that the Company shall pay all expenses of prosecuting any such remedies.

                              REDEMPTION PROVISIONS

         Optional Redemption. The Bond may be redeemed at the election of the Authority at the direction of the Company on any Interest Payment Date, without penalty, in whole or in part (but if in part in the principal amount of $100,000 or integral multiples of $5,000 in excess thereof), at a redemption price equal to 100% of the principal amount thereof to be redeemed plus accrued interest to the date of redemption upon fifteen days written notice to the Registered Owner.

         Mandatory Redemption at Option of Registered Owner. Subject to the limitations set forth in the next paragraph, all or any portion of this Bond shall be redeemed by the Authority, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the date of redemption, upon the written demand, in the form provided in the First Supplemental Indenture, of the Registered Owner thereof to the Trustee, with a copy to the Company. The Series 1994 Bond, or any portion thereof, shall be redeemed, and the redemption price of the Series 1994 Bond shall be paid to the Registered Owner of the Series 1994 Bond on the date specified by the Registered Owner hereof.

         The aggregate principal amount of the this Bond which may be redeemed in accordance with the preceding paragraph in any annual period commencing on June 1 of each year, when added to the aggregate principal amount of the Bond redeemed in accordance with such paragraph in all prior periods, shall not exceed the aggregate amounts as follows:

                  Year Commencing
                      June 1                             Amount
                  ---------------                        ------
                      1994                             $      -0-
                      1995                                350,000
                      1996                                720,000
                      1997                              1,120,000
                      1998                              1,545,000
                      1999 and thereafter               2,000,000

         Mandatory Redemption Upon Determination of Taxabilit Upon the occurrence of a Determination of Taxability, as defined in the Indenture, the Series 1994 Bond shall be called for redemption on the date, not more than 90 days following the date of such Determination of Taxability, selected by the Company at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the date of redemption.

         Mandatory Redemption Upon Cessation of Operation. In the event of a Cessation of operation, as defined in the Indenture, the Series 1994 Bond shall be called for redemption on the date, not more than 90 days following the date of such Cessation of Operation, selected by the Company at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the date of redemption.

         Notice of Redemption. Except with respect to a mandatory redemption of the Series 1994 Bond as described above, the Trustee shall provide the Registered Owner with notice mailed by first-class mail, prepaid, at least fifteen days before such redemption date to each such Registered Owner at the registered address of the Registered Owner appearing on the registration books maintained pursuant to Section 205 of the Indenture as of the close of business on the Business Day prior to such mailing. Notice of redemption having been so given and payment or provision for payment of such redemption price having been so made, the Bond so called for redemption shall be due and payable on the redemption date and interest thereon shall cease to accrue from and after such redemption date.

         Subject to the direct payment provisions of Section 205 of the First Supplemental Indenture, in the event of a redemption of this Bond in whole, the redemption price shall be paid to the Registered Owner only upon surrender of this Bond at the principal office of the Trustee. In the event of a partial redemption, payment shall be made by wire transfer of immediately available funds to such bank as the Registered Owner shall designate to the Trustee in writing not less than two Business Days prior to the date of such payment, without presentation and surrender of this Bond, provided (i) that the Paying Agent's record of such payment shall be conclusive and binding upon such

Registered Owner and each succeeding Registered Owner of the Bond, and (ii) the Registered Owner shall note such partial redemption on the grid attached to this Bond.

         No covenant or agreement contained in this Bond shall be deemed to be the covenant or agreement of any member, officer, attorney, agent or employee of the Authority in an individual capacity. No recourse shall be had for the payment of principal, premium, if any, or interest on the Bond or any claim based thereon or on any instruments and documents executed and delivered by the Authority in connection with the Project, against any officer, member, agent, attorney or employee of the Authority past, present or future, or any successor body or their representative heirs, personal representatives, successors, as such, either directly or through the Authority, or any such successor body, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all of such liability being hereby released as a condition of and as a consideration for the execution and delivery of this Bond.

         This Bond shall be governed by and construed in accordance with the laws of the State of North Carolina. Certain capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Indenture.

         This Bond shall not be valid or become obligatory for any purpose or be entitled to any benefit or security under the Indenture until it shall have been authenticated by the execution by the Trustee of the certificate of authorization endorsed herein.

         IT IS HEREBY CERTIFIED, RECITED AND DECLARED that all acts, conditions and things required to exist, happen and be performed precedent to and in the execution and delivery of the Agreement and issuance of this Bond do exist, have happened, exist and have been performed as so requested.

         IN WITNESS WHEREOF, the Iredell County Industrial Development Authority has caused this Bond to be executed in its name by the manual or facsimile signature of its Chairman or Vice Chairmen, and the manual impression or facsimile of its corporate seal to be affixed hereto and attested by the manual or facsimile signature of its Secretary or any Assistant Secretary.

Dated: July 31, 1994

[SEAL]                              IREDELL COUNTY INDUSTRIAL
                                    FACILITIES AND POLLUTION CONTROL
                                    FINANCING AUTHORITY
Attest:
                                    By: /s/ J.D. Chamberlain
                                    ---------------------------------
                                    Chairman
By: /s/ William L. Page
    ---------------------------
   (Assistant) Secretary


                          CERTIFICATE OF AUTHENTICATION

         This Bond is an issue described in the within-mentioned Indenture. Attached hereto is the true and complete text of the opinion of Drinker Biddle and Reath, a signed original copy of which, dated the date of original issuance of this Bond, is on file at the principal corporate trust office of the undersigned in Charlotte, North Carolina.

Date of Authentication                           FIRST UNION NATIONAL BANK OF
July 31, 1994                                    NORTH CAROLINA, as Trustee


                                                 By: /s/ Karen E. Atkinson
                                                     ------------------------
                                                     Authorized Officer

                        SCHEDULE OF PRINCIPAL REPAYMENTS

                    Principal
                    Amount                 Outstanding            Notation
Date                Paid                    Balance               Made By
----                ---------              -----------            --------

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------------       ---------------        ---------------      ----------------

                        SCHEDULE OF PRINCIPAL REPAYMENTS

                    Principal
                    Amount                 Outstanding            Notation
Date                Paid                    Balance               Made By
----                ---------              -----------            --------

------------       ---------------        ---------------      ----------------

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

                               TEXT OF OPINION OF
                             DRINKER BIDDLE & REATH
                                PHILADELPHIA, PA
                                  BOND COUNSEL

         We have acted as Counsel for Brown Brothers Harriman Co. in connection with the issuance of the above-mentioned bond (the "Bond") of the Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") and have been asked to render this opinion with respect to the exclusion from gross income for Federal tax purposes of the interest on the Bond. The Bond is issued under and pursuant to the North Carolina Industrial and Pollution Control Facilities Financing Act, as amended, a resolution of the Authority adopted on June 2, 1994 (the "Resolution"), and an Indenture and Deed of Trust as of June 1, 1979 as amended and supplemented by a First Supplemental Indenture and Deed of Trust dated as of July 31, 1994 (collectively, the "Indenture") between the Authority and First Union National Bank of North Carolina, as trustee. All terms used but not otherwise defined herein shall have the meaning set forth in the Indenture.

         The proceeds of the Bond will be applied to a project (the 111994 Project") consisting of the payment of certain prior bonds of the Authority (the "Prior Bonds") the proceeds of which were applied to finance, for the benefit of Hunt Manufacturing Co. (the "Company"), the acquisition of certain real estate located near Statesville, North Carolina, and the construction and equipping of certain manufacturing facilities thereon (the "Facilities"). The Authority and the Company have entered into a Lease Agreement dated as of June 1, 1979, as amended and supplemented by a Supplemental Lease Agreement dated as of July 31, 1994 (collectively, the "Lease"). Under the Lease, the Company has agreed to make loan payments sufficient, inter alia, to pay the principal, redemption price or Purchase Price of, and interest on, the Bond when and as the same shall become due.

         Under the Indenture, as security for the payment of the principal, redemption price and Purchase Price of, and interest on, the Bond, the Authority has assigned certain of its rights under the Lease, including its right to receive rent payments thereunder, to the Trustee. The prompt payment of the principal of and interest due on the Bond is guaranteed by the Company, pursuant to a Guaranty Agreement dated as of June 1, 1979, as amended and supplemented by a First Supplemental Guaranty Agreement, between the Company and the Trustee, dated as of July 31, 1994 (collectively, the "Guaranty").

         The Authority and the Company have made certain factual representations in the Indenture, the Lease and a Tax Certificate and Agreement delivered on the date hereof (the "Tax

Certificate") that are material to the opinions expressed herein, including representations concerning the reasonable expectations of the Company and the Authority on the date hereof as to the use of the proceeds of the Bond. We have relied upon the representations of the Authority and the Company without undertaking to verify the same by independent investigation. For the purpose of rendering this opinion, we have further relied upon the opinion dated this date of Smith Helms Mulliss & Moore, to the effect that the Bond has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Authority.

         We have examined such documents, records, proceedings, statutes and decisions as we deemed necessary to enable us to express our opinion set forth below, including original counterparts or certified copies of the Indenture, the Lease, the Resolution, the Bond, the Guaranty and the Tax Certificate. In all cases, we have assumed the genuineness of signatures, the authenticity of original documents and the conformity to authentic originals of documents examined by us as copies. Based upon the foregoing, we are of the opinion that under existing law, as presently enacted and construed, interest on the Bond is excluded from gross income for federal income tax purposes, except during any period while a Bond is held by a "substantial user" of the facilities financed by the Bond or a "related person" within the meaning of Section 147(a) of the Internal Revenue Code of 1986, as amended, and is not a preference item for purposes of determining the federal alternative minimum tax imposed on corporations and individuals. However, interest on the Bond may be subject to the application of the alternative minimum tax and environmental tax when held by certain corporations, and the application of the foreign branch profits tax when held by foreign corporations. The opinion expressed above is subject to continued compliance by the Authority and the Company with certain tax covenants contained in the Agreement and the Tax Certificate. Failure to comply with such covenants may cause the inclusion of interest on the Bond in gross income for federal income tax purposes, in certain cases retroactive to the date of issuance of the Bond.

         Ownership of the Bond may result in collateral Federal income tax consequences to certain taxpayers, including, without limitation, financial institutions, S corporations receiving excess net passive income, property and casualty insurance companies, individual recipients of Social Security or Railroad Retirement benefits and taxpayers who may be deemed to have incurred indebtedness to purchase or carry the Bond. We express no opinion with respect to these collateral tax consequences.

                                                       Closing Document No. 19

                           NOTICE OF FULL REDEMPTION

                         Iredell County, North Carolina
        Industrial Facilities and Pollution Control Financing Authority
                         7.50% Industrial Revenue Bonds
                 (Hunt Manufacturing Co. Project), Series 1979
            Dated June 1, 1979 Due June 1, 1999 CUSIP No. 462673 AA2

     NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Section 301(d) of the Indenture and Deed of Trust dated as of June 1, 1979 between the Iredell County Industrial Facilities and Pollution Control Financing Authority (the "Authority") and First Union National Bank of North Carolina, as Trustee (the "Trustee"), ALL of the Authority's Industrial Revenue Bonds (Hunt Manufacturing Co. Project), Series 1979 (the "Bonds") due June 1, 1999, are called for redemption on August 1, 1994 (the "Redemption Date") at the redemption price of 100.5% of the principal amount thereof to be redeemed (the "Redemption Price"), plus unpaid interest accrued to the Redemption Date.

     The CUSIP numbers is included solely for the convenience of the bondholder. Neither the Issuer nor First Union shall be responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness on any bond or as indicated in any notice.

     On the Redemption Date, payment of the Bonds to be redeemed will be made upon presentation and surrender of said Bonds (with all unmatured interest coupons attached) to the Trustee. Interest coupons for all interest payment dates prior to the Redemption Date should be detached and presented for payment in the usual manner.

     All Bonds should be presented to the Trustee on the Redemption Date at the principal corporate trust office of First Union National Bank of North Carolina, Corporate Trust Department, 230 S. Tryon Street, 11th Floor, Charlotte, North Carolina 28288-1153.

     From and after the Redemption Date, August 1, 1994, provided that sufficient funds shall have been deposited with the Trustee as aforesaid, interest on the Bonds shall cease to accrue and be payable and all interest coupons for any interest payment date occurring after the Redemption Date shall be void.

     Under the provisions of the Internal Revenue Code, principal payment on municipal securities may be subject to backup withholding of 31% of such payments to holders who have not certified their taxpayer identification number on Form W-9. Holders who wish to avoid backup withholding should submit a completed and signed Form W-9 presenting securities for payment.

                First Union National Bank of North Carolina          FIRST
                Dated: June 30, 1994             as Trustee          UNION

BROWN BROTHERS HARRIMAN & CO.            1531 WALNUT STREET, PHILADELPHIA 19102

 BUSINESS ESTABLISHED I8I8               CABLE ADDRESS "BROWNSBANK PHILADELPHIA"

     PRIVATE BANKERS                             TELEPHONE (215) 864-1818


                                  July 29, 1994



Local Government Commission
325 North Salisbury Street
Raleigh, North Carolina 27603-1388

Iredell County Industrial Facilities
  and Pollution Control Financing Authority
P.O. Box 788
Statesville, North Carolina 28687-0788

RE: $2,000,000 Iredell County Industrial Facilities and Pollution Control
    Financing Authority Industrial Revenue Refunding Bond (Hunt Manufacturing Co.), Series 1994

Ladies and Gentlemen:

         Brown Brothers Harriman & Co. ("BBH") is purchasing the above referenced bond in the principal amount of $2,000,000 (the 'Bond").

         In connection with this purchase, BBH makes the following representations upon which you may rely:

          1. BBH has been provided with, or given access to, all financial and other information it has requested of Hunt Manufacturing Co. (the "Company") in connection with its purchase of the Bond.

          2. BBH has such information and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Bond and considers this investment to be prudent.

          3. BBH, understanding that no offering statement, prospectus, offering circular or other comprehensive offering statement containing material information with respect to the Bond, the Company or the Iredell County Industrial Facilities and Pollution Control Financing Authority is being issued in connection with the sale of the Bond, has made its own inquiry and analysis with respect to the Company, the Project, the Bond and the

BROWN BROTHERS HARRIMAN & CO.
  PHILADELPHIA, PA. 19102

Local Government Commission
Iredell County Industrial Facilities
  and Pollution Control Financing Authority
July 29, 1994
Page 2

               security therefor and other material factors affecting the security for and the payment of the Bond.

          4. BBH understands that the Bond is not registered under the Securities Act of 1933.

          5. BBH is purchasing the Bond for itself and not with a present view to the resale, distribution or transfer or any interest therein, but subject to any requirements of law that the disposition of the Bond be and at all times remain within the control of BBH or owners in rightful possession, and in the event BBH nevertheless finds it necessary or desirable to resell the Bond or issue a participation interest therein, BBH will disclose or cause to be disclosed to any prospective buyer of the Bond from it all information with respect to the Company, the Bond, the instruments, documents and agreements entered into in connection with the Bond, and any security therefor which may then be required to be so disclosed by BBH under federal or state securities laws.

          6.   This letter shall inure only to the benefit of the addressees.

                                            Very truly yours,

                                            BROWN BROTHERS HARRIMAN & CO.




                                            By: /s/ Carl S. Cutler
                                               -----------------------------
                                                Carl S. Cutler
                                            Title: Manager
                                                   -------------------------

                 UNIFORM COMMERCIAL CODE -- FINANCING STATEMENT
                       APPROVED FOR USE IN NORTH CAROLINA

      CONTACT YOUR LOCAL STATE AUTHORITY FOR USE IN YOUR PARTICULAR STATE.

-----------------------------------------------------------|--------------------------------------------------|--------------------
This FINANCING STATEMENT is presented to a Filing Officer  |  No. of Additional                               |
for filing pursuant to the Uniform Commercial Code.        |  Sheets Presented  3                             |
-----------------------------------------------------------|--------------------------------------------------|
(1) Debtor(s) (Last Name First) and Address(es):           |  (2) Secured Party(ies) (Name(s) and Address(es):|
              (Please TYPE)                                |                                                  |
                                                           |  The Iredell County Industrial                   |
Hunt Manufacturing Co.                                     |   Facilities and Pollution Control               |
1405 Locust Street                                         |   Financing Authority                            |
Philadelphia, PA 19102                                     |  County Annex Building                           |
                                                           |  Statesville, NC 28655                           |
-----------------------------------------------------------|--------------------------------------------------|
(3) (a) /X/ Collateral is or includes fixtures             |  (4) Assignee(s) of Secured Party, Address(es):  |
    (b) / / Timber, Minerals or Accounts Subject           |  First Union National Bank of                    |
to G.S. 25-9-103(5) are covered                            |   North Carolina                                 |
    (c) / / Crops Are Growing Or To Be Grown               |  One First Union Plaza                           |
On Real Property Described In Section (5).                 |  Charlotte, NC 28288                             |For
If either block 3(a) or block3(b) applies describe real    |                                                  |Filing
estate, including record owner(s) in section (5)           |                                                  |Officer
-----------------------------------------------------------|--------------------------------------------------|--------------------
(5) This Financing Statement Covers the Following types [or items] of property.

See Schedule 1 attached hereto and incorporated herein by reference.





/ / Products of the Collateral Are Also Covered.
-----------------------------------------------------------------------------------------------------------------------------------
(6) Signatures: Debtor(s)                                                                 Secured Party(ies) [or Assignees]

Hunt Manufacturing Co.                              First Union National Bank of North Carolina
--------------------------------------------        -----------------------------------------------------------------------

(By) William E. Clark                               (By)
    ----------------------------------------            -------------------------------------------------------------------
Standard Form Approved by N.C. Sec. of State        Signature of Secured Party Permitted in Lieu of Debtor's Signature:
and other states shown above.                       (1) Collateral is subject to Security Interest In Another Jurisdiction and /X/
                                                        / / Collateral Is Brought Into This State
                                                        / / Debtor's Location Changed To This State
                                                    (2) For Other Situations See: G.S. 25-9-402(2)
(1) Filing Officer Copy-Numerical                                                                                     UCC-1

                                   Schedule 1



         The machinery, Equipnent, fixtures and other tangible personal property, including but not limited to the items generally described in Exhibit A, leased under the Lease Agreement, dated as of June 1, 1979 (the "Lease"), by the secured party, as lessor, to the debtor, as lessee. All tangible property, other than real property, comprising a portion of the Leased Property, as defined in the Lease (sometimes hereinafter called the "Leased Equipment"), including all items of machinery and equipment hereafter acquired which are intended to become part of the Leased Property and located on the real property described in Exhibit B, and including but not limited to, all substitutions, renewals or replacements of, and additions, improvements, accumulations and accessions to, the Leased Equipment or any portion thereof whether pursuant to the Lease or otherwise. Said machinery, equipment, fixtures and other tangible personal property are or are to be located on the real estate described in Exhibit B hereto.

                                    Exhibit A


(1)      Cafeteria Equipment

(2)      Office furniture and fixtures purchased from National canvas Products
         Corp.

(2a)     Narrow Aisle Stacking System
         Racks and Docking
         3 Stock Pickers
         1 Control Unit
         2 Straddle Truck

(3)      Air-Compressor - Worthington
         Air-Compressor - Lincoln
         Air-Compressor - Wayne
         Rewind Machine
         Programable Cutter
         Five (5) Cutter Grinders
         Ejection Molding Machine
         Shrink Rap Machine
         Precission Lathe
         Electronic Digital Scale
         Pebble Mill
         Brazing Machine

                                   Exhibit B


     All that tract of real estate conveyed by National Canvas Products Corp. to Hunt Manufacturing Co., by deed dated March 24, 1979, and recorded in Deed Book 636, page 547, in the Office of the Register of Deeds for Iredell County, North Carolina, described as follows:

     Lying and being in Iredell County, State of North Carolina, and more particularly described as follows:

     BEGINNING at a point in the center of North Carolina Highway No. 90 (West Front Street) leading from Statesville, North Carolina, to Taylorsville, North Carolina, said beginning point being the Southwest corner of the tract of land conveyed to the Carnation Company by the State of North Carolina by Deed recorded in Deed Book 134, Page 125, Iredell County Registry, and running thence with the center of said North Carolina Highway No. 90, North 62 degrees 22 minutes West 1043 feet to a point in the center of said North Carolina Highway No. 90, at which point the center of said North Carolina Highway No. 90 and the center of Mecham Road, a road leading in a Northerly direction from said North Carolina Highway No. 90 to what was formerly a part of the Piedmont Experiment Station Farm intersect; thence with the center line of said Mecham Road North 08 degrees 06 minutes East 805 feet to a point in the center line of the railroad tract of Alexander Railroad Company; thence with the center line of said railroad track of the Alexander Railroad Company four calls as follows: (1) South 40 degrees 05 minutes East 839.45 feet to a point; (2) thence South 43 degrees 01 minutes East 159 feet to a point; (3) thence South 48 degrees 10 minutes East 168.6 feet to a point; (4) thence South 52 degrees 30 minutes East
161.7 feet to a point in the center of said railroad track, and said point being the Northwest corner of the said tract of land conveyed to the Carnation Company by the State of North Carolina by the Deed referred to hereinabove; thence with the Western line of said Carnation Company South 15 degrees 49 minutes 50 seconds West 324.45 feet to the point of BEGINNING, containing 12.76 acres, more or less.